As filed with the Securities and Exchange Commission on July 23, 2004

Registration No. 333-116330

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Tele Celular Sul Participações S.A.

(Exact name of registrant as specified in its charter)

Tele Cellular Sul Holding Company

(Translation of registrant’s name into English)

Federative Republic of Brazil	4812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Rua Comendador Araújo 299 - 3º andar

Curitiba, Paraná 80420-000

Brazil

55-41-312-6702

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 590-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Eduardo Vidal

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6955

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per 1,000 Shares(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Preferred shares, no par value(1)	211,151,865,760	US$1.15	US$242,824,645.62	$30,765.88

(1)	116,784,803,268 of these shares will initially be represented by the registrant’s American Depositary Shares (“ADSs”), each of which representing 10,000 preferred shares, and evidenced by American Depositary Receipts (“ADRs”). The ADSs have been registered under a separate registration statement on Form F-6 (Registration No. 333-83742). The remaining 94,367,062,492 shares will not be represented by ADSs.
(2)	Includes a maximum number of the registrant’s shares expected to be issued in connection with the merger described in the accompanying prospectus. The securities to be issued in connection with the merger outside the United States to non-U.S. residents are not registered under this registration statement.
(3)	The Proposed Maximum Aggregate Offering Price per thousand shares (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act) was calculated in accordance with the exchange ratio of 0.9261 preferred shares of the registrant to be exchanged for each preferred share of Tele Nordeste Celular Participações S.A. (“TND”) held directly by a U.S. resident, and the exchange ratio of 1.8522 ADSs representing preferred shares of the registrant to be exchanged for each ADS of TND, in each case in connection with the merger described in the accompanying prospectus, based on (a) R$3.58, the average of the high and low prices of TND’s preferred shares as reported on the São Paulo Stock Exchange on June 7, 2004 converted into U.S. dollars based on an exchange rate of R$3.116 = US$1.00, the noon buying rate on June 7, 2004, and (b) US$22.94, the average of the high and low prices of TND’s ADSs as reported on the New York Stock Exchange on June 7, 2004.
(4)	Previously paid.

Tele Celular Sul Participações S.A.

(Tele Cellular Sul Holding Company)

Tele Celular Sul Participações S.A., or TSU, and its affiliate Tele Nordeste Celular Participações S.A., or TND, have proposed a merger (incorporação) under Brazilian law of TND with and into TSU. TSU and TND provide, through their operating subsidiaries, cellular telecommunications services in their respective authorization areas in Brazil under the TIM brand. If the merger is approved:

•	TND will cease to exist;

•	TIM Nordeste Telecomunicações S.A., TND’s only operating subsidiary, will become our direct subsidiary;

•	we will combine our assets and liabilities (including shareholders’ equity) with the assets and liabilities (including shareholders’ equity) of TND, and will change our legal name to TIM Participações S.A.;

•	direct holders of preferred shares of TND will automatically receive 0.9261 preferred shares of TSU for each preferred share they hold, without any further action by those holders; and

•	holders of American Depositary Shares, or ADSs, of TND will receive 1.8522 ADSs of TSU (each representing 10,000 preferred shares of TSU) for each ADS they hold, upon payment by the holders of the fees and expenses of the depositary and surrender of the physical ADR certificate, if applicable.

The merger must be approved by at least a majority of the common shares present at its extraordinary general shareholders’ meeting, in the case of TSU, and at least 50% of its total outstanding common shares, in the case of TND. The extraordinary general shareholders’ meetings of TND and TSU to vote on the merger are scheduled to occur on August 19, 2004. TSU and TND expect the merger to be approved because:

•	TIM Brasil Serviços e Participações S.A. (“TIM Brasil”), TSU’s and TND’s controlling shareholder, holds 52.5% of the outstanding common shares of TSU and 53.5% of the outstanding common shares of TND, has indicated to TND and TSU that it will vote those shares in favor of the merger; and

•	Telecom Italia Mobile S.p.A., a corporation (società per azioni) organized under the laws of Italy (“TIM”), which, through its indirect majority ownership of TIM Brasil, has the ability to determine those actions of TSU and TND that require shareholder approval, has indicated to TND and TSU that it will direct TIM Brasil to vote the common shares of TSU and TND held by TIM Brasil, in favor of the merger.

Holders of preferred shares and ADSs of TSU and TND do not have the right to vote on the merger. We are not asking you for a proxy and you are requested not to send us a proxy.

The TSU ADSs to be received by holders of TND ADSs will be listed on the New York Stock Exchange under the symbol “TSU.”

This prospectus has been prepared for holders of preferred shares of TND residing in the United States and for holders of TND ADSs, in order to provide information about the merger. No offer is being made to holders of common shares of TND pursuant to this prospectus.

You should read this prospectus carefully. In particular, please read the section entitled “ Risk Factors” beginning on page 24 for a discussion of risks that you should consider in evaluating the transaction described in this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 26, 2004 and is expected to be mailed to shareholders on or about that date.

PRESENTATION OF FINANCIAL INFORMATION	ii
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	iii
PART ONE—QUESTIONS AND ANSWERS ABOUT MERGER	1
PART TWO—SUMMARY	6
Summary of Merger	6
Summary Historical and Pro Forma Financial Information	15
Exchange Rates	21
PART THREE—RISK FACTORS	24
Risks Relating to Merger	24
Risks Relating to Us	24
Risks Relating to the Brazilian Telecommunications Industry	27
Risks Relating to Brazil	28
Risks Relating to Our ADSs	30
PART FOUR—RECENT DEVELOPMENTS	32
PART FIVE—THE MERGER	33
Reasons for Merger	33
Background of Merger	33
Material Contacts	34
Terms of Merger	35
Receipt of Shares and ADSs of TSU	37
Fractional Shares and ADSs of TSU	38
Termination of TND’s ADS Program	39
Management	40
Mailing of Prospectus	43
Brokerage Commissions	43
Accounting Treatment of Merger	43
Material Tax Considerations	43
Valuation Report	54
Fairness Opinion	57
Comparative Share and Dividend Information	58
Unaudited Pro Forma Combined Financial Information	60
PART SIX—SHAREHOLDER RIGHTS	70
General	70
Description of Our Capital Stock	71
Description of American Depositary Shares	80
PART SEVEN—ADDITIONAL INFORMATION FOR SHAREHOLDERS	86
Where You Can Find More Information	86
Enforceability of Civil Liabilities under U.S. Securities Laws	87
PART EIGHT—LEGAL AND REGULATORY MATTERS	89
General	89
Legal Matters	89
Experts	89
PART NINE—FINANCIAL STATEMENTS	F-1
Index to Audited Consolidated Financial Statements	F-1

ANNEXES
Annex A—2Q 2004 Financial Information of Tele Celular Sul Participações S.A. (Information Derived from TSU’s Report on Form 6-K Furnished to the SEC on July 21, 2004)	A-1
Annex B—2Q 2004 Financial Information of Tele Nordeste Celular Participações S.A. (Information Derived from TND’s Report on Form 6-K Furnished to the SEC on July 22, 2004)	B-1
Annex C—Tele Celular Sul Participações S.A. 2003 Annual Report on Form 20-F	C-1
Annex D—Tele Nordeste Celular Participações S.A. 2003 Annual Report on Form 20-F, as Amended by Annual Report on Form 20-F/A	D-1
Annex E—Confirmatory Letter of Banco ABN AMRO Real S.A.	E-1
Annex F—Fairness Opinion of Morgan Stanley & Co. Incorporated	FF-1

i

PRESENTATION OF FINANCIAL INFORMATION

The following financial statements are included in this prospectus:

•	the audited consolidated financial statements of TSU at December 31, 2002 and 2003, and for the three years ended December 31, 2003, included in “Part Nine—Financial Statements” of this prospectus (Information Derived from TSU’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2003 Filed with the United States Securities and Exchange Commission (the “SEC”) on May 20, 2004);

•	the unaudited consolidated quarterly financial information of TSU at June 30, 2004, included as Annex A to this prospectus (Information Derived from TSU’s Report on Form 6-K Furnished to the SEC on July 21, 2004);

•	the audited consolidated financial statements of TND at December 31, 2002 and 2003, and for the three years ended December 31, 2003, included in “Part Nine—Financial Statements” of this prospectus (Information Derived from TND’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2003 Filed with the SEC on May 19, 2004, as Amended by TND’s Annual Report on Form 20-F/A Filed with the SEC on June 8, 2004); and

•	the unaudited consolidated quarterly financial information of TND at June 30, 2004, included as Annex B to this prospectus (Information Derived from TND’s Report on Form 6-K Furnished to the SEC on July 22, 2004).

TSU and TND prepare their financial statements using accounting practices in accordance with Brazilian corporate law, accounting standards and procedures established by the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM, and related rules applicable to telecommunications service operators. These accounting practices are referred in this prospectus as “Brazilian corporate law.” Prior to 2000, TSU and TND prepared their financial statements for purposes of filing reports with the SEC in accordance with specific guidance published by the Brazilian Institute of Accountants (“Brazilian GAAP”). The accounting principles embodied in Brazilian GAAP and Brazilian corporate law are generally identical, except that Brazilian GAAP requires historical financial information to be restated in constant reais as of the end of the period presented, using the integral restatement method (correção monetária integral), except when, by determination of the Brazilian Institute of Accountants, the rate of inflation for the period is so low as to render insignificant the effect of any such restatement. Early in 2001, the SEC announced that Brazilian companies could present their financial information in accordance with Brazilian corporate law, which has excluded monetary restatements of historical financial information since 1995, following the end of hyperinflation in Brazil in the early 1990’s. In connection with the change in accounting methods in fiscal year 2000, TSU and TND restated their financial statements for all prior periods for consistent presentation.

Brazilian corporate law differs in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of these differences, please see note 31 to our audited consolidated financial statements included in “Part Nine—Financial Statements” of this prospectus, as well as a reconciliation to U.S. GAAP of our shareholders’ equity as of December 31, 2002 and 2003, and net income for the years ended December 31, 2001, 2002 and 2003, and note 26 to TND’s audited consolidated financial statements included in “Part Nine—Financial Statements” of this prospectus for a reconciliation to U.S. GAAP of TND’s shareholders’ equity as of December 31, 2002 and 2003, and net income for the years ended December 31, 2001, 2002 and 2003.

References to the “real,” “reais” or “R$” are to Brazilian reais (plural) and the Brazilian real (singular) and references to “U.S. dollars” or “US$” are to United States dollars.

This prospectus contains translations of various real amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless

ii

otherwise indicated, we have translated the Brazilian currency amounts for the year ended December 31, 2003 using a rate of R$2.88920 to US$1.00, the Brazilian Central Bank’s PTAX–800 commercial selling rate at December 31, 2003.

In this prospectus, “TSU,” “we,” “us” and “our” refer to Tele Celular Sul Participações S.A. and its consolidated operating subsidiary, TIM Sul S.A. (“TIM Sul”).

In this prospectus, “TND” refers to Tele Nordeste Celular Participações S.A. and its consolidated operating subsidiary, TIM Nordeste Telecomunicações S.A. (“TIM Nordeste”).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements relate to, among other things:

•	management strategy;

•	synergies;

•	operating efficiencies;

•	integration of new business units;

•	market position;

•	revenue growth;

•	cost savings;

•	capital expenditures;

•	flexibility in responding to market conditions and the regulatory regime;

•	regulatory action;

•	influence of controlling shareholders;

•	litigation; and

•	the timetable for the merger.

Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “may,” “should,” “seeks,” “estimates,” “future,” “forecast,” plan,” “predict” and “target” or similar expressions.

These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to changes in technology, regulation, the global cellular communications marketplace and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that we cannot assure you that the forward-looking statements contained in this prospectus will be realized. You are cautioned not to put undue reliance on any forward-looking information.

iii

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	Tele Celular Sul Participações S.A., or TSU, and its affiliate Tele Nordeste Celular Participações S.A., or TND, have proposed a merger (incorporação) of TND with and into TSU. The merger is a Brazilian law procedure under which TND will cease to exist and holders of preferred shares of TND (including holders of TND ADSs) will receive preferred shares of TSU upon approval of the merger by the requisite percentage of common shares of each of TSU and TND.

Q:	What are the reasons for the merger?

A:	TSU and TND believe that the merger will enable them to:

•	integrate the operations of TSU and TND, which belong to the same group of companies;

•	reduce administrative costs as a result of the integration of the operations of TSU and TND;

•	improve access to capital by strengthening the surviving company’s balance sheet;

•	eliminate the costs associated with maintaining two separate legal entities, public reporting requirements for TND and the separate listing of TND securities; and

•	provide you with securities that they expect will have greater market liquidity than the securities you currently hold.

Q:	What will happen to my shares in the merger?

A:	If you are a holder of TND ADSs, you will be entitled to receive 1.8522 TSU ADSs for each TND ADS that you hold.

If you hold TND ADSs in book-entry form, you will automatically receive your new TSU ADSs against payment of the fees and expenses of the depositary.

If you hold TND ADSs in the form of a physical certificate or American Depositary Receipt (“ADR”), you must, in addition to paying the fees and expenses of the depositary, surrender the physical TND ADR to the depositary for exchange prior to receiving your new TSU ADSs. The depositary, acting as exchange agent, will provide registered holders of certificated TND ADSs with the necessary forms to make this exchange, which will contain instructions on how to surrender ADRs representing your TND ADSs to the depositary.

If you hold TND preferred shares directly, you will automatically receive 0.9261 preferred shares of TSU for each preferred share of TND you hold. An entry or entries will be made in the share registry of TSU to evidence the preferred shares that you will receive in the merger promptly after the merger becomes effective.

Q:	How much will the fees of the depositary for surrendering TND ADRs or ADSs and receiving new TSU ADSs be?

A:	The depositary’s fees for the surrender of TND ADRs or ADSs under TND’S deposit agreement will not exceed US$5.00 per 100 ADSs, or portion thereof.

The depositary’s fees for the issuance of new TSU ADSs under TSU’s deposit agreement will not exceed US$5.00 per 100 ADSs, or portion thereof.

Q:	Will cash attributable to fractional TSU ADSs or preferred shares be distributed?

A:	If you hold TND ADSs and the product of 1.8522 and the number of TND ADSs you hold is not a whole number, the number of TSU ADSs you will receive in the merger will be rounded down to the largest whole number, and the net proceeds of the sale of fractional TSU ADS to which you are entitled, if any, will be delivered to you.

If you hold TND preferred shares directly and the product of 0.9261 and the number of TND preferred shares you hold is less than one, you will have the option to receive (1) an amount in cash equivalent to your fractional share and not

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

become a shareholder of TSU, or (2) one whole share and remain as a shareholder of TSU. If you do not communicate your option to us, we will assume that you have chosen to receive an amount in cash equivalent to your fractional share and not become a shareholder of TSU, and we will act accordingly.

If, as a result of the merger, you are entitled to receive both a whole number of shares and a fraction of a share, you will be credited an amount in cash equivalent to your fractional share in addition to receiving the whole shares that you are entitled to.

Q:	When will I receive any cash attributable to any fractional TSU ADS or preferred share?

A:	If you hold TND ADSs in book-entry form, we will make available to you any cash in lieu of fractional TSU ADSs you may be entitled to promptly after the actual sale in the open market of fractional TSU ADSs is effected.

If you hold TND ADSs in the form of a physical ADR, in order to receive any cash in lieu of fractional TSU ADSs you may be entitled to, you will need to surrender the physical TND ADR to the depositary for exchange. The depositary, acting as exchange agent, will provide registered holders of certificated TND ADSs with the necessary forms to make this exchange, which will contain instructions on how to surrender ADRs representing your TND ADSs to the depositary.

If you hold TND preferred shares directly, we will make available to you any cash in lieu of fractional TSU preferred shares that you may be entitled to promptly after (1) the expiration of the 30-day period for the exercise of appraisal or withdrawal rights available to holders of TND common shares in the merger, if the product of 0.9261 and the number of TND preferred shares you hold is less than one, or (2) the actual sale in the open market of fractional TSU preferred shares is effected, if you are entitled to receive both a whole number of shares and a fraction of a share.

Q:	How was the merger exchange ratio calculated?

A:	The exchange ratio proposed in the merger was arrived at through discussions between TSU and TND. In connection with the merger, our board of directors and the board of directors of TND received from Banco ABN AMRO Real S.A. (“ABN AMRO”), joint financial advisor to TSU and TND, a valuation report and a subsequent confirmatory letter, in which letter it expressed its view that, as of the date of the valuation report and based on the assumptions and considerations described in the valuation report, the exchange ratio of 0.9261 shares of TSU for each share of TND proposed in the merger by the boards of directors of TSU and TND provides equitable treatment (tratamento eqüitativo) to TSU and TND, because the proposed exchange ratio is within the range of exchange ratios implied by the valuation ranges determined by ABN AMRO in the valuation report.

We urge you to read carefully the summary of the valuation report set forth in “Part Five—The Merger—Valuation Report,” which includes information on how to obtain a copy of the entire valuation report, and the confirmatory letter, a copy of which letter is included as Annex E to this prospectus.

In addition, the board of directors of TND received from Morgan Stanley & Co. Incorporated (“Morgan Stanley”) an opinion in which it expressed its view that, as of July 12, 2004 and based on and subject to the assumptions and considerations described in the opinion, the total amount of shares and ADSs of TSU to be received by holders of TND shares and ADSs in connection with the merger, as determined by the exchange ratio of 0.9261 shares of TSU for each share of TND proposed in the merger, was fair from a financial point of view to holders of TND shares and ADSs in the aggregate. We urge you to read the entire opinion, a copy of which is included as Annex F to this prospectus.

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are the actual exchange ratios for the TND preferred shares and ADSs different?

A:	The exchange ratios for the TND preferred shares and ADSs are different because the ADS exchange ratio takes into account the difference in the ratio of ADSs to preferred shares under TND’s ADS program, where each ADS represents 20,000 preferred shares, and our ADS program, where each ADS represents 10,000 preferred shares.

Q:	What shareholder approvals are needed?

A:	The merger of TND with and into TSU will require the affirmative vote of holders of common shares of each of TND and TSU at separate extraordinary general shareholders’ meetings. In the case of TND, approval of the merger requires the affirmative vote of holders of its common shares representing at least 50% of its total outstanding common shares. In the case of TSU, approval of the merger requires the affirmative vote of holders of its common shares representing at least a majority of its common shares present at the meeting. You, as a preferred shareholder or ADS holder of TND, are not entitled to vote at the TND shareholder meeting, but you may participate if you hold preferred shares directly.

TSU and TND believe that the merger will be approved by both companies because (1) TIM Brasil, TSU’s and TND’s controlling shareholder, which holds 52.5% of the outstanding common shares of TSU and 53.5% of the outstanding common shares of TND, has indicated to TND and TSU that it will vote the common shares of our company and the common shares of TND that it holds, in favor of the merger, and (2) TIM, which, through its indirect majority ownership of TIM Brasil, has the ability to determine those actions of TSU and TND that require shareholder approval, has indicated to TND and TSU that it will direct TIM Brasil to vote the common shares of TSU and TND held by TIM Brasil, in favor of the merger.

Q:	Do I have appraisal or withdrawal rights (direito de recesso ou retirada)?

A:	No. Although holders of TND common shares have appraisal or withdrawal rights (direito de recesso ou retirada) in connection with the merger, holders of TND preferred shares and ADSs are not entitled to appraisal or withdrawal rights in connection with the merger. No holders of TSU common or preferred shares have appraisal or withdrawal rights in connection with the merger.

Q:	Why am I receiving this document?

A:	This document is a prospectus of TSU relating to the preferred shares of TSU that the preferred shareholders of TND, including holders of TND ADSs, will receive in the merger. You are receiving this prospectus because TSU may be deemed to be offering you its shares for purposes of the United States Securities Act of 1933, as amended (the “Securities Act”).

Q:	What will be the accounting treatment of the merger?

A:	Under Brazilian corporate law, the body of accounting principles we use to prepare our consolidated financial statements, the merger will be accounted for at book value. TND will be recorded in our consolidated financial statements at historical book value from the date of the merger.

Under U.S. generally accepted accounting principles, the merger represents a business combination of entities under common control due to the majority ownership of both TSU and TND by TIM Brasil. As a result, the merger, as it relates to the exchange of common and preferred shares owned by TIM Brasil, will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying value, and reflected in our consolidated financial statements for all periods presented from the date TIM Brasil acquired control. The exchange of shares between TSU and the non-affiliated

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

holders of common and preferred shares of TND will be accounted for using the purchase method of accounting, or at fair value, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The exchange of TND preferred shares and ADSs for TSU preferred shares and ADSs pursuant to the merger generally are expected to be tax-free to U.S. holders of TND preferred shares and ADSs for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional preferred shares or ADSs of TSU. However, if TND is or was a Passive Foreign Investment Company for any taxable year during which a U.S. holder holds TND preferred shares or ADSs, such U.S. holder may be subject to special tax rules with respect to any gain realized from the merger. The tax consequences of the merger to you will depend on your particular facts and circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	When will the merger become effective?

A:	The merger of TND with and into TSU will become effective upon its approval at separate extraordinary general shareholders’ meetings of TSU and TND. These extraordinary general shareholders’ meetings are scheduled to be held on August 19, 2004.

Q:	Are there any other approvals necessary for the completion of the merger?

A:	No.

Q:	After the merger, will I have the same ownership percentage that I now have?

A:	No. After the merger, we will be a significantly larger company than TND and will be significantly larger than we were before the merger. You will have a lower percentage ownership in TSU than you currently have in TND.

Q:	How will my rights as a preferred shareholder change after the merger?

A:	Your rights as a preferred shareholder of TSU will be substantially the same as your rights as a preferred shareholder of TND. See “Part Six—Shareholder Rights.”

Q:	How will TSU preferred shares and ADSs trade after the merger?

A:	After the merger becomes effective, TSU preferred shares will continue to trade on the São Paulo Stock Exchange (Bolsa de Valores do Estado de São Paulo), or BOVESPA, under the ticker symbol “TCSL4,” and ADSs representing preferred shares of TSU will continue to be traded on the New York Stock Exchange (NYSE) under the ticker symbol “TSU.” See “Part Five—The Merger—Receipt of Shares and ADSs of TSU—Delivery of TSU Preferred Shares.”

Q:	What will happen to TND preferred shares and ADSs after the merger?

A:	After the merger becomes effective, TND’s preferred shares, including the preferred shares underlying TND’s ADSs, will be cancelled. Consequently, TND’s preferred shares will be delisted from the BOVESPA, and TND’s ADSs will be delisted from the NYSE. See “Part Five—The Merger—Receipt of Shares and ADSs of TSU—Delivery of TSU Preferred Shares.”

Q:	Will I have to pay brokerage commissions?

A:

You will not have to pay brokerage commissions if your TND shares are registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with that entity as to whether or not any transaction fee or service

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

charges will be assessed in connection with the merger.

Q:	What do I need to do now?

A:	If you hold TND preferred shares directly, you may attend the extraordinary general shareholders’ meeting of TND at which the merger will be voted, but you may not vote. TND’s extraordinary general shareholders’ meeting is currently scheduled to be held on August 19, 2004, at 10 a.m. local time, at TND’s principal executive offices at Avenida Ayrton Senna da Silva 1633, Jaboatão dos Guararapes, Pernambuco 50060-004 Brazil.

If you hold TND ADSs, you are not entitled to attend TND’s extraordinary general shareholders’ meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, you should contact:

Tele Nordeste Celular Participações S.A.

Avenida Ayrton Senna da Silva 1633

Jaboatão dos Guararapes, Pernambuco

50060-004

Brazil

Attention: Leonardo Wanderley

Telephone: 55-81-3302-2594

Facsimile: 55-81-3302-2869

E-mail: leonardo.wanderley@timnordeste.com.br

or

Tele Celular Sul Participações S.A.

Rua Comendador Araújo 299 - 3º andar

Curitiba, Paraná 80420-000

Brazil

Attention: Joana Serafim

Telephone: 55-41-312-6862

Facsimile: 55-41-312-6222

E-mail: jserafim@timsul.com.br

If you are a holder of TND ADSs, you may also contact:

JPMorgan Chase Bank

4 New York Plaza, 13th Floor

New York, New York 10004

Attention: ADR Administration

Telephone: (781) 575-4328 (Service Center)

PART TWO—SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the merger more fully, you should read carefully this entire prospectus.

Summary of Merger

The Companies

TSU and TND are each a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (“Brazil”) and a majority-owned subsidiary of TIM Brasil, which is also a corporation (sociedade anônima) organized under the laws of Brazil.

The following chart shows the corporate structure of TSU and TND as of June 30, 2004, except that the percentages of common shares and preferred shares listed are based on the most recent information available and may now be slightly different:

TIM Sul, the operating subsidiary of TSU, and TIM Nordeste, the operating subsidiary of TND, are both former operating subsidiaries of Telecomunicações Brasileiras S.A. (“Telebrás”) that have been granted concessions by the Brazilian federal government to provide cellular telecommunications services referred to by the Brazilian National Telecommunications Agency (Agência Nacional de Telecomunicações), or Anatel, as Band A. TIM Sul and TIM Nordeste are authorized to provide cellular telecommunications services in two areas and one area, respectively, out of a total of ten geographical areas into which Brazil has been divided.

PART TWO—SUMMARY

The map below shows the areas of the Brazilian territory in which TSU and TND, through their operating subsidiaries, are authorized to operate:

Our authorized area of coverage corresponds to approximately 296,000 square kilometers, or 3.5% of the entire country, and comprises the following areas:

•	the State of Paraná, with the exception of the municipalities of Londrina and Tamarana;

•	the State of Santa Catarina; and

•	the municipalities of Pelotas, Capão do Leão, Morro Redondo and Turuçu, in the State of Rio Grande do Sul.

As of December 31, 2003, our estimates indicate that we were the leading provider of cellular telecommunications services in our authorized area of coverage, serving approximately 55% of the total cellular lines in operation within the area.

The following table sets forth information on our customer base, coverage and related matters, at the dates and for the years indicated (unless otherwise indicated, all amounts presented in the following table are estimates that we have prepared):

	As of December 31,
	2001		2002		2003
Active cellular lines (millions)		1.6		1.7		2.1
Percentage growth in active cellular lines during year		13.2%		7.5%		19.3%
Population in area of coverage (millions)(1)		14.8		15.0		15.6
Percentage of population covered(2)		78%		81%		82%
Penetration(3)		16.3%		18.0%		24.0%
Average monthly incoming minutes of use per client during year		65		60		52
Average monthly outgoing minutes of use per client during year		50		38		43
Average monthly revenues per client during year(4)	R$	45	R$	38	R$	40

(1)	IBGE estimates from the Demographic Census 2000 (Censo Demográfico 2000).
(2)	Population within our area of coverage that was able to access our cellular phone signal.
(3)	Percentage of the total population in area of coverage using cellular services.
(4)	In nominal reais, net of taxes.

PART TWO—SUMMARY

TND’s authorized area of coverage corresponds to approximately 635,486 square kilometers, or 7.4% of the entire country, and comprises the following areas:

•	the State of Piauí;

•	the State of Ceará;

•	the State of Rio Grande do Norte;

•	the State of Paraíba;

•	the State of Pernambuco; and

•	the State of Alagoas.

As of December 31, 2003, TND’s estimates indicate that it was the leading provider of cellular telecommunications services in its authorized area of coverage, serving approximately 54% of the total cellular lines in operation within the area.

The following table sets forth information on TND’s customer base, coverage and related matters, at the dates and for the years indicated (unless otherwise indicated, all amounts presented in the following table are estimates that TND has prepared):

	As of December 31,
	2001		2002		2003
Active cellular lines (millions)		1.8		1.9		2.2
Percentage growth in active cellular lines during year		16.3%		9.6%		12.8%
Population in area of coverage (millions)(1)		27.2		27.2		27.2
Percentage of population covered(2)		75%		75%		75%
Penetration(3)		6.5%		6.9%		7.7%
Average monthly incoming minutes of use per client during year		84		62		45
Average monthly outgoing minutes of use per client during year		48		51		62
Average monthly revenues per client during year(4)	R$	41	R$	42	R$	37

(1)	IBGE estimates from the Demographic Census 2000 (Censo Demográfico 2000).
(2)	Percentage of population of area of coverage that was able to access TND’s cellular telephone signal.
(3)	Number of active cellular lines in service divided by the population of area of coverage.
(4)	In nominal reais, net of taxes.

Upon the privatization of Telebrás and its operating subsidiaries, which we refer to collectively as the “Telebrás system,” in July 1998, cellular telecommunications providers in Brazil, including each of the then subsidiaries of TSU and TND, held concessions to operate under Cellular Mobile Service (Serviço Móvel Celular), or SMC, regulations. However, in September 2000, Anatel promulgated regulations regarding Personal Communications Services, or PCS, cellular telecommunications services that are significantly different from the SMC regulations then applicable, allowing companies to provide cellular telecommunications services under PCS authorizations. The PCS authorizations allowed new entrants in the Brazilian telecommunications market to compete with existing telecommunications service providers. According to rules issued by Anatel, renewal of a concession to provide cellular services, as well as permission from Anatel to transfer control of cellular telecommunications companies, are conditioned on agreement by companies to operate under the new PCS regulations.

Accordingly, in December 2002, the then subsidiaries of TSU and TND converted their respective concessions to operate under SMC regulations into authorizations to operate under PCS regulations. The PCS authorizations allowed them to provide cellular telecommunication services using a transmission frequency of

PART TWO—SUMMARY

1800 or 900 MHz and to operate using advanced technologies, including global system for mobile communication, or GSM. Under the SMC regulations, TSU’s authorized area of coverage was divided into 38 home registration areas and TND’s authorized area of coverage was divided into 29 home registration areas. Under the PCS authorizations, both companies’ home registration areas became larger and fewer in number, compared to the ones existing under the SMC regulations, with TSU’s divided into ten and TND’s divided into nine home registration areas.

In addition, as part of the conversion process, each of these subsidiaries received Fixed Switch Telephony Service (Serviço Telefônico Fixo Comutado), or STFC, authorizations, from Anatel to provide domestic and international long distance telecommunications services. As a result of the conversion, TSU and TND were authorized starting in July 2003 to provide domestic and international long distance services to customers of other telecommunications companies located in their respective authorized areas of coverage. For example, as a result of the conversion, they are currently able to provide long distance services to clients of other cellular companies, within or outside of their original home registration areas, and to clients of fixed line companies located in each of TSU’s or TND’s authorized area of coverage.

However, TSU’s and TND’s respective STFC authorizations were granted by Anatel subject to a commitment that the ensuing overlap with similar authorizations already held by a Brazilian affiliate be eliminated within 18 months of July 2003, the date the STFC authorizations were granted. Accordingly, by January 2005, unless a change in the regulatory framework occurs, TSU and TND will relinquish their respective STFC authorizations. Users of TSU and TND cellular telecommunications services will still have available the same range of carrier access codes for call-by-call selection of domestic and international long distance carriers. TSU and TND anticipate that their respective overall net revenues will decline as a result of no longer holding and operating their long distance authorizations, but do not believe, although there can be no assurance, that such a decline will have a material adverse effect on TSU’s and/or TND’s business, results of operations or financial condition.

Although local usage rate categories were not altered by their conversion from the SMC to the PCS regime, long distance usage rate categories were modified by the conversion. Under this new rate allocation structure, a customer is charged the basic local call rate only for calls completed to a number registered within that customer’s home registration area. Long distance calls, for which the long distance carrier can be selected on a per-call basis under the PCS regulations, are charged to a customer by the chosen long distance carrier. A long distance carrier chosen for any call, in turn, must pay a new network use fee to any other on whose network such long distance call was placed.

When TSU’s and TND’s subsidiaries were consolidated, their PCS authorizations were transferred to TIM Sul and TIM Nordeste, respectively. In December 2002, TIM Sul and TIM Nordeste, as successors to TSU’s and TND’s previous subsidiaries, respectively, converted their respective SMC concessions into PCS authorizations with an option to renew the authorizations for an additional 15 years following the original expiration dates of the concessions.

The following table sets forth the expiration date of the initial period of each of TIM Sul’s PCS authorizations:

Area of coverage	Authorization expiration date
State of Paraná	September 3, 2007
State of Santa Catarina	September 30, 2008
Municipalities of Pelotas, Capão de Leão, Morro Redondo and Turuçu (State of Rio Grande do Sul)	April 14, 2009

PART TWO—SUMMARY

The following table sets forth the expiration date of the initial period of each of TIM Nordeste’s PCS authorizations:

Area of coverage	Authorization expiration date
State of Pernambuco	May 15, 2009
State of Ceará	November 28, 2008
State of Paraíba	December 31, 2008
State of Rio Grande do Norte	December 31, 2008
State of Alagoas	December 15, 2008
State of Piauí	March 27, 2009

TSU and TND provide digital cellular telecommunications service based both on time-division multiple access, or TDMA, and on global system for mobile communication, or GSM, technologies. They started providing TDMA technology services in December 1998 and GSM technology services in August 2003, when they expanded their services to include domestic and international long distance services in addition to providing services in their respective authorized areas of coverage as a result of STFC authorizations received from the Brazilian federal government in July 2003.

On December 31, 2003, our TDMA network included 806 radio base stations and our GSM network included 488 radio base stations, while TND’s TDMA network included 850 radio base stations and its GSM network included 632 radio base stations. Both our and TND’s network are connected primarily through a fiber-optic transmission system leased from the fixed-line telecommunications service providers operating within their respective areas of coverage. As of December 31, 2003, approximately 100% of our network was digital and 98% of our clients used digital cellular handsets, while approximately 78% of TND’s network was digital and 99% of its clients used digital cellular handsets.

TSU and TND offer their TDMA and GSM customers automatic roaming services throughout Brazil, allowing customers to obtain cellular telecommunications services while outside their authorized areas of coverage. In addition, they have roaming agreements with other telecommunications service providers operating in countries all over the world, including the United States, and countries in Latin America, Europe and Asia. GSM technology provides users with additional functionality as GSM devices use “Sim Cards,” which store the user’s data and may be transferred to other handsets quickly and easily, with significant benefits in national and international roaming.

Our GSM customers benefit from international roaming services in approximately 70 countries, compared to approximately 170 countries for our TDMA customers, while TND’s GSM customers benefit from international roaming services in approximately 76 countries, compared to approximately 170 countries for TND’s TDMA customers. Similarly, both TSU and TND provide roaming services to customers of certain cellular telecommunications service providers while in their area of coverage.

TSU and TND, through arrangements with third parties, also offer value-added services, including voicemail, caller identification, call forwarding, conference calling, and selective and international call blocking, as well as interconnection services to fixed-line and cellular service providers. In February 1999, they started selling digital cellular handsets both directly and through their dealer network.

We have one operating subsidiary, TIM Sul, which is the result of the merger of our former subsidiaries Telesc Celular S.A. (“Telesc Celular”) and CTMR Celular S.A. (“CTMR Celular”) with and into Telepar Celular S.A. (“Telepar Celular”), which subsequently changed its name to Tim Sul S.A. Substantially all assets we hold consist of shares of TIM Sul. We rely almost exclusively on payments of dividends and interest on shareholders’ equity from TIM Sul to meet our needs for cash, including to pay dividends to our shareholders.

PART TWO—SUMMARY

TND also has one operating subsidiary, TIM Nordeste, which is the result of the merger of its former subsidiaries Telpa Celular S.A. (“Telpa Celular”), Telern Celular S.A. (“Telern Celular”), Teleceará Celular S.A. (“Teleceará Celular”), Telepisa Celular S.A. (“Telepisa Celular”) and Telasa Celular S.A. (“Telasa Celular”) with and into Telpe Celular S.A. (“Telpe Celular”), which subsequently changed its name to TIM Nordeste Telecomunicações S.A. Similarly to us, substantially all of TND’s assets consist of shares of TIM Nordeste, and it also relies almost exclusively on payments of dividends and interest on shareholders’ equity from TIM Nordeste to meet its needs for cash, including to pay dividends to its shareholders. See “Part Five—The Merger—Background for the Merger—Consolidation of TSU’s and TND’s Subsidiaries.”

We had net operating revenues of R$796.9 million, R$896.8 million and R$1,088.0 million in 2001, 2002 and 2003, respectively. Our revenues are derived mostly from TIM Sul’s operations, which consist mainly of:

•	network usage charges for cellular calls;

•	usage charges for domestic and international long distance calls;

•	monthly subscription charges;

•	interconnection charges;

•	value-added services, including charges for short messaging services, call forwarding, call waiting, voice mail, invoice control, conference calling, TIM Office services and value-added services provided by third parties through commercial agreements; and

•	sales of cellular handsets.

TND had net operating revenues of R$826.3 million, R$921.5 million and R$999.5 million in 2001, 2002 and 2003, respectively. TND’s revenues are derived mostly from TIM Nordeste’s operations, which consist mainly of:

•	network usage charges for cellular calls;

•	usage charges for domestic and international long distance calls;

•	monthly subscription charges;

•	interconnection charges; and

•	value-added services, including charges for short messaging services, call forwarding, call waiting, voice mail, invoice control, conference calling, TIM Office services and value-added services provided by third parties through commercial agreements.

Our principal executive offices are located at Rua Comendador Araújo 299 - 3º andar, Curitiba, Paraná 80420-000 Brazil, and our telephone number is 55-41-312-6702.

For more information about TSU, please see Annex C to this prospectus (Information Derived from TSU’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2003 Filed with the SEC on May 20, 2004), including the following sections of Annex C:

•	“Item 4. Information on the Company”;

•	“Item 5. Operating and Financial Review and Prospects”;

•	“Item 7. Major Shareholders and Related Party Transactions”;

•	“Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Matters”; and

•	“Item 11. Quantitative and Qualitative Disclosures About Market Risk.”

PART TWO—SUMMARY

TND’s principal executive offices are located at Avenida Ayrton Senna da Silva 1633, Piedade, Jaboatão dos Guararapes, Pernambuco 50060-004 Brazil, and its telephone number is 55-81-3216-2591.

For more information about TND, please see Annex D to this prospectus (Information Derived from TND’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2003 Filed with the SEC on May 19, 2004, as Amended by TND’s Annual Report on Form 20-F/A filed with the SEC on June 8, 2004), including the following sections of Annex D:

•	“Item 4. Information on the Company”;

•	“Item 5. Operating and Financial Review and Prospects”;

•	“Item 7. Major Shareholders and Related Party Transactions”;

•	“Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Matters”; and

•	“Item 11. Quantitative and Qualitative Disclosures About Market Risk.”

The Merger (Page 35)

TSU and TND are proposing the merger of TND with and into TSU under Brazilian law. If the merger is approved:

•	TND will cease to exist;

•	TIM Nordeste will become our direct subsidiary;

•	we will combine our assets and liabilities (including shareholders’ equity) with the assets and liabilities (including shareholders’ equity) of TND, and will change our legal name to TIM Participações S.A.;

•	direct holders of preferred shares of TND will automatically receive 0.9261 preferred shares of TSU for each preferred share they hold without any further action by those holders; and

•	holders of American Depositary Shares, or ADSs, of TND will receive 1.8522 ADSs of TSU (each representing 10,000 preferred shares of TSU) for each ADS they hold, upon payment of the fees and expenses of the depositary and surrender of the physical ADR certificate, if applicable.

The exchange ratios for the TND preferred shares and ADSs are different because the ADS exchange ratio takes into account the difference in the ratio of ADSs to preferred shares under TND’s ADS program, where each ADS represents 20,000 preferred shares, and our ADS program, where each ADS represents 10,000 preferred shares.

The merger of TND with and into TSU will require the affirmative vote of holders of common shares of each of TND and TSU at separate extraordinary general shareholders’ meetings. In the case of TND, approval of the merger requires the affirmative vote of holders of its common shares representing at least 50% of its total outstanding common shares. In the case of TSU, approval of the merger requires the affirmative vote of holders of its common shares representing at least a majority of its common shares present at the meeting.

The extraordinary general shareholders’ meeting of TND is scheduled to be held as follows:

August 19, 2004

10 a.m. local time

Tele Nordeste Celular Participações S.A.

Avenida Ayrton Senna da Silva 1633

Jaboatão dos Guararapes, Pernambuco 50060-004

Brazil

If you hold preferred shares directly, you may attend the shareholders’ meeting, but if you hold TND ADSs you may not. No holder of preferred shares or ADSs of TND may vote at the meeting.

PART TWO—SUMMARY

There are no conditions to the completion of the merger other than shareholder approval by each of TSU and TND at separate extraordinary general shareholders’ meetings. We have notified Anatel of the merger for Brazilian regulatory purposes. Anatel has determined to review the merger. We believe that Anatel’s review will be favorable. Also, the NYSE must approve the listing of the ADSs of TSU to be delivered in connection with the merger, but such approval is not a condition to the completion of the merger.

In addition, TND must obtain the consent of the European Investment Bank (“EIB”) to the assumption by TSU, upon completion of the merger, of TND’s obligations under a guarantee made to EIB for the obligations of TIM Nordeste (formerly Telpe Celular S.A.) under a loan financing. TND is in the process of obtaining such consent, but such is not a condition to the completion of the merger.

Receipt of Shares and ADSs of TSU (Page 37)

If the merger is approved and you hold TND preferred shares directly, each preferred share of TND will automatically be exchanged for 0.9261 preferred shares of TSU without any action by you. Because the preferred shares of TSU are book-entry shares, an entry or entries will be made in the share registry of TSU to evidence the preferred shares received in the merger. Neither you nor any other person will receive certificates evidencing preferred shares of TSU.

If the merger is approved and you hold ADSs representing preferred shares of TND, you will be entitled to receive 1.8522 ADSs of TSU (each representing 10,000 preferred shares of TSU) for each TND ADS you hold. If you hold TND ADSs in book-entry form, you will automatically receive your new TSU ADSs, and any cash in lieu of fractional ADSs you may be entitled to, against payment of the fees and expenses of the depositary. However, if you hold a physical ADR certificate, in order to receive your new TSU ADSs and any cash in lieu of fractional ADSs you may be entitled to (as well as any future payment of dividends and other distributions that your new TSU ADSs may be entitled to), you will need to surrender your TND ADR to the depositary for exchange and pay the fees and expenses required to be paid under TND’s and TSU’s deposit agreements. All TSU ADSs issued in exchange for TND ADSs in the merger will be issued in uncertificated (book-entry) form.

Management (Page 40)

We are managed by a board of directors (conselho de administração) consisting of three members, led by Mario Cesar Pereira de Araujo as the board’s chairman, and a board of executive officers (diretoria) consisting of three members, led by Alvaro Pereira de Moraes Filho as president and chief executive officer. Both the board of directors and the board of executive officers are subject to review by a fiscal committee (conselho fiscal).

We are headquartered in Curitiba, Brazil and will maintain that headquarters after the merger.

Accounting Treatment of Merger (Page 43)

Under Brazilian corporate law, the body of accounting principles we use to prepare our consolidated financial statements, the merger will be accounted for at book value. TND will be recorded in our consolidated financial statements at historical book value from the date of the merger.

Under U.S. generally accepted accounting principles, the merger represents a business combination of entities under common control due to the majority ownership of both TSU and TND by TIM Brasil. As a result,

PART TWO—SUMMARY

the merger, as it relates to the exchange of common and preferred shares owned by TIM Brasil, will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying value, and reflected in our consolidated financial statements for all periods presented from the date TIM Brasil acquired control. The exchange of shares between TSU and the non-affiliated holders of common and preferred shares of TND will be accounted for using the purchase method of accounting, or at fair value, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Appraisal or Withdrawal Rights (Direito de Recesso ou Retirada) (Page 76)

Under Brazilian corporate law, holders of TND preferred shares or ADSs are not entitled to appraisal or withdrawal rights (direito de recesso ou retirada) in connection with the merger.

Material Tax Considerations (Page 43)

Morgan, Lewis & Bockius LLP, U.S. tax counsel to TSU, has provided an opinion that the merger will qualify as a “reorganization” for purposes of Section 368(a) of the U.S. Tax Code. If the merger so qualifies as a “reorganization,” the exchange of TND preferred shares and ADSs for TSU preferred shares and ADSs pursuant to the merger generally will be tax-free to U.S. holders of TND preferred shares and ADSs for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional preferred shares or fractional ADSs of TSU. However, if TND is or was a Passive Foreign Investment Company for any taxable year during which a U.S. holder holds TND preferred shares or ADSs, such U.S. holder may be subject to special tax rules with respect to any gain realized from the merger. See “Part Five—The Merger—Material Tax Considerations—United States Federal Income Tax Considerations.”

There is a reasonable basis under Brazilian law to claim that the exchange (resulting from the merger) by a U.S. person of preferred shares that are registered as a foreign investment under Resolution 2,689 of the Brazilian National Monetary Council (Conselho Monetário Nacional) or are registered as a foreign direct investment under Law 4,131/62 would not be subject to income tax. See “Part Five—The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

Valuation Report (Page 53)

In connection with the merger, our board of directors and the board of directors of TND received from ABN AMRO, joint financial advisor to TSU and TND, a valuation report and a subsequent confirmatory letter, in which letter it expressed its view that, as of the date of the valuation report and based on and subject to the assumptions and considerations described in the valuation report, the exchange ratio of 0.9261 shares of TSU for each share of TND proposed in the merger provides equitable treatment (tratamento eqüitativo) to TSU and TND, because the proposed exchange ratio is within the range of exchange ratios implied by the valuation ranges determined by ABN AMRO in the valuation report.

We urge you to read carefully the summary of the valuation report set forth in “Part Five—The Merger—Valuation Report,” which includes information on how to obtain a copy of the entire valuation report, and the confirmatory letter, a copy of which letter is included as Annex E to this prospectus.

Fairness Opinion (Page 57)

In connection with the merger, the board of directors of TND received from Morgan Stanley an opinion in which it expressed its view that, as of July 12, 2004 and based on and subject to the assumptions and considerations described in the opinion, the total amount of shares and ADSs of TSU to be received by holders of TND shares and ADSs in connection with the merger, as determined by the exchange ratio of 0.9261 shares of TSU for each share of TND proposed in the merger, was fair from a financial point of view to holders of TND shares and ADSs in the aggregate.

We urge you to read the entire opinion, a copy of which is included as Annex F to this prospectus.

PART TWO—SUMMARY

Summary Historical and Pro Forma Financial Information

The following information is provided to aid you in your analysis of the financial aspects of the merger. The information is only a summary derived from the following financial statements:

•	the audited consolidated financial statements of TSU at December 31, 2002 and 2003, and for the three years ended December 31, 2003, which are included in “Part Nine—Financial Statements” of this prospectus;

•	the audited consolidated financial statements of TND at December 31, 2002 and 2003, and for the three years ended December 31, 2003, which are included in “Part Nine—Financial Statements” of this prospectus; and

•	the audited consolidated financial statements of each of TSU and TND at December 31, 1999, 2000 and 2001, and for the years in the period ended December 31, 1999, 2000 and 2001 that have not been included in this prospectus.

You should read this summary historical and pro forma financial information together with these financial statements.

These financial statements were prepared in accordance with Brazilian corporate law, accounting standards and procedures established by the CVM and related rules applicable to telecommunications service operators. These accounting practices are referred in this prospectus as “Brazilian corporate law.” Prior to 2000, TSU and TND prepared their financial statements for purposes of filing reports with the SEC in accordance with specific guidance published by the Brazilian Institute of Accountants (“Brazilian GAAP”). The accounting principles embodied in Brazilian GAAP and Brazilian corporate law are generally identical, except that Brazilian GAAP requires historical financial information to be restated in constant reais as of the end of the period presented, using the integral restatement method (correção monetária integral), except when, by determination of the Brazilian Institute of Accountants, the rate of inflation for the period is so low as to render insignificant the effect of any such restatement. Early in 2001, the SEC announced that Brazilian companies could present their financial information in accordance with Brazilian corporate law, which has excluded monetary restatement of historical financial information since 1995, following the end of hyperinflation in Brazil in the early 1990’s. In connection with the change in accounting methods in fiscal year 2000, TSU and TND restated their financial statements for all prior periods for consistent presentation.

Brazilian corporate law differs in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of these differences, please see note 31 to our audited consolidated financial statements included in “Part Nine—Financial Statements” of this prospectus, as well as a reconciliation to U.S. GAAP of our shareholders’ equity as of December 31, 2002 and 2003, and net income for the years ended December 31, 2001, 2002 and 2003, and note 26 to TND’s audited consolidated financial statements included in “Part Nine—Financial Statements” of this prospectus for a reconciliation to U.S. GAAP of TND’s shareholders’ equity as of December 31, 2002 and 2003, and net income for the years ended December 31, 2001, 2002 and 2003.

This prospectus contains translations of various real amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, Brazilian currency amounts for the year ended December 31, 2003 have been translated using a rate of R$2.88920 to US$1.00, the Brazilian Central Bank’s PTAX–800 commercial selling rate at December 31, 2003.

PART TWO—SUMMARY

Summary of Selected Historical TSU Financial Information

	Year Ended December 31,
	1999		2000		2001		2002		2003		2003
	(thousands of reais, unless otherwise indicated)										(US$)(5)
Income Statement Data:

Brazilian corporate law
Net operating revenue	R$	680,447	R$	716,887	R$	796,879	R$	896,824	R$	1,087,994	US$	376,573
Cost of goods and services		(417,020)		(364,468)		(406,033)		(486,383)		(576,914)		(199,679)

Gross profit		263,427		352,419		390,846		410,441		511,080		176,893

Operating expenses:

Selling expenses		(139,834)		(201,150)		(181,424)		(185,446)		(229,736)		(79,515)
General and administrative expenses		(64,211)		(76,300)		(71,909)		(83,346)		(97,752)		(33,834)
Other net operating income (expense)		6,133		(14,522)		(24,271)		(27,589)		(37,214)		(12,880)

Equity investment		—		—		(1,888)		(4,288)		(4,307)		(1,491)
Operating income before financial income (expense)		65,515		60,447		111,354		109,772		142,071		49,173
Net financial income (expense)		(32,188)		(57,904)		(41,168)		(11,832)		38,069		13,176
Operating income		33,327		2,543		70,186		97,940		180,140		62,349
Net non-operating (income) expense		(5,823)		3,507		10		(127)		12,842		4,445
Income before taxes and minority interests		27,504		6,050		70,196		97,813		192,982		66,794
Income and social contribution taxes		(529)		6,320		672		(19,473)		(42,423)		(14,683)
Minority interests		7,357		2,998		(10,979)		(12,566)		(29,757)		(10,299)

Net income		34,332		15,368		59,889		65,774		120,802		41,812
Net income per 1,000 shares outstanding (reais)		0.10		0.05		0.18		0.19		0.34		—
Number of shares outstanding(1)
Common shares		124,369		124,369		127,189		129,358		134,453		—
Preferred shares		210,030		210,030		210,030		213,612		222,025		—
Dividends per 1,000 shares (reais)(2)	R$	0.04	R$	0.04	R$	0.06	R$	0.08	R$	0.10		—
Dividends per 1,000 shares (U.S. dollars)(2) (3)	US$	0.02	US$	0.02	US$	0.03	US$	0.02	US$	0.03		—

U.S. GAAP
Net operating revenues		689,596		716,887		796,879		896,824		1,087,994	US$	376,573
Operating income (loss)		20,832		(4,875)		123,374		140,912		180,497		62,473
Net income	R$	20,317	R$	6,673	R$	48,111	R$	87,992	R$	112,014		38,770
Basic and diluted earnings per 1,000 common shares (reais)(4)	R$	0.061		—	R$	0.143	R$	0.258	R$	0.317		—
Basic and diluted earnings per 1,000 preferred shares (reais)(4)	R$	0.061	R$	0.032	R$	0.143	R$	0.258	R$	0.317		—

Balance Sheet Data:

Brazilian corporate law
Property, plant and equipment, net		791,022		837,165		775,575		655,949		676,887		234,282
Total assets		1,152,524		1,461,553		1,502,179		1,647,885		1,636,713		566,493
Loans, financing and debentures		222,198		352,785		334,386		321,085		82,183		28,445
Shareholders’ equity		560,966		770,081		808,329		845,330		926,886		320,811
Capital stock		175,872		175,772		245,033		324,666		369,163		127,773

U.S. GAAP
Property, plant and equipment, net		850,234		907,502		798,448		671,367		684,494		236,915

Total assets		1,181,699		1,476,327		1,505,927		1,712,194		1,680,962		581,809

Loans and financing		222,198		352,785		343,558		349,356		104,480		36,162
Shareholders’ equity		563,163		772,823		790,052		849,271		930,436		322,039

(1)	Refers to millions of shares.
(2)	Dividends per share have been computed as the sum of dividends and interest on shareholders’ equity (juros sobre capital próprio), an alternative under Brazilian corporate law to the distribution of dividends to shareholders. The distribution of dividends and interest on shareholders’ equity, in each year, proceeded according to the terms set forth by our common shareholders at the relevant annual general shareholders’ meeting. Dividends per share have been determined as the sum of declared dividends and interest on shareholders’ equity, divided by the total number of common shares and preferred shares outstanding as of the date of the annual general shareholders’ meeting, subject to priority rights enjoyed by preferred shares.
(3)	Amounts expressed in U.S. dollars, according to the exchange rate applicable at the date of the relevant annual general shareholders’ meeting that approved the distribution of dividends and interest on shareholders’ equity.
(4)	Earnings per share are determined based upon the weighted average number of shares outstanding during the period. See note 31.III.h to our audited consolidated financial statements included in “Part Nine—Financial Statements” of this prospectus.
(5)	Thousands of U.S. dollars.

PART TWO—SUMMARY

Summary of Selected Historical TND Financial Information

	Year Ended December 31,
	1999		2000		2001		2002		2003		2003
	(thousands of reais, unless otherwise indicated)(1)										(US$)(5)
Income Statement Data

Brazilian corporate law
Net operating revenue	R$	674,853	R$	845,620	R$	826,250	R$	921,522	R$	999,453	US$	345,927
Cost of services and goods		(369,214)		(380,702)		(362,289)		(389,383)		(481,579)		(166,682)

Gross profit		305,639		464,918		463,961		532,139		517,874		179,245

Operating expenses
Selling expenses		(146,945)		(233,850)		(191,650)		(188,626)		(208,887)		(72,299)
General and administrative expenses		(68,631)		(87,892)		(95,986)		(95,298)		(95,679)		(33,116)
Other net operating income (expense)		3,381		(15,671)		(24,848)		(33,120)		(17,427)		(6,032)

Operating income before financial income (expense)		93,444		127,505		151,477		215,095		195,881		67,798
Net financial income (expense)		(81,127)		(82,317)		(42,158)		(6,452)		62,350		21,580

Operating income		12,317		45,188		109,319		208,643		258,231		89,378
Net non-operating income (expense)		(4,646)		2,441		(2,155)		(3,120)		13,819		4,783

Income before taxes and minority interests		7,671		47,629		107,164		205,523		272,050		94,161
Income and social contribution taxes		4,375		(9,915)		(20,123)		(48,402)		(18,870)		(6,531)

Income before minority interests		12,046		37,714		87,041		157,121		253,180		87,630
Minority interests		(2,625)		(11,060)		(21,511)		(38,547)		(45,635)		(15,795)

Net income		9,421		26,654		65,530		118,574		207,545		71,835

Net income per 20,000 shares outstanding (reais)(2)		0.56		1.59		3.88		6.86		11.55		—
Dividends per 20,000 shares outstanding (reais)(3)		0.59		0.62		1.15		1.63		1.70		—
Dividends per 20,000 shares outstanding (U.S. dollars)(4)		0.33		0.28		0.50		0.48		0.58		—
Dividends(3)		9,882		10,319		19,438		28,161		30,454		10,541

U.S. GAAP
Operating income		77,080		144,893		164,054		237,639		235,657		81,376
Net income		355		30,060		61,365		102,466		222,876		77,141
Net income per 20,000 common shares outstanding, basic and diluted (reais)		0.02		1.80		3.65		5.99		12.61		—
Net income per 20,000 preferred shares outstanding, basic and diluted (reais)	R$	0.02	R$	1.80	R$	3.65	R$	5.99	R$	12.61	US$	—

Balance Sheet Data

Brazilian corporate law
Property, plant and equipment, net	R$	644,020	R$	718,578	R$	687,747	R$	580,910	R$	689,243	US$	238,558
Total assets		961,569		1,239,253		1,265,935		1,401,353		1,525,275		527,923
Loans and financing		323,864		407,043		348,311		333,689		80,699		27,931
Shareholders’ equity		354,091		575,884		621,976		710,145		877,042		303,559

U.S. GAAP
Property, plant and equipment, net		684,154		765,410		725,644		612,109		714,583		247,329
Total assets		1,001,703		1,284,347		1,299,982		1,428,348		1,561,629		540,505
Loans and financing		318,693		395,938		354,995		390,134		96,307		33,333
Shareholders’ equity	R$	364,709	R$	588,418	R$	630,345	R$	702,406	R$	892,929	US$	309,058

(1)	Information from 1999 to 2003 is presented in nominal reais under both Brazilian corporate law and U.S. GAAP.
(2)	Net income per share is determined based upon the weighted average number of shares outstanding during the period. See note 26(g) to TND’s audited consolidated financial statements included in “Part Nine—Financial Statements” of this prospectus.
(3)	Dividends per share have been computed as the sum of dividends and interest on shareholders’ equity (juros sobre capital próprio) an alternative under Brazilian corporate law to the distribution of dividends to shareholders. The distribution of dividends and interest on shareholders’ equity, in each year, proceeded according to the terms set forth by TND’S common shareholders at the relevant annual general shareholders’ meeting. Dividends per share have been determined as the sum of declared dividends and interest on shareholders’ equity, divided by the total number of common shares and preferred shares outstanding as of the date of the annual general shareholders’ meeting, subject to priority rights enjoyed by preferred shares.
(4)	Amounts expressed in U.S. dollars, calculated at the exchange rate in effect on the date of the common shareholders’ meeting at which the relevant dividend was distributed.
(5)	Thousands of U.S. dollars.

PART TWO—SUMMARY

Summary of Selected Unaudited Pro Forma Combined Financial Information

We are providing you with the following selected unaudited pro forma combined financial information, which gives pro forma effect to the merger of TND with and into TSU, to aid you in the analysis of the financial aspects of the merger. This financial information should be read in conjunction with “Part Five—The Merger—Unaudited Pro Forma Combined Financial Information.”

The Unaudited Pro Forma Combined Balance Sheet combines the historical consolidated balance sheets of TSU and TND, giving effect to the portion of the merger under common control as if it had been consummated in 1998, when TIM Brasil acquired control of both companies, and the acquisition of the minority interest as if it had occurred on December 31, 2003. The Unaudited Pro Forma Combined Statements of Income for the years ended December 31, 2003, 2002 and 2001 combine the historical consolidated statements of income of TSU and TND, giving effect to the portion of the merger under common control as if it had occurred on January 1, 2001, and the acquisition of the minority interest as if it had occurred on January 1, 2003.

We have prepared the selected unaudited pro forma combined financial information based on available information, using assumptions that we believe are reasonable. This selected unaudited pro forma combined financial information is being provided for informational purposes only. It does not purport to represent our actual financial position or results of operations had the merger occurred on the dates specified, nor do they project our results of operations or financial position for any future period or date.

The Unaudited Pro Forma Combined Statements of Income do not reflect any adjustments for non-recurring items or anticipated operating synergies resulting from the merger. In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in our financial statements published after the completion of the merger will vary from the adjustments included in the unaudited pro forma combined financial statements included in this prospectus.

	At and for the year ended December 31,
	2001	2002	2003	2003
	(R$ thousand)			(US$ thousand)
	(Unaudited)
Income Statement Data:
U.S. GAAP

Net revenues	1,623,129	1,818,346	2,086,179	722,061
Cost of goods sold and services rendered	(789,873)	(889,919)	(1,084,052)	(375,208)
Gross profit	833,256	928,427	1,002,127	346,853
Operating revenues (expenses)
Selling	(374,406)	(367,668)	(469,456)	(162,486)
General and administrative	(167,895)	(178,644)	(193,431)	(66,950)
Equity in affiliated company	(14,312)	(2,086)	(35)	(12)
Other operating revenues (expenses), net	(50,180)	(16,191)	(13,296)	(4,602)
Operating profit before financial results	226,463	363,838	325,909	112,802
Net financial income (expenses)	(77,940)	(46,835)	117,534	40,680
Operating profit	148,523	317,003	443,443	153,483
Non-operating result, net	(2,145)	(3,247)	1,519	526
Income before taxes	146,378	313,756	444,962	154,009
Income tax and social contribution	(63,164)	(80,521)	(87,972)	(30,448)
Minority interests	(29,700)	(52,487)	(81,661)	(28,264)
Net income of the year	53,514	180,748	275,329	95,296
Basic and diluted earnings per 1,000 shares	0.083	0.275	0.404	—

PART TWO—SUMMARY

	At December 31, 2003
	(R$ thousand)	(US$ thousand)
	(Unaudited)

Balance Sheet Data:
U.S. GAAP

ASSETS

Current assets
Cash and cash equivalents	37,674	13,040
Marketable securities	719,159	248,913
Trade accounts receivable, net	439,089	151,976
Inventories	28,621	9,906
Recoverable taxes	137,392	47,554
Deferred taxes	91,311	31,604
Other	52,974	18,335
Non current assets
Recoverable taxes	21,731	7,521
Deferred taxes	78,791	27,271
Judicial deposits	18,330	6,344
Other	363	126
Permanent assets
Investments	14,830	5,133
Intangible assets	372,873	129,057
Goodwill	133,500	46,207
Property, plant and equipment	1,478,020	511,567
Deferred charges	34,763	12,032
Total assets	3,659,421	1,266,586

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	391,917	135,649
Loans and financing	122,771	42,493
Salaries and related charges	20,262	7,013
Taxes and social contribution payable	121,684	42,117
Interest on shareholders’ equity payable	23,781	8,231
Dividends payable	81,311	28,143
Other liabilities	105,340	36,460
Non current liabilities
Loans and financing	79,232	27,424
Taxes and social contribution payable	58,837	20,364
Accrual for pension plan	4,178	1,446
Provision for contingencies	21,478	7,434
Minority interest	396,586	137,265
Shareholders’ equity
Capital	682,872	236,353
Capital reserve	292,917	101,383
Additional paid-in capital	427,187	147,857
Retained earnings	829,068	286,954
Total liabilities and shareholders’ equity	3,659,421	1,266,586

PART TWO—SUMMARY

Summary Comparative Per Share Data

We present below book value, cash dividend and income (loss) from continuing operations per share data on both a historical basis and an unaudited pro forma basis under U.S. GAAP. We have derived the unaudited pro forma information appearing below from the unaudited pro forma combined financial information appearing elsewhere in this prospectus. You should read the information below together with the historical and pro forma financial information of TSU, and the historical financial statements of TND appearing elsewhere in this prospectus.

The unaudited pro forma data appearing below is for illustrative purposes only. TSU and TND may have performed differently had they always been a combined entity. You should not rely on this information as being indicative of the actual results that the combined businesses of these companies will experience after the merger.

The TND per share equivalent data presented below are calculated by multiplying the TSU pro forma per share amounts by 0.9261, the number of TSU preferred shares that will be received for each TND preferred share in the merger.

For more information about historical dividend payments by TSU and TND, see “Part Six—Shareholder Rights—Information About Historical Dividend Payments.”

U.S. GAAP

	Year ended December 31, 2001
	TSU (Historical)	TND (Historical)	TSU (Pro Forma)	TND (Per Share Equivalent)
	(reais)
Book value per 1,000 shares	—	—	—	—
Cash dividends declared per 1,000 preferred shares	0.055	0.058	0.132	0.122
Income (loss) from continuing operations per 1,000 shares	0.143	0.183	0.083	0.077

	Year ended December 31, 2002
	TSU (Historical)	TND (Historical)	TSU (Pro Forma)	TND Per Share (Equivalent)
	(reais)
Book value per 1,000 shares	—	—	—	—
Cash dividends declared per 1,000 preferred shares	0.076	0.088	0.224	0.207
Income (loss) from continuing operations per 1,000 shares	0.258	0.299	0.275	0.255

	Year ended December 31, 2003
	TSU (Historical)	TND (Historical)	TSU (Pro Forma)	TND Per Share (Equivalent)
	(reais)
Book value per 1,000 shares	2.610	2.485	3.605	3.338
Cash dividends declared per 1,000 preferred shares	0.105	0.113	0.292	0.270
Income (loss) from continuing operations per 1,000 shares	0.317	0.631	0.404	0.374

PART TWO—SUMMARY

Exchange Rates

Brazilian Central Bank Rates

The purchase and sale of foreign currency in Brazil is subject to governmental control. There are two foreign exchange markets in Brazil that are subject to regulation by the Brazilian Central Bank, both of which operate at free floating rates:

•	the free rate foreign exchange market, also known as the commercial market; and

•	the “floating” rate foreign exchange market.

Between March 1995 and January 1999, the Brazilian Central Bank permitted gradual devaluation of the real against the U.S. dollar pursuant to an exchange rate policy that established a band within which the real/U.S. dollar exchange rate could fluctuate.

Responding to pressure on the real, on January 13, 1999, the Brazilian Central Bank widened the foreign exchange band and, on January 15, 1999, allowed the real to float freely. Since then, the real reached a low of R$1.4659 on January 15, 1999 and a high of R$3.9552 on October 22, 2002. At June 30, 2004, the commercial market rate for purchasing U.S. dollars was R$3.1075 to US$1.00.

In 1999, the Brazilian Central Bank unified the operational limits applicable to both markets listed above. However, each market continues to be governed by specific regulations. Most trade and financial foreign exchange transactions are carried out on the commercial market. These transactions include the purchase or sale of preferred shares or the payment of dividends or interest with respect to preferred shares. Foreign currencies may only be purchased through a Brazilian bank authorized to operate in these markets. In both markets, rates are freely negotiated but may be strongly influenced by intervention of the Brazilian Central Bank.

The Brazilian government may impose temporary restrictions on the conversion of reais into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. Brazilian law permits the government to impose those restrictions whenever there is a serious imbalance in Brazil’s balance of payments or reason to foresee a serious imbalance.

The following tables show, for the periods indicated, certain information regarding the real/U.S. dollar commercial exchange rate:

	Exchange Rate of R$ per US$
	Low	High	Average(1)	Year End
Year ended December 31, 1999	1.2078	2.1647	1.8514	1.7890
Year ended December 31, 2000	1.7234	1.9847	1.8348	1.9554
Year ended December 31, 2001	1.9357	2.8007	2.3532	2.3204
Year ended December 31, 2002	2.2709	3.9552	2.9983	3.5333
Year ended December 31, 2003	2.8219	3.6623	3.0599	2.8892

Source:	Brazilian Central Bank, PTAX–800. PTAX–800 is the average of the exchange rates negotiated in the commercial rate market on a given day.
(1)	Represents the average of the exchange rates (PTAX-800) on the last day of each month during the relevant period.

PART TWO—SUMMARY

	Exchange Rate of R$ per US$
	Low	High
January 2004	2.8022	2.9409
February 2004	2.9042	2.9878
March 2004	2.8752	2.9410
April 2004	2.8743	2.9522
May 2004	2.9569	3.2051
June 2004	3.1030	3.1651

Source:	Brazilian Central Bank, PTAX–800. PTAX–800 is the average of the exchange rates negotiated in the commercial rate market on a given day.

Federal Reserve Bank of New York Rates

The following tables show, for the periods indicated, certain information regarding the real/U.S. dollar exchange rate, based on the noon buying rate of the Federal Reserve Bank of New York. At July 21, 2004, the noon buying rate was R$3.0435 to US$1.00.

	Exchange Rate of R$ per US$
	Low	High	Average(1)	Year End
Year ended December 31, 1999	1.2074	2.2000	1.8640	1.8090
Year ended December 31, 2000	1.7230	1.9840	1.8357	1.9510
Year ended December 31, 2001	1.9380	2.7850	2.3530	2.3120
Year ended December 31, 2002	2.3100	3.9450	2.9570	3.5400
Year ended December 31, 2003	2.8230	3.6640	3.0586	2.8950

Source:	Federal Reserve Bank of New York.
(1)	Average of the noon buying rate on the last day of each month during the relevant period.

	Exchange Rate of R$ per US$
	Low	High
January 2004	2.8070	2.9450
February 2004	2.9040	2.9720
March 2004	2.8680	2.9400
April 2004	2.8925	2.9590
May 2004	2.9620	3.2085
June 2004	3.1030	3.1620

Source:	Federal Reserve Bank of New York.

PART TWO—SUMMARY

Historical and Pro Forma Share Information

The following table shows the closing prices of the preferred shares and ADSs of TSU and TND, as well as the equivalent value of TND’s preferred shares and ADSs based on the merger ratio, as of May 28, 2004, which was the date preceding public announcement of the signing of the Merger Agreement (Protocolo e Justificação de Incorporação) by operation of which TND is to merge with and into TSU, and July 21, 2004:

	May 28, 2004						July 21, 2004
	TSU (Actual)		TND (Actual)		TND (Per share equivalent)(1)(2)		TSU (Actual)		TND (Actual)		TND (Per share equivalent)(1)(2)
1,000 Preferred shares	R$	3.93	R$	3.73	R$	3.64	R$	3.69	R$	3.37	R$	3.42
ADSs(3)	US$	13.00	US$	24.50	US$	24.08	US$	12.24	US$	22.36	US$	22.67

(1)	The TND preferred share per share equivalent data are calculated by multiplying the TSU actual amounts by 0.9261, the number of TSU preferred shares that will be received for each TND preferred share in the merger.
(2)	The TND ADS per share equivalent data are calculated by multiplying the TSU actual amounts by 1.8522, the number of TSU ADSs that will be received for each TND ADS in the merger.
(3)	Each TSU ADS represents 10,000 preferred shares of TSU, while each TND ADS represents 20,000 preferred shares of TND.

We urge you to obtain current market quotations.

PART THREE—RISK FACTORS

Risks Relating to Merger

TIM Brasil may exercise its control in a manner that may differ from the interests of our other shareholders.

After the merger, TIM Brasil, our controlling shareholder, will continue having the power to elect the majority of the members of our board of directors, and to exercise voting control over the decisions adopted at our general shareholders’ meetings. TIM Brasil may exercise such control in a manner that may differ from the interests of our other shareholders.

A tax-free exchange of shares is not specifically mentioned in Brazilian tax law.

Despite the lack of specific provisions in Brazilian tax legislation with respect to the merger, there is a reasonable basis under Brazilian law to claim that the exchange (resulting from the merger) by a U.S. person of preferred shares that are registered as a foreign portfolio investment under Resolution 2,689 of the Brazilian National Monetary Council, or are registered as a foreign direct investment under Law 4,131/62, is not subject to income tax. However, no assurance can be made that the exchange (resulting from the merger) will not be subject to Brazilian income tax. See “Part Five—The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

You are being offered a fixed number of our preferred shares and ADSs, which involves the risk of market fluctuations.

You will receive a fixed number of TSU preferred shares or TSU ADSs in the merger, rather than a number of TSU preferred shares or TSU ADSs with a fixed market value. Consequently, the market values of our preferred shares and ADSs, and of the preferred shares and ADSs of TND at the time of the completion of the merger, may fluctuate significantly from the date of this prospectus.

On July 21, 2004, the last reported closing price on the BOVESPA for TSU preferred shares was R$3.69, and the market value of 0.9261 TSU preferred shares, the number of TSU preferred shares to be received for each TND preferred share in the merger, was R$3.42. On the same date, the last reported closing price on the BOVESPA for TND preferred shares was R$3.37.

On July 21, 2004, the last reported closing price on the NYSE for TSU ADSs was US$12.24, and the market value of 1.8522 TSU ADSs, the number of TSU ADSs to be received for each TND ADS in the merger, was US$22.67. On the same date, the last reported closing price on the NYSE for TND ADSs was US$22.36. Each TSU ADSs represents 10,000 preferred shares of TSU, while each TND ADSs represents 20,000 preferred shares of TND.

Risks Relating to Us

The conversion of our SMC concessions into PCS authorizations may have a significant impact on our business.

In December 2002, our then subsidiaries converted their respective concessions to operate under SMC regulations into authorizations to operate under PCS regulations, which allowed us to provide local cellular service, and in July 2003 we received STFC authorizations to provide domestic and international long distance telecommunications services. The SMC regulations differ significantly from the PCS regulations. We are currently working to meet our obligations under the PCS and STFC regulations, but there is no assurance that we will be able to do so. A failure to comply with the PCS and STFC regulations may have a material adverse effect on our business, financial condition and results of operations.

We operate under a new structure that may have uncertain effects on our revenues.

As a result of our conversion to PCS authorizations, we are subject to the PCS regulations and a new rate structure for our services. The new rules to which we are subject also include the Código de Seleção de

PART THREE—RISK FACTORS

Prestadora (“CSP Program”) promulgated by Anatel as part of the PCS regulations. The CSP Program allows customers to choose long distance carriers on a per-call basis. We are now entitled to receive long distance revenues only when telecommunications service users, including our customers, choose TIM Sul to carry their long distance calls. However, our customers may select carriers other than TIM Sul for their long distance calls.

Previously, while operating under the SMC regulations, we had the right to charge VC2 and VC3 rates for all long distance calls placed by our customers. As of July 2003, when the CSP Program went into effect, we lost the right to charge VC2 and VC3 rates for all these long distance calls and may only charge such rates in connection with the long distance calls for which we are selected as the carrier. A portion of this loss in revenues is expected to be compensated by the revenues we may receive for providing long distance call services to customers of other telecommunications companies and, in addition, from charges we may make under the new VU-M fee, which may be charged by the cellular company interconnecting a long distance call carried by another telecommunication service provider.

We cannot anticipate how much revenue we will receive from long distance calls we may carry for clients of other telecommunications companies or from the application of this new VU-M rate. As a result of these changes, our revenues from long distance services may decline, and our business, financial condition and results of operations may be adversely affected.

We may not receive as much interconnection revenue as we receive today.

Under the SMC regulations, we were entitled to receive an interconnection fee when a customer of another telecommunications service provider made and connected a call to one of our customers through our network. Similarly, we had to pay a fee to other telecommunications service providers for calls originating from our customers that used their networks. These fees were set by Anatel. Beginning in July 2004, interconnection charges will be freely negotiated by telecommunications service providers in Brazil, according to rules to be issued by Anatel. As a result, we may receive less interconnection revenue than we presently do, which may have an adverse effect on our business, financial condition and results of operations.

Additionally, under the CSP Program, when TIM Sul is selected as the long distance carrier for a specific call, we are entitled to receive revenues for that long distance call. However, we are not entitled to receive interconnection fees for the use of our network.

We may face difficulties responding to new telecommunications technologies.

The Brazilian wireless telecommunications market is experiencing significant technological changes, as evidenced by:

•	the changing regulatory environment, as recently evidenced by Anatel’s introduction of the PCS regime, under which telecommunications service providers are allowed to use the advanced global system for mobile communication technology, or GSM;

•	shorter time periods between the introduction of new telecommunication products and their required enhancements or replacements; and

•	ongoing improvements in the capacity and quality of digital technology available in Brazil.

We currently use time-division multiple access technology, or TDMA, to provide cellular telecommunications services and have begun to offer GSM-based services as well. We plan to make GSM technology widely available to our customers in 2004, but there is no guarantee that we will be able to do so. If we are not able to expand our operations using GSM technology, we may experience adverse effects on our business, financial condition and results of operations.

PART THREE—RISK FACTORS

We will no longer offer domestic and international long distance services after 2004.

TIM controls us and several other affiliated companies operating in the Brazilian telecommunications market. One of these affiliated companies holds domestic and international long distance authorizations that overlap geographically with the authorizations we have received. Anatel granted us our domestic and international long distance authorizations subject to a commitment that this overlap be eliminated within 18 months of July 4, 2003, the date the authorizations were granted. Accordingly, by January 4, 2005, unless a change in the regulatory framework occurs, we will relinquish our domestic and international long distance authorizations, and the following will occur:

•	users of our cellular telecommunications services will continue to be able to make domestic and international long distance calls by selecting any long distance carrier code currently available on a per-call basis;

•	we will stop providing domestic and international long distance services and will no longer receive from customers the revenues associated with providing these services;

•	we will no longer bear the direct costs associated with the provision of domestic and international long distance services directly to customers; and

•	we will receive revenue in the form of VU-M fees charged to providers selected as long distance carriers for calls originating on our network.

We believe that the loss of revenues from long distance services will be partially offset by an increase in revenue from VU-M fees, and although we expect our overall net revenues to decline, we do not believe that such decline will have a material adverse effect on our business, results of operations or financial condition, but we can make no assurances in this regard.

Our business is dependent on our ability to expand our services and to maintain the quality of the services provided.

Our business, as a cellular telecommunications services provider, depends on our ability to maintain and expand our cellular telecommunications services network. We believe that our expected growth will require, among other things:

•	continuous development of our operational and administrative systems;

•	increasing marketing activities; and

•	attracting, training and retaining qualified management, technical and sales personnel.

These activities are expected to place significant demand on our managerial, operational and financial resources. Failure to manage successfully our expected growth could reduce the quality of our services, with adverse effects on our business, financial condition and results of operations.

We face increasing competition, which may adversely affect our results of operations.

The opening of the Brazilian market for cellular telecommunications services to competition in 1998 has adversely affected our results of operations. Several licenses have been granted for cellular telecommunications services in our areas of authorization, and the Brazilian federal government auctioned additional PCS licenses on frequency ranges referred to as Bands C, D and E during 2001 and 2002. Due to the additional PCS providers that began operations in 2002, we are facing greater competition. Although we estimate our market share for the entire authorization area at 55% on December 31, 2003, the cost of maintaining this market share has increased while margins have decreased. In the future, we may incur higher advertising and other costs as we attempt to maintain or expand our presence in the market.

PART THREE—RISK FACTORS

Competition from other wireless telecommunications services, such as digital trunking and paging services, may increase with certain changes in economic conditions, such as increases in unemployment, because these services are generally less expensive than cellular telecommunications services.

Technological changes in the telecommunications field, such as the development of GSM and mobile satellite services, are expected to introduce additional sources of competition.

This increasing competition may continue to adversely affect our market share and margins. Increased competition may also increase the rate of customer turnover or otherwise adversely affect our business, financial condition and results of operations. Our ability to compete successfully will depend on the effectiveness of our marketing and our ability to anticipate and respond to developments in the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. Additionally, we may face competitors with greater access to financial resources and capital markets than ours. We cannot predict which of many possible factors will be important in maintaining our competitive position or what expenditures will be required to develop and provide new technologies, products or services.

We may experience a high rate of customer turnover which could increase our costs of operations and reduce our revenue.

Churn reflects the number of customers who have their service terminated during a period, expressed as a percentage of the simple average of customers at the beginning and end of the period. Our rate of customer churn was 17.0% in 2001, 23.0% in 2002 and 27.7% in 2003. Our high churn rates are primarily a result of our competitors’ aggressive subsidization of handset sales, adverse macroeconomic conditions in Brazil and our strict policy of terminating customers who do not pay their bills.

As indicated by our past rates of customer churn, we may experience a high rate of customer turnover which could increase our cost of operations and reduce our revenue.

We may be unable to respond to the recent trend toward consolidation in the Brazilian wireless telecommunications market.

We believe that there has been a trend of consolidation in the Brazilian telecommunications market. Additional joint ventures, mergers and acquisitions among telecommunications service providers are possible in the future. If such consolidation occurs, it may result in increased competition within our market. We may be unable to adequately respond to pricing pressures resulting from consolidation in our market, adversely affecting our business, financial condition and results of operations.

Our controlling shareholder may exercise its control in a manner that differs from the best interests of other shareholders.

TIM indirectly owned approximately 52.5% of our common shares and 22.2% of our total capital stock on December 31, 2003. This ownership interest allows TIM to determine our actions that require shareholder approval, including the election of a majority of our directors and, subject to Brazilian law, the payment of dividends and other distributions. TIM may exercise this control in a manner that differs from the best interests of other shareholders.

Risks Relating to the Brazilian Telecommunications Industry

We are subject to various obligations in the performance of our activities with which we may be unable to comply.

In the performance of our telecommunications services, we are subject to compliance with various legal and regulatory obligations including, but not limited to, the obligations arising from the following:

•	the rules set forth by Anatel;

PART THREE—RISK FACTORS

•	the PCS authorizations under which TIM Sul operates its cellular telecommunications business;

•	the STFC authorizations to provide domestic and international long distance telecommunications services; and

•	the General Telecommunications Law (Lei no. 9,472/97, as amended).

We believe that we are materially in compliance with our obligations arising out of such laws, regulations and authorizations, but we cannot give any assurance that we will be able to continue to do so in the future. Additionally, we may be unable to comply with future changes in the laws and regulations to which we are subject, especially changes established in response to technological advances. These regulatory developments or our failure to comply with them could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Brazil

Brazilian political and economic conditions may have a material adverse effect on our business and a direct impact on the market price of our preferred shares and ADSs.

The Brazilian economy has been characterized by significant involvement on the part of the Brazilian government, which often changes monetary, credit and other policies to influence Brazil’s economy. The Brazilian government’s actions to control inflation and effect other policies have often involved, among other things, high interest rate environments, currency devaluations and exchange controls, tariff and import quotas, electricity consumption controls, and other measures, such as the freezing of bank accounts, which occurred in 1990.

Actions taken by the Brazilian government concerning the economy may have important effects on Brazilian corporations and other entities, including us, and on market conditions and prices of Brazilian securities, including our preferred shares and ADSs. Our financial condition and results of operations may be adversely affected by the following factors and the Brazilian government’s response to these factors:

•	devaluations and other exchange rate movements;

•	inflation;

•	exchange control policies;

•	social instability;

•	price instability;

•	energy shortages;

•	fluctuations in interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

In addition, we cannot predict the effect that the policies of the Lula administration, which took office in January 2003, may have on Brazilian economic conditions or on our financial condition or results of operations.

Since taking office, the Lula administration has obtained approval from the Brazilian Congress for the implementation of social security and tax reforms. The administration has also announced plans to reform legislation affecting other areas such as bankruptcy procedures, regulation of the power sector, public-private partnerships, infrastructure investment and the credit, capital and labor markets. Future developments or non-developments in the Brazilian economy and government policies may reduce demand for our services or products, adversely affect our financial condition and results of operations, and impact the market price of our preferred shares and ADSs.

PART THREE—RISK FACTORS

Devaluation of the real may adversely affect Brazilian economic conditions and our financial condition.

Devaluation of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary governmental policies to curb inflation. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as dampen export-driven growth. The potential impact of the floating exchange rate and of measures by the Brazilian government aimed at stabilizing the real is uncertain.

Devaluation of the real may affect our ability to meet our foreign currency-denominated obligations and result in a decline in the market prices of our preferred shares and ADSs.

Brazilian currency historically has suffered frequent devaluations. As a result of inflationary pressures, the real and its predecessor currencies have been devalued periodically over the last four decades. During this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. From time to time, there have been significant fluctuations in the exchange rates between the real and the U.S. dollar and other currencies. See “Part Two—Summary—Exchange Rates” for more information on exchange rates.

The real fell in value relative to the U.S. dollar by 18.7% and 52.3% in 2001 and 2002, respectively. During 2001, the real experienced a period of significant devaluation, due in part to the economic uncertainties in Argentina, the global economic slowdown and the energy crisis in Brazil. During 2002, the real experienced further devaluation, due in part to the continued global economic slowdown and speculation related to the Presidential election in October 2002. On the other hand, from January 1, 2003 to December 31, 2003, the real appreciated by approximately 19.2% relative to the U.S. dollar and has remained relatively stable since May 2003.

A depreciation of the real could significantly increase the cost in reais of dollar-denominated expenses, such as those that we may need to incur in connection with new investments (for example, for the maintenance of our current TDMA services, and the continuing implementation of GSM technology). Further devaluations of the real relative to the U.S. dollar would reduce the U.S. dollar value of distributions and dividends on the ADSs and also may reduce the U.S. dollar market prices of our preferred shares and ADSs.

If Brazil experiences substantial inflation in the future, the market prices of our preferred shares and ADSs may be reduced.

In the past, Brazil has experienced extremely high rates of inflation. According to Brazil’s general price index (“IGP-M”), the inflation rate was 9.9% in 2000, 10.4% in 2001, 25.3% in 2002, 8.7% in 2003 and 2.7% for the three months ended March 31, 2004. Inflation itself and some governmental measures to combat inflation in the past have had significant negative effects on the Brazilian economy.

Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, during this period, there have been inflationary pressures and actions taken to curb inflation which, together with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities market. Brazil may experience high levels of inflation in the future. There can be no assurance that the lower levels of inflation experienced since 1994 will continue. Future governmental actions, including actions to adjust the value of the real, could trigger increases in inflation.

If Brazil experiences substantial inflation in the future, our costs may increase, and our operating and net margins may decrease. In addition, a substantial increase in inflation may weaken investor confidence in Brazil,

PART THREE—RISK FACTORS

and if investor confidence lags, the prices of our preferred shares and ADSs may fall. Inflationary pressures also could result in our inability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy. Future inflation could adversely affect our results of operations and financial condition.

Adverse changes in Brazilian economic conditions could cause an increase in customer defaults on their outstanding obligations to us, which could materially reduce our earnings.

Our operations are significantly dependent on our customers’ ability to make payments on their accounts. If the Brazilian economy worsens because of, among other factors, the level of economic activity, devaluation of the real, inflation or an increase in domestic interest rates, a greater portion of our customers may not be able to make timely payments for services, which would increase our past due accounts and could materially reduce our net earnings.

Developments in other emerging markets may adversely affect the Brazilian economy, limit our access to international capital markets and negatively impact the market prices of our shares and ADSs.

We believe that international investors in general consider Brazil to be an emerging market. The Brazilian economy and the securities of Brazilian companies always have been, to varying degrees, influenced by economic and market conditions in other emerging market countries, particularly in Latin America, as well as investors’ responses to those conditions. Although economic conditions are different in each country, investors’ reactions to adverse developments in one country may affect the market prices of securities of issuers in other countries, including Brazil. For example, the 1997 Asian economic crisis and the 1998 Russian debt moratorium and the devaluation of the Russian currency triggered market volatility in Latin America and securities markets in other emerging markets. Adverse developments in emerging markets could lead to a reduction in demand for, and the market price of, our preferred shares and ADSs.

As a result of economic and market conditions in other emerging markets, Brazil in some periods has experienced a significant outflow of U.S. dollars, and Brazilian companies have faced higher costs for raising funds, both in Brazil and abroad, and have been impeded from accessing international capital markets. There can be no assurance that international capital markets will remain open to Brazilian companies or that prevailing interest rates in these markets will be advantageous to Brazilian companies.

Enforcement of rights in Brazil may be difficult.

Our officers and many of our advisors reside in Brazil, and a substantial portion of the assets of these persons and our assets are located in Brazil. We are not aware of any treaty between the United States and Brazil regarding the reciprocal enforcement of judgments. It may not be possible to effect service of process upon these persons within the United States or other jurisdictions outside of Brazil. Similarly, it may not be possible to enforce judgments of non-Brazilian courts in Brazil, including judgments predicated on civil liability under the U.S. securities laws against us or our directors and officers. See “Part Seven—Additional Information for Shareholders—Enforceability of Civil Liabilities Under U.S. Securities Laws.”

Risks Relating to Our ADSs

Holders of our preferred shares have limited voting rights.

Of our two classes of capital stock outstanding, only our common shares have full voting rights. Except in certain limited circumstances, our preferred shares will be entitled to vote only in the event that we fail to pay

PART THREE—RISK FACTORS

minimum dividends for a period of three consecutive years. As a result, holders of our preferred shares generally will not be able to influence any corporate decision requiring a shareholder vote, including the declaration of dividends.

Holders of our ADSs are not entitled to attend shareholders’ meetings and may only vote through the depositary.

Under Brazilian law, only shareholders registered as such in our corporate books may attend shareholders’ meetings. All preferred shares underlying our ADSs are registered in the name of the depositary. A holder of ADSs, accordingly, is not entitled to attend shareholders’ meetings. A holder of ADSs is entitled to instruct the depositary as to how to vote the preferred shares represented by ADSs, in accordance with procedures provided for in the deposit agreement, but a holder of ADSs will not be able to vote the underlying preferred shares directly at a shareholders’ meeting or to appoint a proxy to do so.

Our ADSs or preferred shares may depreciate if our control is changed.

In the event there is a change of our control, our minority common shareholders are entitled to tag-along rights whereby they may choose to also sell their shares to the new controlling shareholder for at least 80% of the price paid by the new controlling shareholders for the common shares of our former controlling shareholder. Accordingly, if such change of control happens, the market value of our common shares may appreciate while the market value of our preferred shares may depreciate.

Holders of our ADSs or preferred shares in the United States may not be entitled to participate in future preemptive rights offerings.

Under Brazilian law, if we issue new shares for cash as part of a capital increase, we generally must grant our shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage. Rights to purchase shares in these circumstances are known as preemptive rights. We may not legally allow holders of our ADSs or preferred shares in the United States to exercise any preemptive rights in any future capital increase unless we file a registration statement with the SEC with respect to that future issuance of shares or the offering qualifies for an exemption from the registration requirements of the Securities Act. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC and any other factors that we consider important to determine whether to file such a registration statement. We cannot assure holders of our ADSs or preferred shares in the United States that we will file a registration statement with the SEC to allow them to participate in a preemptive rights offering. As a result, the equity interest of those holders in us may be diluted proportionately.

Restrictions on the movement of capital out of Brazil may hinder our ADS investors’ ability to receive dividends and distributions on, and the proceeds of any sale of, our preferred shares.

The Brazilian federal government may impose temporary restrictions on the conversion of reais into foreign currencies and on the remittance to foreign investors of proceeds from investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance.

Any restrictions by the Brazilian federal government on capital outflow may hinder or prevent our ADS investors from converting the proceeds relating to our preferred shares into U.S. dollars and remitting those proceeds abroad. Our ADS investors could be adversely affected by delays in obtaining any required governmental approval for conversion of reais payments and remittances abroad in respect of our preferred shares underlying the ADSs.

PART FOUR—RECENT DEVELOPMENTS

The unaudited consolidated quarterly financial information of TSU at June 30, 2004, which was included in the report on Form 6-K furnished by TSU to the SEC on July 21, 2004, is attached as Annex A to this prospectus.

The unaudited consolidated quarterly financial information of TND at June 30, 2004, which was included in the report on Form 6-K furnished by TND to the SEC on July 22, 2004, is attached as Annex B to this prospectus.

The unaudited consolidated quarterly financial information of each of TSU and TND listed above was prepared in accordance with Brazilian corporate law, which differs in significant respects from U.S. GAAP. For a discussion of these differences, please see note 31 to our audited consolidated financial statements and note 26 to TND’s audited consolidated financial statements, included in “Part Nine—Financial Statements” of this prospectus.

PART FIVE—THE MERGER

Reasons for Merger

TSU and TND believe that the merger will enable them to:

•	integrate the operations of TSU and TND, which belong to the same group of companies;

•	reduce administrative costs as a result of the integration of the operations of TSU and TND;

•	improve access to capital by strengthening the surviving company’s balance sheet;

•	eliminate the costs associated with maintaining two separate legal entities, public reporting requirements for TND and the separate listing of TND securities; and

•	provide you with securities that they expect will have greater market liquidity than the securities you currently hold.

The exchange ratio proposed in the merger was approved following discussions between TSU and TND, and is within the range of exchange ratios determined by ABN AMRO in the valuation report prepared at the request of TSU and TND. The exchange ratio proposed in the merger was confirmed by ABN AMRO as providing equitable treatment (tratamento eqüitativo) to TSU and TND. See “Valuation Report” below for a summary of the valuation report, which includes information on how to obtain a copy of the entire valuation report.

The board of directors of TND also received an opinion from Morgan Stanley that, as of July 12, 2004 and based on and subject to the assumptions and considerations described in the opinion, the total amount of shares and ADSs of TSU to be received by holders of TND shares and ADSs in connection with the merger, as determined by the exchange ratio proposed in the merger, was fair from a financial point of view to holders of TND shares and ADSs in the aggregate. A copy of the opinion is included as Annex F to this prospectus.

Background of Merger

Privatization of Telebrás

Before its privatization in 1998, the Telebrás system held a near monopoly over the provision of public telecommunications services in Brazil. In 1995, the Brazilian federal government began a comprehensive reform of Brazil’s telecommunications regulatory system.

In July 1997, the Brazilian Congress adopted the General Telecommunications Law (Lei Geral de Telecomunicações), which provided for the establishment of a new regulatory framework, the introduction of competition and the privatization of the Telebrás system.

In January 1998, in preparation for the restructuring and privatization of the Telebrás system, the cellular telecommunications operations of the Telebrás system were spun off into separate companies. In May 1998, the Telebrás system was restructured to form, in addition to Telebrás, 12 new holding companies. Virtually all of the assets and liabilities of Telebrás’ operating subsidiaries were allocated to these new holding companies.

These new holding companies, together with their respective subsidiaries, consisted of:

•	eight cellular holding companies, each in one of eight cellular regions, holding one or more operating subsidiaries that provide cellular services;

•	three fixed-line holding companies, each in one of three fixed-line regions, holding one or more operating subsidiaries that provide local and intraregional long distance services; and

•	Embratel Participações S.A., a holding company of Empresa Brasileira de Telecomunicações S.A. — Embratel, a national long distance service provider.

PART FIVE—THE MERGER

Ownership of TSU and TND after Privatization of Telebrás

TSU and TND are two of the eight cellular holding companies resulting from the breakup of the Telebrás system. TSU was allocated all of the share capital of Telepar Celular, Telesc Celular and CTMR Celular, then held by Telebrás, while TND was allocated all of the share capital of Telpe Celular, Telpa Celular, Telern Celular, Teleceará Celular, Telepisa Celular and Telasa Celular, also held by Telebrás.

In July 1998, the Brazilian federal government sold substantially all its shares of the new holding companies, including the shares of TSU and TND, to private investors. Shares of TSU and TND previously owned by the Brazilian federal government were sold to a consortium comprised of UGB Participações Ltda. (“UGB”) and Bitel Participações S.A. (“Bitel”), both companies organized under the laws of Brazil. In December 1998, UGB sold all its shares of capital stock of TSU and TND to Bitel. The sale was effective in March 1999 upon its approval by Anatel and the Brazilian antitrust agency (Conselho Administrativo de Defesa Econômica), or CADE.

In September 2003, TIM Brasil S.A., then the controlling shareholder of Bitel, merged with and into Bitel, which was then the holding company of TSU and TND. Upon completion of this merger, Bitel changed its legal name to TIM Brasil Serviços e Participações S.A.

Consolidation of TSU’s and TND’s Subsidiaries

We restructured our former subsidiaries in November 2002. The restructuring was carried out by first merging the shares of our then subsidiaries Telesc Celular and CTMR Celular with and into the shares of our other then subsidiary, Telepar Celular. The exchange resulted in a capital increase for Telepar Celular, while both Telesc Celular and CTMR Celular became wholly-owned subsidiaries of Telepar Celular.

In November 2002, the shareholders of each of Telesc Celular and CTMR Celular approved the proposed swap ratios for shares of Telesc Celular and CTMR Celular based on the economic values allocated to them in an independent appraisal. After completing the exchange of shares, Telesc Celular and CTMR Celular merged into Telepar Celular. Upon completion of this merger in July 2003, Telepar Celular S.A. changed its legal name to TIM Sul S.A., which is presently our only subsidiary.

TND restructured its former subsidiaries in January 2004. The restructuring was carried out by merging each of TND’s then subsidiaries Telpa Celular, Telern Celular, Teleceará Celular, Telepisa Celular and Telasa Celular with and into Telpe Celular, the other then subsidiary of TND. As a result of this merger, all the subsidiaries, with the exception of Telpe Celular, ceased to exist. In addition, Telpe Celular changed its name to TIM Nordeste Telecomunicações S.A., which is presently TND’s only subsidiary. The merger of TND’s subsidiaries was approved by the respective shareholders in January 2004.

Material Contacts

TSU and TND jointly selected and retained ABN AMRO as their financial advisor to render a valuation report solely for the purpose of valuing the shares of TSU and TND in connection with the merger. The valuation report was delivered to the boards of directors of TSU and TND on May 21, 2004. Subsequently, the boards of directors of TSU and TND discussed the range of exchange ratios implied by the valuation ranges determined by ABN AMRO in the valuation report.

On May 31, 2004, the boards of directors (conselhos de administração) of TSU and TND held extraordinary meetings and approved the Merger Agreement (Protocolo e Justificação de Incorporação) containing the

PART FIVE—THE MERGER

material terms and conditions of the merger of TND with and into TSU, including the exchange ratio of 0.9261 shares of TSU for each share of TND that is being proposed in the merger, which exchange ratio is within the range of exchange ratios implied by the valuation ranges determined in the valuation report prepared by ABN AMRO. However, the board member appointed by the minority common shareholders of TSU and TND abstained from voting solely on the exchange ratio approved by the majority of board members. On the same date, authorized executive officers (diretores) of each of TSU and TND entered into the Merger Agreement.

On July 19, 2004, the boards of directors (conselhos de administração) of TSU and TND held extraordinary meetings and unanimously approved the final terms of the Merger Agreement to be presented for shareholders’ approval, including the exchange ratio of 0.9261 shares of TSU for each share of TND that is being proposed in the merger, made all necessary adjustments in accordance therewith, and convened the extraordinary general shareholders’ meetings of TSU and TND to vote on the merger. On the same date, the fiscal committees (conselhos fiscais) of TSU and TND reviewed the terms and conditions of the merger in separate meetings, and reached favorable decisions with respect to the merger.

On July 19, 2004, TSU and TND published a notice of extraordinary general meetings of their respective common shareholders to vote on the merger.

TSU and TND had no other material contracts, arrangements, understandings, relationships, negotiations or transactions during the periods for which financial statements are included in this prospectus in connection with the merger.

Terms of Merger

General

The merger must be approved at separate extraordinary general meetings of the shareholders of TSU and TND, which are scheduled to be held on August 19, 2004. There are no conditions to the completion of the merger other than shareholder approval by holders of at least 50% of its total outstanding common shares, in the case of TND, and by at least a majority of the common shares present at its extraordinary general shareholders’ meeting, in the case of TSU.

If you hold TND preferred shares directly, you may attend the shareholders’ meeting of TND, but if you hold TND ADSs, you may not. No holder of preferred shares or ADSs of TND may vote at the shareholders’ meeting.

TIM Brasil, TSU’s and TND’s controlling shareholder, which holds 52.5% of the outstanding common shares of TSU and 53.5% of the outstanding common shares of TND, has indicated to TND and TSU that it will vote the common shares of our company and the common shares of TND that it holds, in favor of the merger. TIM, which, through its indirect majority ownership of TIM Brasil, has the ability to determine those actions of TSU and TND that require shareholder approval, has indicated to TND and TSU that it will direct TIM Brasil to vote the common shares of TSU and TND held by TIM Brasil, in favor of the merger.

After the merger is approved, holders of common shares of TND will have 30 days from the date of the publication of the minutes of the respective shareholders’ meetings to exercise appraisal or withdrawal rights (direito de recesso ou retirada). However, TSU may call another extraordinary general shareholders’ meeting within 10 days after the expiration of the 30-day period for the exercise of appraisal or withdrawal rights to either confirm or unwind the merger, if the aggregate number of shares corresponding to the exercise of appraisal or withdrawal rights by the common shareholders of TND is so great that it may have a material adverse effect on TSU’s financial condition.

If the merger is approved:

•	TND will cease to exist;

•	TIM Nordeste will become our direct subsidiary;

•	we will combine our assets and liabilities (including shareholders’ equity) with the assets and liabilities (including shareholders’ equity) of TND, and will change our legal name to TIM Participações S.A.;

•	holders of preferred shares of TND, other than preferred shares underlying ADSs of TND, will automatically receive 0.9261 preferred shares of TSU for each preferred share they hold without any further action by those holders; and

•	holders of American Depositary Shares, or ADSs, of TND will receive 1.8522 ADSs of TSU (each representing 10,000 preferred shares of TSU) for each ADS they hold, upon payment of the fees and expenses of the depositary and surrender of the physical ADR certificate, if applicable.

The exchange ratios for the TND preferred shares and ADSs are different because the ADS exchange ratio takes into account the difference in the ratio of ADSs to preferred shares under TND’s ADS program and our ADS program. Under TND’s ADS program, each ADS represents 20,000 preferred shares, while under our ADS program, each ADS represents 10,000 preferred shares.

Merger Agreement

The Merger Agreement (Protocolo e Justificação de Incorporação) was entered into on May 31, 2004 and amended and restated on July 19, 2004 to, among other things, confirm the originally proposed exchange ratio of 0.9261 shares of TSU for each share of TND, and set forth the basis for appraisal and withdrawal rights available only to common shareholders of TND in connection with the merger. As amended and restated, the merger agreement contains the terms by operation of which TND is expected to merge with and into TSU.

The following is a summary of the material terms of the Merger Agreement:

•	the exchange ratio of 0.9261 shares of TSU for each share of TND proposed in the merger may be revised upon the occurrence of any event that has a material adverse effect on the business, operations or financial condition of either TSU or TND;

•	only common shareholders of TND will have appraisal or withdrawal rights (direito de recesso ou retirada) in connection with the merger;

•	the corporate and/or voting rights of TSU’s common and preferred shares will not change as a consequence of the merger;

•	an extraordinary general shareholders’ meeting of TSU may, observing certain legal requirements, choose to unwind the merger after its approval, if the aggregate number of shares corresponding to the exercise of appraisal or withdrawal rights by TND’s common shareholders is so great that it may have a material adverse effect on TSU’s financial condition; and

•	all shares of TSU issued prior to or as a result of the merger will be entitled to receive dividends relative to profits accumulated as of January 1, 2004, except certain dividends to be paid from a “special dividends reserve,” which only shareholders of TND of record on April, 5 2002 will be entitled to receive.

As set forth in the Merger Agreement, the merger is conditioned upon the registration statement on Form F-4, of which this prospectus is a part, being declared effective by the SEC.

PART FIVE—THE MERGER

Under the Merger Agreement, we will undergo a capital increase to reflect the increased capital stock of TSU that will be generated by the transfer of the total amount of the capital stock of TND into TSU as a result of the merger. Under Brazilian corporate law, our preferred shares may not exceed two-thirds of our total capital stock. We will be in compliance with this requirement after this capital increase is effected.

The Merger Agreement, which is filed as an exhibit to the registration statement on Form F-4 of which this prospectus is a part, is incorporated by reference into this prospectus. See “Part Seven—Additional Information for Shareholders—Where You Can Find More Information” for instructions on how to obtain a copy of the Merger Agreement.

Date, Time and Place of Meeting

The extraordinary general shareholders’ meeting of TND is scheduled to be held as follows:

August 19, 2004

10 a.m. local time

Tele Nordeste Celular Participações S.A.

Avenida Ayrton Senna da Silva 1633

Jaboatão dos Guararapes, Pernambuco 50060-004

Brazil

If you hold preferred shares directly, you may attend the meeting. There is no record date, but, as required by TND’s by-laws, you must provide proof of ownership of your preferred shares no less than two business days prior to the date of the meeting, which proof of ownership must be issued by the registrar and transfer agent of our shares no less than five business days prior to the date of the meeting. Under Brazilian corporate law, you will be required to show a document proving your identity in order to gain admittance to the meeting. If you hold TND ADSs, you are not entitled to attend the shareholders’ meeting. Neither holders of preferred shares nor ADSs of TND have voting rights in the merger.

Receipt of Shares and ADSs of TSU

Delivery of TSU Preferred Shares

If the merger is approved, preferred shares of TND will automatically be exchanged for preferred shares of TSU by operation of law. Direct holders of TND preferred shares will automatically receive 0.9261 preferred shares of TSU for each preferred share of TND held. Accordingly, if you hold directly preferred shares of TND, no action is required from you. Instead, because the preferred shares of TSU are book-entry shares, an entry or entries will be made in the share registry of TSU to evidence the preferred shares you receive in the merger, and neither you nor any other person will receive certificates evidencing preferred shares of TSU.

For 30 days after the publication of the minutes of the shareholders’ meeting of TND to approve the merger and an additional 10-day waiting period, our preferred shares received by direct holders of TND preferred shares will trade on the BOVESPA under the ticker symbol for TND’s preferred shares, “TNEP4.” After the expiration of both the 30 days and the additional 10-day waiting period, those shares will trade under the ticker symbol for our preferred shares, “TCSL4.” TSU intends to submit a request to the BOVESPA that the 30- and 10-day periods be eliminated or reduced so that all TSU preferred shares be allowed to trade under the same ticker symbol as soon as possible after the merger. However, no assurance can be made that the BOVESPA will grant this request.

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Delivery of TSU ADSs

Once the merger is approved, we will make the ADSs representing preferred shares of TSU issued in the merger available to holders of TND ADSs within three business days after the underlying TSU preferred shares are deposited with the depositary’s custodian in Brazil, which should occur promptly after the merger becomes effective.

Holders of TND ADSs will be entitled to receive 1.8522 TSU ADSs (each representing 10,000 preferred shares of TSU) for each TND ADS that they hold. However, depending on whether you hold TND ADSs in physical certificated form or book-entry form, further action is required from you in order for you to receive the new TSU ADSs, and any cash in lieu of fractional TSU ADSs you may be entitled to.

If you hold TND ADSs in book-entry form, you will automatically receive your new TSU ADSs upon payment of certain fees and expenses required to be paid under TND’s deposit agreement for the cancellation of the TND ADSs that you hold, as well as certain fees and expenses required to be paid under TSU’s deposit agreement for the issuance of the TSU ADSs that you will be receiving in exchange for the cancelled TND ADSs.

However, if you hold TND ADSs in the form of a physical ADR, you must, in addition to paying the fees and expenses required to be paid under TND’s deposit agreement and TSU’s deposit agreement referred to above, also surrender the physical TND ADR to the depositary for exchange prior to receiving your new TSU ADSs. You will not automatically receive a physical ADR evidencing your new TSU ADSs when you exchange your old TND ADR because all TSU ADSs issued in exchange for TND ADSs in the merger will be issued in uncertificated (book-entry) form registered on the books of the depositary. At a later date, however, you may request the depositary under TSU’s deposit agreement to issue and mail to you a physical ADR evidencing the TSU ADSs that you receive in the merger.

In order to effect the exchange of TND ADRs evidencing TND ADSs for TSU ADSs, TSU and TND have entered into an exchange agreement with JPMorgan Chase Bank, as exchange agent, whereby, upon the merger becoming effective, you will be entitled to deliver the ADR evidencing your TND ADSs to the exchange agent and receive in exchange therefore the TSU ADSs that you are, and any cash in lieu of fractional TSU ADSs that you may be, entitled to.

Upon confirmation of deposit of our newly issued underlying preferred shares with its custodian, JPMorgan Chase Bank, as depositary under our ADS program, will cause to be issued and delivered, subject to the exchange of any physical TND ADRs, if applicable, and payment of certain fees and expenses as provided under TSU’s deposit agreement, ADSs representing the TSU preferred shares issued in the merger and any cash in lieu of fractional TSU ADSs that you may be entitled to.

Notwithstanding whether you hold TND ADSs in physical certificated form or book-entry form, you must pay a fee under TND’s deposit agreement for the cancellation of your TND ADSs and a fee under TSU’s deposit agreement for the issuance of the new TSU ADSs. These fees will not exceed US$5.00 per 100 ADSs, or portion thereof, to have your TND ADSs cancelled, and will not exceed US$5.00 per 100 ADSs, or portion thereof, to have the new TSU ADSs issued.

Fractional Shares and ADSs of TSU

If you hold TND preferred shares directly and, as a result of the merger, the product of 0.9261 and the number of TND preferred shares you hold is less than one, you will have the option to receive (1) an amount in cash equivalent to your fractional share and not become a shareholder of TSU, or (2) one whole share (made up of your fractional share and a fraction of one of our shares held by our controlling shareholder) and remain as a shareholder of TSU.

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You must inform us of your decision within the 30-day period for the exercise of appraisal or withdrawal rights (direito de recesso ou retirada) available to holders of TND common shares, which period starts running from the date of publication of the minutes of the extraordinary general shareholders’ meeting that approves the merger. If you do not communicate your decision to us by such time, we will assume that you have chosen to receive an amount in cash equivalent to your fractional share and not become a shareholder of TSU, and we will act accordingly.

Whether you affirmatively choose not to become a shareholder of TSU, or let the 30-day period for the exercise of appraisal or withdrawal expire without communicating your decision to us, we will calculate the amount in cash of your fractional share based on the economic value of a share of TSU that you would otherwise be entitled to in the merger, calculated in accordance with Section 2.1 of the Merger Agreement (Protocolo e Justificação de Incorporação) by operation of which TND is to merge with and into TSU, and make such cash amount available to you promptly after the expiration of such 30-day period.

If you hold TND preferred shares directly and, as a result of the merger, the product of 0.9261 and the number of TND preferred shares you hold entitles you to receive both a whole number of TSU preferred shares and a fraction of a TSU preferred share, you, in addition to receiving the whole TSU preferred shares that you are entitled to, will be credited an amount in cash equivalent to your fractional TSU preferred share promptly after the actual sale in the open market of the fractional TSU preferred share to which you would otherwise be entitled is effected.

If you hold TND ADSs and the product of 1.8522 and the number of TND ADSs you hold is not a whole number, the number of TSU ADSs you will receive in the merger will be rounded down to the largest whole number. Then, the depositary under our ADS program will:

•	sell or cause to be sold into the open market the fractional TSU ADS to which you would otherwise be entitled; and

•	when you exchange your TND ADSs, remit to your broker or custodian or mail you a check for cash in lieu of any fractional TSU ADS you are entitled to receive based on the net proceeds (after deducting applicable fees and expenses, including sales commissions) from the sale on the open market of the aggregate number of fractional entitlements to TSU ADSs.

You will receive your cash payment, if applicable, promptly after the actual sale in the open market of fractional TSU ADSs is effected. You do not have to pay in cash any fees or commissions to the depositary for the sale of your fractional ADS, since fees and expenses will have already been deducted from any amounts you may receive.

Termination of TND’s ADS Program

TND’s ADS program will be terminated upon the merger becoming effective. The merger of TND with and into TSU will become effective upon its approval at separate extraordinary general shareholders’ meetings of TSU and TND, which are scheduled to be held on August 19, 2004. Upon completion of the merger, each TND ADS will represent the right to receive 1.8522 TSU ADSs (each representing 10,000 preferred shares of TSU) and cash in lieu of fractional TSU ADSs, if any.

As a result of the termination of the TND ADS program, holders of certificated TND ADSs will be required to surrender their TND ADRs to receive the new TSU ADSs and cash in lieu of fractional TSU ADSs, if any, to which they may be entitled. If you hold TND ADSs in the form of a physical ADR certificate, will only be

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entitled to receive your TSU ADSs and cash in lieu of fractional TSU ADS, if any, as well as any future payment of dividends and other distributions that your TSU ADSs may be entitled to, if and when you surrender your TND ADRs for exchange. The ability to exchange such TND ADRs extends until the six month anniversary of the date the TND ADS program has been terminated.

As soon as practicable after the expiration of six months from the date the TND ADS program has been terminated, the depositary under TND’s ADS program may sell any deposited securities (for example, the TSU ADSs) remaining under TND’s ADS program, and shall thereafter hold in a segregated account the net proceeds of the sale, together with any other cash, without liability for interest, in trust for the pro rata benefit of TND’s ADR holders that have not theretofore surrendered their TND ADRs.

After effecting such a sale, the depositary under TND’s ADS program will be discharged from all obligations under TND’s deposit agreement with respect to holders of those ADRs evidencing the ADSs sold, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in TND’s deposit agreement for the surrender of ADRs and any applicable taxes or other governmental charges) and certain indemnification obligations to us, and we will also be discharged from all obligations thereunder, except for certain indemnification obligations to the depositary and its agents.

Management

Our management consists of a board of directors (conselho de administração) and a board of executive officers (diretoria), which are subject to review by our fiscal committee (conselho fiscal). Upon completion of the merger, the structure and composition of our board of directors, board of executive officers and fiscal committee will be identical to their respective structure and composition prior to the merger.

A description of our management is set forth below.

Board of Directors

Our board of directors may be comprised of three to five members, elected by our shareholders for three-year terms. The term of office of the current members of the board of directors will expire at the time our annual general shareholders’ meeting is convened in 2007. The board of directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

The following are the current members of our board of directors and their respective positions:

Name	Position	Date Assumed Office
Mario Cesar Pereira de Araujo	Chairman	May 3, 2004
Isaac Selim Sutton	Director	May 3, 2004
Franco Bertone	Director	May 3, 2004

Set forth below are brief biographical descriptions of our directors:

Mario Cesar Pereira de Araujo, 56 years old, has been a member and the chairman of our board of directors since March 2003. He holds a degree in electrical engineering from Universidade Federal do Rio de Janeiro – UFRJ. Mr. Araujo has been chief executive officer of TIM Brasil and TIM Celular S.A. since February 2003. He has also been chief executive officer and technology officer of TND since April 2003. Additionally, he has been chairman of the board of directors of TND and TIM Nordeste since May 2003. From 1999 to 2002, he served as chief executive officer of Norte Brasil Telecom. From 1998 to 1999, he served as chief executive officer of Tele Centro Oeste Celular Participações S.A. From 1997 to 1998, he served as a manager of services in the areas of paging, trunking and Internet services at Splice do Brasil S.A. From 1977 to 1997, he worked at

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Embratel as a manager of data communications, as an assistant to the director of engineering and as a manager of the department of corporate clients. From 1973 to 1977, he worked in the data and text communications department of Telerj.

Isaac Selim Sutton, 43 years old, has been a member of our board of directors since May 2004. He holds a degree in economics from Universidade de São Paulo – USP. Mr. Sutton is also an officer for Grupo Safra since 1994 and has been a member of the board of directors of other Brazilian companies such as Aracruz, Telemig, Celma and Gevisa. Mr. Sutton has also been a member of our fiscal committee and the fiscal committee of TND.

Franco Bertone, 51 years old, has been a member of our board of directors since December 2002. Mr. Bertone holds a degree in electronic engineering. Mr. Bertone is the shareholders’ relations director for Telecom Italia Latin America. In 2001 and 2002, Mr. Bertone was the director of international operations for Telecom Italia Latin America and the vice-president of Telecom Argentina. From 1997 to 2000, Mr. Bertone was the chairman and chief executive officer of Entel-Bolivia. From 1992 to 1997, Mr. Bertone was the chief executive officer of Sirti Limited – UK and Sirti Limited Corp. – USA. From 1986 to 1991, Mr. Bertone was the director of systems at Sirti-Milano. From 1983 to 1985, Mr. Bertone was the program manager of the Sirti-Ericsson-Philips joint venture in Saudi Arabia.

Board of Executive Officers

Members of our board of executive officers are elected by our board of directors for three-year terms. Our board of executive officers currently consists of two members. In the absence or temporary incapacity of the chief executive officer, he will be replaced by an alternate chosen by him in case of his absence, or by a majority of the executive officers in case of his incapacity. In case of a vacancy in any position in the board of executive officers, a replacement will be appointed by the board of directors. A person may be elected for more than one position on the board of executive officers. The board of directors may remove executive officers from office at any time.

The following are the current members of our board of executive officers, appointed on October 31, 2002, and their respective positions:

Name	Position
Alvaro Pereira de Moraes Filho	Chief Executive Officer Chief Technology Officer Chief Administrative Officer

Paulo Roberto Cruz Cozza	Chief Financial Officer and Investor Relations Officer

Set forth below are brief biographical descriptions of our current executive officers:

Alvaro Pereira de Moraes Filho, 55 years old, has been our chief executive officer since September 1998. He also holds the position of our chief technology officer and chief administrative officer. He also serves as chairman of the board of directors and chief executive officer of TIM Sul. He joined Telecomunicações do Paraná S.A.—Telepar in 1974, where he has served as manager of data processing (1974-78), manager of the division of planning of operations (1976-80), manager of the coordination of operations department (1979-87), manager of the engineering planning department (1987-91), manager of the human resources development department (1991-93), executive officer of engineering (1993-94), manager of the technical coordination office (1994-95) and manager of the systems department (1996-98). He has also served as manager of the services department (1995-96) of Telepar Celular. He holds a degree in electrical engineering from Instituto de Tecnologia e Aeronáutica—ITA.

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Paulo Roberto Cruz Cozza, 40 years old, has been our chief financial officer and investor relations officer since January 2002. In 1988, he joined Itautec Informática S.A., acting as an accounting manager. From 1992 to 1998, he served as controlling manager at Holland Latina America Ltda. From 1998 to 1999, he served as Comptroller at Incepa Louças Sanitárias S.A. He joined TSU in 1999 as comptroller, and has served as chief financial officer since January 2002. His professional experience includes the preparation of management systems for the financial, human resources and comptroller areas. He holds an accounting degree from Faculdades Integradas Guarulhos.

Fiscal Committee (Conselho Fiscal)

We have a permanent fiscal committee (conselho fiscal) that consists of five members, three of which are elected by TIM Brasil, our controlling shareholder, one is elected by our minority common shareholders, and one is elected by holders of our preferred shares. Members of the fiscal committee are elected annually at the annual general shareholders’ meeting.

The fiscal committee is responsible for reviewing our management. Under Brazilian corporate law, the fiscal committee’s general duties and responsibilities include monitoring the actions of management and verifying its compliance with legal duties and appropriate statutes, providing opinions regarding management’s annual report, business plans and budgets, and performing review of, and providing opinions regarding, our financial statements. All members serve independently from TSU in their capacities on the fiscal committee.

The following are the current members of our fiscal committee:

Name	Date Assumed Office
Mailson Ferreira da Nóbrega	April 28, 2004
Celso Clemente Giacometti	April 28, 2004
Josino de Almeida Fonseca	April 28, 2004
José Antonio Machado	April 28, 2004
Antonio Abrahão Chalita	April 28, 2004

Compensation

For the year ended December 31, 2003, our 2003 annual general shareholders’ meeting approved an aggregate amount of approximately R$1.5 million as compensation for our directors and executive officers. Our directors and executive officers did not receive any benefits in addition to such compensation. Accordingly, we did not set aside or accrue any amounts to provide pension, retirement or similar benefits to our directors and executive officers during 2003.

Our 2004 annual general shareholders’ meeting approved a maximum aggregate annual amount of R$540,000 as compensation to the members of our fiscal committee for fiscal year 2004.

Share Ownership

As of December 31, 2003, none of our directors or executive officers beneficially owned, directly or indirectly, 1% or more of either our common shares or preferred shares outstanding.

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Mailing of Prospectus

We will mail the prospectus to record holders of TND preferred shares who are residents of the United States and whose names appear on our shareholder list. We will also mail the prospectus to record holders of TND ADSs whose names appear on the list of record holders of TND ADSs maintained by the depositary, and will also furnish the prospectus to brokers, banks and similar persons which are listed as participants in a clearing agency’s security position listing for subsequent transmission to beneficial owners of TND ADSs.

Brokerage Commissions

You do not have to pay any brokerage commissions in connection with the merger if you have your TND shares registered in your name. If your securities are held through a bank, broker or custodian linked to a stock exchange, you should consult with that entity as to whether or not any transaction fee or service charges will be assessed in connection with the merger. If you hold TND ADSs, you will have to pay the fees and expenses described in “—Receipt of Shares and ADSs of TSU—Delivery of TSU ADSs” in connection with the merger.

Accounting Treatment of Merger

Under Brazilian corporate law, the body of accounting principles we use to prepare our consolidated financial statements, the merger will be accounted for at book value. TND will be recorded in our consolidated financial statements at historical book value from the day of the merger.

Under U.S. generally accepted accounting principles, the merger represents a business combination of entities under common control due to the majority ownership of both TSU and TND by TIM Brasil. As a result, the merger, as it relates to the exchange of common and preferred shares owned by TIM Brasil, will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying value, and reflected in our consolidated financial statements for all periods presented from the date TIM Brasil acquired control. The exchange of shares between TSU and the non-affiliated holders of common and preferred shares of TND will be accounted for using the purchase method of accounting, or at fair value, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Material Tax Considerations

Brazilian Tax Considerations

The Merger

The following discussion is the opinion of Veirano Advogados, our Brazilian counsel, as to the material tax consequences to you of the merger. The following discussion is based on Brazilian law and practice as applied and interpreted as of the date of this prospectus, which are subject to change at any time. There is currently no treaty for the avoidance of double taxation between Brazil and the United States. The following discussion does not address all possible Brazilian tax consequences relating to the merger. You should consult your own tax advisor regarding taxes that may arise in connection with the merger.

Despite the lack of specific provisions in Brazilian tax legislation with respect to the merger, there is a reasonable basis under Brazilian law to claim that the exchange (resulting from the merger) by a U.S. person of preferred shares that are registered as a foreign portfolio investment under Resolution 2,689 of the Brazilian National Monetary Council, or are registered as a foreign direct investment under Law 4,131/62, is not subject to income tax.

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Acquiring, Owning and Disposing of Preferred Shares and ADSs

The following discussion summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs by a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes (a “U.S. holder”). This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of investing in preferred shares or ADSs.

Taxation of Dividends

Dividends paid by us in cash or in kind from profits generated on or after January 1, 1996 (1) to the depositary in respect of preferred shares underlying ADSs, or (2) to a U.S. holder or non-Brazilian holder in respect of preferred shares will generally not be subject to Brazilian withholding tax. We do not have any undistributed profits generated before January 1, 1996.

Distributions of Interest on Shareholders’ Equity

Brazilian corporations may make payments to shareholders characterized as interest on shareholders’ equity as an alternative form of making dividend distributions. The rate of interest is at the corporation’s discretion but may not be higher than the TJLP Interest Rate. The total amount distributed as interest on shareholders’ equity may not exceed the greater of (1) 50% of net income (before taking into account the distribution and any deductions for income taxes) for the year in respect of which the payment is made, or (2) 50% of retained earnings for the year prior to the year in respect of which the payment is made. Payments of interest on shareholders’ equity are decided by the board of directors or by the shareholders on the basis of recommendations of the company’s board of directors.

Distributions of interest on shareholders’ equity paid to holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a tax haven jurisdiction (that is, a country that does not impose any income tax or that imposes tax at a rate of less than 20%), the rate will be 25%.

No assurance can be given that our board of directors will not recommend that future distributions of profits be made by means of interest on shareholders’ equity instead of dividend distributions.

Amounts paid as interest on shareholders’ equity (net of applicable withholding tax) may be treated as payments in respect of the dividends we are obligated to distribute to our shareholders in accordance with our by-laws (estatutos) and Brazilian corporate law. Distributions of interest on shareholders’ equity in respect of the preferred shares, including distributions to the depositary in respect of preferred shares underlying ADSs, may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

Taxation of Gains

Gains realized outside Brazil by a U.S. holder or a non-Brazilian holder on the disposition of ADSs or preferred shares to another U.S. holder or non-Brazilian holder are not subject to Brazilian tax. However, the Brazilian government enacted Law 10,833 on December 29, 2003 that may cause the taxation of the gains realized outside Brazil by a U.S. holder or a non-Brazilian holder on the disposition of preferred shares to another U.S. holder or non-Brazilian holder as of February 1, 2004.

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Gains realized by a U.S. holder or a non-Brazilian holder on dispositions of preferred shares in Brazil or in transactions with Brazilian residents may be free of Brazilian tax, taxed at a rate of 25% if the recipient is domiciled in a tax haven jurisdiction, or taxed at a rate of 20% or 15%, depending on the circumstances.

Gains on the disposition of preferred shares obtained upon cancellation of ADSs are not taxed in Brazil if the disposition is made and the proceeds are remitted abroad within five business days after cancellation, unless the investor is a resident of a jurisdiction that, under Brazilian law, is deemed to be a tax haven.

Gains realized through transactions with Brazilian residents or through transactions in Brazil off the Brazilian stock exchanges are generally subject to tax at a rate of 15%.

Gains realized through transactions on Brazilian stock exchanges are generally subject to tax at a rate of 20%, unless the investor is entitled to tax-free treatment for the transaction under Resolution 2,689 of the Brazilian National Monetary Council Regulations, described immediately below.

Resolution 2,689, which as of March 31, 2000 superseded the Annex IV Regulations that previously provided tax benefits to foreign investors, extends favorable tax treatment to a U.S. holder or non-Brazilian holder of preferred shares who has (1) appointed a representative in Brazil with power to take action relating to the investment in preferred shares, (2) registered as a foreign investor with the CVM, and (3) registered its investment in preferred shares with the Brazilian Central Bank. Under Resolution 2,689 securities held by foreign investors must be maintained under the custody of, or in deposit accounts with, financial institutions duly authorized by the Brazilian Central Bank and the CVM. In addition, the trading of securities is restricted under Resolution 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. Investors previously holding preferred shares under the Annex IV Regulations were required to bring their investments into conformity with Resolution 2,689 by June 30, 2000. The preferential treatment generally afforded under Resolution 2,689 and afforded to investors in ADSs is not available to residents of tax havens.

There can be no assurance that the current preferential treatment for U.S. holders and non-Brazilian holders of ADSs, and U.S. holders and non-Brazilian holders of preferred shares, under Resolution 2,689 will be maintained.

Gain on the disposition of preferred shares under Resolution 2,689 is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. Currently, such gain is not subject to taxation in Brazil, with the exception of beneficiaries who reside in tax havens. See “Part Six—Shareholders Rights—Description of TSU Capital Stock—Exchange Controls and Brazilian Central Bank Registration.”

Presently, there is a controversy with regard to the taxable basis of gain realized on the disposition of preferred shares registered as a foreign investment with the Brazilian Central Bank under Law 4,131. The interpretation of the Brazilian Revenue Service is that the gain is measured by the difference between the amount in reais realized on the sale or exchange, and the historic acquisition cost registered as an investment in reais.

However, many taxpayers have been paying taxes by calculating the gain as the difference between the foreign currency amount realized on the sale or exchange, and the foreign currency amount registered as an investment with the Brazilian Central Bank. There are reasonable legal grounds to support this position in light of Article 682, Item II, of the Brazilian Income Tax Regulations (Regulamento do Imposto de Renda), which provides that foreign currency amounts registered with the Central Bank that are returned to their country of origin shall not be subject to withholding income tax.

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Under current law, the tax rate for transactions on a Brazilian stock exchange is 20%. Brazil’s tax treaties do not grant relief from taxes on gains realized on sales or exchanges of preferred shares.

Gains realized by a U.S. holder and non-Brazilian holder upon the redemption of preferred shares will be treated as gains from the disposition of such preferred shares to a Brazilian resident occurring off a stock exchange and will accordingly be subject to tax at a rate of 15%.

Any exercise of preemptive rights relating to the preferred shares or ADSs will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to the preferred shares will be treated differently for Brazilian tax purposes depending on (1) whether the sale or assignment is made by the depositary or the investor, and (2) whether the transaction takes place on a Brazilian stock exchange. Gains on sales or assignments made by the depositary on a Brazilian stock exchange are not taxed in Brazil, but gains on other sales or assignments may be subject to tax at rates up to 15%, or 25% if the recipient is domiciled in a tax haven jurisdiction.

The deposit of preferred shares in exchange for the ADSs is not subject to Brazilian income tax if the preferred shares are registered under Resolution 2,689 and the respective holder is not domiciled in a tax haven jurisdiction. If the preferred shares are so registered and the holder is domiciled in a tax haven jurisdiction, the deposit of preferred shares in exchange for ADSs may be subject to Brazilian capital gains tax at a rate of 20%. If the preferred shares are not so registered, the deposit of preferred shares in exchange for ADSs may be subject to Brazilian capital gains tax at a rate of 15%, if the recipient is not domiciled in a tax haven jurisdiction, or 25%, if the recipient is domiciled in a tax haven jurisdiction.

The withdrawal of preferred shares in exchange for ADSs is not subject to Brazilian tax. On receipt of the underlying preferred shares, a U.S. holder or non-Brazilian holder entitled to benefits under Resolution 2,689 will be entitled to register the U.S. dollar value of such shares with the Brazilian Central Bank. If a U.S. holder or non-Brazilian holder does not qualify under Resolution 2,689, that holder will be subject to the less favorable tax treatment described above in respect of exchanges of preferred shares.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within this state in Brazil. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of preferred shares or ADSs.

A financial transaction tax, or the IOF tax, may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the Brazilian Ministry of Finance has the legal power to increase the rate to a maximum of 25%. Any increase will be applicable only prospectively.

The IOF may also be levied on transactions involving bonds or securities, or IOF/Títulos, even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/ Títulos with respect to preferred shares and ADSs is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

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In addition to the IOF tax, a second, temporary tax that applies to the removal of funds from accounts at banks and other financial institutions, or the CPMF tax, will be imposed on distributions in respect of ADSs at the time these distributions are converted into U.S. dollars and remitted abroad by the custodian for the preferred shares underlying the ADSs. The CPMF tax was scheduled to expire in June 2002 but was extended until December 31, 2007. It is currently imposed at a rate of 0.38%. From July 13, 2002, transactions conducted through the Brazilian stock exchanges in current accounts specified for stock exchange transactions are exempt from the CPMF tax.

The tax consequences described under this subsection “—Acquiring, Owning and Disposing of Preferred Shares and ADSs” also apply to the acquisition, ownership and disposition by a U.S. holder of TND preferred shares or ADSs.

United States Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences of the merger and the consequences of ownership of TSU preferred shares or ADSs received pursuant to the merger. The discussion set forth below deals only with U.S. Holders (as defined below) who hold such shares as capital assets, and not with special classes of holders that may be subject to special treatment under the United States Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), such as:

•	dealers in securities or currencies;

•	traders in securities that elect to mark to market;

•	banks, other financial institutions, insurance companies or mutual funds;

•	tax-exempt organizations;

•	life insurance companies;

•	holders liable for alternative minimum tax;

•	holders of preferred shares or ADSs acquired as a result of the exercise of employee stock options;

•	persons that hold preferred shares or ADSs that are a hedge or that are hedged against currency risks or that are part of a straddle, or other risk reduction, constructive sale or conversion transaction;

•	persons who hold or at any time have held, directly, indirectly or constructively, ten percent or more of the total voting power of the share capital of TND or TSU;

•	partnerships or persons who hold their preferred shares or ADSs in a partnership or other passthrough entity; or

•	persons whose functional currency is not the U.S. dollar.

In addition, the discussion does not address the United States state or local tax consequences or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the merger, or of ownership of TSU preferred shares or ADSs. The discussion below is based upon the provisions of the U.S. Tax Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder of preferred shares or ADSs in light of such U.S. Holder’s particular circumstances.

PART FIVE—THE MERGER

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER AND OWNERSHIP OF TSU PREFERRED SHARES OR ADSs IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

If a partnership holds TSU or TND preferred shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding such preferred shares or ADSs, the holder is urged to consult its tax advisors regarding the tax consequences of the merger and the ownership of TSU preferred shares or ADSs.

As used herein, the term “U.S. Holder” means a beneficial holder of preferred shares or ADSs that is: (1) a citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the U.S. Tax Code, or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

In general, for U.S. federal income tax purposes, a U.S. Holder who is a beneficial owner of an ADS will be treated as the owner of the underlying preferred shares that are represented by such ADS. Deposits or withdrawals of TSU preferred shares by U.S. Holders for ADSs will not be subject to U.S. federal income tax.

The Merger

Consequences of Merger

Morgan, Lewis & Bockius LLP, U.S. tax counsel to TSU, has provided an opinion that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the U.S. Tax Code. Such opinion is based on the assumptions stated therein, including the truth and accuracy of the representations made to tax counsel by TSU and TND and no adverse change in U.S. federal income tax law. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by U.S. tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code depends upon the facts and law existing at the effective time of the merger. In addition, the U.S. tax counsel’s opinion is not binding on the United States Internal Revenue Service (the “IRS”) or on the courts. No advance U.S. federal income tax ruling has been (or will be) sought from the IRS regarding the tax consequences of the transactions described herein.

PART FIVE—THE MERGER

The following discussion assumes that the opinion conditions and assumptions described above are satisfied, and is subject to the discussion under “—Passive Foreign Investment Company Rules and TND” below.

No gain or loss will be recognized by a U.S. Holder of TND preferred shares or ADSs solely upon such U.S. Holder’s receipt of TSU preferred shares or ADSs in exchange for TND preferred shares or ADSs in the merger (except to the extent of cash received in lieu of a fractional TSU preferred share or ADS). The aggregate tax basis of TSU preferred shares or ADSs received by each U.S. Holder in the merger will be the same as the aggregate tax basis of the TND preferred shares or ADSs surrendered by such U.S. Holder in exchange therefor, reduced by any tax basis attributable to a fractional share deemed to be disposed of in the merger. The holding period of TSU preferred shares or ADSs received by each U.S. Holder in the merger will include the period for which the TND preferred shares or ADSs surrendered in exchange therefor were considered to be held. Cash payments received by a U.S. Holder of TND preferred shares or ADSs in lieu of a fractional share will be treated as if such fractional share of TSU preferred shares or ADSs had been issued in the merger and then sold back to TSU in the case of the preferred stock, or sold on the NYSE in the case of the ADSs. A U.S. Holder of TND preferred shares or ADSs receiving such cash will recognize capital gain or loss, upon such payment, equal to the difference (if any) between the amount of cash received and the basis in such fractional share.

Passive Foreign Investment Company Rules and TND

Notwithstanding the foregoing, if TND has been a PFIC at any time since its formation, under proposed U.S. Treasury Regulations, the merger will constitute a taxable transaction for U.S. federal income tax purposes with respect to U.S. Holders of TND preferred shares or ADSs, if any, who owned TND preferred shares or ADSs while TND was a PFIC, unless TSU is also a PFIC at the time of the merger.

In general, a company is considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income, or (2) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The 50% of value test is based on the average of the value of the company’s assets for each quarter during the taxable year. If the company owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

PART FIVE—THE MERGER

Based on TND’s audited financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, TSU does not believe that TND will be in the current year, or has been in 1998 or any subsequent taxable year, a PFIC. Based on TSU’s financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, TSU does not anticipate becoming a PFIC for its 2004 taxable year. However, there can be no assurance as to the PFIC status of either TSU or TND, because PFIC status is a factual determination that is made annually. Accordingly, it is possible that TND may have been a PFIC in prior taxable years, or that either of TSU or TND may become a PFIC in the current taxable year. If TND has been or becomes a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences in the merger, as more fully described below.

If TND is or was a PFIC for any taxable year during which a U.S. Holder holds TND preferred shares or ADSs, such U.S. Holder will be subject to special tax rules with respect to any gain realized from the merger, unless TSU is also a PFIC for its taxable year that includes the date of the merger. Under these special tax rules (1) the gain will be allocated ratably over the U.S. Holder’s holding period for the TND preferred shares or ADSs, (2) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TND was a PFIC, will be treated as ordinary income, and (3) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If a U.S. Holder holds TND preferred shares or ADSs in any year in which TND is classified as a PFIC, such holder would be required to file IRS Form 8621.

In certain circumstances, a U.S. Holder, in lieu of being subject to the excess distribution rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. If a valid mark-to-market election were made by a U.S. Holder in the current or any prior taxable year (and such election remains in effect), the special tax rules discussed above do not apply. Any gain recognized pursuant to the merger will be treated as ordinary income in the current taxable year. U.S. Holders are urged to consult their tax advisor about the mark-to-market election and whether any such election would be applicable with respect to their particular circumstances.

U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding TND preferred shares or ADSs if TND is or has been a PFIC in any taxable year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash payments received pursuant to the merger paid within the United States (and in certain cases, outside of the United States) to U.S. Holders, other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report dividends required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, so long as the required information is provided to the IRS.

Distributions on TSU Preferred Shares or ADSs

Subject to the discussion under “—Passive Foreign Investment Company Rules and TSU,” a U.S. Holder will recognize ordinary dividend income for U.S. federal income tax purposes in an amount equal to the amount

PART FIVE—THE MERGER

of any cash and the value of any property distributed by TSU as a dividend, to the extent that such distribution is paid out of TSU’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, when such distribution is received by the depositary’s custodian (the “Custodian”), or by the U.S. Holder in the case of a holder of preferred shares. The amount of any distribution will include the amount of Brazilian tax withheld on the amount distributed, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the Custodian, or by a U.S. Holder in the case of a holder of preferred shares. If the Custodian, or U.S. Holder in the case of a holder of preferred shares, does not convert such reais into U.S. dollars on the date it receives them, it is possible that the U.S. Holder will recognize foreign currency loss or gain, which would be ordinary loss or gain, when the reais are converted into U.S. dollars. Dividends paid by TSU will not be eligible for the dividends-received deduction allowed to corporations under the U.S. Tax Code.

Distributions out of earnings and profits with respect to the TSU preferred shares or ADSs generally will be treated as dividend income from sources outside of the United States, and generally will be treated separately along with other items of “passive” (or, in the case of certain U.S. Holders, “financial services”) income for purposes of determining the credit for foreign income taxes allowed under the U.S. Tax Code. Subject to certain limitations, Brazilian income tax withheld in connection with any distribution with respect to the TSU preferred shares or ADSs may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, if such U.S. Holder elects for that year to credit all foreign income taxes. Alternatively such Brazilian withholding tax may be taken as a deduction against taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities, and may not be allowed in respect of arrangements in which a U.S. Holder’s expected economic profit is insubstantial. U.S. Holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

Distributions of additional shares to holders with respect to their preferred shares or ADSs that are made as part of a pro rata distribution to all shareholders of TSU generally will not be subject to U.S. federal income tax.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009 with respect to the preferred shares or ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the preferred shares or ADSs will be treated as qualified dividends if (1) the preferred shares or ADSs are readily tradable on an established securities market in the United States, and (2) TSU was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”), foreign personal holding company (“FPHC”) or foreign investment company (“FIC”). The ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. It is unclear whether preferred shares held directly by a U.S. Holder will be treated as readily tradable on an established securities market in the United States. As a result, there can be no assurance that dividends paid on preferred shares held directly by U.S. Holders will be eligible for such reduced rates. Based on TSU’s audited financial statements and relevant market and shareholder data, TSU believes that it was not treated as a PFIC, FPHC or FIC for U.S. federal income tax purposes with respect to its 2003 taxable year. In addition, based on TSU’s audited financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, TSU does not anticipate becoming a PFIC, FPHC or FIC for its 2004 taxable year.

The U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs and intermediaries though whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether TSU will be able to comply with them. Holders of preferred shares and ADSs should consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

PART FIVE—THE MERGER

Sale, Exchange or Other Disposition

Subject to the discussion under “—Passive Foreign Investment Company Rules and TSU,” upon the sale or other disposition of a TSU preferred share or ADS, a U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes. The amount of the gain or loss will be equal to the difference between the amount realized in consideration for the disposition of the TSU preferred share or ADS, and the U.S. Holder’s tax basis in the preferred share or ADS. Such gain or loss generally will be subject to U.S. federal income tax, will be treated as capital gain or loss, and will be long-term capital gain or loss if the preferred share or ADS has been held for more than one year. The net amount of long-term capital gain recognized by an individual holder after May 5, 2003 and before January 1, 2009 generally is subject to taxation at a maximum rate of 15%. The net long-term capital gain recognized by an individual holder before May 6, 2003 or after December 31, 2008 generally is subject to taxation at a maximum rate of 20%. Capital losses may be deducted from taxable income, subject to certain limitations. Gain realized by a U.S. Holder on a sale or disposition of preferred shares or ADSs generally will be treated as U.S. source income. Consequently, if Brazilian tax is imposed on such gain, the U.S. Holder will not be able to use the corresponding foreign tax credit, unless the holder has other foreign source income of the appropriate type in respect of which the credit may be used.

Other Brazilian Taxes

Certain other Brazilian taxes, as discussed in “—Brazilian Tax Consequences,” may not be creditable foreign taxes for U.S. federal income tax purposes, but U.S. Holders may be able to deduct such taxes, subject to certain limitations under the U.S. Tax Code. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of these taxes.

Passive Foreign Investment Company Rules and TSU

In general, a company is considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income, or (2) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The 50% of value test is based on the average of the value of the company’s assets for each quarter during the taxable year. If the company owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

Based on TSU’s audited financial statements and relevant market and shareholder data, TSU believes that it was not treated as a PFIC for U.S. federal income tax purposes with respect to its 2003 taxable year. In addition, based on TSU’s audited financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, TSU does not anticipate becoming a PFIC for its 2004 taxable year. However, there can be no assurance as to the PFIC status of TSU, because PFIC status is a factual determination that is made annually. Accordingly, it is possible that TSU may become a PFIC in the current or any future taxable year due to changes in valuation or composition of its income or assets. If TSU is or becomes a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences as more fully described below.

If TSU is a PFIC for any taxable year during which a U.S. Holder holds its TSU preferred shares or ADSs, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of TSU preferred shares or ADSs. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years, or the U.S. Holder’s holding period for the TSU preferred shares or ADSs, will be treated as excess distributions. Under these special tax rules (1) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the TSU preferred shares or ADSs, (2) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TSU was a

PART FIVE—THE MERGER

PFIC, will be treated as ordinary income, and (3) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If a U.S. Holder holds TSU preferred shares or ADSs in any year in which TSU is classified as a PFIC, such holder would be required to file IRS Form 8621.

In certain circumstances, a U.S. Holder, in lieu of being subject to the excess distribution rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. The TSU preferred shares are listed on the BOVESPA, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable U.S. Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the TSU preferred shares will be “regularly traded” for purposes of the mark-to-market election. Under current law, however, the mark-to-market election may be available to U.S. Holders, because the TSU ADSs are listed on the NYSE, which constitutes a qualified exchange as designated in the U.S. Tax Code, although there can be no assurance that the TSU ADSs will be “regularly traded.”

If a U.S. Holder makes an effective mark-to-market election, such holder will include in each year as ordinary income the excess of the fair market value of such holder’s PFIC shares or ADSs at the end of the year over such holder’s adjusted tax basis in the shares or ADSs. U.S. Holders will be entitled to deduct as an ordinary loss each year the excess of such holder’s adjusted tax basis in the TSU preferred shares or ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

A U.S. Holder’s adjusted tax basis in PFIC preferred shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years, unless the TSU preferred shares or ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

Alternatively, a U.S. Holder of shares or ADSs in a PFIC may sometimes avoid the rules described above by electing to treat the PFIC as a “qualified electing fund” under Section 1295 of the U.S. Tax Code. This option is not available to U.S. Holders because TSU does not intend to comply with the requirements necessary to permit U.S. Holders to make this election.

U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends received from TSU prior to January 1, 2009, if TSU is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding TSU preferred shares or ADSs if TSU is considered a PFIC in any taxable year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends in respect of the TSU preferred shares or ADSs or the proceeds received on the sale, exchange, or redemption of TSU preferred shares or ADSs paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts, if the U.S. Holder fails to provide an accurate taxpayer identification number, or to report dividends and interest required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, so long as the required information is provided to the IRS.

PART FIVE—THE MERGER

Valuation Report

We and TND have jointly selected and retained ABN AMRO as our financial advisor to render a valuation report solely for the purpose of valuing the shares of TSU and TND, and to express its view by means of a confirmatory letter, based upon its valuations of TSU and TND, and subject to the considerations and limitations set forth in the valuation report, as to whether, as of May 20, 2004 and subject to the assumptions and considerations described therein, the exchange ratio of 0.9261 shares of TSU for each share of TND proposed in the merger by the boards of directors of TSU and TND provides equitable treatment (tratamento eqüitativo) to TSU and TND. ABN AMRO’s advisory services, valuation report and confirmatory letter were provided to the board of directors of each of TSU and TND for its use in its consideration of the merger. They are not to be used by any other person or for any other purpose. ABN AMRO did not make a recommendation with respect to the exchange ratio, which was determined through discussions between TSU and TND.

ABN AMRO’s valuation report was rendered to the boards of directors of TSU and TND on May 21, 2004. The summary of ABN AMRO’s valuation report set forth below is qualified in its entirety by reference to the full text of the report, which you may obtain from TSU or TND without charge as described below in “Part Seven—Additional Information for Shareholders—Where You Can Find More Information.”

In rendering its valuation report and issuing the confirmatory letter, ABN AMRO held discussions with TSU and TND representatives concerning the past performance and future prospects of the business, financial and operating results of TSU, TND and their respective operating subsidiaries. ABN AMRO’s valuation report was also based upon business plans, including financial forecasts, of TSU and TND, which were prepared and approved by the management of TSU and TND, respectively, certain publicly available information on the industry in which TSU and TND operate, and financial statements of TSU and TND as of and for the period ended March 31, 2004 (and an adjustment thereto to reflect changes in net debt of TND reflecting a cash payment of R$31.5 million made on April 8, 2004 by TIM Nordeste in connection with the exercise of withdrawal rights by minority shareholders of Teleceará Celular, Telepisa Celular, Telern Celular, Telpa Celular and Telasa Celular). In addition to the foregoing, ABN AMRO also reviewed such other financial and other information, financial studies and analyses, and took into account such other matters, as it deemed necessary, including its assessment of general economic and market conditions.

Management of each of TSU and TND has advised ABN AMRO that the quarterly financial information of each of TSU and TND, respectively, as of and for the three months in the period ended March 31, 2004, was prepared in accordance with Brazilian corporate law. ABN AMRO has not performed an independent verification of such financial information and does not assume responsibility therefor.

In rendering its valuation report and issuing the confirmatory letter, ABN AMRO assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to business plans, including financial forecasts and other information and data provided to or otherwise revised by or discussed or reviewed with ABN AMRO, ABN AMRO was advised and assumed that such information and data were reasonably prepared and reflect the best currently available estimates and judgments of TSU and TND’s management, respectively, as to the expected future financial performance of TSU and TND. Notwithstanding the foregoing, neither TSU nor TND, nor its managers or controlling shareholder, recommended any particular exchange ratio or imposed any material restrictions on ABN AMRO’s ability to (1) obtain all information required by ABN AMRO to produce the valuation report and reach the conclusions set forth in the report, (2) choose independently the methodologies used by ABN AMRO to reach the conclusions set forth in the report, or (3) reach independently the conclusions set forth in the report.

PART FIVE—THE MERGER

For purposes of its valuation analysis, ABN AMRO did not take into account tax-related effects that TND shareholders may experience in connection with the merger of TND with and into TSU, and any fees and expenses that may be incurred in connection with the settlement of that transaction (such as fees that TND ADS holders may be charged for certain depositary services).

ABN AMRO’s valuation report and confirmatory letter relate to the relative values of TSU and TND. ABN AMRO did not express any opinion as to what the value of the shares of TSU actually will be when issued pursuant to the merger or the price at which the shares of TSU or TND will trade subsequent to the merger. ABN AMRO did not make and was not provided with an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of TSU or TND, nor did ABN AMRO make any physical inspection of the properties or assets of TSU or TND. ABN AMRO was not requested to, and did not participate in, the negotiation or structuring of the merger, nor was ABN AMRO requested to, and its valuation report did not, address the relative merits of the merger for TSU or TND, or the effect of any other transaction in which TSU or TND might engage. ABN AMRO was not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or a part of TSU or TND.

ABN AMRO’s valuation report and confirmatory letter are necessarily based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to ABN AMRO as of the date of the valuation report. ABN AMRO has no obligation to update or otherwise revise its valuation report or reissue its confirmatory letter.

The scope of ABN AMRO’s valuation analysis and confirmatory letter was limited to the economic value of TSU and TND, and did not distinguish between different classes of shares of the companies. ABN AMRO conducted its analysis on the basis that the proposed exchange ratio would provide equitable treatment (tratamento eqüitativo) to TSU and TND if it fell within the range of exchange ratios resulting from ABN AMRO’s valuations of TSU and TND.

ABN AMRO’s valuation report and confirmatory letter are not intended to be and do not constitute a recommendation to TSU, TND or their respective shareholders, nor do they constitute a recommendation to any shareholder, as to any matters relating to the merger.

The following is a summary of the material analyses undertaken by ABN AMRO in connection with the rendering of its valuation report and the issuance of the confirmatory letter. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by ABN AMRO, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the financial analyses.

Given the availability of 10-year management business plans for TSU, TND and their respective subsidiaries, which were approved by the management of TSU and TND, respectively, and the opportunity to review those plans with representatives of TSU and TND, and given the limitations of the public market comparables and precedent transaction methodologies, ABN AMRO selected a discounted cash flow analysis as the best methodology for the assessment of TSU’s and TND’s economic values.

Using the financial forecasts provided by the management of TSU and TND, ABN AMRO performed a discounted cash flow analysis to estimate a range of implied present values per share of each of TSU and TND, as of March 31, 2004. This range was determined in each case by adding (1) the “present value” of projected free cash flows for the respective operating subsidiaries (TIM Sul and TIM Nordeste) from 2004 through 2013, plus (2) the “present value” of the “terminal value” of such operating subsidiaries as of 2013. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows at a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns,

PART FIVE—THE MERGER

and other appropriate factors. “Terminal value” refers to the value of a particular asset based on cash flows occurring after the ten year forecast period. In the case of each company, ABN AMRO calculated, on the basis of management’s forecasts, free cash flow as EBIT (Earnings before Interest and Taxes), minus Income Tax and Social Contribution, plus depreciation and amortization, minus capital expenditures and plus or minus additional changes in net working capital. Free cash flow was calculated on the basis of projections in nominal reais.

In calculating a terminal value of the respective operating subsidiaries of TSU and TND at the end of the period, ABN AMRO applied a range of perpetuity growth rates of the free cash flow in 2013 ranging from 4.18% to 5.18%. In the case of each company, the free cash flows and terminal values were then discounted back to March 31, 2004 using a low-end real-based weighted average cost of capital (adjusted for Brazilian risk) of 16.1% and a high-end real-based weighted average cost of capital (adjusted for Brazilian risk) of 18.1%. ABN AMRO viewed this discount rate range as appropriate for companies with TSU’s and TND’s risk characteristics.

Based on these assumptions and the foregoing analysis, ABN AMRO derived a range of implied equity values per share of TSU and per TND share, and a resulting range of implied exchange ratios, as set forth in the following table:

	Low	High
TND Equity Value Per Share (reais)	6.22	7.61
TSU Equity Value Per Share (reais)	6.69	8.25
Selected Exchange Ratio Range (TSU shares per TND share)	0.9300	0.9215

In the confirmatory letter dated June 1, 2004, ABN AMRO noted that the exchange ratio of 0.9261 shares of TSU for each share of TND proposed by our board of directors in the merger fell within the range of implied exchange ratios derived by ABN AMRO and expressed the view that, as of that date and based on the assumptions and considerations described in the valuation report, the exchange ratio proposed in the merger provides equitable treatment (tratamento eqüitativo) to TSU and TND because the proposed exchange ratio was within the range of such implied exchange ratios.

The preceding discussion is a summary of the material financial analyses furnished by ABN AMRO to our board of directors, but it does not purport to be a complete description of the analyses performed by ABN AMRO or its presentation to our board of directors. The preparation of financial analyses and valuation reports is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. ABN AMRO made no attempt to assign specific weights to particular factors considered, but rather made qualitative judgments as to the significance and relevance of all the factors considered and determined to give its valuation report as described above. Accordingly, ABN AMRO believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by ABN AMRO, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by ABN AMRO and its valuation report.

In its analyses, ABN AMRO made numerous assumptions with respect to TSU, TND, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TSU and TND. Any estimates contained in ABN AMRO’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of TSU, TND, ABN AMRO, its affiliates or any other person assumes responsibility if future results or actual values differ materially from the estimates.

PART FIVE—THE MERGER

ABN AMRO’s qualifications to render the valuation report and issue the confirmatory letter arise from its extensive experience as an internationally recognized investment banking firm engaged, among other things, in the valuation of telecommunications and other businesses and their securities, in Brazil and elsewhere, in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

ABN AMRO and its affiliates have in the past provided investment banking and other financial services to TSU and TND and/or their controlling shareholder or affiliates unrelated to the merger, for which ABN AMRO and/or its affiliates, as the case may be, have received compensation. ABN AMRO and any of its affiliates may at any time act as a lender to TSU and certain of its affiliates, including its controlling shareholder. In the ordinary course of business, ABN AMRO and its affiliates may actively trade or hold the securities of TSU and TND or their affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in these securities. In addition, ABN AMRO and its affiliates may maintain other relationships with TSU and TND, and their respective affiliates. The research department and other divisions within ABN AMRO or its affiliates may from time to time perform and/or publish analyses regarding TSU or TND, and they may base their analysis and publications on different market and operating assumptions and on different valuation methodologies when compared with ABN AMRO’s valuation report and, accordingly, may arrive at conclusions which differ materially from those contained in ABN AMRO’s valuation report. In addition, ABN AMRO acts as registrar and transfer agent for the shares of TSU and TND in Brazil, and may perform certain administrative functions in connection with the merger.

Pursuant to ABN AMRO’s engagement letter, TSU and TND agreed to pay ABN AMRO a fee for preparation of its valuation report, with a portion of such fee due and payable as of April 15, 2004 and the remaining portion upon submission of the report. TSU and TND have also agreed to reimburse ABN AMRO for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify ABN AMRO and its affiliates against specific liabilities and expenses arising out of its engagement.

Fairness Opinion

TND selected and retained Morgan Stanley to render an opinion as to the fairness of the exchange ratio of 0.9261 shares of TSU for each share of TND, and 1.8522 TSU ADSs for each TND ADS being proposed in the merger by the boards of directors of TSU and TND. Accordingly, Morgan Stanley provided an opinion that, as of July 12, 2004 and based on and subject to the assumptions and considerations described in the opinion, the total amount of shares and ADSs of TSU to be received by holders of TND shares and ADSs in connection with the merger, as determined by the exchange ratio proposed in the merger, was fair from a financial point of view to holders of TND shares and ADSs in the aggregate.

Morgan Stanley’s fairness opinion was rendered to the board of directors of TND on July 12, 2004 for its use in its consideration of the merger, and is not to be used by any other person or for any other purpose. In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of information reviewed by it for the purposes of its opinion. Morgan Stanley did not express an opinion or recommendation as to how holders of TND shares or ADSs should vote on the merger. You may read the full text of the fairness opinion, a copy of which is included as Annex F to this prospectus.

Morgan Stanley’s qualifications to issue the fairness opinion arise from its extensive experience as an internationally recognized investment banking firm engaged, among other things, in the valuation of

PART FIVE—THE MERGER

telecommunications and other businesses and their securities, in Brazil and elsewhere, in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Morgan Stanley and its affiliates have in the past provided financial advisory and financing services for an affiliate of TSU and TND for which Morgan Stanley and/or its affiliates, as the case may be, have received compensation. Morgan Stanley and any of its affiliates may at any time act as a lender to TND, TSU or their affiliates, including their controlling shareholder. In the ordinary course of business, Morgan Stanley and its affiliates may actively trade or hold the securities of TSU and TND or their affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in these securities. In addition, Morgan Stanley and its affiliates may maintain other relationships with TSU and TND, and their respective affiliates.

Pursuant to Morgan Stanley’s engagement letter, TND agreed to pay Morgan Stanley a fee for preparation of its fairness opinion. TND has also agreed to reimburse Morgan Stanley for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under United States federal securities laws related to or arising out of its engagement and any related transactions.

Comparative Share and Dividend Information

Historical Share Information

Our preferred shares are currently listed on the BOVESPA under the ticker symbol “TCSL4.” Our ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TSU.” Each of our ADSs represents 10,000 preferred shares of our company. JPMorgan Chase Bank is our depositary and issues the ADRs evidencing our ADSs. Our ADSs commenced trading on the NYSE on November 16, 1998.

TND’s preferred shares are currently listed on the BOVESPA under the ticker symbol “TNEP4.” TND’s ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TRO.” Each TND ADS represents 20,000 preferred shares of TND. JPMorgan Chase Bank is TND’s depositary and issues the ADRs evidencing TND’s ADSs. TND’s ADSs commenced trading on the NYSE on November 16, 1998.

The following table shows, for the periods indicated, the high and low of the last reported closing prices per 1,000 TSU preferred shares and per ADS, and per 1,000 TND preferred shares and per ADS. Preferred share prices are as reported on the BOVESPA, and ADS prices are as reported on the NYSE.

PART FIVE—THE MERGER

	TSU(1)								TND(1)
	1,000 Preferred Shares				ADSs				1,000 Preferred Shares				ADSs
	Low		High		Low		High		Low		High		Low		High
	(reais)				(U.S. dollars)				(reais)				(U.S. dollars)
1999
Annual	R$	1.94	R$	5.62	US$	5.62	US$	33.25	R$	4.70	R$	4.75	US$	51.00	US$	53.25
2000
Annual		3.64		10.97		20.00		68.62		4.00		4.20		41.13		42.25
2001
Annual		2.18		5.43		9.50		29.49		1.99		4.78		16.70		46.50
2002
Annual		2.16		3.65		5.90		16.81		2.10		3.65		10.80		32.60
First quarter		3.01		3.84		12.55		16.97		2.65		3.40		22.50		32.60
Second quarter		2.67		3.17		8.90		14.25		2.70		3.20		16.50		23.84
Third quarter		2.42		3.38		6.37		12.00		2.61		3.55		12.54		21.35
Fourth quarter		2.29		3.02		5.70		9.00		2.21		3.80		10.80		15.90
2003
Annual		2.01		4.23		5.80		14.73		2.24		4.31		12.11		29.28
First quarter		2.09		2.97		5.80		9.02		2.24		2.95		12.11		17.80
Second quarter		2.23		2.82		7.06		9.70		2.27		2.68		13.90		18.43
Third quarter		2.06		3.00		6.64		10.28		2.26		3.23		15.00		22.34
Fourth quarter		2.84		4.34		10.00		14.73		3.08		4.31		21.70		29.28
2004
First quarter		3.45		4.40		11.98		16.15		3.50		4.68		23.75		33.64
April 2004		4.14		4.80		14.47		16.71		3.69		4.49		24.72		30.90
May 2004		3.46		4.28		11.10		14.65		3.45		3.75		21.60		25.27
June 2004		3.66		4.10		11.35		12.90		3.36		3.69		21.07		23.41

(1)	The preferred shares of TSU and TND began trading separately on the BOVESPA on September 21, 1998. The ADSs of TSU and TND began trading on the NYSE on November 16, 1998.

Dividend Information

The following table shows the amount of dividends and interest on shareholders’ equity declared by each of TSU and TND on each lot of 1,000 preferred shares and on each ADS for the years 1999 to 2003. The amounts set forth below for each year were paid in the immediately following year. U.S. dollar amounts were converted from reais based on the Brazilian Central Bank’s PTAX-800 commercial selling exchange rate applicable on the date of the payment.

	TSU Dividends and Interest on Shareholders’ Equity Per		TND Dividends and Interest on Shareholders’ Equity Per
	1,000 Preferred Shares	ADS(1)	1,000 Preferred Shares		ADS(2)
	(reais)	(U.S. dollars)	(reais)		(U.S. dollars)
1999	0.042542	0.235900	0.029553		0.328200
2000	0.035289	0.164200	0.030857		0.284600
2001	0.064188	0.246800	0.057549		0.644360
2002	0.083894	0.281050	0.081452	(3)	0.572390	(3)
2003	0.109813	0.350040	0.084767	(4)	0.544140	(4)

(1)	Each TSU ADS represents 10,000 preferred shares of TSU.
(2)	Each TND ADS represents 20,000 preferred shares of TND.
(3)	Amounts do not include the amounts of R$0.006644 and US$0.006470 of dividends per 1,000 preferred shares and ADS, respectively, paid only to shareholders of TND of record on April 5, 2002 from a “special dividends reserve.”
(4)	Amounts do not include the amounts of R$0.030434 and US$0.046690 of dividends per 1,000 preferred shares and ADS, respectively, paid only to shareholders of TND of record on April 5, 2002 from a “special dividends reserve.” See note 17(C) to TND’s audited consolidated financial statements included in “Part Nine—Financial Statements” of this prospectus for additional information on this dividend payment.

We urge you to obtain current market quotations.

PART FIVE—THE MERGER

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information gives pro forma effect to the merger of TND with and into TSU. This financial information was prepared from, and should be read in conjunction with, the following historical financial statements, including the applicable notes thereto, as well as with the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in each of TSU’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003, which is attached as Annex C to this prospectus, and TND’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003, which is attached as Annex D to this prospectus:

•	The audited consolidated financial statements of TSU as of and for the year ended December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which accompany this prospectus;

•	The audited consolidated financial statements of TND as of and for the year ended December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which accompany this prospectus.

The Unaudited Pro Forma Combined Balance Sheet combines the historical consolidated balance sheets of TSU and TND, giving effect to the portion of the merger under common control as if it had been consummated in 1998, when TIM Brasil acquired control of both companies, and the acquisition of the minority interest as if it had occurred on December 31, 2003. The Unaudited Pro Forma Combined Statements of Income for the years ended December 31, 2003, 2002 and 2001 combine the historical consolidated statements of income of TSU and TND, giving effect to the portion of the merger under common control as if it had occurred on January 1, 2001, and the acquisition of the minority interest as if it had occurred on January 1, 2003.

The unaudited pro forma combined financial information was prepared in accordance with U.S. GAAP.

As both TSU and TND are majority owned by TIM Brasil, a common controlling shareholder, the exchange of shares for the purpose of the merger of TND with and into TSU is considered a business combination of companies under common control and will be accounted for in a manner similar to a pooling-of-interest. Accordingly, such exchange of shares, as it relates to the portion under common control ownership (22.52%), will be accounted for at historical carrying values. The portion not under common ownership (77.48%) will be accounted for using the purchase method of accounting (at fair value) on a pro rata basis. Any excess purchase price of the related identifiable net assets acquired will be accounted for as goodwill.

We have prepared the unaudited pro forma combined financial information based on information presently available, using assumptions that we believe are reasonable. This unaudited pro forma combined financial information is being provided for information purposes only. It does not purport to represent our actual financial position or results of operations had the merger occurred on the dates specified, nor does it project our results of operations or financial position for any future period or date.

The Unaudited Pro Forma Combined Statements of Income do not reflect any adjustments for non-recurring items or anticipated operating synergies resulting from the merger. In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in our financial statements published after the completion of the merger may vary from the adjustments included in the unaudited pro forma combined financial statements included in this prospectus.

PART FIVE—THE MERGER

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2003

	TSU	TND	Pro forma adjustments for merger of TND with and into TSU		Pro Forma Combined
	(thousands of reais, except per share amounts)
ASSETS

Current assets
Cash and cash equivalents	20,682	16,992	—		37,674
Marketable securities	398,040	321,119	—		719,159
Trade accounts receivable, net	230,824	208,614	(349	)(2.c)	439,089
Inventories	16,241	12,380	—		28,621
Recoverable taxes	29,816	107,576	—		137,392
Deferred taxes	49,169	42,142	—		91,311
Other	26,628	26,346	—		52,974

	771,400	735,169	(349)		1,506,220
Noncurrent assets
Recoverable taxes	6,200	15,531	—		21,731
Deferred taxes	139,453	92,955	(153,617	)(2.a)(2.e)	78,791
Judicial deposits	14,939	3,391	—		18,330
Other	363	—	—		363

	160,955	111,877	(153,617)		119,215
Permanent assets
Investments	14,830	—	—		14,830
Intangible assets	—	—	372,873	(2.a)	372,873
Goodwill	14,520	—	118,980	(2.e)	133,500
Property, plant and equipment, net	684,494	714,583	78,943	(2.a)	1,478,020
Deferred charges	34,763	—	—		34,763

	748,607	714,583	570,796		2,033,986

Total Assets	1,680,962	1,561,629	416,830		3,659,421

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	197,234	195,032	(349	)(2.c)	391,917
Loans and financings	65,448	57,323	—		122,771
Salaries and related charges	13,487	6,775	—		20,262
Taxes and social contribution payable	72,816	48,868	—		121,684
Interest on shareholders’ equity payable	16,086	7,695	—		23,781
Dividends payable	32,723	48,588	—		81,311
Other liabilities	43,252	53,588	8,500	(2.b)	105,340

	441,046	417,869	8,151		867,066

PART FIVE—THE MERGER

	TSU	TND	Pro forma adjustments for merger of TND with and into TSU		Pro Forma Combined
	(thousands of reais, except per share amounts)
Noncurrent liabilities
Loans and financings	39,432	39,800	—		79,232
Taxes and social contributions payable	58,837	—	—		58,837
Accrual for pension plan	4,178	—	—		4,178
Provision for contingencies	11,863	9,615	—		21,478

	114,310	49,415	—		163,725

Minority interest	195,170	201,416	—		396,586

Shareholders’ equity
Capital	369,163	313,709	—		682,872
Capital reserve	148,565	144,352	—		292,917
Additional paid-in capital	8,297	8,297	410,593		427,187
Retained earnings	404,411	426,571	(1,914)		829,068

	930,436	892,929	408,679	(2.d)	2,232,044

Total liabilities and shareholders’ equity	1,680,962	1,561,629	416,830		3,659,421

See accompanying notes.

PART FIVE—THE MERGER

Unaudited Pro Forma Combined Statements of Income

Year ended December 31, 2003

	TSU	TND	Pro forma adjustments for merger of TND with and into TSU		Pro Forma Combined
	(thousands of reais, except per share amounts)
Net revenues	1,087,994	999,453	(1,268	)(3.e)	2,086,179
Cost of goods sold and services rendered	(584,725)	(487,438)	(11,889	)(3.a)(3.e)	(1,084,052)

Gross profit	503,269	512,015	(13,157)		1,002,127

Operating revenues (expenses)
Selling	(229,736)	(208,887)	(30,833	)(3.a)	(469,456)
General and administrative	(97,752)	(95,679)	—	(3.c)	(193,431)
Equity of affiliated company	(989)	954	—		(35)
Other operating revenues (expenses), net	5,705	27,254	(46,255	)(3.a)(3.b)	(13,296)

	(322,772)	(276,358)	(77,088)		(676,218)
Operating profit before financial results	180,497	235,657	(90,245)		325,909

Financing income (expenses)
Interest income	111,766	111,994	—		223,760
Interest expenses	(69,016)	(46,288)	—		(115,304)
Foreign exchange gains (losses), net	(15,449)	24,527	—		9,078

	27,301	90,233	—		117,534

Operating profit	207,798	325,890	(90,245)		443,443
Non-operating result, net	271	1,248	—		1,519

Income before taxes	208,069	327,138	(90,245)		444,962
Income tax and social contribution	(64,242)	(54,414)	30,684	(3.d)	(87,972)
Minority interest	(31,813)	(49,848)	—		(81,661)

Net income for the year	112,014	222,876	(59,561)		275,329

Weighted average shares outstanding—diluted	353,629	353,449	327,329	(3.f)	680,958
Basic and diluted earnings per share—per 1,000 shares	0.317	0.631			0.404

See accompanying notes.

PART FIVE—THE MERGER

Unaudited Pro Forma Combined Statements of Income

Year ended December 31, 2002

	TSU	TND	Pro forma adjustments for merger of TND with and into TSU		Pro Forma Combined
	(thousands of reais, except per share amounts)
Net revenues	896,824	921,522	—		1,818,346
Cost of goods sold and services rendered	(493,838)	(396,081)	—		(889,919)

Gross profit	402,986	525,441	—		928,427

Operating revenues (expenses)
Selling	(185,446)	(177,236)	(4,986	)(3.b)	(367,668)
General and administrative	(83,346)	(95,298)	—	(3.c)	(178,644)
Equity in loss of affiliated company	(600)	(1,486)	—		(2,086)
Other operating revenues (expenses), net	7,318	(13,782)	(9,727	)(3.b)	(16,191)

	(262,074)	(287,802)	(14,713)		(564,589)

Operating profit before financial results	140,912	237,639	(14,713)		363,838

Financing income (expenses)
Interest income	64,249	56,672	—		120,921
Interest expenses	(65,442)	(50,128)	—		(115,570)
Foreign exchange losses, net	(10,055)	(42,131)	—		(52,186)

	(11,248)	(35,587)	—		(46,835)

Operating profit	129,664	202,052	(14,713)		317,003

Non-operating result, net	(127)	(3,120)	—		(3,247)

Income before taxes	129,537	198,932	(14,713)		313,756

Income tax and social contribution	(22,744)	(62,780)	5,003	(3.d)	(80,521)
Minority interest	(18,801)	(33,686)	—		(52,487)

Net income for the year	87,992	102,466	(9,710)		180,748

Weighted average shares outstanding—diluted	341,300	342,136	316,852	(3.f)	658,152
Basic and diluted earnings per share—per 1,000 shares	0.258	0.299			0.275

See accompanying notes.

PART FIVE—THE MERGER

Unaudited Pro Forma Combined Statements of Income

Year ended December 31, 2001

	TSU	TND	Pro forma adjustments for merger of TND with and into TSU		Pro Forma Combined
	(thousands of reais, except per share amounts)
Net revenues	796,879	826,250	—		1,623,129
Cost of goods sold and services rendered	(418,649)	(371,224)	—		(789,873)

Gross profit	378,230	455,026	—		833,256

Operating revenues (expenses)
Selling	(181,424)	(187,996)	(4,986)	(3.b)	(374,406)
General and administrative	(71,909)	(95,986)	—	(3.c)	(167,895)
Equity in loss of affiliated company	(7,156)	(7,156)	—		(14,312)
Other operating revenues (expenses), net	5,633	166	(55,979)	(3.b)	(50,180)

	(254,856)	(290,972)	(60,965)		(606,793)

Operating profit before financial results	123,374	164,054	(60,965)		226,463

Financing income (expenses)
Interest income	22,322	24,149	—		46,471
Interest expenses	(55,366)	(62,176)	—		(117,542)
Foreign exchange gains (losses), net	(8,846)	1,977	—		(6,869)

	(41,890)	(36,050)	—		(77,940)

Operating profit	81,484	128,004	(60,965)		148,523

Non-operating result, net	10	(2,155)	—		(2,145)

Income before taxes	81,494	125,849	(60,965)		146,378

Income tax and social contribution	(25,007)	(43,160)	5,003	(3.d)	(63,164)
Minority interest	(8,376)	(21,324)	—		(29,700)

Net income for the year	48,111	61,365	(55,962)		53,514

Weighted average shares outstanding—diluted	336,331	336,181	311,337	(3.f)	647,668
Basic and diluted earnings per share—per 1,000 shares	0.143	0.183			0.083

See accompanying notes.

PART FIVE—THE MERGER

Notes to the Unaudited Pro Forma Combined Financial Information

(all amounts in thousands of reais unless otherwise indicated)

1)	Basis of Presentation

TSU and TND are publicly-traded companies directly controlled by TIM Brasil (former Bitel Participações S. A.), which held 52.5% and 52.7% of these companies’ voting shares, respectively, and 22.2% and 22.5% of these companies’ total shares, respectively, as of December 31, 2003.

As both TSU and TND are majority owned by TIM Brasil, a common controlling shareholder, the exchange of shares for the purpose of the merger of TND with and into TSU is considered a business combination of companies under common control and will be accounted for in a manner similar to a pooling-of-interest. Accordingly, such exchange of shares, as it relates to the portion under common ownership (22.52%) will be accounted for at historical carrying values. The portion not under common ownership (77.48%) will be accounted for using the purchase method of accounting (at fair value) on a pro rata basis. Any excess purchase price of the related identifiable net assets acquired will be accounted for as goodwill.

The Merger Agreement provides that each outstanding common and preferred share and ADS representing preferred shares of TND will have the right to receive 0.9261 common or preferred shares of TSU and 1.8522 ADSs of TSU, respectively.

The Unaudited Pro Forma Combined Financial Information was prepared in accordance with U.S. GAAP and should be read in conjunction with the historical audited consolidated financial statements of TSU and TND for the three years ended December 31, 2003, which include a reconciliation from Brazilian corporate law to U.S. GAAP.

The unaudited pro forma adjustments are based on available information and various estimates and assumptions. Actual adjustments may differ from the pro forma adjustments. We believe that these assumptions provide a reasonable basis for presenting the significant effects of the merger, and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the Unaudited Pro Forma Combined Financial Information. The following pro forma adjustments are based on information presently available and various estimates and assumptions.

2)	Pro Forma Adjustments to the Unaudited Pro Forma Combined Balance Sheet

The Unaudited Pro Forma Combined Balance Sheet gives effect to the merger as if it had occurred on December 31, 2003 with respect to the acquisition of the minority interest, and from 1998, the date TIM Brasil acquired control of both TSU and TND, with respect to the portion of the merger under common control. Pro forma adjustments have been made and are described below:

(a)	The measure of the estimated purchase price for the acquisition of minority interest was based on the average fair market value of TSU’s preferred and common shares two days before and two days after the announcement of the Merger Agreement with TND, which occurred on June 1, 2004, and other costs directly related to the merger, as follows:

Fair market value of TSU shares to be issued to minority shareholders (198,524,575,803 preferred shares × R$0.003843 per share, and 59,288,272,695 common shares × R$0.003148 per share)	949,569
Fair market value of TND stock options expected to be exchanged for TSU stock options (470,724,139 preferred shares × R$0.003843 per share)	1,809
Pro rata portion of estimated transaction costs incurred by TSU related to the acquisition of the minority shares (R$8,500 × 77.48%)	6,586

Estimated purchase price for minority interest	957,964

PART FIVE—THE MERGER

Adjustments to record the pro rata allocation of the purchase price to the net assets of TND, which is subject to change based on TND’s final analysis, for the portion of the transaction subject to purchase accounting (the “minority interest”) are as follows:

Minority interest portion of the estimated incremental increase fair value of TND identifiable net assets acquired:

Intangible assets related to customer list	(*)	123,333
Intangible assets related to concessions	(*)	200,904
Property, plant and equipment		78,943
Deferred income taxes on book/tax basis differences (34%)		(137,081)
Remaining net book value of identifiable net assets acquired and liabilities assumed which approximates fair value		691,865

Estimated fair value of identifiable net assets acquired		957,964

Excess of purchase price over net assets acquired		—

(*)	These amounts are included in the pro forma adjustments to Intangible assets, plus the amount of R$48,636 mentioned in note 2.e below.

(b)	Adjustment to record an accrual for transaction costs of R$8,500 associated with the merger of TND with and into TSU.
(c)	Adjustment to eliminate the transactions (accounts receivable, accounts payable) between TSU and TND.
(d)	TSU will issue 207,405,387,908 preferred shares and 125,330,830,870 common shares, totaling 332,736,218,778 shares to be exchanged for 223,943,821,719 preferred shares and 135,324,667,924 common shares of TND, totaling 359,268,489,643 shares as of December 31, 2003. The fair value of TSU is R$0.003843 per preferred share and R$0.003148 per common share. Adjustments to shareholders’ equity include the following:

Additional paid-in capital	257,704
Additional paid-in-capital – net purchase price increments paid by TIM Brasil in the acquisition of TND (see note 2.e below)	151,080
Additional paid-in-capital – estimated fair value of stock options (see note 2.a above)	1,809
Retained earnings – transaction costs to be expensed in 2004 related to the common control portion of the merger, excluding acquisition of minority interest (R$8,500, less R$6,586 – see note 2.a above)	(1,914)

Adjustments in the pro forma net shareholders’ equity	408,679

(e)	In 1998, TIM Brasil acquired the ownership control of TND and recorded intangible assets and goodwill amounting to R$640,699 as follows:

Customer list	24,932
Concession	107,000
Goodwill	508,767

Total	640,699

The amount of goodwill not allocated was amortized up to December 31, 2001 in accordance with SFAS 142, considering a period of 11 years based on the remaining period of the concession. In 2000, TIM Brasil concluded a restructuring process in which an amount of R$204,781, related to the fiscal benefit of such goodwill, was pushed down to TND, which was recorded as deferred taxes assets. The intangible assets related to customer list and concession have been amortized as mentioned in note 3.b below. Therefore, in

PART FIVE—THE MERGER

connection with the merger, the remaining goodwill recorded by TIM Brasil related to TND, totaling R$167,616, was pushed down to TSU as of December 31, 2003, as follows:

Total goodwill paid in 1998	640,699
(-) Push down of portion of the goodwill (fiscal benefit)	(204,781)
(-) Amortization of goodwill up to December 31, 2001	(185,006)
(-) Amortization of customer list fully amortized by December 31, 2002	(24,932)
(-) Amortization of concession up to December 31, 2003	(58,364)

Total to be pushed down	167,616

Intangible asset related to concession to be pushed down	48,636
Goodwill to be pushed down	118,980

Therefore, a deferred tax liability was recorded in the Pro Forma Combined Balance Sheet totaling R$16,536.

3)	Pro Forma Adjustments to the Unaudited Pro Forma Combined Statements of Income

The Unaudited Pro Forma Combined Statements of Income give effect to the merger of TND with and into TSU as if it occurred on January 1, 2001, for the portion of the merger under common control, and on January 1, 2003 for the acquisition of the minority interest, as follows:

(a)	Adjustment reflects additional depreciation and amortization expense from the write-up to fair value of TND’s property, plant and equipment and intangible assets. A preliminary list of acquired identifiable intangible assets includes customer list and concession contract. The estimated pro forma adjustment, estimated useful lives, and additional depreciation and amortization are as follows:

	Pro forma adjustment	Estimated useful life	Depreciation/ Amortization
Property, plant and equipment	78,943	6 years	13,157
Identifiable intangible assets
Customer list	123,333	4 years	30,833
Concession	200,904	5.5 years	36,528

Total annual depreciation and amortization			80,518

(b)	Adjustment reflects additional amortization expense as of December 31, 2001, 2002 and 2003 from the write-up to fair value for the acquisition of TND by TIM Brasil in 1998, as mentioned in note 2.e above, goodwill and intangible assets, including customer list and concession:

	Pro forma adjustment	Estimated useful life	Amortization
Goodwill(*)	508,767	11 years	46,252
Identifiable intangible assets
Customer list(**)	24,932	5 years	4,986
Concession	107,000	11 years	9,727

Total annual amortization			60,965

(*)	The goodwill was amortized up to December 31, 2001. In accordance with SFAS 142, beginning 2002 this goodwill is not subject to amortization.
(**)	This intangible was fully amortized by December 31, 2002.

PART FIVE—THE MERGER

(c)	We estimate that TSU and TND will incur transaction costs of approximately R$8,500 associated with the merger. These costs include fees that will be paid to investment bankers, attorneys and accountants. We will be required to expense these costs net of those costs related to the portion of the transaction subject to purchase accounting (approximately R$6,586). Therefore, for pro forma purposes, R$1,914 was recorded through retained earnings.

(d)	The assumed effective tax rate of the pro forma adjustments is 34% for the three years ended December 31, 2003.

(e)	Adjustment to eliminate the transactions (revenues and costs) between TSU and TND occurred during 2003.

(f)	The change in fully diluted average shares outstanding reflects the adjustment for the conversion of TND historical weighted average, diluted common and preferred shares outstanding using an exchange ratio of 0.9261.

PART SIX—SHAREHOLDER RIGHTS

General

TSU and TND are both incorporated under the laws of Brazil. Your rights as a holder of TND securities and your rights after the merger as a holder of TSU securities are and will be governed by Brazilian law and the corporate by-laws (estatutos sociais) of TSU. You should read the by-laws of TSU, a copy of which is attached as an exhibit to our annual report on Form 20-F for the year ended December 31, 2003 filed with the SEC on May 20, 2004. See “Part Seven—Additional Information for Shareholders—Where You Can Find More Information.”

There are no substantial differences between your rights as a holder of TND securities and your rights after the merger as a holder of TSU securities.

As of June 30, 2004, our capital stock consisted of 363,758,622,468 outstanding shares, no par value, divided between 137,198,692,976 common shares and 226,559,929,492 preferred shares.

As of June 30, 2004, TND’s capital stock consisted of 365,777,579,651 outstanding shares, no par value, divided between 137,776,428,847 common shares and 228,001,150,804 preferred shares.

Information About Historical Dividend Payments

The tables below summarize the history of payments of dividends and interest on shareholders’ equity of TSU and TND for 2001, 2002 and 2003. Each table sets forth amounts in reais per thousand common shares and preferred shares, and amounts in U.S. dollars per thousand common shares and preferred shares translated into U.S. dollars at the prevailing selling rate for reais into U.S. dollars at the commercial rate on each of the respective dates of those payments.

TSU

We pay our shareholders both dividends and interest on shareholders’ equity. Interest on shareholders’ equity (juros sobre capital próprio) is a form of distribution that is tax deductible in Brazil.

	Year ended December 31,
	2001		2002		2003
	(reais)	(U.S. dollars)	(reais)	(U.S. dollars)	(reais)	(U.S. dollars)
Dividends plus interest on shareholders’ equity:(1)
Common shares	0.05	0.02	0.09	0.02	0.11	0.04
Preferred shares(2)	0.05	0.02	0.09	0.02	0.11	0.04

(1)	Per 1,000 shares.
(2)	Each TSU ADS represents 10,000 preferred shares of TSU.

Our by-laws state that holders of preferred shares will have full voting rights in the event that we do not pay minimum dividends to those shareholders for three consecutive fiscal years, and those shareholders will retain those voting rights until the minimum dividends are paid. We are current on the payment of dividends to our preferred shareholders.

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TND

TND pays its shareholders both dividends and interest on shareholders’ equity.

	Year ended December 31,
	2001		2002		2003
	(reais)	(U.S. dollars)	(reais)	(U.S. dollars)	(reais)	(U.S. dollars)
Dividends plus interest on shareholders’ equity:(1)
Common shares	0.05	0.02	0.09	0.02	0.11	0.04
Preferred shares(2)	0.05	0.02	0.09	0.02	0.11	0.04

(1)	Per 1,000 shares.
(2)	Each TND ADS represents 20,000 preferred shares of TND.

Description of Our Capital Stock

Set forth below are the material terms of the capital stock of TSU and brief summaries of certain provisions of our by-laws and Brazilian corporate law.

Objectives and Purposes

We are a publicly traded company registered with the CVM. Article 2 of our by-laws provides that our corporate purpose is to:

•	exercise control over operating companies that provide telecommunication services, including cellular telephone services and others, in their respective concession and authorization areas;

•	promote, through our controlled or affiliated companies, the expansion and implementation of cellular telephone services in their respective concession and/or authorization areas;

•	promote, effect and direct the procurement of financing from internal or external sources to be used by us or our controlled companies;

•	promote and foster study and research activities for the development of cellular telephone services;

•	perform, through our controlled and affiliated companies, specialized technical services related to cellular telephone services;

•	promote, foster and coordinate, through our controlled and affiliated companies, the education and training of personnel necessary to provide cellular telephone services;

•	import goods and services for the operations of our subsidiaries and affiliated companies;

•	engage in any other activities related to or akin to our corporate purposes; and

•	participate in the equity capital of other companies.

Board of Directors

The following is a description of some of the provisions of our by-laws concerning our board of directors:

•

The board of directors has the power to (1) authorize the issuance of commercial paper, the sale or encumbrance of permanent assets (except the divestiture or donation of mobile cellular stations), (2) approve any short-term agreements between us or our subsidiaries and our controlling shareholders or

PART SIX—SHAREHOLDER RIGHTS

affiliates, loans, financing and lease agreements, (3) grant collateral security or corporate guaranties on behalf of third parties or controlled companies, (4) issue promissory notes in an amount exceeding 2% of our shareholders’ equity, and (5) approve the acquisition of our shares for cancellation or holding as treasury shares; and

•	The board of directors has the power to allocate among directors and executive officers the total compensation set forth at the annual general shareholders’ meeting.

Pursuant to Brazilian corporate law, each member of the board of directors must hold at least one share of our capital stock to be elected as a director. Members of the board of directors generally stand for reelection at the same shareholders’ meeting. There are no provisions in our by-laws with respect to:

•	age limits for retirement of directors; or

•	anti-takeover mechanisms or other procedures designed to delay, defer or prevent changes in our control.

Although there are no provisions in our by-laws, Brazilian corporate law prohibits any of our directors from:

•	performing any act of generosity using corporate assets to the detriment of the corporation;

•	by virtue of his position, receiving any type of direct, or indirect, personal advantage from third parties, without authorization in the by-laws or from a general shareholders’ meeting; and

•	taking part in any corporate transaction in which he has an interest that conflicts with an interest of the corporation, nor in the decisions made by the other directors on the matter.

Allocations of Profits

At each annual general shareholders’ meeting, the board of directors is required to recommend how net profits for the preceding fiscal year are to be allocated. Under Brazilian corporate law, this allocation may be made between dividends and profit reserves.

For the purposes of Brazilian corporate law, net profits are defined as net income after income tax and social contribution for the relevant fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to warrants, income bonds and employees’ and management’s participation in a company’s profits.

Dividends

Mandatory Dividends

Under Brazilian corporate law and our by-laws, we are required to distribute to all shareholders an amount equal to 25% of adjusted net income as dividends (or as tax-deductible interest on shareholders’ equity), out of which preferred shareholders have a priority to receive certain minimum dividends described below. For this purpose, adjusted net income is an amount equal to net profits adjusted to reflect allocations to and from:

•	the legal reserve; and

•	the contingency reserve.

Mandatory dividends may be reduced to the extent that realized profits are not sufficient to pay such amounts.

Allocation of Mandatory Dividends

In the allocation of any mandatory dividend, preferred shareholders have a priority to receive a non-cumulative annual dividend per share equal to the higher of (1) 6% of the amount obtained by dividing the

PART SIX—SHAREHOLDER RIGHTS

amount of our subscribed capital (capital social) by the total number of ordinary and preferred shares outstanding, or (2) 3% of the amount obtained by dividing our net shareholders’ equity (patrimônio líquido), as stated in the balance sheet approved at the last annual general shareholders’ meeting, by the total number of ordinary and preferred shares outstanding.

In case the amount of mandatory dividends is greater than priority preferred dividends, after the payment of priority preferred dividends, the excess will be allocated first as dividend payments to holders of common shares in an amount equal to the priority preferred dividend received by the preferred shareholders, and the remainder will be distributed equally among holders of preferred and common shares.

In case the amount of mandatory dividends is less than priority preferred dividends, the mandatory dividends will be fully allocated as preferred dividends, and TSU will not be obligated to distribute any mandatory dividends to common shareholders. In this case, TSU must pay priority preferred dividends out of accumulated profits and other profit reserves, if available.

Dividends relating to net profits remaining after allocations to mandatory dividends and profit reserves

Under Brazilian corporate law, any net profits remaining after allocations to mandatory dividends and profit reserves (as described below) must be distributed to preferred and common shareholders, observing the same preference described above in connection with mandatory dividends.

Profit Reserves

Brazilian corporate law requires the allocation of 5% of net profits to a statutory reserve (legal reserve), not to exceed 20% of the company’s paid-in capital, which may be used to absorb accumulated losses or increase capital. Other allocations may be made on a discretionary basis by shareholders to the following reserves:

•	a contingency reserve, for an anticipated loss that is deemed probable in future years (provided that any amounts so allocated in a previous year must be reversed in the fiscal year in which such loss does not occur or charged off in the event the loss occurs);

•	an unrealized profits reserve, in an amount equal to the excess between mandatory dividends and the sum of the share of net equity earnings of affiliated companies and profits, gains and earnings in sales and services to be received after the end of the next succeeding fiscal year;

•	by-laws reserve, in the amount set forth in the by-laws; and

•	a retained profits reserve, for plant expansion and other capital investment projects, in an amount based on a capital expenditure budget previously approved by the shareholders (provided that if the budget is for a term greater than one year, it must be reviewed annually by the shareholders until the investment is completed).

Restrictions on Distributions of Dividends and Allocations to Profit Reserves

Restrictions on Distributions of Dividends

Unlike our preferred dividends (which must necessarily be distributed as described above), we are permitted to suspend the payment of a mandatory dividend in respect of common shares if:

•	our board of directors reports to the annual general shareholders’ meeting that the distribution would be incompatible with the financial circumstances of the company; and

•	the shareholders (after reviewing the opinion of the fiscal committee) ratify this conclusion at the annual general shareholders’ meeting.

PART SIX—SHAREHOLDER RIGHTS

In this case:

•	the management must forward to the CVM, within five days of the annual general shareholders’ meeting, an explanation for the suspension of the payment of the mandatory dividends; and

•	the amounts not distributed would be recorded as a special reserve and, if not absorbed by losses in subsequent fiscal years, be distributed as dividends as soon as the financial condition of the company permitted.

Restrictions on Allocations to Profit Reserves

Under Brazilian corporate law, allocations to the by-laws reserve and retained profits reserve may not hinder the payment of mandatory dividends. In addition, any excess of the profit reserves (other than the contingency reserve and unrealized profit reserves) over total capital must either be distributed as dividends or capitalized.

The amounts available for distribution are determined on the basis of the financial statements prepared in accordance with Brazilian accounting principles.

Payment of Dividends

We are required by Brazilian corporate law and our by-laws to hold our annual general shareholders’ meeting by April 30 of each year, at which an annual dividend may be declared by a decision of our shareholders on the recommendation of our board of directors. The payment of annual dividends in any given year is based on the financial statements prepared for the preceding fiscal year ending December 31. Under Brazilian corporate law, dividends must be paid on the date determined at the annual general shareholders’ meeting or, in the absence of such determination, within 60 days of the meeting (and in any event within the same fiscal year in which such dividend was declared). A shareholder has a three-year period from the date the dividend was paid to claim dividends in respect of its shares, after which time unclaimed dividends revert to the company. Dividends are credited to holders of record of our shares.

Voting Rights

Common Shareholders

Each one of our common shares entitles the holder to one vote at shareholders’ meetings. Our preferred shares do not entitle their holders to vote, except in the limited circumstances described in “—Preferred Shareholders” below.

Under Brazilian corporate law, a general shareholders’ meeting is required in order to:

•	amend the by-laws (including any Article 136 Meeting, as defined below);

•	appoint or discharge members of the board of directors and/or members of the fiscal committee;

•	review the annual accounts drawn up by the corporation’s officers and approve the financial statements presented by them;

•	authorize the issuance of debentures;

•	suspend the rights of any shareholder;

•	approve the appraisal of assets contributed as capital by shareholders;

•	authorize the issuance of founders’ shares;

•	effect the corporation’s transformation, consolidation, merger and spin-off, dissolution and liquidation, appoint and discharge liquidators, and examine the liquidators’ accounts; and

•	authorize the corporation’s officers to file for bankruptcy or request a reorganization.

PART SIX—SHAREHOLDER RIGHTS

In case of urgency, a filing for bankruptcy or request for reorganization may be made by the corporation’s officers, in agreement with the majority shareholder, if any, which officers must subsequently call an extraordinary general shareholders’ meeting to vote on the matter. Such meeting would be called by publication of a notice in the official gazette of the State of Paraná and two other Brazilian gazettes determined by the shareholders at least 30 days prior to the meeting, but would not generally require any other form of notice.

Preferred Shareholders

Under Brazilian corporate law and our by-laws, our preferred shares acquire full voting rights in the event we fail for three consecutive fiscal years to pay the required minimum priority preferred dividends, and those voting rights will continue until such payment is made. As of the date of this registration statement, we are in compliance with the requirement to pay minimum priority preferred dividends to our preferred shareholders for the last three consecutive fiscal years.

Our minority preferred shareholders have the right, voting separately, to elect one of our board members if either: (1) they hold in the aggregate at least 10% of our total capital stock; or (2) reach such percentage by combining their percentage ownership of our total capital stock with the percentage ownership of our total capital stock held by our minority common shareholders, if neither (a) the minority preferred shareholders hold at least 10% of our total capital stock, nor (b) the minority common shareholders hold 15% of our voting capital stock. In compliance with a time limit imposed by the Brazilian Corporation Law (Leis das Sociedades por Ações), until the next annual general shareholders’ meeting held to approve our financial statements for fiscal year 2004, any director elected in accordance with the procedure described in the preceding sentence will be chosen from a list of three candidates proposed by our controlling shareholder.

In addition, minority preferred shareholders, voting separately, may elect one member of our fiscal committee.

Under our by-laws, preferred shareholders are entitled to vote at any shareholders’ meeting to approve: (1) any long-term agreement between TSU or its subsidiaries, on the one hand, and our controlling shareholder or its affiliates or related parties, on the other hand, except in case the agreement contains standard provisions; and (2) any changes to the by-laws that would amend or revoke (a) such voting rights, (b) the requirement that any corporate reorganization involving our subsidiaries be preceded by an equitable-treatment report issued by an internationally recognized independent appraiser, and (c) the requirement that notices to an Article 136 Meeting (as defined below) be given 30 days in advance (or eight days, if on second call). In those circumstances in which holders of our preferred shares are entitled to vote, each preferred share will be entitled to one vote.

Shareholders’ Meetings

Under Brazilian corporate law, a notice of a shareholders’ meeting must be published in the state’s official gazette and two other gazettes determined by the shareholders at least 15 days prior to the scheduled date of the meeting, except that, as provided in our by-laws, a minimum 30-day advance notice is required in the cases listed under Article 136 of the Brazilian Corporation Law (Leis das Sociedades por Ações) (an “Article 136 Meeting”).

According to Brazilian corporate law, a general meeting of shareholders is necessary in order to change the rights of holders of stock, except that a shareholder may not be deprived of the following rights, whether through a change in the by-laws or at a shareholders’ meeting:

•	participate in corporate profits;

•	participate in the assets of the corporation in case of liquidation;

•	supervise the management of the corporate business as provided for in Brazilian corporate law;

PART SIX—SHAREHOLDER RIGHTS

•	preemptive rights in the subscription of shares, founders’ shares convertible into shares, debentures convertible into shares and subscription bonuses, with the exceptions listed in “—Preemptive Rights” below; and

•	withdraw from the corporation as provided in Brazilian corporate law.

An Article 136 Meeting is required in order to:

•	change the preferences, advantages and conditions for the redemption or amortization of one or more classes of preferred shares, or to create a more favored class;

•	reduce the minimum dividend;

•	approve the merger, amalgamation or spin-off of a corporation;

•	participate in a group of companies;

•	change the company’s corporate purpose;

•	suspend the liquidation of the corporation or in case of dissolution of the corporation; and

•	issue founders’ shares.

Usually, a general shareholders’ meeting requires that a minimum of one-fourth of the holders of voting shares be present to be held on first call. Extraordinary general shareholders’ meetings, whose objective is to amend the by-laws, require instead that a minimum of two-thirds of the voting shares be present to be held on first call.

If the quorum is not met on first call, a second notice must be published at least eight days prior to the second meeting date. On second call, a general shareholders’ meeting may be held regardless of the number of voting shares present.

Holders attending a general shareholders’ meeting must show proof of identity in addition to providing proof of share ownership no less than two business days prior to the date of the meeting, which proof of ownership must be issued by the registrar and transfer agent of our shares no less than five business days prior to the date of the meeting.

A shareholder may be represented at a general shareholders’ meeting by a representative appointed no longer than a year prior to the date of the meeting, which representative must be one of the corporation’s shareholders or officers, a lawyer or a financial institution. An investment fund must be represented by its investment officer.

Preemptive Rights

Our common and preferred shareholders have a general preemptive right to subscribe for shares, convertible debentures and subscription bonuses in any capital increase in proportion to their holdings. However, a general shareholders’ meeting may waive this requirement in connection with (1) public subscriptions or trading at stock exchanges, (2) exchange offers pursuant to Articles 257 and 263 of the Brazilian Corporation Law (Lei das Sociedades por Ações), and (3) the enjoyment of tax incentives as provided in applicable law. In addition, Brazilian Corporation Law also waives this requirement in connection with the granting or exercise of stock options.

In addition, preferred shareholders do not have preemptive rights in connection with the issuance of common shares, and vice-versa, in the case of capital increases that maintain their existing proportion of types and classes between the newly issued and the existing shares. If the capital increase does not maintain the

PART SIX—SHAREHOLDER RIGHTS

existing proportion, shareholders will have preemptive rights with regard to shares of other types and classes in order to be allowed to maintain their existing stock ownership levels. If the newly issued shares are of a type and class different from existing shares, all shareholders will have preemptive rights in the same proportion as their existing stock ownership. When applicable, shareholders are given a minimum period of 30 days following the publication of a notice of a capital increase to exercise their preemptive rights.

According to Brazilian corporate law, shareholders must pay at least 10% of the subscription price of the shares underwritten or acquired pursuant to the exercise of preemptive rights. Shareholders are not obligated to subscribe to any future capital calls.

Appraisal or Withdrawal Rights (Direito de Recesso ou Retirada)

Under Brazilian corporate law, a dissenting shareholder (including both preferred and common shareholders) may seek appraisal or withdrawal (retirada) of its shares if the general shareholders’ meeting decides to:

•	create a new class of preferred shares with rights superior to those of existing classes;

•	change any right that preferred shares have, including redemption or amortization rights (appraisal or withdrawal rights in this case are limited to the holders of shares of a class whose rights are negatively impacted by such change);

•	reduce the mandatory dividends;

•	change the company’s corporate purpose;

•	approve the company’s spin-off, if, in connection with such transaction, (1) there is a reduction of minimum dividends, (2) the company becomes part of a group of entities, or (3) there is a material change in the company’s corporate purposes; or

•	approve (1) a merger of shares (incorporação de ações) involving the company, (2) the merger of the company with and into another entity, (3) the amalgamation or consolidation of the company with another entity, (4) the acquisition of another entity at a price that exceeds certain limits set forth in Brazilian corporate law, or (5) the participation of the company in a group of entities.

Notwithstanding the foregoing, Article 137 of the Brazilian Corporation Law provides that, in the cases set forth above, the dissenting preferred shareholders of the merged corporation, in our case, TND, will not be entitled to appraisal or withdrawal rights (direito de recesso ou retirada) if the type or class of securities held by them meet both liquidity and dispersion tests. To meet the liquidity test, the securities that are the subject of the transaction must be part of a portfolio used for setting a market index recognized by the CVM. To meet the dispersion test, the controlling shareholder of the merged corporation and the controlling shareholder’s affiliates must hold, in the aggregate, less than half of the type or class of securities which are subject to the transaction.

Therefore, because (1) TND’s preferred shares are part of the portfolio based upon which the BOVESPA index, which index is recognized by the CVM, is calculated, and (2) TIM Brasil, TND’s controlling shareholder, and all its affiliates hold, in the aggregate, less than half of TND’s preferred shares, TND’s preferred shareholders are not entitled to appraisal or withdrawal rights under Brazilian corporate law.

All common shareholders of TND have appraisal or withdrawal rights, except those shareholders that vote in favor of the merger. The mere abstention or failure to attend the meeting where the vote took place does not preclude a shareholder from exercising such rights. The right to appraisal or withdrawal lapses 30 days after publication of the minutes of the relevant extraordinary general shareholders’ meeting. However, we may call another extraordinary general shareholders’ meeting within 10 days after the expiration of the 30-day period for

PART SIX—SHAREHOLDER RIGHTS

the exercise of appraisal or withdrawal rights to either confirm or unwind the merger, if the aggregate number of shares corresponding to the exercise of appraisal or withdrawal rights by the common shareholders of TND is so great that it may have a material adverse effect on our financial condition.

Shares are repurchased at their book value, determined on the basis of the last balance sheet approved by the shareholders. In addition, in certain situations including mergers of affiliates, shares may be repurchased at their book value adjusted to market, determined on the same basis, if the exchange ratio based on book value adjusted to market is more advantageous than the exchange ratio proposed to shareholders. If the shareholders’ meeting that approved the transaction occurs more than 60 days after the date of the balance sheet that served as the basis for calculating book value and book value adjusted to market, shareholders may demand that new calculations be made on the basis of a new balance sheet that is within 60 days of the shareholders’ meeting that approved the merger.

Rights to Share in the Event of Liquidation

A general shareholders’ meeting may decide that, before completing our liquidation and after all creditors have been paid, our assets be distributed pro rata among our shareholders.

Form and Transfer

Our shares are maintained in book-entry form with Banco ABN AMRO Real S.A., as registrar and transfer agent, and the transfer of shares is effected by an entry made by the registrar and transfer agent on its books, debiting the share account of the seller and crediting the share account of the purchaser against presentation of a written order of the seller or judicial authorization or order in an appropriate document that remains in the possession of the transfer agent.

Transfers of shares by a foreign investor are made in the same way and executed by such investor’s local agent on the investor’s behalf, except that if the original investment was registered with the Brazilian Central Bank in accordance with Brazilian regulations governing foreign investment in capital markets, the foreign investor should also seek amendment, if necessary, of the appropriate electronic registration through its local agent to reflect the new ownership.

The BOVESPA operates a central clearing system in which participating institutions have accounts. All shares placed into the system will be deposited in custody with the relevant stock exchange through a Brazilian institution authorized to operate by the Brazilian Central Bank and having a clearing account with the relevant stock exchange. The fact that the shares are subject to custody with the relevant stock exchange will be reflected in the register of shareholders. Each participating shareholder will, in turn, be registered in the register of the beneficial shareholders to be maintained by the relevant stock exchange and will be treated in the same way as a registered shareholder.

Exchange Controls and Brazilian Central Bank Registration

There are no restrictions on ownership or voting of preferred shares or common shares by individuals or legal entities domiciled outside of Brazil.

The right to convert dividend or interest payments and proceeds from the sale of shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation that generally requires, among other things, that the relevant investments have been registered with the Brazilian Central Bank and the CVM. These restrictions on the remittance of foreign capital abroad may hinder or prevent the holders of our shares, including the preferred shares underlying our ADSs, from converting dividends,

PART SIX—SHAREHOLDER RIGHTS

distributions or the proceeds from any sale of these shares into U.S. dollars and remitting the U.S. dollars abroad. A non-Brazilian holder of shares may experience delays in effecting Brazilian Central Bank registration, which may delay remittances abroad. This delay may adversely affect the amount in U.S. dollars received by the non-Brazilian holder.

There are three different mechanisms for effecting Brazilian Central Bank registration, one that applies to holders of ADSs and two that apply to direct holders of TSU shares.

ADSs

The ADSs benefit from the certificate of foreign capital registration that permits JPMorgan Chase Bank, as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain the appropriate registration, either under Resolution 2,689 of the Brazilian National Monetary Council and CVM Instruction 325 or under Law No. 4,131/62, as described below.

Resolution 2,689

Investors residing outside Brazil, including institutional investors, are authorized to buy and sell equity instruments, including TSU shares, traded publicly in Brazil under Resolution 2,689 of the Brazilian National Monetary Council and CVM Instruction 325. With certain limited exceptions, Resolution 2,689 investors are permitted to carry out any type of transaction in the Brazilian capital markets involving a security traded on a stock, future or organized over-the-counter market. Investments and remittances are made through the commercial rate exchange market. In order to become a Resolution 2,689 investor, an investor residing outside Brazil must appoint a representative in Brazil with powers to take actions relating to the investment, appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Brazilian Central Bank and the CVM and through its representative, register itself with the CVM and the investment with the Brazilian Central Bank. If the holder is not registered under Resolution 2,689, it may be subject to a less favorable tax treatment. See “Part Five—The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

Law No. 4,131/62

Direct investors residing outside Brazil may also request registration with the Brazilian Central Bank under Law No. 4,131/62, which is used by certain investors who do not wish to trade their shares publicly. Registration under Law No. 4,131/62 of preferred shares that have been previously withdrawn from an ADS program is subject to the approval of the Brazilian Central Bank.

Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Brazilian Central Bank that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. The federal government may impose similar restrictions on foreign repatriations in the future.

The legislation and regulations described in this section “—Exchange Controls and Brazilian Central Bank Registration” are the same as those that apply to TND securities.

PART SIX—SHAREHOLDER RIGHTS

Description of American Depositary Shares

Description of American Depositary Receipts in Respect of Preferred Shares

The following is a summary of the material provisions of the deposit agreement dated as of June 24, 2002 among TSU, JPMorgan Chase Bank, as depositary, and holders of TSU ADRs, pursuant to which the ADSs representing preferred shares of TSU are to be issued. This summary is subject to and qualified in its entirety by reference to the deposit agreement, including the form of ADRs attached thereto. The deposit agreement is an exhibit to this registration statement of which this prospectus is a part. Copies of the deposit agreement are available for inspection at the ADR Administration office of the depositary, currently located at 4 New York Plaza, New York, New York 10004.

American Depositary Receipts

ADRs evidencing ADSs are issuable under the deposit agreement. Each ADR is in registered form and evidences a specified number of ADSs, each ADSs representing 10,000 preferred shares, deposited with the custodian and registered in the name of the depositary. We refer to those preferred shares, together with any additional preferred shares at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and other property received by the depositary or the custodian in respect of those preferred shares and at such time held under the deposit agreement, as the “deposited securities.” Only persons in whose names ADRs are registered on the books of the depositary are treated by the depositary as owners of the ADRs.

Deposit, Transfer and Withdrawal

Our by-laws provide that ownership of capital is evidenced only by a record of ownership maintained in a depositary account with a financial institution, such as a bank, acting as a registrar for the shares. Currently, this function is performed by Banco ABN AMRO Real S.A., as registrar and transfer agent. Accordingly, all references to the deposit, surrender and delivery of the preferred shares refer only to book-entry transfers of the preferred shares in Brazil. All references to the deposit, surrender and delivery of the ADSs or the ADRs refer not only to the physical transfer of any certificates evidencing those ADSs but also to any book-entry transfers.

The preferred shares represented by ADSs were deposited pursuant to the deposit agreement by book-entry transfer to an account of the custodian and registered in the name of the custodian. The depositary is the holder of record on the books of the custodian of all those preferred shares.

The depositary has agreed, upon delivery (including by book-entry credit) to the custodian of the preferred shares (or evidence of rights to receive preferred shares) and pursuant to appropriate instruments of transfer and upon payment of applicable fees, charges and taxes, to execute and deliver at its transfer office to, or upon the written order of, the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing those preferred shares with the depositary, an ADR or ADRs registered in the name or names of such person or persons and evidencing the authorized number of ADSs requested by such person or persons.

ADRs may be either in physical certificated form or book-entry form, the ownership of which is recorded on an electronic system maintained by The Depository Trust Company, or DTC, without the issuance of a certificate.

The depositary may refuse to accept for deposit any preferred shares identified by us as required to be but not actually registered under the Securities Act.

Upon (1) surrender of a certificated ADR at the transfer office of the depositary, or (2) receipt of proper instructions and documentation in the case of an ADR issued in book-entry form, for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by that ADR, and upon payment of the fees of the

PART SIX—SHAREHOLDER RIGHTS

depositary, governmental charges and taxes provided in the deposit agreement, the holder of that ADR will be entitled to delivery at the customer’s office, to the holder or upon the holder’s order, the amount of deposited securities at the time represented by the ADSs evidenced by that ADR. Any forwarding of the deposited securities to the ADR holder will be at the risk and expense of such holder.

Subject to the terms and conditions of the deposit agreement, the depositary may execute and deliver ADRs before receipt of preferred shares or rights to receive preferred shares (which we refer to as a “pre-release”).

Each pre-release must be: (1) accompanied by a written representation from the person to whom the ADRs are to be delivered that such person (a) owns the underlying preferred shares, (b) assigns all beneficial right, title and interest in those preferred shares to the depositary, (c) agrees to hold those preferred shares for the account of the depositary, and (d) will deliver those preferred shares to the custodian as soon as practicable and promptly upon demand therefor; and (2) at all times fully collateralized with cash or U.S. government securities.

The collateral referred to in clause (2) above will be held by the depositary for the benefit of all ADR holders, but will not constitute deposited securities for the purpose of the deposit agreement.

The number of ADRs involved in pre-release transactions may not exceed 30% of the ADSs outstanding (without giving effect to ADSs evidenced by ADRs outstanding as a result of the pre-release), but the depositary reserves the right to change or disregard that limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADRs.

The depositary and its agents, pursuant to the deposit agreement, may own and deal in any class of securities and in ADRs of TSU and its affiliates.

Distributions on Deposited Securities

The depositary will distribute to each ADR holder by mail at the address shown on the ADR register all cash, additional (or rights to receive) preferred shares or other distributions in proportion to the number of ADSs evidenced by each holder’s ADRs, after payment of all applicable taxes and any (1) stock transfer or other governmental charge, (2) stock transfer or registration fees in effect for the registration of transfers of the preferred shares or other deposited securities, and (3) other applicable charges of the depositary provided for in the deposit agreement. If the depositary determines in its discretion that any such distribution is not practicable with respect to any ADR holder, it may effect the distribution as it deems practicable.

The depositary will distribute any U.S. dollars resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution after deducting any applicable taxes and all expenses in converting reais to U.S. dollars and transferring them to the United States among other expenses.

The depositary will also distribute additional ADRs evidencing ADSs representing any preferred shares available for distribution as a result of a dividend or free distribution on the deposited securities, or the net proceeds resulting from the sale of a portion of those shares that give rise to fractional ADSs.

In addition, the depositary will distribute warrants or other instruments representing rights to acquire additional ADRs in respect of any rights to subscribe for additional preferred shares or rights of any nature made available for distribution. If we do not furnish to the depositary evidence that the rights may lawfully be distributed, which evidence we have no obligation to furnish, the depositary may either sell those rights and distribute the cash net proceeds to ADR holders or let those rights lapse without being distributed if such sell cannot be accomplished.

PART SIX—SHAREHOLDER RIGHTS

Finally, the depositary will distribute any securities or property available for distribution other than the ones described above by any means it deems equitable and practicable. If the depositary deems any such distribution not equitable or practicable, it may instead sell any such securities or property and distribute the cash net proceeds to ADR holders.

In connection with any distribution to ADR holders, TSU will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to that authority or agency by TSU, and the depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the depositary or custodian. If the depositary determines that any distribution of property other than cash (including preferred shares and rights to subscribe therefor) is subject to any tax that the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in the amounts and in manner as the depositary deems necessary and practicable to pay such taxes, and the depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

The depositary may, in its discretion, amend ADRs or distribute additional or amended ADRs or cash, securities or property to reflect any change in par value, split-up, consolidation, cancellation or any other reclassification of the deposited securities, any distribution of preferred shares or other distribution not made available to ADR holders, or any cash, securities or other property available to the depositary in respect of deposited securities from any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all our assets. Whatever cash, securities or other property results from any of the foregoing (even if the depositary does not amend the ADRs or make a distribution to ADR holders to reflect any of the foregoing) will constitute deposited securities and each ADS evidenced by outstanding ADRs will automatically represent its pro rata interest in the newly deposited securities.

Record Dates

The depositary may, after consultation with us if practicable, fix a record date, which date shall be as near as practicable to any corresponding record date set by us (1) for the determination of the ADR holders who will be entitled to receive any distribution on or in respect of deposited securities, including dividends, (2) to give instructions for the exercise of voting rights at a shareholders’ meeting, (3) to receive any notices, or (4) to act in respect of other matters.

Voting of Deposited Securities

Preferred shares do not entitle their holders to vote on any matter presented to a vote of shareholders of TSU except as set forth under “—Description of TSU Capital Stock—Voting Rights—Preferred Shareholders,” which subsection is hereby incorporated by reference herein. Under those circumstances and unless, in the future, the terms of the preferred shares are revised or amended to provide for voting rights, or if the preferred shares obtain voting rights pursuant to Brazilian corporate law or any change in any other laws, rules or regulations applicable to those shares or through any change in interpretation of those laws, the information set forth below applies.

As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, the depositary will mail to all ADR holders a notice, the form of which notice containing:

•	the information included in the notice of meeting received by the depositary from TSU and any solicitation materials;

•	a statement that holders of TSU ADRs on the specified record date will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the preferred shares represented by their respective ADSs; and

PART SIX—SHAREHOLDER RIGHTS

•	a statement as to the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by TSU.

Upon receipt of instructions of a holder of TSU ADRs on the record date, in the manner and on or before the date established by the depositary for that purpose, the depositary will endeavor, insofar as practicable and permitted under the provisions of the deposited securities, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the instructions received. The depositary will not itself exercise any voting discretion in respect of any preferred shares.

ADR holders are not entitled to attend meetings of TSU shareholders. An ADR holder wishing to do so must cancel its ADRs and obtain delivery of the underlying preferred shares, registered in the name of that holder, before the record date for attendance at the meeting.

Available Information

Copies of the deposit agreement, the provisions of or governing deposited securities and any written communications sent by us to the depositary are available for inspection by ADR holders at the offices of the depositary and the custodian and at the depositary’s transfer office The depositary will also mail to ADR holders copies of those communications when furnished by us.

Amendment and Termination of Deposit Agreement

The form of the ADRs and any provision of the deposit agreement may at any time be amended by agreement between TSU and the depositary. However, any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of ADR holders, will become effective 30 days after notice of such amendment has been given to holders of ADRs.

Every ADR holder at the time that amendment becomes effective will be deemed, by continuing to hold that ADR, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any ADR holder to surrender ADRs and receive the preferred shares and other property represented thereby, except to comply with mandatory provisions of applicable law.

Upon the resignation or removal of the depositary pursuant to the deposit agreement, the depositary may, and shall if requested by us, terminate the deposit agreement by mailing a notice of termination to holders of ADRs at least 30 days before the date fixed in the notice for termination.

After the date fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement, except to receive and hold (or sell) distributions on deposited securities, including payment of dividends, and deliver preferred shares being withdrawn (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges).

As soon as practicable after the expiration of six months from the date of termination, the depositary may sell the deposited securities then held thereunder and hold in a segregated account the net proceeds of the sale, together with any other cash, without liability for interest, in trust for the pro rata benefit of the ADR holders that have not theretofore surrendered their ADRs. After effecting such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for such net proceeds and other cash (after

PART SIX—SHAREHOLDER RIGHTS

deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges) and certain indemnification obligations to us. Upon termination of the deposit agreement, TSU will also be discharged from all obligations thereunder, except for certain indemnification obligations to the depositary and its agents.

Charges of Depositary

The depositary may charge US$5.00 per 100 ADSs (or portion thereof) from each person to whom ADRs are issued against deposits of preferred shares, including deposits in respect of distributions of additional preferred shares, rights and other distributions, as well as from each person surrendering ADSs for withdrawal.

In addition, the following fees and charges will be incurred by ADR holders, any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by TSU or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement), whichever is applicable:

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution effected;

•	a fee of US$1.50 per ADR or ADSs for transfers made, to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded;

•	a fee of US$5.00 per 100 ADSs for all distributions of securities or the net cash proceeds from the sale thereof;

•	transfer or registration fees, if any, in connection with the deposit or withdrawal of deposited securities;

•	cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing or delivering preferred shares, ADRs or any deposited securities;

•	expenses incurred by the depositary in connection with the conversion of reais into U.S. dollars; and

•	any fees and expenses incurred by the depositary in connection with the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

Any amendment to the ADRs or the deposit agreement that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses) will become effective 30 days after notice of such amendment has been given to holders of ADRs.

Liability of ADR Holders for Taxes or Other Charges

If any tax or other governmental charge becomes payable by or on behalf of the custodian or the depositary with respect to any ADR or any deposited securities represented by the ADSs evidenced by that ADR, that tax or other governmental charge must be payable by the holder of that ADR.

The depositary may refuse to effect registration or transfer of the ADR or any split-up or combination thereof or any withdrawal of deposited securities underlying such ADR until that payment is made, may withhold any dividends or other distributions or may sell for the account of that holder any part or all of the deposited securities underlying that ADR, and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge, and the holder of such ADR remains liable for any deficiency.

PART SIX—SHAREHOLDER RIGHTS

Limitation on Execution, Delivery, Transfer and Withdrawal of ADRs

Prior to the issuance, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution thereon or the withdrawal of deposited securities, TSU, the depositary or the custodian may require payment of (1) any applicable stock transfer or other tax or other governmental charge, (2) any stock transfer or registration fees in effect for the registration of transfers of the preferred shares or other deposited securities, and (3) any other applicable charges of the depositary provided for in the deposit agreement.

In addition, the depositary may require satisfactory proof of identity, genuineness of any signature, citizenship, residence, exchange control approval, beneficial ownership, as well as compliance with applicable law, regulations (including applicable rules and regulations of the Brazilian Central Bank and the CVM), provisions of or governing the deposited securities and the terms of the deposit agreement. The issuance, registration, transfer, split-up or combination of ADRs, acceptance of deposits of preferred shares and withdrawal of deposited securities may, generally or in particular instances, be suspended during any period when the ADR register or any register for the deposited securities is closed or when such action is deemed advisable by the depositary or TSU.

The depositary will keep at its transfer office in the Borough of Manhattan, the City of New York, a register for the registration, transfer, combination and split-up of certificated ADRs, which register includes data from the electronic system maintained by DTC to keep a record of ADRs issued in book-entry form only. This register will be open for inspection by ADR holders at all reasonable times. The depositary will also maintain a facility for the delivery and receipt of ADRs in the Borough of Manhattan, the City of New York.

The depositary may appoint co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs on its behalf at transfer offices other than the transfer office of the depositary.

Exoneration of Liability

Neither the depositary nor TSU nor their respective agents will be liable if they:

•	are prevented from, delayed or subject to any civil or criminal penalty on account of, doing or performing any act required to be performed under the deposit agreement by reason of any law or regulation, provision of or governing the deposited securities, act of God, war or any other circumstance beyond their control;

•	exercise or fail to exercise any discretionary act allowed for under the deposit agreement;

•	perform their obligations under the deposit agreement without gross negligence or bad faith; or

•	act or fail to act in reliance upon the advice of legal counsel, accountants, any person depositing preferred shares, any holder of ADRs or any person believed by them to be competent to give such advice.

Governing Law

The deposit agreement is governed by the laws of the State of New York.

PART SEVEN—ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find More Information

TSU and TND file annual reports on Form 20-F and furnish reports on Form 6-K with the SEC. You may read and copy any of these reports at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. You may also obtain information about TSU at its website, www.timsulri.com.br, and about TND at its website, www.timnordeste.com.br.

TSU and TND, as foreign private issuers, are exempt from the rules under the United States Securities Exchange Act of 1934, as amended (“Exchange Act”) that prescribe the furnishing and content of proxy statements, and their officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.

TSU and TND are subject to the informational requirements of the CVM and the BOVESPA, and file reports and other information relating to their business, financial condition and other matters with the CVM and BOVESPA. You may read these reports, statements and other information at the public reference facilities maintained in São Paulo. Some TSU and TND filings with the CVM are also available at the website maintained by the CVM at http://www.cvm.gov.br.

We have filed a registration statement on Form F-4 to register, under the Securities Act, the TSU preferred shares to be issued directly or through TSU ADSs to be received in the merger by holders of TND preferred shares residing in the United States and holders of TND ADSs, respectively. This document is part of the registration statement on Form F-4 and constitutes a prospectus of TSU. As allowed by the SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with the SEC in other documents, which means:

•	incorporated documents are considered part of this prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus, and information that we file with the SEC after the date of this prospectus automatically updates and supersedes this prospectus.

We are incorporating the following documents by reference:

•	TSU’s Annual Report on Form 20-F for the year ended December 31, 2003 (File No. 001-14491), which we filed with the SEC on May 20, 2004; and

•	TND’s Annual Report on Form 20-F for the year ended December 31, 2003 (File No. 001-14495), which TND filed with the SEC on May 19, 2004, as amended by TND’s Annual Report on Form 20 F/A, which TND filed with the SEC on June 8, 2004.

We are also incorporating by reference any reports that we may file with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act from the date of this prospectus until the date the merger becomes effective, and any future Forms 6-K that indicate that they are incorporated by reference into this prospectus.

PART SEVEN—ADDITIONAL INFORMATION FOR SHAREHOLDERS

In addition, we are incorporating by reference the documents listed in “Part Five—The Merger—Terms of the Merger—General.”

You may obtain copies of the documents incorporated by reference into this prospectus through TSU, TND or the SEC. In addition, you may obtain copies of the Portuguese-language versions of the valuation report and confirmatory letter described in “Part Five—The Merger—Valuation Report” (as well as English-language translations thereof prepared by TSU) and of the fairness opinion described in “Part Five—The Merger—Fairness Opinion” through TSU or TND. These documents are available from TSU or TND without charge. You may obtain these documents by requesting them in writing or by telephone at the appropriate address below:

Tele Celular Sul Participações S.A.	Tele Nordeste Celular Participações S.A.
Rua Comendador Araújo 299 - 3º andar	Avenida Ayrton Senna da Silva 1633
Curitiba, Paraná 80420-000	Jaboatão dos Guararapes, Pernambuco 50060-004
Brazil	Brazil
Attn.: Joana Serafim	Attn: Leonardo Wanderley
Telephone: 55-41-312-6862	Telephone: 55-81-3302-2594
Facsimile: 55-41-312-6222	Facsimile: 55-81-3302-2869
E-mail: jserafim@timsul.com.br	E-mail: leonardo.wanderley@timnordeste.com.br

If you are a holder of TND ADSs, you may also contact:

JPMorgan Chase Bank

4 New York Plaza, 13th Floor

New York, New York 10004

Attn: ADR Administration

Telephone: (781) 575-4328 (Service Center)

Enforceability of Civil Liabilities under U.S. Securities Laws

We have been advised by our Brazilian counsel, Veirano Advogados, that a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment against TSU, TND, their respective directors and certain of their respective officers and advisors or any such person would be enforceable in Brazil without reconsideration, of the merits, upon confirmation of that judgment by the Brazilian federal supreme court. That confirmation generally will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian legislation;

•	is not subject to appeal;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or “good customs.”

However, there can be no assurance that the confirmation by the Brazilian Supreme Court will be obtained in a timely manner.

We have been further advised by Veirano Advogados that original actions predicated on the federal securities laws of the United States may be brought in Brazilian courts and that Brazilian courts may enforce civil liabilities in such actions against each of TSU and TND, their directors and certain of their officers and advisors.

PART SEVEN—ADDITIONAL INFORMATION FOR SHAREHOLDERS

A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil, must provide a surety bond to guarantee court costs and legal fees, if the plaintiff owns no real property in Brazil that may ensure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian federal supreme court.

PART EIGHT—LEGAL AND REGULATORY MATTERS

General

We are not aware of any of the following:

•	any governmental license or regulatory permit that appears to be material to the businesses of the operating subsidiaries that might be adversely affected by the merger;

•	any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the merger; or

•	any consent, waiver or other approval that would be required as a result of or in connection with the merger, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which TSU or TND are a party that have not been obtained, other than obtaining the consent of EIB to the assumption by TSU, upon completion of the merger, of TND’s obligations under a guarantee made to EIB in connection with a loan financing to TIM Nordeste (formerly Telpe Celular S.A.). TND is in the process of obtaining this consent from EIB.

We have notified Anatel of the merger for Brazilian regulatory purposes. Anatel has determined to review the merger. We believe that Anatel’s review will be favorable. In addition, the approval by the NYSE of the listing of the ADSs of TSU to be delivered in connection with the merger, for which we will apply, must be obtained for such shares to be traded by the holders thereof. However, such approval is not a condition to the completion of the merger.

Should any approval or other action be required, we currently contemplate that such approval will be sought or such action will be taken, as the case may be.

We are unable to predict whether it may be necessary to delay the completion of the merger pending the outcome of any approval or other action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions. In addition, we cannot assure you that, if the approvals were not obtained or other actions were not taken, adverse consequences might not result to the businesses of the operating subsidiaries.

Legal Matters

We have received an opinion from Veirano Advogados with respect to the validity of the preferred shares of TSU to be issued in connection with the merger. We have also received an opinion from Morgan, Lewis & Bockius LLP that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the U.S. Tax Code.

Experts

Our consolidated financial statements at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which are included in “Part Nine—Financial Statements” of this prospectus (Information Derived from TSU’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2003 Filed with the SEC on May 20, 2004), have been audited by Ernst & Young Auditores Independentes S.S., as set forth in their report thereon appearing elsewhere herein, are included in this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TND at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which are included in “Part Nine—Financial Statements” of this

PART EIGHT—LEGAL AND REGULATORY MATTERS

prospectus (Information Derived from TND’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2003 Filed with the SEC on May 19, 2004, as Amended by TND’s Annual Report on Form 20-F/A Filed with the SEC on June 8, 2004), have been audited by Ernst & Young Auditores Independentes S.S., as set forth in their report thereon appearing elsewhere herein, are included in this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

We have not authorized any person to give any information or to make any representations in connection with the merger, other than the information contained in this prospectus and, if any person gives other information or makes a representation in connection with the merger, that information or representation must not be relied on as having been authorized by us.

This prospectus does not constitute an offer to any person in any jurisdiction in which an offer is unlawful. The offer is not being made to holders of shares in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction. However, we may, in our sole discretion, take any action we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in any jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.

The delivery of this prospectus will not, under any circumstance, create an implication that our affairs have not changed since the date as of which information is furnished or since the date of this prospectus.

PART NINE—FINANCIAL STATEMENTS

Index to Audited Consolidated Financial Statements

Tele Celular Sul Participações S.A. and Subsidiaries

Tele Nordeste Celular Participações S.A. and Subsidiaries

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of

Tele Celular Sul Participações S.A.

We have audited the accompanying consolidated balance sheets of Tele Celular Sul Participações S.A. (“the Company”) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and changes in financial position for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tele Celular Sul Participações S.A. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and changes in their financial position for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in Brazil, which differ in certain respects from accounting principles generally accepted in the United States of America (see Note 31 to the consolidated financial statements).

Curitiba, Brazil

January 16, 2004

ERNST & YOUNG

Auditores Independentes S.S.

Marcos Antonio Quintanilha

Partner

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2003

(In thousands of Brazilian Reais)

	December 31,
	2002	2003
Assets
Current assets
Cash and cash equivalents	11,147	20,682
Marketable securities (note 4)	421,687	398,040
Trade accounts receivable, net (note 5)	165,801	230,824
Inventories (note 6)	15,573	16,241
Recoverable taxes (note 7)	42,386	29,816
Deferred taxes (note 8)	44,590	52,562
Other	4,607	4,473

	705,791	752,638
Non current assets
Marketable securities	7,705	—
Recoverable taxes (note 7)	4,667	6,200
Deferred taxes (note 8)	184,673	139,453
Judicial deposits (note 10)	11,148	14,939
Other	774	363

	208,967	160,955
Permanent assets
Investments (note 11)	24,320	11,470
Property, plant and equipment, net (note 12)	655,949	676,887
Deferred charges (note 13)	52,858	34,763

	733,127	723,120

Total Assets	1,647,885	1,636,713

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable (note 14)	123,677	197,234
Loans and financings (note 15)	38,052	42,751
Debentures (note 16)	210,114	—
Salaries and related charges (note 17)	14,115	13,487
Taxes and social contribution payable (note 18)	42,958	72,816
Interest on shareholders’ equity payable	17,697	16,086
Dividends payable	12,489	32,723
Usage license	—	16,728
Other liabilities	24,968	26,524

	484,070	418,349
Noncurrent liabilities
Loans and financings (note 15)	72,919	39,432
Taxes and social contributions payable (note 18)	74,193	58,837
Accrual for pension plan (note 20)	2,833	3,733
Provision for contingencies (note 19)	8,951	11,863

	158,896	113,865
Minority interest	159,589	177,513

	159,589	177,513
Shareholders’ equity (note 21)
Capital	324,666	369,163
Capital reserve	178,062	148,565
Revenue reserves	342,602	409,258

	845,330	926,986

Total Liabilities and Shareholders’ equity	1,647,885	1,636,713

See accompanying notes.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2001, 2002 and 2003

(In thousands of Brazilian Reais)

	Years ended December 31,
	2001	2002	2003
Gross operating revenues (note 22)	1,061,796	1,151,508	1,414,900
Deductions from gross revenues (note 22)	(264,917)	(254,684)	(326,906)

Net operating revenues (note 22)	796,879	896,824	1,087,994
Cost of merchandise sold and services rendered (note 23)	(406,033)	(486,383)	(576,914)

Gross profit	390,846	410,441	511,080

Operating revenues (expenses)
Selling (note 24)	(181,424)	(185,446)	(229,736)
General and administrative (note 25)	(71,909)	(83,346)	(97,752)
Equity in loss of affiliated company	(1,888)	(4,288)	(4,307)
Other operating expenses, net (note 26)	(24,271)	(27,589)	(37,214)

	(279,492)	(300,669)	(369,009)

Operating income before financial results	111,354	109,772	142,071
Financing revenues (expenses)
Interest income	22,322	64,249	111,766
Interest expenses	(55,366)	(65,442)	(69,016)
Foreign exchange losses, net	(8,124)	(10,639)	(4,681)

	(41,168)	(11,832)	38,069

Operating income	70,186	97,940	180,140
Non-operating income (expenses), net (note 27)	10	(127)	12,842

Income before taxes	70,196	97,813	192,982
Income tax and social contribution (note 28)	672	(19,473)	(42,423)
Minority interest	(10,979)	(12,566)	(29,757)

Net income for the year	59,889	65,774	120,802

Net income per thousands shares outstanding at year end (R$)	0.18	0.19	0.34
Number of outstanding shares on December 31 (thousands)	337,219	342,970	356,478

See accompanying notes.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2001, 2002 and 2003

(In thousands of Brazilian Reais)

		Capital reserve	Revenue Reserves
	Capital	Special goodwill reserve	Legal reserve	Unrealized profits reserve	Special reserve for dividends	Income reserve for expansion	Retained earnings	Total
Balances at December 31, 2000	175,772	205,603	17,512	94,228	—	—	276,966	770,081

- Capital increase	69,261	(9,908)	—	—	—	—	(59,353)	—
- Net income for the year	—	—	—	—	—	—	59,889	59,889
- Realization of unrealized profits reserve	—	—	—	(94,228)	—	—	94,228	—
- Special reserve for dividends	—	—	—	—	19,257	—	(19,257)	—
- Profit reserve for expansion	—	—	—	—	—	327,838	(327,838)	—
Appropriation of net income for the year:
- Legal reserve	—	—	2,994	—	—	—	(2,994)	—
- Interest on shareholders’ equity	—	—	—	—	—	—	(20,782)	(20,782)
- Dividends	—	—	—	—	—	—	(859)	(859)

Balances at December 31, 2001	245,033	195,695	20,506	—	19,257	327,838	—	808,329

- Capital increase	79,633	(17,633)	—	—	—	(62,000)		—
- Net income for the year	—	—	—	—	—	—	65,774	65,774
- Realization of unrealized profits reserve	—	—	—	—	(10,602)	—		(10,602)
- Profit reserve for expansion	—	—	—	—	—	44,314	(44,314)	—
Appropriation of net income for the year:
- Legal reserve	—	—	3,289	—	—	—	(3,289)	—
- Interest on shareholders’ equity	—	—	—	—	—	—	(17,000)	(17,000)
- Dividends	—	—	—	—	—	—	(1,171)	(1,171)

Balances at December 31, 2002	324,666	178,062	23,795	—	8,655	310,152	—	845,330

- Capital increase	44,497	(29,497)	—	—	—	(15,000)	—	—
- Net income for the year	—	—	—	—	—	—	120,802	120,802
- Realization of special reserve for dividends	—	—	—	—	(8,655)	—	—	(8,655)
- Profit reserve for expansion	—	—	—	—	—	84,271	(84,271)	—
Appropriation of net income for the year:
- Legal reserve	—	—	6,040	—	—	—	(6,040)	—
- Interest on shareholders’ equity	—	—	—	—	—	—	(12,000)	(12,000)
- Dividends	—	—	—	—	—	—	(18,491)	(18,491)

Balances at December 31, 2003	369,163	148,565	29,835		—	379,423	—	926,986

See accompanying notes.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

Years ended December 31, 2001, 2002 and 2003

(In thousands of Brazilian Reais)

	Years Ended December 31,
	2001	2002	2003
Financial resources were provided by:
Operations
Net income for the year	59,889	65,774	120,802
Items not affecting working capital
Depreciation and amortization	181,950	201,763	211,798
Exchange and monetary variations and interest on long-term liabilities	12,519	12,992	12,067
Provision for contingencies	4,578	2,858	2,912
Equity in loss of affiliated company	1,888	4,288	4,307
Net book value of disposed investment on affiliated company	—	—	6,929
Net book value of property, plant and equipment sold	883	2,171	921
Pension plan contributions	65	594	900
Minority interest	10,979	12,566	17,924
Blah! S.A. (former Timnet.com) non-consolidation effects	(4,736)	—	—
Other	—	(753)	(1,057)
Third parties
Increase of long-term liabilities	23,436	18,343	—
Transfer from long-term receivables to current assets	19,093	67,134	60,728

Total resources provided	310,544	387,730	438,231

Financial resources were used for:
Deferred and recoverable taxes	19,614	16,534	8,827
Judicial deposits	225	240	3,791
Marketable securities	—	7,705	—
Other	1,168	242	98
Permanent assets
Investments	11,100	926	—
Property, plant and equipment	101,684	64,512	212,891
Deferred charges	45,615	3,227	—
Dividends and interest on shareholders’ equity	21,641	28,773	39,146
Transfer from long-term liabilities to current	17,818	248,566	60,910

Total resources used	218,865	370,725	325,663

Increase (decrease) in working capital	91,679	17,005	112,568

Changes in working capital
Working capital at the end of the year:
Current assets	376,197	705,791	752,638
Current liabilities	171,481	484,070	418,349

	204,716	221,721	334,289
Less working capital at the beginning of the year	113,037	204,716	221,721

Increase (decrease) in working capital	91,679	17,005	112,568

See accompanying notes.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

1	Operations and background

(a) History

Tele Celular Sul Participações S.A. (“the Company”) was founded in accordance with Article 189 of Law No. 9,472/97 – General Telecommunications Law and based on Decree No. 2546/98 as of April 14, 1998, as a result of the spin-off of Telecomunicações Brasileiras S.A. approved at the Shareholders Meeting held on May 22, 1998.

The Company is a publicly traded company directly controlled by TIM Brasil Serviços e Participações S.A. (former Bitel Participações S.A.), which has, as of December 31, 2003, held 52.51% of the Company’s voting capital and 22.21% of the Company’s total capital.

Although the economic situation in Brazil has remained stable in recent years, a return to higher levels of inflation and currency fluctuations could adversely affect the Company’s operations. The foreign exchange volatility of the Brazilian Real (R$) in relation to the US Dollar affects the Company’s financial statements. The exchange rate of the Brazilian Real to the US Dollar was R$2.3204:US$1.00, R$3.5333:US$1.00 and R$2.8892:US$1.00 at December 31, 2001, 2002 and 2003, respectively. At December 31, 2002 and 2003, the loans based in US Dollar represented 13% and 29% of Company’s total consolidated debt, respectively.

(b) Corporate restructuring plan

When the parent company of Tele Celular Sul Participações S.A. (“parent company”) acquired the participation in common shares of the Company as a result of the privatization process, a higher price was paid in relation to the book value of the Company, thus generating a goodwill at the parent company level. During the first quarter of 2000, Tele Celular Sul Participações S.A. and the parent company began a restructuring process in order to transfer the goodwill to the operating subsidiaries in order to obtain the tax deductibility of the goodwill amortization. The estimated tax benefit amounted to approximately R$205,000. At the end of 2003, the tax benefit amounted to R$25,287 (R$25,250 in 2002).

As a first step of the restructuring process, the goodwill was transferred from the parent company to Tele Celular Sul Participações S.A. in two phases, including the creation of a new subsidiary by the parent company to where the goodwill was transferred, and subsequently the merger of this new subsidiary into Tele Celular Sul Participações S.A. This first step was concluded at April 28, 2000 with the approval by the shareholders through an Extraordinary Shareholders Meeting.

In the second step of the process, the Company spun off to the operating subsidiaries their respective shares of the goodwill. This second step was approved by the Extraordinary Shareholders General Meeting of each subsidiary on June 30, 2000.

A valuation allowance, denominated in the books as “Provision for maintenance of shareholders’ equity”, was recorded by the subsidiaries in relation to the goodwill. Accordingly, the remaining balances correspond to the tax benefit arisen from the future amortization of goodwill.

As of December 31, 2003 the remaining value of the resulting tax credit in relation to both income taxes and social contribution tax on profits of the subsidiary was R$115,819 (R$141,106 in 2002). This is shown in the balance sheet as part of deferred taxes (R$24,857 as current and R$90,962 as noncurrent assets on December 31, 2003 and R$24,857 and R$116,249 on December 31, 2002, respectively).

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Under the terms of the reorganization, the resulting tax benefit reverts to the benefit of the controlling shareholder that originated the goodwill without, however, causing any negative effects on the Company’s profitability or the flow of dividends to its minority shareholders. The effect of the reorganization on the balance sheet and income statement accounts as at December 31, 2002 and 2003 and for the years then ended is shown below:

Balance sheet effects:

	December 31, 2002	December 31, 2003
Unamortized balance of goodwill	414,964	340,643
Provision for maintenance of shareholders equity	(273,858)	(224,824)

Tax benefit balance presented under “Deferred taxes”	141,106	115,819

Income statement effects:

	2002	2003
Goodwill amortization	(74,322)	(74,321)
Provision reversal	49,072	49,034
Tax credit balance	25,250	25,287

Net income effect	—	—

The goodwill is being amortized over 10 years, starting in August 1998, at a rate of 4% p.a. in the first two years with the balance being amortized straight line over the remaining eight years. The provision for maintenance of shareholders equity was established at an amount sufficient to reduce the unamortized balance of the goodwill to the estimated value of the future tax benefits that will be generated by its amortization in the subsidiaries. This is also the amount necessary to ensure that there will be no reduction in the amount of retained earnings available for the distribution of dividends on account of the future amortization of the goodwill in excess of the related tax benefit. The counter-entry to the initial recognition of the tax credit balance is recognized directly in shareholders equity as a capital reserve. Also under the terms of the restructuring, the effective tax benefit realized in each fiscal year will subsequently be capitalized in the name of the controlling shareholder, and minority shareholders are ensured the right to preference in the acquisition of a proportional amount of new capital from the controlling shareholder.

(c) Company subsidiaries

The Company has the ownership control of TIM Sul S.A. (former Telepar Celular S.A.), acting in an integrated way with its subsidiary. From January 1st, 2001 and through November 30, 2002 the Company had also the ownership of Telesc Celular S.A. and CTMR Celular S.A. These companies were merged into TIM Sul S.A. (former Telepar Celular S.A.) as mentioned in the note 1.d bellow.

The subsidiary TIM Sul S.A. is a provider of mobile telephony services in the states of Paraná (except for the cities of Londrina and Tamarana), Santa Catarina and Rio Grande do Sul (only the cities of Pelotas, Capão do Leão, Morro Redondo and Turuçu).

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

The Company had an investment in Blah! S.A. (former Timnet.com S.A.), which was created on July 13, 2000 in order to provide internet access and related services to end users, internet hosting and other services, web design, information technology and data processing services, information technology and telecommunications consulting and technical support. At December 31, 2002 the participation of the Company in Blah! S.A. was 20% and was recorded as investment in affiliated companies using the equity method of accounting.

During 2003, the Company sold its 20% interest in Blah! S.A., to the related party TIM International N.V. See footnote 11 for further details.

(d) Corporate reorganization

On November 19, 2002 the Telepar Celular S.A., Telesc Celular S.A. and CTMR Celular S.A. shareholders’ meeting approved a corporate reorganization, in which all shares issued by Telesc Celular S.A. and CTMR Celular S.A., previously owned by Tele Celular Sul Participações S.A. and other minority interests, were fully transferred to Telepar Celular S.A. through an exchange of shares. Telesc Celular and CTMR Celular paid in cash for the minority interests who exercised the right of withdrawal.

On July 31, 2003 with the previous approval of Anatel-Agência Nacional de Telecomunicações, the independent regulatory agency, the Telepar Celular S.A. and its subsidiaries’ (Telesc Celular and CTMR Celular) Shareholders Meeting approved the Board of Directors proposal for the merger of Telesc Celular S.A. and CTMR Celular S.A. into Telepar Celular S.A. At the same meeting, the subsidiary changed its name from Telepar Celular S.A. to TIM Sul S.A.

As TIM Sul S.A. already owned 100% of the shares of Telesc and CTMR, its equity did not increase. As consequence, there was no share issuance since Telesc and CTMR equity had already been recorded in TIM Sul’s consolidated financial statements. Due to the merger process, the Telesc and CTMR shares were cancelled.

The objective of this corporate reorganization was to create an operational integration between the subsidiaries, which will allow the sharing of the business knowledge and result in cost reduction associated with maintaining three separate entities.

(e) Technological platform

The subsidiaries use the TDMA (Time-Division Multiple Access) technology in its cellular phone services. During the third quarter of 2003 the subsidiary TIM Sul S.A. started the introduction and the operation of the GSM (Global System for Mobile Communication) technology. The Company estimates that the full implementation of the GSM technology will be completed during the next year and that both technologies (GSM and TDMA) will be operated simultaneously. Capital expenditures in the GSM technology during 2003 amounted to R$175.9 million.

(f) Migration from SMC to SMP

On December 10, 2002, the subsidiaries converted their prior concessions to provide services in the SMC –Serviço Móvel Celular, or the Cellular Communication Service (CCS), into concessions to provide services in the SMP – Serviço Móvel Pessoal, or the Permanent Communication Service (PCS).

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

As a result of the migration to SMP, the Company has new regulatory service quality standards and has introduced the CSP Program – Programa de Código de Seleção de Prestadora, or Telecommunication Service Provider Selection Code, which allows the subscribers to choose the long distance carriers on a per call basis. Furthermore, the Company and its subsidiaries will have the right to determine the price of their service plans, subject to ANATEL approval.

The Company provides mobile telephone services under concession terms granted by the Federal Government. The concessions will expire on September 3, 2007, for state of Paraná, September 30, 2008, for the state of Santa Catarina, and April 14, 2009, for Pelotas, Capão do Leão, Morro Redondo and Turuçu in the state of Rio Grande do Sul. The concessions may be subsequently renewed for an additional period of 15 years by the granting authority, after the payment of a new concession fee which amount will be determined by the authorities at that date.

2	Presentation of the financial statements

a) Basis of preparation and disclosures

The consolidated financial statements were prepared in accordance with accounting principles originating from Brazilian Corporate Law and in conformity with accounting requirements and procedures established by the Brazilian Securities Commission (CVM), and the related rules applicable to the public telecommunication service concessionaires.

Tele Celular Sul Participações S.A. is a publicly traded company and has American Depositary Receipts traded on the New York Stock Exchange. Consequently, the Company is subject to the rules of the United States Security and Exchange Commission (SEC) and is also required to include in its financial statements specific disclosures relating to the reconciliation between shareholders equity and net income prepared in accordance with Brazilian Corporate Law and shareholders equity and net income based on accounting principles generally accepted in the United States of America (US GAAP). See Note 31.

b) Consolidated financial statements

The consolidated financial statements include the consolidated assets and liabilities of the Company and its subsidiaries, and the results of operations of Telesc Celular S.A. and CTMR Celular S.A. for the years ended December 31, 2001 and for the period from January 1, 2002, through November 30, 2002, as well as, the results of operations of TIM Sul S.A. (former Telepar Celular S.A) for the years ended December 31, 2001, 2002 and 2003.

Description of main consolidation procedures:

I. Elimination of assets and liabilities balances between the consolidated subsidiaries;

II. Elimination of investments, reserves and retained earnings of the subsidiaries;

III. Elimination of revenues and expenses generated by transactions between the companies;

IV. Disclosure of the minority interest participation in the consolidated financial statements.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

The Company’s ownership percentage in the subsidiaries as of December 31, 2001, 2002, and 2003 was the following (% of total capital and voting capital):

	December 31,
	2001	2002	2003
TIM Sul S.A. (formerly Telepar Celular S.A.)
Total capital	73.57%	80.79%	81.32%
Voting capital	87.43%	90.19%	90.44%
Telesc Celular S.A.
Total capital	83.13%	—	—
Voting capital	91.62%	—	—
CTMR Celular S.A.
Total capital	78.55%	—	—
Voting capital	81.32%	—	—

c) Reclassification to the financial statements for the years ended December 31, 2001 and 2002

Some reclassifications have been made to prior years amounts in order to provide a better presentation and comparison with current year statements of income as follows:

	2001		2002
	Current amount	Amount originally disclosed	Current amount	Amount originally disclosed
Gross Profit

Gross operating revenues
Reclassified from other operating expenses, net the infra-structure rental	1,061,796	1,056,346	1,151,508	1,145,948
Operating revenues (expenses)

Other operating expenses, net
Reclassified to gross operating revenues the infra-structure rental
Reclassified from interest expenses the PIS and COFINS on interest income	(24,271)	(15,584)	(27,589)	(14,902)
Financing revenues (expenses)

Interest income
Reclassified to foreign exchange losses the hedging activities	22,322	45,278	64,249	121,310

Interest expenses
Reclassified to foreign exchange losses the hedging activities
Reclassified to other operating expenses the PIS and COFINS on interest income	(55,366)	(72,045)	(65,442)	(103,535)

Foreign exchange losses, net
Reclassified from other interest income and expenses the hedging activities	(8,124)	(17,638)	(10,639)	(36,734)

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

3	Summary of significant accounting practices

These financial statements were prepared according to the accounting practices adopted in Brazil, and were translated from Portuguese into English. Additionally, some terminology was changed and certain footnotes were complemented to better represent the reporting standards prevailing in the United States of America.

The significant accounting practices adopted in the preparation of the consolidated financial statements, are consistent with those adopted in prior periods.

(a) Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(b) Marketable securities

Marketable securities represent temporary investments to be held up to the maturity dates which are generally less than one year, and are recorded at cost, as current and long term assets, plus interest earned up to the balance sheet date.

(c) Trade accounts receivable

Represent (i) services and products billed to customers, (ii) services rendered to customers up to the balance sheet date and not yet billed and (iii) amounts from the usage of the telecommunication network by subscribers of other telecommunications companies.

The allowance for doubtful accounts is recorded based on a periodic review by management which takes into consideration the customer base profile, the aging of overdue accounts. Management believes the provision amount is sufficient to cover estimated losses of the receivables.

(d) Inventories

Inventories primarily include cellular handset equipment and are stated at average acquisition cost net of provisions for reduction to market value, when applicable.

(e) Investments

Represents the investment in affiliate, which is recorded based on the equity method, and the goodwill generated in the acquisition of additional shares in TIM Sul S.A. The accounting practices adopted by the affiliate are consistent with those adopted by the Company.

(f) Property, plant and equipment

Property, plant and equipment is stated at acquisition and/or construction cost, less accumulated depreciation calculated based on the straight-line method at the rates shown in Note 12, which take into consideration the useful lives of the assets. Expenditures for repairs and maintenance of existing property, plant and equipment, are expensed as incurred except those which extend the useful lives of the related assets, as well as the interest computed on debts that finance the construction of property, plant and equipment, are capitalized and amortized over the remaining useful life.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Interest on loans to finance constructions in progress is added to their cost, in accordance with CVM Resolution 193/96.

The Company’s management reviews property, plant and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable on the basis of undiscounted future cash flows. The reviews are carried out at the lowest level of asset groups to which management is able to attribute identifiable future cash flows. The Company analyzes the net book value of the underlying assets and adjusts it if the sum of the expected future cash flows is less than the net book value. These reviews have not indicated the need to recognize any impairment losses during the years ended December 31, 2001, 2002 and 2003.

(g) Deferred charges

Deferred charges represent expenses incurred in connection with the implementation of data processing systems, net of accumulated amortization calculated according to the straight-line method over five years. Such costs represent direct developments costs associated with internal-use software, including external direct costs of materials and services, and payroll costs for employees devoting time to the software projects. Significant costs incurred during the preliminary stage, as well as maintenance and training costs, are expensed as incurred.

(h) Interest attributed to shareholders’ equity

Brazilian corporations are permitted to pay interest on shareholders’ equity, which is similar to the payment of dividends. The amount of interest is at the Company’s discretion and is deductible for income tax purposes. The Company has elected to pay such interest to its shareholders with respect to the years ended December 31, 2001, 2002 and 2003, and has accrued the amount due, net of withholding tax, with a direct charge to shareholders’ equity. The distribution of such interest to shareholders is subject to withholding for income tax at the rate of 15%.

(i) Income and social contribution taxes

These taxes are calculated and recorded based on the tax rates prevailing on the date of the consolidated financial statements. Deferred taxes are recorded on temporary differences and on income and social contribution tax loss carryforwards, whenever applicable. Under Brazilian tax legislation, tax losses related to income tax and negative social contribution tax basis have no expiration date and may be used to off-set taxable income in any given year up to a maximum of 30% of such taxable income.

(j) Foreign currency transactions

Transactions in foreign currency are recorded at the exchange rate at the date of the transaction. Foreign currency denominated assets and liabilities are translated into Brazilian Reais at the commercial selling exchange rate reported by the Central Bank of Brazil at each balance sheet date. Exchange gains and losses are recognized in the consolidated statement of income on a current basis.

(k) Provision for contingencies

The provision for contingencies is recorded based on estimates made by management taking into consideration the opinion of its in-house and external legal counsel, and is considered sufficient to cover losses and risks classified as probable.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

(l) Provision for compensated absences

Vacations and other employee benefits are recorded as they are earned by the employees.

(m) Revenue recognition

Wireless services revenue primarily includes monthly recurring charges (subscriptions), airtime (usage of telephone), roaming charges and long distance calls. Wireless services revenue is recognized based upon minutes of use processed, net of credits and adjustments for services discounts. Billings are recorded monthly and the revenues not billed between the billings date and the end of the month are identified and processed and recognized in the month the service was rendered. Revenues from prepaid services are recognized when the services are rendered to customers. Revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer.

(n) Financial income (expenses)

Financial income consists of interest earned, exchange gains and gains from financial investments. Financial expenses include interest expense, exchange losses, and gain/losses on swaps contracts, which are recognized on an accrual basis.

(o) Research and development, and advertising costs

Research and development, and advertising costs are expensed as incurred.

(p) Employees’ bonus performance premium

As the operating targets are met, the Company records a provision for employees’ bonus performance premium, subject to approval by the Annual General Meeting of Shareholders. Such expenses are recorded as “general and administrative expenses”.

(q) Pension plan – actuarial gains and losses recognition

The Company and its subsidiaries maintain pension and post-retirement benefits plan for certain employees (see Notes 20 and 31.III.a).

Accounting standards established by accounting practices adopted in Brazil through December 31, 2000 required recognition as pension plan cost of the amounts of contributions due in each period on an accrual basis.

During the year ended December 31, 2001, the Brazilian Securities and Exchange Commission – CVM approved a new standard (CVM No.371) which modified the accounting for pension and other post-retirement benefits. As allowed by the CVM, the Company and its subsidiaries have elected to record the adjustments related to their actuarial liabilities over a period of five years commencing in 2002. The effect of such accounting change was R$587 for the year ended December 31, 2002. For the year ended December 31, 2003 such amount was fully reversed due to the migration to TIMPREV plan.

For Brazilian GAAP purposes the actuarial gains and losses related to the pension plans financed by the Company have been computed based on the highest value between 10% of the present value of the actuarial liability and 10% of the fair value of the plan assets.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

(r) Minority interest

The minority interest corresponds to the interest of the minority shareholders in the subsidiaries.

(s) Use of estimates

The preparation of financial statements in accordance with accounting practices generally accepted in Brazil requires management to use estimates and assumptions concerning the amounts of recorded assets and liabilities and the disclosures of contingent assets and liabilities at the balance sheet date, as well as the estimation of revenues and expenses for the period. The actual results may differ from those estimates.

(t) Net income per thousand shares

These amounts are calculated based on the number of outstanding shares at the balance sheet date. Thousands of shares are presented since the shares are traded in thousand share lots.

4	Marketable securities – current and noncurrent

The balance of marketable securities is comprised as follows:

	2002	2003
Banco do Brasil S.A.	288,246	385,153
Unibanco S.A.	26,843	—
Banco HSBC	30,906	—
Citibank S.A.	30,485	9,468
Santander S.A.	10,332	—
Banco Real S.A.	18,473	—
Bank Boston S.A.	24,107	3,419

	429,392	398,040

Current	421,687	398,040
Noncurrent	7,705	—

The investments consist of Federal Government securities and banking deposits certificates (CDB), with due dates during 2004, with average interest of 108% (between 99.5% to 100% in 2002) of the Interbank Deposit Certificate (CDI) rate (23.25% December 31, 2003 and 19.10% at December 31, 2002).

5	Trade accounts receivable, net

	2002	2003
Services billed	35,040	46,559
Services unbilled	35,649	46,877
Use of network	35,872	63,294
Sales of merchandise	65,773	92,550

	172,334	249,280
Allowance for doubtful accounts	(6,533)	(18,456)

	165,801	230,824

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

	2002	2003
Accounts receivable aging list
Not yet due	147,773	221,808
Due up to 60 days	16,029	16,646
Due over 60 days	8,532	10,826

Changes in the allowance for doubtful accounts were as follows:

	2001	2002	2003
Balance at beginning of year	12,733	6,852	6,533
Balance transferred through the merger of subsidiaries	—	—	3,641
Amounts charged to selling expenses	18,335	30,761	30,044
Write-offs against the provision	(24,216)	(31,080)	(21,762)

Balance at end of year	6,852	6,533	18,456

6	Inventories

	2002	2003
New handsets, accessories, cards and kits	15,726	15,823
Used handsets	1,140	1,272
Provision for realization value adjustment	(1,293)	(854)

	15,573	16,241

7	Recoverable taxes – current and non-current

	2002	2003
Income tax
Prepayments	16,392	180
Withholding tax on financial investments	6,694	11,562
Withholding tax on interest on shareholders’ equity	856	11,981
Social contribution tax
Prepayments	7,553	77
ICMS (State VAT)	15,558	11,673
PIS (Federal VAT)	—	543

	47,053	36,016

Current	42,386	29,816
Noncurrent	4,667	6,200

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

8	Deferred taxes – current and noncurrent

	2002	2003
Deferred taxes
Tax loss carryforwards	64,771	52,411
Temporary differences
Exchange variations	7,413	—
Allowance for bad debt	3,055	6,513
Amortization of goodwill on privatization process	7,031	4,504
Provision for contingencies	3,043	4,033
Employees bonus performance premium	1,442	1,575
Provision for pension plan	963	1,270
Provision for reduction to market value of inventories	439	290
Depreciation for handsets granted to customers	—	4,655
Others	—	945
Tax benefit related to goodwill paid on privatization	141,106	115,819

	229,263	192,015

Current	44,590	52,562
Long-term	184,673	139,453

At December 31, 2003, the Company and its subsidiaries had consolidated operating losses carryforwards totaling R$154,162 and R$154,391 for income tax and social contribution purposes, respectively (R$190,618 and R$190,721 as of December 31, 2002). The loss carryforwards have no expiration date and are available to offset up to 30% of the Companies’ future taxable income in any given year.

The tax benefit related to goodwill paid on privatization refers to the future tax benefit arising from the restructuring plan approved by the Extraordinary Shareholders General Meeting at June 30, 2000. On that date the goodwill paid by the shareholders in the privatization process was transferred to TIM Sul S.A. (former Telepar Celular S.A.), Telesc Celular S.A. and CTMR Celular S.A., according to the corporate restructuring process mentioned in note 1.b. The counter-entry to the recognition of the tax benefit balance is recognized directly in shareholders’ equity as a capital reserve and is being amortized using rates based on the estimated future profitability and the length of the concessions, which will terminate in 2008. The goodwill amortization was recorded as “other operating expenses, net”.

During 31, 2003, R$25,287 (R$25,250 in 2002 and R$25,270 in 2001) related to such goodwill was realized. Also under the terms of the restructuring, the effective tax benefit realized in each fiscal year will subsequently be capitalized in the name of the controlling shareholder, and minority shareholders are ensured the right to preference in the acquisition of a proportional amount of new capital from the controlling shareholder. The capital reserve recorded by the Company represents its rights to the future capitalization. (see note 21-b).

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Based on the forecast prepared by the Company’s management, the deferred tax assets (long term) substantially comprised by tax credits related to losses carry-forward and goodwill paid in the privatization, will be realized as follows:

2003
2005	54,343
2006	43,649
2007	25,384
2008	16,077

139,453

9	Related party transactions

The main transactions between the Company and subsidiaries, which have been eliminated in these consolidated financial statements, are represented by network use services and loans, and were carried out under agreed upon terms. A summary with transactions with related parties is as follows:

	Tele Nordeste Partic. S.A. (1)	Maxitel Celular S.A. (1)	TIM Celular Centro Sul S.A. (1)	TIM Brasil S.A. (2)	Blah! S.A. (former Timnet) (3)	TIM International N.V. (4)	Total
Assets
Loans and other receivables
2002	47	244	31	141	—	—	463
2003	323	20	241	259	—	—	843
Liabilities
Loans
2002	—	—	—	527	26	—	553
Other liabilities
2002	54	51	—	—	162	—	267
2003	26	23	5,252	—	—	—	5,301
Other information
Other non-operating revenues – cash received on sale of investment (Blah!), net of carrying value of R$6,929-2003	—	—	—	—	—	12,571	12,571
Financing revenues
2002	—	—	137	10	—		147
Other revenues
2002	606	355	—	—	—	—	961
2003	754	384	—	—	—	—	1,138
Cost of services – selling expenses
2002	(530)	(435)	—	—	—	—	(965)
2003	(514)	(556)	(4,003)	—	—	—	(5,073)

(1)	related party
(2)	parent company
(3)	affiliated company
(4)	TIM Brasil’s parent company – indirect controlling shareholder

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

The transactions with related parties were carried out under the same conditions applied with third parties. For the loans the Company uses an annual interest rates of 101.2% per year of the Brazilian Interbank rate (CDI), which represented 23.25% per annum as at December 31, 2003 (19.10% per annum in 2002)

10	Judicial deposits

	2002	2003
Convênio ICMS 69/98	11,148	11,460
Others	—	3,479

	11,148	14,939

The judicial deposit related to the “ICMS Convênio 69/98” claim. Based on the opinion of the external legal advisors, the Company believes that there is a “remote” probability of loss and therefore, no provision for contingency was recorded in relation to this issue.

Others judicial deposits refer to sundry fiscal and civil claims.

11	Investments

	2002	2003
Investments

Goodwill on acquisition of additional shares in TIM Sul S.A.	12,806	11,450
Affiliated company (Blah! S.A.)	10,179	—
Other	1,335	20

	24,320	11,470

On December 18, 2003 the Company sold its 20% interest in Blah! (former Timnet.com) to TIM International N.V., a related party which is the controlling shareholder of TIM Brasil Serviços e Participações S.A. and therefore, is under the common control of Telecom Italia S.p.A., for R$19,500, generating a gain of R$12,571 that was recorded in “Non-operating results”.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

12	Property, plant and equipment

	2002			2003
	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net	Annual Depreciation %
Switching equipment	231,392	(102,335)	129,057	269,880	(136,739)	133,141	14.29
Transmission equipment	825,456	(459,956)	365,500	867,012	(563,488)	303,524	14.29
Handsets granted to customers	23,988	(14,545)	9,443	29,043	(22,283)	6,760	50.00
Network infrastructure	147,881	(55,195)	92,686	179,084	(78,404)	100,680	33.33
Hardware	42,036	(19,848)	22,188	47,664	(27,457)	20,207	20.00
Others	7,601	(4,049)	3,552	8,909	(4,788)	4,121	10.00
Software	29,024	(10,873)	18,151	57,272	(18,088)	39,184	20,00
Usage license	—	—	—	17,557	(1,889)	15,668	20.00

Assets and installations in use	1,307,378	(666,801)	640,577	1,476,421	(853,136)	623,285
Construction in progress	15,372	—	15,372	53,602	—	53,602

	1,322,750	(666,801)	655,949	1,530,023	(853,136)	676,887

(a)	Interest capitalization

During the years ended December 31, 2001, 2002 and 2003, interest of R$4,148, R$646 and R$1,994 respectively, was capitalized as part of the cost of property, plant and equipment.

(b) Leases

The Company leases equipment and facilities under various operating agreements with different terms, which can be terminated without cost. The annual lease expenses under those agreements were R$16,106, R$16,675, and R$4,526 for the years ended December 31, 2001, 2002, and 2003, respectively.

(c) Recoverability of property, plant and equipment

As described in Note “1.e”, the Company and its subsidiary TIM Sul S.A., started the implementation and the operation of the GSM technology in their service network during the third quarter of 2003. Taking in consideration that the subsidiary will keep both the TDMA and GSM technologies in operation simultaneously, no adjustment to the Company’s assets was considered necessary as a result of the introduction of the new GSM technology.

(d) Usage license

In July 2003, the Company obtained a license to use the radiofrequency blocks related to providing SMP (PCS) services as described in note 1.f. The usage license is valid during the concession periods described in note 1.f. In connection with this license contract the Company agreed to pay R$17,557, which was recorded as “Usage

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

license” in the property, plant & equipment group and is being amortized in accordance with the period of the concessions as described in note 1.f. There is no any specific commitment assumed by the Company other than those related to the compliance with ANATEL rules.

From the total due amount, R$1,755 was paid during 2003 and the remaining balance will be paid in a single installment due on July 2004. The remaining balance is subject to interest of 1% per month and was accounted under the “Usage license” in current liabilities. Those relate interests are expensed as incurred.

13	Deferred charges

	2002	2003
Software development costs	91,703	91,703
Accumulated amortization of software development costs	(38,845)	(56,940)

	52,858	34,763

14	Accounts payable

	2002	2003
Suppliers	110,186	182,619
Network usage service	13,491	14,615

	123,677	197,234

15	Loans and financing

(a) Composition

	Currency of denomi- nation	Interest rate (p.a%)	Balance as of December 31, 2002	Balance as of December 31, 2003	Swap entered into to swap financial charges to:
					December 31, 2002		December 31, 2003
					Notional amount	Interest rate swapped (% p.a.)	Notional amount	Interest rate swapped (% p.a.)
US dollars
Suppliers	US$	6.61% to 7.3%	2,482	1,613	2,482	100% of CDI	1,613	100% of CDI
Eximbank	US$	7.03%	39,134	22,344	39,134	100% of CDI	22,344	100% of CDI
Brazilian reais
BNDES	R$	TJLP plus 4%	49,993	39,478	—	—	—	—
BNDES	R$	Umbndes plus 4%	19,362	18,748	—	—	—	—

Total			110,971	82,183
Less current maturities			(38,052)	(42,751)

Long term			72,919	39,432

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

References:

TJLP	- Taxa de Juros de Longo Prazo”, a long-term interest rate reset quarterly by the Brazilian Central Bank. At the fourth quarter ended December 31, 2003, the TJLP rate was 11.00% per annum (10.00% at the fourth quarter ended December 31, 2002).

CDI	- Interest rate on interbank certificates of deposit. During the year ended December 31, 2003 the annual average CDI interest rate was 23.25% (19.10% in 2002).

Umbndes	- Monetary unit of BNDES, a unit indexed to a basket of currencies in which the BNDES is funded. During the year ended December 31, 2003 the annual average Umbndes interest rate was 12.10% (12.76% in 2002).

Eximbank	- Export and Import Bank of the United States of America

BNDES	- Banco Nacional de Desenvolvimento Econômico and Social

(b) Maturities over one year

2003
2005	19,799
2006	19,131
2007	502

39,432

(c) Covenants

The BNDES loans are subject to certain covenants covering EBITDA margin, debt coverage, coverage of net financial expenses and indebtedness. The Company and its subsidiaries were in compliance with all the restrictive clauses at December 31, 2002 and 2003.

The Company guarantees all the debt of its subsidiaries.

16	Debentures

In 2000 TIM Sul S.A. (former Telepar Celular S.A.) issued 20,000 non-convertible debentures, totaling R$200,000. Those debentures were subject to interest rate equal to 102.7% of the Brazilian Interbank Rate – CDI (see note 15), payable semiannually. On October 2, 2003 the Company repaid such debentures, which amount totaled R$224,060 at that date.

17	Salaries and related charges

	2002	2003
Salaries	2,336	1,820
Social charges	6,977	6,756
Other labor benefits	556	280
Employees bonus performance premium	4,246	4,631

	14,115	13,487

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

The Company is annually subject to collective-bargaining agreement with its labor union in which 100% (in 2001) and 92% (in 2002 and 2003) of the employees were covered.

18	Taxes and social contribution payable – current and noncurrent

	2002	2003
Income tax	747	2,130
Social contribution tax	74	986
ICMS (State value added tax)	106,035	118,111
PIS (Federal VAT)	1,928	1,124
COFINS (Federal sales taxes)	6,659	5,466
Fistel fee	1,085	3,084
FUST fee	397	492
FUNTTEL fee	199	246
Other	27	14

	117,151	131,653

Current	42,958	72,816
Noncurrent	74,193	58,837

		2003
Maturity dates
2005		34,056
2006		20,574
2007		4,207

		58,837

The subsidiary TIM Sul S.A., entered into an agreement with the Paraná State to defer ICMS tax to be paid in 48 months after the respective generating event, subject to interest based on UPF/PR index which in 2003 was 9.550% per year (9.989% in 2002). This benefit was granted by the State of Paraná through the “Programa Paraná Mais Emprego” (Paraná Program for More Employment).

19	Provision for contingencies

The Company and its subsidiaries are a party to certain legal proceedings (labor, fiscal and civil) arising in the normal course of their business, and has recorded provisions when management believes that it can reasonably estimate probable losses, based on their legal advisors. No provisions are recorded for the lawsuits whose outcome is considered favorable to by the lawyers, including lawsuit challenging the ICMS tax (State VAT) as mentioned in Note 10 and below.

The provision for contingencies can be comprised as follows:

	2002	2003
Civil	6,653	7,764
Tax	30	1,529
Labor	2,268	2,570

	8,951	11,863

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Civil claims

The provision for civil claims represents claims filed by former customers in connection with billing disputes.

Tax claims

In December 2003, TIM Sul S.A. received assessments from the state of Santa Catarina tax authorities with respect to ICMS (VAT State), totaling R$25,479. The Company is currently in discussions with the tax authorities. The assessments primarily relate to disputes as to the applicability of ICMS taxes over certain services provided by the Company. Based on the opinion of internal and external legal counsel, the management concluded that the probable losses to be incurred will be R$1,500, which was accrued in 2003.

Labor claims

The provision for labor claims represents management’s estimate of probable losses in relation to the various suits filed by former employees.

Potential litigation

Litigation Arising Out of Events Prior to the Breakup of Telebrás

Telecomunicações Brasileiras S.A.-Telebrás, Telecomunicações de Santa Catarina S.A.-Telesc, Telecomunicações do Paraná S.A.-Telepar and Companhia Telefônica Melhoramento e Resistência-CTMR, legal predecessors of the Company and of Telesc Celular S.A., Telepar Celular S.A. and CTMR Celular S.A., respectively, are defendants in a number of legal proceedings and subject to certain other claims and contingencies. Liability for any claims arising out of acts committed by Telesc, Telepar and CTMR prior to the effective date of the spin-off of their assets and liabilities to Telesc Celular S.A., Telepar Celular S.A. and CTMR Celular S.A. remains with their respective predecessors, except for those liabilities for which specific accounting provisions have been assigned to the cellular telecommunications companies at the spin-off. Any claims against Telesc, Telepar and CTMR which are not met by them could result in claims against Telesc Celular S.A., Telepar Celular S.A. and CTMR Celular S.A., since they received assets that could have been used to settle those claims had they not been spun off from their respective predecessors. Under the terms of the breakup of Telebrás, liabilities for any claims arising out of the acts committed by Telebrás prior to the effective date of the breakup remains with Telebrás, except for labor and tax claims (in which case Telebrás and the Company are jointly and severally liable) and any liabilities for which specific accounting provisions have been assigned to the Company. Creditors of Telebrás may challenge this allocation of liability. Management believes that the chances of any claims materializing and having a material adverse financial effect on the subsidiaries and/or the Company are remote and, therefore, no provision was recorded as of December 31, 2002 and 2003.

Litigation Related to the Use of Premium Arising Out of the Breakup of Telebrás

On April 4, 2002, a Congressman filed a lawsuit in federal court in Brasília, Federal District, against a number of governmental telecommunication entities and the New Holding Companies. The purpose of the lawsuit is to prevent the New Holding Companies from using the amortization of the goodwill paid by the New Holding Companies to the Brazilian government in the Breakup of Telebrás to generate tax benefits.

Even though the Company is unable to predict the final outcome of this lawsuit, management believes that a ruling favorable to the plaintiff is unlikely. Accordingly, the Company has not created a reserve in connection

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

with this litigation. If an unfavorable ruling is issued against the Company, then the Company will lose the tax benefit derived from the premiums paid, and the tax liability will increase. We believe that an unfavorable decision would not have a material adverse effect on our business, results of operations, financial condition or prospects.

Tax Claims – VAT State (ICMS) on Activation Fees and Other Services

On June 19, 1998 the Secretaries of the Treasury of each Brazilian state approved an agreement (Agreement 69/98) to interpret the existing Brazilian tax law to broaden the application of the ICMS tax, to cover not only telecommunication services but also other services, including cellular activation, which had not been previously subject to such tax. Pursuant to this new interpretation of the tax law, the ICMS tax may be applied retroactively for such services rendered over the last five years.

The Company and its subsidiaries believe that the attempt of the State Treasuries to extend the scope of the ICMS tax to services which are supplementary to basic telecommunications services is unlawful because: (i) the state Secretaries acted beyond the scope of their authority; (ii) their interpretation would subject certain services to taxation which are not considered telecommunications services; and (iii) new taxes may not be applied retroactively. Furthermore, the Company is of the opinion that Telesc, Telepar and CTMR, legal predecessors of the Companies, would be liable for any payments made in connection with any claim arising from the retroactive application of the ICMS tax on activation fees for periods prior to 1998. No provision for such taxes has been made in the accompanying consolidated financial statements as the Company and the subsidiaries do not believe that it is probable that such taxes will be payable for services during the last five years.

There can be no assurance that the Company will prevail in its position that the new interpretation by the State Treasury Secretaries is unlawful. If ICMS were applied retroactively to activation fees earned during the past five years the amount would not present a risk to the Company since according to Brazilian legislation, after a period of five years, the fiscal and accounting books of the companies cannot be assessed by the Tax Authorities.

20	Pension plans

The Company and its subsidiaries sponsor a defined benefits pension plan for a group of employees from the former Telebrás system, as a result of legal provisions established at the time of that company’s privatization in July 1998. The plan is administered by the Fundação Sistel de Seguridade Social – Sistel.

During 1999 and 2000, each sponsor of the plans managed by SISTEL began creating their own individual retirement plans. The sponsors maintained the joint plan only for those participants who had retired prior to January 31, 2000. During 2002, the Company began structuring a defined contribution plan, that would permit a migration to such plan to the employees under the defined benefit plan.

On November 13, 2002, through Notification 1,917 CGAJ/SPC, the Secretary of Complementary Pension approved the new defined contribution pension plan, TIMPREV, which provides new conditions for the granting and maintenance of benefits, as well as the rights and obligations of the Plan Administration Entity, the Sponsors, the Participants and their respective beneficiaries.

Through January 29, 2003, the deadline for migration to the new plan, 90% of the participants of the prior plan migrated to the new plan.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Under the new plan, the Company matches employee contributions at 100%. In accordance with the terms and conditions of the approved plan, TIMPREV provides the benefits listed below:

•	Regular retirement pension

•	Anticipated retirement pension

•	Disability pension

•	Deferred proportional benefit

•	Death pension

The effects of the TIMPREV migration, which became effective as of February 2, 2003, are described in note 31.III.a.

The Company and its subsidiaries contributed to all the pension and health-care benefit plans, and recorded as expenses the amounts of R$1,267, R$1,459 and R$433 in 2001, 2002, and 2003, respectively.

However, as there was not a complete migration of the employees to TIMPREV, the pension and health care plans originated from the Telebrás system continue to exist and are summarized below:

PBS: Sistel pension plan, which has the characteristic of a defined benefit plan and includes the active employees that were part of the plans sponsored by the companies comprised by Telebrás system;

PBS Assistidos: multi-employer pension plan for inactive employees;

Convênio de Administração: agreement for management of pension payments to retirees and those receiving pensions of the predecessor to the Company and its subsidiaries (Telecomunicações do Paraná S.A.).

PAMEC: supplementary medical plan for employees and to the retirees of the predecessor to the Company and its subsidiaries (Telecomunicações do Paraná S.A.)

PBT: defined benefit pension plan for the retirees of the predecessor to the Company and its subsidiaries (Telecomunicações do Paraná S.A.).

PAMA: shared-cost medical plan for retired employees and their dependents.

Supplementary pension

As successor in the partial spin-off of Telecomunicações do Paraná S.A. – TELEPAR, the Company sponsors the supplementary pension plan established in 1970 under a Collective Agreement ratified by the Atypical Contractual Relationship Agreement entered into by the Company and labor unions representing the then existing professional categories.

The agreement encompasses 86 employees hired before December 31, 1982, who are entitled to additional retirement benefits, only if they retire after having worked for the minimum time required for retirement (30 years for men and 25 years for women).

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

In June 1998, after the breakup of Telebrás, the Company and its subsidiaries opted for the extinction of this additional pension plan. As a consequence of the extinction of the plan, the Company and its subsidiaries allowed their participants to receive a payment in cash for the accumulated benefits or to transfer them to the PBS-A-Sistel plan. Most participating employees opted for the cash payment, which resulted in a disbursement of nearly R$7,000 in 1998. The remaining provisioned amount of R$3,733, at December 31, 2003 (R$2,833 in 2002) will be used to cover the benefits of those employees who have not opted yet (4 employees on December 31, 2002 and 2003).

21	Shareholder’s equity

(a) Capital

The Company is authorized to increase its capital, through approval by a shareholders’ meeting, so as not to exceed 700 billion common or preferred shares, without the need to maintain the proportion between the shares, but keeping the legal limit of 2/3 (two thirds) for issuing preferred shares without voting rights.

The limit to increase the Company’s capital may be modified with the approval of an Extraordinary General Meeting if and when the capital has been fully utilized or when the difference between such limit and the subscribed capital is not sufficient to guarantee the capitalization plan for the year.

On March 18, 2003, the Shareholders’ Meeting approved a capital increase of R$29,229 (R$17,633 on April 16, 2002 and R$9,908 on April 25, 2001), through the issuance of 5,095,007,583 (2,169,230,189 in 2002 and 2,819,573,150 in 2001) common shares and 8,413,524,457 (3,582,198,751 in 2002 and none in 2001) preferred shares with no par value on behalf of TIM Brasil Serviços e Participações S.A. (former Bitel Participações S.A.) This capital increase was made using the tax benefit from the goodwill amortization due to the partial spin-off of Tele Celular Sul Participações S.A. For the minority shareholders, it assured the right of capitalization, considering the same conditions applied to the majority shareholder, in order to maintain its minority interest.

The subscription price per 1,000 shares was R$1.77 (R$2.82 in 2002 and R$3.51 in 2001) for the common shares and R$2.40 (R$3.21 in 2002) for the preferred shares.

At the same Shareholders’ Meeting, the shareholders approved another capital increase. As permitted by Brazilian Corporate Law, the capital increase was accomplished by transferring amounts from retained earnings, income reserve totaling R$15,000 and goodwill reserve accounts, totaling R$268. No capital shares were issued.

Shares with no par value represent the subscribed and paid-in capital at December 31, as follows:

	Common	Preferred	Total
2003
Quantity (in millions of shares)	134,453	222,025	356,478
Amount (R$)	139,237	229,926	369,163
2002
Quantity (in millions of shares)	129,358	213,612	342,970
Amount (R$)	122,454	202,212	324,666
2001
Quantity (in millions of shares)	127,189	210,030	337,219
Amount (R$)	92,419	152,614	245,033

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

The preferred shares are non-voting, except if the dividend to be paid to the holders of preferred shares is not paid for a period of three years. In such case they are entitled to full voting rights until such time as that dividend is paid in full for any year. Further, the preferred shares are entitled to priority over the common shares in the case of liquidation. The preferred shares are also entitled to preferential, noncumulative dividends calculated as the greater of (i) 6% of their nominal capital value or (ii) 3% of net equity per share as per the latest approved balance sheet. Under the Brazilian Corporation Law, the number of non-voting shares or shares with limited voting rights, such as the preferred shares, may not exceed two-thirds of the total number of shares.

At December 31, 2003 the Company’s common and preferred shares were quoted in the Bovespa - São Paulo Stock Exchange at R$3.03 and R$4.13, respectively (R$1.96 and R$2.74 in 2002), per thousand shares.

(b) Capital reserve

This reserve was generated by the corporate restructuring process implemented during 2000, mentioned in Note 1-b. At the end of each fiscal year, a portion of this reserve which corresponds to the tax benefit for the year can be capitalized in favor of the majority shareholder with the issuance of new shares. The respective capital increase should respect the preference of the minority shareholders in the proportion of its participation, by type and class of shares at the time of issuance. The amounts paid for exercising this right will be paid to the majority shareholder, in accordance with the Instruction CVM 319/99.

(c) Legal reserve

Brazilian companies are required to appropriate 5% of their annual net income to a legal reserve until that reserve equals 20% of paid-up share capital, or 30% of nominal paid-up share capital plus capital reserves; thereafter, appropriations to this reserve are not compulsory. This reserve can only be used to increase capital or offset accumulated losses.

(d) Dividends

The dividends are being calculated in accordance with the Company’s By-Law and with Brazilian Corporate Law. According to the Company’s By-Law and Brazilian Corporate Law, the Company is required to distribute as minimum dividends at each fiscal year ending December 31, considering there are available funds for distribution, a total amount equivalent to 25% of the adjusted net income (as described below).

For the purposes of the Brazilian Corporation Law, and in accordance with Tele Celular Sul Participações S.A.’s By-Law, “adjusted net income” is an amount equal to the net profit adjusted to reflect allocations to or from: (i) the statutory and legal reserves, (ii) a contingency reserve for probable losses, if applicable, (iii) profit reserve for expansion, and iv) unrealized profit for reserve.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Statutory minimum dividends at December 31, 2002 and 2003 were calculated as follows:

	2002	2003
Net income for the year	65,774	120,802
(-) Constitution of legal reserve	(3,289)	(6,040)

Basis for computation of mandatory dividends	62,485	114,762
Mandatory dividends (25%)	15,621	28,691

Interest on shareholders’ equity	14,450	10,200
Complementary dividends	1,171	18,491
Realization (transfer to special reserve for dividends) of special reserve for dividends	10,602	8,655

Total proposed dividends	26,223	37,346

Common shares	9,891	14,087
Preferred shares	16,332	23,259

Dividends and Interest on shareholders’ equity per thousand shares (reais)
Common shares	0.0765	0.1047
Preferred shares	0.0765	0.1047

(e) Interest on shareholders’ equity

As recommended by management at December 31, 2002 and 2003, interest on shareholders’ equity, fully added to the dividends, was recorded in accordance with Law No. 9,249/95, Article 9. This amount was recorded net of income tax after the shareholders meeting approval, as follows:

	2002	2003
Interest on shareholders’ equity
Common shares	6,412	4,526
Preferred shares	10,588	7,474
Withholding tax	(2,550)	(1,800)

Net amount	14,450	10,200

(f) Special reserve for dividends

During 2001, the Shareholders Meeting approved the proposal made by management for the formation of a reserve for dividends payable in the amount of R$19,257, referring to the portion of dividends declared based on the balance sheet at December 31, 2001, with the objective of preserving the economic and financial equilibrium of the Company and concurrently satisfying the needs of relevant investments to meet demand.

During 2003, management is proposing “Ad referendum” of the Shareholders Meeting the realization of remaining amount of the special reserve for dividends totaling R$8,655.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

(g) Income reserve for expansion

The remaining balance of the year’s net income for 2003, allocated as prescribed by Law No. 6,404/76, Article 202, in the amount of R$84,271 comprises the balance of income reserve for expansion and will be used to continue expansion of network. The retention will be sustained by a capital budget to be approved at a shareholders meeting based on management proposal.

(h) Excess of reserves

As required by Law No. 6,404/76, Article 199, the Company will propose at the shareholders meeting the approval of a capital increase of R$60,000 due to the income reserves excess in relation to capital.

(i) Stock option plan

Under Brazilian Corporate Law, the Company can grant the option to acquire shares to its executives, employees and service-providers based on a plan approved by the Shareholders’ Meeting.

On May 2 2001, the Company’s shareholders approved an employee stock option plan, with the following objectives:

i) to retain the services and advice of key employees, upon whose judgment, initiative and efforts the Company depends;

ii) to make available to key employees certain compensatory arrangements based on market value increase; and

iii) to align generally the interests of key employees and the interests of shareholders.

The Board of Executive Officers may authorize future capital increases, within the limit of the authorized capital, with the issuance of preferred shares for the benefit of the directors and key officers. The amount of shares that may be issued under the stock option plan is limited to 1.5% of the Company’s capital stock on May 2, 2001. The maximum number of shares that can be granted under the stock option plan is 4,073,000.

The option exercise price per 1,000 Preferred Shares was set at R$4.27, the closing price of 1,000 Preferred Shares at the São Paulo Stock Exchange (“Bovespa”), on May 2, 2001. The stock option plan has a four-year term and will expire in 2005. No option may be exercised after four years from the date it was granted.

The options may not be exercised before one year from the date they are granted. The exercise of the option may occur in the end of the fourth year after the granted date, but can be accelerated depending upon the achievement of certain results, which are based on certain EBIT (earnings before interest and taxes).

During 2003 and 2002, no option granted to the Company’s key employees was exercised. At December 31, 2003, the closing price per 1,000 preferred shares was set as R$4.13 (R$2.74 in 2002) at the São Paulo Stock Exchange, which price was lower than the option exercise price per 1,000 preferred shares at the grant date.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

22	Net revenues

	2001	2002	2003
Revenues from telecommunication services
Subscriptions	178,275	197,307	224,178
Usage of telephone	447,071	409,766	444,896
Long distance	—	—	39,330
Use of network	306,811	341,496	397,106
Equipment and infra structure rental	5,450	5,560	6,052
Other services	8,163	22,500	47,621

	945,770	976,629	1,159,183

Sale of cellular handsets and accessories	116,026	174,879	255,717

Gross operating revenues	1,061,796	1,151,508	1,414,900
Deductions from gross revenues
Taxes	(187,178)	(214,723)	(266,119)
Discounts	(75,825)	(38,307)	(60,732)
Other	(1,914)	(1,654)	(55)

	(264,917)	(254,684)	(326,906)

Net operating revenues	796,879	896,824	1,087,994

The Company is now entitled to receive long distance revenues only when telecommunications service users, including its customers, choose TIM Sul S.A. to carry their long distance calls.

Beginning in July 2004, the interconnection charges will be freely negotiated, by telecommunications service providers in Brazil, according to rules to be passed by Anatel.

Considering Telecom Italia Mobile S.pA. (TIM) controls the Company and several other companies (collectively the “Authorized Sister Companies”) operating in the telecommunications market in Brazil, the Company expects that in December 31, 2004 only one of the Authorized Sister Companies will be permitted by ANATEL to maintain its respective national and international long distance authorizations.

23	Costs of merchandise sold and services rendered

	2001	2002	2003
Salaries and social contribution charges	(8,724)	(8,965)	(10,110)
Third-party services	(12,365)	(17,392)	(26,409)
Interconnection	(121,761)	(133,213)	(147,357)
Depreciation and amortization	(150,121)	(164,362)	(169,453)
Cost of merchandise sold	(111,923)	(161,197)	(222,063)
Other	(1,139)	(1,254)	(1,522)

	(406,033)	(486,383)	(576,914)

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

24	Selling expenses

	2001	2002	2003
Salaries and social security charges	(22,445)	(20,388)	(25,669)
Third-party services	(106,746)	(94,888)	(126,769)
Allowance for doubtful accounts and losses	(18,335)	(30,761)	(30,044)
FISTEL fee	(24,601)	(24,642)	(32,137)
Depreciation and amortization	(8,028)	(13,802)	(13,188)
Other	(1,269)	(965)	(1,929)

	(181,424)	(185,446)	(229,736)

25	General and administrative expenses

	2001	2002	2003
Salaries and social security charges	(20,132)	(19,823)	(20,388)
Third-party services	(31,065)	(35,808)	(43,644)
Depreciation and amortization	(14,893)	(21,814)	(26,484)
Other	(5,819)	(5,901)	(7,236)

	(71,909)	(83,346)	(97,752)

During the years ended December 31, 2001, 2002, and 2003, the Company and its subsidiaries paid R$2,108, R$2,389, and R$2,223 to the Board of Directors, respectively.

26	Other operating income (expenses), net

	2001	2002	2003
Revenues
Penalty charged to customers on overdue payments	3,702	3,478	3,553
Reversal of provision for reduction to market value of inventories	8,983	646	947
Reversal of other provisions	137	184	581
Other	3,481	10,335	4,667

Sub total	16,303	14,643	9,748

Expenses

PIS and COFINS	(3,715)	(7,832)	(12,499)
Other taxes and contributions	(1,068)	(521)	(233)
Goodwill amortization (tax benefit from shareholders)	(25,270)	(25,250)	(25,287)
Goodwill amortization	(1,691)	(1,779)	(1,581)

Provision for contingencies	(4,578)	(2,533)	(2,921)
Other	(4,252)	(4,317)	(4,441)

Sub total	(40,574)	(42,232)	(46,962)

Total	(24,271)	(27,589)	(37,214)

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

27	Non-operating income (expenses), net

	2001	2002	2003
Gain (loss) on assets sale	266	207	271
Gain (loss) on investments	(256)	(334)	12,571

	10	(127)	12,842

28	Income and social contribution taxes

Current and deferred income and social contribution taxes are composed as follows:

	2001	2002	2003
Current income tax	(2,269)	(11,453)	(30,387)
Current social contribution	(939)	(4,203)	(11,001)
Deferred income tax	2,847	(2,785)	(759)
Deferred social contribution	1,033	(1,032)	(276)

Total	672	(19,473)	(42,423)

Income taxes in Brazil include income and social contribution taxes. The composite statutory rate was 34% for 2001, 2002 and 2003. Income tax expense at the statutory rate is reconciled to income tax expense in the statements of income as follows:

	2001	2002	2003
Income and social contribution taxes

Income before income and social contribution taxes	70,196	97,813	192,982
Permanent differences
Benefit from deductibility of interest on shareholders’ equity	(25,000)	(17,000)	(20,593)
Reversal of provision for maintenance of shareholders’ equity	(49,070)	(49,070)	(49,033)
Goodwill amortization	1,691	1,779	2,671
Participation in affiliates	1,888	4,288	4,307
Exchange variation and swap	—	5,470	—
Depreciation of handsets	2,156	5,942	(8,145)
Donations	1,708	203	268
Others	(5,546)	7,848	2,317

Income and social contribution taxes basis	(1,977)	57,273	124,774

Income and social contribution expense at statutory rate (34%)	672	(19,473)	(42,423)

29	Financial instruments

The Company and its subsidiaries carry out operations involving financial instruments with the aim of reducing risks relating to market, foreign exchange and interest rates. Such risks are controlled through specific policies, the establishment of operating strategies and limits, and other techniques for monitoring the positions.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

The estimated market value of the financial instruments, primarily cash and cash equivalents, trade accounts receivable, and short-term financing instruments, approximates its book value because of the short maturity of those instruments.

At December 31, 2002 and 2003, the Company and its subsidiaries invested their financial resources mainly in investments backed by Certificados de Depósito Interbancário (CDIs - Interbank Deposit Certificates), recorded as Marketable Securities. There are no financial assets indexed to a foreign currency.

The estimated fair value of long-term loans and financings are based on interest rates as of December 31, 2003 for transactions with similar characteristics, as below.

	December 31, 2002		December 31, 2003
	Book Value	Market Value	Book Value	Market Value
Long-term loans and financing and debentures, including current portion	321,088	310,862	82,183	82,725

(a) Loans and financing

Fair values of loans and financing are determined based on future cash flow and interest rates applicable to similar transactions, in same conditions and risks. The total liabilities denominated in United States dollars totaled R$23,957 (R$41,616 in 2002).

In addition to those financial instruments, the subsidiary TIM Sul S.A. maintains Swap Contracts between US Dollars and mix of currencies (UMBNDES) to CDI, in the amount of R$1,147 (R$28,224 in 2002), with due dates between 2004 and 2007. At December 31, 2003 the Company recognized gains related to these swap transactions of R$22,155 (R$28,271 in 2002 and R$9,172 in 2001), which were recorded as Financing Revenues and as a reduction on Loans and Financing.

(b) Limitations

The market values were estimated at a certain period, based on market information. Changes in assumptions may affect the estimates presented.

(c) Risk factors

The risk factors affecting the Company and subsidiaries’ instruments are the following:

(i) Exchange and interest rates risk

The exchange and interest rates risk relate to the possibility to compute losses resulting from fluctuations in exchange and interest rates, thus increasing debt balances of loans obtained in the market and the corresponding financial charges. In order to mitigate this kind of risk, the Company and its subsidiaries carry out hedge contracts with financial institutions.

At December 31, 2003, a portion of the loans was denominated in U.S. dollars and 100% of the loans were covered by hedge contracts. The income or loss resulting from these hedge contracts is charged to operating results. The Company and its subsidiaries are also a party in agreements that allow to effectively pay interest at fixed rates on some of their debts contracted in variable interest rates.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

(ii) Credit operating risk

The risk is related to the possibility to compute losses originating from the difficulty of collecting the amounts billed to customers, which are represented by resellers of prepaid telephone cards and distributors of cellular equipment. In order to have this risk reduced, the Company and its subsidiaries perform credit analyses to assist the risk management in respect to collection problems and monitors the accounts receivable from subscribers, blocking the telephony ability in case customers do not pay their bills. With respect to distributors, the Company and its subsidiaries maintain individual credit limits, based on potential sales analysis, risk history and risk with collection problems. The Company and its subsidiaries generally do not require collateral from their customers.

(iii) Credit risk related to the sale of telephone sets

The Company and subsidiaries’ policy for the sale of telephone sets and distribution of prepaid telephone cards is directly related to the risk of credit levels accepted during the normal course of business. The selection of partners, the diversification of the accounts payable portfolio, the monitoring of loan conditions, the positions and limits of requests established for resellers, the constitution of real guarantees are procedures adopted by the Company and its subsidiaries to minimize possible collection problems with their commercial partners.

(iv) Financial credit risk

The risks related to the possibility to compute losses originating from the difficulty in realizing its short-term investments and hedge contracts. The Company and its subsidiaries minimize the risk associated to these financial instruments by investing in well-reputed financial institutions.

There is no concentration of available resources of work, service, concessions or rights that have not been mentioned above that could, if eliminated suddenly, severely impact the operations of the Company and its subsidiaries.

30	Insurance

At December 31, 2003, the Company carries insurance to cover losses against fire and various risks affecting inventories and fixed assets in amounts considered sufficient to cover possible losses.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

31	Reconciliation between Brazilian Corporate Law and US GAAP

I	Description of differences between Brazilian Corporate Law and US GAAP

The Company’s consolidated financial statements are prepared in accordance with Brazilian Corporate Law, whose accounting practices and policies are described in Note 3. Such practices and policies differ significantly from US GAAP. The tables below represent the reconciliation between the Company’s consolidated income and net equity under Brazilian Corporate Law and US GAAP:

Reconciliation of the differences between Brazilian Corporate Law and US GAAP in net income

	Reference to Note	2001	2002	2003
Consolidated net income under Brazilian Corporate Law		59,889	65,774	120,802
Depreciation and amortization of the effect of indexation for the years ended December 31, 1996 and 1997	31.I.a	(14,010)	(9,327)	(9,408)
Amortization of capitalized interest	31.I.b	1,394	1,872	1,597
Pre-operating expenses of Blah! (former Timnet.com S.A.)	31.I.c	(5,268)	3,688	3,318
Provision for pension plan	31.I.d	1,397	751	16,051
Financial instruments	31.I.f	2,515	7,711	(10,768)
Goodwill amortization	31.I.h	—	1,779	1,581
Reversal of gain on sale of Blah!	31.I.j	—	—	(12,571)
Deferred tax on the above adjustments		4,611	(2,201)	3,468
Using enacted rates of social contribution	31.I.e	(5,020)	24,180	—
Minority interest on the above adjustments		2,603	(6,235)	(2,056)

Net income under US GAAP		48,111	87,992	112,014

Reconciliation of the differences between Brazilian Corporate Law and US GAAP in shareholders’ equity

	Reference to Note	2002	2003
Consolidated shareholders’ equity under Brazilian corporate Law		845,330	926,986
Effect of the indexation for the years ended December 31, 1996 and 1997	31.I.a	66,441	66,441
Depreciation and amortization of the effect of the indexation for the years ended December 31, 1996 and 1997	31.I.a	(49,426)	(58,834)

Sub-total		17,015	7,607

Capitalized interest	31.I.b	(9,658)	(9,658)
Amortization of capitalized interest	31.I.b	8,061	9,658
Pre-operating expenses of Blah! S.A..	31.I.c	(3,318)	—
Provision for pension plan	31.I.d	(16,496)	(445)
Financial instruments	31.I.f	10,226	(542)
Goodwill amortization	31.I.h	1,779	3,360
Effect of deferred taxes on the above adjustments		(2,587)	(3,393)
Minority interest on the above adjustments		(1,081)	(3,137)

Shareholders’ equity under US GAAP		849,271	930,436

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

(a) Inflation accounting for the years ended December 31, 1996 and 1997

Until December 31, 1995, publicly traded companies in Brazil were required to prepare their financial statements according to two sets of accounting principles: (a) the Brazilian Corporate Law, which was and remains in full force and is valid for all legal purposes, including the basis for calculating the income tax and mandatory minimum dividends; and (b) generally accepted accounting principles in Brazil (Brazilian GAAP), which require the application of the constant currency method of accounting to reflect the effect of inflation in the preparation of supplementary financial statements, in accordance to the standards recommended by the Comissão de Valores Mobiliários (CVM), the Brazilian securities commission. The accounting principles under the Brazilian Corporate Law and the Brazilian GAAP differ solely in the method of recognizing the effect of inflation in the financial statements.

Brazilian Corporate Law

Under the Brazilian Corporate Law, until December 31, 1995 a simplified method was used to recognize the effects of inflation, which consisted in indexing permanent assets (investments, property, plant and equipment and deferred charges) and shareholders’ equity accounts using indices set forth by the Federal Government, based on the variation of the Unidade Fiscal de Referência (UFIR). The net effect of the indexation was stated in the statement of income under a single account. The Brazilian corporate law, however, does not recognize the effect of inflation in certain balance sheet accounts, such as inventories and customer advances; this method also does not require the indexation of information from the preceding years when presenting comparative financial information. In the highly inflationary environment prevailing in Brazil until July 1, 1994, the financial statements prepared according to accounting principles set forth in the Brazilian Corporate Law did not allow a consistent comparison of financial information concerning two different periods.

Under the Brazilian Corporate Law and the CVM rules, the application of the method to account for the effects of inflation described above was prohibited, beginning January 1, 1996 and, therefore, the financial statements prepared according to the Brazilian Corporate Law do not include the recognition of the effects of inflation since then.

Constant currency method (Brazilian GAAP)

Under the constant currency method required by the Brazilian GAAP, all amounts stated in Reais are stated in constant purchasing power currency on the date of the latest balance sheet presented, pursuant to the CVM rules for publicly traded companies.

Brazilian GAAP requires application of the constant currency method also after January 1, 1996.

The constant currency method requires the recognition of the following effects of inflation in the financial statements:

•	Adjustment of the opening balances, non-monetary assets additions and depreciation by applying a general inflation index, recognizing the gain by means of a credit to the income.

•	Adjustment of the shareholders’ equity opening balances and movements for the period by applying a general inflation index, recognizing the loss by means of a debit to income.

•	Allocation of inflationary gains and losses of other non-monetary items to the corresponding income and expenses. Gains and losses for which the corresponding income and expenses were not identified are allocated to a specific account under “Other net operating income (expenses), net”.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Changes in the presentation of the consolidated financial statements

Until the year ended December 31, 1999 the consolidated financial statements of the Company presented in documents filed with the Securities and Exchange Commission of the United States (SEC) were submitted pursuant to Brazilian GAAP requiring the application of full indexation after January 1, 1996.

In common with other Brazilian SEC registrants, the Company, as from the year ended December 31, 2000, has been granted the option to present its primary financial statements on the basis of accounting principles established under Brazilian Corporate Law. This accommodation arose from a position paper prepared by the “International Task Force” of the American Institute of Certified Public Accountants (AICPA). The SEC staff informally indicated that it would not object such presentation.

In order to harmonize the presentation format of financial statements to be used by shareholders in the United States with those used in the Brazilian market, management has prepared the Company’s consolidated financial statements pursuant to the principles set forth in the Brazilian Corporate Law. All periods are presented according to the Brazilian Corporate Law, since the change in the reporting currency from constant Reais of purchasing power of the latest balance sheet date to nominal Reais requires a restatement of all period submitted, so as to maintain consistency in the presentation of the consolidated financial statements.

Inflation accounting under US GAAP for the years ended December 31, 1996 and 1997

Under US GAAP, Brazil would be considered to have ceased to be hyper-inflationary economy in a period between July 1, 1997 and December 31, 1997 requiring the recognition of the effect of inflation until such date. In determining amounts under US GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the Índice Geral de Preços do Mercado- IGP-M index. For periods prior to 1996, the Company and its subsidiaries used the same index as in the Corporate Law financial statements (UFIR).

(b) Differences in criteria for the capitalization of interest and the respective amortization

Until December 31, 1993, the capitalization interest was not permitted for individual property, plant and equipment. Under US GAAP, capitalized interest is added to the value of the individual assets and amortized over their useful lives. Also, according to the accounting principles under the Brazilian Corporate Law, and until December 31, 1998, applicable to the telecommunications companies, the interest attributable to construction in progress was calculated at 12% per year on the balance of the account of construction in progress, and the part related to interest on third-party loans was credited to financial expenses, on the basis of actual financial costs, and the balance concerning own capital was credited to shareholders’ equity. During 1999, the Company and its subsidiaries started to capitalize interest on specific loans based on the respective interest rates, related to financing for construction in progress.

According to US GAAP, “Statement of Financial Accounting Standards” (SFAS) Nº 34 - “Capitalization of Interest Costs”, interest on loans is capitalized up to the total of construction in progress. The credit is a reduction of financial expenses. Under US GAAP, the amount of capitalized interest excludes foreign exchange gains and losses on foreign currency borrowing.

As a result of the change in the policy concerning interest capitalization in financial statements prepared under Brazilian Corporate Law mentioned above, starting in the year ended on December 31, 2000 the amount of capitalized interest is substantially similar to that capitalized under US GAAP.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	Year ended December 31,
	2001	2002	2003
Capitalized interest difference
Capitalized interest under USGAAP:
Interest that would have been capitalized and credited to income (interest incurred on loans, computed up to the amount of construction-in-progress)	4,148	646	1,994
Less - capitalized interest under Brazilian Corporate Law
Interest capitalized and credited to income (up to the limit of interest incurred on loans to fund investments in property, plant and equipment)	(4,148)	(646)	(1,994)
Net effect of difference in capitalized interest:
For the year	—	—	—
Accumulated at the beginning of the year	(9,658)	(9,658)	(9,658)

Accumulated at the end of the year	(9,658)	(9,658)	(9,658)

Amortization of capitalized interest difference
Amortization under the Brazilian Corporate Law	(11,551)	(13,148)	(14,470)
Less - amortization under US GAAP	10,157	11,276	12,873

Amount of reconciling item in US GAAP reconciliation	1,394	1,872	1,597

(c) Pre-operating expenses

Under Brazilian Corporate Law, pre-operating expenses incurred may be deferred until the commercial operations begin. Subsequently all costs related to the organization and start-up of a new business may be capitalized to the extent that they are considered recoverable. The amounts are amortized over a period of five to ten years.

Under U.S. GAAP, the rules are generally more restrictive as to the costs that can be capitalized and the periods over which such costs are amortized and these expenses are normally charged to operations.

(d) Pensions and other post-retirement benefits

As discussed in Note 20, the Company and its subsidiaries sponsor pension plans and other post-retirement benefit plans. Until December 31, 1999 all plans were considered to be multi-employer defined benefits plans, in which the Company and its subsidiaries contribute towards the pension and other post-retirement benefits on the basis of a fixed percentage of salary, as annually recommended by independent actuaries. For the purposes of the financial statements under the accounting practices established by Brazilian Corporate Law and for US GAAP purposes, the Companies recognized the expenses for the contributions to the multi-employer defined plans on the accrual basis and disclose their annual contributions.

In December 1999, the Companies announced their intention to withdraw from the plans sponsored by all the companies belonging to the Telebrás system covering active employees while remaining jointly and severally liable solely for the obligations under the pension and health care plans covering retirees and their dependants. In

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

the consolidated financial statements under Brazilian Corporate Law this change had no accounting impact and the contributions to the plans sponsored exclusively by the Companies, PBS-Tele Celular Sul and PAMA-Tele Celular Sul, are still recognized as expenses on the accrual basis.

For US GAAP purposes, since the sponsors decided to split-off the total assets and related actuarial obligations for the multi-employer plan prior to December 31, 1999 the Companies recognized a contingent liability, which was probable and estimable, for the accrued pension cost as of such date. The funded status of those plans was recognized as of December 31, 1999, in shareholders’ equity and in net income for the year, as required by SFAS 87 “Employer’s Accounting for Pensions” and SFAS 106 “Employer’s Accounting for Postretirement Benefits and Than Pensions”. The provisions of SFAS Nº. 87 concerning the calculation of the funded status were applied with effect from January 1, 1992, since it was impossible to apply them from the effective date specified in the standard. As the majority of participants migrated to a defined contribution pension plan, TIMPREV, in 2003, an amount of R$15,030 (R$1,798 of curtailment and R$13,232 of settlement) was reversed for US GAAP. See note 31.III.a for details.

(e) Using enacted rates of social contribution tax

Both the accounting principles under Brazilian Corporate Law and US GAAP adopt the liability method to record the effects of income tax. Under the Brazilian constitution, the President of the Federative Republic of Brazil may issue provisional measures having the force of law for 30 days or less, which is only enacted after approval by Congress. Provisional measures are frequently re-issued by the President after the 30-day period.

On December 31, 1999 and 2000, the enacted social contribution rate was 8%; however, provisional measures set forth rates of 12% for the period from May 1, 1999 to January 31, 2000 and 9% for the period from February 1, 2000 to December 31, 2002. To calculate deferred taxes, the accounting principles under the Brazilian Corporate Law determine the use of the tax rate applicable for the estimated period of realization of the temporary differences or tax losses to be compensated. When applying such rules, the provisional measures that made changes to the tax rates are considered substantially approved and used to calculate deferred taxes.

Additionally, effective 1999, the COFINS tax rate was increased from 2% to 3% of taxable gross revenues. As the additional 1% could be, in accordance with enacted tax law, offset against the social contribution tax for the year, and the additional 1% was expected to exceed the social contribution to be paid for the year, until such time as the law is repealed, the negative basis of social contribution (tax loss carryforward) and other temporary differences were not expected to be realized. Although a provisional measure has been issued which proposes to eliminate the availability of offset, such measure has not yet been enacted and the Company and its subsidiaries have not yet realized the accumulated amount of net operating losses and other temporary differences.

For US GAAP purposes the provisional measures above mentioned could not be considered as enacted law and consequently the rate of 9% for computation of social contribution should not be applied. At the same time the possibility to offset the 1% additional COFINS with the social contribution due was still valid. As a result of that as of December 31, 2001 the Company recorded a valuation allowance to offset the total amount of deferred social contribution tax recorded for BR GAAP purposes.

The possibility to offset the 1% additional of COFINS with the social contribution was effectively prohibited as of January 1st, 2000. Further, the social contribution rate was set at 9% effective from January 1, 2003. Therefore, the recorded allowance for deferred social contribution tax was reversed in 2002, as the realization of such deferred tax is assured.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

(f) Adoption of FAS 133

As of January 1, 2001, the Company adopted Financial Accounting Standards Board (FASB) issued SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, which was issued in June, 1998 and its amendments Statements 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133 and 138, Accounting for Derivative Instruments and Certain Hedging Activities issued in June 1999 and June 2000, respectively (collectively referred to as Statement 133). Under Brazilian Corporate Law, the Company has been recording its hedging activities in the balance sheet as either an asset or liability measured at the spot rates at period end plus the coupon rate as stated in the agreements and adjustments to contract value were recorded through income.

As a result of adoption of Statement 133, the Company recognizes its foreign currency and interest rate swap agreements on the balance sheet at fair value and adjustments to fair value are recorded through income. The Company accounted for the accounting change as a cumulative effect of a change in an accounting principle. The adoption of Statement 133, resulted in an effect of R$2,515, which resulted in a gain in the consolidated statement of income for the year ended December 31, 2001. The cumulative effect of R$351 was considered immaterial by the Company for adjustment.

Swaps

At December 31, 2002 and 2003 the subsidiary TIM Sul S.A. had entered into swaps contracts between US Dollars and mix of currencies (UMBNDES) to CDI, in the amount of R$1,147 (R$28,224 in 2002), with due dates between 2004 and 2007. For Brazilian GAAP purposes the Company recorded gains related to these swap transactions of R$22,155 (R$28,271 in 2002) which was recorded as a reduction of the loans. For US GAAP purposes such gains were reclassified to assets. The fair values adjustments of the Company’s foreign currency and interest rate swap contracts were estimated based on quoted market prices of comparable contracts, and generated a positive effect of R$7,711 during 2002 and a negative effect of R$10,768 during 2003.

(g) Incorporation of tax benefit of goodwill by subsidiaries

According to the Brazilian Corporate Law accounting principles, companies may assign the tax benefit of the goodwill to their subsidiaries in order to receive the tax benefit generated by the amortization of such goodwill. The tax benefit is shown as deferred taxes with a contra account in a special reserve within shareholders’ equity. The deferred tax is amortized and recognized as an expense in the statement of income for the amount of the tax benefit. The tax benefit of the deduction of the amortization from the tax basis for income tax and social contribution generates a reduction of income tax and social contribution payable. Therefore, the amount recognized as an expense resulting from tax deductible amortization of goodwill is equal to the reduction in tax on taxable income. Such accounting generates a reduction in taxes payable, but has no effect on the determination of net income for the period.

Once the benefit is realized, shares will be issued to the controlling shareholder for the amount of the realized benefit; minority shareholders will be entitled to buy shares in proportion to their interests by paying them directly to the controlling shareholder.

Under US GAAP, goodwill generated internally is not recognized; however, the future tax benefit generated by the amortization of goodwill is recognized as a contribution from the controlling shareholder within additional paid-in capital, similarly to the accounting principles under the Brazilian Corporate Law. The realization of the

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

tax benefit by the amortization of the goodwill is recognized as a decrease in the value of the deferred tax with a consequent decrease in the tax payable, and does not affect the determination of net income for the period, similar to the accounting principles under the Brazilian Corporate Law. However, since the net balance of the goodwill and the related provision reversal should be considered as deferred tax asset for US GAAP purposes, the realization of these assets would cause a reclassification from “Other operating expenses, net” (where the realization of both accounts are recorded under Brazilian GAAP) to “Income tax expenses” amounting to R$25,270, R$25,250 and R$25,287 during the years ended December 31, 2001, 2002 and 2003, respectively. The additional capital paid is transferred to Capital upon the issuance of the shares.

(h) Goodwill amortization

The Company has recognized goodwill of R$16,669 in 2000 related to acquisition of minority interest on Telepar Celular S.A. For Brazilian GAAP purposes such goodwill has been amortized for a period of 10 years. For US GAAP purposes, the goodwill is not subject to amortization beginning January 1, 2002. The amount of such amortization for the years ended December 31, 2001, 2002 and 2003 is R$1,691, R$1,779 and R$1,581, respectively. Based on management’s assessment of the fair value of the Company’s recorded goodwill, there was no impairment recorded for US GAAP purposes as of December 31, 2003. Management is making annual assessments of such goodwill as required by SFAS 142.

(i) Corporate Reorganization – acquisition of minority interest

In 2002 the Company started a corporate reorganization, which was concluded in 2003, in which TIM Sul S.A. (former Telepar Celular S.A.) acquired the Company’s and minority interests in the other two Company’s subsidiaries, Telesc Celular S.A. and CTMR Celular S.A., being the owner of 100% of those subsidiaries. Under Brazilian GAAP the accounting was a capital increase by the book value of the two subsidiaries at TIM Sul S.A. and a contra account in investments. For the consolidated financial statements purposes this investment was eliminated.

For US GAAP purposes, the portion of such corporate reorganization related to the acquisition of minority interest was recorded using the purchase method in accordance with SFAS 141 and was recorded based on the fair value.

For the year ended on December 31, 2002, the Company recorded an asset of R$14,520 and an increase in minority interest, on a consolidated level for US GAAP purposes. The effect on operating and net income was not significant.

(j) Reversal of gain on sale of Blah!

In December 2003, the Company sold its interest in Blah! S.A. (former Timnet.com S.A.), to a related party under common control, TIM International N.V. (see note 11 for further details). The sale resulted in a gain of R$12,571 which was recorded in the income statement for Brazilian GAAP purposes. For US GAAP purposes, the gains resulting from these types of transactions between companies under common control should be recorded through shareholders’ equity. Therefore the gain of R$12,571, less tax of R$4,274 recorded in the Brazilian GAAP income statement was reversed for US GAAP purposes.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

II	Changes in shareholders’ equity under US GAAP

Balance on December 31, 2000	772,823

Net income for the year	48,111
Dividends paid in 2001	(9,241)
Dividends and interest on shareholders’ equity	(21,641)

Balance on December 31, 2001	790,052

Net income for the year	87,992
Dividends and interest on shareholders’ equity	(28,773)

Balance on December 31, 2002	849,271

Net income for the year	112,014
Additional paid-in capital, net of taxes of R$4,274	8,297
Dividends and Interest on shareholders’ equity	(39,146)

Balance on December 31, 2003	930,436

III	Additional disclosures required by US GAAP

(a) Pension and other post-retirement benefits

As discussed in Note 20 the Company, and practically all other companies belonging to the Telebrás System, participates in multi-employer defined post retirement pension and other benefits plans operated and managed by Sistel.

In December 1999, the Company and the other companies participating in the plans identified in these consolidated financial statements as PBS-A-Sistel and PAMA-Sistel reached an agreement to remove the active employees from the pension plan and create a new plan for each one of the new holding companies, including the Company (PBS-Tele Celular Sul and PAMA-Tele Celular Sul plans as identified in Note 20). The parties agreed to allocate the plan assets based on the reserves under the Brazilian Corporate Law. The allocation of the initial transition liabilities and non-amortized gains and losses was based on the projected benefit liability (PBO) of each individual employer divided by the total Sistel PBO in December 31, 1999, under SFAS 87. Retirees of the new holding companies participating in the Sistel-defined pension plan would remain as part of the Sistel multi-employer defined plan. The post-retirement health benefit plans would also remain as multi-employer defined plans; Sistel, however, no longer subsidizes life insurance premiums for retirees.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

The change in benefit obligation and plan assets, as well as the funding status on December 31, 2002 and 2003 for the pension plan for the active employees (PBS-Tele Celular Sul) are summarized below:

	December 31,
	2002	2003
Projected benefit obligation at beginning of year	35,545	43,660
Service cost	2,095	603
Interest cost	3,996	1,838
Effect of curtailment	—	(6,030)
Effect of settlement	—	(27,712)
Actuarial gain (loss)	2,496	(674)
Benefits paid	(472)	(534)

Projected benefit obligation at end of year	43,660	11,151

Change in plan assets
Fair value of plan assets at beginning of year	31,561	41,592
Actual return on plan assets	8,406	1,157
Contributions	2,097	331
Benefits paid	(472)	(534)
Effect of settlement in the plan assets	—	(27,712)

Fair value of plan assets at end of year	41,592	14,834

Funded status	(2,068)	3,683
Unrecognized net actuarial gains	(19,054)	(4,377)
Unrecognized net transition obligation, net	4,626	249

Net amount recognized	(16,496)	(445)

Amounts recognized in the statement of financial position consist of:

	December 31,
	2002	2003
Prepaid benefit cost	—	—
Accrued benefit cost	(16,496)	(445)
Intangible assets	—	—

Net amount recognized	(16,496)	(445)

The accumulated benefit obligation for all defined benefit pension plans was R$33,007 and R$10,460 at December 31, 2002 and 2003, respectively.

The components of net periodic benefit cost for the PBS-Tele Celular Sul plan for the years ended December 31, 2001, 2002 and 2003 are as follows:

	December 31,
	2001	2002	2003
Service cost	(1,920)	(2,095)	(230)
Interest cost	(3,533)	(3,996)	(1,225)
Expected return on plan assets	3,999	4,674	2,107
Amortization of unrecognized gains	992	935	381
Amortization of transitional obligation	(667)	(667)	(42)
Expected participants’ contributions	945	788	47

Net periodic benefit cost	(184)	(361)	1,038

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

The actuarial assumptions for 2002 and 2003 used in the computation of the funding status of the PBS-A-Sistel and PBS-Tele Celular Sul were the following:

	2002	2003
Discount rates to determine the projected benefit liabilities	11.30%	11.30%
Rate of growth in compensation levels	8.15%	7.10%
Expected long-term rate of return for the plan assets	14.45%	11.30%

The expected long-term rate of return for the plan assets was set up based on the pension portfolio’s past average rate or earnings, discussion with portfolio managers and comparisons with similar companies. The expected long-term rate of return is based on an asset allocation assumption of 15% to equities and 85% fixed income securities.

Plan Assets

Company and its subsidiaries’ pension plan weighted-average asset allocations at December 31, 2002 and 2003, by asset category are as follows:

	2002	2003
Equity securities	14%	15%
Debt securities	85	85
Others	1	—

Total	100%	100%

The Sistel Tele Celular Sul Benefit Plan Investment Policy is addressed in the Equity Application Master Plan (PDAP), which sets forth the policy for application and management of funds supporting the Plan, with a view to meeting the profitability and social security goals in accordance with the related actuarial liability.

Based on the short, medium and long-term macroeconomic scenarios prepared by SISTEL, the PDAP sets out objectives, goals and restrictions as to the investment of plan funds, and determines and designs the strategic assignment of these funds in each segment and portfolio, as well as the assets that may be selected and the strategy to be adopted to manage these assets.

The assignment addressed in the PDAP sets forth the ceiling and floor limits to break down the asset portfolio into fixed-income and variable assets, as well as loans and financings to the members of the plan, taking into consideration the limits set forth in National Monetary Council Resolution No. 3121, apart from the criteria for selection of these assets.

The minimum actuarial rate forecast for the Plan consists of a profitability at least equal to INPC (Broad National Consumer Price Index) + 6% p.a.

Cash Flows

The Company expects to contribute R$137 to its pension plan in 2004.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Effects of migration to TIMPREV

As mentioned in the note 20, the Company and its subsidiaries changed their pension plan to a defined contribution pension plan, TIMPREV. Migration to this new plan was exercised through January 28, 2003 and approximately 90% of the participants exercised their right to migrate to the new plan. TIMPREV became effective as of February 2, 2003. The following is a rollforward of the accrued post-retirement benefit liability for 2002 and 2003, including the effects of curtailment and settlement mentioned:

	2002	2003
Accrued liability at beginning of the year	(17,247)	(16,496)
Net periodic post-retirement benefits cost for the year	(361)	850
Actual company contribution during the year	1,112	171
Effect of curtailment	—	1,798
Effect of settlement	—	13,232

Accrued liability at end of the year	(16,496)	(445)

The effects of the curtailment and the settlement computed as of February 28, 2003 are demonstrated below:

PBS – Tele Celular Sul	Before Curtailment and Settlement	Effect of Curtailment	Effect of Settlement	After Curtailment and Settlement
1. Projected benefit obligation (PBO)	44,786	(6,030)	(27,712)	11,044
2. Plan assets at fair value	(42,428)	—	27,712	(14,716)

3. Funded status	2,358	(6,030)	—	(3,672)
4. Unrecognized items
(a) Initial transition obligation (asset)	4,516	(4,232)	—	284
(b) (Gain) & loss	(18,506)	—	13,232	(5,274)

5. Accrued / (prepaid) post-retirement benefit liability (3-(4a+4b))	16,348	(1,798)	(13,232)	1,318

A summary of the funding status of the Sistel (PBS-A- Sistel) pension plan on December 31, 2002 and 2003 for the multi-employer plan is presented below:

	December 31,
	2002	2003
Projected benefit obligation (PBO)	(2,922,542)	(3,484,245)
Fair value of the plan assets	3,684,884	4,163,102

Excess of assets over projected liabilities	762,342	678,857

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

(b) Statement of cash flows

Accounting principles under the Brazilian Corporate Law require presentation of a statement of changes in financial position reflecting the sources and uses of funds. A statement of cash flows was prepared based on SFAS 95 – Statements of Cash Flows, to complement the information disclosed under Brazilian Corporate Law is presented below:

	Year ended December 31,
	2001	2002	2003
Operating activities
Net income for the year	59,889	65,774	120,802
Adjustments to reconcile income to the cash generated by operations:
Depreciation and amortization	174,733	201,763	211,798
Effects of non-consolidation of Blah! S.A. (former TIMnet.com)	(4,736)	—	—
Losses (gain) on non-operational investments	—	(753)	—
Equity losses of affiliate	1,888	4,288	4,307
Gain on sale of Blah!	—	—	(12,571)
Loss on disposal on property, plant and equipment	883	2,171	921
Minority interest	10,979	12,566	29,757
Foreign exchange variation of loans	17,341	34,262	(11,839)
Changes in operating assets and liabilities:
Trade accounts receivable	(15,343)	(16,620)	(75,947)
Allowance for doubtful accounts	(5,881)	(319)	10,924
Inventories	(9,491)	6,283	(668)
Recoverable taxes	15,391	(10,932)	11,037
Deferred taxes	(15,749)	29,067	37,248
Other current assets	15,556	7,816	134
Other long-term assets	(352)	(6,830)	(3,380)
Salaries and social charges	3,893	1,032	(628)
Accounts payable	(35,335)	60,288	(4,713)
Taxes and contributions payable	20,909	35,630	14,502
Accrued interest	592	566	18,961
Provision for contingencies	4,578	2,856	2,912
Pension plan liabilities	65	594	900
Other current liabilities	9,813	1,866	(2,193)
Other non-current liabilities	—	(75)	—

Net cash provided by operating activities	249,623	431,293	352,264

Investing activities:
Marketable securities	(134,397)	(287,290)	31,352
Investments purchases	(11,100)	(926)	—
Proceeds from sale of Blah!	—	—	19,500
Acquisition of property, plant and equipment and deferred charges	(147,299)	(67,739)	(117,064)

Net cash used in investing activities	(292,796)	(355,955)	(66,212)

Financing activities:
Loan and financing payments	(36,332)	(47,563)	(246,853)
Dividends and interest on shareholders’ equity paid	(10,172)	(18,709)	(25,464)
Dividends and interest on shareholders’ equity paid by the subsidiaries to minority shareholders	(1,870)	(3,381)	(4,200)

Net cash used in financing activities	(48,374)	(69,653)	(276,517)

Net increase (decrease) in cash and cash equivalents	(91,547)	5,685	9,535
Cash and cash equivalents at the beginning of the year	97,009	5,462	11,147
Cash and cash equivalents at year end	5,462	11,147	20,682

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Additional cash flow information

Income taxes paid	10,896	14,007	3,302
Interest paid	42,086	42,006	58,000
Non cash capital expenditures	158,399	68,665	212,891

(c) New accounting standards

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 143, “Accounting for Asset Retirement Obligations.” Statement No. 143 addresses the financial accounting and reporting for obligations and retirement costs related to the retirement of tangible long-lived assets. The provisions of Statement No. 143 were effective for fiscal years beginning January 1, 2003. The adoption of Statement 143 did not have a significant impact on the Company’s financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 amends existing accounting guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of. Among other provisions, the new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The provisions of SFAS 144 were effective for the Company’s fiscal year 2002. The adoption of SFAS 144 did not have a significant impact on the Company’s financial statements.

Effective January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 rescinds SFAS 4, which required that all gains and losses from extinguishment of debt be reported as an extraordinary item. Previously recorded losses on the early extinguishment of debts that were classified as an extraordinary item in prior periods have been reclassified to other income (expense), net. The adoption of SFAS 145 had no effect on the company’s consolidated financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS 144 or with exit or restructuring activities previously covered by Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 supersedes EITF 94-3 in its entirety. SFAS 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS 146 will be applied prospectively to exit or disposal activities that are initiated after December 31, 2002. SFAS 146 had no effect on the company’s consolidated financial position or results of operations

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. The transition and annual disclosure requirements of SFAS 148 are effective for the Company’s fiscal ending after December 15, 2002. Adoption of this SFAS had no material impact on the company’s consolidated financial position and its results of operations.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Effective July 1, 2003, the Company adopted the FASB’s consensus on EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The final consensus of this issue is applicable to agreements entered into in fiscal periods beginning after June 15, 2003. Adoption of this issue had no material impact on the company’s consolidated financial position and its results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied by foreign private issuers, like the Company, beginning on the January 1, 2004 income statement for special purpose entities and on the December 31, 2004 balance sheet for non-special purpose entities. Management does not expect adoption of FIN 46 to have a material impact on the Company’s consolidated financial position, consolidated results of operations, or liquidity.

In May 2003, the Financial Accounting Standards Board issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. Statement No. 150 requires that certain financial instruments that are settled in cash, including certain types of mandatorily redeemable securities, be classified as liabilities rather than as equity. Statement No. 150 becomes effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. Management does not expect adoption of Statement No. 150 to have a material impact on the Company’s consolidated financial position, consolidated results of operations, or liquidity.

(d) Segment information

Under US GAAP, SFAS Nº 131, “Disclosures about Segments of an Enterprise and Related Information” sets forth the rules under which publicly traded companies are obliged to disclose financial and descriptive information on their business segments. Management is of the opinion that the Company and its subsidiaries operate in a single business segment as telecommunication services providers and, therefore, the disclosure of information requirements under US GAAP do not apply.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

(e) Additional information under US GAAP

	2001	2002	2003

Total assets	1,505,927	1,712,194	1,680,962

Property, plant and equipment	1,335,426	1,379,529	1,586,806
Accumulated depreciation	(536,978)	(708,162)	(902,312)

Property, plant and equipment, net	798,448	671,367	684,494

Advertising expenses for the year	35,440	33,927	36,266

Research and development costs for the year	627	—	—

(f) Termination benefits

The companies in Brazil are required to deposit 8% of the gross salary of each employee to an account under the employee’s name for Fundo de Garantia do Tempo de Serviço (FGTS—Workers’ Compensation Fund). No other contribution to the FGTS is required. Contributions are recorded as they occur.

Brazilian labor law requires the Company to pay additional compensation to employees terminated without cause, equivalent to 50% of the total amount of deposits already made by the Company to the individual employee’s FGTS account, for the period such employee worked for the Company. The total termination compensation actually paid in the years ended on December 31, 2001, 2002 and 2003 was R$ 143, R$244 and R$603, respectively.

(g) Comprehensive income

Comprehensive income is not different from net income under US GAAP.

(h) Earnings per share

Under Brazilian Corporate Law, earnings per share are determined based upon the total number of shares, common and preferred, outstanding as of the end of the period.

Under US GAAP, earnings per share are determined based upon the weighted average number of shares outstanding during the period. Entities whose capital structures include securities that may participate in dividends with common stocks according to a predetermined formula should use the two-class method of computing earnings per share as described in SFAS N.º 128, “Earnings per Share”.

Since the preferred and common shareholders have different dividend and liquidation rights, basic earnings per share has been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common shares according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributable and undistributable net income available to preferred shareholders and dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Net income available to preferred shareholders is the sum of the preferred dividends distributable net income and the preferred shareholders’ portion of undistributed net income.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Undistributed net income is computed by deducting preferred dividends and common dividends from net income. Undistributed net income is shared equally on a per share basis by the preferred and common shareholders. Options issued under the Company’s stock options plan are antidilutive for each of the years presented. Therefore, diluted earnings per share equals basic earnings per share.

Under the Company’s bylaws, if the Company is able to pay dividends in excess of the minimum requirement for preferred shareholders and the remainder of the net income is sufficient to provide equal dividends to both common and preferred shareholders, then the earnings per share will be the same for both common and preferred shareholders.

The following table sets forth the computation of basic and diluted earnings per thousand of common shares:

	Year ended December 31,
	2001	2002	2003
Numerator:
Net income for the year under US GAAP	48,111	87,992	112,014
Net income available to preferred shareholders – numerator for basic and diluted earnings per thousand share	(30,044)	(54,804)	(69,766)

Net income available to common shareholders – numerator for basic and diluted earnings per thousand shares	18,067	33,188	42,248

Denominator:
Weighted-average outstanding shares (in millions)
Common	126,301	128,728	133,378
Preferred	210,030	212,572	220,251

Earnings per 1,000 shares (basic and diluted)
Common shares	0.143	0.258	0.317
Preferred shares	0.143	0.258	0.317

(i) Stock options

As mentioned in the footnote 21-i, for Brazilian GAAP purposes there is no effect related to the stock option plan since no stock option was exercised up to December 31, 2003.

For US GAAP purposes the Company applies APB Opinion No. 25 in accounting for its Stock Option Plan. No compensation cost has been recognized for its stock options in the financial statements in 2001, 2002 and 2003. In 2003 and 2002, the year end market price was below the exercise price.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the per share weighted-average fair value of stock options granted would have been R$2.97 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected total dividends for all stock options of R$28,773 in 2002, R$31,670 in 2003, R$27,817 in 2004 and R$32,098 in 2005, a risk-free interest rate of 19%, expected life of 5 years, and expected volatility of 68%. The Company’s net income also would have been reduced to the pro forma amounts indicated below for the respective years:

	2001	2002	2003
Net income as reported	48,111	87,992	112,014
Deduct: Total stock-based employee compensation expense determined under fair value based net of related tax effects	(1,066)	(1,599)	(1,599)
Pro forma net income	47,045	86,393	110,415

Earnings per share
Basic and diluted earnings (losses), in Reais per thousand preferred and common shares as reported	0.143	0.258	0,317
Proforma basic and diluted earnings (losses), in Reais per thousand preferred and common shares as reported	0.140	0.253	0,312

Stock option activity during the periods indicated is as follows:

	Number of Shares	Weighted- average (Thousands) exercise price
Balance at December 31, 2000	—	—
Granted	4,073	4.27
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at December 31, 2001	4,073	4.27
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at December 31, 2002	4,073	4.27
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at December 31, 2003	4,073	4.27

32 Subsequent events (Unaudited)

On April 23, 2004 the Shareholders’ Annual Meeting approved the distribution of dividends as described on Note 21.e.

TELE CELULAR SUL PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, 2002 and 2003

All amount in thousand of Brazilian Reais unless otherwise indicated

At May 7 2004, the Extraordinary Shareholders’ Meeting approved the capital increase of the Company, in the name of TIM Brasil Serviços e Participações S.A. (former Bitel Participações S.A.), amounting to R$27,102, equivalent to the tax benefit generated during 2003, in accordance to the article 7, paragraph 1, of CVM Instruction 319/99. The capital increase considered the issuance of 2,745,851,522 common shares and 4,534,299,224 preferred shares, both without nominal value.

The subscription price was R$3.0520 per each thousand lot of common shares and R$4.1290 per each thousand lot of preferred shares. The period for the right of preference exercise is from May 7, 2004 to June 7, 2004.

It was also approved the capital increase of R$60,000, in accordance with article 199 of Law 6,404/76, without issuance of new shares, based on the exceeding resources remaining from the retained income account and income reserves, in relation to the Company social capital.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of

Tele Nordeste Celular Participações S.A.

We have audited the accompanying consolidated balance sheets of Tele Nordeste Celular Participações S.A. (“the Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and changes in financial position for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tele Nordeste Celular Participações S.A. at December 31, 2003 and 2002, and the consolidated results of its operations and changes in its financial position for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in Brazil, which differ in certain respects from accounting principles generally accepted in the United States of America (see Note 26 to the consolidated financial statements).

Recife, Brazil

January 12, 2004

ERNST & YOUNG

Auditores Independentes S.S.

Paulo Sérgio Dortas

Partner

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of Brazilian reais - R$)

	Note	2002	2003
Assets
Current assets
Cash and cash equivalents	4	414,413	338,111
Trade accounts receivable, net	5	168,494	208,614
Deferred and recoverable taxes	6	81,538	159,985
Other	7	12,122	17,445

Total current assets		676,567	724,155

Noncurrent assets
Deferred and recoverable taxes	6	129,108	108,486
Other	7	4,589	3,391

Total noncurrent assets		133,697	111,877

Equity investee	8	10,179	—
Property, plant and equipment, net	9	580,910	689,243

Total permanent assets		591,089	689,243

Total assets		1,401,353	1,525,275

Liabilities and shareholders’ equity
Current liabilities
Payroll and related accruals	10	8,117	6,775
Accounts payable and accrued expenses	11	93,441	248,619
Taxes other than income taxes	12	41,949	48,868
Proposed dividends	13	47,217	56,283
Current portion of long-term debt	14	256,223	40,899

Total current liabilities		446,947	401,444

Long-term liabilities
Long-term debt	14	77,466	39,800
Provisions for contingencies	15	16,058	9,615

Total long-term liabilities		93,524	49,415

Minority interests		150,737	197,374

Shareholders’ equity
Share capital	17	288,443	313,709
Capital reserve	17	169,532	144,352
Income reserves	17	122,196	141,131
Retained earnings		129,974	277,850

Total shareholders’ equity		710,145	877,042

Total liabilities and shareholders’ equity		1,401,353	1,525,275

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of Brazilian reais - R$, except earnings per share)

	Note		2001	2002	2003
Net operating revenues	18		826,250	921,522	999,453
Cost of services and cellular handsets sold	19		(362,289)	(389,383)	(481,579)

Gross profit			463,961	532,139	517,874
Operating expenses:
Selling expenses			(191,650)	(188,626)	(208,887)
General and administrative			(95,986)	(95,298)	(95,679)
Other operating expenses, net	20		(24,848)	(33,120)	(17,427)

Operating income before interest			151,477	215,095	195,881
Financial income (expenses) net	21		(42,158)	(6,452)	62,350

Operating income			109,319	208,643	258,231
Nonoperating income (expenses), net			(2,155)	(3,120)	13,819

Income before income taxes			107,164	205,523	272,050
Income and social contribution tax expense	22		(20,123)	(48,402)	(18,870)

Income before minority interests			87,041	157,121	253,180
Minority interests			(21,511)	(38,547)	(45,635)

Net income			65,530	118,574	207,545

Shares outstanding at the balance sheet date (thousands)			337,768,636	345,739,620	359,268,490

Earnings per lot of twenty thousand shares outstanding at the balance sheet date (in Brazilian Reais - R$)	3	(s)	3.88	6.86	11.55

See notes to consolidated financial statements.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of Brazilian reais - R$)

		Capital Reserves	Income reserves
	Share capital	Share Premium	Legal reserve	Statutory reserve	Unrealized Income Reserve	Realizable profit reserve	Dividends payable	Retained earnings	Total
Balances at December 31, 2000	108,843	204,068	13,255	87,154	69,996	—	—	92,568	575,884
Capitalization of reserves and retained earnings	77,211	(10,985)	—	—	—	—	—	(66,226)	—
Net income	—	—	—	—	—	—	—	65,530	65,530
Transfer to and from reserves (Note 17)	—	—	3,277	—	(69,996)	—	14,825	51,894	—
Dividends	—	—	—	—	—	—	—	(19,438)	(19,438)

Balances at December 31, 2001	186,054	193,083	16,532	87,154	—	—	14,825	124,328	621,976
Capitalization of reserves and retained earnings	102,389	(23,551)	—	—	—	—	—	(78,838)	—
Realization of a portion of the reserve for dividends payable	—	—	—	—	—	—	(2,244)	—	(2,244)
Net income	—	—	—	—	—	—	—	118,574	118,574
Transfer to and from reserves (Note 17)	—	—	5,929	—	—	—	—	(5,929)	—
Dividends	—	—	—	—	—	—	—	(28,161)	(28,161)

Balances at December 31, 2002	288,443	169,532	22,461	87,154	—	—	12,581	129,974	710,145
Capitalization of reserves and retained earnings	25,180	(25,180)	—	—	—	—	—	—	—
Options exercised	86	—	—	—	—	—	—	—	86
Realization of a portion of the reserve for dividends payable	—	—	—	—	—	—	(10,280)	—	(10,280)
Net income	—	—	—	—	—	—	—	207,545	207,545
Transfer to and from reserves (Note 17)	—	—	10,377	—	—	—	—	(10,377)	—
Dividends	—	—	—	—	—	—	—	(30,454)	(30,454)
Establishment of realizable profit reserve (Note 17)	—	—	—	—	—	18,838	—	(18,838)	—

Balances at December 31, 2003	313,709	144,352	32,838	87,154	—	18,838	2,301	277,850	877,042

See notes to consolidated financial statements.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of Brazilian reais - R$)

	2001	2002	2003
Sources of working capital
From operations
Net income for the year	65,530	118,574	207,545
Items not affecting working capital
Depreciation	155,367	179,472	184,574
Residual value of property, plant and equipment disposals	7,441	2,231	3,259
Equity in net income of affiliated companies	1,888	4,288	3,250
Gain on investment disposal	—	—	(12,570)
Price-level restatement increments to long term liabilities	38,716	6,763	3,531
Minority interests	21,511	38,547	45,635
Provision for contingencies	1,800	13,355	(6,444)
Other	—	(755)	—

	292,253	362,475	428,780
From shareholders
Capital increase	—	—	86
From third parties
Investment disposal	—	—	19,500
Transfer from noncurrent assets to current assets	26,618	30,494	77,279
Other liabilities	—	—	1,001

	26,618	30,494	97,780

Total sources	318,871	392,969	526,646

Applications of working capital
Noncurrent assets	13,915	6,994	55,460
Investments	11,100	—	—
Property, plant and equipment	131,977	74,866	296,165
Dividends	11,438	28,161	30,454
Interest on own capital	8,000	—	—
Transfer from long term liabilities to current liabilities	79,637	238,578	41,196
Minority interests	3,974	8,812	—
Realization of a portion of the special reserve for dividend Payable	—	2,244	10,280
Net effect on assets and liabilities for dilution of shareholdings in subsidiaries	2,762	—	—

Total applications	262,803	359,655	433,555

Increase in net working capital	56,068	33,314	93,091
Changes in working capital
Beginning of year	140,238	196,306	229,620
End of year	196,306	229,620	322,711

Increase in net working capital	56,068	33,314	93,091

See notes to consolidated financial statement

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

1. The Company and its principal operations

a. Formation of the Company and its subsidiaries and nature of business

Beginning in 1995, the federal government of Brazil (“the Federal Government”) undertook a comprehensive reform of the Brazilian regulation of the telecommunications industry. In July 1997 the Federal Congress adopted a General Telecommunications Law providing for the privatization of Telecomunicações Brasileiras S.A. (“Telebrás”) which, through its 28 operating subsidiaries, was the primary supplier of public telecommunications services in Brazil.

As part of the privatization of the Telebrás system, the operating companies were divided into twelve separate groups: (a) three regional fixed line groups, (b) eight regional cellular operators and (c) one national long-distance operator. The cellular telecommunications businesses were separated from the operating subsidiaries and subsequently, the fixed line businesses, the new cellular businesses and the long-distance operator were combined into the twelve separate groups (the “New Holding Companies”). Both the separation of the cellular businesses and the subsequent grouping of the former Telebrás subsidiaries were performed using a procedure under Brazilian corporate law called cisão or “spin-off”. As part of this process Tele Nordeste Celular Participações S.A. (“Tele Nordeste Celular” or the “Holding Company”) was formed on May 22, 1998.

Tele Nordeste Celular was formed through the spin-off of certain assets and liabilities of Telebrás, including 78.5%, 79.3%, 75.4%, 77.2%, 77.6% and 71.5% of the share capital of Telepisa Celular S.A. (“Telepisa Celular”), Teleceará Celular S.A. (“Teleceará Celular”), Telern Celular S.A. (“Telern Celular”), Telpe Celular S.A. (“Telpe Celular”), Telasa Celular S.A. (“Telasa Celular”) and Telpa Celular S.A. (“Telpa Celular” and, collectively with Telepisa Celular, Teleceará Celular, Telern Celular, Telpe Celular and Telasa Celular, the “Subsidiaries or The Company’s Subsidiaries”), respectively. Until August 4, 1998, the Company was controlled by the Federal Government. On July 29, 1998, the Federal Government sold to twelve buyers (the “New Controlling Shareholders”) its rights to receive shares of the twelve New Holding Companies upon the distribution of such shares. In connection with this sale, the Federal Government assigned to the New Controlling Shareholders substantially all its economic and voting rights with respect to the New Holding Companies and, as a consequence, effective August 4, 1998 the New Controlling Shareholders control the New Holding Companies.

The Company’s Subsidiaries were formed on January 5, 1998 and subsequently received on January 30, 1998 from Telecomunicações do Piauí S.A. (“Telepisa”), Telecomunicações do Ceará S.A. (“Teleceará”), Telecomunicações do Rio Grande do Norte S.A. (“Telern”), Telecomunicações de Pernambuco S.A. (“Telpe”), Telecomunicações de Alagoas S.A. (“Telasa”) and Telecomunicações da Paraíba S.A. (“Telpa”) the assets and liabilities comprising their respective cellular telecommunications business.

The subsidiaries of Tele Nordeste Celular Participações S.A. were concessionaires rendering mobile cellular telephone services (“SMC”) and other activities necessary or useful for such services. Due to the authorization agreement entered into by these subsidiaries and ANATEL (National Telecommunications Agency) on December 10, 2002, they were allowed to render personal mobile services (“SMP”) in the geographic area of operation attributed to the subsidiaries for an indefinite term.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

The Company’s Subsidiaries are the primary suppliers of cellular telecommunications services in the states of Piauí, Ceará, Rio Grande do Norte, Pernambuco, Alagoas and Paraíba under the terms of concessions granted by the Federal Government (the “Concessions”). The Concessions will expire as follows:

Company	Expire date
Telepisa Celular S.A.	March 27, 2009
Teleceará Celular S.A.	November 28, 2008
Telern Celular S.A.	December 31, 2008
Telpa Celular S.A.	December 31, 2008
Telpe Celular S.A.	May 15, 2009
Telasa Celular S.A.	December 15, 2008

The concessions may be subsequently renewed for an additional period of 15 years by the granting authority, after the payment of a new concession fee which amount will be determined by the authorities at that date.

The Subsidiaries’ businesses, including the services they may provide and the rates they may charge, are regulated by Agência Nacional de Telecomunicações (“Anatel”), the regulatory authority for the Brazilian telecommunications industry pursuant to Law No. 9,472 of July 16, 1997 and related regulations, decrees, orders and plans.

In December 1998, the Company started selling cellular handsets in connection with its cellular telecommunications service, both directly and through its dealer network.

On June 13, 2000, the Company participated in the establishment of Blah! (formerly TIMNET.com S.A.), an internet services company. The business purpose of TIMNET.com is to establish a common platform for the technological and commercial development of value-added services and Wireless Application Protocol for cellular telephone service providers. As mentioned in Note 8, the investment in TIMNET.com S.A. was sold on December 18, 2003.

The Company holds the following interests in operating subsidiaries and investee:

	Participation %
	2002	2003
Consolidated subsidiares:
Telasa Celular	78.8	79.5
Teleceará Celular	80.0	80.4
Telepisa Cecular	79.4	80.0
Telern Celular	76.2	76.9
Telpa Celular	71.9	72.7
Telpe Celular	78.7	79.8
Equity investee:
TIMNET.com	20.0	—

b. Corporate reorganization

Of the Company’s two classes of capital stock outstanding, only its common shares (the “Common Shares”) have full voting rights. In June 1998, the UGB/Bitel consortium acquired 51.8% of the Common Shares. On

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

December 15, 1998, UGB exercised a put option under the Shareholders Agreement entered into by UGB and Bitel on July 24, 1998 pursuant to which it had the right to sell its entire shareholding in the Company to Bitel, subject to the approval of Anatel and the Conselho Administrativo de Defesa Econômica - CADE, Brazil’s federal competition law enforcement agency. On October 6, 1999 the sale was approved, and Bitel became the controlling shareholder of Tele Nordeste Celular Participações S.A. with 51.8% of the ordinary shares.

When UGB/Bitel purchased a majority of the Holding Company’s common shares in connection with the privatization of Telebrás, it paid a premium or “goodwill” over the book value of the Common Shares. In the first quarter of 2000, the Company and Bitel initiated a corporate reorganization to transfer the goodwill to certain of the subsidiaries in order that the amortization of the goodwill could be available as a deduction against income for purposes of calculating income taxes and social contribution tax on profits of the subsidiaries.

As part of the reorganization process, the Holding Company spun-off to the subsidiaries their respective shares of the goodwill. This second step was approved by the Board of Directors of the Holding Company on May 30, 2000 and by the Extraordinary Shareholders General Meeting of each subsidiary on June 30, 2000. The amortization of this premium for local statutory purposes results in tax benefits for the subsidiaries by reducing its taxes. The resulting tax benefit reverts to the benefit of the controlling shareholder that originated the Goodwill without, however, causing any effect on the profit or the flow of dividends to its minority shareholders.

In accordance with Brazilian Corporate Law, the subsidiaries issue shares (pro-rata both common and preferred) up to the amount of the tax benefits realized on an annual basis. At the time of the issuance of shares, the non-controlling shareholders are given the right to purchase their pro-rata share of the corresponding share capital increase in order to prevent dilution. In case they do not accept the offer, shares are issued only to the controlling shareholder. The increase in the Holding Company’s ownership percentage in each consolidated subsidiary, occurred in 2003, was a consequence of the issuance of new shares to the Holding Company, due to the above mentioned tax benefit realized in 2002, and for which the minority shareholders purchase rights were not exercised.

The effect of the reorganization on the balance sheet and income statement accounts as at December 31, 2002 and 2003 and for the years then ended is shown below:

		2002	2003
Balance sheet effects:
Unamortized balance of goodwill		413,506	339,445
Provision for maintenance of shareholders’ equity		(272,914)	(224,033)

Tax credit balance		140,592	115,412

	2001	2002	2003
Income statement effects:
Goodwill amortization	(74,060)	(74,060)	(74,060)
Provision reversal	48,880	48,880	48,880
Tax credit balance	25,180	25,180	25,180

Net income effect	—	—	—

As of December 31, 2003 the remaining value of the resulting tax credit in relation to both income taxes and social contribution tax on profits of the Subsidiaries was R$115,412 (R$ 140,592 in 2002). This is shown in the

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

balance sheet as part of deferred and recoverable income and social contribution taxes (R$25,180 as current and R$90,232 as noncurrent assets on December 31, 2003 and R$25,180 and 115,412 on December 31, 2002, respectively).

For statutory and tax purposes, the goodwill is being amortized over 10 years starting in August, 1998, at a rate of 4% p.a. in the first two years with the balance being amortized straight line over the remaining eight years. A provision was established at an amount sufficient to reduce the unamortized balance of the goodwill to the estimated value of the future tax benefits. The reversal of this allowance is also the amount necessary to ensure no reduction in the earnings and dividends.

2. Basis of presentation

The accounts of the Company and its subsidiaries are maintained in Brazilian reais and its consolidated financial statements are prepared in accordance with the accounting principles established under Brazilian Corporation Law, which differ in certain respects from the accounting principles generally accepted in the United States of America— “US GAAP”. The reconciliation between Company’s statutory consolidated financial statements as filed with the Brazilian Security Commission - Comissão de Valores Mobiliários - CVM and the application of the accounting principles generally accepted in the United States is presented in Note 26 to financial statements.

US GAAP disclosure requirements also differ from those required by Brazilian Corporate Law. The level of disclosure in the financial statements was adjusted and expanded and certain reclassifications were made to comply with US GAAP.

Certain prior years amounts were reclassified to conform to current year’s presentation.

3. Summary of principal accounting practices

a) Basis of consolidation

The consolidated financial statements include the accounts of Tele Nordeste Celular Participações S.A. and those of its majority owned subsidiaries as listed in Note 1. All significant intercompany accounts and transactions have been eliminated in consolidation.

b) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in Brazil and in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

c) Revenue recognition

Revenues for all services are recognized when the services are provided or when the equipment is sold. Revenues from cellular telecommunication services consist of subscription charges, usage charges, network usage charges, long distance charges and charges for maintenance and other customer services. Unbilled revenues from the billing date to the month end are measured and recognized during the month in which the service was provided.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

Revenues from pre-paid telecommunication services are recognized on the accrual basis in the period in which they are utilized, based on the actual usage recorded for each period. Revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer.

d) Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with original maturity dates of three months or less when purchased to be cash equivalents.

e) Trade accounts receivable

Accounts receivable from mobile telephone subscribers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable also include services provided to customers up to the balance sheet date but not yet invoiced and receivables from sales of handsets.

f) Allowance for doubtful accounts

The allowance for doubtful accounts is recorded based on an analysis prepared by management which considers the historical experience of write-offs. Management believes the provision is sufficient to cover estimated losses of the receivables.

g) Foreign currency transactions

Transactions in foreign currency are recorded at the prevailing exchange rate at the time of the relevant transactions. Foreign currency denominated assets and liabilities are adjusted using the exchange rate at the balance sheet date. Exchange differences are recognized in the statement of income as they occur.

h) Inventories

Inventories, comprising mainly handsets for resale, are valued at average cost, which is not in excess of market value.

i) Property, plant and equipment

Property, plant and equipment is stated at acquisition and/or construction cost, less accumulated depreciation calculated based on the straight-line method at the rates shown in Note 9, based on the estimated useful lives of the assets. Expenditures for repairs and maintenance of existing property, plant and equipment, which extend the useful lives of the related assets, as well as the interest computed on debts that finance the construction of property, plant and equipment, are capitalized and amortized over the remaining estimated useful life. Other routine costs are charged to results of operations.

The Company’s management reviews property, plant and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable on the basis of undiscounted future cash flows. The reviews are carried out at the lowest level of asset groups to which management is able to attribute identifiable future cash flows. The Company analyzes the net book value of the underlying assets and adjusts it if the sum of the expected future cash flows is less than the net book value. These reviews have not indicated the need to recognize any impairment losses during the years ended December 31, 2001, 2002 and 2003.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

j) Vacation pay accrual

Cumulative vacation pay due to employees is accrued as earned.

k) Income and social contribution taxes

Income taxes are accounted for under the asset and liability method. Deferred taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes related to timing differences and tax losses are recorded, based on expected realization thereof, which is reviewed every year.

The Company recorded in 2000 the tax credit related to the benefit arising from the future amortization of the goodwill as described in Note 1(b).

l) Loans and financing

Loans and financing include accrued interest to the balance sheet date. As discussed in Note 14, the Company is a party to certain derivative instruments - swaps, related to its US dollar denominated liabilities with the objective of hedging itself against risks associated with unexpected real/US dollar exchange rates. The foreign currency and interest rate swap agreements are recognized on the balance sheet at the spot rates at December 31, 2003 and 2002 plus the coupon rate as stated in the agreements and adjustments to contract value were recorded through income.

m) Pension and post-retirement benefits

The Company’s operating subsidiaries participated in a multi-employer plan that provided pension and other post-retirement benefits for some of its employees. At the beginning of 2000 the Company agreed on a basis for transferring its active employees from the multi-employer pension and life insurance plans into an individual defined benefit plan for the Company and its operating subsidiaries. In 2002 the Company started to take actions to form a new defined contribution plan permitting employees participating in the individual defined benefit plan to migrate to this new plan. The Brazilian Secretary of Complementary Pension approved this new plan on November 13, 2002. The migration to the new plan was optional and could be made with bonus incentives through January 29, 2003.

Until December 31, 2001, current costs have been determined as the amount of required contribution for the period and recorded on the accrual basis.

On December 13, 2000 Regulatory Instruction CVM 371 was enacted, establishing new rules for accounting for pension plans and defining rules for the calculation of actuarial obligations, mandatory as from January 1, 2002. The Company elected to recognize adjustments to its actuarial assets and liabilities directly in income for the year as from January 1, 2002 over a 5-year period or the remaining expected service life of employees if these are less.

n) Provisions for contingencies

The provision for contingencies is recorded based on estimates made by management taking into consideration the opinion of its in-house and external legal counsel, and is considered sufficient to cover losses and risks classified as probable.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

o) Interest expense

Interest expense represents interest incurred.

p) Advertising and marketing expenses

Advertising and marketing costs are expensed as incurred and were R$ 20,164, R$ 19,522 and R$ 17,491 for the years ended December 31, 2001, 2002 and 2003, respectively, which are reflected in the consolidated statements of income under “selling expenses”.

q) Research and development

Research and development costs are charged to expense as incurred and were R$ 707, R$ 89 and R$ 95 for 2001, 2002 and 2003, respectively.

r) Employee’s profit sharing

Accruals are made for granting employees the right to a share of profits.

s) Earnings per share

Basic earnings per share are calculated for each class of shares. The calculation takes into account that the preferred shares are entitled to a preferential, noncumulative dividend equal to the greater of (i) 6% of nominal capital value or (ii) 3% of net equity per share as per the latest approved balance sheet. The computation has been made as if the net income for each year will be fully distributed. Earnings may be used to increase capital or otherwise appropriated, consequently such earnings would no longer be available as dividends. In accordance with the Company’s By Laws, distribution of a minimum annual dividend per share to preferred shareholders is compulsory. In the United States, the Preferred Shares trade in the form of ADSs, each representing twenty thousand shares. For 2001, 2002 and 2003, earnings per share is thus disclosed per lot of twenty thousand shares.

t) Minority interests

In the consolidated balance sheets at December 31, 2002 and 2003 and the consolidated statements of income for the years ended December 31, 2001, 2002 and 2003, minority interests relate to the interests of shareholders other than Tele Nordeste Celular Participações S.A. in Telepisa Celular, Teleceará Celular, Telern Celular, Telpa Celular, Telpe Celular and Telasa Celular.

u) Segment information

The Subsidiaries operate solely in the segment of local and regional cellular telecommunications. All revenues are generated in relation to services provided in an area in the Northeast of Brazil comprising the states of Piauí, Ceará, Rio Grande do Norte, Pernambuco, Alagoas and Paraíba or in relation to the sales of cellular handsets in the same region.

4. Cash and cash equivalents

	2002	2003
Cash on hand	43	44
Cash and bank balances	13,668	16,948
Short-term deposits	400,702	321,119

	414,413	338,111

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

5. Trade accounts receivable, net

	2002	2003
Accrued amounts	33,599	36,303
Billed amounts	124,370	148,810
Amounts receivable under interconnection agreements	39,497	59,034
Allowance for doubtful accounts	(28,972)	(35,533)

	168,494	208,614

The changes in the allowance for doubtful accounts were as follows:

	2001	2002	2003
Beginning balance	22,002	17,799	28,972
Provision charged to selling expense	44,578	46,729	57,410
Write-offs	(48,781)	(35,556)	(50,849)

Ending balance	17,799	28,972	35,533

6. Deferred and recoverable taxes

	2002	2003
Income and social contribution tax	2,122	65,202
Deferred income and social contribution tax assets	172,420	145,364
Withholding taxes	18,434	23,402
Value added taxes	17,670	34,503

	210,646	268,471

Current	81,538	159,985
Noncurrent	129,108	108,486

7. Other assets

	2002	2003
Inventories	8,774	12,380
Judicial deposits	2,697	3,065
Prepaid expenses	1,035	1,617
Other	4,205	3,774

Total	16,711	20,836

Current	12,122	17,445
Noncurrent	4,589	3,391

8. Equity investee

On December 18, 2003 the Company sold its 20% interest in Blah! (formerly TIMNnet.com) to TIM International N.V., a related party, for R$19,500, generating a gain of R$12,570 that was recorded as “Non-operating results”.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

9. Property, plant and equipment, net

	Annual depreciation rates %	2002	2003
Automatic switching equipment	14.3	221,659	241,986
Transmission equipment	14.3	706,308	686,134
Administrative hardware and software	20.0	171,775	198,473
Buildings	4.0	5,957	6,418
Usage license	20.0	—	23,211
Other	5.0-20.0	73,990	79,629

Total cost		1,179,689	1,235,851
Accumulated depreciation and amortization		(628,486)	(787,371)

		551,203	448,480
Land		1,318	1,318
Construction-in-progress		28,389	239,445

Property, plant and equipment		580,910	689,243

a) Construction in progress

Construction in progress comprises equipment in the process of being implemented and/or installed for TDMA and GSM technologies at the Company’s subsidiaries.

b) New technology implementation

In the second half of 2003, the Company’s subsidiaries started implementing GSM technology in their service networks, to supplement the current TDMA technology. Both technologies will be maintained in operation by the subsidiaries. At December 31, 2003, no adjustment to property, plant and equipment account was deemed necessary due to introduction of the new GSM technology.

c) Usage License

In July 2003, the Company’s subsidiaries (Telepisa Celular S.A., Teleceará Celular S.A., Telern Celular S.A., Telpa Celular S.A., Telpe Celular S.A. and Telasa Celular S.A.) acquired a license for radio frequency use in connection with the General Licensing Plan (PGO) and the license for rendering Personal Mobile Services (SMP).

The Company’s Subsidiaries agreed to pay the amount of R$23,211 for this license, which was recorded as “Usage license” in the property, plant & equipment and is being amortizing in five years ending in 2008, which is the period of the concession. There is no specific commitment assumed by the Company other than those related to the compliance with ANATEL rules.

From the total due amount, R$2,311 (or 10%) was paid during 2003 and the remaining balance, plus interest of 1% per month will be paid in a single installment due on July 2004. At December 31, 2002, the Company recorded the amount of R$22,080 as Accounts payable and accrued expenses, as demonstrated in Note 11.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

10. Payroll and related accruals

	2002	2003
Accrued social security charges	5,673	4,423
Accrued benefits	2,444	2,352

	8,117	6,775

The Company is subject to annual collective-bargaining agreement with its labor union in which 100% (in 2001), 92% (in 2002) and 84% (in 2003) of the employees were covered.

11. Accounts payable and accrued expenses

	2002	2003
Suppliers	47,920	186,212
Interconnection charges	14,948	8,820
Consignments of third parties	8,259	19,008
Employees’ profit sharing	3,784	3,246
Advances from customers related to pre-paid telecommunication services	14,721	8,892
Usage license payable	—	22,080
Others	3,809	361

	93,441	248,619

12. Taxes other than income taxes

	2002	2003
Value-added taxes	22,580	31,462
Withholding tax related to dividends characterized as distribution of interest on capital	9,440	9,783
Other taxes on operating revenues	9,929	7,623

	41,949	48,868

Dividends characterized as distribution of interest on capital are subject to 15% withholding tax.

13. Proposed dividends

	2002	2003
Tele Nordeste Celular Participações S.A. shareholders
Common shares	11,498	15,343
Preferred shares	18,907	25,391
Minority shareholders	11,374	10,907
Prior year dividends	5,438	4,642

	47,217	56,283

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

14. Loans and financing

	2002	2003
Debentures	208,225	—
Equipment financing	9,218	—
Working capital loans - US dollars	116,246	80,699

	333,689	80,699

Current portion	256,223	40,899
Long term	77,466	39,800

The year end balances include accrued interest calculated in accordance with the terms of the agreements.

a. Debentures

On October 2, 2000 Telpe Celular S.A. issued 20,000 three year non convertible debentures of R$10 each, totaling R$200,000. The debentures were guaranteed by Tele Nordeste Celular and accrued interest at 103% of the Interbank Deposit Certificate (“CDI”) rate. The notes matured and were repaid, including accrued interest, in October 2003.

b. Working capital loans - US dollars

	2002	2003
US$50 million loan at 3 month Libor, plus 1.775% p.a. (0.15% p.a. in 2003)	176,665	96,306
Provision for swap contract gains	(62,254)	(16,424)
Accrued interest	1,835	817

	116,246	80,699

Current portion	38,780	40,899
Long term	77,466	39,800

The Company has complied with applicable financial covenants at December 31, 2003, specifically those covering the relationship between the consolidated EBITDA and net financial expenses and net indebtedness. Non compliance with these covenants may cause the due date of the working capital loans to be accelerated.

As of December 31, 2002 and 2003 the Company had exchange rate agreements with an aggregate notional principal amount of R$ 176,665 and R$ 96,306 respectively, designed to protect its principal payment obligations on its working capital loans in US dollars from an unexpected fall in the real-US dollar exchange rate. These agreements establish a fixed rate at which the Company agrees to purchase U.S. dollars with Brazilian reais at a future date to pay its U.S. dollars denominated principal payment obligations with respect to its working capital loans. This reduces the Company’s risk of incurring exchange losses in periods of volatility in the exchange markets.

c. Repayment schedule

Noncurrent loans are scheduled to be repaid as follows:

2005	39,800

Total	39,800

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

d. Currency analysis

The total debt is denominated in the following currencies:

	Exchange rate at December 31, 2003
	(Units of one Brazilian real)	2002	2003
Reais	1.0000	208,225	—
US dollars	2.8892	192,083	97,123
Unrealized gain on swap contracts		(66,619)	(16,424)

		333,689	80,699

15. Commitments and contingencies

Provisions for contingent liabilities were as follows:

	2002	2003
Labor claims	2,080	1,152
Tax claims	4,180	3,484
Civil and other claims	9,798	4,979

Labor claims

The provision for claims represents management’s estimate of probable losses in relation to the various suits filed by former employees. The Company maintains judicial deposits of R$ 1,191 related to these claims.

Tax claims

The provision for tax claims represents estimate of probable losses in relation, basically, to ICMS (Imposto sobre Circulação de Mercadorias e Serviços), a state value-added tax.

Civil

The provision for civil claims represents, basically, suits filed by former customers in connection with billing disputes. The Company maintains judicial deposit R$ 1,874.

Other claims

The Company is party to certain legal proceedings arising in the normal course of business. Based on legal advice, the Company has provided for its estimated losses due to adverse legal judgments. In the opinion of the Company’s management, such actions, if decided adversely to the Company, would not have a material adverse effect on the Company’s business, financial condition or results of operations.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

Potential litigation

Litigation Related to the Use of Premium Arising Out of the Breakup of Telebrás

On April 4, 2002, a Congressman filed a lawsuit in federal court in Brasília, Federal District, against a number of governmental telecommunication entities and the New Holding Companies. The purpose of the lawsuit is to prevent the New Holding Companies from using the amortization of the goodwill paid by the New Holding Companies to the Brazilian government in the Breakup of Telebrás to generate tax benefits. We contested this claim before the relevant federal court, and no decision had been made on this lawsuit prior to the time of filing.

Even though we are unable to predict the final outcome of this lawsuit, we believe that a ruling favorable to the plaintiff is unlikely. Accordingly, we have not created a reserve in connection with this litigation. If an unfavorable ruling is issued against us, we will lose the tax benefit derived from the premiums paid, and our tax liability will increase. We believe that an unfavorable decision would have a material adverse effect on our business, results of operations, financial condition or prospects.

Litigation Arising Out of Events Prior to the Breakup of Telebrás

Telebrás and the Predecessor Companies, the legal predecessors of the Holding Company and the Subsidiaries, respectively, are defendants in a number of legal proceedings and subject to certain other claims and contingencies. Liability for any claims arising out of acts committed by the Predecessor Companies prior to the effective date of the spin-off of the cellular assets and liabilities of the Predecessor Companies to the Subsidiaries remains with the Predecessor Companies, except for those liabilities for which specific accounting provisions were assigned to the Subsidiaries. Any claims against the Predecessor Companies that are not satisfied by the Predecessor Companies could result in claims against the Subsidiaries, to the extent that the Subsidiaries have received assets that might have been used to settle such claims had such assets not been spun off from the Predecessor Companies.

Under the terms of the Breakup of the Telebrás system, liability for any claims arising out of acts committed by Telebrás prior to the effective date of the Breakup remains with Telebrás, except for labor and tax claims (for which Telebrás and the New Holding Companies are jointly and severally liable by operation of law) and any liability for which specific accounting provisions were assigned to the Holding Company or one of the other New Holding Companies. Our management believes that the chances of claims of this nature materializing and having a material adverse financial effect on us are remote.

ICMS taxes on activation fees and other services

On June 19, 1998 the secretaries of treasury of the individual Brazilian states approved an agreement to interpret existing Brazilian tax law to broaden the application of the ICMS (Imposto sobre Circulação de Mercadorias e Serviços), a state value-added tax, to cover not only telecommunications services but also other services, including cellular activation, which had not been previously subject to such tax. Pursuant to this new interpretation of tax law, the ICMS tax may be applied retroactively for such services rendered during the last five years prior to 1998.

The Company believes that the attempt by the state treasury secretaries to extend the scope of ICMS tax to services which are supplementary to basic telecommunications services is unlawful because: (i) the state secretaries acted beyond the scope of their authority; (ii) their interpretation would subject to taxation certain services which are not considered telecommunications services; and (iii) new taxes may not be applied retroactively. No provision for such taxes has been made in the accompanying consolidated financial statements as the Company does not believe it is probable that such taxes will be payable for services rendered during the last five years prior to 1998.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

There can be no assurance that the Company will prevail in its position that the new interpretation by the state treasury secretaries is unlawful. If the ICMS tax were to be applied retroactively to activation fees earned during the past five years, management does not believe that would give rise to material impact on the Company’s subsidiaries results, considering that the charging of activation fees were suspended since November 1998.

Rentals

The Company rents equipment and premises through a number of agreements that expire at different dates. Total annual rent expense under these agreements which are operating leases was as follows:

	2001	2002	2003
Rent expense	4,912	4,398	11,896

Rental commitments relating to facilities where the future minimum rental payments under leases with remaining terms in excess of one year that are non-cancelable without payment of a penalty are:

Year ending December 31, 2003
2004	12,913
2005	10,374
2006	9,394
2007	8,514

2008 and thereafter	7,921

Total minimum payments	49,116

16. Pension Plan

The Company and its subsidiaries, together with substantially all of the other companies in the former Telebras group, participate in a multi-employer defined benefit and medical other post-retirement defined benefit plans administrated by the Fundação Sistel de Seguridade Social - SISTEL. Until December 1999, all sponsors of plans administrated by Sistel were joint and several with regard to all plans then existent. On December 28, 1999 the sponsors of plans administrated by Sistel negotiated conditions for the creation of individualized retirement plans for each sponsor, maintaining the joint and several aspect only for the participants already assisted under such condition at January 31, 2000, resulting in the proposal for restructuring Sistel’s by-laws and regulations, which was approved by the Complementary Pension Plan Office, on January 13, 2000. With the discontinuation of the solidarity (i.e. multi-employer) concept in January 2000, Tele Nordeste Celular and its subsidiaries commenced sponsoring a defined benefit plan (Tele Nordeste Celular PBS Plan).

The Company created a separate defined contribution plan TIMPREV - NORDESTE on November 13, 2002, through Notification 1,917 CGAJ/SPC. The Company encouraged the transfer of the existing employees in Tele Nordeste Celular PBS Plan to the new plan through the use of bonus incentives. The migration to the new plan was optional however, the bonus incentives offered by the Company expired on January 29, 2003. The decision to change to the TIMPREV plan if made by employees is irreversible and thus extinguishes rights linked to the PBS benefit plan (defined benefit) and to the PAMA. As of January 12, 2004, 92.46% of participants of the PBS Plan migrated to TIMPREV - NORDESTE. For the year ended December 31, 2003, the contributions of the Company and its subsidiaries to TIMPREV totaled R$ 140.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

In addition to this, the Company also offers a medical health plan (PAMA) to employees and retirees and their dependents, at a shared cost. Contributions to the plans PBS Tele Nordeste Celular and PAMA are determined based on actuarial studies prepared by independent actuaries, in accordance with current regulations in Brazil.

17. Shareholders’ equity

a. Share capital

The capital stock of Tele Nordeste Celular Participações S.A. is comprised of common and preferred shares, all without par value, as shown in the table below:

	Common in circulation	Preferred in circulation	Total Outstanding
In thousands of shares:
As of December 31, 2002	130,753,136	214,986,484	345,739,620
As of December 31, 2003	135,324,668	223,943,822	359,268,490

		2002	2003
Shareholders’ equity per twenty thousand shares (Brazilian reais)		41.08	48.82

The capital may be increased only by a decision taken at a shareholders’ meeting or by the Board of Directors in connection with the capitalization of profits or reserves previously allocated to capital increases at a shareholders’ meeting.

The preferred shares are non-voting except under limited circumstances and to priority over the common shares in the case of liquidation. The preferred shares are also entitled to preferential, noncumulative dividends calculated as the greater of (i) 6% of their nominal capital value or (ii) 3% of net equity per share as per the latest approved balance sheet. Under the Brazilian Corporation Law, the number of non-voting shares or shares with limited voting rights, such as the preferred shares, may not exceed two-thirds of the total number of shares.

If the dividend to be paid to the holders of Preferred Shares is not paid for a period of three years, holders of Preferred Shares will be entitled to full voting rights until such time as that dividend is paid in full for any year.

b. Income reserves

Legal reserve

Brazilian companies are required to appropriate 5% of their annual net income to a legal reserve until that reserve equals 20% of paid-up share capital, or 30% of nominal paid-up share capital plus capital reserves; thereafter, appropriations to this reserve are not compulsory. This reserve can only be used to increase capital or offset accumulated losses.

Statutory reserve

This reserve represents the balance of net profit not allocated to minimum compulsory dividends (or interest on capital) or to preferred dividends. The reserve is limited to 80% of share capital.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

Realizable profit reserve

In conformity with Law No. 10303/01, the amount of the reserve R$ 18,838, was established for the amount of compulsory dividends, that exceeded the realized portion of net income for the year. The portion of the net income not realized is related to the tax incentives granted to the Company’s Subsidiaries, which were accounted for as capital reserve in the Subsidiaries’ books and though income at Company’s level.

Unrealized income reserve

This reserve was received on the split-up of Telebrás and represents unrealized income derived from indexation gains through 1995. The realization of this reserve will occur, substantially, as the investments in subsidiaries that gave rise to the indexation gains are realized through the receipt of dividends or on disposal. Future realizations of this reserve will be transferred to retained earnings.

In 2000, a shareholders’ meeting approved the transfer to retained earnings of part of this reserve. In 2001, a shareholders’ meeting approved the transfer to retained earnings of the remaining balance of this reserve and its inclusion in the basis of computation of dividends.

Capital reserve—share premium

This account arose out of the corporate reorganization described in Note 1(b) and represents the value of the tax credits which will be generated by the future amortization of the goodwill. Each year an amount of reserve corresponding to the realized benefit may be capitalized, to the benefit of the controlling shareholder, by the issue of new shares. Minority shareholders are ensured the right to preference, in proportion to their respective holdings in type and class of shares, and the consideration for such acquisitions as they choose to make, will be paid to the controlling shareholder in accordance with the terms of CVM instruction 319/99.

On April 30, 2001, April 4, 2002 and March 14, 2003 shareholders meetings approved capital increases of R$10,985 (3,369,607,000 shares), R$23,551 (7,970,985,000 shares) and R$ 25,180 (12,088,116,000) respectively, corresponding to the 2000, 2001 and 2002 realized portion of the tax benefit as mentioned above.

c. Dividends and dividends reserve

Pursuant to its By-laws and in according with the minimum requirement by Brazilian Corporate Law, Tele Nordeste Celular Participações S.A. is required to distribute as dividends in respect of each fiscal year ending on December 31, to the extent amounts are available for distribution, an aggregate amount equal to at least 25% of Adjusted Net Income (as defined below) on such date. The annual dividend distributed to holders of preferred shares (the “Preferred Dividend”) has priority in the allocation of Adjusted Net Income. Remaining amounts to be distributed are allocated first to the payment of a dividend to holders of common shares in an amount equal to the Preferred Dividend and the remainder is distributed equally among holders of preferred shares and common shares.

For the purposes of the Brazilian Corporation Law, and in accordance with Tele Nordeste Celular Participações S.A.’s By-Laws, “Adjusted Net Income” is an amount equal to Tele Nordeste Celular Participações S.A.’s net profits adjusted to reflect allocations to or from (i) the statutory and legal reserves, (ii) a contingency reserve for anticipated losses, if any, and (iii) an unrealized income reserve, if any.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

Dividends were calculated as follows :

	2002	2003
Consolidated net income for the year	118,574	207,545
Less: Transfer to legal reserve	(5,929)	(10,377)

	112,645	197,168
Less: Portion excluded from net income (See table below)	—	(75,350)

Adjusted net income	112,645	121,818

Mininum compulsory dividends (25% of distributed income)	28,161	30,454

Proposed dividends:
Common shares—R$2.27 (R$1.75 in 2002) per 20,000 shares	11,498	15,343
Preferred shares—R$2.27 (R$1.75 in 2002) per 20,000 shares	18,907	25,391

	30,405	40,734
Realization of special dividends reserve	(2,244)	(10,280)

	28,161	30,454

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2003 and 2002

(In thousands of reais)

Unrealized profit was calculated as follows:

Net income for the year		207,545

(-) Unrealized profit:
Equity pickup	(217,825)
Interest on own capital and dividends received or declared by subsidiaries	40,734	(177,091)

Realized profit		30,454

Minimum compulsory dividends (R$197,168 x 25%)		49,292
(-) Realized profit		30,454

Deferred dividends		18,838
		1/25%

Portion excluded from net income for the year		75,350

The amounts of R$ 10,280 and R$ 30,454 will be restated by the Referential Rate (TR) variation from, from January 1, 2004 up to the date of their effective payment.

Accordingly, the distribution of dividends for the year ended December 31, 2003 will be as follows:

c1) From the operating results for the year, R$ 30,454 to shareholders’ owning shares at the date of the Shareholders’ General Meeting approving the operating results for the year.

	2002	2003
Common shares	10,650	11,471
Preferred shares	17,511	18,983

	28,161	30,454

Dividends per 20,000 shares (reais)
Common shares	1.6290	1.6960
Preferred shares	1.6290	1.6960

c2) From the realization of the portion of the special reserve for dividends payable to shareholders owning shares at April 5, 2002, as follows.

	2002	2003
Common shares	849	3,872
Preferred shares	1,395	6,408

	2,244	10,280

Dividends per 20,000 thousand shares (reais)
Common shares	0.1298	0.5723
Preferred shares	0.1298	0.5723

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

18. Net operating revenue

	2001	2002	2003
Usage charges	439,197	557,598	599,813
Long distance charges	—	—	39,947
Monthly subscription charge	183,669	157,963	134,170
Interconnection charges	376,225	394,451	386,872
Cellular handset sales	47,976	68,834	123,545
Other	7,486	19,630	30,929

Total gross operating revenue	1,054,553	1,198,476	1,315,276
Value added and other indirect taxes	(228,303)	(276,954)	(315,823)

Net operating revenue from cellular Telecommunication services and handset sales	826,250	921,522	999,453

Tele Norte Leste Participações S.A. contributed approximately 27% of total gross operating revenues in 2001, 22% in 2002 and 19% in 2003. No other customer contributed more than 5% of total gross operating revenues of the Company.

The Company is now entitled to receive long distance revenues only when telecommunications service users, including its customers, choose TIM Sul S.A. to carry their long distance calls.

Beginning in July 2004, the interconnection charges will be freely negotiated, by telecommunications service providers in Brazil, according to rules to be passed by Anatel.

Considering Telecom Italia Mobile S.pA. (TIM) controls the Company and several other companies (collectively the “Authorized Sister Companies) operating in the telecommunications market in Brazil, the Company expects that in December 31, 2004 only one of the Authorized Sister Companies will be permitted by ANATEL to maintain its respective national and international long distance authorizations.

19. Cost of services and cellular handsets sold

	2001	2002	2003
Depreciation	127,660	142,051	141,519
Personnel	9,585	9,174	8,759
Materials and services	134,892	147,816	187,145
Circuit leasing and related expenses	29,952	23,176	40,611
Leases and insurance	11,762	11,470	7,306
Cellular handsets	47,323	54,684	94,974
Fistel tax and other	1,115	1,012	1,265

	362,289	389,383	481,579

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

20. Other operating expense, net

	2001	2002	2003
Contingencies	(2,411)	(12,657)	(974)
Fines and expenses recovered	15,769	15,041	26,744
Goodwill amortization net (Note 1(b))	(25,183)	(25,180)	(25,180)
Equity in investee	(1,888)	(4,288)	(3,250)
PIS / COFINS over other revenues	(2,626)	(7,033)	(9,089)
Employees’ profit sharing	(3,832)	(3,700)	(3,246)
Other	(4,677)	4,706	(2,432)

	(24,848)	(33,120)	(17,427)

21. Financial expenses, net

	2001	2002	2003
Financial income
Interest income	21,962	56,008	96,426
Financial expenses
Interest expense	(55,999)	(44,958)	(33,204)
Foreign exchange losses	(4,131)	(12,996)	(3,356)
Others	(6,177)	(5,358)	(650)
Less capitalized interest	2,187	852	3,134-

Net financial expenses	(42,158)	(6,452)	62,350

22. Income and social contribution taxes

Under Brazilian Tax Law, the Company and its subsidiaries are required to file individual tax returns. Brazilian income taxes comprise federal income tax and social contribution tax which is an additional Federal Income Tax.

The statutory rates applicable in each period were as follows (in percentages):

	2001	2002	2003
Federal income tax	25%	25%	25%
Social contribution	9%	9%	9%

Composite Federal income tax	34%	34%	34%

The operating companies, on March 31, 2003 by approval of the Agency for Development of the Northeast Region of Brazil—ADENE, became beneficiaries of the following tax incentives: (i) 75% reduction in income tax and non-refundable surtaxes, for 10 (ten) years, from 2002 to 2011, calculated on profit from tax incentive activities (“lucro da exploração”) resulting from implementation of their installed capacity to render digital mobile telephony services; and (ii) reduction by 37.5%, 25% and 12.5% in income tax and refundable surtaxes, for fiscal years 2003, 2004 to 2008 and 2009 to 2013, respectively, calculated on profit from tax incentive activities resulting from the installed capacity for rendering analogical mobile telephony services.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

The operating companies calculate and record taxes at effective rates at the financial statements date on the accrual basis. At the operating companies level, the tax benefit related to 2002 in the amount of R$20,456 was recorded in 2003, period in which the tax benefit was granted.

The composition of the income tax expense in 2001, 2002 and 2003 is:

	2001	2002	2003
Current:
Income tax charge	(18,280)	(42,341)	(48,703)
Social contribution tax charge	(6,693)	(15,304)	(17,641)
Deferred tax benefit (expense)	4,850	9,243	(3,046)
Income tax reduction – ADENE related to 2003	—	—	30,064
Income tax reduction – ADENE related to 2002			20,456

Total tax charge	(20,123)	(48,402)	(18,870)

The amount reported as income tax expense in the accompanying consolidated statements at income is reconciled to the statutory rate as follows:

	2001	2002	2003
Income before taxes as reported in the accompanying
Financial statements	107,164	205,523	272,050

Tax charge at the combined statutory rate	(36,436)	(69,878)	(92,497)
Permanent additions (exclusions):
Dividends characterized as distribution of interest	3,700	2,037	2,940
Non taxable reversal of the provision for Maintenance of shareholders’ equity (Note 1(b))	16,618	16,618	16,618

Income tax reduction – ADENE	—	—	50,520
Other	(4,005)	2,821	3,549

Income tax charge as reported	(20,123)	(48,402)	(18,870)

Effective rate	18.8%	23.6%	6,94%

Income tax reduction – ADENE per 20,000 shares (Reais):
Common shares	—	—	2,86
Preferred shares	—	—	2,86

At December 31, 2001, 2002 and 2003, the Company’s subsidiaries characterized part of its dividends proposed for payment as interest on shareholders’ funds. As a result, under Brazilian tax law, it was entitled to treat this part of the dividend as a deduction for income tax purposes.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

The composition of the deferred tax asset is as follows:

	2002	2003
Unamortized balance of goodwill (Note 1(b))	140,592	115,412
Allowance for doubtful accounts	9,851	12,081
Tax loss carryforwards	7,620	3,220
Provisions	14,357	14,651

	172,420	145,364

Current Portion	51,244	52,409
Noncurrent	121,176	92,955

According to the projections prepared by the Company’s management, the long-term deferred income and social contribution taxes existing at December 31, 2003 will be realized over the following years:

2005	25,180
2006	25,180
2007	25,180
2008	17,415

92,955

Brazilian tax law allows tax losses to be carried forward indefinitely to be utilized to offset future taxable income. Tax legislation enacted in 1995 limits the utilization of tax loss carryforwards in a given year to 30% of taxable income. At December 31, 2003, the Company and its subsidiaries had tax loss carryforwards of approximately R$ 9,500.

23. Transactions with related parties

The main transactions between the Company and subsidiaries, which have been eliminated in these consolidated financial statements, are represented by network use services and loans, and were carried out under agreed upon terms.

The Company has also entered into two contracts with its controlling shareholder Telecom Italia Mobile S.p.A., a “Management Assistance Agreement” and a “Technical Assistance Services Agreement”. The “Management Assistance Agreement” encompasses marketing services and business development advice. This contract was approved by the General Shareholders’ Meeting that took place in November/2000 and basically establishes quarterly remuneration as of 1% of net consolidated operating revenues and expired in September/2003.

The “Technical Assistance Services Agreement” covers the services provided by the parent Company’s employees to the Company. This contract was approved by the Brazilian Central Bank for the first time in June/1999 and basically established quarterly remuneration according to specific hourly rates and expired in September/2001.

A summary of the transactions with this related party is as follows:

	2002	2003
Cost, selling and general and administrative expense	9,416	7,524
Accounts payable and accrued expenses	2,507	—

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

The Company entered into various financial transactions with Latin Invest Holdings, a minority shareholder. All such transactions are made under agreed upon terms. Quotations are obtained from other financial institutions on equal conditions. Investments with Latin Invest Holdings were R$27,432 in 2001 and R$31,127 in 2002. In 2003, these investments were transferred out of Latin Invest Holdings.

24. Insurance (Unaudited)

At December 31, 2003, in the opinion of management, all significant and high risk assets and obligations were insured.

25. Financial instruments

The Company carries out operations involving financial instruments with the aim of reducing risks relating to market, foreign exchange and interest rates. Such risks are controlled through specific policies, the establishment of operating strategies and limits, and other techniques for monitoring the positions.

The estimated market value of the financial instruments, primarily cash and cash equivalents, trade accounts receivable, and short-term financing instruments, approximates their book values because of the short maturity of those instruments.

On December 31, 2002 and 2003, the Company and its subsidiaries invested their financial resources mainly in investments backed by Certificados de Depósito Interbancário (CDIs - Interbank Deposit Certificates). There are no financial assets indexed to foreign currencies.

The Company and its subsidiaries appropriated to income the full net effect (substantially foreign exchange losses) of the significant real devaluation in 2001, and did not defer the effect as permitted by CVM Instruction 404/01.

The estimated fair value of long-term loans and financings are based on interest rates as of December 31, 2002 and 2003 for transactions with similar characteristics, as below.

	2002		2003
Description	Carrying Value	Fair Value	Carrying Value	Fair Value
Loans and financing:
In foreign currency	123,735	146,762	80,699	75,844

Loans and financing

The fair values of loans and financing, presented above were determined by means of future cash flows, and by using interest rates applicable to instruments of a similar nature involving similar terms and risks or based on market quotations for these securities.

Limitations

The fair values were estimated at a specific time, based on relevant market information. Changes in assumptions could significantly affect the estimates presented.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

Risk Factors

The risk factors affecting the Company’s financial instruments are the following:

(i) Exchange rate and interest rate risks

Exchange rate and interest rate risks relate to the possibility of the Company computing losses derived from foreign exchange rate and interest rate fluctuations, increasing the debt balances of loans obtained in the market and the corresponding financial expenses. In order to reduce these type of risks, the Company enters into hedge contracts with financial institutions.

At December 31, 2003, part of the Company’s loans and financing were denominated in U.S. dollars and 100% of such loans and financing were covered by hedge contracts. The gains or losses resulting from these hedge contracts are recorded in the statement of income. The Company is also party to agreements that effectively allow the Company to pay interest at fixed rate on some of its variable rate debt.

(ii) Operating credit risk

The risk relates to the possibility of the Company computing losses derived from difficulties in collecting the amounts billed to customers, represented by cellular equipment dealers and distributors of prepaid telephone cards. In order to reduce this type of risk, the Company performs credit analyses supporting the risk management over collection problems and monitors the accounts receivable from subscribers, blocking the calling capacity in case customers fail to pay their debts. With respect to distributors, the Company maintains individual credit limits based on the analysis of sales potential, risk history and collection problem risks.

Credit risk linked to rendering of services

Concentration of credit risk with respect to accounts receivable is limited to Tele Norte Leste Participações S.A., which contributed with approximately 58% and 44% of amounts receivable under interconnection agreements in 2002 and 2003, respectively and 27%, 22% and 19% in 2001, 2002 and 2003 of total gross operating revenue, respectively. Usually the Company does not require collateral for its trade receivables.

Credit risk linked to the sale of equipment

The Company’s policy for selling equipment and distributing prepaid telephone cards is closely related to the credit risk levels accepted during the normal course of business. The selection of partners, the diversification of receivables portfolio, the monitoring of loan terms, position and request limits established for dealers, constitution of actual guarantees are procedures adopted by the Company in order to minimize possible collection problems with its trading partners

(iii) Financial credit risk

The risk relates to the possibility of the Company computing losses derived from difficulties in the realization of short-term investments and hedge contracts. The Company and subsidiaries minimize the risks associated with these financial instruments by investing with reputable financial institutions.

There is no concentration on available sources of labor, services, concessions or rights other than those mentioned above that could, if suddenly eliminated, severely impact the Companies’ operations.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

26. Summary of the differences between Brazilian Corporate Law and US GAAP

The Company’s accounting policies comply with accounting principles established under Brazilian Corporate Law. In July 1997, the three-year cumulative inflation rate for Brazil fell below 100%. Thus, at that time, Brazil was not considered to be a highly inflationary economy for United States reporting purposes. For generally accepted accounting principles in the United States (“US GAAP”) purposes only, the constant currency method (Brazilian GAAP) continued to be applied through December 31, 1997. Brazilian Corporate Law did not require the use of monetary correction for accounting periods after December 31, 1995, which gives rise to a different basis for fixed assets.

Accounting policies which differ significantly from US GAAP are described below:

a. Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1993, the capitalization interest was not permitted for individual property, plant and equipment. Under US GAAP, capitalized interest is added to the value of the individual assets and amortized over their useful lives. Also, according to the accounting principles under the Brazilian Corporate Law, and until December 31, 1998, applicable to the telecommunications companies, the interest attributable to construction in progress was calculated at 12% per year on the balance of the account of construction in progress, and the part related to interest on third-party loans was credited to financial expenses, on the basis of actual financial costs, and the balance concerning own capital was credited to shareholders’ equity. During 1999, the Company and its subsidiaries started to capitalize interest on specific loans based on the respective interest rates, related to financing for construction in progress. Further, under Brazilian Corporate Law mentioned, starting in the year ended December 31, 2000 the amount of capitalized interest is based on the interest incurred on loans specificity identified with a construction project.

Under US GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 34 “Capitalization of Interest Costs,” interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense.

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	2001	2002	2003
Capitalized interest difference:
US GAAP capitalized interest:
Interest which would have been capitalized and credited to income (interest incurred on loans, computed up to the Amount of construction in progress),	4,400	1,442	4,373

Less Brazilian Corporate Law capitalized interest:
Interest capitalized and credited to income (up to the limit of interest incurred on loans obtained for financing capital investments)	(2,187)	(852)	(3,134)

US GAAP difference	2,213	590	1,239

Amortization of capitalized interest difference
Amortization under Brazilian Corporate Law	3,404	3,863	3,731
Less amortization under US GAAP net of disposals	(7,587)	(8,354)	(8,168)

US GAAP difference	(4,183)	(4,491)	(4,437)

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

b. Pension and other post-retirement benefits

For the purposes of the financial statements under the accounting practices established by Brazilian Corporate Law and for US GAAP purposes, the Companies recognized the expenses for the contributions to the multi-employer defined plans on the accrual basis and disclose their annual contributions.

For US GAAP purposes, since the sponsors decided to split-off the total assets and related actuarial obligations for the multi-employer plan prior to December 31, 1999 the Companies recognized a contingent liability, which was probable and estimable, for the accrued pension cost as of such date. The funded status of those plans was recognized as of December 31, 1999, in shareholders’ equity and in net income for the year, as required by SFAS 87 “Employer’s Accounting for Pensions” and SFAS 106 “Employer’s Accounting for Postretirement Benefits and Than Pensions”. The provisions of SFAS Nº. 87 concerning the calculation of the funded status were applied with effect from January 1, 1992, since it was impossible to apply them from the effective date specified in the standard. As the majority of participants migrated to a defined contribution pension plan, TIMPREV, in 2003, an amount of R$16,251 was reversed for US GAAP. See details at the US GAAP adjustment in Note 27(c).

On November 13, 2002, the Company adopted a defined contribution plan, TIMPREV NORDESTE. See details in Note 27 (c).

c. Interest expense

Brazilian Corporate Law requires interest and foreign exchanges losses (gains) to be shown as part of operating income. Under US GAAP interest expense would be shown after operating income, and accrued interest would be excluded from loans and financing and included in accounts payable and accrued expenses.

d. Permanent assets

Brazilian Corporate Law has a class of assets called permanent assets. This is the collective name for all assets on which indexation adjustments were calculated in the Corporate Law accounts of Brazilian companies until December 31, 1995. Under US GAAP the assets in this classification would be noncurrent assets.

e. Price-level adjustments and US GAAP presentation in respect of accounting periods through December 31, 1997

Until December 31, 1995, publicly traded companies in Brazil were required to prepare their financial statements according to two sets of accounting principles: (a) the Brazilian Corporate Law, which was and remains in full force and is valid for all legal purposes, including the basis for calculating the income tax and mandatory minimum dividends; and (b) generally accepted accounting principles in Brazil (Brazilian GAAP), which require the application of the constant currency method of accounting to reflect the effect of inflation in the preparation of supplementary financial statements, in accordance to the standards recommended by the Comissão de Valores Mobiliários (CVM), the Brazilian securities commission. The accounting principles under the Brazilian Corporate Law and the Brazilian GAAP differ mainly in the method of recognizing the effect of inflation in the financial statements.

Brazilian Corporate Law

Under the Brazilian Corporate Law, until December 31, 1995 a simplified method was used to recognize the effects of inflation, which consisted in indexing permanent assets (investments, property, plant and equipment

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

and deferred charges) and shareholders’ equity accounts using indices set forth by the Federal Government, based on the variation of the Unidade Fiscal de Referência (UFIR). The net effect of the indexation was stated in the statement of income under a single account. The Brazilian corporate law, however, does not recognize the effect of inflation in certain balance sheet accounts, such as inventories and customer advances; this method also does not require the indexation of information from the preceding years when presenting comparative financial information. In the highly inflationary environment prevailing in Brazil until July 1, 1994, the financial statements prepared according to accounting principles set forth in the Brazilian Corporate Law did not allow a consistent comparison of financial information concerning two different periods.

Under the Brazilian Corporate Law and the CVM rules, the application of the method to account for the effects of inflation described above was prohibited, beginning January 1, 1996 and, therefore, the financial statements prepared according to the Brazilian Corporate Law do not include the recognition of the effects of inflation since then.

Constant currency method (Brazilian GAAP)

Under the constant currency method required by the Brazilian GAAP, all amounts stated in Reais are stated in constant purchasing power currency on the date of the latest balance sheet presented, pursuant to the CVM rules for publicly traded companies. Brazilian GAAP requires application of the constant currency method also after January 1, 1996.

The constant currency method requires the recognition of the following effects of inflation in the financial statements:

•	Adjustment of the opening balances, non-monetary assets additions and depreciation by applying a general inflation index, recognizing the gain by means of a credit to the income.

•	Adjustment of the shareholders’ equity opening balances and movements for the period by applying a general inflation index, recognizing the loss by means of a debit to income.

•	Allocation of inflationary gains and losses of other non-monetary items to the corresponding income and expenses. Gains and losses for which the corresponding income and expenses were not identified are allocated to a specific account under “Other net operating income (expenses), net”.

US GAAP adjustment presented in the reconciliations of the differences between Brazilian Corporate Law and US GAAP

The effects of price-level adjustments from January 1, 1996 through December 31, 1997 has been presented in the reconciliation to US GAAP because the application of inflation restatement as measured by the UFIR and the IGP-M represents a comprehensive measure of the effects of price level changes in Brazilian economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Brazilian and US accounting purposes

f. Income and social contribution taxes

In 2001, 2002 and 2003 the Company has fully accrued for deferred income taxes on temporary differences between tax and accounting records. The policy for providing for deferred taxes is in accordance with SFAS 109, “Accounting for Income Taxes”.

The net goodwill amortization of R$25,180 in 2001, 2002 and 2003, which originated from the corporate reorganization mentioned in Note 1(b), has been recorded in other net operating expense in the consolidated

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

statement of income for the years ended December 31, 2001, 2002 and 2003, according to Brazilian Corporate Law. For US GAAP purposes, this amount would be presented as a deferred income tax charge in the accompanying consolidated statement of income, because it represents the realization of the deferred tax asset. Accordingly, for US GAAP purposes the “operating income before interest”, the “operating income” and the “income before tax” amounts in the consolidated statement of income of 2001, 2002 and 2003 would be increased by R$ 25,180 and the “income and social contribution taxes” amount would be increased by the same amounts. However, there is no effect on US GAAP net income from these adjustments.

g. Earnings per share

Earnings per share under Brazilian Corporate Law is calculated on the number of shares outstanding at the balance sheet date. Under US GAAP earnings per share is calculated on a weighted average basis as demonstrated in Note 27.f.

h. Valuation of Long-Lived Assets

SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

i. Stock Compensation

Offer made by the Company in 2001

On May 4, 2001, the Company shareholders approved an employee stock option plan, with the following objectives:

i) to retain the services and advice of key employees, upon whose judgment, initiative and efforts the Company depends;

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

ii) to make available to key employees certain compensatory arrangements based on market value increase; and

iii) to align generally the interests of key employees and the interests of shareholders.

The Board of Executive Officers may authorize future capital increases, within the limit of the authorized capital, with the issuance of preferred shares for the benefit of the directors and key officers. The amount of shares that may be issued under the stock option plan is limited to 1.5% of the Company’s capital stock on May 4, 2001.

The option exercise price per 1,000 Preferred Shares was set at R$3.21, the closing price of 1,000 Preferred Shares at the São Paulo Stock Exchange (“Bovespa”), on May 4, 2001. At December 31, 2003, there were 2,134 thousand shares were made available under the plan.

The options may not be exercised before one year from the date they are granted. The exercise of the option may occur in the end of the fourth year after the granted date, but can be accelerated depending upon the achievement of certain results, which are based on certain EBIT (earnings before interest and taxes). The expected EBIT has been achieved in every year since the issuing of the options.

The Company applies APB Opinion No. 25 in accounting for this variable Plan. No compensation cost has been recognized for its stock options in the financial statements since the options were issued. In 2001 and 2003, the year end market price was slightly above the exercise price, resulting in an amount of compensation cost that was not significant. In 2002, the year end market price was below the exercise price.

Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the per share weighted-average fair value of stock options granted would have been $1.91 on the date of first grant in 2001 using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividends of R$20,655 in 2002, R$20,029 in 2003, R$26,112 in 2004 and R$36,452 in 2005, a risk-free interest rate of 19.0%, expected life of 5 years, and expected volatility of 38%.

For the second granting of shares in 2003, the per share weighted-average fair value of stock options granted would have been $1.91 on the date of first grant in 2001 using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividends of all stock options of R$30,454 in 2004, R$45,039 in 2005, R$46,176 in 2006 and R$50,411 in 2007, a risk-free interest rate of 19.0%, expected life of 5 years, and expected volatility of 26%.

The Company’s net income also would have been reduced to the pro forma amounts indicated below for the respective years:

	2001	2002	2003
Net income
Net income as reported	$61,365	$102,466	$222,876
Deduct: Total stock-based employee compensation expense determined under fair value based net of related tax effects	(716)	$(1,075)	(1,649)

Pro forma net income	$60,649	$101,391	$221,227

Earnings per share
Basic and diluted earnings (losses), in Reais
Per 20 thousand preferred and common shares as reported	$3.65	$5.99	$12.52
Proforma Basic and diluted earnings (losses), in Reais
Per 20 thousand preferred and common shares as reported	$3.61	$5.93	$12.61

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

Stock option activity during the periods indicated is as follows:

	Number of shares (thousands)	Weighted- average exercise price
Balance at December 31, 2000	—	—
Granted	2,627	3.21
Exercised	—	—
Forfeited	—	—
Expired	—	—
Balance at December 31, 2001	2,627	3.21
Granted
Exercised	—	—
Forfeited	(140)	3.21
Expired	—	—
Balance at December 31, 2002	2,487	3.21
Granted	242	3.21
Exercised	(27)	3.21
Forfeited	(568)	3.21
Expired
Balance at December 31, 2003	2,134	3.21

Under Brazilian GAAP, stock options are recorded as an increase in share capital equal to the proceeds received. During 2003 27,000 preferreed shares were issued upon the exercise of 27,000 0ptions for proceeds of R$86.

j. Accounting for derivative instruments and hedging activities

As of January 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and for Hedging Activities (“SFAS 133”), which was issued in June, 1998 and its amendments Statements 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133” and 138, “Accounting for Derivative Instruments and Certain Hedging Activities” issued in June 1999 and June 2000, respectively (collectively referred to as Statement 133). Under Brazilian Corporate Law, the Company has been recording its hedging activities in the balance sheet as either an asset or liability measured at the spot rates at year end plus the coupon rate as stated in the agreements and adjustments to contract value were recorded through income.

As a result of adoption of Statement 133, the Company recognizes its foreign currency and interest rate swap agreements at fair value and adjustments to fair value are recorded through income as presented on the net income and shareholders’ equity reconciliation. The Company accounted for the accounting change as a cumulative effect of a change in an accounting principle. The adoption of Statement 133 as of January 1o, 2001, resulted in an effect of accounting change of R$ 1,199, net of applicable tax expense of R$ 541.

Swaps

At December 31, 2002 and 2003 the Company had entered into swaps whereby the Company earns the exchange variation between the United States dollar and the Brazilian Real plus 10.00% to 13.05% and pays interest based on a short-term interbank rate. At December 31, 2002 and 2003 these agreements have total

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

notional amounts of R$ 220,134 and R$ 96,306, and expire on various dates through 2005. For Brazilian GAAP purposes, as of December 31, 2003, the Company recorded receivables related to these interest rate swap transactions of R$16,424 (R$62,254 in 2002) which was recorded as a reduction of the loans. For US GAAP purposes such receivables were reclassified to assets. The fair values adjustments of the Company’s foreign currency and interest rate swap contracts were estimated based on quoted market prices of comparable contracts, and generated a positive effect of R$6,108 in 2001, a negative effect of R$29,135 and a positive effect of R$27,883 during 2003, before tax.

k. Enterprises in the pre-operating stage and reversal of gain on sale of Blah!

Under Brazilian Corporate Law all costs of an enterprise in the pre-operating stage besides costs normally capitalized as fixed assets are capitalized as pre-operating expenses and amortized over a period on the start-up date and extending over a minimum of 5 and a maximum of 10 years. US GAAP requires that companies in the development stage follow generally accepted accounting principles applicable to established operating enterprises. When the affiliate TIMNET.com S.A. was in a pre-operating stage its pre-operating costs were capitalized as non-current assets under Brazilian Corporate Law. For US GAAP purposes these costs were charged to income of the year in 2001.

In December 2003, the Company sold its interest in Blah! S.A. (formerly TIMNet.com S.A.), to a related party, TIM International N.V. (see note 8 for further details). The sale resulted in a gain of R$12,571 which was recorded in the income statement for Brazilian GAAP purposes. For US GAAP purposes, the gains resulting from these types of transactions between companies under common control should be recorded through shareholders’ equity. Therefore the gain of R$12,571, less tax of R$4,274 recorded in the Brazilian GAAP income statement was reversed for US GAAP purposes.

l. Incorporation of tax benefit of goodwill by Subsidiaries

According to the Brazilian Corporate Law accounting principles, companies may assign the tax benefit of the goodwill to their subsidiaries in order to receive the tax benefit generated by the amortization of such goodwill. The tax benefit is shown as deferred and recoverable taxes with a contra account in a special reserve within Shareholders’ equity. The deferred tax is amortized and recognized as an expense in the statement of income for the amount of the tax benefit. The tax benefit of the deduction of the amortization from the tax basis for income tax and social contribution generates a reduction of income tax and social contribution payable. Therefore, the amount recognized as an expense resulting from tax deductible amortization of goodwill is equal to the reduction in tax on taxable income. Such accounting generates a reduction in taxes payable, but has no effect on the determination of net income for the period.

Once the benefit is realized, shares will be issued to the controlling shareholder for the amount of the realized benefit; minority shareholders will be entitled to buy shares in proportion to their interests by paying them directly to the controlling shareholder.

Under USGAAP, goodwill generated internally is not recognized; however, the future tax benefit generated by the amortization of goodwill is recognized as a contribution from the controlling shareholder within additional paid-in capital, similarly to the accounting principles under the Brazilian Corporate Law. The realization of the tax benefit by the amortization of the goodwill is recognized as a decrease in the value of the deferred tax with a consequent decrease in the tax payable, and does not affect the determination of income for the period, similar to the accounting principles under the Brazilian Corporate Law. Accordingly, under US GAAP the deduction in the

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2003 and 2002

(In thousands of reais)

tax provision does not gross up the expenses, since under US GAAP the amortization of Goodwill is not recorded in the statements of operations. The additional capital paid is transferred to Capital upon the issuance of the shares.

m. Tax benefit

The Company recognized the tax benefit in the amount of R$50,520, as shown in Note 22, as a reduction of taxes expenses for fiscal 2003. This amount represents the participation of the Company in the total benefit recorded by the operating Companies in the amount of R$63,155. Under US GAAP, the difference of R$12,635 related to minority interest would also be included as a reduction of the tax expense with a corresponding increase in minority interest, without effect in the net income for the period.

n. Financial revenues

Accounting principles under the Brazilian Corporate Law require such amounts to be stated as part of operating profit. Under US GAAP, financial revenue is presented after operating profit in the statement of income.

o. Goodwill amortization

Accounting principles under the Brazilian Corporate Law require that the amortization of the deferred tax benefit related the goodwill amortization be stated as an appropriation of income for the year as other operating expenses. Under US GAAP, such amortization is shown as a reduction of the provision for income tax.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

Reconciliations of the differences between net income

(for the years ended December 31, 2001, 2002 and 2003) in Brazilian Corporate Law and US GAAP

(In thousands of Brazilian reais - R$)

	Note		2001	2002	2003
Net income as reported			65,530	118,574	207,545
Add/(deduct):
Indexation of property, plant and equipment, net	26	(e)	(6,965)	(2,797)	(2,661)
Different criteria for:
Capitalized interest	26	(a)	2,213	590	1,239
Amortization of capitalized interest	26	(a)	(4,183)	(4,491)	(4,437)
Pension plan	26	(b)	1,600	1,260	16,251
Hedging and derivative financial instruments	26	(j)	6,108	(29,135)	27,883
Pre-operational expenses (Blah!)	26	(k)	(5,268)	2,802	4,204
Reversal of gain on sale of Blah!	26	(k)	—	—	(12,571)
Deferred tax effect of the above adjustments			2,143	10,802	(10,364)
Minority interest in above adjustments			187	4,861	(4,215)

Net income under US GAAP			61,365	102,466	222,876

Basic and diluted earnings, in Reais per 20,000 thousand preferred and common shares
Before cumulative effect of accounting change			3.46	5.99	12.61
Cumulative effect of accounting change			0.19	—	—
Net income			3.65	5.99	12.61
Weighted average number of shares outstanding
Preferred shares			126,150,769	129,390,418	219,802,764
Common shares			210,029,997	212,745,880	133,646,352

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

Reconciliations of the differences in shareholders’ equity

(as of December 31, 2002 and 2003) in Brazilian Corporate Law and US GAAP

(In thousands of Brazilian reais - R$)

	Note		2002	2003
Total shareholders’ equity as reported			710,145	877,042
Add/(deduct):
Indexation of property, plant and equipment, net	26	(e)	10,892	8,231
Different criteria for:
Capitalized interest	26	(a)	30,801	32,040
Amortization of capitalized interest	26	(a)	(10,494)	(14,931)
Provision for loss on pension plan	26	(b)	(16,251)	—
Hedging and derivative financial instruments	26	(l)	(23,027)	4,856
Pre-operational expenses (Blah!)	26	(m)	(4,204)	—
Deferred tax effects of above adjustments			4,371	(10,267)
Minority interest in above adjustments			173	(4,042)

US GAAP shareholders’ equity			702,406	892,929

Supplementary information:
Total assets under US GAAP			1,428,348	1,561,629

Property, plant and equipment			1,305,674	1,598,689
Accumulated depreciation			(693,565)	(884,106)

Net property, plant and equipment			612,109	714,583

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002)

IN ACCORDANCE WITH US GAAP

(In thousands of Brazilian reais -R$)

			Capital reserves	Income reserves
	Share Capital	Additional paid in Capital	Share Premium	Legal Reserve	Statutory Reserve	Unrealized Income reserve	Realizable profit Reserve	Dividends reserve	Retained earnings	Total

Balances at December 31, 2000	108,843	—	204,068	13,255	87,154	69,996	—	—	105,102	588,418
Capitalization of reserves and retained earnings	77,211		(10,985)	—	—	—	—	—	(66,226)	—
Net income	—		—	—	—	—	—	—	61,365	61,365
Transfers to and from reserves (Note 17)	—		—	3,277	—	(69,996)	—	—	66,719	—
Dividends	—		—	—	—	—	—	14,825	(34,263)	(19,438)

Balances at December 31, 2001	186,054	—	193,083	16,532	87,154	—	—	14,825	132,697	630,345
Capitalization of reserves and retained earnings	102,389		(23,551)	—	—	—	—	—	(78,838)	—
Reduction of dividends reserve	—		—	—	—	—	—	(2,244)	—	(2,244)
Net income	—		—	—	—	—	—	—	102,466	102,466
Transfers to and from reserves (Note 17)	—		—	5,929	—	—	—	—	(5,929)	—
Dividends	—		—	—	—	—	—	—	(28,161)	(28,161)

Balances at December 31, 2002	288,443	—	169,532	22,461	87,154	—		12,581	122,235	702,406
Capital increase with reserves	25,180		(25,180)	—	—	—	—	—	—	—
Option exercised	86		—	—	—	—	—	—	—	86
Reduction of dividends reserve	—		—	—	—	—	—	(10,280)	—	(10,280)
Gain on sale of Blah!, net of taxes of R$4,274		8,294								8,296
Net income	—		—	—	—	—	—	—	222,876	222,876
Transfer to and from reserves (Note 21)	—		—	10,377	—	—	—	—	(10,377)	—
Dividends	—		—	—	—	—	—	—	(30,454)	(30,454)
Realizable profit reserve	—		—	—	—	—	18,838	—	(18,838)	—

Balances at December 31, 2003	313,709	12,570	144,352	32,838	87,154	—	18,838	2,301	281.166	892,929

See notes to consolidated financial statements.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

27. Additional disclosures required by US GAAP

a. Consolidated Statement of Cash Flow for the years ended December 31, 2000, 2001 and 2002

Accounting principles under the Brazilian Corporate Law require presentation of a statement of changes in financial position reflecting the sources and uses of funds. A statement of cash flows to complement the information disclosed under Brazilian Corporate Law is presented below:

	2001	2002	2003
Operating activities:
Net income	65,530	118,574	207,545
Adjustments to reconcile net income for the year to net cash provided by operating activities
Depreciation	155,367	179,472	184,574
Minority interests	21,511	38,547	45,635
Foreign exchange losses (gains) on loans	10,640	21,053	(27,187)
Losses on disposal of fixed assets	7,441	2,231	3,259
Gain on sale of Blah!	—	—	(12,570)
Allowance for doubtful accounts	44,578	46,729	57,410
Provision for contingences	1800	13,655	(6,443)
Equity loss of investee	1,888	4,288	3,250
Net effect on assets and liabilities for dilution of interest in investee	(4,500)	(755)	—
(Increase) in accounts receivable	(7,074)	(59,825)	(97,530)
(Increase) decrease in deferred and recoverable taxes	20,144	14,983	(65,757)
(Increase) decrease in other current assets	23,749	(3,789)	(5,323)
(Increase) decrease in other noncurrent assets	(6,007)	(1,739)	9,130
Increase (decrease) in payroll and related accruals	1,205	1,378	(1,342)
Increase (decrease) in accounts payable and accrued expenses	(4,959)	(7,067)	21,248
Increase (decrease) in taxes other than income taxes	11,891	8,313	6,919
Increase (decrease) in accrued interest	339	1,282	(11,086)
Increase (decrease) in other long term liabilities	—	(300)	—

	343,543	377,030	311,732

Investing activities:
Acquisition of property, equipment and plant	(129,790)	(74,014)	(158,098)
Proceeds from sale of Blah!	—	—	19,500
Investment in equity investee	(11,100)	—	—
Capitalized interest	(2,187)	(852)	(3,134)

	(143,077)	(74,866)	(141,735)

Financing activities:
Repayments of loans and hedging activities	(69,711)	(36,956)	(214,717)
Options exercised	—	—	86
Dividends paid	(11,564)	(23,061)	(31,668)

	(81,275)	(60,017)	(246,299)

Increase (decrease) in cash and cash equivalents	119,191	242,147	(76,302)
Cash and cash equivalents at beginning of year	53,075	172,266	414,413
Cash and cash equivalents at end of year	172,266	414,413	338,111

Supplemental disclosure of cash flow information
Interest paid	56,536	43,080	51,660
Income and social contribution tax paid	22,471	44,498	77,093
Non cash capital expenditures	2,187	852	134,933

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

b. Recent accounting pronouncements

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 143, “Accounting for Asset Retirement Obligations.” Statement No. 143 addresses the financial accounting and reporting for obligations and retirement costs related to the retirement of tangible long-lived assets. The provisions of Statement No. 143 were effective for fiscal years beginning January 1, 2003. The adoption of Statement 143 did not have a significant impact on the Company’s financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 amends existing accounting guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of. Among other provisions, the new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The provisions of SFAS 144 were effective for the Company’s fiscal year 2002. The adoption of SFAS 144 did not have a significant impact on the Company’s financial statements.

Effective January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 rescinds SFAS 4, which required that all gains and losses from extinguishment of debt be reported as an extraordinary item. Previously recorded losses on the early extinguishment of debts that were classified as an extraordinary item in prior periods have been reclassified to other income (expense), net. The adoption of SFAS 145 had no effect on the company’s consolidated financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS 144 or with exit or restructuring activities previously covered by Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 supersedes EITF 94-3 in its entirety. SFAS 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS 146 will be applied prospectively to exit or disposal activities that are initiated after December 31, 2002. SFAS 146 had no effect on the company’s consolidated financial position or results of operations

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. The transition and annual disclosure requirements of SFAS 148 are effective for the Company’s fiscal ending after December 15, 2002. SFAS 148 had no effect on Company’s results of operations or financial condition.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The adoption of these requirements had no effect on the company’s consolidated financial and disclosures.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied by foreign private issuers, like the Company, on the January 1, 2004 income statement for special purpose entities and on the December 31, 2004 balance sheet for non-special purpose entities. Management does not expect adoption of FIN 46 to have a material impact on the Company’s consolidated financial position, consolidated results of operations, or liquidity.

In May 2003, the Financial Accounting Standards Board issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. Statement No. 150 requires that certain financial instruments that are settled in cash, including certain types of mandatorily redeemable securities, be classified as liabilities rather than as equity. Statement No. 150 becomes effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. Management does not expect adoption of Statement No. 150 to have a material impact on the Company’s consolidated financial position, consolidated results of operations, or liquidity.

c. Pension and other post-retirement benefits

In December of 1999, the Company and the other companies which participate in the Sistel plan, reached an agreement to withdraw the active participants from the pension plan and establish a new plan for each of the companies. The parties agreed to allocate the plan assets based on an independent actuarial calculation. The allocation of the initial transition obligation and unamortized gains and losses was based on the projected benefit obligation (PBO) of each individual sponsor divided by the total PBO of Sistel at December 31,1999. The inactives employees of all the New Holding Companies which participated in the Sistel defined benefit pension plan remain as part of the multiemployer plan in Sistel. The postretirement benefit plans also remain as a multiemployer plan, however, Sistel will no longer subsidize life insurance premiums for inactive (retired) employees.

Following the creation of a separate defined contribution plan TIMPREV - NORDESTE on November 13, 2002, the Company has encouraged the transfer of the existing employees in the existing Tele Nordeste Celular defined PBS Plan to the new plan through the use of bonus incentives. The migration to the new plan is optional however, the bonus incentives offered by the Company expired on January 29, 2003. The effective date for the curtailment when the participants officially transferred to the new fund was February 28, 2003.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

The changes in the benefit obligation and plan assets, funding status on December 31, 2002 and 2003 for the pension plan for the active employees (PBS – Tele Nordeste Celular), and the annual pension cost of the active employees Company’s sponsored defined benefit plan pension in accordance with US GAAP, are as follows:

	2002	2003
Change in benefit obligation
Benefit obligation at beginning of year.	26,364	29,403
Service cost	1,655	507
Interest cost	2,959	1,229
Benefits paid and administrative expenses	(862)	(589)
Effect of Curtailment	—	(525)
Effect of Settlement	—	(22,205)
Actuarial losses / gains	(713)	545

Benefit obligation at end of year	29,403	8,365

Change in plan assets
Fair value of plan assets at beginning of year	26,512	34,137
Employer contribution	818	132
Plan participants’ contributions	712	100
Benefits paid and administrative expenses	(862)	(589)
Effect of Settlement	—	(22,206)
Actual return on plan assets	6,957	(27)

Fair value of plan assets at end of year	34,137	11,650

Funded status	4,734	3,286
Unrecognized net gains	(25,231)	(3,235)
Unrecognized net transitions obligation	4,246	355

Net amount recognized	(16,251)	406

The accumulated benefit obligation for all defined benefit pension plans was R$21,705 and R$8,064 at December 31, 2002 and 2003, respectively.

The composition of net periodic benefit costs for PBS – Tele Nordeste Celular plan for the years ended 31, 2001, 2002 and 2003 are as follow:

	2001	2002	2003
Service cost	1,573	1,655	507
Expected employee contribution	(689)	(592)	(41)
Interest cost	2,656	2,959	1,229
Expected return on plan assets	(3,300)	(3,918)	(1,818)
Net amortization	(533)	(545)	(339)

	(293)	(441)	(462)

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

The actuarial assumptions for 2002 and 2003 used in the computation of the funding status of the PBS-A-Sistel and PBS-Tele Nordeste Celular were the following:

	2002	2003
Actuarial assumptions as of December 31:
Discount rate for determining projected benefit obligations.	11.30%	11.30%
Rate of increase in compensation levels	8.15%	7.10%
Expected long-term rate of return on plan assets	14.45%	11.83%

The expected long-term rate of return for the plan assets was set up based on the pension portfolio’s past average rate or earnings, discussion with portfolio managers and comparisons with similar companies. The expected long-term rate of return is based on an asset allocation assumption of 15% to equities and 85% fixed income securities.

Plan Assets

Company and its subsidiaries’ pension plan weighted-average asset allocations at December 31, 2002 and 2003, by asset category are as follows:

	2002	2003
Equity securities	13%	14%
Debt securities	87%	86%

Total	100%	100%

The Sistel Tele Nordeste Celular Benefit Plan Investment Policy is addressed in the Equity Application Master Plan (PDAP), which sets forth the policy for application and management of funds supporting the Plan, with a view to meeting the profitability and social security goals in accordance with the related actuarial liability.

Based on the short, medium and long-term macroeconomic scenarios prepared by SISTEL, the PDAP sets out objectives, goals and restrictions as to the investment of plan funds, and determines and designs the strategic assignment of these funds in each segment and portfolio, as well as the assets that may be selected and the strategy to be adopted to manage these assets.

The assignment addressed in the PDAP sets forth the ceiling and floor limits to break down the asset portfolio into fixed-income and variable assets, as well as loans and financings to the members of the plan, taking into consideration the limits set forth in National Monetary Council Resolution No. 3121, apart from the criteria for selection of these assets.

The minimum actuarial rate forecast for the Plan consists of a profitability at least equal to INPC (Broad National Consumer Price Index) + 6% p.a.

Cash Flows

The Company expects to contribute R$121 to its pension plan in 2004.

As mentioned in the note 20, the Company and its subsidiaries changed their pension plan to a defined contribution pension plan, TIMPREV. Migration to this new plan was exercised through January 28, 2003 and

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

approximately 90% of the participants exercised their right to migrate to the new plan. TIMPREV became effective as of February 2, 2003. The following is a rollforward of the accrued post-retirement benefit liability for 2002 and 2003, including the effects of curtailment and settlement mentioned:

	2002	2003
Accrued liability at beginning of the year	(17,511)	(16,251)
Net periodic post-retirement benefits cost for the year	(441)	1,142
Actual company contribution during the year	818	131
Effect of curtailment	—	(3,214)
Effect of settlement	—	18,598

Accrued liability at end of the year	(16,251)	406

The effects of the curtailment and the settlement computed as of February 28, 2003 are demonstrated below:

PBS – Tele Nordeste Celular	Before Curtailment and Settlement	Effect of Curtailment	Effect of Settlement	After Curtailment and Settlement
1. Projected benefit obligation (PBO)	30,156	(525)	(22,206)	7,425
2. Plan assets at fair value	(34,908)	—	22,206	(12,702)

3. Funded status	(4,752)	(525)	—	(5,277)
4. Unrecognized items
(a) Initial transition obligation (asset)	4,144	(3,739)	—	405
(b) (Gain) & loss	(24,816)	—	18,598	(6,218)

5. Accrued / (prepaid) post-retirement benefit liability (3-(4a+4b))	15,920	3,214	(18,598)	536

A summary of the funding status of the Sistel (PBS-A Sistel) pension plan as of December 31, 2002 and 2003 for the multi-employer portion (inactive employees pension plan) is as follows:

	2002	2003
Funded status
Accumulated benefit obligation:
Vested	2,922,542	3,484,245
Projected benefit obligation	2,922,542	3,484,245
Fair value of plan assets to be allocated to the Company’s new plan	(3,684,883)	(4,163,102)

Projected obligation less than of assets	(762,341)	(678,857)

d. Concentration of risks

The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is fifteen days past due.

The Company maintains cash and cash equivalents with various financial institutions and, as a policy, limits exposure to any one institution. Concentration of credit risk with respect to accounts receivable is limited to Tele Norte Leste Participações S.A. as described in Note 25.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

In conducting its businesses, the Company is fully dependent upon the cellular telecommunications concession as granted by the Federal Government.

Approximately 20% of all employees are members of state labor unions associated with the Federação Interestadual dos Trabalhadores em Telecomunicações (“Fittel”). The Company negotiates new collective labor agreements every year with the local unions. The collective agreements currently in force expired in December 2003.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the Company’s operations.

e. Comprehensive income

Under US GAAP, the Company adopted SFAS Nº 130, “Reporting Comprehensive Income”. Comprehensive income is not different from net income under US GAAP.

f. Earnings per share

In these consolidated financial statements, information is disclosed per lot of twenty thousand shares, because each American Depositary Share (“ADS”) is equivalent to twenty thousands shares.

Since the preferred and common shareholders have different dividend, voting and liquidation rights, basic earnings per share has been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common shares according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributable and undistributable net income available to preferred shareholders and dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Net income available to preferred shareholders is the sum of the preferred dividends distributable net income and the preferred shareholders’ portion of undistributed net income.

Undistributed net income is computed by deducting preferred dividends and common dividends from net income. Undistributed net income is shared equally on a per share basis by the preferred and common shareholders. Options issued under the Company’s stock options plan are antidilutive for each of the years presented. Therefore, diluted earnings per share equals basic earnings per share.

Under the Company’s bylaws, if the Company is able to pay dividends in excess of the minimum requirement for preferred shareholders and the remainder of the net income is sufficient to provide equal dividends to both common and preferred shareholders, then the earnings per share will be the same for both common and preferred shareholders.

TELE NORDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais unless otherwise indicated)

The following table sets forth the computation of basic and diluted earnings per thousand of common shares:

	Year ended December 31,
	2001	2002	2003
Numerator:
Net income for the year under US GAAP	61,365	102,466	222,876
Net income available to preferred shareholders - numerator for basic and diluted earnings per thousand share	(38,338)	(63,715)	(138,603)

Net income available to common shareholders - numerator for basic and diluted earnings per thousand shares	23,027	38,751	84,273

Denominator:
Weighted-average outstanding shares (in thousands)
Common	126,150,769	129,390,418	133,646,352
Preferred	210,029,997	212,745,880	219,802,764
Earnings per 20,000 shares (basic and diluted)
Common shares	3.65	5.99	12.61
Preferred shares	3.65	5.99	12.61

28. Subsequent events (Unaudited)

On January 30, 2004, the Shareholders Extraordinary Meeting approved the merger of Telasa Celular S.A., Teleceará Celular S.A., Telepisa Celular S.A., Telern Celular S.A., Telpa Celular S.A. into Telpe Celular S.A., as part of a reorganization process approved by ANATEL in December 2003.

The reorganization was as a result of the migration from the Mobile Cellular Service (SMC) to Personal Mobile Service (SMP). This corporate reorganization aims at integrating the activities of these operating companies that belong to the same economic group, to allow increased synergy, expansion of Telpe Celular S.A. operations, reduction of expenses related to maintenance of six individual companies and concentration of liquidity of shares of Tele Nordeste Celular Participações S.A.’s subsidiaries.

ANNEX A

Information Derived from TSU’s Report on

Form 6-K Furnished to the SEC on July 21, 2004

Quarterly Financial Information

Tele Celular Sul Participações S.A.

Six-months period ended June 30, 2004

A free translation from Portuguese into English of Quarterly Financial Information prepared in Brazilian currency and in accordance with the accounting practices adopted in Brazil.

Balance Sheet—Assets (R$ thousand)

Description	06.30.2004	03.31.2004
Total assets	990,453	1,004,876
Current assets	4,815	37,987
Cash and cash equivalents	396	3,231
Banks	136	122
Marketable securities	260	3,109
Receivables	0	0
Inventories	0	0
Others	4,419	34,756
Recoverable taxes	73	533
Deferred taxes	3,607	3,572
Dividends	0	18,704
Interest on shareholders’ equity	0	11,405
Other current assets	739	542
Long-term assets	1,649	1,444
Other Receivables	1,639	1,444
Deferred taxes	1,639	1,444
Receivables from related companies	0	0
Associated companies	0	0
Subsidiaries	0	0
Other related companies	0	0
Other long-term assets	10	0
Judicial deposits	10	0
Permanent assets	983,989	965,445
Investments	983,932	965,384
In associated companies	0	0
In Subsidiaries	983,932	965,384
Others	0	0
Property, plant and equipment	57	61
Deferred charges	0	0

Balance Sheet—Liabilities and Stockholders’ Equity (R$ thousand)

Description	6.30.2004	3.31.2004
Total liabilities and shareholders’ equity	990,453	1,004,876
Current liabilities	8,181	41,218
Debt—current portion	0	0
Debentures—current portion	0	0
Suppliers	2,089	51
Taxes, charges and contributions	65	3
Dividends payable	3,847	40,373
Dividends	1,712	28,301
Interest on shareholders’ equity	2,135	12,072
Provisions	0	0
Accounts payable to related companies	1,523	260
Others	657	531
Salaries, social charges and benefits	637	511
Others	20	20
Long-term liabilities	4,820	4,249
Debt—long-term portion	0	0
Debentures—long-term portion	0	0
Provisions	4,820	4,249
Provision for pension plan	3,733	3,733
Provision for contingencies	1,087	516
Accounts payable to related companies	0	0
Others	0	0
Deferred income	0	0
Shareholders’ equity	977,452	959,409
Paid-up capital	456,266	369,163
Capital reserves	121,463	148,565
Revaluation reserves	0	0
Own assets	0	0
Associated/subsidiary companies’ assets	0	0
Revenue reserves	349,257	409,258
Legal	29,835	29,835
Statutory	0	0
Contingencies	0	0
Unrealized profits	0	0
Retention of profits	0	0
Special reserve for undistributed dividends	0	0
Other revenue reserves	319,422	379,423
Retained earnings/accumulated deficit	50,466	32,423

Statement of Operations (R$ thousand)

Description	04.01.2004 to 6.30.2004	01.01.2004 to 6.30.2004	04.01.2003 to 6.30.2003	01.01.2003 to 6.30.2003
Gross revenue from goods sold and services rendered	0	0	0	0
Deductions to gross revenue	0	0	0	0
Net revenue from goods sold and services rendered	0	0	0	0
Cost of goods sold and services rendered	0	0	0	0
Gross profit	0	0	0	0
Operating expenses/income	18,841	51,173	26,102	57,297
Selling	0	0	0	0
General and administrative	(279)	(364)	(2,027)	(4,256)
Financial, net	(43)	185	626	1,361
Financial income	233	683	1,059	1,988
Financial expenses	(276)	(498)	(433)	(627)
Other operating income	631	966	1,028	1,235
Other operating expenses	(1,468)	(2,606)	(1,238)	(2,161)
Equity interest in income of subsidiaries and associated companies	20,000	52,992	27,713	61,118
Operating profit (loss)	18,841	51,173	26,102	57,297
Non-operating results	(1,055)	(1,055)	0	0
Income	0	0	0	0
Expenses	(1,055)	(1,055)	0	0
Income (loss) before taxes and participation	17,786	50,118	26,102	57,297
Provision for income tax and social contribution	10	52	(3,723)	(6,616)
Deferred income tax	247	296	(813)	(450)
Statutory profit sharing and contributions	0	0	0	0
Profit sharing	0	0	0	0
Contributions	0	0	0	0
Reversal of interest over shareholders’ capital	0	0	0	0
Net income (loss) for the period	18,043	50,466	21,566	50,231
Number of shares (thousand), excluding treasury stock	363,758,622	363,758,622	356,478,472	356,478,472
Net income per share	0.00005	0.00014	0.00006	0.00014
Net loss per share	0	0	0	0

Notes to the Quarterly Information

(All amounts in thousands of reais unless otherwise indicated)

1. Operations

(a) History

Tele Celular Sul Participações S.A. was formed in accordance with article 189 of Law 9,472/97 – General Telecommunications Law and based on Decree 2,546/98, as a result of the split-up of Telecomunicações Brasileiras S.A. that was approved at the Shareholders’ Meeting held of Telecomunicações Brasileiras S.A. on May 22, 1998.

The Company is a listed entity directly controlled by Tim Brasil Serviços e Participações S.A. (previously Bitel Participações S.A.) which has a shareholding of 53% of the voting capital and 23.6% of the total capital.

The Company has the controlled ownership of TIM Sul S.A. (former Telepar Celular S.A.) that is a provider of mobile telephony services in the states of Paraná (except for Londrina and Tamarana), Santa Catarina and in the cities of Pelotas, Capão do Leão, Morro Redondo and Turuçu in the state of Rio Grande do Sul. The concessions will expire on September 3, 2007, September 30, 2008 and April 14, 2009, respectively. The concessions may be subsequently renewed for an additional period of 15 years by the granting authority, in an onerous basis.

(b) Corporate reorganization

Tele Celular Sul Participações S.A. (“TCS”) and Tele Nordeste Celular Participações S.A. (“TNC”), subsidiaries of TIM Brasil Serviços e Participações, issued significant information (Fato Relevante), stating that their Board Meeting authorized the Merger Agreement, through which TNC will merge into and with TCS. TNC provides mobile telephony services in the states of Pernambuco, Paraíba, Ceará, Rio Grande do Norte, Piauí e Alagoas.

TCS and TND believe that the merger will enable them to integrate the operations of the companies, which are under common control of TIM Brasil Serviços e Participações S.A., to take advantage of commercial and financial synergies. Such merger should also aggregate market liquidity, turning the Company more attractive to the shareholders.

2. Basis of Presentation of the Quarterly Financial Information

(a) Disclosure and issuance criteria

The parent company and consolidated quarterly financial information were prepared in accordance with the accounting principles adopted in Brazil, and the rules applicable to concessionaires of telecommunications public services.

Tele Celular Sul Participações S.A. is a publicly trade Company and has American Depository Receipts trade in the New York stock market. Based on that, it is subjected to the rules of the Security Exchange Commission (SEC). According to the SEC rules and aiming to provide information to the public, the Company simultaneously prepares information in Reais in Portuguese and in English.

(b) Consolidated Quarterly Financial Information

The consolidated quarterly financial information includes consolidated assets, liabilities and result of operations of the Company and its subsidiary.

The description of main consolidation procedures is as follows:

I. Elimination of assets and liabilities balances between the controlled consolidated subsidiary;

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

II. Elimination of investments, reserves and retained earnings of the subsidiary;

III. Elimination of revenues and expenses generated by transactions between the companies;

IV. Disclosure of the minority interest participation in the consolidated quarterly information.

3. Summary of Significant Accounting Principles

The significant accounting practices adopted in the preparation of the quarterly information of the Company and its subsidiary are consistent with those in the preceding periods:

(a) Marketable securities

Marketable securities represent transitory investments and are recorded at cost, in the short and long term assets, plus interest incurred up to the quarterly information date.

(b) Trade accounts receivable

It represents (i) services and products billed to customers, (ii) services rendered to customers up to the balance sheet date and not yet billed and (iii) amounts from the usage of the telecommunication network by subscribers of other telecommunications companies.

The allowance for doubtful accounts is recorded based on a periodic review by management which takes into consideration the customer base profile, the aging of overdue accounts. Management believes the provision amount is sufficient to cover estimated losses of the receivables.

(c) Inventories

Inventories primarily include cellular handset equipment which are stated at average acquisition cost net of the provisions for realization value adjustment, whenever applicable.

(d) Investments

It represents the permanent investments in subsidiary company, which is recorded based on the equity method and the goodwill of the additional shares acquired from TIM Sul S.A. and has been amortized for 10 years The accounting practices adopted by the subsidiary and affiliated company are consistent to the ones adopted by the Company.

Other investments are recorded at cost, net of provisions for realization value adjustment, when applicable.

(e) Property, plat and equipment

These are stated at purchase and/or construction cost, net of accumulated depreciation calculated on the straight-line method at the rates shown in Note 12, which take into consideration the useful lives of the assets.

Interest on loans to finance constructions in progress is added to their cost, in accordance with CVM Resolution 193/96.

The Company’s management reviews property, plant and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable, in order to record an impairment allowance for such assets.

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

(f) Deferred charges

It represents expenses incurred in connection with the implementation of data processing systems, net of accumulated amortization calculated according to the straight-line method over five years. Such costs represent direct developments costs associated with internal-use software, including external direct costs of materials and services, and payroll costs for employees devoting time to the software projects. Maintenance and training costs are expenses as incurred.

(g) Income tax and social contribution

These are calculated and recorded based on the effective tax rates prevailing on the date of the Quarterly Information. Deferred taxes are recorded on timing differences and on tax losses and negative social contribution bases, when applicable. Based on the Brazilian Tax Legislation, the fiscal losses related to income taxes and negative social contribution bases have no prescription time, and may be used to compensate future taxable income up to a limit of 30% of such taxable income.

(h) Foreign currency transactions

Transactions in foreign currency are recorded at the exchange rate at the date of the transaction. Foreign currency denominated assets and liabilities are translated into Brazilian Reais at the commercial selling exchange rate reported by the Central Bank of Brazil at each balance sheet date. Exchange gains and losses are recognized in the consolidated statement of income on a current basis.

(i) Provision for contingencies

The provision for contingencies is recorded based on estimates made by management taking into consideration the opinion of its in-house and external legal council, and is considered sufficient to cover losses and risks classified as probable.

(j) Provision for compensated absences

Vacations and other employee benefits are recorded as the employees earn them.

(k) Pass to other carriers

It represents amounts billed by the subsidiary TIM Sul S.A. to be transferred to other mobile telephone providers due to the use of long distance selection code of such providers, by TIM Sul S.A. customers.

(l) Revenue recognition

Wireless services revenue primarily includes monthly recurring charges (subscriptions), airtime (usage of telephone), normal and long distance utilization by the clients, roaming charges and the use of network by other carriers. Wireless services revenue is recognized based upon minutes of use processed and contracted fees, net of credits and adjustments for services discounts. Billings are monthly recorded and the revenues not billed between the billings date and the end of the month are estimated and recognized in the month the service was rendered. Revenues from prepaid services are recognized when the services are rendered to customers. Revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer or distributor.

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

(m) Financial income (expenses)

Financial income consists of interest earned, exchange gains and gains from financial investments. Financial expenses include interest expense, exchange losses, and gain/losses on swaps contracts, which are recognized on an accrual basis.

(n) Pension plan

The Company records the expenses related to its new pension plan, which is a defined contribution plan, TIMPREV (see note 19), as incurred. Additionally, the costs related to the defined benefit pension plan to the participants that did not migrated to the new plan, have been recognized based on the actuarial calculation performed as of December 31, 2003 and projected to June 30, 2004 and revealed an actuarial asset. Such asset was not recognized due to the unfeasibility of reimbursement of such earnings and considering that the contributions will not be reduced to the Company in the future

(o) Employees’ bonus performance premium

As the operating targets are met, the Company records a provision for employees bonus performance premium, subjected to approval by the Annual General Meeting of Shareholders. Such expenses are recorded as “costs of services rendered and product sold”, “selling expenses” and “general and administrative expenses”.

(p) Minority interest

The minority interest corresponds to the interest of the minority shareholders in the subsidiary.

(q) Use of estimates

The preparation of the quarterly information in accordance with accounting principles adopted in Brazil requires management to use estimates and assumptions concerning the amounts of recorded assets and liabilities and the disclosures of contingent assets and liabilities at the balance sheet date, as well as the estimation of revenues and expenses for the period. The actual results may differ from those estimates.

(r) Net income per share

These amounts are calculated based on the number of outstanding shares at the date of the quarterly information.

4. Marketable securities

	Parent Company		Consolidated
	06/2004	03/2004	06/2004	03/2004
Banco do Brasil S.A.	260	3,087	379,562	409,040
Banco Votorantim		—	8,145
Citibank			542	136
Bank Boston S.A.		22	—	5,462

	260	3,109	388,249	414,638

Short term	260	3,109	380,104	414,638
Long term	—	—	8,145	—

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

These are financial investments in Federal Government securities and banking deposits certificates (CDB), with due date from 2004 up to 2008, with average interest of 108% of the Interbank Deposit Certificate (CDI) rate. The CDI variation was 7.57% in the period.

The marketable securities can be redeemed at any time, without losses in the recognized profitability.

5. Accounts receivable

	Consolidated
	06/2004	03/2004
Services billed	57,086	52,790
Unbilled services	49,162	51,643
Network usage	98,794	88,045
Sales of handsets	95,693	76,790

	300,735	269,268
Allowance for doubtful account
Services billed	(10,103)	(9,343)
Sales of handsets	(257)	(605)
Network usage	(26,000)	(17,500)

	(36,360)	(27,448)
Total	264,375	241,820

The changes in the allowance for doubtful accounts were as following:

	06/2004	03/2004
Beginning balance	(27,448)	(18,456)
Provision debited as selling expenses	(8,912)	(8,992)

Ending balance	(36,360)	(27,448)

6. Inventories

	Consolidated
	06/2004	03/2004
New handsets, accessories, cards and kits	24,943	19,903
Used handsets	1,059	1,694
Provision for realization value adjustment	(1,017)	(1,381)

	24,985	20,216

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

7. Recoverable Taxes—current and long term

	Parent Company		Consolidated
	06/2004	03/2004	06/2004	03/2004
Recoverable taxes
Income tax
Prepayments	20	—	305	180
Withholding tax on financial investments	44	149	2,117	7,335
Withholding tax on interest over interest on shareholders’ capital	—	384	—	384
Social Contribution
Prepayments	9	—	123	77
VAT State (ICMS)	—	—	18,588	13,181
PIS/Cofins	—	—	8,975	2,617

	73	533	30,108	23,774

Current	73	533	18,309	15,823
Non-current	—	—	11,799	7,951

8. Deferred Taxes—current and long term

	Parent Company		Consolidated
	06/2004	03/2004	06/2004	03/2004
Deferred taxes
Loss carryfowards	3,531	3,548	44,101	47,158
Timing differences
Allowance for doubtful accounts	—	—	12,503	9,492
Amortization related to goodwill paid on privatization	—	—	4,504	4,504
Provision for contingencies	369	175	4,912	4,506
Employees bonus performance premium	76	23	848	458
Provision for pension plan	1,270	1,270	1,270	1,270
Provision for reduction to market value of inventories		—	346	469
Depreciation of lended handsets		—	5,831	5,228
Others		—	945	1,053
Tax benefit related to goodwill paid on privatization		—	103,184	109,501

Total	5,246	5,016	178,444	183,639

Current	3,607	3,572	60,403	57,250
Noncurrent	1,639	1,444	118,041	126,389

On June 30, 2004, the Company and its subsidiary had consolidated operating loss carry-forwards totaling R$129,678 and R$129,943 for income tax and social contribution purposes, respectively (R$138,600 and R$138,863 as of March 31, 2004). The loss carry-forwards have no expiration date and are available to offset up to 30% of the Companies’ future taxable income in given year.

The deferred tax asset related to goodwill paid on privatization is related to the future tax benefit arisen from de restructuring plan approved by the Extraordinary Shareholders General Meeting at June 30, 2000. In that date the goodwill paid by the shareholders in the privatization process was transferred to TIM Sul S.A., Telesc Celular S.A. and CTMR Celular S.A., being that the last two companies were merged into TIM Sul S.A. The counter-entry to the recognition of the tax benefit balance is recognized directly in shareholders equity as a capital reserve

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

and is being amortized with rates and amounts calculated based on the estimated future profitability and in the length time of the concessions, which will terminated in 2008. The goodwill amortization was recorded as “Other operating expenses”.

As of June 30, 2004, R$12,635 (R$12,653 at June 30, 2003) related to such goodwill were realized. Also under the terms of the restructuring, the effective tax benefit realized in each fiscal year will subsequently be capitalized in the name of the controlling shareholder, and minority shareholders are ensure the right to preference in the acquisition of a proportional amount of new capital from the controlling shareholder. The capital reserve recorded by the Company represents its rights to the future capitalization (see note 20-b).

Based on projections made by the Company, the deferred tax assets (long term) substantially comprised by tax credits related to losses carry-forward and goodwill paid in the privatization, will be realized as follows:

	06/2004
	Parent company	Consolidated
2005	1,639	34,151
2006	—	43,668
2007	—	25,403
2008	—	14,819

	1,639	118,041

9. Related parties transactions

a) Parent company

TIM Sul S.A.
Assets

Dividends and interest on shareholders’ equity 03/2004	30,109

Liabilities

Intercompany Loans – non current
06/2004	1,523
03/2004	260

Other information

Financial revenues
06/2004	433
06/2003	41

Financial expenses
06/2004	(83)
06/2003	(285)

Administrative services distributed
06/2004	6,912
06/2003	22,857

The Company operates in an integrated way with its subsidiary, TIM Sul S.A. and the normal costs of their operational and administrative structure are allocated to the subsidiary based on the proportion of the benefits

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

generated, which amounts are demonstrated as administrative services distributed. In the Company’s income statements, such amounts are allocated in different expenses and costs accounts.

b) Consolidated

	Related parties
	Tele Nordeste Partic. S.A.	Maxitel Celular S.A.	TIM Celular S.A.	TIM Brasil S.A.	Blah! S.A. Serviços e Comércio	Total
Assets

Other credits
06/2004	154	1,329	218	18		1,719
03/2004	18	24	244	275		561

Liabilities

Suppliers
06/2004	374		9,641		3,231	13,246
03/2004	44	65	6,892	—	6,362	13,363

Other information

Other revenues
06/2004	268	135				403
06/2003	291	256				547

Cost of services and selling expenses
06/2004	(409)	(504)	—	—		(913)
06/2003	(344)	(373)	—			(717)

The related parties transactions were made using usual market conditions, and mainly summarize loans to affiliates and subsidiaries, with annual interest rates of 101.2% of the Brazilian Interbank rate, as well as corporate, operating and administrative costs allocation.

10. Judicial deposit (consolidated)

	Consolidated
	06/2004	03/2004
Convênio ICMS 69/98	11,653	11,555
Others	5,923	3,479

	17,576	15,034

The judicial deposits of R$11,653 (R$11,555 as of March 31, 2004), represent mainly the lawsuit questioning the ICMS (VAT State) Agreement 69/98. The Company, based on its legal advisor opinion, believes that will win this cause; therefore it did not constitute a contingency reserve for this amount.

The remaining judicial deposit refers to civil and fiscal laws.

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

11. Investments

	Parent company		Consolidated
	06/2004	03/2004	06/2004	03/2004
Investments
Subsidiary	973,272	954,328	—	—
Other	10,660	11,056	10,680	11,075

	983,932	965,384	10,680	11,075

Information of investments in the subsidiary TIM Sul S.A.

	06/2004	03/2004
Participation in the number of shares (in thousands)
Common	6,239,890	6,088,748
Preferred	6,290,000	6,104,514

Interest in the capital	81.73%	81,32%
Shareholders’ equity	1,163,687	1,139,421
Goodwill reserve (see note 20.b)	121,463	148,565
Net income of the period	64,839	40,572
Equity investment in subsidiary	52,992	32,992
Investment balance	973,272	954,328

12. Property, Plant and Equipment—Consolidated

		06/2004			03/2004
	Annual depreciation rate %	Cost	Accumulated depreciation	Net	Net
Automatic commutation equipment (switches)	14.29	297,556	(155,956)	141,600	126,530
Automatic transmission equipment	14.29	926,249	(622,366)	303,883	293,386
Handsets lent to customers	50.00	31,399	(24,604)	6,795	6,436
Network infrastructure	33.33	187,589	(85,485)	102,104	99,423
Software and hardware	20.00	47,170	(29,706)	17,464	18,834
Others	10.00	12,205	(6,956)	5,249	4,311
Intangible assets	20.00	61,858	(23,930)	37,928	39,775
Use license	20.00	17,557	(3,778)	13,779	14,724

Property, plant and equipment		1,581,583	(952,781)	628,802	603,419
Construction in progress		59,931	—	59,931	66,339

TOTAL		1,641,514	(952,781)	688,733	669,758

(a) Interest capitalization

On June 30, 2004, it was capitalized in Property, Plant and Equipment an amount of R$2,673 (R$1,201 as of March 31, 2004) related to financing of debt transactions contracted to finance certain assets in construction.

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

(b) Leases

The Company leases equipment and facilities under many operating agreements with different terms, which can be terminated without cost. During the period of six months period ended on June 30, 2004 and 2003 the consolidated lease expenses under those agreements were R$4,938 and R$3,727, respectively.

(c) Recoverability of property, plant and equipment

The Company and its subsidiary TIM Sul S.A. plan started the implementation and the operation of the GSM technology in its service network during the third quarter of 2003. Taking in consideration that the subsidiary will keep both technologies in operation, none adjustment to the Company’s fixed assets was considered necessary as a result of the introduction of the new GSM technology, due to an eventual non-recoverability of the assets associated with the services provided by TDMA technology.

(d) Usage license

At July 2003 the Company acquired the grant of Radiofrequence blocks of use authorizations of the Grant General Plan sections – PGO, associated at the service authorization of the SMP – Personal Movel Service.

The authorization is valid during the period of the render service of the SMP – Personal Movel Service, as described at the note “1-a”, and has been amortized in this period.

As allowed, the Company opted for paying the amount in a single installment, twelve month after the signature of the agreement. The balance is subject to interest of 1% per month and was accounted under the “Usage license” in current liabilities.

13. Deferred charges (consolidated)

	06/2004	03/2004
Software development costs	91,703	91,703
Accumulated amortization of software development costs	(65,993)	(61,463)

	25,710	30,240

14. Accounts payable

	Parent Company		Consolidated
	06/2004	03/2004	06/2004	03/2004
Suppliers	2,089	51	204,696	163,860
Network usage service	—	—	13,727	15,924

	2,089	51	218,423	179,784

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

15. Debt – Consolidated

	06/2004	03/2004
Foreign currency—United States dollars
Supplier—Subject to exchange variation and interest of 7.3% p.a. These transactions were swapped to CDI.	889	1,777

Eximbank – refers to a direct financing with the Export and Import Bank of the United States (EXIMBANK), subject to exchange variation and interest of 7.03% p.a. This transaction was swapped to CDI.	11,586	11,180

	12,475	12,957

Local currency
BNDES – Banco Nacional de Desenvolvimento Econômico e Social. The financing is comprised by 68% subjected to the TJLP rate (9.75% p.a as of June 30, 2004) plus spread of 4% p.a. The remaining 32% is subject to exchange variation of “UMBNDES” plus the BNDES’ international average rate (6.60% p.a. as of June 30, 2004), plus spread of 4% p.a. This financing was swapped to CDI.	49,790	54,192

	49,790	54,192

Total debt	62,265	67,149

Current	31,983	32,003
Non current	30,282	35,146

Maturity dates of non current portion

06/2004
2005	10,156
2006	19,605
2007	521

30,282

The BNDES loans are subject to certain covenants covering EBITDA margin, debt coverage, coverage of net financial expenses and indebtedness. The Company and its subsidiary was in compliance with all the restrictive clauses at June 30, 2004.

The Company guarantees all the debt of its subsidiaries.

16. Salaries and related charges

	Parent Company		Consolidated
	06/2004	03/2004	06/2004	03/2004
Salaries	60	102	1,866	1,713
Social charges	116	115	2,793	2,422
Labor provisions	417	254	7,551	5,287
Other	44	40	514	523

	637	511	12,724	9,945

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

17. Taxes and contributions payable—current and non-current

	Parent Company		Consolidated
	06/2004	03/2004	06/2004	03/2004
Income tax	—	—	—	2,459
Social contribution tax	—	—	—	1,323
ICMS	—	—	104,059	110,573
PIS	11	—	768	805
COFINS	51	—	3,547	3,713
Fistel Fee	—	—	2,271	1,597
FUST	—	—	599	508
FUNTTEL	—	—	299	254
Other	3	3	7	31

	65	3	111,550	121,263

Current	65	3	69,060	71,136
Non current	—	—	42,490	50,127

Maturity dates of non current portion

06/2004
2005	16,178
2006	21,845
2007	4,467

42,490

The subsidiary TIM Sul S.A., entered into an agreement with the Paraná State to defer ICMS tax to be paid in 48 months after the respective generating event. This benefit was granted by the State of Paraná through the “Programa Paraná Mais Emprego” (Paraná Program for More Employment).

18. Contingencies provision

The Company and its subsidiaries are a party to certain legal proceedings (labor, fiscal and civil) arising in the normal course of their business, and has recorded provisions when management believes that it can reasonably estimate probable losses, based on their legal advisors. For the lawsuits estimated by the lawyers as favorable to the Company, none provision was recorded, including the “Convênio ICMS 69/98” lawsuit, as described in the note 10.

The provision for contingencies are composed as follows:

	Parent Company		Consolidated
	06/2004	03/2004	06/2004	03/2004
Civil	327	332	8,209	8,118
Fiscal	—	—	3,529	2,529
Labor	760	184	2,888	2,605

	1,087	516	14,446	13,252

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

Civil claims

The provision for civil claims represents claims filed by former customers in connection with billing disputes and moral damages indemnity and other civil damages.

Fiscal claims

In December 2003, TIM Sul S.A. received assessments from the state of Santa Catarina tax authorities with respect to ICMS (VAT State), totaling R$25,479. The Company is currently in discussions with the tax authorities. The assessments primarily relate to disputes as to the applicability of ICMS taxes over certain services provided by the Company. Based on the opinion of internal and external legal counsel the management concluded that the probable losses to be incurred will be R$3,500, which was accrued.

Labor claims

The provision for labor claims represents management’s estimate of probable losses in relation to the various suits filed by former employees.

19. Pension Plan

The Company is sponsoring a defined benefits pension plan to a group of employees from the former Telebrás system, under the administration of the Fundação Sistel de Seguridade Social – Sistel, as the result of the legal provisions established at the time of privatization of that company in July 1998.

Considering that in 1999/2000, the sponsors of the plans administered by SISTEL had already negotiated conditions for the creation of individualized retirement plans for each sponsor, maintaining the joint and several aspect only for the participants already assisted under such condition at January 31, 2000, the Company, during the year 2002, as occurred with other companies originating from the former Telebrás System, started the actions for the formatting of a Defined Contribution Plan, which would meet the most modern standards of social security practices in the private sector and that would permit a migration possibility to the employees linked to SISTEL.

On November 13, 2002, through Notification 1,917 CGAJ/SPC, the Secretary of Complementary Pension approved the new pension plan, from now on called Regulations of the Benefit Plan TIMPREV, in the Defined Contribution modality, providing new conditions for the granting and maintenance of benefits, as well as the rights and obligations of the Plan Administration Entity, the Sponsors, the Participants and their respective beneficiaries.

The majority or 90% of the participants of the prior plans migrated to the new plan up to January 29, 2003, which was dead line for the migration to the new plan.

In the new modality, the normal contribution of the sponsor corresponds to 100% of the basic contribution of the participant, while the administration entity of the TIMPREV will assure, as per the terms and conditions of the approved regulations, the benefits listed below, not assuming the responsibility for granting any other benefit even if the official social security grants it to its beneficiaries:

•	Regular retirement pension

•	Anticipated retirement pension

•	Disability pension

•	Deferred proportional benefit

•	Death pension

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

However, as there was not a complete migration of the employees to TIMPREV, the pension and health care plans originated from the Telebrás system continue to exist and are summarized below:

PBS: Sistel pension plan, which has the characteristic of a defined benefit plan and includes the active employees that were part of the plans sponsored by the companies comprised by Telebrás system;

PBS Assistidos: multi-employer pension plan for inactive employees;

Convênio de Administração: agreement for management of pension payments to retirees and those receiving pensions of the predecessor to the Company and its subsidiaries (Telecomunicações do Paraná S.A.).

PAMEC: supplementary medical plan for employees and to the retirees of the predecessor to the Company and its subsidiaries (Telecomunicações do Paraná S.A.)

PBT: defined benefit pension plan for the retirees of the predecessor to the Company and its subsidiaries (Telecomunicações do Paraná S.A.).

PAMA: shared-cost medical plan for retired employees and their dependents.

The Company also sponsor, as successor in the partial spin-off of Telecomunicações do Paraná S.A., the supplementary pension plan established in 1970 under a Collective Agreement ratified by the Atypical Contractual Relationship Agreement entered into by the Company and labor unions representing the then existing professional categories.

20. Net equity—Company

(a) Capital

The Company is authorized to increase its capital, through approval by a shareholders’ meeting, up to the limit 700 billion of common or preferred shares, without the need to maintain the proportion between the shares, but keeping the legal limit of 2/3 (two thirds) for issuing preferred shares without voting rights.

The limit to increase the Company’s capital will be increased based on approval of an Extraordinary General Meeting, when the capital was fully utilized or when the difference between such limit and the subscribed capital was not sufficient to guarantee the capitalization plan for the year.

On May 6, 2004, the Shareholders’ Meeting approved a capital increase of R$27,102, through the issuing of 2,745,851,522 common shares and 4,534,299,224 preferred shares with no par value on behalf of TIM Brasil Serviços e Participações S.A. (prior Bitel Participações S.A.). This capital increase was made using the tax benefit from the goodwill amortization due to the partial spin-off of Tele Celular Sul Participações S.A. For the minority shareholders, it assured the right of capitalization, considering the same conditions applied to the majority shareholder, in order to maintain its minority interest.

The subscription price per 1,000 shares was R$3.0520 for the common shares and R$4,1290 for the preferred shares.

At the same Sharehoders’ Meeting, the shareholders approved another capital increase. As permitted by Brazilian Corporate Law, the capital increase was accomplished by transferring amounts from retained earnings, income reserve totaling R$60,000. No capital shares were issued.

At June 30, 2004, capital was represented by the following shares with out nominal value:

	Common	Preferred	Total
Quantity (in million of shares)	137,198,693	226,559,929	363,758,622
Amount (R$)	172,090	284,176	456,266

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

On June 30, 2004 the Company’s common and preferred shares were quoted at Bovespa—São Paulo Stock Exchange at R$3.21 and R$3.98, respectively, in thousand of shares.

(b) Capital reserve—special goodwill reserve

This reserve was generated by the corporate restructuring implemented in 2000 (see note 8). A portion of this reserve which corresponds to the benefit for the year can be, at the end of each fiscal year, capitalized in favor of the majority shareholder with the issuing of new shares. The respective capital increase should respect the preference of the minority shareholders, in the proportion of its participation, by species and class of shares at the time of issuance. The amounts paid for exercising this right will be paid to the majority shareholder, in accordance with the Instruction CVM 319/99.

(c) Legal reserve

Brazilian companies are required to appropriate 5% of their annual net income to a legal reserve until that reserve equals 20% of paid-up share capital, or 30% of nominal paid-up share capital plus capital reserves; thereafter, appropriations to this reserve are not compulsory. This reserve can only be used to increase capital or offset accumulated losses.

(d) Dividends

The dividends have been calculated in accordance with the Company’s by Laws and with Brazilian Corporate Law.

According to the Company’s by Laws, the Company should distributes as minimum dividends at each fiscal year ending December 31, considering there are available funds for distribution, a total amount equivalent to 25% of the adjusted net income. The preferred shares are also entitled to preferential, noncumulative dividends calculated as the greater of (i) 6% of their nominal capital value or (ii) 3% of net equity per share as per the latest approved balance sheet. Further, the preferred shares are entitled to priority over the common shares in the case of liquidation.

(e) Income reserve for expansion

This reserve is constitute as determined by Instruction CVM 59/86 to be used in the expansion of the Company’s networking.

(f) Stock option plan

At May 2 2001, the Company shareholders approved an employee stock option plan, with the following objectives:

i) to retain the services and advice of key employees, upon whose judgment, initiative and efforts the Company depends;

ii) to make available to key employees certain compensatory arrangements based on market value increase; and

iii) to align generally the interests of key employees and the interests of shareholders.

The Board of Directors may authorize future capital increases, within the limit of the authorized capital, with the issuance of preferred shares for the benefit of the directors and key officers. The amount of shares that may be issued under the stock option plan is limited to 1.5% of the Company’s capital stock on May, 2001. The total shares granted to this plan are 4,073,000.

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

The option exercise price per 1,000 Preferred Shares was set at R$4.27, the closing price of 1,000 Preferred Shares at the São Paulo Stock Exchange (“Bovespa”), on May 2, 2001. The stock option plan has a four-year term and will expire in 2005. No option may be exercised after four years from the date it was granted.

The options may not be exercised before one year from the date they are granted. The exercise of the option may occur in the end of the fourth year after the granted date, but can be accelerated depending upon the achievement of certain results, which are based on certain EBIT (earnings before interest and taxes).

Up to June 30, 2004, none option granted to the Company’s key employees was exercised. At June 30, 2004, the closing price per 1,000 preferred shares was set as R$3.98 (R$4.28 at March 31, 2004) at the São Paulo Stock Exchange, which price was lower than the option exercise price per 1,000 preferred shares at the granted date. When the exercise of the options by the employees occurs, the Board of Directors should approve the respective capital increase. Such increase will only be recognized when the capital had been paid-in.

21. Statement of Changes in Shareholders’ Equity for the Period

Balance at December 31, 2003	926,986
Net income for the period	50,466
Balance at June 30, 2004	977,452
Net equity book value per thousand of shares (in Reais)	2.69

22. Net Operating Revenue

	Consolidated
	06/2004	06/2003
Revenues from telecommunication services
Subscriptions	113,742	110,598
Usage	245,603	239,877
Long distance	58,123	—
Use of network	233,966	192,112
Other services	43,941	19,896

	695,375	562,483
Sale of products	188,742	88,697

	884,117	651,180
Gross revenues

Deduction from Gross revenues
Taxes	(166,333)	(126,895)
Discounts	(60,013)	(17,925)
Other	(11)	(46)

	(226,357)	(144,866)

	657,760	506,314

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

23. Cost of Services Rendered and Goods Sold

	Consolidated
	06/2004	06/2003
Salaries and social contribution charges	(4,923)	(4,782)
Third-party services	(17,520)	(12,921)
Interconnection	(72,118)	(78,324)
Depreciation and amortization	(88,742)	(83,759)
Cost of goods sold	(176,066)	(85,597)
Other	(3,361)	(2,281)

	(362,730)	(267,664)

24. Selling Expenses

	Consolidated
	06/2004	06/2003
Salaries and social contribution charges	(15,160)	(11,454)
Third-party services	(84,693)	(54,372)
Allowance for doubtful accounts and provision for losses	(17,904)	(3,423)
Loss with accounts receivable	(12,046)	(7,096)
Fistel	(23,346)	(13,835)
Depreciation and amortization	(5,197)	(7,064)
Other	(4,591)	(1,431)

	(162,937)	(98,675)

25. General and Administrative Expenses

	Parent Company		Consolidated
	06/2004	06/2003	06/2004	06/2003
Salaries and social contribution charges	(86)	(3,004)	(8,384)	(11,991)
Third-party services	(211)	(1,057)	(26,601)	(23,511)
Depreciation and amortization	(8)	(8)	(16,333)	(12,621)
Other	(59)	(187)	(2,763)	(3,057)

	(364)	(4,256)	(54,081)	(51,180)

During the three-months period ended June 30, 2004, the Company and subsidiary paid R$1,105 (R$1,245 at June 30, 2003) to management members.

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

26. Other Operating Income

	Parent Company		Consolidated
	06/2004	06/2003	06/2004	06/2003
Fine over telecommunication services	—	—	2,261	1,767
Received bonus	—	—	4,965	149
Prescriptive dividends	619	787	1,015	1,317
Others	347	448	2,875	2,530

	966	1,235	11,116	5,763

27. Other Operating Expenses

	Parent Company		Consolidated
	06/2004	06/2003	06/2004	06/2003
Expenses
Amortization of goodwill	—	—	(12,635)	(12,653)
Provision for contingencies	(835)	—	(2,583)	(953)
Other expenses	(1,771)	(2,161)	(4,079)	(10,966)

	(2,606)	(2,161)	(19,297)	(24,572)

28. Income Tax and Social Contribution

The provision for income tax is calculated at the rate of 15%, plus an additional 10% on taxable income. The provision for social contribution is calculated at the rate of 9% on income before income tax, adjusted in accordance with current tax legislation.

The current and deferred income tax and social contribution are comprised as follows:

	Parent Company		Consolidated
	06/2004	06/2003	06/2004	06/2003
Current income tax	38	(4,849)	(20,130)	(8,516)
Current social contribution	14	(1,767)	(7,368)	(3,114)
Deferred income tax	217	(331)	5,422	(3,976)
Deferred social contribution	79	(119)	1,952	(1,434)

	348	(7,066)	(20,124)	(17,040)

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

Reconciliation of the taxes recorded in the income statement is as follows:

	Parent Company		Consolidated
	06/2004	06/2003	06/2004	06/2003
Income tax
Income before taxes	50,118	57,297	82,436	82,020
Interest on shareholders’ equity received		23,989	—	—
Interest on shareholders’ equity paid	—	—	—	(5,511)
Equity result	(51,937)	(61,118)	—	3,090

Basis of calculation	(1,819)	20,168	82,436	79,599

Standard rate—25%	455	(5,042)	(20,609)	(19,900)

Permanent differences
Goodwill amortization	—	(198)	5,929	5,929
Others	(200)	60	(64)	1,480

	(200)	(138)	5,865	7,409
	255	(5,180)	(14,744)	(12,491)

Social contribution
Income before taxes	50,118	57,297	82,436	82,020
Interest on shareholders’ equity received		23,989	—	—
Interest on shareholders’ equity paid	—	—	—	(5,511)
Equity results	(51,937)	(61,118)	—	3,090

Basis of calculation	(1,819)	20,168	82,436	79,599

Standard rate—9%	164	(1,815)	(7,419)	(7,164)

Permanent differences
Goodwill amortization	—	—	2,135	2,135
Others	(71)	(71)	(96)	480

	(71)	(71)	2,039	2,615
	93	(1,886)	(5,380)	(4,549)

Total income tax and social contribution	348	(7,066)	(20,124)	(17,040)

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

29. Financial Instruments

The Company and its subsidiary carry out operations involving financial instruments with the aim of reducing risks relating to market, foreign exchange and interest rates. Such risks are controlled through specific policies, the establishment of operating strategies and limits, and other techniques for monitoring the positions.

The estimated market value of the financial instruments, primarily cash and cash equivalents, trade accounts receivable, and short-term financing instruments, approximates its book value because of the short maturity of those instruments.

On June 30, 2004, the Company and its subsidiary invested their financial resources mainly in investments backed by Certificados de Depósito Interbancário (CDIs—Interbank Deposit Certificates), recorded as Marketable Securities. There are no financial assets indexed to a foreign currency.

The estimated fair value of long-term loans and financings are based on interest rates as of June 30, 2004 for transactions with similar characteristics, as below.

	Book Value	Market Value
Long-term loans and financing	62,265	62,302

(a) Loans and financing

Fair values of loans and financing demonstrated above are determined based on future cash flow and interest rates applicable to similar transactions, in same conditions and risks or based on the market quotations for such operations. On June 30, 2004, the total liabilities denominated in United States dollars totaled R$12,475 (R$12,957 at March 31, 2004).

In addition to those financial instruments, the subsidiary Tim Sul S.A. has Swap Contracts between US Dollars and mix of currencies (BNDES) to CDI, in the amount of R$1,276 (R$203 on March 31, 2004), with due dates between 2004 and 2007. On June 30, 2004, the Company had a loss in its Swap agreements in the amount of R$1,003 (R$497 on March 31, 2004), which was recorded as financing expenses and a contra account of loans and financing.

(b) Limitations

The market values were estimated at a certain period, based on significant market information. Changes in assumptions may affect significantly the estimates presented.

(c) Risk factors

The risk factors affecting the Company’s instruments are the following:

(i) Exchange and interest rates risk

The exchange and interest rates risk relate to the possibility of the Company computing losses resulting from fluctuations in exchange and interest rates, thus increasing debt balances of loans obtained in the market and the corresponding financial charges. In order to mitigate this kind of risk, the Company carries out hedge contracts with financial institutions.

Notes to the Quarterly Information—(Continued)

(All amounts in thousands of reais unless otherwise indicated)

At June 30, 2004, a portion of Company loans was denominated in U.S. dollars and 100% of the loans were covered by hedge contracts. The income or loss resulting from these hedge contracts is charged to operating results.

The Company is also a part in agreements that allow it to effectively pay interest at fixed rates on some of its debts contracted in variable interest rates.

(ii) Credit operating risk

The risk is related to the possibility of the Company computing losses originating from the difficulty of collecting the amounts billed to customers, which are represented by traders of prepaid telephone cards and distributors of cellular equipment. In order to have this risk reduced, the Company performs credit analyses to assist the risk management in respect to collection problems and monitors the accounts receivable from subscribers, blocking the telephony ability in case customers do not pay their bills. With respect to distributors, the Company maintains individual credit limits, based on potential sales analysis, risk history and risk with collection problems. The Company generally does not require collateral from its customers.

(iii) Credit risk related to the sale of telephone sets

The Company’s policy for the sale of telephone sets and distribution of prepaid telephone cards is directly related to the risk of credit levels accepted during the normal course of business. The selection of partners, the diversification of the accounts payable portfolio, the monitoring of loan conditions, the positions and limits of requests established for traders, the constitution of real guarantees are procedures adopted by the Company to minimize possible collection problems with its commercial partners.

(iv) Financial credit risk

The risks related to the possibility of the Company computing losses originating from the difficulty in realizing its short-term investments and hedge contracts. The Company and its subsidiaries minimize the risk associated to these financial instruments by investing in well-reputed financial institutions.

There is no concentration of available resources of work, service, concessions or rights that have not been mentioned above that could, if eliminated suddenly, severely impact the operations of the Company.

30. Insurance coverage

As of June 30, 2004, the Company presents insurance cover against fire and various risks for the inventories and fixed assets, based on amounts considered sufficient to cover eventual losses, considering management assessment of the risks and amounts involved.

The amount insured against robbery of the inventories is of R$10,800.

CONSOLIDATED BALANCE SHEET (In Thousands of Reais)

Description	6.30.2004	3.31.2004
Total assets	1,650,689	1,639,295
Current assets	769,709	778,563
Cash and cash equivalents	384,987	419,412
Banks	4,883	4,774
Marketable securities	380,104	414,638
Receivables	264,375	241,820
Receivables from customers	264,375	241,820
Inventories	24,985	20,216
Other current assets	95,362	97,115
Recoverable taxes	18,309	15,823
Deferred taxes	60,403	57,250
Prepaid expenses	14,361	21,894
Advances to suppliers	1,140	1,134
Other	1,149	1,014
Long-term assets	155,857	149,659
Other receivables	129,840	134,340
Recoverable taxes	11,799	7,951
Deferred taxes	118,041	126,389
Receivables from related companies	0	0
Associated companies	0	0
Subsidiaries	0	0
Other related companies	0	0
Other	26,017	15,319
Judicial deposits	17,576	15,034
Marketable securities	8,145	0
Other	296	285
Permanent assets	725,123	711,073
Investments	10,680	11,075
In associated companies	0	0
In Subsidiaries	0	0
Other	0	0
Property, plant and equipment	688,733	669,758
Deferred charges	25,710	30,240

CONSOLIDATED BALANCE SHEET (In Thousands of Reais)

Description	6.30.2004	3.31.2004
Total liabilities and shareholders’ equity	1,650,689	1,639,295
Current liabilities	391,871	392,535
Debt—current portion	31,983	32,003
Debentures—current portion	0	0
Suppliers	218,423	179,784
Taxes, charges and contributions	69,060	71,136
Dividends payable	5,808	48,760
Interest on shareholders’ equity	3,476	16,037
Dividends payable	2,332	32,723
Provisions	0	0
Payable to related companies	0	0
Other	66,597	60,852
Salaries, charges and social benefits	12,724	9,945
Use License	17,633	17,241
Pass to other carriers	28,571	24,487
Deferred revenue	7,320	8,906
Other liabilities	349	273
Long-term liabilities	90,951	102,258
Debt	30,282	35,146
Debentures	0	0
Provisions	18,179	16,985
Provision for pension plan	3,733	3,733
Provision for contingencies	14,446	13,252
Payable to related companies	0	0
Other	42,490	50,127
Taxes and contributions payable	42,490	50,127
Deferred income	0	0
Minority interest	190,415	185,093
Shareholders’ equity	977,452	959,409
Paid-up capital	456,266	369,163
Capital reserves	121,463	148,565
Revaluation reserves	0	0
Own assets	0	0
Associated/subsidiary companies’ assets	0	0
Revenue reserves	349,257	409,258
Legal	29,835	29,835
Statutory	0	0
Contingencies	0	0
Unrealized profits	0	0
Retention of profits	0	0
Special reserve for undistributed dividends	0	0
Other revenue reserves	319,422	379,423
Retained earnings/accumulated deficit	50,466	32,423

Consolidated Statement of Operations

Description	04.01.2004 to 6.30.2004	01.01.2004 to 6.30.2004	04.01.2003 to 6.30.2003	01.01.2003 to 6.30.2003
Gross revenue from goods sold and services rendered	462,325	884,117	333,723	651,180
Deductions to gross revenue	(120,324)	(226,357)	(74,032)	(144,866)
Net revenue from goods sold and services rendered	342,001	657,760	259,691	506,314
Cost of goods sold and services rendered	(199,582)	(362,730)	(147,838)	(267,664)
Gross profit	142,419	295,030	111,853	238,650
Operating expenses/income	(113,719)	(212,003)	(75,713)	(156,780)
Selling	(87,040)	(162,937)	(49,437)	(98,675)
General and administrative	(30,803)	(54,081)	(24,281)	(51,180)
Financial, net	5,571	13,196	9,134	14,974
Financial income	17,360	35,316	41,912	74,945
Financial expenses	(11,789)	(22,120)	(32,778)	(59,971)
Other operating income	7,914	11,116	3,777	5,763
Other operating expenses	(9,361)	(19,297)	(12,604)	(24,572)
Equity interest in income of subsidiary and associated companies	0	0	(2,302)	(3,090)
Operating profit (loss)	28,700	83,027	36,140	81,870
Non-operating results	(614)	(591)	19	150
Income	522	548	19	150
Expenses	(1,136)	(1,139)	0	0
Income (loss) before taxes and participation	28,086	82,436	36,159	82,020
Provision for income tax and social contribution	(9,955)	(27,498)	(5,946)	(11,630)
Deferred income tax	4,178	7,374	(2,029)	(5,410)
Statutory profit sharing and contributions	0	0	0	0
Participation	0	0	0	0
Profit sharing	0	0	0	0
Contributions	0	0	0	0
Reversal of interest attributed to shareholders’ capital	0	0	0	0
Minority interest	(4,266)	(11,846)	(6,618)	(14,749)
Net income (loss) for the period	18,043	50,466	21,566	50,231
Number of shares (thousand), excluding treasury stock	363,758,622	363,758,622	356,478,472	356,478,472
Net income per share	0.00005	0.00014	0,00006	0,00014
Net loss per share

Comments on consolidated performance—second quarter/2004

Market

The Company ended the second quarter of 2004 with 2,417,793 subscribers, being 480,516 pos-paid subscribers and 1,937,477 pre-paid subscribers, which represent a 33.5% increase in the total subscribers in relation to the second quarter of 2003.

The Company achieved the same coverage of TDMA technology with the GSM technology, less than one year after the beginning of the implementation of the GSM in August 2003. This fact anticipated in six months the estimated period considered by the Company management. Therefore, the 256 municipalities covered by the TDMA are also covered by the GSM technology, taking its services to 82% of the total population in its concession area.

Additionally, the Company estimates the total penetration in 30% and also estimates that serves approximately 51.4% of the total cellular lines in operation within in its region.

Operating Revenue

	R$ thousands
	2nd quarter/2003	2nd quarter/2004	1st semester/2003	1st semester/2004
Handset sales	60,059	111,669	88,697	188,742
Usage	110,715	125,287	239,877	245,603
Subscription	56,024	56,084	110,598	113,742
Use of network	97,172	117,094	192,112	233,966
Long distance	0	28,611	0	58,123
Other	9,753	23,580	19,896	43,941
Gross revenue	333,723	462,325	651,180	884,117
Taxes and other deductions	(74,032)	(120,324)	(144,866)	(226,357)
Net revenue	259,691	342,001	506,314	657,760

During the second quarter of 2004, the Company’s gross revenue amounted to R$462.3 million, an increase of 38.5% when compared to the second quarter of 2003. The main reasons were: a) the increase in 33.5% in the number of subscribers; b) increase in the handsets sales; c) increase of 159.8% in the value-added services, which includes short messaging services, multimedia message services (MMS), voice mail, call waiting, call forwarding, conference calling services, chats, among others.

At July 6, 2003 the Company introduced the CSP Program—Programa de Código de Seleção de Prestadora, or Telecommunication Service Provider Selection Code, which will allow the subscribers to choose the long distance carriers on a per call basis. The choice of the companies to the cellular phone calls is determined by the SMP—Serviço Móvel Pessoal, or the Permanent Communication Service with which the Company has been operating since December 2002.

Beginning in the third quarter of 2003, due to the new tariff structure implemented to the SMP, the Long Distance Service Revenue has been recorded, which replaced part of the VC1 (calls originated by client into his service record area to people at the same service record area) and VC2 (calls originated by client in one record area to another record area, but inside the same Covered Area) revenues.

Costs and Operating Expenses

	R$ thousands
	1st quarter/2003	1st quarter/2004	1st semester/2003	1st semester/2004
Cost of goods sold and services rendered	106,160	154,770	183,905	273,988
Costs of services rendered (1)	50,044	47,270	98,308	97,922
Cost of goods sold	56,116	107,500	85,597	176,066
Selling expenses (1) e (2)	40,830	69,794	81,092	127,790
General and administrative expenses (1)	17,409	22,692	38,559	37,748
TOTAL	164,399	247,256	303,556	439,256

(1)	Depreciation and amortization not included
(2)	Allowance for doubtful account expenses not included

During the quarter ended June 30, 2004, the costs and operating expenses totaled R$247.2 million, representing an increase of 50.4% in when compared to the second quarter of 2003. The main reason for the increase were: a) related the increase in the number of subscribers (33.5%); b) the increase in volume of handsets sold (390.9 thousand handsets as of June 30, 2004 and 171.3 thousand in the same period of 2003; and c) increase in the selling expenses related to the increase in the commission expenses over sales and FISTEL fee, due to the significant increase in the number of subscribers in the period.

The depreciation and amortization expenses amounted to R$62.3 million, including goodwill amortization, compared with R$58.4 million in the second quarter of 2003.

EBITDA

During the second quarter of 2004, EBITDA, by the international concept (operating result before net financing expenses, excluding depreciation and amortization) was R$85.4 million. The EBITDA margin was 32.4% over net services revenues, which impact was basically related to the increase of selling costs due to the increase in the number of subscribers, and the expenses related to the GSM technology.

	R$ thousands
	2nd quarter/2003	2nd quarter/2004	1st semester/2003	1st semester/2004
Net revenues	259,691	342,001	506,314	657,760
Operating income	36,140	28,700	81,870	83,027
Depreciation and amortization	51,682	55,552	103,444	110,272
Goodwill amortization—capitalization	395	395	790	790
Goodwill amortization—privatization	6,335	6,318	12,653	12,635
Equity	2,302	0	3,090	—
Financing revenues	(41,912)	(17,360)	(74,945)	(35,316)
Financing expenses	32,778	11,789	59,971	22,120
EBITDA	87,721	85,394	186,873	193,528
EBITDA Margin—over Total Revenues	33.6%	25.0%	36.9%	29.4%
EBITDA Margin—over Services Revenues	40.9%	32.4%	42.8%	36.8%

Net Income

During the second quarter, net income was R$18.0 million. Net income per thousand share was R$0.05 compared with 0.06 for the same period in the prior year.

Indebtedness

On June 30, 2004 the debt of the Company was R$62.3 million comparing with net cash and cash equivalent of R$330.9 million.

During the second quarter of 2004, a net financing income of R$5.6 million was recorded, which source is basically related to the reduction of the indebtedness and the remuneration of the cash and cash equivalents.

During this quarter the capital expenditures were R$70.1, totaling R$113.1 million in the semester, which were basically related to the implementation of the GSM overlay.

Capital market

Tele Celular Sul Participações S.A. ended the second quarter of 2004 with its common and preferred shares valuing at Bovespa at R$3.21 and R$3.98 per 1,000 shares, respectively. The book value per share per 1,000 shares was R$2.69.

At the New York stock market (NYSE), the Company’s ADRs (American Depository Receipt) were valued at US$12.90 at the last day of the quarter.

Other Information

As determined by a specific regulation of CVM—Comissão de Valores Mobiliários (381/03) or the Brazilian Securities and Exchange Commission, we inform that for the period of six months ended June 30, 2004, our auditors Ernst & Young Auditores Independentes S.S. or any of its related parties, did not provided other services, except audit services.

Selected Financial Data

	2nd quarter/2003	2nd quarter/2004	1st semester/2003	1st semester/2004
Total subscribers	1,811,681	2,417,793	1,811,681	2,417,793
Pos-paid	526,554	480,316	526,554	480,316
Pre-paid	1,285,127	1,937,477	1,285,127	1,937,477
Estimated population in the region (million)	15.0	15.4	15.0	15.4
Municipalities covered	255	256	255	256
Estimated penetration (TSU)	20%	30%	20%	30%
Investments (million)	R$23.79	R$70.07	R$28.92	R$113.15
Total employees	972	1,035	972	1,035

ANNEX B

Information Derived from TND’s Report

on Form 6-K Furnished to the SEC on July 22, 2004

Quarterly Financial Information

Tele Nordeste Celular Participações S.A.

Six-months period ended June 30, 2004

Tele Nordeste Celular Participações S.A.

Balance sheets

June 30, 2004

(In thousands of reais)

	Company		Consolidated
	06.30.04	03.31.04	06.30.04	03.31.04
Assets
Current assets
Cash and cash equivalents	38	21,157	294,709	324,092
Trade accounts receivable	—	—	242,160	218,863
Inventories	—	—	22,905	20,861
Recoverable taxes	2,718	2,017	75,241	78,396
Deferred income and social contribution taxes	802	1,161	53,046	53,879
Dividends and interest on shareholders’ equity	—	9,169	—	—
Other assets	111	1,155	22,790	29,831

	3,669	34,659	710,851	725,922

Noncurrent assets
Recoverable taxes	—	—	19,899	17,869
Deferred income and social contribution taxes	3,926	3,926	81,567	87,862
Loan to subsidiaries	388	3,579	388	—
Other assets	52	51	3,751	3,665

	4,366	7,556	105,605	109,396

Permanent assets
Investments	966,076	937,688	—	—
Property, plant and equipment	2,005	2,272	652,988	655,599

	968,081	939,960	652,988	655,599

Total assets	976,116	982,175	1,469,444	1,490,917

Liabilities and shareholders’ equity

Current liabilities
Trade accounts payable	434	1,514	130,132	130,611
Loans	—	—	41,450	40,374
Taxes payable	404	410	40,570	37,903
Salaries and vacations payable	326	4,685	10,965	9,079
Dividends and interest on shareholders’ equity	5,032	43,949	10,775	51,430
Use license	—	—	23,334	22,708
Other liabilities	24	415	39,663	31,237

Noncurrent liabilities	6,220	50,973	296,889	323,342

Loans	—	—	20,387	20,077
Loan to subsidiaries	14,743	2,622	—	—
Provision for contingencies	48	47	8,932	8,714

Other liabilities	14,791	2,669	29,319	28,791

Minority interests	—	—	188,131	210,251

Shareholders’ equity
Paid in capital	428,237	318,248	428,237	318,248
Capital reserve	119,172	144,352	119,172	144,352
Profit reserves	141,131	141,131	141,131	141,131
Retained earnings	266,565	324,802	266,565	324,802

	955,105	928,533	955,105	928,533

Total liabilities and shareholders’ equity	976,116	982,175	1,469,444	1,490,917

See accompanying notes

Tele Nordeste Celular Participações S.A.

Statements of income

For the period of six months ended June 30, 2004

(In thousands of reais)

	Company		Consolidated
	06.30.04	06.30.03	06.30.04	06.30.03
Gross revenue from services and sales
Telecommunication services and sale of goods	—	—	671,551	634,080
Deductions	—	—	(161,458)	(140,446)

Net revenue	—	—	510,093	493,634
Cost of goods sold and services rendered	—	—	(231,551)	(238,130)

Gross profit	—	—	278,542	255,504
Operating revenues (expenses):
Selling expenses	—	—	(133,276)	(115,200)
General and administrative expenses	(4,482)	(4,964)	(44,571)	(42,569)
Equity pickup from subsidiaries	81,000	67,642	—	(1,771)
Other operating income (expenses)	(10)	839	(12,221)	(5,668)

Lucro operacional antes dos resultados financeiros	76,508	63,517	88,474	90,296

Financial expenses	(764)	(3,444)	(11,503)	(33,417)
Financial income	821	576	30,844	52,639
Variações cambiais, líquidas	—		(1,047)	(417)

Lucro operacional	76,565	60,649	106,768	109,101

Nonoperating income (expenses)	(4,109)	36	(4,152)	1

Income before taxes on income and reversal of interest on own capital	72,456	60,685	102,616	109,102

Income and social contribution taxes	1,068	2,641	(13,614)	(27,504)

Income before minority interests	73,524	63,326	89,002	81,598

Minority interests	—	—	(15,478)	(18,272)

Net income for the period	73,524	63,326	73,524	63,326

Net income per thousand shares—R$	0.20	0.18

Number of shares at end of period (thousands)	365,777,580	357,827,736

See accompanying notes.

Notes to quarterly information for the quarter ended June 30, 2004

(In thousands of reais, unless otherwise stated)

1 Operations

Tele Nordeste Celular Participações S.A. was incorporated on May 22, 1998, through spin-off of certain assets and liabilities of TELEBRÁS, based on the balance sheet as of February 28, 1998, in connection with the privatization process of the telecommunications sector in Brazil.

Tele Nordeste Celular Participações S.A. is a publicly traded corporation controlled by Tim Brasil Serviços e Participações S.A., which holds 53.48% of voting capital and 23.87% of total capital.

The subsidiaries of Tele Nordeste Celular Participações S.A. were concessionaires of Mobile Cellular Telephone Services (“SMC”) and other activities necessary or requisite to perform these services. Under the Authorization Terms, executed between those subsidiary companies and National Telecommunications Agency (ANATEL) at December 10, 2002, those subsidiaries were authorize to engage in Personal Mobile Services (“SMP”) in the geographic area of the subsidiaries for an indefinite period, and the referred to Authorization Terms superseded the concession agreements.

The business activities of subsidiary operators, including the services they may provide and the maximum tariff rates to be charged are regulated by ANATEL, the regulatory agency for Brazil’s telecommunications industry, in compliance with Law No. 9,472 of July 16, 1997 and the respective regulations.

2 Corporate Reorganization

a) The Millennium Project

At the time the controlling shareholder of Tele Nordeste Celular Participações S.A. acquired its common shares participation, resulting from the privatization process, it paid an amount in addition to the accounting value of the common shares, thus characterizing a premium. In the first quarter of 2000, Tele Nordeste Celular Participações S.A. and its controlling shareholder started a corporate reorganization for the transfer of this premium to its subsidiary operators in order to benefit of the tax deductibility resulting from the premium amortization.

As the first phase of the corporate restructuring, the premium was transferred to Tele Nordeste Celular Participações S.A. by means of a two-step process, involving the formation by the controlling shareholder of a new subsidiary to which the premium was transferred and later on the merger by absorption of this new subsidiary into Tele Nordeste Celular Participações S.A. on April 3, 2000. These two steps were completed on April 28, 2000, at which date they were approved by the Extraordinary Shareholders’ General Meeting.

In the second phase, Tele Nordeste Celular Participações S.A. performed a spin-off, by which the subsidiary operators incorporated the respective participation in the premium. This second phase was approved by the Board of Directors of Tele Nordeste Celular Participações S.A. on May 30, 2000 and by the Extraordinary Shareholders’ General Meeting of each subsidiary on June 30, 2000.

The accounting records kept for corporate and tax purposes resulting from the corporate restructuring process described above present specific accounts related to premium, provision, respective amortization and reversal of the recorded provision and tax credit, the balances of which are as follows:

	Consolidated
	06.30.04	03.31.04
Premium incorporated for investment acquisition, net of accumulated amortization	302.414	320.929
Provision for shareholders’ equity integrity, net of reversals	(199.593)	(211.813)

Tax benefits	102.821	109.116

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

The premium was recorded under the financial precept of expected future profitability and is being amortized over a 10-year period, as per the appraisal report prepared by a specialized firm. In view of the Company’s projected operating results, the amortization of the first two years was at the annual rate of 4%, whereas the remaining balance is being amortized on a straight-line basis over the remaining 8 years, in consonance with the appraisal report. During the current year, there were no changes in the Company’s management expectation in relation to the amortization period established.

The provision for integrity of net equity represents approximately 66% of premium net of amortization. The purpose of this provision is to preserve the flow of income distribution to shareholders, allowing premium amortization to become neutral in relation to the flow of dividends to be paid in the future.

In order to provide a better presentation of the financial statements, the net amount of premium less the provision of R$ 102,821, that, in essence, represents the tax credit balance, was classified in the balance sheet under current assets (R$ 25,181) and noncurrent assets (R$ 77,640) as deferred income and social contribution tax credits. Amortization of premium and the reversal of the provision are recorded, respectively, as other operating expenses and other operating income.

b) Merger of operators

The corporate restructuring process consisted, substantially, of the merger of Telasa Celular S.A., Teleceará Celular S.A., Telepisa Celular S.A., Telern Celular S.A., Telpa Celular S.A. into Telpe Celular S.A In December 2003, the subsidiary operators applied to ANATEL for previous approval of this restructuring process, considering their migration from Mobile Cellular Telephone Services (“SMC”) to Personal Mobile Communications Service – PCS (“Serviço Móvel Pessoal – SMP”).

At January 30, 2004, the Explanatory Record of Merger for Telasa Celular S.A., Teleceará Celular S.A., Telepisa Celular S.A., Telern Celular S.A. and Telpa Celular S.A., the operators to be merged into Telpe Celular S.A., was approved. At that same date, the respective accounting entries for the merger of net assets of such operators were posted in the accounting books of Tim Nordeste Telecomunicações S.A (former Telpe Celular S.A.).

This corporate restructuring is aimed at integration of the activities performed by those operators which belong to the same economic group, enabling better use of synergies, the expansion of Telpe Celular S.A.’s operations, the decrease in expenses with maintenance of six distinct legal entities, and concentrated liquidity of shares of the subsidiary operators of Tele Nordeste Celular Participações S.A.

3 Presentation of the Quarterly Information—Company and Consolidated

The consolidated quarterly information was prepared in accordance with the accounting practices adopted in Brazil and the specific standards issued by the Brazilian Securities Commission (CVM).

Certain reclassifications have been made to the June 30, 2003 income statement accounts for conformity and consistency with current year presentation.

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

4 Summary of Significant Accounting Practices (Parent Company and its Subsidiaries)

Complying with the accrual basis of accounting, the Company and its subsidiaries adopt the following accounting practices:

a. Consolidated financial statements

The consolidated financial statements include the quarterly information of Tele Nordeste Celular Participações S.A. and its subsidiary TIM Nordeste Telecomunicações S. A in which the Company holds an equity interest of 81.82% (79.05% at March 31, 2004).

The consolidation process includes the following principal procedures:

a.	Elimination of intercompany asset and liability balances;

b.	Elimination of participation in subsidiaries’ capital, reserves and retained earnings;

c.	Elimination of intercompany income and expense balances and unearned income arising from intercompany transactions;

d.	Identification of minority interests in the consolidated financial statements.

e.	Reclassification of the income tax incentive recorded by the subsidiary operator as capital reserve into income for the year.

b. Cash and cash equivalents

Consists of bank account balances and short-term investments. The latter are stated at cost plus earnings to the balance sheet date.

c. Trade accounts receivable

Accounts receivable from telecommunication service subscribers are stated at the tariff rate in effect on the date the service is rendered. They also include amounts receivable from services rendered but not billed up to the balance sheet date as well as receivables arising from the sale of cellular telephones.

d. Allowance for doubtful accounts

It is set up at an amount considered sufficient to cover any adventitious losses arising on collection of accounts receivable, taking into consideration the risks involved.

e. Inventories

Comprising mainly cellular telephones for resale, are valued at average cost, net of a provision for adjustment to market value, when applicable.

f. Investments

Investments in subsidiaries and affiliates are valued at the equity method, and their accounting practices are in line with those of the parent company.

g. Property, plant and equipment

Property, plant and equipment are recorded at acquisition or construction cost, less accumulated depreciation. Expenditures incurred with repair and maintenance costs are capitalized when representing

Notes to quarterly information for the quarter ended March 31, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

improvements (increase of installed capacity or extended estimated useful life), otherwise they are charged to operating results, observing the accrual basis. Interest on loans financing construction in progress is capitalized and depreciated over the estimated useful life of the asset item. The recovery of property, plant and equipment through operations is reviewed annually.

Depreciation is calculated by the straight-line method at rates that take the estimated useful life of the assets into consideration, as shown in Note 9.

h. Income and social contribution taxes

The operator, under Incorporation Reports (“Laudos Constitutivos), issued at March 31, 2003, by the Northeast Development Agency (ADENE), became a beneficiary of the tax incentive whereby: (i) a reduction of 75% of the income tax and surtaxes not refundable is granted for a period of 10 years from 2002 to 2011, calculated on the operating income (“lucro da exploração”) arising from the implementation of the Company’s installed capacity for providing digital mobile communications services; and (ii) reduction of 37.5%, 25% and 12.5% of the income tax and surtaxes refundable is granted for fiscal years 2003, 2004 to 2008 and 2009 to 2013, respectively, calculated on the operating income (“lucro da exploração”) arising from the implementation of the Company’s installed capacity for providing analogic mobile communications services.

At the operator, taxes are calculated and accounted for at the rate in effect at the date of preparation of the quarterly information, according to the accrual basis. The value corresponding to the income tax reduction benefit previously mentioned is recorded as a reduction in the provision for income tax payable, against Capital reserve – tax incentive, in shareholders’ equity.

Deferred income and social contribution taxes arising from temporary differences and tax losses are recorded in current and noncurrent assets, according to their expected realization date, and are reviewed annually.

The tax credit resulting from merger of the spun off assets of Tele Nordeste Celular Participações S.A. into its subsidiaries is being realized over a 10-year period.

i. Loans and financing

Loans and financing include interest accrued to the balance sheet date. As mentioned in Note 10, the subsidiary Company has hedge contracts that effectively convert liabilities denominated in U.S. dollars into obligations denominated in reais, in order to protect themselves against an unexpected devaluation of the real in relation to the U.S. dollar. Hedge operation gains and losses are shown in the statement of operations on the accrual basis, at contracted rates.

j. Provision for contingencies

It is set up based on management’s expectations, supported by the legal advisors’ opinion, at amounts judged sufficient to cover probable losses and risks.

k. Recognition of operating income

Income derived from services rendered and from the sale of cellular telephones is recorded according to the date the services are rendered or the sale made. The telecommunication cellular services comprise the subscription, use of network and other services rendered to subscribers and other telecommunication operators. Services rendered in the period between the billing dates up to the end of each month are estimated and recognized as income in the month the service is rendered.

Notes to quarterly information for the quarter ended March 31, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

Prepaid telecommunication services are recognized on the accrual basis in the period they are used based on the effective use recorded in each period.

l. Financial instruments

The Company estimates, based on the relevant market information available or other evaluation techniques, the fair value of the financial instruments, including the hedge instruments, at the balance sheet date.

m. Use of estimates

The preparation of the Company’s and consolidated quarterly information requires management to make estimates and establish assumptions that may affect the amounts disclosed in the financial statements and corresponding notes. The actual results may differ from these estimates.

n. Income per 1,000-share lot

Income per 1,000-share lot is calculated based on the number of outstanding shares at the balance sheet date.

5 Transactions with Related Parties

Significant transactions with subsidiary Tim Nordeste Telecomunicações S.A. are represented by loans, and were carried out under normal market conditions.

	06.30.04	03.31.04
ASSETS
Noncurrent	—	3.579
Other rights	—	3.579
Dividends and interest on shareholders’ equity	—	9.169
LIABILITIES
Noncurrent	14.743	2.622
Other obligations	3.666	—
Loan	11.077	2.622
EXPENSES	226	97
Financial expenses	226	97
INCOME	174	109
Financial income	174	109

Loans relate to intercompany loan agreements bearing charges equivalent to 104% of the monthly variation of the Interbank Certificate Deposits (CDI) rate.

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

6 Trade Accounts Receivable

	Consolidated
	06.30.04	03.31.04
Services billed	126.495	109.688
Unbilled services	36.812	34.417
Network use	84.440	77.612
Sale of goods	38.386	34.803

	286.133	256.520
Allowance for doubtful accounts	(43.973)	(37.656)

	242.160	218.864

Current	140.362	123.001
Past due up to 60 days	89.757	78.804
Past up over 60 days	56.014	54.715

	286.133	256.520

7 Deferred income and social contribution taxes

The Company and its subsidiaries, based on the expectation of future taxable income generation, recognizes tax credits on tax losses for the prior years, which do not have expiration term and whose offsetting is limited to 30% of the annual taxable income.

Deferred income and social contribution tax credits are represented as follows:

	Company		Consolidated
	06.30.04	03.31.04	06.30.04	03.31.04
Credit from the merger (Note 2 and 4h)	—	—	102.821	109.116
Allowance for doubtful accounts	—	—	13.914	12.643
Employees’ profit sharing	162	627	470	1.332
Tax losses	2.887	2.887	2.887	3.684
Loan for use depreciation—complement	—	—	9.280	8.957
Social contribution tax loss carryforward	1.039	1.039	1.039	1.223
Provision for contingencies	16	16	3.036	2.963
Other provisions	624	518	1.166	1.823

	4.728	5.087	134.613	141.741
Short-term	(802)	(1.161)	(53.046)	(53.879)

Long-term	3.926	3.926	81.567	87.862

According to the projections prepared by the Company’s management, the long-term deferred income and social contribution taxes existing at June 30, 2004 will be realized over the following years:

	Company	Consolidated
2005	3,926	12,590
2006	—	25,180
2007	—	25,180
2008	—	18,617

	3,926	81,567

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

The reconciliation of income and social contribution tax expense calculated by the application of the combined tax rates and the amounts charged against the operating results for the period in 2004 is shown below:

	Company		Consolidated
	06.30.04	06.30.03	06.30.04	06.30.03
Income before taxes on income	72.456	60.685	102.617	109.102
Combined tax rate	34%	34%	34%	34%

Income and social contribution taxes due	24.635	20.633	34.890	37.095
Additions (deductions):
Provision for shareholders’ equity integrity	—	—	(8.310)	(8.310)
Equity pickup	(27.540)	(22.998)	—	602
Sudene tax incentive	—	—	(13.858)	—
Other	1.837	(276)	893	(1.883)

	(25.703)	(23.274)	(21.275)	(9.591)
Income and social contribution taxes charged (credited) to operating results for the period	(1.068)	(2.641)	13.615	27.504

8 Investments (Company)

Participation in subsidiary TIM Nordeste Telecomunicações S.A.

	06.30.04	03.31.04
Capital	508.799	483.618
Number of shares held (000)
Common	10.637.233	11.151.333
Preferred	13.142.412	18.072.405
Participation (%)	81,82%	79,05%
Shareholders’ equity without the special premium reserve	1.034.823	1.003.376

Net income for the period	85.140	52.228

Equity pickup	81.000	48.371

Investment	846.692	793.124
Special premium reserve	119.384	144.564

Investment	966.076	937.688

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

9 Property, plant and equipment

	Average annual depreciation rate (%)	Company		Consolidated
		06.30.04	03.31.04	06.30.04			03.31.04
		Net balance	Net balance	Cost	Accumulated depreciation	Net balance	Net balance
Assets and installations in service
Switching equipment	14.29	—	—	167.903	(111.222)	56.681	59.274
Transmission equipment	14.29	—	—	806.664	(526.583)	280.081	176.337
Terminal equipment	12.5 to 50	5	6	99.437	(68.539)	30.898	22.421
Infrastructure	4 to 20	191	137	96.736	(29.432)	67.304	42.597
Assets for general use	10 to 20	925	1.046	66.825	(40.544)	26.281	24.604
Software	20	725	864	259.650	(99.889)	159.761	89.503

		1.846	2.053	1.497.215	(876.209)	621.006	414.736
Land		—	—	1.318	—	1.318	1.318
Assets and installations in progress		159	219	30.664	—	30.664	239.545

		2.005	2.272	1.529.197	(876.209)	652.988	655.599

a) Construction in progress

Work in progress comprises TDMA (Time Division Multiple Access) and GSM (Global System for Mobile Communications) technology-based equipment in implementation and/or installation stage in the Company’s subsidiary operator, as a result of the greater investment intensity in this technology aimed to provide immediate service response in the capital cities located in the operator’s area.

b) Lease

The Company’s subsidiary operator leases equipment used in its sites under operational contracts maturing on different dates, which can be canceled without need of indemnity.

c) Property, plant and equipment recoverability

The Company’s subsidiary operator began implementing the GSM technology on its service network in the second half of 2003, as a complement to its current TDMA technology. Considering that both technologies should be kept in operation by the subsidiaries up to June 30, 2004, no adjustment to property, plant and equipment was deemed necessary as a result of the GSM technology implementation.

d) Use license

In July 2003, the Company’s subsidiaries were granted a License of Use of Radio Frequency Blocks in connection with “Plano Geral de Outorgas – PGO”, related to the authorization for providing Personal Mobile Communications Service – PCS (“Serviço Móvel Pessoal – SMP”).

The referred to authorization is valid for the remaining period of the License for providing Personal Mobile Communications Service, which is the amortization period of the mentioned asset.

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

The amount owed for the grant will be adjusted based on the IGP-DI (General Price Index – Internal Availability) issued by the Getúlio Vargas Foundation (FGV), as from the grant date until the effective payment date, in case the payment occurs within 12 months from the date of the Grant Agreement, plus 1% monthly interest. Considering the Company’s decision to settle the balance due over 12 months, the restated balance of R$ 23,334 was reclassified into “Other liabilities” in noncurrent liabilities.

10 Loans and financing

	Consolidated
	06.30.04	03.31.04
Foreign currency:
Loan in the amount of US$ 50,000,000, bearing interest based on the Libor rate for 3 months + 1.625% p.a., subject matter of a hedging operation for which the rate is 100% of the CDI monthly variation to final maturity	61.837	60.451

Short-term amortizable amount	(41.450)	(40.374)

Long-term amortizable amount	20.387	20.077

The loan from the European Bank of Investment has financial covenants that are monitored quarterly. The financial covenants value the changes in the relation between the EBITDA and the net financial expenses as well as the changes in net revenue. The Company complies with these covenants.

Loans are guaranteed by promissory notes in the amount of principal and interest due and by sureties of Tele Nordeste Celular Participações S.A.

The long-term loan portion matures up to 2005.

The Company entered into hedge operations aimed protecting itself from the possible risk of the Brazilian real being devalued against the U.S. dollar. The amount of the hedge contract outstanding at the balance sheet date is R$ 61,837 and the operation matures at the same date of the loan contract.

11 Provision for Contingencies

	Company		Consolidated
	06.30.2004	03.31.2004	06.30.2004	03.31.2004
Labor	48	47	1.098	1.113
Tax	—	—	3.535	3.508
Civil	—	—	4.299	4.093

	48	47	8.932	8.714

12 Shareholders’ Equity

a) Capital

The authorized capital of Tele Nordeste Celular Participações S.A. is 700,000,000,000 shares, according to the Company’s bylaws.

At June 30, 2004, subscribed and paid-up capital is represented by 365,777,579,651 (359,268,489,643 at March 31, 2004) registered shares, of which 137,776,428,847 (135,324,667,924 at March 31, 2004) are common and 228.001.150.804 (223,943,821,719 at March 31, 2004) are preferred, all without par value.

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

Preferred shares have no voting rights, except in limited circumstances, but they are assured of priority in reimbursement of capital, without premium, and in the payment of minimum noncumulative dividends of 6% a year, on the amount resulting from the division of subscribed capital stock by the total number of Company shares.

b) Capital reserve—Special premium reserve

This reserve was set up during the corporate reorganization process as stated in Note 2, against net assets merged and represents the amount of future tax benefits resulting from premium amortization. The special reserve portion corresponding to the tax benefit obtained may be capitalized at the end of each fiscal year on behalf of the controlling shareholder, with new issue of shares. The respective capital increase will be subject to preference rights of the minority stockholders, in proportion to their shareholdings, by type and class, at the time of issue, and the amounts payable over the year in connection with this right must be delivered directly to the controlling shareholder.

c) Income reserves

Statutory reserve

This represents the remaining balance of net income after paying minimum compulsory dividends and the preferred shares priority dividends, limited to 80% (eighty percent) of the capital of the Company, and aimed to expand its businesses.

Unearned income reserve

At December 31, 2003, the Company recorded an unearned income reserve from the equity investment portion not realized financially, substantially represented by the income tax incentive—capital reserve recorded by the subsidiaries, which is not subject to distribution among them, in the amount of R$ 49,807. The referred to reserve in the parent company will be reversed upon its effective realization or upon capitalization of tax incentive reserve by the subsidiaries.

As set forth by Law No. 10303/01, the reserve, in the amount of R$ 18,838, was recorded in the amount of the compulsory dividend which exceeded the realized portion of net income for the year.

Reserve for dividends payable

The Annual Shareholders’ Meeting of April 4, 2002 approved the proposal made by management for formation of a reserve for dividends payable in the amount of R$ 14,825, referring to the portion of dividends declared based on the balance sheet at December 31, 2001, with the objective of preserving the economic and financial equilibrium of the Company and concurrently satisfying the needs of relevant investments to meet demand. The Company partially realized this reserve, having approved the distribution of R$ 10,280 for the year ended December 31, 2003 (R$ 2,244 in 2002).

d) Dividends

According to its bylaws, Tele Nordeste Celular Participações S.A. must distribute 25% of net income, adjusted in accordance with Law No. 6404/76, art. 2, paragraphs II and III, as dividends for each business year ending December 31. This will be distributed as minimum compulsory dividends to all shareholders, while complying with the determination of the following paragraph, and this value will be increased by the amount necessary to pay the priority dividends of preferred shares.

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

The amount corresponding to the minimum compulsory dividends will be initially used to pay priority dividends of preferred shares up to the limit of preference; payment to holders of common shares will follow to the same limit as that for preferred shares; the balance, should there be any, will be distributed equally to all shares.

At the Extraordinary Shareholders’ Meeting of December 20, 2002, the Company’s bylaws were changed in order to conform to the New Corporation Law requirements, including Paragraph 1, article 10, which assures to the holders of preferred shares the right of receiving dividend per share, annually, corresponding to 3% (three percent) of net equity per share as per the latest balance sheet approved, whenever the established dividend in accordance with this criterion is higher than the dividend calculated in accordance with the prior criteria, described in the preceding paragraph.

e) Employee stock option plan

At May 4, 2001, the Company shareholders approved the implementation of an Employee Stock Option Plan (ESOP), initially provided to its directors, managers and key officers. The ESOP is effective for four years ending May 4, 2005. All the beneficiaries have already exercised 2/3 of the total options which they were entitled to, which corresponds to 1,440,754 lots of 1,000 shares, referring to the goals met in years 2001 and 2002, at the price of R$ 3.21 per 1,000-share lot. Out of this total, 26,798 and 1,413,956 lots of 1,000 shares were paid up in 2003 and 2004, representing capital increases of R$ 86 and R$ 4,539, respectively.

13 Financial Instruments

The carrying values of the financial instruments referring to the assets and liabilities of Tele Nordeste Celular and subsidiaries approximate, at June 30, 2004, their fair values and are properly presented in the specific notes about cash and cash equivalents, accounts receivable, transactions with related parties, debentures, loans and hedge operations. The effects of gains and losses are recognized in income as incurred.

Criteria, assumptions and limitations considered in calculating fair values are described as follows:

Cash and cash equivalents

The fair values of balances held in current accounts in banks and short-term investments are identical to their carrying values.

Intercompany loans receivable/payable

The fair values are identical to their carrying values since there are no similar instruments.

Recoverable deferred taxes

The fair values of these instruments are the same as their carrying values since recoverable taxes correspond to short-term prepayments and deferred taxes are essentially the portion of taxes relative to temporary additions and tax losses.

Loans and financing

The fair values of loans and financing were calculated on the basis of their present value, determined by means of future cash flows, and by using interest rates applicable to instruments of a similar nature involving similar terms and risks; alternatively, they were based on market quotations for these securities.

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

Derivatives

It is the Company’s policy to eliminate market risks by avoiding assuming positions exposed to variations in market values and by operating only with instruments which allow control of risks. The majority of derivative contracts are for swaps, using fixed interest rates as a hedging instrument for the Company’s loans and financing.

The carrying balances of the financial instruments included in the balance sheets do not present significant differences from their fair values at June 30, 2004.

The fair values were estimated at a specific time, based on relevant market information available. Changes in the assumptions can significantly affect the presented estimates.

14 Insurance (not reviewed)

At June 30, 2004, Tele Nordeste Celular S.A. and its subsidiary had insurance cover against fire and sundry risks on their fixed asset items, for amounts considered sufficient to cover possible losses.

15 Pension Plan—TIMPREV

The Company is sponsoring a defined benefits pension plan to a group of employees from the former Telebrás system, under the administration of the Fundação Sistel de Seguridade Social – Sistel, as the result of the legal provisions established at the time of privatization of that company in July 1998.

Considering that in 1999/2000, the sponsors of the plans administered by SISTEL had already negotiated conditions for the creation of individualized retirement plans for each sponsor, maintaining the joint and several aspect only for the participants already assisted under such condition at January 31, 2000, the Company, during the year 2002, as occurred with other companies originating from the former Telebrás System, started the actions for the formatting of a Defined Contribution Plan, which would meet the most modern standards of social security practices in the private sector and that would permit a migration possibility to the employees linked to SISTEL.

In this sense, on November 13, 2002, through CGAJ/SPC Notification No. 1917, the Secretary of Complementary Pension approved the new pension plan, from now on called Regulations of the Benefit Plan TIMPREV – NORDESTE (“Regulamento do Plano de Benefícios TIMPREV – NORDESTE”) in the Defined Contribution modality, providing new conditions for the granting and maintenance of benefits, as well as the rights and obligations of the Plan Administration Entity, the Sponsors, the Participants and their respective beneficiaries.

With the TIMPREV regulations in hand, actions through the Human Resources area were taken, including the use of internal facilitators, for the disclosure among the participants of the differences of the new plan in relation to the prior one. This methodology is decisive for the success of migration, which is occurring naturally, by which the participant in opting for the TIMPREV does it in an irreversible manner, thus extinguishing his/her rights linked to the PBS benefit plan (defined benefit) and to the PAMA.

Up to this date, the migration performance represents approximately 92.46% of adherence.

In the new modality, the normal contribution of the sponsor corresponds to 100% of the basic contribution of the participant, while the administration entity of the TIMPREV will assure, as per the terms and conditions of

Notes to quarterly information for the quarter ended June 30, 2004—(Continued)

(In thousands of reais, unless otherwise stated)

the approved regulations, the benefits listed below, not assuming the responsibility for granting any other benefit even if the official social security grants it to its beneficiaries:

•	Regular retirement pension

•	Anticipated retirement pension

•	Invalid (disability) pension

•	Deferred proportional benefit

•	Death pension

For the quarter ended June 30, 2004, the contributions made by the Company and its subsidiary to TIMPREV amounted to R$ 161.

16 Subsequent event

Subsidiary Tim Nordeste Telecomunicações S.A. settled the Use License balance at July 6, 2004, in the amount of R$ 20,889.

ANNEX C

Information Derived from TSU’s Annual Report

on Form 20-F for the Fiscal Year Ended December 31, 2003

Filed with the SEC on May 20, 2004

PRESENTATION OF INFORMATION

In this annual report, Tele Celular Sul Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil, is referred to as “Tele Celular Sul” or the “Holding Company.” References to “we,” “us” and “our” are to Tele Celular Sul together with Telepar Celular S.A. (“Telepar Celular”), Telesc Celular S.A. (“Telesc Celular”) and CTMR Celular S.A. (“CTMR Celular”), each a subsidiary of Tele Celular Sul and a corporation organized under the laws of the Federative Republic of Brazil. References to “Subsidiaries” are to Telepar Celular, Telesc Celular and CTMR Celular, collectively. In July 2003, Telesc Celular and CTMR Celular merged into Telepar Celular (the “Merger of the Subsidiaries”), which had its name changed to TIM Sul S.A. (“TIM Sul”). See “Item 4. Information on the Company— Recent Developments—Merger of the Subsidiaries.”

The Holding Company was formed as a result of the breakup (the “Breakup”) of Telecomunicações Brasileiras S.A. (“Telebrás”) by Brazil’s federal government (the “Federal Government”) in May 1998. Before the Breakup, Telebrás and the Predecessor Companies were jointly known as the “Telebrás System,” and were the primary providers of telecommunications services in Brazil. Each of the Subsidiaries was formed in January 1998 by transferring the assets and liabilities of the cellular telecommunications operations of Telecomunicações do Paraná S.A. (“Telepar”), Telecomunicações de Santa Catarina S.A. (“Telesc”) and Companhia Telefônica Melhoramentos e Resistência S.A. (“CTMR”), at their indexed historical cost, to Telepar Celular, Telesc Celular and CTMR Celular, respectively. Telepar, Telesc and CTMR were operating companies controlled by Telebrás. References to “Predecessor Companies” are to Telepar, Telesc and CTMR, collectively.

References in this annual report to the “Preferred Shares” and the “Common Shares” are to the preferred shares and common shares, respectively, of Tele Celular Sul. References to the “American Depositary Shares” or “ADSs” are to Tele Celular Sul’s American Depositary Shares, each representing 10,000 Preferred Shares. The ADSs are evidenced by American Depositary Receipts (“ADRs”), which are listed on the New York Stock Exchange (“NYSE”).

We provide cellular telecommunications services in the Brazilian states of Paraná (other than the municipalities of Londrina and Tamarana) and Santa Catarina and in the cities of Pelotas, Capão do Leão, Morro Redondo and Turuçu in the state of Rio Grande do Sul (collectively, the “Region”) under authorizations obtained from the Brazilian Federal Government (“Federal Government”).

Presentation of Financial Information

Brazilian Corporate Law accounting method and U.S. GAAP

Our audited consolidated financial statements for each of the years ended December 31, 1999, 2000, 2001, 2002 and 2003, are our consolidated financial statements, which were prepared in accordance with the Brazilian Corporate Law accounting method and in conformity with accounting requirements and procedures established by the Brazilian securities commission, the Comissão de Valores Mobiliários (“CVM”), and the related rules applicable to telecommunications service operators. The rules according to which our Consolidated Financial Statements (as defined in “Item 3. Key Information—Selected Financial Data”) were prepared differ in certain material respects from generally accepted accounting principles in the United States (“U.S. GAAP”). See Note 31 to our Consolidated Financial Statements for a summary of the differences between the Brazilian Corporate Law accounting method and U.S. GAAP, as well as a reconciliation to U.S. GAAP of our shareholders’ equity as of December 31, 2002 and 2003 and net income for the years ended December 31, 2001, 2002 and 2003.

References in this annual report to (i) the “real,” “reais” or “R$” are to the Brazilian real (singular) and Brazilian reais (plural) and (ii) “U.S. dollars,” “dollars” or “US$” are to United States dollars.

The “Technical Glossary” that begins at the end of this report provides definitions of certain technical terms used herein.

FORWARD LOOKING INFORMATION

This annual report contains forward-looking statements. We, and our representatives, may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about the beliefs and expectations of our management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “project” and “target” and similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Known risks and uncertainties, some of which are discussed in Item 3 herein, include, but are not limited to, those resulting from the short history of our operations as an independent, private-sector entity and the introduction of competition to, and the size of, the Brazilian telecommunications sector, as well as those relating to the cost and availability of financing, the performance of the Brazilian economy generally, the levels of exchange rates between Brazilian and foreign currencies and the Federal Government’s telecommunications policy. Accordingly, the actual results of our operations may be different from our current expectations, and the reader should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

PART I

ITEM 1. IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2. OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3. KEY INFORMATION

Selected Financial Data

The selected financial data presented below should be read in conjunction with our consolidated financial statements as of December 31, 2002 and 2003 and for the three years ended December 31, 2003 (our “Consolidated Financial Statements”). Our Consolidated Financial Statements as of and for the years ended December 31, 2001, 2002, and 2003 have been audited by Ernst & Young Auditores Independentes S.S. The reports of Ernst & Young Auditores Independentes S.S. on the Consolidated Financial Statements that it audited appear elsewhere in this annual report. The following paragraphs discuss some important features of the presentation of the selected financial data and our Consolidated Financial Statements. These features should be kept in mind in evaluating the selected financial data and in reading “Item 5. Operating and Financial Review and Prospects.”

Brazilian Corporate Law Accounting Method, Brazilian GAAP and U.S. GAAP

Our Consolidated Financial Statements have been prepared in accordance with the Brazilian Corporate Law accounting method, which differs in certain material respects from U.S. GAAP. For many years prior to 2000, we prepared our financial statements for purposes of filing reports with the Securities and Exchange Commission (the “Commission”) in accordance with specific guidance published by the Brazilian Institute of Accountants (“Brazilian GAAP”). The accounting principles embodied in Brazilian GAAP and the Brazilian Corporate Law accounting method are generally identical, except that Brazilian GAAP requires historical financial information to be restated in constant reais as of the end of the period presented, using the integral restatement method (correção monetária integral), except when, by determination of the Brazilian Institute of Accountants, the rate of inflation for the period is so low as to render insignificant the effect of any such restatement. Early in 2001, the Commission announced that Brazilian companies could present their financial information in accordance with the Brazilian Corporate Law accounting method, which has excluded monetary restatement of historical financial information since 1995, following the end of hyperinflation in Brazil in the early 1990’s. In connection with the change in accounting methods in fiscal year 2000, we restated our financial statements for all prior periods for consistent presentation. The Brazilian Corporate Law accounting method differs in certain material respects from U.S. GAAP. See Note 31 to our Consolidated Financial Statements for a summary of the differences between the Brazilian Corporate Law accounting method and U.S. GAAP, as well as a reconciliation to U.S. GAAP of our shareholders’ equity as of December 31, 2002 and 2003, and net income for the years ended December 31, 2001, 2002 and 2003.

Corporate Reorganization to Transfer Goodwill

On June 30, 2000, through a corporate restructuring, we transferred to our Subsidiaries the premium (“Goodwill”) paid by TIM Brasil S.A. (“TIM Brasil”), formerly Bitel Participações S.A. (“Bitel”), for the acquisition of control of Tele Celular Sul. The Goodwill was recorded as an asset. The transfer of Goodwill resulted in a potential tax benefit, increasing our ability to generate free cash flow. Commencing in 1998, the Goodwill was amortized by TIM Brasil, using an amortization rate of 4% per annum. After the transfer of the Goodwill to our Subsidiaries, they began amortizing the balance of the Goodwill under the straight-line method over the remaining eight years of the applicable amortization period. See Note 1.b to our Consolidated Financial Statements. The amortization of Goodwill is expected to reduce our consolidated operating income in future years, and to reduce TIM Sul’s income and social contribution taxes payable in those years, without affecting the consolidated net income.

Minority Interests

For 2001, minority interests reflect the interest of shareholders other than Tele Celular Sul in each of Telepar Celular, Telesc Celular and CTMR Celular. In December 2002, we started the Merger of the Subsidiaries in which Telesc Celular and CTMR Celular merged into Telepar Celular. On July 31, 2003, the date on which the Merger of the Subsidiaries was completed, Telepar Celular S.A.’s name was changed to TIM Sul S.A.

As of December 31, 2003, we retained a 90.44% interest in the voting capital of TIM Sul, and minority shareholders owned interests amounting to 9.56% of the voting capital of TIM Sul. See Note 3.r to our Consolidated Financial Statements.

Selected Financial Data

The following selected financial data for the five years ended December 31, 2003 are derived from our consolidated financial statements. In 2003, 2002 and 2001, our Consolidated Financial Statements were audited by Ernst & Young Auditores Independentes S.S. In 2000, our consolidated financial statements were audited by PricewaterhouseCoopers Auditores Independentes. In 1999, our consolidated financial statements were audited by Arthur Andersen S/C. The data should be read in conjunction with our Consolidated Financial Statements, related notes, and other financial information included herein.

	Year Ended December 31,
	1999		2000		2001		2002		2003
	(thousands of reais, unless otherwise indicated)
Statement of Income Data:

Brazilian Corporate Law
Net operating revenue	R$	680,447	R$	716,887	R$	796,879	R$	896,824	R$	1,087,994
Cost of goods and services		(417,020)		(364,468)		(406,033)		(486,383)		(576,914)

Gross profit		263,427		352,419		390,846		410,441		511,080

Operating expenses:
Selling expenses		(139,834)		(201,150)		(181,424)		(185,446)		(229,736)
General and administrative expenses		(64,211)		(76,300)		(71,909)		(83,346)		(97,752)
Other net operating income (expense)		6,133		(14,522)		(24,271)		(27,589)		(37,214)
Equity investment		—		—		(1,888)		(4,288)		(4,307)

Operating income before financial income (expenses)		65,515		60,447		111,354		109,772		142,071
Net financial income (expense)		(32,188)		(57,904)		(41,168)		(11,832)		38,069

Operating income		33,327		2,543		70,186		97,940		180,140
Net non-operating (income) expense		(5,823)		3,507		10		(127)		12,842

Income before taxes and minority interests		27,504		6,050		70,196		97,813		192,982
Income and social contribution taxes		(529)		6,320		672		(19,473)		(42,423)
Minority interests		7,357		2,998		(10,979)		(12,566)		(29,757)

Net income		34,332		15,368		59,889		65,774		120,802

Net income per 1,000 shares outstanding (reais)		0.10		0.05		0.18		0.19		0.34

Number of shares outstanding:(1)
Common shares		124,369		124,369		127,189		129,358		134,453
Preferred shares		210,030		210,030		210,030		213,612		222,025
Dividends per 1,000 shares – reais(3)	R$	0.04	R$	0.04	R$	0.06	R$	0.08	R$	0.10
Dividends per 1,000 shares – in U.S. dollars(3)(4)	US$	0.02	US$	0.02	US$	0.03	US$	0.02	US$	0.03

U.S. GAAP
Net operating revenues		689,596		716,887		796,879		896,824		1,087,994
Operating income (loss)		20,832		(4,875)		123,374		140,912		180,497
Net income	R$	20,317	R$	6,673	R$	48,111	R$	87,992	R$	112,014
Basic and diluted earnings per 1,000 common shares (reais)(2)	R$	0.061		—	R$	0.143	R$	0.258	R$	0.317
Basic and diluted earnings per 1,000 preferred shares (reais)(2)	R$	0.061	R$	0.032	R$	0.143	R$	0.258	R$	0.317

Balance Sheet Data:

Brazilian Corporate Law
Property, plant and equipment, net		791,022		837,165		775,575		655,949		676,887
Total assets		1,152,524		1,461,553		1,502,179		1,647,885		1,636,713
Loans, financing and debentures		222,198		352,785		334,386		321,085		82,183
Shareholders equity		560,966		770,081		808,329		845,330		926,886
Capital stock		175,872		175,772		245,033		324,666		369,163

U.S. GAAP
Property, plant and equipment, net		850,234		907,502		798,448		671,367		684,494
Total assets		1,181,699		1,476,327		1,505,927		1,712,194		1,680,962
Loans and financing		222,198		352,785		343,558		349,356		104,480
Shareholders’ equity		563,163		772,823		790,052		849,271		930,436

(1)	Refers to millions of shares.
(2)	Dividends per share have been computed as the sum of dividends and interest on shareholders’ equity (“juros sobre capital próprio,” according to Brazilian law), an alternative under Brazilian Corporate Law to the distribution of dividends to shareholders. The distribution of dividends and interest on shareholders’ equity, in each year, proceeded according to the terms set forth by our common shareholders, at the relevant annual general meeting. Dividends per share have been determined as the sum of declared dividends and interest on shareholders’ equity, divided by the total number of Common Shares and Preferred Shares outstanding as of the common shareholders’ meeting date. See “—Additional Information—Taxation—Brazilian Tax Considerations—Distribution of Interest on Capital.”
(3)	Amounts expressed in U.S. dollars, according to the exchange rate applicable at the date of the relevant common shareholders’ general meeting that approved the distribution of dividends and interest on shareholders’ equity.
(4)	Earnings per share are determined based upon the weighted average number of shares outstanding during the period. See Note 31.III.h to our Consolidated Financial Statements.

In 2002, in accordance with a new CVM rule, we began classifying employees’ profit sharing expense as general and administrative expense instead of as a separate line item below operating income before interest. All years prior to 2002 were restated for consistent presentation. Employees’ profit sharing expenses amounted to R$2.1 million, R$2.3 million, R$4.1 million, R$4.2 million and R$5.0 million in 1999, 2000, 2001, 2002 and 2003 respectively.

Brazilian Economic Environment

Our business, prospects, financial condition and results of operations are dependent on general economic conditions in Brazil.

Brazil experienced extremely high rates of inflation and devaluation of the Brazilian currency for years prior to the implementation of the Real Plan in 1994. Inflation and certain governmental measures to combat inflation have historically contributed to economic uncertainty in Brazil and to significant volatility in the Brazilian securities markets. The following tables set forth rates of inflation in Brazil, as measured by the IGP-M, and the depreciation or appreciation of the real against the dollar during the periods indicated.

	Year ended December 31,
	1999	2000	2001	2002	2003
	(percentages)
Inflation (IGP-M)	20.1%	9.9%	10.3%	25.3%	8.7%
Devaluation (real vs. US$)(1)	(48.0)%	(9.3)%	(18.6)%	(52.3)%	19.2%

	First Quarter of 2004
	Jan	Feb	Mar
	(percentages)
Inflation (IGP-M)	0.9%	0.7%	1.1%
Devaluation (real vs. US$)(1)	1.8%	(0.9)%	(0.2)%

(1)	Source: Central Bank and Fundação Getúlio Vargas.

Exchange Rates

We pay any cash dividends, interest on shareholders’ equity and any other cash distributions with respect to our Preferred Shares in reais. Accordingly, exchange rate fluctuations will affect the U.S. dollar amounts received by the holders of ADSs on conversion by the Depositary of dividends and other distributions in Brazilian currency on our Preferred Shares represented by ADSs. Fluctuations in the exchange rate between Brazilian currency and the U.S. dollar will affect the U.S. dollar equivalent price of our Preferred Shares on the Brazilian stock exchanges. In addition, exchange rate fluctuations may also affect our dollar equivalent results of operations. See “Item 5. Operating and Financial Review and Prospects.”

There are two legal currency exchange markets in Brazil: the commercial rate currency exchange market (“Commercial Market”) and the floating rate currency exchange market (“Floating Market”). The Commercial Market is reserved primarily for currency exchange transactions in connection with foreign trade transactions and transactions that generally require prior approval from Brazilian monetary authorities, such as the purchase and sale of foreign investments registered with the Brazilian Central Bank (“Central Bank”). Commercial Market transactions may be carried out exclusively through a Brazilian financial institution authorized to operate in this market. As used herein, the Floating Market applies to currency exchange transactions in connection with transactions other than the ones conducted through the Commercial Market.

Between March 1995 and January 1999, the Central Bank maintained a band within which the exchange rate between the real and the U.S. dollar fluctuated, and the Central Bank intervened in the foreign exchange markets from time to time to keep the currency exchange rate within these limits. In early January 1999, the Central Bank attempted a controlled devaluation of the real by widening the band within which the real/U.S. dollar rate was permitted to fluctuate, but subsequent Central Bank intervention failed to keep the exchange rate within the new band. On January 15, 1999, the Central Bank announced that the real would be permitted to float freely, with Central Bank intervention to take place only in times of extreme volatility. Since January 20, 1999, there has been no exchange rate band between the real and the U.S. dollar, and the real value of the dollar has been allowed to float. During this time, the Central Bank has intervened only occasionally to control unstable movements in foreign exchange rates, and the real-U.S. dollar exchange rate has experienced considerable fluctuations. From January 20, 1999 to October 31, 2002, the real depreciated by approximately 131.6% relative to the U.S. dollar. On the other hand, from October 31, 2002 to May 31, 2003, the real appreciated by approximately 18.6% relative to the U.S. dollar and has remained relatively stable since that time.

We cannot predict whether the Central Bank will continue to allow the real to float or whether real foreign-exchange rates will remain stable. See “—Risk Factors—Risks Relating to Brazil—Brazilian political and economic conditions have a direct impact on our business and the market price of the Preferred Shares and ADSs” and “—A devaluation of the real may affect our ability to meet our foreign currency-denominated obligations and result in a decline in the market prices of the Preferred Shares and ADSs.”

The following table sets forth the Noon Buying Rate, published by the Federal Reserve Bank of New York, expressed in reais per U.S. dollar, for the periods indicated.

Period	Average for Period	High	Low
1999(1)	1.8640	2.2000	1.2074
2000(1)	1.8357	1.9840	1.7230
2001(1)	2.3530	2.7850	1.9380
2002(1)	2.9570	3.9450	2.3100
2003(1)	3.0586	3.6640	2.8230
November 2003	2.9150	2.9485	2.8550
December 2003	2.9255	2.9450	2.8700
January 2004	2.8533	2.9450	2.8070
February 2004	2.9342	2.9720	2.9040
March 2004	2.9067	2.9400	2.8680
April 2004	2.9079	2.9590	2.8925
May 2004 (through May 19, 2004)	3.0664	3.1265	2.9620

(1)	Average of the rates on the last day of each month in the period.

On May 19, 2004, the Noon Buying Rate, as published by the Federal Reserve Bank of New York, was R$3.1140 to US$1.00.

Brazilian law provides that, whenever there is a serious imbalance in Brazil’s balance of payments or serious reasons to foresee such imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. For approximately six months in 1989, and early 1990, for example, the Federal Government froze all dividend and capital repatriations that were owed to foreign equity investors. These amounts were subsequently released in accordance with Federal Government directives. There can be no assurance that similar measures will not be taken by the Federal Government in the future.

Risk Factors

Risks Relating to Us

The conversion of our SMC concessions into PCS authorizations may have a significant impact on our business

In December 2002, our Subsidiaries converted their respective concessions to operate under Cellular Mobile Service (“SMC”) regulations into authorizations to operate under Personal Communications Services (“PCS”) regulations, which allowed us to provide local cellular service, and in July 2003 we received Serviço Telefônico Fixo Comutado (“STFC”) authorizations to provide national and international long distance telecommunications services. The SMC regulations differ significantly from the PCS regulations. We are currently working to meet our obligations under the PCS and STFC regulations, but there is no assurance that we will be able to do so. A failure to comply with the PCS and STFC regulations may have a material adverse effect on our business, financial condition and results of operations.

We operate under a new structure that may have uncertain effects on our revenues.

As a result of our conversion to PCS authorizations, we are subject to the PCS Regulations and a new rate structure for our services. The new rules to which we are subject also include the Código de Seleção de Prestadora (“CSP Program”) promulgated by Anatel as part of the PCS regulations. The CSP Program allows customers to choose long distance carriers on a per-call basis. We are now entitled to receive long distance revenues only when telecommunications service users, including our customers, choose TIM Sul to carry their long distance calls. However, our customers may select carriers other than TIM Sul for their long distance calls.

Previously, while operating under the SMC regulations, we had the right to charge VC2 and VC3 rates for all long distance calls placed by our customers. As of July 2003, when the CSP Program went into effect, we lost the right to charge VC2 and VC3 rates for all these long distance calls and may only charge such rates in connection with the long distance calls for which we are selected as the carrier.

A portion of this loss in revenues is expected to be compensated by the revenues we may receive for providing long distance call services to customers of other telecommunications companies and, in addition, from charges we may make under the new VU-M fee, which may be charged by the cellular company interconnecting a long distance call carried by other telecommunication service provider. See “Item 4. Information on the Company – Sources of Revenues – Network Usage Charges and Monthly Subscription Charges” for further discussion of long distance rates.

We cannot say how much revenue we will receive from long distance calls we may carry for clients of other telecommunications companies or from the application of this new VU-M rate. See “Item 4. Information on the Company — Sources of Revenue,” for further discussion of long distance rates. As a result of these changes, our revenues from long distance services may decline, and our business, financial condition and results of operations may be adversely affected.

We may not receive as much interconnection revenue as we receive today.

Under the SMC regulations, we were entitled to receive an interconnection fee when a customer of another telecommunications service provider made and connected a call to one of our customers through our network. Similarly, we had to pay a fee to other telecommunications service providers for calls originating from our customers that used their networks. These fees were set by Anatel. Beginning in July 2004, interconnection charges will be freely negotiated, by telecommunications service providers in Brazil, according to rules to be issued by Anatel. As a result, we may receive less interconnection revenue than we presently do, which may have an adverse effect on our business, financial condition and results of operations.

Additionally, under the CSP Program, when TIM Sul is selected as the long distance carrier for a specific call, we are entitled to receive revenues for that long distance call; however, we are not entitled to receive interconnection fees for the use of our network.

We may face difficulties responding to new telecommunications technologies.

The Brazilian wireless telecommunications market is experiencing significant technological changes, as evidenced by:

•	the changing regulatory environment, as recently evidenced by Anatel’s introduction of the PCS regime, under which telecommunications service providers are allowed to use the advanced global system for mobile communication technology (“GSM”);

•	shorter time periods between the introduction of new telecommunication products and their required enhancements or replacements; and

•	ongoing improvements in the capacity and quality of digital technology available in Brazil.

We currently use time-division multiple access technology (“TDMA”) to provide cellular telecommunications services and have begun to offer GSM-based services as well. We plan to make GSM technology widely available to our customers in 2004, but there is no guarantee that we will be able to do so. If we are not able to expand our operations using GSM technology, we may experience adverse effects on our business, financial condition and results of operations.

We will no longer offer national and international long distance services after 2004.

Telecom Italia Mobile S.p.A. (“TIM”) controls us and several other companies (collectively the “Authorized Sister Companies”) operating in the Brazilian telecommunications market. One of the Authorized Sister Companies holds national and international long distance authorizations that overlap geographically with the authorizations we have received. Anatel granted us our national and international long distance authorizations subject to a commitment that this overlap be eliminated within 18 months of July 4, 2003, the date the authorizations were granted. Accordingly, by January 4, 2005, unless a change in the regulatory framework occurs, we will relinquish our national and international long distance authorizations, and the following will occur:

•	users of our cellular telecommunications services will continue to be able to make national and international long distance calls by selecting any long distance carrier code currently available on a per-call basis;

•	we will stop providing national and international long distance services and will no longer receive from customers the revenues associated with providing these services;

•	we will no longer bear the direct costs associated with the provision of national and international long distance services directly to customers; and

•	we will receive revenue in the form of VU-M fees charged to providers selected as long distance carriers for calls originating on our network.

We believe that the loss of revenues from long distance services will be partially offset by an increase in revenue from VU-M fees, and although we except our overall net revenues to decline, we do not believe that such decline will have a material adverse effect on our business, results of operations or financial condition, but we can make no assurances in this regard.

Our business is dependent on our ability to expand our services and to maintain the quality of the services provided.

Our business, as a cellular telecommunications services provider, depends on our ability to maintain and expand our cellular telecommunications services network. We believe our expected growth will require, among other things:

•	continuous development of our operational and administrative systems;

•	increasing marketing activities; and

•	attracting, training and retaining qualified management, technical and sales personnel.

These activities are expected to place significant demand on our managerial, operational and financial resources. Failure to manage successfully our expected growth could reduce the quality of our services, with adverse effects to our business, financial condition and results of operations.

We face increasing competition, which may adversely affect our results of operations.

The opening of the Brazilian market for cellular telecommunications services to competition in 1998 has adversely affected our results of operations. Several licenses have been granted for cellular telecommunications services in our areas of authorization, and the Federal Government auctioned additional PCS licenses on frequency ranges referred to as Bands C, D and E during 2001 and 2002. Due to the additional PCS providers that began operations in 2002, we are facing greater competition. Although we estimate our market share for the entire authorization area at 55% on December 31, 2003, the cost of maintaining this market share has increased while margins have decreased. In the future, we may incur higher advertising and other costs as we attempt to maintain or expand our presence in the market.

Competition from other wireless telecommunications services, such as digital trunking and paging services, may increase with certain changes in economic conditions, such as increases in unemployment, because these services are generally less expensive than cellular telecommunications services.

Technological changes in the telecommunications field, such as the development of GSM and mobile satellite services, are expected to introduce additional sources of competition.

This increasing competition may continue to adversely affect our market share and margins. Increased competition may also increase the rate of customer turnover or otherwise adversely affect our business, financial condition and results of operations. Our ability to compete successfully will depend on the effectiveness of our marketing and our ability to anticipate and respond to developments in the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. Additionally, we may face competitors with greater access to financial resources and capital markets than ours. We cannot predict which of many possible factors will be important in maintaining our competitive position or what expenditures will be required to develop and provide new technologies, products or services.

We may experience a high rate of customer turnover which could increase our costs of operations and reduce our revenue.

Churn reflects the number of customers who have their service terminated during a period, expressed as a percentage of the simple average of customers at the beginning and end of the period. Our rate of customer churn was 17.0% in 2001, 23.0% in 2002 and 27.7% in 2003. Our high churn rates are primarily a result of our competitors’ aggressive subsidization of handset sales, adverse macroeconomic conditions in Brazil, and our strict policy of terminating customers who do not pay their bills. As indicated by our past rates of customer churn, we may experience a high rate of customer turnover which could increase our cost of operations and reduce our revenue.

We may be unable to respond to the recent trend toward consolidation in the Brazilian wireless telecommunications market.

We believe there has been a trend of consolidation in the Brazilian telecommunications market. Additional joint ventures, mergers and acquisitions among telecommunications service providers are possible in the future. If such consolidation occurs, it may result in increased competition within our market. We may be unable to adequately respond to pricing pressures resulting from consolidation in our market, adversely affecting our business, financial condition and results of operations.

Our controlling shareholder may exercise its control in a manner that differs from the best interests of other shareholders.

TIM, a corporation organized under the laws of Italy, indirectly owned approximately 52.51% of our Common Shares and 22.21% of our total capital on December 31, 2003. This ownership interest allows TIM to determine our actions that require shareholder approval, including the election of a majority of our directors and, subject to Brazilian law, the payment of dividends and other distributions. TIM may exercise this control in a manner that differs from the best interests of other shareholders.

Risks Relating to the Brazilian Telecommunications Industry

We are subject to various obligations in the performance of our activities with which we may be unable to comply.

In the performance of our telecommunications services, we are subject to compliance with various legal and regulatory obligations including, but not limited to, the obligations arising from the following:

•	the rules set forth by Anatel;

•	the PCS authorizations under which TIM Sul operates its cellular telecommunications business;

•	the STFC authorizations to provide national and international long distance telecommunications services; and

•	the General Telecommunications Law (Lei no. 9, 472/97, as amended).

We believe we are materially in compliance with our obligations arising out of such laws, regulations and authorizations, but we cannot give any assurance that we will be able to continue to do so in the future. See “Item 4. Information on the Company – Regulation of the Brazilian Telecommunications Industry – Obligations of Telecommunications Companies.” Additionally, we may be unable to comply with future changes in the laws and regulations to which we are subject, especially changes established in response to technological advances. These regulatory developments or our failure to comply with them could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Brazil

Brazilian political and economic conditions may have a material adverse effect on our business and a direct impact on the market price of the Preferred Shares and ADSs.

The Brazilian economy has been characterized by significant involvement on the part of the Brazilian government, which often changes monetary, credit and other policies to influence Brazil’s economy. The Brazilian government’s actions to control inflation and effect other policies have often involved, among other things, high interest rate environments, currency devaluations and exchange controls, tariff and import quotas, electricity consumption controls, and other measures, such as the freezing of bank accounts, which occurred in 1990.

Actions taken by the Brazilian government concerning the economy may have important effects on Brazilian corporations and other entities, including us, and on market conditions and prices of Brazilian securities, including our Preferred Shares and ADSs. Our financial condition and results of operations may be adversely affected by the following factors and the Brazilian government’s response to these factors:

•	devaluations and other exchange rate movements;

•	inflation;

•	exchange control policies;

•	social instability;

•	price instability;

•	energy shortages;

•	fluctuations in interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

In addition, we cannot predict the effect that the policies of the Lula administration, which took office in January 2003, may have on Brazilian economic conditions or on our financial condition or results of operations.

Since taking office, the Lula administration has obtained approval from the Brazilian Congress for the implementation of social security and tax reforms. The administration has also announced plans to reform legislation affecting other areas such as bankruptcy procedures, regulation of the power sector, public-private partnerships, infrastructure investment and the credit, capital and labor markets. Future developments or non-developments in the Brazilian economy and government policies may reduce demand for our services or products, adversely affect its financial condition and results of operations, and impact the market price of the Preferred Shares and ADSs.

Devaluation of the real may adversely affect Brazilian economic conditions and our financial condition.

Devaluation of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary governmental policies to curb inflation. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as dampen export-driven growth. The potential impact of the floating exchange rate and of measures by the Brazilian government aimed at stabilizing the real is uncertain.

A devaluation of the real may affect our ability to meet our foreign currency-denominated obligations and result in a decline in the market prices of our Preferred Shares and ADSs.

Brazilian currency historically has suffered frequent devaluations. As a result of inflationary pressures, the real and its predecessor currencies have been devalued periodically over the last four decades. During this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. From time to time, there have been significant fluctuations in the exchange rates between the real and the U.S. dollar and other currencies. See “—Selected Financial Data—Exchange Rates” for more information on exchange rates.

The real fell in value relative to the U.S. dollar by 18.7% and 52.3% in 2001 and 2002, respectively. During 2001, the real experienced a period of significant devaluation, due in part to the economic uncertainties in Argentina, the global economic slowdown and the energy crisis in Brazil. During 2002, the real experienced further devaluation, due in part to the continued global economic slowdown and speculation related to the Presidential election in October 2002. On the other hand, from January 1, 2003 to December 31, 2003, the real appreciated by approximately 19.2% relative to the U.S. dollar and has remained relatively stable since May 2003.

A depreciation of the real could significantly increase the cost in reais of dollar-denominated expenses, such as those that we may need to incur in connection with new investments (for example, for the maintenance of our current TDMA services, and the continuing implementation of GSM technology). Further devaluations of the real relative to the U.S. dollar would reduce the U.S. dollar value of distributions and dividends on the ADSs and also may reduce the U.S. dollar market prices of our Preferred Shares and the ADSs.

If Brazil experiences substantial inflation in the future, the market prices of our Preferred Shares and ADSs may be reduced.

In the past, Brazil has experienced extremely high rates of inflation. According to Brazil’s general price index (“IGP-M”), the inflation rate was 9.9% in 2000, 10.4% in 2001, 25.3% in 2002, 8.7% in 2003 and 2.7% for the three months ended March 31, 2004. Inflation itself and some governmental measures to combat inflation in the past have had significant negative effects on the Brazilian economy.

Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, during this period, there have been inflationary pressures and actions taken to curb inflation which, together with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities market. Brazil may experience high levels of inflation in the future. There can be no assurance that the lower levels of inflation experienced since 1994 will continue. Future governmental actions, including actions to adjust the value of the real, could trigger increases in inflation.

If Brazil experiences substantial inflation in the future, our costs may increase, and our operating and net margins may decrease. In addition, a substantial increase in inflation may weaken investor confidence in Brazil, and if investor confidence lags, the prices of our Preferred Shares and ADSs may fall. Inflationary pressures also could result in our inability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy. Future inflation could adversely affect our results of operations and financial condition.

Adverse changes in Brazilian economic conditions could cause an increase in customer defaults on their outstanding obligations to us, which could materially reduce our earnings.

Our operations are significantly dependent on our customers’ ability to make payments on their accounts. If the Brazilian economy worsens because of, among other factors, the level of economic activity, devaluation of the real, inflation or an increase in domestic interest rates, a greater portion of our customers may not be able to make timely payments for services, which would increase our past due accounts and could materially reduce our net earnings.

Developments in other emerging market countries may adversely affect the Brazilian economy, limit our access to international capital markets and negatively impact the market prices of our Common Shares, Preferred Shares and ADSs.

We believe international investors in general consider Brazil to be an emerging market. The Brazilian economy and the securities of Brazilian companies always have been, to varying degrees, influenced by economic and market conditions in other emerging market countries, particularly in Latin America, as well as investors’ responses to those conditions. Although economic conditions are different in each country, investors’ reactions to adverse developments in one country may affect the market prices of securities of issuers in other countries, including Brazil. For example, the 1997 Asian economic crisis and the 1998 Russian debt moratorium and the devaluation of the Russian currency triggered market volatility in Latin America and securities markets in other emerging market countries. Adverse developments in emerging market countries could lead to a reduction in demand for, and the market price of, our Preferred Shares and ADSs.

As a result of economic and market conditions in other emerging markets, Brazil in some periods has experienced a significant outflow of U.S. dollars, and Brazilian companies have faced higher costs for raising funds, both in Brazil and abroad, and have been impeded from accessing international capital markets. There can be no assurance that international capital markets will remain open to Brazilian companies or that prevailing interest rates in these markets will be advantageous to Brazilian companies.

Enforcement of rights in Brazil may be difficult.

Our officers and many of our advisors reside in Brazil, and a substantial portion of the assets of these persons and our assets are located in Brazil. We are not aware of any treaty between the United States and Brazil regarding the reciprocal enforcement of judgments. It may not be possible to effect service of process upon these persons within the United States or other jurisdictions outside of Brazil. Similarly, it may not be possible to enforce judgments of non-Brazilian courts in Brazil, including judgments predicated on civil liability under the U.S. securities laws against us or our directors and officers.

Risks Relating to Our ADSs

Holders of Preferred Shares have limited voting rights.

Of our two classes of capital stock outstanding, only our Common Shares have full voting rights. Except in certain limited circumstances, our Preferred Shares will be entitled to vote only in the event that we fail to pay the minimum dividends for a period of three consecutive years. As a result, holders of our Preferred Shares generally will not be able to influence any corporate decision requiring a shareholder vote, including the declaration of dividends.

Holders of ADSs are not entitled to attend shareholders’ meetings and may only vote through the Depositary.

Under Brazilian law, only shareholders registered as such in our corporate books may attend shareholders’ meetings. All Preferred Shares underlying the ADSs are registered in the name of the Depositary. A holder of ADSs, accordingly, is not entitled to attend shareholders’ meetings. A holder of ADSs is entitled to instruct the Depositary as to how to vote the Preferred Shares represented by ADSs, in accordance with procedures provided for in the Deposit Agreement, but a holder of ADSs will not be able to vote the underlying Preferred Shares directly at a shareholders’ meeting or to appoint a proxy to do so.

Holders of ADSs or Preferred Shares in the United States may not be entitled to participate in future preemptive rights of offerings.

Under Brazilian law, if we issue new shares for cash as part of a capital increase, we generally must grant our shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage. Rights to purchase shares in these circumstances are known as preemptive rights. We may not legally be permitted to allow holders of ADSs or Preferred Shares in the United States to exercise any preemptive rights in any future capital increase unless we file a registration statement with the Commission with respect to that future issuance of shares or the offering qualifies for an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the Commission and any other factors that we consider important to determine whether to file such a registration statement. We cannot assure the holders of ADSs or Preferred Shares in the United States that we will file a registration statement with the Commission to allow them to participate in a preemptive rights offering. As a result, the equity interest of such holders in us may be diluted proportionately.

Restrictions on the movement of capital out of Brazil may hinder ADS investors’ ability to receive dividends and distributions on, and the proceeds of any sale of, our Preferred Shares.

The Federal Government may impose temporary restrictions on the conversion of reais into foreign currencies and on the remittance to foreign investors of proceeds from investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance.

Any restrictions by the Federal Government on capital outflow may hinder or prevent investors from converting the proceeds relating to our Preferred Shares into U.S. dollars and remitting those proceeds abroad. Investors could be adversely affected by delays in obtaining any required governmental approval for conversion of reais payments and remittances abroad in respect of our Preferred Shares underlying the ADSs.

ITEM 4. INFORMATION ON THE COMPANY

Basic Information

We provide cellular telecommunications services in the Brazilian states of Paraná (other than the municipalities of Londrina and Tamarana) and Santa Catarina and in the cities of Pelotas, Capão do Leão, Morro Redondo and Turuçu in the state of Rio Grande do Sul (the “Region”) under authorizations from the Federal Government. The operations of the Predecessor Companies related to us began to offer cellular telecommunications services in December 1991. In August 2003, we expanded our services to include national and international long distance services as well. We are the leading provider of cellular telecommunications services in the Region. As of December 31, 2003, we had 2,055,884 active cellular lines.

Tele Celular Sul Participações S.A. is a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil and one of the New Holding Companies formed as a result of the Breakup of Telebrás by the Federal Government in May 1998.

Our headquarters are located at Rua Comendador Araújo, 299 – 3rd floor, 80420-000, Curitiba, Paraná, Brazil, and our telephone number is +55 (41) 312-6702.

Historical Background

Prior to the incorporation of Telebrás in 1972, there were more than 900 telecommunications companies operating throughout Brazil. Between 1972 and 1975, Telebrás and its operating subsidiaries (collectively the Predecessor Companies, comprising the Telebrás System), acquired almost all the other telephone companies operating in Brazil and controlled the public telecommunications services in almost all the Brazilian territory.

Beginning in 1995, the Federal Government undertook a comprehensive reform of Brazil’s telecommunications regulatory system. In July 1997, Brazil’s National Congress adopted the Lei Geral de Telecomunicações (the “General Telecommunications Law,” and together with the regulations, decrees, orders and plans in respect of telecommunications issued by Brazil’s Executive Branch, the “Telecommunications Regulations”), which provided for the establishment of a new regulatory framework, the introduction of competition and the privatization of Telebrás. The General Telecommunications Law established an independent regulatory agency called Agência Nacional de Telecomunicações – ANATEL (“Anatel”).

In January 1998, in preparation for the Breakup of Telebrás, the cellular telecommunications operations of Telebrás’ operating subsidiaries were spun off into separate companies. Telepar Celular, Telesc Celular and CTMR Celular were created in connection with this corporate reorganization, along with other cellular companies that also started operating under the Telebrás System.

In May 1998, through the Breakup of Telebrás, 12 new holding companies (the “New Holding Companies”) were formed. The restructuring was conducted by means of a procedure under Brazilian Corporate Law called cisão or split up. Virtually all of the assets and liabilities of Telebrás, including the shares held by Telebrás in the operating companies of the Telebrás System, were allocated to the New Holding Companies. The split-up of the Telebrás System into the New Holding Companies is referred to herein as the “Breakup” or the “Breakup of Telebrás.”

The New Holding Companies, together with their respective subsidiaries, consisted of:

•	eight cellular telecommunications service providers, each operating in one of eight regions (each a “Cellular Region”);

•	three fixed-line telecommunications service providers, each providing local service and intraregional long distance service in one of three regions (each a Fixed-Line Region”); and

•	Embratel Participações S.A. — Embratel (“Embratel”), which provides domestic long distance telecommunications service (including intraregional and interregional), as well as international telecommunications service throughout Brazil.

Tele Celular Sul is one of the New Holding Companies. In the Breakup of Telebrás, Tele Celular Sul was allocated all of the share capital of Telepar Celular, Telesc Celular and CTMR Celular then held by Telebrás. The New Holding Company providing fixed-line telecommunications service in our Region is Brasil Telecom, S/A (“Brasil Telecom”). In the Breakup of Telebrás, Brasil Telecom was allocated all the share capital of Telepar, Telesc and CTMR then held by Telebrás.

In July 1998, the Federal Government sold substantially all its shares of the New Holding Companies, including its shares of Tele Celular Sul, to private investors. Shares of Tele Celular Sul previously owned by the Federal Government were sold to a consortium comprised of UGB Participações Ltda. (“UGB”) and Bitel Participações S.A. (“Bitel”), both companies organized according to the laws of the Federative Republic of Brazil. On December 15, 1998, UGB sold its ownership interest in our capital stock to Bitel. The sale was effective on March 26, 1999, upon its approval by Anatel and the Brazilian antitrust agency (“CADE”). In September 2003, TIM Brasil S.A. merged into Bitel Participações S.A., and its corporate name was changed to TIM Brasil Serviços e Participações S.A. (“TIM Brasil”).

In December 2002, our Subsidiaries converted their respective concessions to operate under Cellular Mobile Service (“SMC”) regulations into authorizations to operate under Personal Communications Services (“PCS”) regulations. As part of this conversion process, in July 2003 each of our Subsidiaries also received from Anatel a national long distance and an international authorization.

In July 2003, Telesc Celular and CTMR Celular merged into Telepar Celular (the “Merger of the Subsidiaries”), which had its name changed to TIM Sul S.A. See “— Recent Developments—Merger of the Subsidiaries.”

Recent Developments

Conversion from SMC concessions to PCS authorizations

On December 10, 2002, the Subsidiaries converted their SMC concessions into PCS authorizations. In connection with the Merger of the Subsidiaries, the PCS authorizations of our Subsidiaries were transferred to TIM Sul, as approved by Anatel. Our PCS authorizations allow us to provide those services using a transmission frequency of 1800 or 900 Mhz and operate using advanced technologies, including GSM. In order to remain competitive in the Brazilian telecommunications market, we began to offer, in addition to TDMA-based services, GSM based services in August of 2003.

The migration to PCS authorizations created a new set of regulatory obligations for the Subsidiaries, including new quality of service standards and the introduction of the CSP Program, which allows customers to choose long distance carriers on a per call basis. In addition, under our PCS authorizations, we are allowed to set prices for our service plans, subject to approval by Anatel. After we set these prices, we expect them to be adjusted annually for inflation based on the IGP-DI. See “—Regulation of the Brazilian Telecommunications Industry—PCS Regulation,” “—Regulation of the Brazilian Telecommunications Industry —Rate Regulation” and “— Sources of Revenue—Interconnection.”

Reorganization to Transfer Goodwill

When TIM Brasil (formerly Bitel) and UGB purchased a majority of our Common Shares in connection with the Privatization, they paid a premium over the book value of our Common Shares (the “Goodwill”), which was accounted for at the Bitel level. The value of the Goodwill, net of amortization through March 2000, was R$604 million. In the first quarter of the year 2000, we and Bitel initiated a corporate reorganization to transfer the Goodwill to certain of the Subsidiaries so that the amortization of the Goodwill could be available as a deduction against income for purposes of calculating income taxes and social contribution tax on profits owed by the Subsidiaries. As of December 31, 2003, the remaining value of the deferred tax benefit related to the unamortized portion of the Goodwill was R$148.6 million.

Under Brazilian law, the tax benefit generated by the amortization of the Goodwill may revert to the benefit of our controlling shareholder. The Holding Company may therefore capitalize the tax benefit and issue new shares to its controlling shareholder, TIM Brasil Participações, provided that the remaining shareholders have the right to maintain their proportional participation in the Holding Company by acquiring such newly issued shares at their cost of issuance from TIM Brasil Participações. Accordingly, in return for the transfer of the Goodwill, the terms of the reorganization anticipated the annual issuance to TIM Brasil Participações of a number of shares in the Holding Company equal in value to the tax benefit realized from the amortization of the Goodwill, calculated on the basis of the prevailing market price for such shares. In connection with each such issuance of shares, minority shareholders in the Holding Company have a preemptive right to subscribe for such shares in a proportion equal to their percentage interest in the capital stock of the Holding Company. Such right is exercisable at a price equal to that used to calculate the number of shares to be issued to TIM Brasil Participações. Whenever a minority shareholder elects to exercise such right, it is required to pay to TIM Brasil Participações an amount equal to the value of the shares with respect to which the right is exercised. For fiscal years 2000, 2001, 2002, and 2003 we have realized a tax benefit of R$9.9 million, R$17.6 million, R$29.2 million and R$27.1 million, respectively, from the amortization of the Goodwill, and we have issued Common and Preferred Shares to Tim Brasil Participações commensurate with the value of the tax benefit. Our minority shareholders have acquired some of those shares. For more detailed information about the corporate restructuring and the tax benefit arising therefrom, see Note 1.b to our Consolidated Financial Statements.

Merger of the Subsidiaries

In November 2002, we initiated the Merger of the Subsidiaries. The merger was conducted through the exchange of shares of Telesc Celular and CTMR Celular for shares of Telepar Celular, resulting in a capital increase for Telepar Celular, while both Telesc Celular and CTMR Celular became wholly-owned subsidiaries of Telepar Celular, as opposed to direct subsidiaries of the Holding Company. As a result of this restructuring, Telesc Celular’s and CTMR Celular’s shareholders became shareholders of Telepar Celular, which became a larger company with shares that had greater liquidity on the Bovespa. On November 23, 2002, the shareholders of Telesc Celular and CTMR Celular approved swap ratios for shares of Telesc Celular and CTMR Celular based on the economic values assigned to them in reports generated by an independent appraisal company. The restructuring of our subsidiaries was completed on July 31, 2003. On such date, Telesc Celular and CTMR Celular merged into Telepar Celular, the name of which was changed to TIM Sul.

TIM Brasil Recent Developments

The rules set forth by Anatel prevented the controlling shareholders of Band A and Band B cellular service providers from holding more than one license, either in the form of an authorization or a concession, in a single PCS Region. Accordingly, a company controlling a Band A or Band B cellular service provider that acquired control of a PCS authorization resulting in a geographical overlap of its licenses had two alternatives:

•	it could have sold its controlling shares in the Band A or Band B cellular service providers within six months of purchasing the PCS authorization; or

•	it could have waived the right to operate under the PCS authorization in the areas where overlaps existed.

As a result, some companies controlled by TIM waived their rights to provide PCS services in certain areas. In 2001, Portale Rio Norte and TIM Centro Sul waived their rights to operate under PCS authorizations in areas currently served by Maxitel, Tele Nordeste Celular and us, because of geographical overlaps in the PCS authorizations awarded to Portale Rio Norte and TIM Centro Sul and the concessions held at that time by Maxitel, Tele Nordeste Celular and us.

Along with Tele Celular Sul, the Authorized Sister Companies have national and international long distance authorizations, and the authorizations of one of the Authorized Sister Companies overlap with the authorizations we hold. Our national and international long distance authorizations were granted by Anatel subject to a commitment that this overlap be eliminated within 18 months of July 4, 2003, the date the authorizations were granted, under penalty of forfeiture and other sanctions provided by applicable law. Accordingly, by January 4, 2005, unless a change in the regulatory framework occurs, we will relinquish our national and international long distance authorizations. See “Item 3. Risk Factors—Risks Related to Us—We will no longer offer national and international long distance services after 2004.”

On December 31, 2002, TIM Centro Sul and Portale Rio Norte merged into Portale São Paulo S.A. On January 22, 2003, Portale São Paulo S.A. changed its name to TIM Celular S.A. and presently is headquartered in the city of São Paulo.

Organizational Structure

TIM Brasil (formerly Bitel) is a consolidated Brazilian subsidiary of TIM. TIM operates in the Italian, Latin American and Mediterranean basin markets, reaching a total of 44.5 million clients worldwide as of December 31, 2003, of which 26.1 million are in the Italian market. TIM’s parent company is Telecom Italia S.p.A. (“Telecom Italia”), one of the world’s largest fixed-line telecommunications operators, with approximately 26.6 million installed fixed lines (including ISDN equivalent lines). Telecom Italia’s business activities also include leasing its lines and providing data communications services, information technology software and information technology services. Some of these services are provided through Finsiel, Olivetti, Technost, Telecom Italia Lab and Telecom Italia Media. In May 2003, the shareholders of Telecom Italia and Olivetti S.p.A. (“Olivetti”) approved the merger of Telecom Italia into Olivetti. Upon completion of this merger, the new entity was named “Telecom Italia S.p.A.” The group’s subsidiaries and its portfolio of investments include fixed-line and mobile telecommunications companies which operate mainly in Latin America and certain European countries.

TIM began operating in Brazil in 1998 and is today one of the leading wireless operators in the country, reaching more than 8.0 million customers nationwide as of December 31, 2003. TIM considers its operations in Brazil extremely important, both as a standalone business and as a fundamental part of its Pan-South American GSM strategy. In the 2001 auctions held by Anatel for Bands D and E, TIM was the only company to be awarded licenses covering the entirety of the Brazilian territory, becoming as a result the sole operator to offer services on a nationwide level under the same brand. In 2002, TIM formed TIM Brasil S.A., the former holding company of TIM’s operating companies in the country. These operating companies include, in addition to us, TIM Nordeste, a Band A operating company using TDMA and GSM technology to service the states of Pernambuco, Ceará, Paraiba, Rio Grande do Norte, Alagoas and Piauí (“TIM Nordeste”); TIM Maxitel, a Band B operating company using TDMA technology to service the states of Bahia, Minas Gerais and Sergipe; and TIM Celular – PCS, a Band D operating company using GSM technology to service the states of São Paulo, Goiás, Mato Grosso, Mato Grosso do Sul and Rio Grande do Sul (except Pelotas) and in the Federal District and a Band E operating company using GSM technology to service the states of Acre, Amapá, Amazonas, Pará, Rondônia, Roraima, Tocantins and Rio de Janeiro.

Blah! Sociedade Anônima de Serviços e Comércio (formerly timnet.com)

On June 13, 2000, we created timnet.com S.A. (“timnet.com”), an Internet services company. timnet.com had an initial capitalization of approximately R$18.0 million in common shares, held 50% by Tele Nordeste

Celular Participações S.A. (“Tele Nordeste Celular”) and 50% by us. As of December 31, 2001, timnet.com had subscribed capital in the amount of R$78 million and the following companies were timnet.com’s shareholders, each holding a 20% interest:

•	Tele Nordeste Celular, the parent company of TIM Nordeste;

•	Tele Celular Sul Participações S.A.

•	Maxitel S.A.;

•	TIM Celular S.A. (formerly known as Portale São Paulo S.A. and originally named TIM São Paulo S.A.); and

•	TIM International N.V., (a company organized according to the laws of the Netherlands, and controlled by TIM).

On September 26, 2003 timnet.com’s name was changed to Blah! S.A. (“Blah!”)

In 2000, 2001 and 2002, our proportionate share of the results of Blah! were included in our Consolidated Financial Statements. In December 2003, we sold our 20% participation in the total capital of Blah! to TIM International N.V., an affiliated company under common control. We recognized a gain in this transaction in the amount of R$12.5 million for Brazilian GAAP purposes, which was reverted for US GAAP purposes. See Notes 11 and 31.I.j to our Consolidated Financial Statements.

Capital Expenditures

Our capital expenditure priorities in 2003 included expanding coverage and enhancing information technology. Capital expenditures during 2001, 2002 and 2003 were R$158.4 million, R$68.7 million and R$213.0 million, respectively. Through March 31, 2004, capital expenditures in 2004 amounted to R$43.1 million.

The following table sets forth our capital expenditures in each individual category for the three-year period ended December 31, 2003.

	Year ended December 31,
Capital Expenditures Categories(1)	2001		2002		2003
	(in millions of reais)
Telecommunications equipment	R$	83.2	R$	34.5	R$	146.1
Network construction		20.2		1.4		4.9
Information technology		25.9		22.2		35.6
PCS License		—		—		17.6

Others		29.1		10.6		8.8

Total capital expenditures	R$	158.4	R$	68.7	R$	213.0

(1)	Columns may not add due to rounding.

Of our total R$213.0 million capital expenditures in 2003, R$175.9 million were used in connection with the implementation of our GSM network. Our capital expenditure priorities in 2004 include the expansion of our GSM network. We have planned for approximately R$309.4 million in capital expenditures for 2004. We set capital expenditure estimates yearly and base them on commercial, technical and economic factors such as service rates, service demand, price and availability of equipment. There is no assurance that our estimates of such commercial, technical and economic factors will prove to be correct, or that we will actually spend our planned capital expenditures in 2004.

For a discussion of the methods we used to finance capital expenditures and the recent evolution of capital expenditures, see “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources.”

Business Overview

Our Services

We are the leading provider of cellular telecommunications services in the Region, supplying TDMA and GSM services. Our digital cellular telecommunications service is based on the TDMA and GSM technologies.

Our TDMA technology was launched in December 1998. We started providing GSM technology services in August 2003. GSM technology is currently used by the TIM companies operating in Brazil and throughout the world. According to the GSM Association, by the end of 2003, GSM technology was used by more than 600 telecommunication service operators in more than 200 countries, reaching more than one billion users. GSM technology provides users with additional functionality as GSM devices use “SIM Cards” which store the user’s data and may be transferred to other handsets quickly and easily, with significant benefits in national and international roaming.

We offer our TDMA and GSM customers automatic roaming services throughout Brazil, allowing customers to obtain cellular telecommunications services while outside the Region. Our GSM customers benefit from international roaming services in more than 70 countries, and compared to more than 170 countries for our TDMA customers. Similarly, we provide roaming services to customers of certain cellular telecommunications service providers while in the Region. See “—Our Contractual Obligations—Roaming Agreements.”

Through an arrangement with a third party, we also offer value added services, including short message services, voicemail, caller identification, call forwarding, conference calling and selective and international call blocking and others. In addition, since February 1999, we have sold digital cellular handsets.

We also provide interconnection services to fixed-line and cellular service providers. See “—Our Contractual Obligations—Interconnection Agreements.”

Our Region

The portion of the Brazilian territory in which we operate is comprised of:

•	the state of Paraná, except in the cities of Londrina and Tamarana;

•	the state of Santa Catarina; and

•	the cities of Pelotas, Capão do Leão, Morro Redondo, and Turuçu, in the state of Rio Grande do Sul.

The map below shows the location of our Region within Brazil.

The Region covers an area of approximately 296,000 square kilometers, or 3.5% of the Brazilian territory. According to statistics publicly available in Brazil, we believe that our Region has 19 metropolitan areas, with more than 100,000 residents. For example, the city of Curitiba, located in our Region, is the seventh most populated city in Brazil, with approximately 1.6 million residents.

The following table sets forth information on our customer base, coverage and related matters, at the dates and for the years indicated. Except as otherwise indicated, the amounts presented in the following table are our estimates.

	On December 31,
	2001	2002	2003
Population in our Region (millions)(1)	14.8	15.0	15.6
Population covered (millions)(1)	11.6	12.1	12.6
Percentage of total population we covered(2)	78.0%	81.0%	82.0%
Total penetration(3)	16.3%	18.0%	24.0%
Number of cellular lines served by Tele Celular Sul (millions)	1.60	1.72	2.1
Percentage growth in cellular lines served by Tele Celular Sul during the year	13.2%	7.5%	19.0%

(1)	Information from the Instituto Brasileiro de Geografia Estatística (“IBGE”) based upon Censo Demográfico 2000.
(2)	Population within our Region that was able to access our cellular phone signal.
(3)	Percentage of the total population in our Region using cellular services.

On December 31, 2003, according to our estimates, we served approximately 55% of the total cellular lines in operation within our Region, and our competitors, approximately 45% of such total. On March 31, 2004, also according to our estimates, we served approximately 53.3% of the total cellular lines in operation within our Region, and our competitors, approximately 47.7% of such total. Our business, financial condition, results of operations and prospects depend on the performance of the Brazilian economy, and the economy of the Region in particular. See “Item 3. Key Information—Risk Factors.”

The Holding Company and the Subsidiaries

Substantially all assets held by Tele Celular Sul consist of shares of TIM Sul. We rely almost exclusively on dividends from TIM Sul to meet our needs for cash, including to pay dividends to Tele Celular Sul shareholders.

We restructured the Subsidiaries in November 2002. The restructuring was carried out by exchanging the shares of Telesc Celular and CTMR Celular for shares of Telepar Celular, resulting in a capital increase for Telepar Celular, while both Telesc Celular and CTMR Celular became wholly-owned subsidiaries of Telepar Celular, instead of direct subsidiaries of the Holding Company. As a result, Telesc Celular’s and CTMR Celular’s shareholders became shareholders of a larger company with shares that are more liquid on the Bovespa. On November 23, 2002, the shareholders of each of Telesc Celular and CTMR Celular approved swap ratios for shares of Telesc Celular and CTMR Celular based on the economic values assigned to them in an independent appraisal. After completing the exchange of shares transaction, Telesc Celular and CTMR Celular merged into Telepar Celular (referred to as the Merger of the Subsidiaries). On July 31, 2003, when the Merger of the Subsidiaries was completed, the name of Telepar Celular S.A. was changed to TIM Sul S.A. Currently, our single operating subsidiary is TIM Sul, of which we control 90.44% of its Common Shares and 81.32% of its total capital.

Sources of Revenue

Since July 2003, we derive our revenues mainly from:

•	network usage charges for cellular calls;

•	usage charges for national and international long distance calls;

•	monthly subscription charges;

•	interconnection charges;

•	value added services, including charges for short messaging services, call forwarding, call waiting, voice mail, invoice control, conference calling, TIM Office services and value-added services provided by third parties through commercial agreements; and

•	sales of cellular handsets.

Network Usage Charges and Monthly Subscription Charges

Local Services

Cellular Service Usage Rates. Unlike in North America, cellular telecommunications service in Brazil is offered on a “calling party pays” basis, under which the customer generally pays only for outgoing calls. Additional charges apply when a customer receives or places calls while outside of his Home Registration Area, as defined below.

We charge different rates for our services, which vary depending on the time of the day a call is made, the day of the week the call is made, the customer’s service plan, and the location of the parties on a call. While operating under the SMC regulations, we divided our Region into certain areas defined as home registration areas (“Home Registration Areas”). Each of our customers was registered as a user of one of our 38 Home Registration Areas, in which our Region was divided. Under the PCS authorizations, our Region is divided into 10 Home Registration Areas.

Our usage rate categories were not altered by our migration from the SMC to the PCS regime, which as of December 2003, were as follows:

•	VC1. The “VC1” rate is our lowest rate per minute and applies to calls made by a customer located in the customer’s Home Registration Area to a person registered in the same Home Registration Area.

•	AD. “AD” is a per-call surcharge applicable to all outgoing calls or incoming calls made or received by a customer while outside such customer’s Home Registration Area.

Long Distance Services

Our long distance usage rate categories were modified by our migration to the PCS authorizations. The following were our long distance rates applicable until July 2003:

•	VC2. The “VC2” rate applies to calls placed by a customer registered in one Home Registration Area to a customer registered in another Home Registration Area in the same Region.

•	VC3. The “VC3” rate applies to calls placed by a customer registered in one Home Registration Area to a user registered in another Home Registration Area located outside the Region.

•	DSL1. “DSL1” is a per-minute surcharge applicable to incoming calls received by a customer located outside the customer’s Home Registration Area, but within the Region; and

•	DSL2. “DSL2” is a per-minute surcharge applicable to incoming calls received by a customer located outside the Region.

Since July 2003, with the introduction of the CSP Program, customers can select long distance carriers on a per-call basis. In addition, Home Registration Areas are larger and fewer in number, compared to the ones existing under the SMC regulations. Under this new rate allocation structure, a customer is charged the VC-1 rate directly by us only for calls completed to a number registered within that customer’s Home Registration Area. Long distance calls, however, are charged to a customer by the chosen long distance carrier. Other long distance carriers, in turn, will pay us a new VU-M fee for any use of our network for such a long distance call.

Beginning July 2003, our long distance usage rate categories were as follows:

•	VC2. The “VC2” rate applies to calls placed by a customer located in one of our Home Registration Areas selecting us as the long distance carrier, on a per-call basis, to place a call to a customer registered in another Home Registration Area in the same Region;

•	VC3. The “VC3” rate applies to calls placed by a customer located in one of our Home Registration Areas selecting us as the long distance carrier, on a per-call basis, to place a call to a customer registered outside the Region; and

•	VU-M. “VU-M” is an interconnection fee we charge the other long distance carriers selected by our customers to carry their long distance call.

It is also important to observe that, as a result of our migration to the PCS regime, we are allowed to provide national and international long distance services to customers of other telecommunications companies located in our Region. For example, we are able to provide long distance services to clients of other cellular companies, within or outside of their original Home Registration Areas, and to clients of fixed line companies.

Service Plans. We offer various service plans to our customers. We believe our plans provide features that address specific needs of groups of our customers. Our plans vary with respect to the different services available and applicable charges, and they vary based on the Home Registration Area of the user.

Cellular plans offered until July 2003

Until July 2003, in the state of Paraná, we offered the following TDMA technology plans and rates:

Plans	Monthly Fee (reais)	Minutes Included	Peak Time								AD
			VC1	VC2 (TIM- TIM(1) and M-F(2))	VC2 (M-M(3))	VC3 (TIM- TIM(1) and M-F(2))	VC3 (M-M(3))	DSL1 – within Paraná	DSL1 – outside Paraná	DSL2
Básico	33.84	—	0.53	0.73	0.93	0.73	0.93	0.60	0.60	0.68	1.13
Noite e Lazer	25.61	—	1.13	1.33	1.53	1.33	1.53	0.62	0.62	0.75	1.13
T Você	19.99	10	0.70	0.90	1.10	0.90	1.10	0.70	0.70	1.01	0.70
Menu 30	41.05	30	0.56	0.76	0.96	0.76	0.96	0.00	0.00	0.95	0.00
Menu 50	51.33	50	0.53	0.73	0.93	0.73	0.93	0.00	0.00	0.95	0.00
Menu 100	69.85	100	0.50	0.70	0.90	0.70	0.90	0.00	0.00	0.95	0.00
Menu 200	102.78	200	0.46	0.66	0.86	0.66	0.86	0.00	0.00	0.95	0.00
Menu 400	179.94	400	0.42	0.62	0.82	0.62	0.82	0.00	0.00	0.95	0.00
Menu 1000	355.87	1000	0.36	0.56	0.76	0.56	0.76	0.00	0.00	0.95	0.00
Menu 200 Family	109.24	200	0.44	0.64	0.84	0.64	0.84	0.00	0.00	0.80	0.00
Business 200	119.24	200	0.44	0.64	0.84	0.64	0.84	0.00	0.00	0.80	0.00
Empresarial	33.84	—	0.42	0.42	0.42	0.87	0.87	0.50	0.50	0.60	0.64
Empresarial ++	18.41	—	0.42	0.42	0.42	0.42	0.42	0.00	0.00	0.74	0.00
Tarifa Zero	87.34	—	0.42	0.42	0.42	0.42	0.42	0.00	0.00	0.80	0.00
Tempo Livre	0.00	—	1.53	1.73	1.93	1.73	1.93	0.00	0.00	0.99	0.99
Tempo Todo	0.00	—	0.99	1.19	1.39	1.19	1.39	0.00	0.00	0.99	0.99
Pronto! T	0.00	—	0.99	1.19	1.39	1.19	1.39	0.00	0.00	0.99	0.99
Menu 125 Premium	77.06	125	0.53	0.73	0.93	0.73	0.93	0.00	0.00	0.95	0.00
Menu 250 Premium	125.50	250	0.49	0.69	0.89	0.69	0.89	0.00	0.00	0.95	0.00
Menu 500 Premium	236.53	500	0.40	0.60	0.80	0.60	0.80	0.00	0.00	0.95	0.00

(1)	Applies to calls from one TIM Sul client to another TIM Sul client.
(2)	Applies to call from a cellular phone to a fixed line.
(3)	Applies to calls from one cellular client to another, to which TIM-TIM rates do not apply.

In the state of Santa Catarina, we offered the following TDMA technology plans and rates:

Plans	Monthly Fee (reais)	Included Minutes	Peak Time								AD
			VC1	VC2 (TIM-TIM and M-F)	VC2 (M-M)	VC3 (TIM-TIM and M-F)	VC3 (M-M)	VC2R (DSL1) within Santa Catarina	VC2R (DSL1) outside Santa Catarina	VC3R (DSL2)
Básico	32.90	—	0.52	0.72	0.92	0.72	0.92	0.59	0.59	0.67	1.10
Noite e Lazer	24.90	—	1.10	1.30	1.50	1.30	1.50	0.61	0.61	0.73	1.10
T Você	19.43	10	0.69	0.89	1.09	0.89	1.09	0.69	0.69	0.99	0.69
Menu 30	39.90	30	0.55	0.75	0.95	0.75	0.95	0.00	0.00	0.93	0.00
Menu 50	49.90	50	0.52	0.72	0.92	0.72	0.92	0.00	0.00	0.93	0.00
Menu 100	67.90	100	0.49	0.69	0.89	0.69	0.89	0.00	0.00	0.93	0.00
Menu 200	99.90	200	0.45	0.65	0.85	0.65	0.85	0.00	0.00	0.93	0.00
Menu 400	174.90	400	0.41	0.61	0.81	0.61	0.81	0.00	0.00	0.93	0.00
Menu 1000	345.90	1000	0.35	0.55	0.75	0.55	0.75	0.00	0.00	0.93	0.00
Menu 200 Family	105.90	200	0.43	0.63	0.83	0.63	0.83	0.00	0.00	0.78	0.00
Business 200	115.90	200	0.43	0.63	0.83	0.63	0.83	0.00	0.00	0.78	0.00
Empresarial	32.90	—	0.41	0.41	0.41	0.85	0.85	0.49	0.49	0.59	0.63
Empresarial ++	17.90	—	0.41	0.41	0.41	0.41	0.41	0.00	0.00	0.72	0.00
Tarifa Zero	84.90	—	0.41	0.41	0.41	0.41	0.41	0.00	0.00	0.78	0.00
Tempo Livre	0.00	—	1.49	1.69	1.89	1.69	1.89	0.00	0.00	0.96	0.96
Tempo Todo	0.00	—	0.96	1.16	1.36	1.16	1.36	0.00	0.00	0.96	0.96
Pronto! T	0.00	—	0.96	1.16	1.36	1.16	1.36	0.00	0.00	0.96	0.96
Menu 125 Premium	74.90	125	0.52	0.72	0.92	0.72	0.92	0.00	0.00	0.93	0.00
Menu 250 Premium	124.90	250	0.48	0.68	0.88	0.68	0.88	0.00	0.00	0.93	0.00
Menu 500 Premium	229.90	500	0.39	0.59	0.79	0.59	0.79	0.00	0.00	0.93	0.00

In the city of Pelotas, we offered the following TDMA technology plans and rates:

Plans	Monthly Fee (reais)	Included Minutes	Peak Hours								AD
			VC1	VC2 (TIM- TIM and M-F)	VC2 (M-M)	VC3 (TIM- TIM and M-F)	VC3 (M-M)	VC2R (DSL1) – within Pelotas	VC2R (DSL1) outside Pelotas	VC3R (DSL2)
Básico	32.90	—	0.52	0.72	0.92	0.72	0.92	0.59	0.59	0.67	1.10
Noite e Lazer	24.90	—	1.10	1.30	1.50	1.30	1.50	0.61	0.61	0.73	1.10
T Você	19.43	10	0.69	0.89	1.09	0.89	1.09	0.69	0.69	0.99	0.69
Menu 30	39.90	30	0.55	0.75	0.95	0.75	0.95	0.00	0.00	0.93	0.00
Menu 50	49.90	50	0.52	0.72	0.92	0.72	0.92	0.00	0.00	0.93	0.00
Menu 100	67.90	100	0.49	0.69	0.89	0.69	0.89	0.00	0.00	0.93	0.00
Menu 200	99.90	200	0.45	0.65	0.85	0.65	0.85	0.00	0.00	0.93	0.00
Menu 400	174.90	400	0.41	0.61	0.81	0.61	0.81	0.00	0.00	0.93	0.00
Menu 1000	345.90	1000	0.35	0.55	0.75	0.55	0.75	0.00	0.00	0.93	0.00
Menu 200 Family	105.90	200	0.43	0.63	0.83	0.63	0.83	0.00	0.00	0.78	0.00
Business 200	115.90	200	0.43	0.63	0.83	0.63	0.83	0.00	0.00	0.78	0.00
Empresarial	32.90	—	0.41	0.41	0.41	0.85	0.85	0.49	0.49	0.59	0.63
Empresarial ++	17.90	—	0.41	0.41	0.41	0.41	0.41	0.00	0.00	0.72	0.00
Tarifa Zero	84.90	—	0.41	0.41	0.41	0.41	0.41	0.00	0.00	0.78	0.00
Tempo Livre	0.00	—	1.49	1.69	1.89	1.69	1.89	0.00	0.00	0.96	0.00
Tempo Todo	0.00	—	0.96	1.16	1.36	1.16	1.36	0.00	0.00	0.96	0.96
Pronto! T	0.00	—	0.96	1.16	1.36	1.16	1.36	0.00	0.00	0.96	0.96
Menu 125 Premium	74.90	125	0.52	0.72	0.92	0.72	0.92	0.00	0.00	0.93	0.00
Menu 250 Premium	124.90	250	0.48	0.68	0.88	0.68	0.88	0.00	0.00	0.93	0.00
Menu 500 Premium	229.90	500	0.39	0.59	0.79	0.59	0.79	0.00	0.00	0.93	0.00

In connection with these plans, we provided additional revenue generating services such as call blocking, short messaging services, call forwarding, call waiting, voicemail and conference calling.

Cellular plans after July 2003

Beginning in July 2003, our TDMA plans were adapted to the new rate structure applicable to the PCS regime. Accordingly, beginning August 2003, our TDMA plans were structured as follows. In addition, we also started providing GSM technology services.

As of December 31, 2003, we offered the following service plans and rates in the state of Paraná:

Local Services—TDMA Cellular Services

Plan	Monthly Fee (reais)	Included Minutes	Peak Time VC1	AD - within TIM Sul network
Básico	33.84	—	0.53	1.13
Noite e Lazer	25.61	—	1.13	1.13
T Você	19.99	10	0.70	0.70
Menu 30	41.05	30	0.56	0.00
Menu 50	51.33	50	0.53	0.00
Menu 100	69.85	100	0.50	0.00
Menu 200	102.78	200	0.46	0.00
Menu 400	179.94	400	0.42	0.00
Menu 1000	355.87	1000	0.36	0.00
Menu 200 Family	109.24	200	0.44	0.00
Business 200	119.24	200	0.44	0.00
Empresarial	33.84	—	0.42	0.64
Empresarial ++	18.41	—	0.42	0.00
Tarifa Zero	87.34	—	0.42	0.00
Tempo Livre	0.00	—	1.53	0.99
Tempo Todo	0.00	—	0.99	0.99
Pronto! T	0.00	—	0.99	0.99
Menu 125 Premium	77.06	125	0.53	0.00
Menu 250 Premium	128.50	250	0.49	0.00
Menu 500 Premium	236.53	500	0.40	0.00

Local Services—GSM Cellular Service

Plan	Monthly Fee (reais)	Included Minutes	Peak Time VC1	AD - within TIM GSM network	AD - outside TIM GSM Network	VC Roaming
T Você	19.99	10	0.70	0.50	0.95	0.90
Menu 50	51.33	50	0.53	0.50	0.95	0.90
Meu Sonho 125	77.06	125	0.53	0.00	0.95	0.90
Meu Sonho 250	128.50	250	0.49	0.00	0.95	0.90
Meu Sonho 500	236.53	500	0.40	0.00	0.95	0.90
Nosso Grupo 250	10.28	250	0.44	0.50	0.95	0.90
Nosso Grupo 450	10.28	450	0.44	0.50	0.95	0.90
Nosso Modo	18.41	—	0.42	0.00	0.95	0.90
Meu Jeito Modulado	0.00	—	1.53	0.50	0.95	1.52
Meu Jeito Sempre	0.00	—	0.99	0.50	0.95	1.52

As of December 31, 2003, we offered the following service plans and rates in the state of Santa Catarina:

Local Services—TDMA Cellular Services

Plan	Monthly Fee (reais)	Included Minutes	Peak Time VC1	AD - within TIM Sul network
Básico	32.90	—	0.52	1.10
Noite e Lazer	24.90	—	1.10	1.10
T Você	19.43	10	0.69	0.69
Menu 30	39.90	30	0.55	—
Menu 50	49.90	50	0.52	—
Menu 100	67.90	100	0.49	—
Menu 200	99.90	200	0.45	—
Menu 400	174.90	400	0.41	—
Menu 1000	345.90	1000	0.35	—
Menu 200 Family	105.90	200	0.43	—
Business 200	115.90	200	0.43	—
Empresarial	32.90	—	0.41	0.63
Empresarial ++	17.90	—	0.41	—
Tarifa Zero	84.90	—	0.41	—
Tempo Livre	0.00	—	1.49	0.96
Tempo Todo	0.00	—	0.96	0.96
Pronto! T	0.00	—	0.96	0.96
Menu 125 Premium	74.90	125	0.52	—
Menu 250 Premium	124.90	250	0.48	—
Menu 500 Premium	229.90	500	0.39	—

Local Services—GSM Cellular Services

Plan	Monthly Fee (reais)	Included Minutes	Peak Time VC1	AD - within TIM GSM	AD - outside TIM GSM network	VC Roaming
T Você	19.43	10	0.69	0.50	0.95	0.88
Menu 50	49.90	50	0.52	0.50	0.95	0.88
Meu Sonho 125	74.90	125	0.52	0.00	0.95	0.88
Meu Sonho 250	124.90	250	0.48	0.00	0.95	0.88
Meu Sonho 500	229.90	500	0.39	0.00	0.95	0.88
Nosso Grupo 250	10.00	250	0.43	0.50	0.95	0.88
Nosso Grupo 450	10.00	450	0.43	0.50	0.95	0.88
Nosso Modo	17.90	—	0.41	0.00	0.95	0.88
Meu Jeito Modulado	0.00	—	1.49	0.50	0.95	1.48
Meu Jeito Sempre	0.00	—	0.96	0.50	0.95	1.48

As of December 31, 2003, we offered the following service plans and rates in the city of Pelotas, in the state of Rio Grande do Sul:

Local Services—TDMA Cellular Service

Plan	Monthly Fee (reais)	Included Minutes	Peak Time VC1	AD - within TIM Sul network
Básico	32.90	—	0.52	1.10
Noite e Lazer	24.90	—	1.10	1.10
T Você	19.43	10	0.69	0.69
Menu 30	39.90	30	0.55	0.00
Menu 50	49.90	50	0.52	0.00
Menu 100	67.90	100	0.49	0.00
Menu 200	99.90	200	0.45	0.00
Menu 400	174.90	400	0.41	0.00
Menu 1000	345.90	1000	0.35	0.00
Menu 200 Family	105.90	200	0.43	0.00
Business 200	115.90	200	0.43	0.00
Empresarial	32.90	—	0.41	0.63
Empresarial ++	17.90	—	0.41	0.00
Tarifa Zero	84.90	—	0.41	0.00
Tempo Livre	0.00	—	1.49	0.96
Tempo Todo	0.00	—	0.96	0.96
Pronto! T	0.00	—	0.96	0.96
Menu 125 Premium	74.90	125	0.52	0.00
Menu 250 Premium	124.90	250	0.48	0.00
Menu 500 Premium	229.90	500	0.39	0.00

Local Services—GSM Cellular Service

Plans	Monthly Fee (reais)	Included Minutes	Peak Time			AD – within TIM GSM network	AD – outside TIM GSM network	VC Roaming
			VC1	VC Roaming within TIM GSM network	VC outside TIM GSM network
Meu Mundo	29.00	12	0.49	0.49	0.59	0.50	0.95	—
Meu Sonho 125	75.00	125	0.45	—	—	0.00	0.95	0.54
Meu Sonho 250	131.25	250	0.30	—	—	0.00	0.95	0.54
Meu Sonho 500	206.25	500	0.25	—	—	0.00	0.95	0.54
Nosso Modo	9.95	—	0.33	—	—	0.00	0.95	0.54
Meu Jeito Modulado	0.00	—	1.29	—	—	0.50	0.95	1.29
Meu Jeito Sempre	0.00	—	0.99	—	—	0.50	0.95	1.29

In connection with these plans, we provide additional revenue generating services such as call blocking, short messaging services, call forwarding, call waiting, voicemail and conference calling. In connection with the GSM plans, we also provide additional services such as photo messaging and short voice messaging services.

National Long Distance Services

Our national long distance rates for calls varied according to a number of factors, such as the location of the parties to the call, the fixed or cellular services used by each party and the usage of our network for the relevant call.

The following table provides some of the rates we charged our cellular customers for national long distance calls originated in the States of Paraná and Santa Catarina, and the city of Pelotas, in the State of Rio Grande do Sul, as of December 31, 2003:

State of Paraná

Plan	VC2 (TIM-TIM and M-F)	VC2 (M-M )	VC3 (TIM-TIM and M-F)	VC3 (M-M)
Básico	0.8039	1.1788	0.8039	1.1788
Noite e Lazer	1.4039	1.7788	1.4039	1.7788
T Você	0.9739	1.3488	0.9739	1.3488
Menu 30	0.8339	1.2088	0.8339	1.2088
Menu 50	0.8039	1.1788	0.8039	1.1788
Menu 100	0.7739	1.1488	0.7739	1.1488
Menu 200	0.7339	1.1088	0.7339	1.1088
Menu 400	0.6939	1.0688	0.6939	1.0688
Menu 1000	0.6339	1.0088	0.6339	1.0088
Menu 200 Family	0.7139	1.0888	0.7139	1.0888
Business 200	0.7139	1.0888	0.7139	1.0888
Empresarial	0.6939	1.0688	0.6939	1.0688
Empresarial ++	0.6939	1.0688	0.6939	1.0688
Tarifa Zero	0.6939	1.0688	0.6939	1.0688
Tempo Livre	1.2833	1.2833	1.2833	1.2833
Tempo Todo	1.2833	1.2833	1.2833	1.2833
Pronto! T	1.2833	1.2833	1.2833	1.2833
Menu 125 Premium	0.8039	1.1788	0.8039	1.1788
Menu 250 Premium	0.8039	1.1788	0.8039	1.1788
Menu 500 Premium	0.8039	1.1788	0.8039	1.1788

State of Santa Catarina

Plan	VC2 (TIM-TIM and M-F)	VC2 (M-M )	VC3 (TIM-TIM and M-F)	VC3 (M-M)
Básico	0.7814	1.1458	0.7814	1.1458
Noite e Lazer	1.3646	1.7290	1.3646	1.7290
T Você	0.9466	1.3110	0.9466	1.3110
Menu 30	0.8105	1.1749	0.8105	1.1749
Menu 50	0.7814	1.1458	0.7814	1.1458
Menu 100	0.7522	1.1166	0.7522	1.1166
Menu 200	0.7133	1.0777	0.7133	1.0777
Menu 400	0.6745	1.0389	0.6745	1.0389
Menu 1000	0.6162	0.9806	0.6162	0.9806
Menu 200 Family	0.6939	1.0583	0.6939	1.0583
Business 200	0.6939	1.0583	0.6939	1.0583
Empresarial	0.6745	1.0389	0.6745	1.0389
Empresarial ++	0.6745	1.0389	0.6745	1.0389
Tarifa Zero	0.6745	1.0389	0.6745	1.0389
Tempo Livre	1.2473	1.2473	1.2473	1.2473
Tempo Todo	1.2473	1.2473	1.2473	1.2473
Pronto! T	1.2473	1.2473	1.2473	1.2473
Menu 125 Premium	0.7814	1.1458	0.7814	1.1458
Menu 250 Premium	0.7814	1.1458	0.7814	1.1458
Menu 500 Premium	0.7814	1.1458	0.7814	1.1458

City of Pelotas, Rio Grande do Sul

Plan	VC2 (TIM-TIM and TIM Cellular- Fixed)	VC2 (Cellular - Cellular)	VC3 (TIM-TIM and Cellular-Fixed)	VC3 (Cellular - Cellular)
Básico	0.7814	1.1458	0.7814	1.1458
Noite e Lazer	1.3646	1.7290	1.3646	1.7290
T Você	0.9466	1.3110	0.9466	1.3110
Menu 30	0.8105	1.1749	0.8105	1.1749
Menu 50	0.7814	1.1458	0.7814	1.1458
Menu 100	0.7522	1.1166	0.7522	1.1166
Menu 200	0.7133	1.0777	0.7133	1.0777
Menu 400	0.6745	1.0389	0.6745	1.0389
Menu 1000	0.6162	0.9806	0.6162	0.9806
Menu 200 Family	0.6939	1.0583	0.6939	1.0583
Business 200	0.6939	1.0583	0.6939	1.0583
Empresarial	0.6745	1.0389	0.6745	1.0389
Empresarial ++	0.6745	1.0389	0.6745	1.0389
Tarifa Zero	0.6745	1.0389	0.6745	1.0389
Tempo Livre	1.2473	1.2473	1.2473	1.2473
Tempo Todo	1.2473	1.2473	1.2473	1.2473
Pronto! T	1.2473	1.2473	1.2473	1.2473
Menu 125 Premium	0.7814	1.1458	0.7814	1.1458
Menu 250 Premium	0.7814	1.1458	0.7814	1.1458
Menu 500 Premium	0.7814	1.1458	0.7814	1.1458

International Long Distance Services. Our international long distance rates for calls varied according to a number of factors, such as the location of the parties to the call, the fixed or cellular services used by each party and the usage of our network for the relevant call.

Roaming Fees. We receive revenue pursuant to roaming agreements with other cellular telecommunications service providers. When a call is made from within our Region by a client of another cellular service provider, that service provider pays us a roaming charge for the call which is charged at the applicable rate from the TIM Basic Plan approved by Anatel.

Similarly, when one of our clients makes a cellular call when that customer is outside of the Region, we must pay the charges associated with that call to the cellular communication service provider in whose region the call originates. See “—Our Contractual Obligations—Roaming Agreements.”

In addition, when a client places a long distance call while roaming, we may receive the respective long distance revenues if we are chosen as the long distance carrier.

Prepaid Service Fees. Beginning in April 1999, we started offering customers pre-paid cellular telecommunications services. Through our pre-paid plans, our customers acquire calling cards that provide a certain number of credits that can be used to place calls. Our customers may purchase calling cards at various points of sale throughout our Region, such as banks, grocery stores and gas stations. Our customers may also recharge their calling cards at various points of sale throughout our Region instead of purchasing a new card. We estimate that on December 31, 2003, these points of sale numbered approximately 17,000. In 2003, we shortened the period within which the credits from calling cards must be used by our customers, to 90 days from the day it is activated, as compared to 180 days in previous years.

Interconnection Charges

Prior to July 2003, we charged a telecommunications service provider from whose network a call originated an interconnection charge for every minute our network was used in connection with such call. See “—Our Contractual Obligations—Interconnection Agreements.” As of July 2003, operating under the PCS authorizations, TIM Sul charges interconnection fees to other long distance companies chosen by our customers to carry their long distance calls. See “—Regulation of the Brazilian Telecommunications Industry—PCS Regulations” and “—Regulation of the Brazilian Telecommunications Industry—Long Distance Regulation.”

On October 19, 2000, the interconnection rate in effect was R$0.2552 per minute, net of taxes. On February 28, 2002, Anatel authorized a 10.6% increase in the interconnection rate, to R$0.2823 per minute, net of taxes. On February 6, 2003, Anatel authorized a 22.0% increase in the interconnection rate, to R$0.3443 per minute, net of taxes. On February 9, 2004, Anatel authorized a 9.3% increase in the interconnection rate, to R$0.3763 per minute, net of taxes.

Beginning in July 2004, interconnection charges will be negotiated among telecommunications service providers in Brazil within rules to be promulgated by Anatel. We are not able to anticipate the impact of the Anatel rules, if in fact issued before July 2004, on such negotiations.

Co-Billing Services

Co-billing occurs when we bill one of our clients on behalf of another long distance service provider for services rendered our client by that carrier, or when another carrier bills its clients on our behalf for long distance services we render to its clients. Beginning July 2003, we started providing co-billing services to other telecommunication service providers operating in Brazil. The rates of such services are being negotiated between the companies under the supervision of Anatel.

Value Added Services

Through an agreement with a third party, we offer value added services such as short messaging services, multimedia message services (MMS), voice mail, call waiting, call forwarding, conference calling services, among others. We have also entered into agreements with our competitors related to our short messaging services. As a result of these agreements, beginning December 2001, our customers were able to receive and send short messages throughout Brazil.

We stopped providing Internet services in the second half of 2003 with the sale of Blah! To Tim International N.V. See “—Organizational Structure—Network Blah! Sociedade Anônima de Serviços e Comércio (formerly timnet.com).”

Sales of Cellular Handsets

We started selling cellular handsets in February 1999, both directly and through our dealer network. From May 2000 to August 2001, the sale and distribution of cellular handsets to our authorized dealers were conducted by a third party. During this period, we limited our sales of handsets to our 14 proprietary stores.

In August 2001, we resumed the sale of cellular handsets to our authorized dealers and continued selling cellular handsets through our proprietary stores.

Sales and Marketing

We divide our market into three main categories: large business customers (businesses with four or more cellular lines), medium business customers (businesses with fewer than four cellular lines), and individual customers. These categories are divided further according to level of usage, distinguishing, for example, high-volume users from other categories of usage. We take these categories into account when developing service plans, sales strategies, customer service strategies and new products, as well as for billing and collection purposes. We also use market research reports and focus group studies to analyze our customer base.

We market our services through a network of stores, including general retail stores that sell our cellular telecommunications services and related goods on a non-exclusive basis and dedicated outlets that sell our services and goods exclusively. Sales of our products and services are offered by our sales personnel and also by authorized dealers, who are not our employees. We select our authorized dealers based on a number of factors, including, but not limited to, the suitability of the premises in which our services and ancillary merchandise will be offered.

Our personnel and authorized dealers receive ongoing training and marketing support. For example, in 2003, we spent more than 100,000 training hours training our dealers and sales workforce, preparing for the migration to the PCS regime and GSM technology services. We generally have the ability to terminate contracts with our personnel and authorized dealers for any reason by giving a written notice of termination. On December 31, 2003, services were marketed through 989 points of sale, out of which 16 were operated directly by our sales personnel and 973 through our authorized dealers. In addition, in 2003, we modernized and standardized our points of sale, in an effort to reflect the technological advances adopted by TIM in Brazil. This point of sale network enables us to market our services and to provide after-sale service throughout the Region.

Anatel regulations require cellular telecommunications companies to provide service to all individuals regardless of income level requesting their services. Nonetheless, we can recommend service plans that are suitable to each potential customer’s needs and credit history, such as our pre-paid service plan. If a customer fails to make timely payments, services can be interrupted. See “—Billing and Collection.”

In March 1999, we commenced marketing our cellular telecommunications services under the brand “TIM,” which is also used by Tele Nordeste Celular, Maxitel and TIM Celular.

Our Network

As of December 31, 2003, we had expanded our cellular phone network coverage to 80% of the population of the state of Paraná, from 79% on December 31, 2002. Our coverage of the state of Santa Catarina and the city of Pelotas remained at 84% and 100%, respectively.

On December 31, 2003, our TDMA cellular telecommunications network included 806 radio base stations, and our GSM Network included 488 radio base stations. We expanded our network during 2003, increasing the number of radio base stations by 1.4%, compared to December 31, 2002. We plan to continue to expand our cellular telecommunications network to cover as broad a geographical area as economically feasible in response to projected consumer demand. The network is connected primarily through a fiber-optic transmission system leased from the fixed-line service providers operating within the Region.

Digitalization represents one of our key strategic initiatives. As of December 31, 2003, approximately 100% of our network was digital and 98% of its clients used digital handsets. Our management believes that digitalization offers certain advantages, including greater network capacity, reduced operating costs and additional revenues through the sale of value-added services. Digital cellular telecommunications service also offers clients greater security.

Siemens Ltda. and Ericsson Telecomunicações S.A. are our principal suppliers of cellular telecommunications equipment.

Billing and Collection

Our TDMA billing and collection system, known as Business Support and Control System, was provided by Communications System Inc. LHS, a German company. This system has four main functions:

•	customer registration;

•	customer information management;

•	accounts receivable management; and

•	billing and collection.

Prior to the initiation of our GSM overlay, TIM Brasil had developed an extensive GSM network and support systems, including an effective GSM billing system. In connection with the launch of our GSM services, we upgraded a number our systems to interface with TIM Brasil’s central billing system to take advantage of TIM Brasil’s preexisting infrastructure and expertise. Utilizing TIM Brasil’s centralized system for our GSM billing needs makes our operations more efficient and relieves us of the need to create our own GSM billing system. After an initial trial period, the support given to us by TIM Brasil in relation to our GSM operations will be the subject of a specific agreement, the terms of which will conform to common market prices and practices.

These billing systems give us significant flexibility in developing service plans and billing options and is integrated with our computer systems. Our billing systems are important tools in the performance of services, assisting in many areas of our business, including marketing, customer service and credit management. Pursuant to Anatel’s regulations, customers must receive a telecommunications service bill at least five days before due. We believe that we are generally in compliance with this requirement. Currently, if a customer’s payment is more than 15 days overdue, we usually suspend the customer’s ability to make outgoing calls, and if the payment is 30 days overdue, we discontinue the service entirely.

Customer Service

We operate a Mobile Phone Service Center that enables our customers to obtain customer service 24 hours a day, seven days a week, by calling “1404,” a toll-free number.

In 2001, we created a customer relationship center (“CRC”), a pioneering client service concept, which is the center of our communications with customers and potential customers. Our customer service center is located in the state of Paraná, with 316 service positions. In 2003, we ceased the operations of our call center located in the state of Santa Catarina.

The Internet is another important channel of communication between us and our post-paid clients. In 2003, we had over 15,000 online requests for plan changes, copies of invoices and activation of additional services, including “follow-me”, a call forwarding service; call waiting; conference calling; as well as timnet.com services.

Fraud Detection and Prevention

“Subscription fraud” and “cloning fraud” are common in parts of Brazil and are experienced by us. Subscription fraud occurs when the perpetrator of the fraud obtains identification documents of another individual, either real or forged, and utilizes them to obtain cellular services. Cloning fraud is less common than subscription fraud and currently is almost non-existent on GSM networks. Cloning fraud consists of duplicating the cellular signal of a client, enabling the perpetrator of the fraud to make telephone calls using the client’s signal. Such calls are billed to the client, but the receivable is written off when we discover it arose from a fraudulent call. If part of a fraudulent call is carried by the network of another service provider, we are obligated to pay that service provider the applicable interconnection fee, regardless of whether we ever collect the receivable associated with the call.

We have implemented fraud-prevention and fraud-detection measures in an effort to detect fraud as quickly as possible and thereby reduce costs associated with fraud. Fraud detection measures include the collection and review of call records to detect abnormal calling patterns. When abnormal patterns are found, the client or user is contacted by our fraud control staff and, if cloning has occurred, the client’s number, cellular telephone or both are changed. If subscription fraud has occurred, both the applicable number and the cellular telephone line are terminated. Fraud prevention measures include restrictions on international calls from a given number and restrictions on three-way calling by customers with international direct-dial access.

We have a nationwide fraud detection system licensed from Digital Equipment Corporation. This system analyzes various aspects of cellular service usage including simultaneous usage by a single client, call frequency and unusually high usage patterns. The system has been operational within the Region since July 1998.

Our Contractual Obligations

Interconnection Agreements

The Subsidiaries have entered into interconnection agreements with Embratel, Brasil Telecom and other telecommunications service providers operating in Brazil. The terms of our interconnection agreements include provisions specifying the number of interconnection points, the method by which signals must be received and transmitted, and the costs and fees for interconnection services. See “—Regulation of the Brazilian Telecommunications Industry.” In the absence of a specific agreement, the interconnection rates that we charge are those established by Anatel regulations. See “—Regulation of the Brazilian Telecommunications Industry—Interconnection Regulation.”

Roaming Agreements

We have entered into roaming agreements for automatic roaming with other cellular service providers operating outside our Region. Automatic roaming permits our clients to use their cellular telephones on the networks of other cellular service providers while traveling or “roaming” in Brazil outside the Region. Similarly, we provide cellular telecommunications service to customers of other cellular service providers when those customers place or receive calls while visiting the Region. The cellular service providers party to these agreements must provide service to roaming clients on the same basis that they provide service to their own clients and to carry out a monthly reconciliation of roaming charges. The agreements have a one-year term and automatically renew for additional one-year terms.

We, through TIM Brasil Participacões, are a member of the Roaming Management Committee, a group comprised of 21 cellular telecommunications service providers operating in Brazil. The Roaming Management Committee was created to independently control the activities related to roaming services in Brazil and the international roaming agreements entered into by Brazilian companies with telecommunications service providers operating in the member countries of Mercosur.

The Roaming Management Committee requires the cellular service providers to service national roaming customers generally on the same basis as the service provided to their respective own customers, and to carry out a monthly reconciliation of roaming usage charges.

Roaming in MERCOSUR

We have entered into roaming agreements with telecommunications service providers operating in the following countries:

•	Argentina, providing for automatic roaming in the city of Buenos Aires region;

•	Paraguay, providing for automatic roaming throughout that country; and

•	Uruguay, providing for manual roaming throughout that country.

Other International Roaming Agreements

We have roaming agreements with other telecommunications service providers operating in countries all over the world, including the United States, and countries in Latin America, Europe and Asia. Our TDMA customers have international roaming coverage in more than 170 countries. Our GSM customers are covered in more than 70 countries.

Site-Sharing Agreement

With the objective of avoiding unnecessary duplication networks and infrastructures, Anatel permitted that telecommunications service providers may use other providers’ networks as secondary support in providing telecommunications services. Therefore, we have allowed other telecommunications service providers in our region to use our infrastructure, and we have used others’ infrastructure, pursuant to site-sharing agreements we have with them.

Competition in the Region

Currently, there are four different frequency ranges within which cellular companies and PCS companies may operate in Brazil, as described below.

Band A Companies

Upon the Breakup of the Telebrás System, the Brazilian territory was initially divided by Anatel into eight separate cellular service regions (“Band A Regions”), each serviced by one of the New Holding Companies operating in the cellular telecommunications business. Such eight New Holding Companies received control of the assets and liabilities held directly by the Predecessor Companies in connection with their operations of cellular telecommunications services. Tele Celular Sul is one of such New Holding Companies.

The New Holding Companies providing cellular service initially operated within a 25 MHz sub-band within the band of 800 MHz, and comprise the companies operating under the Band A (“Band A”), according to concessions granted and regulations issued by Anatel. See “—Our History and Development.”

Band B Competition

The General Telecommunications Law provides for the introduction of competition in telecommunication services in Brazil. Under the terms of Law 9,295, of July 19, 1996 (the “Minimum Law”), the Federal Government granted authorizations to new companies to provide cellular telecommunications service within a 25 MHz sub-band within the band of 800 to 850 MHz, which is referred to as Band B (“Band B”). Companies operating under the Band B are distributed throughout ten different regions, which generally overlap with the Band A Regions. See “—Regulation of the Brazilian Telecommunications Industry—Authorizations and Concessions.”

States of Paraná and Santa Catarina. Global Telecom S.A. (“Global Telecom”) provides cellular telecommunications service in the states of Paraná and Santa Catarina through a Band B authorization. In December 1998, Global Telecom started providing cellular telecommunications services based on code-division multiple access technology (“CDMA”).

Global Telecom is controlled by Telesp Celular, an operating company that provides cellular telecommunications services in the state of São Paulo. Telesp Celular holds 100% of the capital stock of Global Telecom, 76.83% directly and 23.17% indirectly. On November 27, 2002, there was a corporate restructuring in Global Telecom’s group, whereby the shareholders of Telesp Celular transferred their direct and indirect interests held in Telesp Celular to a Dutch joint venture named Brasilcel N.V.

In early 2003, Portugal Telecom and Global Telecom announced that they had entered into a joint venture that will market itself under a single brand, “Vivo.” According to public announcements made by Vivo, it pursues a national strategy as opposed to one focused just on our Region, and that the Vivo companies are controlled by Telefonica Moviles and Portugal Telecom.

City of Pelotas, Rio Grande do Sul. Telet S.A. (“Telet”) was granted a Band B authorization to provide cellular telecommunications service in the state of Rio Grande do Sul, including the city of Pelotas area. It has been publicly announced that Telet is controlled by America Movil S.A. de C.V. (“America Móvil”). Telet, under the Claro name, started providing cellular telecommunications service in the city of Pelotas area in the second half of 1999. Telet uses TDMA technology. We believe Telet will start providing GSM-based services in 2004.

The rights and obligations of Global Telecom and Telet, under their respective authorizations granted by Anatel, are similar to our rights and obligations under our authorizations.

Band C Competition

There were no participants in the auctions for the Band C PCS authorizations held on February 1, 2001 and on August 16, 2001. On May 2, 2002, Anatel commenced a new auction process for Band C radio frequencies. This new auction process was open only to preexisting cellular telecommunications and telecommunications companies, but no party purchased a Band C authorization.

Accordingly, the Band C frequency range was removed by Anatel from the frequency spectrum allocable to telecommunication service providers, and no additional competition entered the market.

Band D Competition

In February 2001 and in October 2002, Anatel held auctions for PCS Band D authorizations.

States of Paraná and Santa Catarina. In October 2002, America Móvil, through a controlled company organized according to the laws of the Federative Republic of Brazil, acquired a PCS Band D authorization covering the states of Paraná and Santa Catarina and began offering GSM services in the fourth quarter of 2003 and is expected to compete aggressively within our Region in 2004. America Móvil S.A. de C.V. also controls in Brazil the following telecommunications companies: (i) Americel S.A., (ii) BCP S.A., (iii) Algar — Telecom Leste S.A., (iv) Telet S.A., (v) Tess S.A. and (vi) BSE S.A.

State of Rio Grande do Sul. As of March 31, 2004 there were no bidders for the PCS Band D authorization for the state of Rio Grande do Sul, where the cities of Pelotas, Turuçu, Capão do Leão and Morro Redondo are located, within the Region.

Band E Competition

In March 2001 and October 2002, Anatel held auctions for PCS Band E authorizations.

States of Paraná, Santa Catarina and Rio Grande do Sul. Group Brasil Telecom S.A. (“Brasil Telecom”), a company organized according to the laws of the Federative Republic of Brazil, acquired a PCS Band E authorization covering the states of Paraná and Santa Catarina and a PCS Band E authorization covering the state of Rio Grande do Sul. Brasil Telecom made public announcements that it would start operating under its PCS Band E authorization in 2004 within our Region.

Long Distance Services Competition

We started providing national and international long distance services in July 2003. The companies operating in long distance telecommunications market in our Region are Empresa Brasileira de Telecomunicações S.A., Intelig Telecomunicações Ltda., Brasil Telecom S.A. and Global Village Telecom Ltda.

Other Competition

We also compete with fixed-line phone service providers operating in the Region. Certain customers might shift to fixed-line service providers for a number of reasons, including lower prices. On September 24, 1999, the Brazilian government authorized Global Village Telecom Ltda., a corporation organized according to the laws of Brazil, to provide fixed-line telecommunications service in competition with Brasil Telecom, the public service fixed-line telephone service provider operating in an area that includes our Region.

Global Village Telecom Ltda. provides fixed-line telecommunications services using Wireless Local Loop (“WLL”) technology, which permits access to fixed-line operators’ switching centers through radio base stations, operating in a frequency similar to those of cellular service providers. This technology enables WLL service providers to reach places where there is no conventional cable network.

On April 27, 2000, Anatel issued Resolution No. 221/00, regulating Specialized Mobile Service (“Trunking”), with rules similar to the ones applicable to the cellular telecommunications services. Trunking service providers are not permitted to offer their services to individuals, and therefore will be competing with us exclusively in the corporate segment of our market. Nextel S.A., a company organized according to the laws of the Federative Republic of Brazil, provides Trunking services in the city of São Paulo, and in 2001, started providing Trunking services in the city of Curitiba, in the state of Paraná.

We compete, to a limited extent, with certain other wireless telecommunications services, such as mobile radio, paging and beeper services, which are widely used in Brazil. These competing wireless telecommunications services are generally less expensive than cellular telecommunications services.

The opening to competition of the Brazilian market for cellular telecommunications services has adversely affected our results of operations, and there can be no assurance that the entry or growth of competitors will not have a material adverse effect on our business, financial condition, results of operations or prospects. Any adverse effects on our results and market share from competitive pressures will depend on a variety of factors that cannot now be assessed with precision and that are beyond our control. Among such factors are the identity of the competitors, their business strategies and capabilities, prevailing market conditions at the time, the regulations applicable to new entrants and us, and the effectiveness of our efforts to prepare for increased competition. One or more new competitors may have technical or financial resources greater than ours.

Research and Development

In connection with the Breakup, the Subsidiaries were required to enter into three-year contracts which obligated them to contribute an aggregate of R$2.4 million to the Centro de Pesquisa e Desenvolvimento da Telebrás (the “Center”), a research and development center formerly operated by Telebrás, during the period from May 1998 until July 2001.

Our research and development expenses during 2001 and 2002 were R$0.6 million and R$2.3 thousand, respectively. Our research and development expenses during 2001 and 2002 consisted of its contribution to the Center. Since 2002, although our obligation to make contributions to the Center had expired, we made contributions to the Center to fund research and development of discrete projects. We do not independently develop new telecommunications hardware and depend upon the manufacturers of telecommunications products for the development of new hardware. Accordingly, we do not expect to incur material research and development expenses in the future.

Taxes on Telecommunications Goods and Services

The costs of telecommunications goods and services to clients are subject to a variety of federal, state and local taxes (in addition to taxes on income), the most significant of which are ICMS, ISS, COFINS, PIS, FUST Tax, FUNTTEL Tax and FISTEL Tax, which are described below.

•	ICMS. The principal tax applicable to telecommunications goods and services is a state value-added tax, the Imposto sobre Circulação de Mercadorias e Serviços (“ICMS”), which the Brazilian States impose at varying rates on certain revenues from the sale of goods and services, including certain telecommunications services. The ICMS tax rate in each state in the Region is 25% for domestic telecommunications services, except in the State of Paraná, where a 27% rate went into effect as of January 1, 2002. The ICMS tax rate imposed on the sale of cellular handsets averages 17% throughout the Region, with the exception of some handsets whose manufacturers are afforded some local tax benefits, in which case the highest rate is 7%. In June 1998, the governments of individual Brazilian States approved an agreement to interpret existing Brazilian tax law to apply ICMS, effective July 1, 1998, to certain services to which ICMS had not previously been applied, including cellular activation fees. See “Item 8. Financial Information—Legal Proceedings—Litigation Related to the Application of ICMS.”

•	ISS. The Imposto Sobre Serviços (“ISS”) taxes certain services listed in the List of Services prescribed by Decree-law No. 406/68. This list also includes certain services that have the purpose of providing goods. Municipalities impose this tax at varying rates, but in the majority of large cities, the ISS rate is around 5%. The tax basis of the ISS is the price of the service, minus certain exceptions (construction services). As provided by Constitutional Amendment No. 20, dated June 12, 2002, municipalities must charge the minimum rate of 2% and they must not directly or indirectly grant tax benefits that may result in and effective rate below 2%. In August 2003, the Lei Complementar a Constituição Federal do Brasil n. 116 (“LC 116”), established a new framework for the ISS. Municipalities are required to adapt their respective ISS legislation in order to comply with the rules set forth by LC 116. Such new rules are effective as from January 1, 2004.

•	COFINS. The Contribuição Social para o Financiamento da Seguridade Social (“COFINS”) is a social contribution tax on gross revenues (both operating and financial). On November 27, 1998, the Brazilian government increased the COFINS rate from 2% to 3% but permitted taxpayers to offset up to one-third of the amount of COFINS paid against the amount owed as Contribuição Sobre Lucro Líquido (“CSL”), a social contribution tax assessed on net income. The ability to offset COFINS against CSL was subsequently revoked for periods after January 1, 2000. On January 1, 2000, we began to include the COFINS tax in our bills at a rate of 3%. In October 2003, the COFINS legislation was further amended, making this tax to be non-cumulative, raising its rate to 7.6% to certain transactions, and expanding it to other taxable events, such as the sale of handsets. Telecommunications services, which were not included in transactions subject to the new 7.6% rate, will continue to be taxed at the rate of 3% after the introduction of such changes, which are effective beginning February 1, 2004.

•	PIS. The Programa de Integração Social (“PIS”) is another social contribution tax, imposed prior to December 2002 at a rate of 0.65% on gross revenues from certain telecommunications service activities (both operating and financial) and handset sales. Beginning in December 2002, PIS has been levied at a rate of 1.65% on gross revenues from sales of handsets, according to Law 10,637/02. Law No. 9,718 also indirectly raised the PIS contribution tax rate owed by TIM Sul.

•

FUST. On August 17, 2000, the Brazilian government created the Fundo de Universalização dos Serviços de Telecomunicações (“FUST”), a fund that is supported by a social contribution tax applicable to all telecommunications services (“FUST Tax”). The purpose of the FUST is to reimburse a portion of the costs incurred by telecommunications service providers to meet the universal service targets required by Anatel throughout the Region (such as targets for rural and impoverished areas, schools, libraries and hospitals), in case these costs are not entirely recovered through the collection of telecommunications service fees and charges. The FUST Tax is imposed at a rate of 1% on gross operating revenues, net of ICMS, PIS and COFINS, and its cost may not be passed on to clients. Telecommunications companies can draw from the FUST upon meeting the universal service targets required by Anatel.

•	FUNTTEL. On November 28, 2000, the Brazilian government created the Fundo para Desenvolvimento Tecnológico das Telecomunicações (the “FUNTTEL”), a fund that is supported by a social contribution tax applicable to all telecommunications services (the “FUNTTEL Tax”). The FUNTTEL is a fund managed by BNDES and FINEP, a government research and development agency. The purpose of the FUNTTEL is to promote the development of telecommunications technology in Brazil and to improve competition in the industry by financing research and development in the area of telecommunications technology. The FUNTTEL Tax is imposed at a rate of 0.5% on gross operating revenues, net of ICMS, PIS and COFINS, and its cost may not be passed on to clients.

•	FISTEL. The Fundo de Fiscalização das Telecomunicações (the “FISTEL”), a fund supported by a tax applicable to telecommunications services (the “FISTEL Tax”), was established in 1966 to provide financial resources to the Brazilian government for its regulation and inspection of the sector. The FISTEL Tax consists of two types of fees: an installation inspection fee assessed on telecommunications stations upon the issuance of their authorization certificates, as well as every time we activate a new cellular number, and an annual operations inspection fee that is based on the number of authorized stations in operation at the end of the previous calendar year. The amount of the installation inspection fee is a fixed value, depending upon the kind of equipment installed in the authorized telecommunications station. Effective April 2001, the installation and inspection fee has been assessed based on net activations of cellular numbers (i.e., the number of new cellular activations reduced by the number of cancelled subscriptions), as well as based on the net additions of radio base stations. The operations inspection fee equals 50% of the total amount of installation inspection fees that would have been paid with respect to existing equipment.

Regulation of the Brazilian Telecommunications Industry

General

Our business is subject to comprehensive regulation under the General Telecommunications Law, a comprehensive regulatory framework for the provision of telecommunications services promulgated by Anatel in November 1998, and various administrative enactments thereunder. The Subsidiaries operated under concessions to provide services under the SMC regulations until December 2002, when their concessions were converted into authorizations to provide services under the PCS regulations. The PCS regulations set forth certain obligations further described below.

Anatel is the regulatory agency for telecommunications under the General Telecommunications Law and the October 1997 Regulamento da Agência Nacional de Telecomunicações (the “Anatel Decree”). Anatel is administratively independent and financially autonomous. Anatel maintains a close relationship with the Ministry of Communications and is required to report its activities to the Ministry of Communications. It has authority to propose and to issue regulations that are legally binding on telecommunications service providers. Any proposed regulation or action by Anatel is subject to a period of public comment, which may include public hearings, and may be challenged in Brazilian courts.

Authorizations and Concessions

Pursuant to the 1996 Lei Mínima (the “Minimum Law”), Band A and Band B Service Providers were granted concessions under SMC regulations. Each concession was a specific grant of authority to supply cellular telecommunications services in a defined geographical area, subject to certain requirements contained in the applicable list of obligations appended to each concession. Through resolutions enacted in September 2000 and January 2001, Anatel also granted cellular service providers operating under concessions the right to convert their concessions into authorizations under PCS regulations.

Authorizations and concessions to provide telecommunications services are granted under either the public regime or the private regime. Only certain fixed-line service providers are currently operating under the public regime. Public regime companies are subject to certain requirements under the General Telecommunications Law and the May 1998 Decree establishing the General Fixed-Line Service Universalization Target Plan.

Services provided under the private regime are classified as either collective interest or restricted interest. Collective interest private regime services are subject to requirements imposed by Anatel under the applicable authorizations or concessions and the General Telecommunications Law. Restricted interest private regime services are subject to fewer requirements than public regime or collective interest private regime services. Under the authorizations, the Subsidiaries operated under the collective interest private regime.

In 1997, the Subsidiaries were granted SMC concessions. In December 2002, TIM Sul as successor to the Subsidiaries converted its SMC concessions into PCS authorizations, with an option to renew the authorizations for an additional 15 years following the original expiration dates of the concessions. As a result of the conversion from concessions to authorizations, TIM Sul has subsequently been allowed to operate under the PCS regulations.

The following table sets forth the expiration date of each of TIM Sul’s PCS authorizations:

Territory	Authorization expiration date
State of Paraná	September 3, 2007
State of Santa Catarina	September 30, 2008
City of Pelotas (State of Rio Grande do Sul)	April 14, 2009

After migrating to the PCS regime, we received from Anatel authorizations to provide national and international long distance telecommunications services. The following table sets forth the expiration date of each of TIM Sul’s national and international long distance authorizations:

Territory	Authorization expiration date
State of Paraná	June 30, 2023
State of Santa Catarina	June 30, 2023
City of Pelotas (State of Rio Grande do Sul)	June 30, 2023

Our national and international long distance authorizations overlap with similar authorizations held by one of our Authorized Sister Companies. Our national and international long distance authorizations were granted by Anatel subject to a commitment that this overlap be eliminated within 18 months of July 4, 2003, the date the authorizations were granted, under penalty of forfeiture and other sanctions provided by applicable law. Accordingly, by January 4, 2005, unless a change in the regulatory framework occurs, we will relinquish our national and international long distance authorizations. See “Item 3. Risk Factors. Risks Related to Us—We will no longer offer national and international long distance services after 2004.”

Obligations of Telecommunications Companies

In November 1999, Anatel and the Brazilian cellular service providers jointly adopted a “Protocol for Mobile Cellular Service Providers” (the “Protocol”). The Protocol established additional quality of service targets and rates, which SMC operators were required to achieve by June 2001. Although the General Telecommunications Law does not specify any penalties for failing to meet the targets required by the Protocol, Anatel was required to examine the performance of the Brazilian telecommunications companies under the Protocol’s standards. Despite migration to SMP in December 2002, from January to June 2003, we reported to Anatel regarding, and had complied with, all quality of service indicators applicable to SMC operators. The Protocol ceased to be applicable to TIM Sul after July 2003.

Beginning in September 2003, we became subject to the PCS quality of service indicators. Our quality of service obligations under our PCS authorizations differ substantially from those under the previous SMC concessions. See “—PCS Regulation.” Since December 2003, we have achieved the majority, but not all of the service of quality requirements applicable to the PCS service operators. Some of our PCS quality of service indicators are currently difficult to achieve due to, for example, our dependence on the performance of third parties and the continuing clarification of some of the quality of service measurements under the PCS rules. We will continue to make efforts to meet all of our quality of service obligations under the PCS authorizations, but we can provide no assurance that we will be able to do so.

PCS Regulation

In September 2000, Anatel promulgated regulations regarding PCS wireless telecommunications services that are significantly different from the ones applicable to cellular companies operating under Band A and Band B. The new rules allow companies to provide wireless telecommunications services under PCS authorizations. The PCS authorizations allow new entrants in the Brazilian telecommunications market to compete with existing telecommunications service providers.

According to rules issued by Anatel, renewal of a concession to provide cellular services, as well as permission from Anatel to transfer control of cellular companies, are conditioned on agreement by such cellular service provider to operate under the PCS rules. The Subsidiaries converted their cellular concessions into PCS authorizations in December 2002, and later transferred them to TIM Sul, which is now subject to certain obligations under the PCS regulations. See “—Authorizations and Concessions.”

In connection with the PCS authorization auctions in 2001 and 2002, Anatel divided the Brazilian territory into three separate regions, each of which is equal to the regions applicable to the public regime fixed-line telephone service providers. PCS services may only be provided under Bands C, D and E licenses which encompass the 900 and 1800 Mhz bands and were auctioned by Anatel in 2001 and 2002. An authorization to operate in Band D in the Region was acquired by Brasil Telecom and BSE S.A. The Band C auctions were later withdrawn.

Obligations under the PCS regulations and TIM Sul’s authorizations differ from the obligations that were applicable to our Subsidiaries while operating under their concessions. For example, the obligations under the PCS regulations and TIM Sul’s authorizations include the requirement to comply with additional and more stringent service quality standards and to offer customers their choice of long distance carriers in long distance calls on a per call basis. TIM Sul was required to comply with most of these PCS obligations beginning in September 2003. As of December 2003, we complied with the majority of PCS quality standards. See “—Obligations of Telecom Companies.” We will continue to adjust to comply with all of our obligations under the PCS regulations, but we can provide no assurances that we will be able to do so.

In addition, the PCS regulations impose a rate structure on us which is significantly different from the one applicable to operations under our cellular concessions. Under the PCS regulations, we are generally free to determine the prices charged for our services, subject to certain limitations imposed by Anatel rules and the General Telecommunications Law. TIM Sul has been subject to such new rate structure since July 2003. We have no available data indicating how this rate structure could adversely affect fee considerations and results of operations. See “— Regulation of the Brazilian Telecommunications Industry—PCS Regulation.”

According to the new PCS regulations, we are required to adjust our operating processes and agreements to such new rules, including our interconnection agreements, as well as agreements with our customers. By April 2004, substantially all of our interconnection arrangements were covered by agreements that had been amended to reflect the PCS regulations.

Interconnection Regulation

Telecommunications service providers are required to provide interconnection according to the “General Interconnection Rules,” adopted by Anatel through Resolução 40/98. The terms and conditions of interconnection are to be negotiated by the parties, within certain limits, including a price-cap established by Anatel. For example, if a telecommunication service provider offers any party an interconnection fee below the Anatel price-cap, such telecommunications service provider must offer to provide interconnection to other parties at the same lower fee.

Long Distance Service Regulation

In connection with the PCS regulations, the Código de Seleção de Prestadora (the “CSP Program”) was introduced in July 2003. Under the CSP Program, our customers can choose their long distance carrier on a per-call basis. Together with the other TIM companies in Brazil, we are authorized to provide national and international long distance services.

Such changes mark the introduction of a new tariff structure. Before migrating to PCS, TIM Sul had the right to charge customers directly for all long distance calls. Under the PCS system, the carrier chosen by the user has the right to charge customers directly for such calls. In such cases, if our user chooses a carrier other than TIM Sul, TIM Sul is entitled to receive interconnection charges from the chosen long distance carrier; however it will be not entitled to receive any long distance fees for long distance calls it does not carry.

In addition, we are also subject to the STFC regulations, applicable to our national and international long distance services. The STFC regulations and our long distance authorizations impose obligations on us with respect to the quality of service. Some of our STFC quality of service obligations are difficult to achieve due to, for example, our dependence on third party to perform their respective quality of service obligations. We will continue to make our best efforts in order to comply with all our obligations under our STFC authorizations and the STFC regulations, but we can provide no assurance that we will be able to do so.

Rate Regulation

Our cellular concessions, applicable to us until July 2003, provided for a price-cap mechanism by which the rates we charged customers were adjusted on an annual basis. The price cap was a maximum weighted average rate for our basket of services. The basket consisted of the services we provided through our TIM Basic plan. See “—Sources of Revenue—Network Usage Charges and Monthly Subscription Charges” for a further description of our TIM Basic plan. The price-cap was adjusted annually to reflect the rate of inflation as measured by the Índice Geral de Preços—Disponibilidade Interna (“IGP-DI”), a price index created by the Fundação Getúlio Vargas, a Brazilian economic research organization. The weighted average rate for our entire basket of services could not have exceeded the price cap, but our rates for individual services within the basket could have been raised annually above the annual change in the IGP-DI.

Under our PCS authorizations, we are allowed to set prices for our service plans, subject to approval by Anatel. After we set these prices, we expect that they will be adjusted annually for inflation based on the IGP-DI.

Value-Added Services and Internet Regulation

Value-added services are not considered under Brazilian telecommunications regulations to be telecommunications services, but rather an activity that adds features to a telecommunications service supported by such value-added services. Regulations require all telecommunications service providers to grant network access to any party interested in providing value-added services, on a non-discriminatory basis, unless technically impossible. Telecommunications service providers also are allowed to render value-added services through their own networks. Internet access is considered by Brazilian legislation to be a value-added service, and its providers are not considered to be telecommunications companies. Current regulations allow us or any other interested party to offer Internet connection services through our network.

Property, Plant and Equipment

Our principal properties consist of switching equipment, which connect calls to and from customers, and radio base stations, which comprise certain signal transmission and reception equipment covering a defined area. On the sites of our radio base stations, we have also installed antennas and certain equipment to connect these antennas with our switching equipment. On December 31, 2003, we had 6 large cellular switches and 1,294 radio base stations within our Region.

We generally lease or buy the sites where our cellular telecommunications network equipment is installed. On December 31, 2003, our Subsidiaries owned approximately 80.0 thousand square meters and leased about 88.9 thousand square meters, all of which were available for installation of our equipment. Most of our leasing contracts expire in 2004, and may be renewed.

We also lease 21.2 thousand square meters and own about 2.7 thousand square meters of office space in the cities of Curitiba, Florianópolis and Pelotas, where we conduct the majority of our management activities. These leasing contracts also generally expire in 2004 and may be renewed. There are no encumbrances that may affect our utilization of our property or equipment.

ITEM 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Overview

In 2003, the Brazilian cellular telecommunications sector experienced significant growth. In August of 2003, the number of cellular telephones surpassed the number of fixed telephone lines. At the end of 2003, Brazil had 46.4 million cellular phones, as compared to 33.0 million for 2002. In the area where we provide our services, the total number of cellular phones was 3.7 million, as compared to 2.9 million in 2002.

At December 31, 2003, Tele Celular Sul had 2,055,884 customers, an increase of 19% from 2002. Of these customers, 1,522,071 used our pre-paid services and 533,813 used post-paid services. We added 332,224 customers in 2003, a 277.4% increase in growth rate compared with 2002, when we added 119,747 customers.

Our net income increased by 75.0% in 2003 to R$120.8 million, compared with R$65.8 million in 2002, due to mainly the increase of total revenues and decrease of financial expenses, which resulted from the decrease in the amount of total debt, expansion of net financial revenues resulting from the remuneration of cash and cash equivalents and the gain of R$12.5 million we realized on the sale of Blah!.

Tele Celular Sul recorded net revenues of R$1.09 billion in 2003, an increase of 22% from R$896.8 million in 2002. This increase was due mainly to:

•	an increase of 19% in its customer base;

•	an increase in the sales of cellular handsets—in 2003, more than 750 thousand cellular handsets were sold, representing an increase of 71% from 532 thousand handsets in 2002;

•	an increase of 237.0% in revenues from value added services, which grew from R$14.6 million in 2002 to R$34.6 million in 2003; and

•	an increase in tariffs of an average of 7.8%.

One of the most important events for Tele Celular Sul in 2003 was our implementation of GSM technology and our migration to PCS, which was carried out without impairing the growth of our customer base or our sales.

The implementation of GSM technology accounted for 82.6% of the R$213.0 million we invested in fixed assets in 2003. As of December 31, 2003, our GSM network covered 49.6% of the population in the area where we provide services. One of our goals for 2004 is to continue to increase the coverage of our GSM network.

The transition from SMC to PCS placed us under a new regulatory regime. The rules governing SMC are significantly different from those pertaining to PCS, which came into effect in July 2003. Since that date, we have focused on meeting the requirements and quality of service benchmarks established under the new PCS regulations.

As part of the PCS regulations, Anatel implemented the Código de Seleção de Prestadora (the “CSP Program”), under which the customer may choose the long distance carrier on a per-call basis. Together with other TIM entities in Brazil, Tele Celular Sul was authorized to offer long distance services pursuant to the CSP Program.

The CSP program changes our tariff structure. Before our migration to PCS, we had the right to charge long distance fees for all long distance calls placed by our customers. With the introduction of the CSP Program, we lost the right to charge these fees for all of our customers’ long distance calls, since the CSP Program allows customers to choose long distance carriers on a per-call basis.

The area in which we provide long distance services overlaps with the areas in which certain of our affiliates provide such services, which is not permitted under applicable regulations. Accordingly, by January 2005, unless a change in the regulatory framework occurs, we will relinquish our domestic and international long distance authorizations. Upon such relinquishment, we will cease receiving long distance revenues from our customers but will instead receive VU-M revenues from long distance carriers selected by our customers. We anticipate that our overall net revenues will decline as a result of no longer providing long distance services but do not believe that such a decline will have a material adverse effect on our business, results of operations or financial condition.

The growth perspectives of Brazil and the plans of the mobile telecommunications sector in 2004 are positive, but at the same time, we face increasing competition. As of December 31, 2003 there were two other cellular telecommunications service providers competing with us in the Region. One of these competitors began operation in the fourth quarter of 2003. We expect a third competitor will enter our Region in 2004.

To meet the increasing competition, we plan to:

•	take advantage of the synergies (in knowledge, corporate procedures, technology and optimization of expenses) arising from the fact that we are part of TIM;

•	maintain our focus on retaining current customers and increasing the customer base;

•	increase the coverage of our GSM network;

•	continue our migration from TDMA to GSM technology, while following a strict strategy and controlling our expenses and costs.

The Company remains committed to customer satisfaction and the quality of services, and this commitment will continue to guide the Company’s investment decisions.

Critical Accounting Policies

Critical accounting policies are those that are both important to the portrayal of our financial condition and results and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the possible future resolution of the uncertainties increases, those judgments become more complex. We base our estimates and assumptions on historical experience, industry trends or other factors that we believe to be reasonable under the circumstances. Actual results may vary from what we anticipate, and different assumptions or estimates about the future could change our reported financial results. In order to provide an understanding about how our management has estimated the potential impact of certain uncertainties, including the variables and assumptions underlying the estimates, we have identified the critical accounting policies discussed below. We describe our significant accounting policies, including the ones discussed below, in Note 3 to our Consolidated Financial Statements.

Depreciation and Impairment of Long-Lived Assets

Property, plant and equipment is stated at cost of acquisition or construction. Depreciation is calculated using the straight-line method based on the estimated useful lives of the underlying assets. See Notes 3.f and 12 to our Consolidated Financial Statements. We currently depreciate automatic switching, transmission and other equipment based on an estimated useful life of seven years. We disclose changes in the estimated useful lives of underlying assets with a significant impact on our financial statements. Our estimates of the useful lives of assets could change in response to various factors, including the introduction of new technologies, such as GSM; however, no such changes have occurred during the three years ending December 31, 2003.

We review our long-lived assets, such as the Goodwill, for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. However, asset impairment evaluations are, by nature, highly subjective. If our projections are not met, we may have to record impairment charges not previously recognized. In analyzing potential impairments, we use projections based on our view of growth rates for our business, anticipated future economic, regulatory and political conditions and changes in technology. See Notes 3.f and 12 to our Consolidated Financial Statements.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the failure of our customers to make required payments. We revise our estimated percentage of losses on a regular basis, taking into account our most recent experience with non-payments. The provision for doubtful accounts for 2003 was based on the following estimates of percentages of receivables, classified by the number of days such receivables are overdue, that it projected to be uncollectible. These estimates were based on historical experience of write-offs and future expectations of conditions that might impact the collectibility of accounts. See Note 3.c to our Consolidated Financial Statements. The amount of the loss, if any, that we actually experience with respect to these accounts may differ from the amount of the allowance maintained in connection with them.

Percentage estimated to be uncollectible
Receivables overdue 60 to 89 days	50.0%
Receivables overdue 90 to 119 days	80.0%
Receivables overdue 120 to 179 days	90.0%
Receivables overdue more than 180 days	100.0%

Contingent Liabilities

The accrual for a contingency involves considerable judgment on the part of management. As prescribed by SFAS 5, “Accounting for Contingencies,” a contingency is “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”

We are subject to various claims, legal and labor proceedings covering a wide range of matters that arise in the ordinary course of business activities. We adopted a policy of analyzing each such proceeding and making a judgment as to whether a loss in relation to such proceeding is probable, possible or remote. We make accruals for legal proceedings that we are party to when we determine that losses are probable and can be reasonably estimated. Our judgment is always based on the opinion of our legal advisors. Accrual balances are adjusted to account for changes in circumstances for ongoing matters and the establishment of additional accruals for new matters. While we believe that the current level of accruals is adequate, changes in the future could impact these determinations.

Revenue Recognition and Customer Incentive Programs

Revenues are recorded when services are rendered. As a result of our billing cycle cut-off times, we are required to make estimates for services revenue earned but not yet billed. These estimates, which are based primarily upon unbilled minutes of use, could differ from our actual experience. See Note 3.m to our Consolidated Financial Statements.

Political, Economic, Regulatory and Competitive Factors

The following discussion also should be read in conjunction with “Item 4. Information on the Company.” As set forth in greater detail below, our financial condition and results of operations are significantly affected by Brazilian telecommunications regulation, including the regulation of tariffs. See “Item 4. Information on the Company—Regulation of the Brazilian Telecommunications Industry—Rate Regulation.” Our financial condition and results of operations also have been, and are expected to continue to be, affected by the political and economic environment in Brazil. See “Item 3. Key Information—Risk Factors—Risks Relating to Brazil.” In particular, our financial performance will be affected by:

•	economic growth and income distribution in the Region and their impact on demand for telecommunications services,

•	our ability to generate adequate cash from operations or, alternatively, the cost and availability of financing,

•	exchange rates between Brazilian and foreign currencies,

•	the growth and strength of competition,

•	the regulatory environment in which we operate, and

•	our ability to respond to changing telecommunication technologies.

Trend Information

Migration of Customers from Postpaid to Prepaid Plans

In May 1999, we launched our “Pronto” prepaid services plans, under which clients purchase credits toward a certain number of call minutes. In February 2000, this trend accelerated when clients using prepaid services were able to receive calls when outside of the Region, within Brazil. Clients using prepaid services made up 74% of the customer base on December 31, 2003. Management expects that the proportion of clients using prepaid services will continue to increase. See “Item 4. Information on the Company—Sources of Revenue—Network Usage Charges and Monthly Subscription Charges.”

Increased Competition

Due to the opening of the Brazilian market for cellular telecommunications services to competition in 1998 and the commencement of services under PCS authorizations in 2002, we are facing greater competition from cellular service providers. The level of competition from fixed-line service providers also is increasing, following the Federal Government’s grant, in February 1999, of a second concession to provide fixed-line telecommunications services in a region that includes the Region where we provide cellular telecommunication services. Technological changes in the telecommunications field, such as the development of GSM and mobile satellite services, are expected to introduce additional sources of competition.

We have responded to the increased competition with various measures. In 1999, we took actions to increase penetration and market share, including providing subsidies and zero-interest financing on sales of handsets and free airtime to clients. In 2000, because we changed our focus from expanding our client base to retaining our heavy-use clients, we substantially reduced the subsidies directed to the attraction of new clients, but increased the subsidies directed to customer retention and developing customer loyalty. This pattern continued in 2001, 2002 and 2003, particularly since 2002, when our business strategy has emphasized growth with profitability. We will continue to respond with similar and other measures in the future.

Our results of operations have been adversely affected by the opening of the Brazilian market for cellular telecommunications services to competition in 1998. Our strongest competition has been from Global Telecom. In early 2003, Portugal Telecom and Global Telecom announced that they had entered into a joint venture that would market itself under a single brand, Vivo. We also face significant competition from Claro, controlled by América Móvil, and expect to face even greater competition when Brasil Telecom starts its cellular operations in our region. Although the size of our client base increased in absolute terms during 2003, our market share for the entire concession area decreased from 61% on December 31, 2002 to 55% on December 31, 2003 mainly due to the increase in competition in the market.

The scope of competition and any adverse effects on our results and market share will depend on a variety of factors that cannot be assessed with precision, some of which are beyond our control. See “Item 3. Key Information—Risk Factors—Risks Relating to Us—We face increasing competition, which may adversely affect our results of operations” and “Item 4. Information on the Company—Competition in the Region.”

Long Distance Revenues

While operating under the concessions, we had the right to charge VC2 and VC3 rates for all long distance calls placed by our customers. As of July 2003, the CSP Program went into effect, under which we are required to enable our customers to choose a long distance carrier on a per call basis. Consequently, we no longer have the right to charge VC2 and VC3 rates for all long distance calls made by our clients. Instead, revenues from long distance calls are received only when we are chosen as the long distance carrier for such calls. Our domestic and international long distance authorizations were granted by Anatel subject to a commitment that the ensuing geographic overlap with similar authorizations already held by one of our Brazilian affiliates be eliminated within 18 months after July 2003, the date when the authorizations were granted. Accordingly, by January 2005, unless a change in the regulatory framework occurs, we will relinquish our domestic and international long distance authorizations. Upon such relinquishment, we will cease receiving long distance revenues from our customers but will instead receive VU-M revenues from long distance carriers selected by our customers, which we will record in our financial statements as usage charges. We anticipate that our overall net revenues will decline as a result of no longer providing long distance services but do not believe that such a decline will have a material adverse effect on our business, results of operations or financial condition.

Increased Depreciation

As a part of our plan to implement a GSM system overlay, we expect to continue to make large capital expenditures for the necessary modernization of our telecommunications equipment. As a result of these planned capital expenditures for equipment, we expect to record greater depreciation expense.

Cellular Telephone Sales

We started selling cellular telephone handsets in December 1998, both directly and through our dealer network. From May 2000 until August 2001, we did not sell cellular handsets. Instead, a third party sold cellular handsets for use on our network. During this time we did not receive revenue from these sales. In August 2001, we resumed selling cellular handsets. Our management believes that, while sales of cellular telephones may be, from time to time, a significant source of revenue, they are unlikely to become a significant source of income. See “—Results of Operations for the years ended December 31, 2001, 2002 and 2003—Statement of Income—Operating Revenues—Sales of Cellular Handsets.”

Foreign Exchange and Interest Rate Exposure

In April 1999, we began entering into hedging agreements covering payments of principal on our U.S. dollar-denominated indebtedness. Our foreign exchange hedging agreements establish a fixed rate at which we agree to purchase U.S. dollars at a future date to pay our U.S. dollar-denominated principal payment obligations, which protect us from devaluations of the real but expose us to potential losses in the event that the U.S. dollar declines in value against the real. Under these hedging arrangements, we pay an effective rate per annum of 9.48%. At December 31, 2003, we had principal outstanding in the amount of R$23.9 million on indebtedness denominated in U.S. dollars (consisting entirely of working capital loans. See Notes 15 and 29 to our Consolidated Financial Statements. During the term of our hedging agreements, we experience foreign exchange gains and lossesdue to the accounting treatment of the hedge. Such gains and losses tend to offset each other such that their sum, over the life of the hedge, tends to be close to zero.

Devaluation of the real increases the cost, expressed in reais, of some of our foreign-currency-denominated capital expenditures. Our revenues are earned almost entirely in reais, and we have no material U.S. dollar-denominated assets. Thus, we also are exposed to foreign exchange risk arising from our need to make substantial dollar-denominated expenditures, particularly for imported components, equipment and handsets, that we have limited capacity to hedge.

We are exposed to interest rate risk as a consequence of our floating rate debt. As of December 31, 2003, R$58.2 million, or 70.8%, of our interest-bearing liabilities bore interest at floating rates. See Note 15 to our Consolidated Financial Statements. Our floating-rate interest obligations are primarily at rates based on the rate for the Certificado de Depósito Interbancário, a benchmark Brazilian interest rate (“CDI”). As of December 31, 2003, we also were party to hedging arrangements under which we undertook floating-rate reais-denominated obligations in place of some of our U.S. dollar-denominated floating rate obligations in order to reduce our exposure to foreign interest rate risk. Under these financing arrangements, we paid interest in 2003 at an average effective rate per annum of 24.59%. See Notes 15 and 31.III.b to our Consolidated Financial Statements. If market interest rates (principally CDI) rise, our financing expenses will increase. However, as of December 31, 2003, we had more assets than liabilities accruing interest at variable rates, which created a natural hedge against interest rate risk. Thus, an increase in CDI would increase our financial income by more than the increase in our financial expense. Conversely, a decrease in CDI would decrease our financial income more than our financial expense, resulting in a decrease in net financial income.

Brazilian Corporate Law Accounting Method and U.S. GAAP

Our Consolidated Financial Statements are prepared in accordance with the Brazilian Corporate Law Method, which differs in certain material respects from U.S. GAAP. See Note 31 to our Consolidated Financial Statements for a summary of the differences between the Brazilian Corporate Law accounting method and U.S. GAAP, as well as a reconciliation of our shareholders’ equity as of December 31, 2002 and 2003, and net income for the years ended December 31, 2001, 2002 and 2003 to U.S. GAAP. Net income for 2003 is R$112.0 million under U.S. GAAP, compared with net income of R$120.8 million under the Corporate Law Method. Shareholders’ equity at December 31, 2003 was R$930.4 million under U.S. GAAP, compared to R$927.0 million under the Corporate Law Method.

The differences between the Corporate Law Method and U.S. GAAP that have the most significant effects on net income in 2003 are differences in the treatment of a pension plan provision, the reversal of the gain from the sale of our interest in Blah!, the adoption of a new accounting method for derivative instruments and hedging activities, the rules regarding depreciation and amortization of the effect of indexation of property, plant and equipment and the treatment of pre-operating expenses of our interest in Blah!. The differences between the Corporate Law Method and U.S. GAAP that have the most significant effects on shareholders’ equity in 2003 are the differences in the rules regarding depreciation and amortization, the Goodwill amortization and the deferred tax effect on the differences between the Corporate Law Method and U.S. GAAP.

Results of Operations for the Years Ended December 31, 2001, 2002 and 2003

Statement of Income

The following table sets forth certain components of our statement of income for each year in the three-year period ended December 31, 2003, as well as the percentage change from year to year.

Statement of Income Data: (1)

Brazilian Corporate Law Method

	Year ended December 31, 2003						Year over year
	2001		2002		2003		2001-2002	2002-2003
	(thousands of reais)						Percentage Changes
Net operating revenue	R$	796,879	R$	896,824	R$	1,087,994	12.5%	21.3%
Cost of services and goods		(406,033)		(486,383)		(576,914)	19.8	18.6
Gross profit		390,846		410,441		511,080	5.01	24.5

Operating expenses:
Selling expenses		(181,424)		(185,446)		(229,736)	2.2	23.9
General and administrative expenses		(71,909)		(83,346)		(97,752)	15.9	17.3
Other operating expense		(24,271)		(27,589)		(37,214)	13.7	34.9
Equity Investment		(1,888)		(4,288)		(4,307)	127.1	0.4

Total operating expenses		(279,422)		(300,669)		(369,009)	7.6	22.7

Operating income before interest		111,354		109,772		142,071	(1.4)	29.4
Net financial income (expense)		(41,168)		(11,832)		38,069	(71.3)	—
Net non-operating income (expense)		10		(127)		12,842	—	—
Income before taxes and minority interests		70,196		97,813		192,982	39.3	97.3
Income and social contribution tax benefit (expense)		672		(19,473)		(42,423)	—	117.9
Minority interests		(10,979)		(12,566)		(29,757)	14.5	136.8

Net income	R$	59,889	R$	65,774	R$	120,802	9.8%	83.7%

(1)	Columns may not add due to rounding.

Net income

Net income in 2003 was R$120.8 million, representing an increase of 83.7% from R$65.8 million in 2002, due mainly to the increase of total revenues and decrease of financial expenses, which resulted from the decrease in the amount of total debt, expansion of net financial revenues resulting from interest earned on investments of cash and cash equivalents and the gain of R$12.5 million we realized on the sale of Blah!.

Operating revenues

Our operating revenues consist of

•	usage charges, which include measured service charges for outgoing calls and roaming charges,

•	long distance charges;

•	value-added services;

•	site sharing and infrastructure revenues that we charge to other telecommunications service providers.

•	monthly subscription charges,

•	interconnection charges, which are amounts we charge to other cellular and fixed-line service providers for use of our network,

•	other service revenues, including charges for call forwarding and call blocking; and

•	proceeds from the sale of cellular telephones and accessories.

The composition of operating revenues by category of service is presented in Note 22 to our Consolidated Financial Statements and discussed below. We do not determine net operating revenues or allocate cost by category of service. The following table sets forth certain components of our operating revenues for each year in the three-year period ended December 31, 2003 as well as the percentage change from year to year.

Statement of Income Data: (1)

Brazilian Corporate Law Method

	Year ended December 31,						Year over year
	2001		2002		2003		2001-2002	2002-2003
	(thousands of reais)						Percentage Changes
Usage charges	R$	447,071	R$	409,766	R$	444,896	(8.3)%	8.6%
Long distance charges		—		—		39,330	—	—
Value added services		7,286		14,574		34,622	100.0	137.6
Site sharing revenues		6,240		8,147		12,268	30.6	50.6
Monthly subscription charges		178,275		197,307		224,178	10.7	13.6
Interconnection charges		306,811		341,496		397,106	11.3	16.3
Other service revenues		87		5,339		6,783	—	27.0

Gross operating revenues from services		945,770		976,629		1,159,183	3.3	18.7
Value-added and other taxes relating to services		(172,890)		(194,131)		(239,806)	12.3	23.5
Discounts on services		(67,075)		(27,937)		(36,610)	58.4	31.0

Net operating revenues from services		705,805		754,561		882,767	6.9	17.0

Sales of cellular handsets and accessories		116,026		174,879		255,717	50.7	46.2
Value-added and other taxes on handset sales		(14,288)		(20,592)		(26,313)	44.1	27.8
Discounts on handset sales		(10,664)		(12,024)		(24,177)	12.8	101.1

Net operating revenues from sales of cellular handsets and accessories		91,074		142,263		205,227	56.2	44.3

Total net operating revenues	R$	796,879	R$	896,824	R$	1,087,994	12.5%	21.3%

(1)	Columns may not add due to rounding.

Our net operating revenues increased 21.3% to R$1,088.0 million in 2003, after increasing by 12.5% to R$896.8 million in 2002. The growth in revenues in both years resulted principally from:

•	an increase in the size of our customer base;

•	increase in the sale of cellular telephone handsets;

•	increase in value added services; and

•	tariff increases.

In 2003, our average number of customers, calculated as the simple mean of monthly averages, increased 13.6% to 1,889,772 customers, compared to 1,663,786 customers in 2002, which represented an increase of 10.2% from 1,510,198 customers in 2001. Our average number of customers using pre-paid services in 2003 was 1,368,557, representing a 23.7% increase from 1,106,682 in 2002, which in turn represented an increase of 33.6% from 828,663 customers in 2001.

Average monthly revenue per customer increased 5.3% to R$40 in 2003, compared to R$38 in 2002, which represented a decrease of 13.3% from 2001, when the average was R$45. The increase in 2003 was due principally to an increase in corporate-sector sales, which sales represented 46% of the total of the post-paid plan sales, improvement in the quality of the post-paid customer base through the implementation of rigid collection procedures, expansion of value-added services revenues and increased tariffs. The decrease in 2002 resulted principally from the increase in the number of customers using our pre-paid plans, which results in lower average revenue per customer, and a revision in our post-paid plans, which produced lower average usage charge revenues per post-paid plan customer, partially offset by higher average monthly subscription charge revenues per post-paid plan customer.

Usage charges

Revenues from usage charges increased to R$444.9 million in 2003, an 8.6% increase compared to R$409.8 million in 2002, which represented an 8.3% decrease from R$447.1 million in 2001. The increase in 2003 resulted primarily from an expansion of our client base and an increase in tariffs, which was partially offset by the effects on usage charges of the alteration of our rate structure under the new CSP Program billing rules introduced in July 2003, as a result of which we no longer receive revenues for “VC2” and “VC3” calls. Revenues collected for long distance calls, which begin in July 2003, are accounted for in the “Long distances charges” line. The decrease in 2002 was due mainly to the migration of customers to our new service plans with a higher number of free minutes per plan, thus lowering the amount of usage minutes. We expect not to offer long distance services beginning in January 2005. See “—Long distance charges.” However, we receive revenues, in the form of VU-M fees (which are recorded as usage charges) for each long distance call originating on our network for which we are not the long distance carrier. Accordingly, we expect to experience an increase in usage charges in the form of increased VU-M fees after we discontinue offering long distance services in early 2005.

The volume of outgoing minutes used by our customers in 2003 was 981.9 million, representing a 28.1% increase from 766.7 million in 2002, which in turn represented a 15.4% decrease from 906.1 million in 2001. In 2003, we had 1,172.4 million incoming minutes, representing a 13.4% decrease from 1,353.8 million minutes in 2002.

The total average monthly minutes of billed use per customer (“MOU”) over the three-year period ending December 31, 2003 was as shown in the following table:

	Year Ended December 31,
	2001	2002	2003
Average incoming MOU during the year(1)	65.0	59.7	51.7
Average outgoing MOU during the year(1)	50.0	38.4	43.3
Average total MOU during the year(1)	115.0	98.1	95.0

(1)	Calculated based on monthly averages, including free MOU in connection with the following service plans: TIM 30, TIM 50, TIM 100, and TIM 200.

We believe the decrease in the average MOU during the three-year period ending December 31, 2003 mainly was due to the increase in the number of customers served through our pre-paid plans. Customers using our pre-paid plans have a lower average MOU than customers using our post-paid plans. We believe that the higher usage levels by customers using post-paid plans results from customer loyalty programs, segmented customer retention policies, the launching of new service plans and improvements in TIM Business, a unit that specializes in the development of communications solutions for corporate customers.

Long distance charges

While operating under the concessions, we had the right to charge VC2 and VC3 rates for all long distance calls placed by our customers. As of July 2003, the CSP Program went into effect, under which we are required to enable our customers to choose a long distance carrier on a per call basis. Consequently, we no longer have the right to charge VC2 and VC3 rates for all long distance calls made by our clients. Instead, revenues from long distance calls are received only when we are chosen as the long distance carrier for such calls. In 2003, our revenues from long distance charges under the CSP Program were R$39.3 million. Our domestic and international long distance authorizations were granted by Anatel subject to a commitment that the ensuing geographic overlap with similar authorizations already held by one of our Brazilian affiliates be eliminated within 18 months after July 2003, the date when the authorizations were granted. Accordingly, by January 2005, unless a change in the regulatory framework occurs, we will relinquish our domestic and international long distance authorizations. Upon such relinquishment, we will cease receiving long distance revenues from our customers but will instead receive VU-M revenues from long distance carriers selected by our customers, which we will record in our financial statements as usage charges. We anticipate that our overall net revenues will decline as a result of no longer providing long distance services but do not believe that such a decline will have a material adverse effect on our business, results of operations or financial condition.

Value added services

Value added services include short messaging services, multimedia message services (MMS), voice mail, call waiting, call forwarding, conference calling services, chats, among others. Value added service revenues increased 137.6% to R$34.6 million in 2003 from R$14.6 million in 2002, which in turn represented a 100.0% increase from R$7.3 million in 2001. The increase in both years resulted primarily from the growth of such services. In 2003, we registered 149 million billed messages, representing a 156% increase over 2002.

Site sharing revenues

To avoid unnecessary duplication of networks and infrastructures, Anatel permits telecommunications service providers to use other providers’ networks, for a fee, as secondary support in providing telecommunications services. Consistent with this regulatory approach, we have allowed other telecommunications service providers in the Region to use our infrastructure, resulting in our receipt of site sharing revenues, which increased 50.6% to R$12.3 million in 2003, after increasing by 30.6% to R$8.1 million in 2002. The increase in both periods reflects increased sharing of infrastructure with third parties.

Monthly subscription charges

Revenues from monthly subscription charges increased 13.6% in 2003 to R$224.2 million, compared to R$197.3 million in 2002, which amounted to an increase of 10.7% from R$178.3 million in 2001. In 2003, the increase was due primarily to tariffs increases and increases in the corporate customer base for which average monthly plan rates are higher than for individual plans. The increase in revenues derived from monthly subscription charges in 2002 was principally due to the launch of a new group of service plans, each of which included a monthly subscription charge, as well as an average 7.8% rate increase which took effect in February 2002.

	Year ended December 31,
	2001	2002	2003
Average number of customers using post-paid plans(1)	681,535	557,104	521,215
Average number of customers using pre-paid plans(1)	828,663	1,106,682	1,368,557
Total number of customers(1)	1,510,198	1,663,786	1,889,772

(1)	Average numbers are based on the number of customers at the end of each month during the relevant year.

Interconnection charges

Interconnection revenues increased 16.3% to R$397.1 million in 2003 from R$341.5 million in 2002, which in turn represented a 11.3% increase from R$306.8 million in 2001. The increase in both years resulted primarily from:

•	increases in our customer base; and

•	increases in interconnection rates.

The increase in 2003 was partially offset by the new usage rate structure introduced for billing interconnection charges between mobile carriers that was introduced as part of the PCS regulations. See “Item 4. Information on the Company— Regulation of the Brazilian Telecommunications Industry—PCS Regulation.”

Other service revenues

Revenues from other services principally include revenues from

•	account transfers;

•	changing numbers;

•	charges that a customer pays when migrating from post-paid to pre-paid plans;

•	lease of cellular handsets; and

•	credits due.

Revenues from other services increased 27% to R$6.8 million in 2003 from R$5.3 million in 2002, which in turn represented a 6,036% increase from R$87 thousand in 2001. The increase over the three year period was mainly caused by an increase in revenues from services allowing customers to shift from post-paid to pre-paid plans, the growth of the customer base and an increase in lease of cellular handsets.

Value-added and other taxes relating to services

The principal tax on telecommunications services is ICMS tax, which is imposed at rates between 25% and 28% in the Region. ICMS is also the principal tax on sales of handsets, which is imposed at a rate of 17% in the Region. See “Item 4. Information on the Company—Sources of Revenues—Taxes on Telecommunications Goods and Services.” Two federal social contribution taxes, PIS and COFINS, are imposed at combined rates of 3.65% on gross revenues (operating and financial) relating to telecommunications services and at combined rates of 4.65% on cellular telephone handset sales. The 14.7% increase in tax costs in 2002 was due to the increases in revenues from services and sales of handsets and an increase in the ICMS tax rate from 25% to 27% in the State of Paraná, which went into effect in January 1, 2002. The 36.2% increase in tax costs in 2003 resulted from the increase in operating revenue from services and the increased sales of handsets.

Discounts

We treat discounts in the form of free minutes and discounts on handset sales as deductions from gross revenue. Discounts amounted to R$60.8 million in 2003, representing a 52.1% increase from R$40.0 million in 2002, which represented a decrease of 48.6% from R$77.7 million in 2001. The increase in 2003 was due to the customer loyalty program we implemented in response to increased competition. The decrease in discounts provided to customers in 2002 resulted mainly from a reduction of competitive pressure to offer discounts during the year.

Sales of cellular handsets and accessories

Sales of cellular handsets in 2003 increased 46.2% to R$255.7 million from R$174.9 million in 2002, which in turn represented an increase of 50.7% from R$116.0 million in 2001. In 2003, more than 750 thousand handsets were sold, representing a 71% increase from 532 thousand in 2002. The increase in sales of cellular handsets in 2002 was due principally to the full-year effect of the resumption of direct sales to our authorized dealers, which we had suspended from May 2000 to August 2001.

Costs of services and goods

Cost of services and goods increased by 18.6% and 19.8% in 2003 and 2002, respectively. The increase in 2003 was due primarily to a 37.8% increase in cellular handset costs, a 51.8% increase in materials and services expenses, a 19.0% increase in circuit leasing and related expenses and a 6.6% increase in interconnection expenses. The increase in 2002 was mainly due to a 44.0% increase in cellular handset costs, a 9.5% increase in depreciation expenses, a 12.3% increase in interconnection expenses and a 40.7% increase in materials and services expenses. The following table sets forth the composition of costs of services and sales of cellular handsets for each year in the three-year period ended December 31, 2003, as well as the percentage change from year to year:

Statement of Income Data: 1

Brazilian Corporate Law Method

	Year ended December 31,						Year over year
	2001		2002		2003		2001-2002	2002-2003
	(in thousands of reais)						Percentage Changes
Depreciation and amortization	R$	150,121	R$	164,362	R$	169,453	9.5	3.1
Interconnection expenses		80,187		90,066		96,025	12.3	6.6
Circuit leasing and related expenses		41,574		43,147		51,332	3.8	19.0
Materials and services		12,365		17,392		26,409	40.7	51.8
Personnel		8,724		8,965		10,110	2.8	12.8
FISTEL tax and other		1,139		1,254		1,522	10.1	21.4

Total cost of services		294,110		325,186		354,851	10.6	9.1
Cost of handsets and accessories sold		111,923		161,197		222,063	44.0	37.8

Total costs of services and goods	R$	406,033	R$	486,383	R$	576,914	19.8	18.6

(1)	Columns may not add due to rounding.

Depreciation and amortization

Depreciation and amortization expenses increased 3.1% to R$169.5 million in 2003, compared to R$164.4 million in 2002, which in turn represented an increase of 9.5% from R$150.1 million in 2001. The increases throughout the three-year period resulted mainly from increases in the amount of our depreciable assets, as a result of investments made relating to the expansion and modernization of our network. During 2001 and 2002, we increased the number of our base stations from 754 to 795, all operating under digital technology. In 2003, we increased the total number of base stations to 1,294 of which 806 serviced our TDMA network and 488 were used for our GSM network. We can expect our depreciation expense to increase in the future as depreciation of our new GSM investments increases. See Notes 3.f and 12 to our Consolidated Financial Statements.

Interconnection expenses

Interconnection expenses consist of amounts paid to fixed-line and other cellular service providers for completion on their networks of calls originating on our network. Interconnection costs increased 6.6% to R$96.0 million in 2003 from R$90.1 million in 2002, which in turn represented a 12.3% increase from R$80.2 million in 2001.

The increase in 2003, which resulted principally from the increase in our customer base and increased tariffs, was partially offset by the effects of the new CSP Program billing rules introduced in July 2003, under which an operator is obligated to pay another operator for interconnection services only when the first operator’s relative share of the total interconnection minutes rendered between the two operators falls below 45% of the total of such minutes in any given month. See “Item 4. Regulation of the Brazilian Telecommunications Industry—Interconnection Regulation.” The increase in 2002 resulted principally from the increase in the size of our customer base, which led to a higher volume of calls originating from our network and completed on the networks of other telecommunications service providers.

Circuit leasing and related expenses

Circuit leasing and related expenses represent lease payments to Brasil Telecom and Embratel for use of circuits interconnecting our radio base stations and switching centers and connecting our network to the networks of Brasil Telecom and Embratel. Such expenses increased 19.0% to R$51.3 million in 2003 from R$43.1 million in 2002, which represented a 3.8% increase from R$41.6 million in 2001. The increase in 2003 resulted primarily from increases in the number of lines leased and the prices we paid for them. The increase in leased line and radio site costs in 2002 was primarily due to an expansion of the network, which resulted in a 5.4% increase in the number of radio base stations.

Materials and services

Third-party services and materials costs amounted to R$26.4 million in 2003, a 51.8% increase from R$17.4 million in 2002, which in turn reflected a 40.7% increase from R$12.4 million in 2001. The increase in 2003 resulted principally from an increase in the number of sites used to support our network and an increase in service costs on equipment the warranties on which had expired. The increase in cost of third-party services and materials in 2002 resulted principally from the increase in costs in reais of dollar-denominated maintenance agreements as a result of the devaluation of the real during the year and the incurrence for the first time of maintenance fees for services previously provided under product warranties.

Personnel

Personnel costs increased 12.8% to R$10.1 million in 2003 from R$9.0 million in 2002, which represented a 2.8% increase from R$8.7 million in 2001. The increases in both 2003 and 2002 were mainly due to a salary adjustment in accordance with a collective-bargaining agreement with our labor union and were partially offset in 2003 by a reduction in the size of our workforce.

FISTEL tax and other

FISTEL tax and other costs increased 21.4% to R$1.5 million in 2003 from R$1.3 million in 2002, which in turn represented a 10.1% increase from R$1.1 million in 2001. Part of the FISTEL tax we pay consists of a charge for the installation of new stations and a fee (equal to 50% of the new installation fee) for the maintenance of existing stations. FISTEL tax expense in 2003 and 2002 consisted principally of fees charged for the maintenance of existing stations, and the amount recorded in this line item remained stable as compared to the prior year. FISTEL costs may increase in the future due to the expansion of the GSM network. See “Item 4. Information on the Company—Sources of Revenue—Taxes on Telecommunications Goods and Services.” We also incur FISTEL tax expenses on the handsets we sell. See “—Operating expenses—Selling expenses.”

Costs of handsets and accessories sold

The cost of cellular handsets and accessories sold in 2003 was R$222.1 million, representing a 37.8% increase from R$161.2 million in 2002, which in turn represented an increase of 44.0% from R$111.9 million in 2001. From May 2000 to August 2001, we did not sell cellular handsets to authorized dealers and we significantly decreased our purchase of cellular handsets during the period. Beginning in August 2001, we resumed direct sales of handsets to our authorized dealers. The increase in 2003 resulted primarily from increased volume of sales. The increase in the cost of cellular handsets in 2002 was due principally to the full-year effect of resumed sales to our authorized dealers.

Gross profit margins

The following table sets forth our gross profits for each of the years in the three-year period ended December 31, 2003.

Statement of Income Data: 1

Brazilian Corporate Law Method

	Year ended December 31,			% Change
	2001	2002	2003	2001-2002	2002-2003
	(thousands of reais) (1)
Net operating revenues from services	705,805	754,561	882,767	6.9	17.0
Cost of services	(294,110)	(325,186)	(354,851)	10.6	9.1

Gross profit from services	411,695	429,375	527,916	4.3	22.9

Net operating revenues from sales of cellular handsets and accessories	91,074	142,263	205,227	56.2	44.3
Cost of goods	(111,923)	(161,197)	(222,063)	44.0	37.8

Gross loss from sales of cellular handsets and accessories	(20,849)	(18,934)	(16,836)	(9.2)	(11.1)

Gross profit	390,846	410,441	511,080	5.0	24.5

(1)	Columns may not add due to rounding.

Our gross profit margin (gross profit as a percentage of net revenues) from services decreased from 58.3% in 2001 to 56.9% in 2002 and increased to 59.8% in 2003. The increase in gross profit margin on services in 2003 resulted primarily from the increase of revenues, mainly from value added services and long distance charges while costs, particularly depreciation and amortization, increased more slowly. The decrease in gross profit margin in 2002 was due principally to an increase in costs, mainly interconnection expenses and materials and services.

Our negative gross margin for sales of cellular handsets and accessories decreased from 22.9% in 2001 to 13.3% in 2002 and to 8.2% in 2003. We engage in sales of handsets, often with special promotions at particular times of the year, to increase the number of customers and generate demand for our services. The decrease in negative gross margin in 2002 and 2003 was due primarily to a reduction in subsidies on a greater total volume of sales.

Our overall gross profit margin decreased from 49.0% in 2001 to 45.8% in 2002 and increased to 47.0% in 2003. The decrease in overall gross profit margin in 2002 was due primarily to the decrease in gross profit margin for services, which was partially offset by a reduction in gross loss margin on handset sales. The increase in overall gross profit margin in 2003 resulted from the increase in gross profit margin on services and secondarily from a further reduction of our gross loss margin on handset sales.

Operating expenses

The following table sets forth our operating expenses, as well as the percentage change from year to year of each component, for the three-year period ended December 31, 2003.

Statement of Income Data: 1

Brazilian Corporate Law Method

	Year ended December 31,						Year over year
	2001		2002		2003		2001-2002	2002-2003
	(in thousands of reais)						Percentage Changes
Operating expenses:
Selling expenses	R$	(181,424)	R$	(185,446)	R$	(229,736)	2.2%	23.9%
General and administrative expenses		(71,909)		(83,346)		(97,752)	15.9	17.3
Other operating expenses, net		(24,271)		(27,589)		(37,214)	13.7	34.9
Loss on equity investment		(1,888)		(4,288)		(4,307)	127.0	0.4

Total operating expenses	R$	(279,422)	R$	(300,669)	R$	(369,009)	7.6%	22.7%

(1)	Columns may not add due to rounding.

Our total operating expenses increased 22.7% to R$369.0 million in 2003 from R$300.7 million in 2002, which in turn represented a 7.6% increase from R$279.4 million in 2001. The increase in both periods resulted from increases in each category of operating expenses, led in 2003 by selling and general and administrative expenses and . in 2002 by general and administrative expenses.

Selling expenses

Selling expenses increased 23.9% to R$229.7 million in 2003 from R$185.4 million in 2002, which in turn represented a 2.2% increase from R$181.4 million in 2001. The increase in 2003 resulted principally from increases in the amount of commission and FISTEL tax on handsets paid as a result of the greater number of handsets sold and in advertising costs. The increase in selling expenses in 2002 was mainly due to higher amounts of allowances for doubtful accounts in 2002, compared to amounts we recorded in 2001, and was partially offset by a decrease in costs of third-party services resulting from lower advertising costs. See Note 24 to our Consolidated Financial Statements.

Provisions for doubtful accounts decreased 2.3% to R$30.0 million in 2003, from R$30.7 million in 2002, which in turn represented a 67.8% increase from R$18.3 million in 2001. The increase in 2002 when compared to 2001 is related to the significant effect of our collection efforts during 2001 to recover past-due accounts, including strengthening our collections practices and making efforts to reach settlements on outstanding past-due amounts, as a result of which our provision for doubtful accounts (which is recorded in our financial statements net of recoveries) was offset by large recoveries. Our collection efforts continued in 2002 and 2003, nonetheless, the amount of our provision in these years increased compared to 2001 by virtue of not being offset by large recoveries.

General and administrative expenses

General and administrative expenses increased 17.3% to R$97.8 million in 2003 from R$83.3 million in 2002, which in turn represented a 15.9% increase from R$71.9 million in 2001. The increase in 2003 resulted primarily from increased costs of maintaining equipment on which product warranties have expired, extraordinary expenses related to our implementation of SMP technologies and an increase in depreciation and amortization allocated to our investments in equipment. The increase in general and administrative expenses in 2002 resulted mainly from an increase in information technology expenses relating to depreciation and amortization of administrative information systems. In 2002, in accordance with a new CVM rule, we began classifying employees’ profit sharing expense as general and administrative expense instead of as a separate line item below operating income before interest. Data for 2001 have been restated for consistent presentation.

Other operating expense, net

Other net operating expenses increased 34.9% to R$37.2 million in 2003 from R$27.6 million in 2002, which in turn represented a 13.7% increase from R$24.3 million in 2001. The increase in both periods resulted primarily from an increase in expenses related to PIS and COFINS over interest on shareholders’ equity and from an aggregate decrease in various categories of other operating income. See Note 26 to our Consolidated Financial Statements.

Loss on equity investment

We record losses on our equity investment in Blah! in this line, which amounted to R$4.3 million in 2003 and 2002 and R$1.9 million in 2001. In view of our sale of our interest in Blah! In 2003, we expect amounts recorded in this line item to decrease materially in future years.

Net financial income (expense)

We had net financial income of R$38.1 million in 2003. We had R$11.8 million net financial expense in 2002, which in turn represented a 71.4% decrease from R$41.2 million net financial expense in 2001.

The net financial income recorded in 2003 resulted primarily from a 33.3% decline in interest expense and an 87.3% decrease in foreign exchange losses recorded in connection with our hedging arrangements. These decreases in expense resulted principally from reductions of the average outstanding principal amount of our indebtedness and were partially offset by a 7.9% decrease in interest income, which resulted from a decrease in the average amount of cash resources available to us for investment.

The decrease in net financial expense in 2002 resulted from a 187.8% increase in financial income, which was partially offset by an 18.2% increase in financial expenses and a 30.9% increase in foreign exchange losses recorded in connection with our hedging arrangements. The increase in interest income resulted principally from increased cash resources available to us for investment, while interest expense arose principally from the interest expense in connection with a direct financing facility with the Export-Import Bank of the United States (“Eximbank”), certain loans from the Banco Nacional de Desenvolvimento Econômico e Social (“BNDES”) and the debentures we issued.

Although we recorded net foreign exchange losses of R$4.7 million, R$10.6 million and R$8.1 million in 2003, 2002 and 2001, respectively, these losses were completely offset by equal equivalent net gains from our hedging arrangements recorded as interest income.

A substantial portion of our capital expenditures were financed through loans and financings, which had principal amounts outstanding of R$82.2 million, R$321.1 million and R$334.4 million on December 31, 2003, 2002 and 2001, respectively. See “Item 4. Information on the Company—Capital Expenditures.”

Net non-operating income (expense)

Net non-operating income and expenses consist mainly of gains and losses on the disposition of fixed assets and write-offs of fixed assets. We had net non-operating income of R$12.8 million in 2003, compared to net non-operating expense of R$127 thousand and net non-operating income of R$10 thousand in 2002 and 2001 respectively. Our net non-operating income in 2003 resulted primarily from the gain realized on the sale of our interest in Blah!, while our net non-operating expense in 2002 was due primarily to sales of assets below cost.

Income and social contribution taxes

In 2003, we recorded income and social contribution tax expense in the amount of R$42.4 million and R$19.5 million in 2003 and 2002, respectively, due mainly to increases in pre-tax income. The increase in 2003 resulted principally from the increase in our pretax income. We recorded income and social contribution tax benefit of R$0.7 million in 2001. Such gain resulted primarily from tax benefits related to the deductibility of interest on shareholders’ equity and the reversal of the provision for maintenance of shareholders’ equity. See Note 28 to our Consolidated Financial Statements.

Minority interests

Minority interests reflect the participation of minority shareholders in TIM Sul’s net income or loss, as the case may be. In November 2002, we restructured the Subsidiaries. As a result of this restructuring both Telesc Celular and CTMR Celular merged into TIM Sul, and were no longer direct subsidiaries of the Holding Company. Telesc Celular’s and CTMR Celular’s shareholders became shareholders of TIM Sul. Minority interest participation in the net income of TIM Sul was R$29.8 million in 2003 and R$12.6 million in 2002. Minority interest participation in the net income of the Subsidiaries was R$11.0 million in 2001. See Note 3.r to our Consolidated Financial Statements.

Liquidity and Capital Resources

Tele Celular Sul’s principal assets are the shares of TIM Sul. Tele Celular Sul relies almost exclusively on dividends from TIM Sul to meet its needs for cash, including for the payment of dividends to its shareholders. Tele Celular Sul controls the payment of dividends by TIM Sul, subject to limitations set forth by Brazilian law. These limitations do not materially restrict the ability of TIM Sul to distribute dividends of income and reserves to Tele Celular Sul.

We expect to fund our capital expenditures and distributions to our shareholders in 2004 with cash from operating and investing activities. The significant reduction in 2003 of outstanding debt reduces the demands on our cash from operations to service debt. Our management expects cash from operations to be sufficient to satisfy our liquidity requirements. In the event that cash from such sources were to fall short of our expectations, we would seek to compensate for such shortfall through a combination of financing and reduction of both capital expenditures and distributions to shareholders. Distributions to our shareholders, however, cannot fall below minimum thresholds required by Brazilian Corporate Law. See “Item 8. Financial Information—Dividend Policy.”

Our Sources and Uses of Funds

Sources of funds

Cash from operations

We generated cash flows from operating activities in the amounts of R$352.3 million, R$431.3 million and R$249.6 million in 2003, 2002 and 2001, respectively. At December 31, 2003, we had working capital of R$334.3 million, compared with working capital of R$221.7 million at December 31, 2002.

Financial Contracts

We and our Subsidiaries are parties to the following material financial contracts:

•	Credit Agreement, dated as of December 3, 1999, among TIM Sul, as borrower, Tele Celular Sul, as guarantor, and Export-Import Bank of the United States, as lender, in the principal amount of R$22.3 million outstanding as of December 31, 2003. Our payments of principal and interest under this agreement are subject to currency exchange rate fluctuations and bear interest at a rate of 7.03% per annum; and

•	Credit Agreement, dated as of December 22, 2000, among BNDES, TIM Sul, as borrower, and Tele Celular Sul, as guarantor, in the principal amount of R$58.2 million outstanding as of December 31, 2003. Under this loan, R$39.5 million of the total principal amount bears interest at a variable rate of 4% plus the long term interest rate (“TJLP”), which was 11.0% per annum on December 31, 2003. The remaining R$18.7 million of principal is adjusted according to a “BNDES currency basket,” consisting mainly of the U.S. dollar. On December 31, 2003, the outstanding amount under this credit agreement, including accrued interest, was R$58.2 million.

•	On November 9, 2000, we issued nonconvertible debentures in the principal amount of R$200.0 million at a variable interest rate equal to 102.7% of the inter-bank certificate of deposit rate (“CDI”), which equaled an average effective rate of 19.1% per annum for the year ended December 31, 2002. The debentures were repaid in full at maturity on October 2, 2003.

See Notes 15 and 16 to our Consolidated Financial Statements for a further description of such financing agreements. See “Item 11. Quantitative and Qualitative Disclosures about Market Risk,” for a discussion regarding our exposure to foreign currency fluctuations and our hedging activities.

On December 31, 2003, we had R$82.2 million outstanding in loans, financings and debentures, compared to R$321.1 million on December 31, 2002 and R$334.4 million on December 31, 2001.

Uses of funds

Principal uses of funds during the three-year period ended December 31, 2003, were the purchase of fixed assets, the payment of distributions to our shareholders and loan repayments. Funds used for the purchase of fixed assets for the years ended December 2003, 2002 and 2001 totaled R$213.0 million, R$68.7 million and R$158.4 million, respectively. Dividend payments to Tele Celular Sul shareholders and subsidiary minority interest during the years ended December 31, 2003, 2002 and 2001 totaled R$29.7 million, R$22.1 million and R$12.0 million, respectively. Funds used for loan payments for the years ended December 31, 2003, 2002 and 2001 totaled, respectively, R$246.9 million, R$47.6 million and R$36.3 million.

Investments in Fixed Assets

Our capital expenditures in 2003 related primarily to implementation of our GSM network, on which we expended a total of R$175.9 million. In 2002 and 2001, capital expenditures related primarily to:

•	expanding network capacity, coverage and digitalization;

•	developing new operational systems to meet customers’ demands; and

•	creating the Blah! internet portal.

The following table contains a breakdown of our investments in fixed assets for the fiscal years ended December 31, 2003, 2002 and 2001.

	Year ended December 31,
Capital Expenditures Categories(1)	2001		2002		2003
	(in millions of reais)
Telecommunications equipment	R$	83.2	R$	34.5	R$	146.1
Network construction.		20.2		1.4		4.9
Information technology.		25.9		22.2		35.6
PCS License		—		—		17.6

Others.		29.1		10.6		8.8

Total capital expenditures.	R$	158.4	R$	68.7	R$	213.0

(1)	Columns may not add due to rounding.

Our management has approved planned capital expenditures in 2004 in the total amount of R$309.4 million. Most of the planned 2004 capital expenditures relate to the implementation of the GSM overlay. See “Item 4. Information on the Company—History and Development of the Company—Capital Expenditures.” At December 31, 2003, we did not have material capital expenditure commitments.

Dividends

We are required to distribute 25% of our adjusted net income to our shareholders either as dividends or as tax-deductible interest on shareholders’ equity. We are also required to pay a non-cumulative preferred dividend on our preferred shares in an amount equal to the higher of: (i) 6% of our capital (“capital social”) divided by the total number of ordinary and preferred shares, and (ii) 3% of the net shareholders’ equity (“patrimônio líquido”), according to the most recent financial statements approved by the shareholders. See Note 21 to our Consolidated Financial Statements. TIM Sul is also subject to mandatory distribution requirements and is accordingly required to pay dividends to its shareholders, which include in addition to Tele Celular Sul, TIM Sul’s minority shareholders.

The following table contains a breakdown of the dividends and interest on shareholders’ equity paid (net of income taxes) by Tele Celular Sul to its shareholders during the fiscal years ended December 31, 2003, 2002 and 2001.

	Year ended December 31,
Distribution	2001		2002		2003
	(in millions of reais)
Dividends	R$	0.8	R$	11.8	R$	8.7
Interest on Shareholders’ Equity		17.7		14.4		21.0

Total Distributions	R$	12.0	R$	22.1	R$	29.7

Tele Celular Sul common shareholders approved on April 23, 2004 the distribution of a total of R$39.1 million, to its shareholders in respect of 2003 income, as dividends and interest on shareholders’ equity. The amount distributed net of taxes was R$37.3 million.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

The following table represents our contractual obligations and commercial commitments as of December 31, 2003:

	Payments due by Period (in thousands of reais)
	Total		Less than 1 year		1-3 years		4-5 years	More than 5 years
Contractual obligations(1)
Long-term debt	R$	82.2	R$	42.8	R$	39.4	—	—
Total contractual cash obligations	R$	82.2	R$	42.8	R$	39.4	—	—

(1)	Other than as set forth herein, we have no capital lease obligations, unconditional purchase obligations, commercial commitments (i.e., lines of credit, standby letters of credit, standby repurchase obligations or other commercial commitments) or other long-term obligations.

See Notes 15 and 16 to our Consolidated Financial Statements.

Contingent Pension Liabilities

Until December 1999, we participated in a multi-employer defined benefit plan (the “Telebrás Pension Plan”) that covered the employees of the Telebrás System who retired before the Breakup as well as those who continued working for the operating companies after the Breakup. We are contingently liable, jointly and severally with the other New Holding Companies, for the unfunded obligations of the Telebrás Pension Plan with respect to all such employees who retired before January 30, 2000. In December 1999, we changed to a defined benefit plan (the “PBS-TSU Plan”) that covers only those former employees of Telebrás who continued to be employed by us after December 1999. We are also contingently liable for the unfunded obligations of the PBS-TSU Plan with respect to our employees participating in this plan. See Notes 20 and 31.III.a to our Consolidated Financial Statements.

In November 2002, we created a separate defined contribution plan (the “TIMPREV Pension Plan”). Migration to this plan was optional for employees linked to the PBS-TSU Plan. Migration to the TIMPREV Pension Plan extinguishes the migrating participant’s rights under the PBS-TSU Plan. We are also contingently liable for the unfounded obligations of the TIMPREV Pension Plan with respect to our employees participating in this plan. See Notes 20 and 31.III.a to our Consolidated Financial Statements.

ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

Board of Directors

The Holding Company is administered by a Board of Directors (Conselho de Administração) and a Board of Executive Officers (Diretoria), which are overseen by a Fiscal Committee (Conselho Fiscal). The Board of Directors is comprised of three members serving for terms of three years each.

Our directors’ duties and responsibilities are set forth by Brazilian law, our Estatutos Sociais (“by-laws”) and our Política de Divulgação de Informações, as determined by CVM Instrução n. 358. All decisions taken by our board of directors are registered in the books of the Board of Directors’ meetings. The Board of Directors holds regular meetings once every quarter of the fiscal year and also holds special meetings when discretionarily called by the chair, or two directors. The chair of the Board of Directors may also invite to the Board of Directors’ meetings, at his discretion, any of our key employees, in order to discuss any relevant corporate matter. Our Board of Directors does not have an independent directors’ committee or a compensation committee.

Management is required to comply with, and has agreed to comply with, the Manual of Securities Trade and Information Use and Disclosure Policy, issued by the Company.

The following are the current members of the Board of Directors and their respective positions.

Name	Position	Date Assumed Office
Mario Cesar Pereira de Araújo	Chairman	May 3, 2004
Isaac Selim Sutton	Director	May 3, 2004
Franco Bertone	Director	May 3, 2004

The current members were elected to their respective offices at the Annual Shareholders’ Meeting in 2004. They are scheduled to be reelected or replaced at the Annual Shareholders’ Meeting in 2007. Set forth below are brief biographical descriptions of the members of the Board of Directors.

Mario Cesar Pereira de Araujo, 56 years old, has been a member of our Board of Directors and the Chairman of our Board since March 2003. He holds a degree in electrical engineering from Universidade Federal do Rio de Janeiro – UFRJ. Mr. Araujo has been Chief Executive Officer of TIM Brasil Serviços e Participações S.A. and TIM Celular S.A. since February 2003 and Chief Executive Officer and Technology Officer of Tele

Nordeste Celular since April 2003. Additionally, he has been Chairman of the Board of Directors of Tele Nordeste Celular, Telpa Celular S.A., Telepisa Celular S.A., Teleceará Celular S.A. and Telasa Celular S.A. since May 2003. From 1999 to 2002, he served as Chief Executive Officer of Norte Brasil Telecom. From 1998 to 1999, he served as Chief Executive Officer of Tele Centro Oeste Celular. From 1997 to 1998, he served as a Manager of Services in the areas of paging, trunking and Internet services at Splice do Brasil S.A. From 1977 to 1997, he worked at Embratel as a Manager of Data Communications, an Assistant to the Director of Engineering and as a Manager of the Department of Corporate Clients. From 1973 to 1977, he worked in the data and text communications department of Telerj.

Isaac Selim Sutton, 43 years old, has been a member of our Board of Directors since April 2004. He holds a degree in economics from Unversidade de São Paulo – USP. Mr. Sutton is also an officer for Grupo Safra since 1994 and has been a member of the Board of Directors of other Brazilian companies such as Aracruz, Telemig, Celma and Gevisa. Mr. Sutton was also a member of our Fiscal Committee and the Fiscal Committee of Tele Nordeste Celular.

Franco Bertone, 51 years old, has been a member of our Board of Directors since December 2002. Mr. Bertone holds a degree in electronic engineering. Mr. Bertone is Shareholders’ Relations Director for Telecom Italia Latin America. In 2001 and 2002, Mr. Bertone was the Director of International Operations for Telecom Italia Latin America and the Vice-President of Telecom Argentina. From 1997 to 2000, Mr. Bertone was the Chairman and Chief Executive Officer of Entel-Bolivia. From 1992 to 1997, Mr. Bertone was the Chief Executive Officer of Sirti Limited—UK and Sirti Limited Corp.—USA. From 1986 to 1991, Mr. Bertone was the Director of Systems at Sirti-Milano. From 1983 to 1985, Mr. Bertone was the Program Manager of the Sirti-Ericsson-Philips joint venture in Saudi Arabia.

Tele Celular Sul does not have contracts with its directors providing benefits upon termination of their appointments.

Board of Executive Officers

The Board of Executive Officers consists of three members, holding five positions (four offices and the president). All of the Officers are elected by the Board of Directors for terms of three years each. An Executive Officer may be removed from office at any time.

The following are the current members of the Board of Executive Officers and their respective positions:

Name	Position	Date Appointed
Alvaro Pereira de Moraes Filho	Chief Executive Officer Chief Information Technology Officer Chief Administrative Officer	October 31, 2002

Paulo Roberto Cruz Cozza	Chief Financial Officer and Director of Investor Relations	October 31, 2002

Maurício Roorda	Chief Marketing Officer Chief Commercial Officer	October 31, 2002

Set forth below are brief biographical descriptions of the Executive Officers.

Alvaro Pereira de Moraes Filho, 55 years old, has been our president and chief executive officer since September 1998. He also holds the position of our Chief Information Technology Officer and Chief Administrative Officer. He also serves as the president of TIM Sul. He joined Telecomunicações do Paraná S.A.—Telepar in 1974 where he has served as manager of data processing (1974-78), manager of the division of planning of operations (1976-80), manager of the coordination of operations department (1979-87), manager of the engineering planning department (1987-91), manager of the human resources development department (1991-93), executive officer of engineering (1993-94), manager of the technical coordination office (1994-95) and manager of the systems department (1996-98). He has also served as manager of the services department (1995-96) of Telepar Celular. He holds a degree in electrical engineering from the Instituto de Tecnologia e Aeronáutica – ITA.

Paulo Roberto Cruz Cozza, 40 years old, has been our Chief Financial Officer and Director of Investor Relations since January 2002. In 1988, he joined Itautec Informática S.A., acting as an accounting manager. From 1992 to 1998, he served as controlling manager at Holland Latina America Ltda. From 1998 to 1999, he served as Comptroller at Incepa Louças Sanitárias S.A. He joined Tele Celular Sul in 1999, as Comptroller, and has served as Chief Financial Officer since January 2002. His professional experience includes the preparation of management systems for the financial, human resources and Comptroller areas. He holds an accounting degree from Faculdades Integradas Garulhos.

Maurício Roorda, 41 years old, has been our Chief Marketing Officer and Chief Commercial Officer since March 2000. He served as a development engineer for Siemens in Brazil from 1986 to 1988. In 1989, he joined Shell in Brazil where acted as manager of information technology until 1994. He joined Banco Nacional in 1996, where after working on the reorganization of the distribution department of the bank, he was named Marketing Director. He has a degree in electrical engineering from the Technological Institute of Aeronautics – I.T.A., with a specialization in telecommunications. He holds a master’s degree in electrical engineering from The Netherlands University Foundation for International Cooperation, Holland (1985 – 1986), and an MBA from the Massachusetts Institute of Technology, USA (1995 – 1996).

Fiscal Committee

The Fiscal Committee consists of five members, three of which are elected by the majority common shareholders, one by the minority common shareholders and one by the preferred shareholders.

The following are the current members of our fiscal committee:

Name	Date Assumed Office	Term
Mailson Ferreira da Nóbrega	April 28, 2004	1 year
Celso Clemente Giacometti	April 28, 2004	1 year
Josino de Almeida Fonseca	April 28, 2004	1 year
José Antonio Machado	April 28, 2004	1 year
Antonio Abrahão Chalita	April 28, 2004	1 year

Under Brazilian Corporate Law, the Fiscal Committee’s general duties and responsibilities include monitoring the actions of management and verifying its compliance with legal duties and appropriate statutes; providing opinions regarding management’s annual report, business plans and budgets; and performing reviews of, and opinions regarding, our financial statements. All members serve independently from the company in their capacities on the Fiscal Committee.

At our April 23, 2004 general shareholders’ meeting, we elected members of the Fiscal Committee who are independent from the Company and its affiliates. At a general shareholders’ meeting held on May 6, 2004, we adopted internal by-laws of our Fiscal Committee in order for it to meet the requirements of an “alternative structure” to an audit committee in accordance with Rule 10A-3 under Section 301 of the Sarbanes-Oxley Act of 2002, which we call “Sarbanes-Oxley.” See “Item 16A. Audit Committee Financial Expert––Audit Committee Requirements and Exceptions.”

Compensation

For the year ended December 31, 2003, Tele Celular Sul approved, approximately R$1.5 million, in the aggregate, as compensation to its directors and executive officers. The officers and directors did not receive any benefit not included in the compensation referred to in this annual report. Accordingly, we did not set aside or accrue any amounts to provide pension, retirement or similar benefits to our officers and directors during 2003. See “—Stock Option Plan,” for a description of our plan to compensate our employees based on the results of operations.

Each member of the Fiscal Committee receives 10% of the average compensation of the Holding Company’s Executive Officers.

We are not required under Brazilian law to disclose, and has not otherwise disclosed, the compensation of our directors and officers on an individual basis.

Stock Option Plan

At our extraordinary shareholders’ meeting held on May 2, 2001, our shareholders approved a stock option plan that was effective as of that date. The purposes of the stock option plan are:

•	to retain the services and advice of our key directors and employees, upon whose judgment, initiative and efforts we depend;

•	to make available to our key directors and employees certain compensatory arrangements based on our market value increase; and

•	to align generally the interests of our key directors and employees and the interests of our shareholder

Our Board of Executive Officers may authorize future capital increases, within the limit of the authorized capital, with the issuance of Preferred Shares for the benefit of our key employees. The number of shares that may be issued under the stock option plan is limited to 1.5% of our capital stock. The option exercise price per 1,000 Preferred Shares was set at R$4.27, the closing price of 1,000 Preferred Shares at the Bovespa on May 2, 2001.

Our employee stock option plan has a four-year term and will expire in April 2005. No option may be exercised after four years from the date it was granted. The exercise of the option shall occur at the end of the fourth year after the granted date, but can be anticipated depending upon the achievement of certain operational results, which are based on EBIT (earnings before interest and taxes).

Our targeted EBIT was R$94.7 million and R$117.2 million for the years ended December 31, 2002 and December 31, 2003, respectively. Our actual EBIT for the years ended December 31, 2002 and December 31, 2003 exceeded their respective targeted amounts. Accordingly, three options may be exercised in March, August and December 2004. No option granted to our key directors and employees was exercised as of March 31, 2004.

Share Ownership

The directors and members of the administrative, supervisory and management bodies of the Holding Company do not hold in the aggregate more than 1% of either the Common or Preferred Shares outstanding. As of March 31, 2004, the directors and executive officers of the Holding Company, owned, in the aggregate, 3,362,828 Common Shares.

Our Employees

At December 31, 2003, we had 958 full-time employees, of whom approximately 47% were employed by TIM Sul and approximately 53% were employed by the Holding Company. The following table sets forth a breakdown of our employees at December 31, 2001, 2002 and 2003.

	Year ended December 31,
	2001	2002	2003
Total number of employees	1,178	1,015	958
Number of employees by category of activity
Network	134	124	115
Sales and marketing	347	326	323
Information technology	75	69	63
Customer care	465	357	316
Support and other	157	139	141
Number of employees by geographic location
Paraná(1)	957	849	841
Santa Catarina	209	156	107
Rio Grande do Sul	12	10	10

(1)	Includes employees of the Holding Company.

All employees are represented by state labor unions associated with the Federação Nacional dos Trabalhadores em Telecomunicações – Fenattel and the Federação Interestadual dos Trabalhadores em Telecomunicações – Fittel or the Sindicato dos Engenheiros do Estado do Paraná. We negotiate a new collective labor agreement every year with the local unions. The collective agreements currently in force will expire on November 30, 2004. Management considers our relations with our work force to be satisfactory. We have not experienced a work stoppage that had a material effect on our operations.

Employee Benefit Plans

Our employees at the time of the Breakup had the right to maintain their rights and benefits in the Telebrás Pension Plan, administered by Fundação Telebrás de Seguridade Social – Sistel (“Sistel”), a multi-employer defined benefit plan that supplements government-provided retirement benefits. We make monthly contributions to the Telebrás Pension Plan equal to 13.5% of the salary of each employee covered by the defined benefit plans administered by Sistel. Each employee member also made a monthly contribution to Sistel based on age and salary. Members of the Telebrás Pension Plan qualified for full pension benefits after reaching age 57 provided they had been members of the Telebrás Pension Plan for at least ten uninterrupted years and have been affiliated with the social security system for at least 35 years. The Telebrás Pension Plan operated independently from us, and their assets and liabilities were fully segregated from ours; however, we were contingently liable for all of the unfunded obligations of the plan. Employees hired since the Privatization did not become members of the Telebrás Pension Plan, and we did not contribute to any defined benefit pension fund on behalf of such employees. See Notes 20 and 31.III.a to our Consolidated Financial Statements.

In January 2000, we and the other companies that formerly belonged to the Telebrás System agreed to divide the existing Telebrás Pension Plan into 15 separate plans, resulting in the creation of private plans for the current employees of each of the former members of the Telebrás System. These new private pension plans are still administered by Sistel and have retained the same terms and conditions of the Telebrás Pension Plan. The division served to allocate liability among the companies that formerly belonged to the Telebrás system according to each company’s contributions in respect of its own employees. Joint liability among the Telebrás Pension Plan sponsors will continue with respect to retired employees who will necessarily remain members of the Telebrás Pension Plan. See Notes 20 and 31.III.a to the Consolidated Financial Statements.

During 2002, we created a new defined contribution pension plan (“TIMPREV”) that would bring us in line with current social security practices in the private sector and also allow for the migration of employees participating in our private plan created in 2000 (“Tele Celular Sul PBS Plan”). TIMPREV was approved by the Secretary of Complementary Pension on November 13, 2002 in Notification 1,917 CGAJ/SPC. TIMPREV sets forth new guidelines for the granting and maintenance of benefits and outlines new rights and obligations for Sistel, the plan administrator; sponsors; participants and their respective beneficiaries.

Migration from the Tele Celular Sul PBS Plan to TIMPREV is optional. In order to encourage migration to TIMPREV, we offered bonuses to those employees migrating before January 29, 2003. As of such date, approximately 90% of the participants in our private plan had migrated to TIMPREV. As of December 31, 2003, this percentage was approximately 98.2%. Upon electing to migrate to TIMPREV, a participant extinguishes all rights to benefits under the Tele Celular Sul PBS Plan.

As more employees participate in TIMPREV, we anticipate that the sponsor’s risk to eventual actuarial deficit will decrease, consistent with the characteristics of typical defined contribution plans. Under the rules of defined contribution plans, the sponsor normally contributes 100% of the basic contribution of the participant. In accordance with the terms and conditions of the approved rules, the administrator of TIMPREV will ensure the benefits listed below:

•	a regular retirement pension;

•	an anticipated retirement pension;

•	a disability pension;

•	a deferred proportional benefit; and

•	a death pension.

However, the administrator will not assume responsibility for granting any other benefit, even if social security officially grants it to its beneficiaries.

In accordance with Brazilian law, our employees also receive payments based on our financial performance. The amount of the payment is determined by negotiation between us and the unions representing our employees.

ITEM 7. MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

Of the Holding Company’s two classes of capital stock outstanding, only the Common Shares have full voting rights. In June 1998, a consortium comprised of UGB and TIM Brasil (then Bitel) acquired 51.8% of the Common Shares. On December 15, 1998, UGB exercised a put option under the Shareholders Agreement between UGB and Bitel, dated as of July 24, 1998 (the “Shareholders Agreement”), under which UGB had the right to sell all of its shares of the Holding Company to Bitel, subject to the approval of Anatel and the Conselho Administrativo de Defesa Econômica – CADE (“CADE”), Brazil’s federal competition agency. The sale was finalized on March 26, 1999, following its approval by Anatel and CADE. Accordingly, TIM Brasil has the ability to control the election of the Holding Company’s Board of Directors and the direction of our future operations. The Shareholders Agreement was terminated following the sale, and TIM Brasil is no longer subject to any material obligations under such agreement.

The following table sets forth ownership information with respect to all shareholders that, to our knowledge, own 5% of the Common Shares or more as of February 29, 2004. The Common Shares held by TIM Brasil have the same voting rights as the other Common Shares.

Name of owner	Thousands of Common Shares Owned	Percentage of Outstanding Common Shares
TIM Brasil Serviços e Participações S.A.	70,599,765	52.51
Previ – Caixa de Previdência dos Funcionários do Banco do Brasil S.A.	6,830,155	5.08
All our officers and directors as a group	3,362,828	0.00001

TIM Brasil Serviços e Participações S.A. is a Brazilian subsidiary of a group controlled by TIM. TIM is part of a group whose parent company is Telecom Italia. See “Item 4. Information on the Company—Organizational Structure.”

As of February 29, 2004, there were 118.8 billion Preferred Shares represented by ADSs. As of such date, the number of Preferred Shares represented by ADSs represented 53.5% of the total number of Preferred Shares outstanding and 33.4% of the total capital of the Holding Company.

Related Party Transactions

As of December 31, 2003, Tele Celular Sul did not owe to its affiliates any amounts arising out of outstanding inter-company loans. On the other hand, Tele Celular Sul had inter-company credits in the amount of R$0.8 million on December 31, 2003 with related parties. See Note 9 to our Consolidated Financial Statements.

Support provided by TIM Brasil in connection with our GSM operations

Prior to the initiation of our GSM overlay, TIM Brasil had developed an extensive GSM network and support systems, including an effective GSM billing system. In connection with the launch of our GSM services, we upgraded a number our systems to interface with TIM Brasil’s central billing system to take advantage of TIM Brasil’s preexisting infrastructure and expertise. Utilizing TIM Brasil’s centralized system for our GSM billing needs makes our operations more efficient and relieves us of the need to create our own GSM billing system. After an initial trial period, the support given to us by TIM Brasil in relation to our GSM operations will be the subject of a specific agreement, the terms of which will conform to common market prices and practices.

ITEM 8. FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information

See “Item 18. Financial Statements.”

Legal Proceedings

We are subject to various claims, legal and labor proceedings covering a wide range of matters that arise in the ordinary course of business activities. We adopted a policy of analyzing each such proceeding and making a judgment as to whether a loss in relation to such proceeding is probable, possible or remote. We make accruals for legal proceedings that we are party to when we determine that losses are probable and can be reasonably estimated. Our judgment is always based on the opinion of our legal advisors. Accrual balances are adjusted to account for changes in circumstances for ongoing matters and the establishment of additional accruals for new matters. While we believe that the current level of accruals is adequate, changes in the future could impact these determinations.

Litigation Related to the Conversion of Our Concessions into Authorizations

In January 2003, a type of class action (“ação popular”) was brought by an individual against Anatel and all the companies controlled by TIM in Brazil, including us. The claim sought to suspend the effects of Resolução 318, of September 27, 2002, and other acts by Anatel, including Authorizations PVCP/SPV nos. 001/2002 to 011/2002, published on December 12, 2002, which authorized us to migrate from the SMC regime to the PCS regime.

The action specifically challenged the omission of provisions regulating the return of the assets (“bens reversíveis”) used by us in connection with the provision of telecommunication services by the time of the expiration of the Authorizations. By reason of such omission, argues the claimant, the Federal Government would suffer irreparable damage and, therefore, the Anatel acts allowing the migration from the SMC to PCS should be declared null and void.

We have challenged this action vigorously, and after some preliminary decisions by lower courts (“medidas liminares”), we have obtained a unanimous decision from the Regional Federal Court of Appeals (“Tribunal Regional Federal”) permitting the migration from SMC into PCS, reserving discussion about the return of the assets to the Federal Government for a later date.

We believe that migration from the SMC regime to the PCS regime, and the related acts by Anatel, will not be suspended or modified. We expect proceedings relating to the return (“reversão”) to the Federal Government of our assets used in connection with the provision of telecommunication services to continue. In 2003, Anatel and the Federal Government informed the Court that Authorizations PVCP/SVP nos. 001/2002 to 011/2002 are valid and should not be voided by the Court.

Litigation Related to the Application of PIS and COFINS

In 2001, the Federal Government (“Ministério Público Federal”) filed lawsuits to prevent Telepar Celular and Telesc Celular from passing along to its respective customers costs regarding PIS and COFINS. See “Item 4. Information on the Company—Taxes on Telecommunications Goods and Services.” The Federal Government (“Ministério Público Federal”) also claimed that Telepar Celular and Telesc Celular should compensate their customers for these charges by paying each of them an amount equal to double the amount that was individually paid.

We are aware that there is a case which was decided favorably to a claim similar to ours, nonetheless we are unable to predict the final outcome of these lawsuits. We are also unable to predict whether an unfavorable decision would have a material adverse effect on our business, results of operations, financial condition or prospects.

Litigation Related to the Application of ICMS

In June 1998, the governments of the individual Brazilian States agreed to interpret existing Brazilian tax law to apply ICMS in respect of certain revenues, including cellular activation fees and monthly subscription charges, that had not previously been subject to such taxes. Under Brazilian law, there is a risk that the state governments could seek to apply this interpretation retroactively to activation and subscription fees charged during the five years preceding June 30, 1998. Our management believes that the attempt by the state governments to extend the scope of ICMS to services that are supplementary to basic telecommunications services is unlawful because:

•	the state governments acted beyond the scope of their authority;

•	their interpretation would subject to taxation certain revenues, particularly activation fees, that are not considered to be payments for telecommunications services; and

•	new taxes may not be applied retroactively.

TIM Sul has filed a lawsuit with the treasury court of the state in which it is located seeking injunctive relief from retroactive and prospective application of the ICMS tax to activation and other fees referred to such agreement, Convenio ICMS n. 69/98.

We are currently relieved from the payment of the ICMS tax on activation fees during the pendency of the lawsuits. We have deposited with the Court all such contested taxes since the beginning of the proceeding in June 1998. In view of the suspension of our activation fees in November 1998, management does not believe that application of ICMS to activation fees on a prospective basis will have a material impact on our results of operations.

It should be noted that few decisions issued by higher courts have addressed this issue. However, a recent decision with respect to another cellular service provider operating in another region indicates that ICMS may not be applicable to cellular activation fees.

Litigation Related to the Use of the Goodwill Arising Out of the Breakup of Telebrás

On April 4, 2002, a Congressman filed a lawsuit in federal court in Brasília, Federal District, against a number of governmental telecommunication entities and the New Holding Companies. The purpose of the lawsuit is to prevent the New Holding Companies from using the amortization of the goodwill paid by the New Holding Companies to the Brazilian government in the Breakup of Telebrás to generate tax benefits.

Even though we are unable to predict the final outcome of this lawsuit, we believe that a ruling favorable to the plaintiff is unlikely. Accordingly, we have not created a reserve in connection with this litigation. If an unfavorable ruling is issued against us, we will lose the tax benefit derived from the premiums paid, and our tax liability will increase. We believe that an unfavorable decision would not have a material adverse effect on our business, results of operations, financial condition or prospects.

Litigation Arising Out of Events Prior to the Breakup of Telebrás

Telebrás and the Predecessor Companies, the legal predecessors of the Holding Company and the Subsidiaries, respectively, are defendants in a number of legal proceedings and subject to certain other claims and contingencies. Liability for any claims arising out of acts committed by the Predecessor Companies prior to the effective date of the spin-off of the cellular assets and liabilities of the Predecessor Companies to the Subsidiaries remains with the Predecessor Companies, except for those liabilities for which specific accounting provisions were assigned to the Subsidiaries. Any claims against the Predecessor Companies that are not satisfied by the Predecessor Companies could result in claims against the Subsidiaries, to the extent that the Subsidiaries have received assets that might have been used to settle such claims had such assets not been spun off from the Predecessor Companies.

Under the terms of the Breakup of the Telebrás system, liability for any claims arising out of acts committed by Telebrás prior to the effective date of the Breakup remains with Telebrás, except for labor and tax claims (for which Telebrás and the New Holding Companies are jointly and severally liable by operation of law) and any liability for which specific accounting provisions were assigned to the Holding Company or one of the other New Holding Companies. Our management believes that the chances of claims of this nature materializing and having a material adverse financial effect on us are remote.

State of Santa Catarina ICMS tax charges

In December 2003, TIM Sul was notified by the State of Santa Catarina to pay ICMS tax arising out of various services we rendered, including international telecommunication services rendered by Telesc Celular from April 1998 to January 2000 and activation and other fees charged by Telesc Celular from April 1998 to August 2003. Based on reports we received from our legal counsel, we do not believe ICMS tax should be paid in such circumstances, and we intend to vigorously litigate this charge by the State of Santa Catarina. The total amount of such charges in December 2003 was R$25.5 million. We have created a provision in the amount of R$1.5 million with respect to such charges.

Other Litigation

We are a party to certain legal proceedings arising in the normal course of business. Nearly all of these legal proceedings may be divided into two main categories: consumer protection claims and labor law claims. The most common issue raised by claimants in the consumer protection cases against us is allegedly incorrect inclusion by us of their names on a public list of customers who have defaulted on their payments. The labor law claims against us have been brought by former employees for alleged infringement of labor laws during the duration of their employment contracts with us. As of December 31, 2003, we were a party to approximately 1640 consumer protection claims and 161 labor law claims. We believe that such actions, if decided adversely to us, would not have a material adverse effect on our business, financial condition or results of operations.

Dividend Policy

Under our by-laws, we are required to distribute 25% of our adjusted net income to our shareholders, either as dividends or as tax-deductible interest on net worth. We are also required to pay a non-cumulative preferred dividend on our Preferred Shares in an amount equal to the greater of:

•	6% of our capital (“capital social”) divided by the total number of Common and Preferred Shares and

•	3% of our net shareholders’ equity (“patrimônio líquido”), according to the most recent financial statements approved by our shareholders.

To the extent there are additional distributable profits, the Holding Company is also required to distribute to all shareholders an amount equal to at least 25% of adjusted net income (the “General Dividend”) determined in accordance with the Corporate Law Method, including any realization of the unrealized net income reserve. The amount of General Dividend, if any, payable by us to the holders of Preferred Shares is offset by the amount of Preferred Dividend paid to such preferred shareholders.

As a result of these provisions, holders of the our Preferred Shares are entitled to receive in any year distributions of cash dividends prior to the holders of our Common Shares receiving any distribution of cash dividends in such year. In addition, distributions of cash dividends in any year are made:

•	first, to the holders of Preferred Shares, up to the amount of the dividend that must be paid to the holders of Preferred Shares for such year;

•	then, to the holders of Common Shares, until the amount distributed in respect of each Common Share is equal to the amount distributed in respect of each Preferred Share; and

•	thereafter, to the holders of Common Shares and Preferred Shares on a pro rata basis.

If the dividend to be paid to the holders of Preferred Shares is not paid for a period of three years, holders of Preferred Shares will be entitled to full voting rights until such time as that dividend is paid in full for any year.

The Holding Company may also make additional distributions to the extent of available distributable profits and reserves. TIM Sul is also subject to mandatory distribution requirements and, to the extent of distributable profits and reserves, is accordingly required to pay dividends to the minority shareholders as well as to the Holding Company. All of the aforementioned distributions may be made as dividends or as tax-deductible interest on capital.

Brazilian corporations may make payments to shareholders characterized as interest on the corporation’s capital (juros sobre capital próprio) as an alternative form of making dividend distributions to the shareholders.

The rate of interest may not be higher than the Federal Government’s long-term interest rate as determined by the Central Bank of Brazil from time to time. Dividends are not subject to withholding income tax when paid, nor to corporate income tax or individual income tax with respect to the person receiving the dividend. On the other hand, interest on capital paid to shareholders is deductible from the corporation’s net profits for tax purposes, but the recipient of such distributions is subject to corporate or individual income tax with respect to such payments. See “Item 10. Additional Information––Taxation––Brazilian Tax Considerations––Distributions of Interest on Capital.”

For the purposes of Brazilian Corporate Law, and in accordance with our by-laws, adjusted net income is an amount equal to net profit adjusted to reflect allocations to and from:

•	the legal reserve; and

•	contingency reserves.

We are required to maintain a legal reserve, to which we must allocate 5% of net profits for each fiscal year until the amount for such reserve equals 20% of our paid-in capital. However, we are not required to make any allocations to our legal reserve in respect of any fiscal year in which our legal reserve, together with our other capital reserves, exceeds 30% of our capital. Net losses, if any, may be charged against the legal reserve. On December 31, 2003, the balance of our legal reserve was R$29.8 million, which was equal to 8% of our total capital.

Brazilian Corporate Law also provides for two discretionary allocations of net profits that are subject to approval by the shareholders at the annual meeting. First, a percentage of net profits may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years. Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur, or written off in the event that the anticipated loss occurs. Second, if the mandatory distributable amount exceeds the sum of realized net profits in a given year, such excess may be allocated to unrealized revenue reserve. Under Brazilian Corporate Law, realized net profits is defined as the amount of net profits that exceeds the net positive result of equity adjustments and profits or revenues from operations with financial results after the end of the next succeeding fiscal year.

Under Brazilian Corporate Law, any company may, as a term in its by-laws, create a discretionary reserve. By-laws which authorize the allocation of a percentage of a company’s net income to the discretionary reserve must also indicate the purpose, criteria for allocation and a maximum amount of the reserve.

We may also allocate a portion of our net profits for discretionary appropriations for plant expansion and other capital investment projects, the amount of which would be based on a capital budget previously presented by our management and approved by shareholders. Under Law No. 10,313 of October 3, 2001, capital budgets covering more than one year must be reviewed at each annual shareholders’ meeting. After completion of the relevant capital projects, we may retain the appropriation until the shareholders vote to transfer all or a portion of the reserve to capital or retained earnings. On December 31, 2003, we had an income reserve for expansion of R$379.4 million.

The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized. The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian Corporate Law Method.

The legal reserve is subject to approval by the shareholders voting at the annual meeting and may be transferred to capital but is not available for the payment of dividends in subsequent years. Our calculation of net profits and allocations to reserves for any fiscal year are determined on the basis of financial statements prepared in accordance with Brazilian Corporate Law.

Remaining amounts to be distributed are allocated first to the payment of a dividend to holders of Common Shares in an amount equal to the dividend paid to the preferred shareholders. The remainder is distributed equally among holders of Preferred Shares and Common Shares.

Under Brazilian Corporate Law, a company is permitted to suspend the mandatory dividend in respect of Common Shares and Preferred Shares not entitled to a fixed or minimum dividend if:

•	its board of directors and fiscal committee report to the shareholders’ meeting that the distribution would be incompatible with the financial circumstances of that company; and

•	the shareholders ratify this conclusion at the shareholder’s meeting.

In this case,

•	the board of directors must forward to the Brazilian securities commission within five days of the shareholders’ meeting an explanation justifying the information transmitted at the meeting; and

•	the profits which were not distributed are to be recorded as a special reserve and, if not absorbed by losses in subsequent fiscal years, are to be paid as dividends as soon as the financial situation permits.

Our Preferred Shares are each entitled to a minimum dividend and thus the mandatory dividend may be suspended only with respect to our Common Shares. Dividends may be paid by us out of retained earnings or accumulated profits in any given fiscal year.

For the purposes of Brazilian Corporate Law, accumulated profits are defined as net income after income tax and social contribution for such fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to warrants and employees’ and management’s participation in a company’s profits.

Payment of Dividends

We are required by law and by our by-laws to hold an annual shareholders’ meeting by April 30 of each year, at which, among other things, an annual dividend may be declared by decision of our shareholders on the recommendation of our executive officers, as approved by our Board of Directors. The payment of annual dividends is based on the financial statements prepared for the fiscal year ending December 31. Under Brazilian Corporate Law, dividends are required to be paid within 60 days following the date the dividend is declared to shareholders of record on such declaration date, unless a shareholders’ resolution sets forth another date of payment, which in any event shall occur prior to the end of the fiscal year in which such dividend was declared.

A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which we have no liability for such payment. Because our shares are issued in book-entry form, dividends with respect to any share are credited to the account holding such share. We are not required to adjust the amount of paid-in capital for inflation. Annual dividends may be paid to shareholders on a pro rata basis according to the date when the subscription price is paid to us.

Our Preferred Shares underlying the ADSs are held in Brazil by a Brazilian custodian, Banco Itaú S.A., as the agent for the depositary, JPMorgan Chase Bank, which is the registered owner of our shares. Payments of cash dividends and distributions in respect of the ADRs, if any, will be made in Brazilian currency to the custodian on behalf of the depositary which will then convert those proceeds into dollars and will cause such dollars to be delivered to the depositary for distribution to holders of ADRs. In the event that the custodian is unable to immediately convert the Brazilian currency received as dividends into dollars, the amount of dollars payable to holders of ADRs may be adversely affected by devaluations of the Brazilian currency that occur before such dividends are converted and remitted. Dividends in respect of our Preferred Shares paid to resident and non-resident shareholders, including holders of ADSs, are not currently subject to Brazilian withholding tax.

Significant Changes

No significant change has occurred since December 31, 2003, the date of our Consolidated Financial Statements.

ITEM 9. THE OFFER AND LISTING

Price History of the Preferred Shares and ADSs

The principal trading market for the Preferred Shares is the Bolsa de Valores de São Paulo (the “Bovespa”). Until January 2000, the Shares were also traded on the Bolsa de Valores do Rio de Janeiro (the “Rio de Janeiro Stock Exchange”) and the seven other Brazilian stock exchanges. In January 2000, the nine Brazilian stock exchanges entered into an agreement pursuant to which trading of the Preferred Shares was concentrated on the Bovespa. See “—Markets—Trading on the Brazilian Stock Exchanges.” At December 31, 2003, the Holding Company had 222.0 billion Preferred Shares and 134.4 billion Common Shares outstanding.

The Preferred Shares commenced trading separately from any other security on the Brazilian stock exchanges on September 21, 1998. The following table sets forth the reported high and low closing sale prices for the Preferred Shares on the Bovespa for the periods indicated.

	Reais per 1,000 Preferred Shares
	Low		High
1999
Third quarter (beginning October 1, 1999)	R$	2.95	R$	3.85
Fourth quarter		3.75		6.50

2000
First quarter		8.20		12.10
Second quarter		4.70		9.00
Third quarter		5.21		8.70
Fourth quarter		3.93		5.85

2001
First quarter		3.68		5.50
Second quarter		3.94		5.23
Third quarter		2.35		4.70
Fourth quarter		2.64		4.02

2002
First quarter		3.01		3.84
Second quarter		2.67		3.17
Third quarter		2.42		3.38
Fourth quarter		2.29		3.02

2003
First quarter		2.09		2.97
Second quarter		2.23		2.82
Third quarter		2.06		3.00
Fourth quarter		2.84		4.34

Last Six Months
November 2003		3.54		4.10
December 2003		4.05		4.34
January 2004		4.03		4.47
February 2004		3.51		4.22
March 2004		3.62		4.28
April 2004		4.14		4.80
May 2004 (through May 18, 2004)		3.46		4.28

The Preferred Shares traded in the United States on the NYSE are represented by ADSs, each representing 10,000 Preferred Shares. The ADSs are issued by JPMorgan Chase Bank (the “Depositary” or “JPMorgan”), pursuant to a Deposit Agreement among the Holding Company, the Depositary and the registered holders and beneficial owners from time to time of ADRs. See “Item 10. Additional Information—Material Contracts.” The Holding Company’s ADSs commenced trading separately on the NYSE on November 16, 1998 under the symbol “TSU.”

The following table sets forth the reported high and low closing sales prices for our ADSs on the NYSE for the periods indicated.

	U.S. dollars per our ADS
	Low		High
1999
Fourth quarter	US$	16.37	US$	33.25

2000
First quarter		47.88		69.20
Second quarter		25.62		50.88
Third quarter		27.38		47.00
Fourth quarter		20.13		30.56

2001
First quarter		16.50		29.49
Second quarter		16.99		22.19
Third quarter		9.69		19.49
Fourth quarter		9.50		15.70

2002
First quarter		12.55		16.97
Second quarter		8.90		14.25
Third quarter		6.37		12.00
Fourth quarter		5.70		9.00

2003
First quarter		5.80		9.02
Second quarter		7.06		9.70
Third quarter		6.64		10.28
Fourth quarter		10.00		14.73

Last Six Months
November 2003		12.26		14.10
December 2003		13.81		14.73
January 2004		14.00		16.15
February 2004		11.98		14.93
March 2004		12.72		14.99
April 2004		14.47		16.71
May 2004 (through May 18, 2004)		11.10		15.09

Since May 18, 1998, the preferred shares of Telepar Celular, now TIM Sul, have traded on the Bovespa.

Markets

Trading on the Brazilian Stock Exchanges

The Bovespa is the only Brazilian Stock Exchange on which equity and debt securities issued by Brazilian companies are traded. The exclusive trading of such securities on the Bovespa is the result of several memoranda of understanding entered into by the Bovespa and the other Brazilian stock exchanges. The Rio de Janeiro stock exchange is now exclusively responsible for the electronic trading of public debt securities and for privatization auctions.

Each Brazilian stock exchange is a nonprofit entity owned by its member brokerage firms. Trading on each exchange is limited to member brokerage firms and a limited number of authorized nonmembers. The Bovespa has two open outcry trading sessions each day, from 11:00 a.m. to 1:30 p.m. and from 2:30 p.m. to 5:45 p.m., except during daylight savings time in the United States. During daylight savings time in the United States, the sessions are from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 4:45 p.m., to closely mirror NYSE trading hours. Trading is also conducted between 11:00 a.m. and 6:00 p.m., or between 10:00 a.m. and 5:00 p.m. during daylight savings time in the United States, on an automated system known as the Computer Assisted Trading System (Sistema de Negociação Assistida por Computador) on the Bovespa and on the National Electronic Trading System (Sistema Eletrônico de Negociação Nacional). These systems are computerized systems that link electronically with the seven smaller regional exchanges. The Bovespa also permits trading from 6:45 p.m. to 7:30 p.m. on an online system connected to traditional and Internet brokers called the “After Market.” Trading on the After Market is subject to regulatory limits on price volatility and on the volume of shares transacted through Internet brokers. There are no specialists or market makers for the Holding Company’s shares on the Bovespa. Beginning March 31, 2003, the Bovespa modified its trading practices with respect to its open outcry trading sessions and its electronic trading system. Under these revised trading practices, orders registered in an open outcry session will be matched through that open outcry session only, while orders registered through the electronic trading system may be matched both through the electronic system and through an open outcry session, if a matching order better by five centavos (R$0.05) is available.

In order to better control volatility, Bovespa adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the indexes of these stock exchanges fall below 10% or 15%, respectively, in relation to the index registered in the previous trading session.

Settlement of transactions is effected three business days after the trade date without adjustment of the purchase price for inflation. Delivery of and payment for shares are made through the facilities of the clearinghouse, or Companhia Brasileira de Liquidação e Custodia – CBLC, which maintains accounts for member brokerage firms. The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date.

The Bovespa is less liquid than the NYSE or other major exchanges in the world. On March 31, 2004, the aggregate market capitalization of the 364 companies listed on Bovespa was approximately R$688.0 billion, and the 10 largest companies listed on Bovespa accounted for approximately 54.3% of the total value of market transactions. Although all the outstanding shares of a listed company may trade on a Brazilian stock exchange, in most cases less than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, by governmental entities or by one principal shareholder. For this reason, data showing the total market capitalization of Brazilian stock exchanges tend to overstate the liquidity of the Brazilian equity securities market.

Trading on Brazilian stock exchanges by a holder not deemed to be domiciled in Brazil, for Brazilian tax and regulatory purposes (a “non-Brazilian holder”), is subject to certain limitations under Brazilian foreign investment legislation. With limited exceptions, non-Brazilian holders may only trade on Brazilian stock exchanges in accordance with the requirements of Resolution No. 2,689, of January 26, 2000, of the National Monetary Council (“Conselho Monetário Nacional”). Resolution No. 2,689 requires that securities held by non-Brazilian holders be maintained in the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank of Brazil and the Brazilian securities commission, the Comissão de Valores Mobiliários (the “CVM”). In addition, Resolution No. 2,689 requires non-Brazilian holders to restrict their securities trading to transactions on Brazilian stock exchanges or qualified over-the-counter markets. With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution No. 2,689 to other non-Brazilian holders through a private transaction. See “—Taxation—Brazilian Tax Considerations” for a description of certain tax benefits extended to non-Brazilian holders who qualify under Resolution No. 2,689.

Differentiated Levels of Corporate Governance and the New Market

In order to increase the transparency of the Brazilian capital markets and protect minority shareholders’ rights, the Bovespa has implemented, among others, two new initiatives:

•	a classification system referred to as “Differentiated Levels of Corporate Governance” applicable to the companies already listed on the Bovespa, and

•	a new separate listing segment for qualifying issuers referred to as the “New Market.”

The Differentiated Levels of Corporate Governance, Level 1 and Level 2, are applicable to listed companies that voluntarily comply with special disclosure and corporate governance practices established by the Bovespa. The companies may be classified into two different levels, depending on their degree of adherence to the Bovespa’s practices of disclosure and corporate governance.

To become a Level 1 company, an issuer must voluntarily satisfy the following requirements:

•	ensure that shares amounting to at least 25% of its capital are outstanding and available for trading in the market;

•	adopt procedures that favor the dispersion of shares into the market whenever making a public offering;

•	comply with minimum quarterly disclosure standards;

•	follow stricter disclosure policies with respect to transactions with controlling shareholders, directors and officers involving the issuer’s securities;

•	disclose any existing shareholders’ agreements and stock option plans; and

•	make a schedule of corporate events available to the minority shareholders.

The Holding Company is currently considering complying with these requirements for Level 1 of Corporate Governance.

To become a Level 2 company, an issuer must, in addition to satisfying the Level 1 criteria, satisfy the following requirements:

•	require all directors to serve unstaggered one-year terms;

•	prepare and publish annual financial statements in U.S. GAAP or IAS GAAP;

•	create tag-along rights for minority shareholders, ensuring holders of common shares of the right to sell on the same terms as a controlling shareholder, and ensuring preferred shareholders a price equal to at least 70% of that received by the selling controlling shareholder;

•	grant preferred shareholders the right to vote in certain cases, including the transformation, spin-off or merger of the company, approval of agreements with related parties or any other matters that may constitute a conflict of interest between controlling shareholders and the company;

•	make a tender offer for all outstanding shares, for a price equal to fair market value, in the event of delisting or withdrawal of the issuer from Level 2 qualification; and

•	agree to submit any corporate disputes to the Bovespa’s Market Arbitration Chamber.

The New Market is a separate listing segment for the trading of shares issued by companies that voluntarily adopt certain additional corporate governance practices and disclosure requirements which are more demanding than those required by the current law in Brazil. Companies may qualify to have their shares traded in the New Market, if, in addition to complying with the Level 2 corporate governance practices referred to above, their capital stock consists only of voting common shares.

Bovespa Market Administration Panel

Pursuant to Law No. 9,307/66, a Market Arbitration Panel (the “Panel”) has been established by the Bovespa. The Panel was established to settle certain types of disputes, including disputes relating to corporate governance, securities issues, financial regulatory issues and other capital market matters, with respect to Bovespa listed companies that have undertaken to voluntarily comply with Level 2 and New Market levels of corporate governance and disclosure. The Panel will provide a forum for dispute resolution to, among others, the Bovespa, the applicable listed company and the shareholders, directors and management of the applicable listed company.

Regulation of Brazilian Securities Markets

The Brazilian securities markets are principally governed by Law No. 6,385, of December 7, 1976, and the Brazilian Corporate Law, each as amended, and by regulations issued by the CVM, which has authority over stock exchanges and the securities markets generally, the National Monetary Council, and by the Central Bank of Brazil, which has licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions. Both regulatory bodies are subordinate to the National Monetary Council, the highest regulatory entity within the National Financial System. These laws and regulations, among others, provide for disclosure requirements applicable to issuers of traded securities, protection of minority shareholders and criminal penalties for insider trading and price manipulation. They also provide for licensing and oversight of brokerage firms and governance of the Brazilian stock exchanges. Nevertheless, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets.

Under the Brazilian Corporate Law, a company is either public, a companhia aberta, like us, or private, a companhia fechada. All public companies, including us, are registered with the CVM and are subject to reporting requirements. A company registered with the CVM may have its securities traded on the Bovespa or in the Brazilian over-the-counter market. The shares of a public company may also be traded privately, subject to certain limitations. To be listed on the Bovespa, a company must apply for registration with the CVM and the Bovespa.

Trading in securities on the Bovespa may be suspended at the request of a company in anticipation of a material announcement. Trading may also be suspended on the initiative of Bovespa or the CVM, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries by the CVM or the Bovespa.

The Brazilian over-the-counter market consists of direct trades between individuals in which a financial institution registered with CVM serves as intermediary. Generally, no special application, other than registration with the CVM is necessary for securities of a public company to be traded in this market. The CVM requires that it be given notice of all trades carried out in the Brazilian over-the-counter market by the respective financial institution intermediary.

Trading on Bovespa by non-residents of Brazil is subject to limitations under Brazilian foreign investment and tax legislation. The Brazilian custodian for our Preferred Shares on behalf of the depositary for the ADSs, has obtained registration from the Central Bank of Brazil to remit U.S. dollars abroad for payments of dividends, any other cash distributions, or upon the disposition of the shares and sales proceeds thereto. In the event that a holder of ADSs exchanges Preferred Shares for ADSs, the holder will be entitled to continue to rely on the custodian’s registration for five business days after the exchange. Thereafter, the holder may not be able to obtain and remit U.S. dollars abroad upon the disposition of our Preferred Shares or upon distributions relating to our Preferred Shares, unless the holder obtains a new registration. See “Item 10. Additional Information—Memorandum and Articles of Associations.”

Brazilian regulations also require that any person or group of persons representing the same interest that has directly or indirectly acquired an interest corresponding to 10% of the common shares of a publicly traded company shall disclose its share ownership to the CVM and stock exchanges. In addition, a statement containing the required information shall be published in appropriate Brazilian newspapers. Regulations also require disclosure of any subsequent increase or decrease of five percent or more in ownership of common shares, including warrants and debentures convertible into common shares.

ITEM 10. ADDITIONAL INFORMATION

Memorandum and Articles of Association

The following summarizes certain material provisions of Tele Celular Sul’s by-laws and the Brazilian Corporate Law, the main bodies of regulation governing us. Copies of Tele Celular Sul’s by-laws have been filed as exhibits to the annual report on Form 20-F filed with the Securities and Exchange Commission on June 28, 2002. Except as described in this section, Tele Celular Sul’s by-laws do not contain provisions addressing the duties, authority or liabilities of the directors and senior management, which are instead established by Brazilian Corporate Law.

Registration

Tele Celular Sul’s by-laws have been registered with the Public Registry of the state of Paraná under company number (NIRE) 200.109.384.78.

Corporate Purpose

Article 2 of the Tele Celular Sul by-laws provides that our main corporate purpose is to exercise control over operating companies that provide mobile telephone and other services in the Region, as established by Anatel regulations. Other corporate purposes include:

•	promote, through our controlled or affiliated companies, the expansion of mobile telephone services in their respective concession areas;

•	procure funding from internal or external sources;

•	promote and foster study and research for the development of mobile telephone services;

•	perform, through our controlled or affiliated companies, specialized technical services related to the mobile telephone industry;

•	promote and coordinate, through our controlled or affiliated companies, the education and training of the staff required by the telephone services;

•	effect or order the importation of goods and services for our controlled and affiliated companies; and

•	hold interests in other companies.

Directors

Following is a description of some of the provisions of our by-laws concerning members of the Board of Directors:

•	Pursuant to Art. 23, paragraph XV, the Board of Directors has the power to approve loans, financing and lease agreements, as well as to issue promissory notes, for an amount exceeding 2% of the shareholders’ equity;

•	Pursuant to Art. 23, paragraph XXIII, the Board of Directors has the power to allocate the total budget for management remuneration approved by the shareholders’ meeting among the Directors and the Executive Officers; and

•	Pursuant to Art. 25, a member of the Board of Directors is not authorized to access information or to attend a meeting of the Board of Directors regarding subjects or proposals in respect of which such Director has a material interest.

Pursuant to the Brazilian Corporate Law, each member of the Board of Directors must have at least one share of our capital stock in order to qualify to be a director. There are no provisions in the by-laws with respect to:

•	a director’s power to vote compensation to him or herself in the absence of an independent quorum;

•	borrowing powers exercisable by the directors;

•	age limits for retirement of directors;

•	required shareholding for director qualification;

•	anti-takeover mechanisms or other procedures designed to delay, defer or prevent changes in our control; or

•	disclosure of share ownership.

Rights Relating to our Shares

Dividend Rights

See “Item 8. Financial Information—Dividend Policy.”

Voting Rights

Each Common Share entitles the holder to one vote at meetings of shareholders. Our Preferred Shares do not entitle the holder to vote except as set forth below. Holders of our Preferred Shares are each entitled to attend or to address meetings of shareholders.

One of the members of our Fiscal Committee and his or her alternate may be elected by majority vote of the holders of our Preferred Shares represented at the annual meeting of shareholders at which members of the Fiscal Committee are elected.

Brazilian Corporate Law provides that certain non-voting shares, such as our Preferred Shares, acquire voting rights in the event we fail for three consecutive fiscal years to pay the dividend to which such shares are entitled until such payment is made.

Our Preferred Shares are entitled to full voting rights with respect to:

•	the approval of any long-term contract between the Holding Company, TIM Sul or any of the Subsidiaries, on the one hand, and any controlling shareholder or affiliates or related parties thereof, on the other hand;

•	resolutions modifying certain provisions of our by-laws; and

•	any resolution submitted to the shareholders’ meeting for our delisting or liquidation.

Any change in the preference, benefits, conditions of redemption and amortization of our Preferred Shares, or the creation of a class of shares having priority or preference over our Preferred Shares, would require the approval of holders of a majority of our outstanding Preferred Shares at a special meeting of holders of our

Preferred Shares. Such a meeting would be called by publication of a notice in two Brazilian official gazettes at least thirty days prior to the meeting but would not generally require any other form of notice. In any circumstances in which holders of our Preferred Shares are entitled to vote, each of our Preferred Shares will entitle the holder to one vote.

Meeting of Shareholders

According to Brazilian law, shareholders must be previously notified in order for a general or extraordinary shareholders’ meeting to be held. The notification must occur at least 15 days prior to the meeting scheduled date. If the first meeting is not held for any reason on first notice, a second notification must be issued at least five days before the second meeting date.

On the first notice, meetings may be held only if shareholders holding at least one-fourth of voting shares are represented. Extraordinary meetings for the amendment of the by-laws may be held on the first notice only if shareholders holding at least two thirds of the voting capital are represented. On a second call, the meetings are held regardless of quorum.

Preemptive Rights

Each of our shareholders has a general preemptive right to subscribe for shares in any capital increase, in proportion to its shareholding. A minimum period of 30 days following the publication of notice of the capital increase is allowed for the exercise of the right, and the right is transferable.

However, a shareholders’ meeting is authorized to eliminate preemptive rights with respect to the issuance of new share, debentures and warrants convertible into new shares up to the limit of the authorized share capital, provided that the distribution of these securities is effected:

•	on a stock exchange;

•	in a public offering;

•	through an exchange of shares in a public offering the purpose of which is to acquire control of another company; or

•	through the use of certain tax incentives.

In the event of a capital increase that would maintain or increase the proportion of capital represented by the Preferred Shares, holders of the ADSs, or of the Preferred Shares, would have preemptive rights to subscribe only to newly issued Preferred Shares. In the event of a capital increase that would reduce the proportion of capital represented by the Preferred Shares, holders of the ADSs or the Preferred Shares would have preemptive rights to subscribe to Preferred Shares in proportion to their shareholdings and to the Common Shares only to the extent necessary to prevent dilution of their interest in the Holding Company.

Preemptive rights to purchase shares may not be offered to U.S. holders of the ADSs unless a registration statement under the Securities Act of 1933 is effective with respect to the shares underlying those rights, or an exemption form the registration requirements of the Securities Act of 1933 is available. Consequently, if you are a holder of our ADSs who is a U.S. person or is located in the United States, you may be restricted in your ability to participate in the exercise of preemptive rights.

Right of Redemption

Subject to certain exceptions, the Common Shares and the Preferred Shares are redeemable by shareholders exercising dissenter’s withdrawal rights in the event that shareholders representing over 50% of the voting shares adopt a resolution at a duly convened shareholders meeting to:

•	change the preference of our Preferred Shares or to create a class of shares having priority or preference over our Preferred Shares;

•	reduce the mandatory distribution of dividends;

•	change our corporate purpose;

•	participate in group of companies;

•	transfer all of our shares to another company in order to make us a wholly-owned subsidiary of that company;

•	split up, subject to the conditions set forth by Brazilian Corporate Law;

•	change corporate form;

•	approve the acquisition of another company, the price of which exceeds certain limits set forth in the Brazilian Corporate Law; or

•	merge or consolidate ourselves with another company.

The redemption right expires 30 days after publication of the minutes of the relevant shareholders’ meeting or, whenever the resolution requires the approval of the holders of Preferred Shares in a special meeting of the holders of Preferred Shares affected by the resolution, within 30 days following the publication of the minutes of that special meeting. The shareholders would be entitled to reconsider any action giving rise to redemption rights within 10 days following the expiration of those rights if they determine that the redemption of shares of dissenting shareholders would jeopardize our financial stability.

The rights of withdrawal under Brazilian Corporate Law for dissenting shareholders to seek redemption of the shares in the case of a company’s decision to participate in a group of companies or to merge or consolidate itself with another company are not automatically available to holders of our Preferred Shares. This results from an exception under Brazilian Corporate Law that excludes dissenters’ rights in such cases for holders of shares that have a public float rate higher than 50% and that are “liquid.” Shares are defined as being “liquid” for these purposes if they form part of the Bovespa Index or another stock exchange index (as defined by the CVM). Our Preferred Shares are currently included on the Bovespa Index. For as long as our shares are part of any qualifying market index, the right of redemption shall not be extended to our shareholders with respect to decisions regarding our merger or consolidation with another company, or the participation in a group of companies as defined by Brazilian Corporate Law.

Unless otherwise provided in the by-laws, which is not the case with us, a shareholder exercising rights to redeem shares is entitled to receive the book value of such shares, determined on the basis of the last annual balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last annual balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such shareholders’ meeting.

Form and Transfer

Our shares are maintained in book-entry form with a transfer agent, Banco ABN AMRO Real S.A., and the transfer of our shares is made in accordance with the applicable provision of the Brazilian Corporate Law, which provides that a transfer of shares is effected by an entry made by the transfer agent on its books, debiting the share account of the seller and crediting the share account of the purchaser, against presentation of a written order of the seller, or judicial authorization or order, in an appropriate document which remains in the possession of the transfer agent. The Preferred Shares underlying our ADS are registered on the transfer agent’s records in the name of the Brazilian depositary.

Transfers of shares by a foreign investor are made in the same way and executed by such investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Central Bank of Brazil under the Brazilian foreign investment in capital markets regulations, the foreign investor should also seek amendment, if necessary, though its local agent, of the certificate of registration to reflect the new ownership.

The São Paulo stock exchange reports transactions in its market to CBLC, a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system. All shares elected to be put into the system will be deposited in custody with the relevant stock exchange, through a Brazilian institution duly authorized to operate by the Central Bank of Brazil and having a clearing account with the relevant stock exchange. The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our register of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders, as the case may be, maintained by the relevant stock exchange and will be treated in the same way as registered shareholders.

Material Contracts

The following is a summary of the material contracts to which we have been a party in the past two years, other than contracts entered into in the ordinary course of business:

•	Until December 2002, each of the Subsidiaries operated under a concession that authorized it to provide specified services and set forth certain obligations. In December 2002, the Subsidiaries converted their respective concessions to operate under SMC regulations into authorizations to operate under PCS regulations. In addition, in July 2003 our Subsidiaries received STFC authorizations to provide national and international long distance telecommunications services. See also “Item 4. Regulation of the Brazilian Telecommunications Industry—Authorizations and Concessions.”

•	Credit Agreement, dated as of December 22, 2000, among BNDES, TIM Sul, as borrower, and Tele Celular Sul, as guarantor, in the principal amount of R$58.2 outstanding as of December 31, 2003 million. Under this loan, R$39.5 million of the total principal amount bears interest at a variable rate of 4% plus the TJLP, which was 11.0% per annum on December 31, 2003. The remaining R$18.7 million of principal is adjusted according to a “BNDES currency basket,” consisting mainly of the U.S. dollar. On December 31, 2003, the outstanding amount under this credit agreement, including accrued interest, was R$58.2 million.

•	Indenture for the First Public Issuance of Subordinated Single-Series Simple Debentures of TIM Sul, dated as of November 9, 2000, in the principal amount of R$200.0 million. The debentures are nonconvertible and bear interest at a variable rate equal to 102.7% of the inter-bank certificate of deposit rate (“CDI”), which equalled an average of 19.1% per annum for the year ended December 31, 2002. The debentures matured on October 2, 2003 and R$224.1 million was fully repaid on such date.

•	In the United States, the Preferred Shares traded, until June 24, 2002, in the form of ADSs, each representing 10,000 Preferred Shares, issued by The Bank of New York, as depositary (“BONY”), pursuant to a Deposit Agreement, dated July 27, 1998, among the Holding Company, BONY and the registered holders and beneficial owners from time to time of ADRs. Pursuant to an Amendment to the Deposit Agreement, dated June 24, 2002, among the Holding Company, BONY, JPMorgan, as depositary, and the holders from time to time of ADRs, JPMorgan replaced BONY as the depositary for the Holding Company’s ADS program. Since June 24, 2002, the Preferred Shares have traded in the United States in the form of ADSs, each representing 10,000 Preferred Shares, issued by JPMorgan. The rights of holders of ADRs are not materially affected by this change in depositaries, except that holders’ now have contractual rights against JPMorgan, instead.

Exchange Controls

There are no restrictions on ownership of our Preferred Shares or Common Shares by individuals or legal entities domiciled outside Brazil.

The right to convert dividend payments and proceeds from the sale of shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the relevant investments have been registered with the Central Bank of Brazil.

Such restrictions on the remittance of foreign capital abroad may hinder or prevent Banco Itaú S.A., as custodian for our Preferred Shares represented by ADSs, or holders who have exchanged ADRs for Preferred Shares, from converting dividends, distributions or the proceeds from any sale of such Preferred Shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad. Holders of ADSs could be adversely affected by delays in, or refusal to grant any, required government approval for conversions of Brazilian currency payments and remittances abroad of our Preferred Shares underlying the ADSs.

Under Annex IV to Resolution No. 1,289 of Brazil’s National Monetary Council, as amended, qualified foreign investors (which principally include foreign financial institutions, insurance companies, pension and investment funds, charitable foreign institutions and other institutions that meet certain minimum capital and other requirements) registered with the CVM and acting through authorized custody accounts managed by local agents may buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration for each transaction. Investors under the Annex IV regulations are also entitled to favorable tax treatment. See “—Taxation—Brazilian Tax Considerations.”

The Annex IV regulations were superseded as of March 31, 2000 by the rules of Resolution No. 2,689, of January 26, 2000, of the National Monetary Council, which sets forth new regulations for investments in capital markets. Foreign investments registered under the Annex IV regulations were required conform to the new rules by June 30, 2000. These new rules allow foreign investors to invest in almost all of the financial assets and to engage in almost all transactions available in the Brazilian financial capital markets, provided that some conditions are fulfilled. In accordance with Resolution No. 2,689/00, foreign investors are individuals, corporations, mutual funds and collective investments domiciled or headquartered abroad.

Pursuant to these new rules, foreign investors must:

•	appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment;

•	fill in the appropriate foreign investment registration form;

•	obtain registration as a foreign investor with the CVM; and

•	register the foreign investment with the Central Bank of Brazil.

The securities and other financial assets held by the foreign investor pursuant to Resolution 2,689/00 must be:

•	registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank of Brazil or by the CVM or

•	registered in registration, clearing and custody systems authorized by the Central Bank of Brazil or by the CVM.

In addition, securities trading is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

On January 26, 2000, the Central Bank of Brazil enacted Circular No. 2,963, providing that beginning on March 31, 2000, all investments by a foreign investor under the Resolution No. 2,689/00 are subject to the electronic registration with the Central Bank of Brazil. Foreign investments registered under the Annex IV regulations were required to conform to the new registration rules by June 30, 2000.

Resolution No. 1,927 of the National Monetary Council, which is the restated and amended Annex V to Resolution No. 1,289 of the National Monetary Council, provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. The ADS program was approved under the Annex V regulations by the Central Bank of Brazil and the Brazilian securities commission prior to the issuance of the

ADSs. Accordingly, the proceeds from the sale of ADSs by ADR holders outside Brazil are free of Brazilian foreign investment controls and holders of the ADSs will be entitled to favorable tax treatment. See “—Taxation—Brazilian Tax Considerations.” According to Resolution No. 2,689/00, foreign investments registered under Annex V Regulations may be converted into the new investment system and vice-versa, provided the conditions set forth by the Central Bank of Brazil and the CVM are complied with.

An electronic registration has been generated in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary. This electronic registration is carried on through the Central Bank of Brazil’s information system. Pursuant to the registration, the custodian and the depositary are able to convert dividends and other distributions with respect to our Preferred Shares represented by ADSs into foreign currency and remit the proceeds outside Brazil. In the event that a holder of ADSs exchanges such ADSs for Preferred Shares, such holder will be entitled to continue to rely on the depositary’s certificate of registration for five business days after such exchange, following which such holder must seek to obtain its own certificate of registration with the Central Bank of Brazil. Thereafter, any holder of Preferred Shares may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such Preferred Shares, unless such holder qualifies under the Annex IV or the Resolution 2,689/00 regulations, or obtains its own certificate of registration. A holder that obtains a certificate of registration will be subject to less favorable Brazilian tax treatment than a holder of ADSs. See “—Taxation—Brazilian Tax Considerations.” In addition, if the holder is a qualified investor under the Annex IV regulations but resides in a jurisdiction that does not impose income tax or where the income tax is imposed at a maximum rate of 20%, this holder will be subject to a less favorable tax treatment than a holder of ADSs.

Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Central Bank of Brazil that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. The imbalance in Brazil’s balance of payments increased during 1999, and there can be no assurance that the federal government will not impose similar restrictions on foreign repatriations in the future.

Taxation

The following summary contains a description of the principal Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of the Preferred Shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Preferred Shares or ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the tax laws of the United States and regulations thereunder as in effect on the date hereof, which are subject to change. Prospective purchasers of Preferred Shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of Preferred Shares or ADSs.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of Preferred Shares or ADSs. Prospective holders of Preferred Shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of Preferred Shares or ADSs in their particular circumstances.

Brazilian Tax Considerations

The following discussion summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of Preferred Shares or ADSs by a non-Brazilian holder. This discussion does not address all the

Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of investing in Preferred Shares or ADSs.

Taxation of Dividends

Dividends paid by the Holding Company in cash or in kind from profits of periods beginning on or after January 1, 1996 (i) to the Depositary in respect of Preferred Shares underlying ADSs or (ii) to a non-Brazilian holder in respect of Preferred Shares will generally not be subject to Brazilian income tax withholding.

Taxation of Gains

Gains realized outside Brazil by a non-Brazilian holder on the disposition of ADSs or Preferred Shares to another non-Brazilian holder are not subject to Brazilian tax.

Gains realized by non-Brazilian holders on dispositions of Preferred Shares in Brazil or in transactions with Brazilian residents may be exempt from Brazilian income tax, taxed at a rate of 20% or taxed at a rate of 15%, depending on the circumstances. Gains on the disposition of Preferred Shares obtained upon cancellation of ADSs are not subject to income tax in Brazil if the disposition is made and the proceeds are remitted abroad within five business days after cancellation, unless the investor is a resident of a jurisdiction that, under Brazilian law, is deemed to be a “tax haven” (i.e., a country that does not impose any income tax or that imposes tax at a maximum rate of less than 20%). Gains realized through transactions with Brazilian residents or through transactions in Brazil off of the Brazilian stock exchanges are subject to tax at a rate of 15%. Gains realized through transactions on Brazilian stock exchanges are subject to tax at a rate of 20%, unless the investor is entitled to tax exempt treatment for the transaction under Resolution 2,689 of the National Monetary Council Regulations, described immediately below.

Non-Brazilian holders of Preferred Shares registered under Resolution 2,689, which as of March 31, 2000 superseded the Annex IV Regulations, may be subject to favorable tax treatment since the investor has

•	appointed a representative in Brazil with power to take action relating to the investment in Preferred Shares,

•	registered as a foreign investor with the CVM and

•	registered its investment in Preferred Shares with the Central Bank of Brazil.

Under Resolution 2,689 securities held by foreign investors must be maintained under the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank of Brazil and the CVM. In addition, securities trading is restricted under Resolution 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. The preferential treatment afforded under Resolution 2,689 and afforded to investors in ADSs is not available to investors resident or domiciled in tax havens.

There can be no assurance that the current preferential treatment for holders of ADSs and non-Brazilian holders of Preferred Shares under Resolution 2,689 will be maintained.

Gain on the disposition of Preferred Shares is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. The acquisition cost of shares registered as an investment with the Central Bank of Brazil is calculated on the basis of the foreign currency amount registered with the Central Bank of Brazil. See “—Exchange Controls.”

There is a possibility that gains realized by a non-Brazilian holder upon the redemption of Preferred Shares will be treated as gains from the disposition of such Preferred Shares to a Brazilian resident occurring off of a stock exchange and will accordingly be subject to tax at a rate of 15%.

Any exercise of preemptive rights relating to Preferred Shares or ADSs will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to Preferred Shares will be subject to the same tax treatment applicable to a sale or disposition of our Preferred Shares. The deposit of Preferred Shares in exchange for the ADSs may be subject to Brazilian income tax if the amount previously registered with the Central Bank of Brazil as a foreign investment in our Preferred Shares is lower than

•	the average price per Preferred Share on the Bovespa on the day of the deposit; or

•	if no Preferred Shares were sold on that day, the average price on the Bovespa during the fifteen preceding trading sessions.

In the latter case, the difference between the amount previously registered and the average price of the Preferred Shares, calculated as set forth above, will be considered a capital gain subject to income tax at a rate of 15% (unless the Preferred Shares were held in accordance with Resolution 2,689, in which case the exchange would be tax-free).

The withdrawal of Preferred Shares in exchange for ADSs is not subject to Brazilian income tax. On receipt of the underlying Preferred Shares, a non-Brazilian holder entitled to benefits under Resolution 2,689 will be entitled to register the U.S. dollar value of such shares with the Central Bank of Brazil as described above in “—Exchange Controls.” If such non-Brazilian holder does not qualify under Resolution 2,689, it will be subject to the less favorable tax treatment described above in respect of exchanges of Preferred Shares.

Distributions of Interest on Capital

A Brazilian corporation may make payments to its shareholders characterized as interest on the corporation’s capital as an alternative form of making dividend distributions. See “Item 8. Financial Information— Dividend Policy.” The rate of interest may not be higher than the TJLP, as determined by the Central Bank of Brazil from time to time, which for 2003 was set at 11.0%. The total amount distributed as interest on capital may not exceed, for tax purposes, the greater of

•	50% of net income for the year in respect of which the payment is made, after the deduction of social contribution or net profits and before

•	making any deduction for corporate income taxes paid and

•	taking such distribution into account or

•	50% of retained earnings for the year prior to the year in respect of which the payment is made.

Payments of interest on capital are decided by the shareholders on the basis of recommendations by the Holding Company’s Board of Directors.

Up to the limit mentioned above, distributions of interest on capital paid to Brazilian and non-Brazilian holders of Preferred Shares, including payments to the Depositary in respect of Preferred Shares underlying ADSs, are deductible by the Holding Company for Brazilian tax purposes. Such payments are subject to Brazilian income tax withholding at the rate of 15%, except for payments to beneficiaries who are exempt from tax in Brazil, which are free of Brazilian tax, and except for payments to beneficiaries situated in tax havens, which payments are subject to withholding at a 25% rate.

No assurance can be given that the Board of Directors of the Holding Company will not recommend that future distributions of profits will be made by means of interest on capital instead of by means of dividends.

Amounts paid as interest on capital (net of applicable income tax withholding) may be treated as payments in respect of the dividends that the Holding Company is obligated to distribute to its shareholders in accordance with its by-laws and Brazilian Corporate Law. Distributions of interest on capital in respect of the Preferred Shares, including distributions to the Depositary in respect of Preferred Shares underlying ADSs, may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of the Preferred Shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some States in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant State to individuals or entities that are resident or domiciled within such State in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of Preferred Shares or ADSs.

A financial transaction tax (the “IOF”) may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest) or the conversion of foreign currency into Brazilian currency. The IOF tax rate for most of these transactions is currently 0%, but the Minister of Finance has the legal power to increase the rate to a maximum of 25%. Any such increase will be applicable only prospectively.

The IOF may also be levied on transactions involving bonds or securities (“IOF/Títulos”) even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Títulos with respect to Preferred Shares and ADSs is currently 0%. The Minister of Finance, however, has the legal power to increase the rate to a maximum of 1.5% per day.

In addition to such taxes, the temporary contribution on financial transactions, or the CPMF tax, is currently levied at a rate of 0.38% on all funds transfers in connection with financial transactions in Brazil. The CPMF will be in effect until December 31, 2004. The current rate of 0.38% will be maintained until December 31, 2003, changing to 0.08% for the subsequent period. Since July 12, 2002, stock exchange transactions have been exempted from the CPMF tax.

U.S. Federal Income Tax Considerations

The statements regarding U.S. tax law set forth below are based on U.S. law as in force on the date of this annual report, and changes to such law subsequent to the date of this annual report may affect the tax consequences described herein. This summary describes the principal tax consequences of the ownership and disposition of Preferred Shares or ADSs, but it does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to hold or dispose of Preferred Shares or ADSs. This summary applies only to purchasers of Preferred Shares or ADSs who will hold Preferred Shares or ADSs as capital assets and does not apply to special classes of holders such as dealers in securities or currencies, holders whose functional currency is not the U.S. dollar, holders of 10% or more of the shares of the Holding Company (taking into account shares held directly or through depositary arrangements), tax-exempt organizations, financial institutions, holders liable for the alternative minimum tax, securities traders who elect to account for their investment in Preferred Shares or ADSs on a mark-to-market basis, and persons holding Preferred Shares or ADSs in a hedging transaction or as part of a straddle or conversion transaction.

Each holder should consult such holder’s own tax advisor concerning the overall tax consequences to it, including the consequences under laws other than U.S. federal income tax laws, of an investment in Preferred Shares or ADSs.

In this discussion, references to ADSs also refer to Preferred Shares, and references to a “U.S. holder” are to a holder of an ADS that is

•	a citizen or resident of the United States of America,

•	a corporation organized under the laws of the United States of America or any state thereof or

•	otherwise subject to U.S. federal income taxation on a net basis with respect to the ADS.

For purposes of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”) holders of ADSs will be treated as owners of the Preferred Shares represented by such ADSs.

Taxation of Distributions

The Preferred Shares will be treated as equity for U.S. federal income tax purposes. A U.S. holder will recognize ordinary dividend income for U.S. federal income tax purposes in an amount equal to the amount of any cash and the value of any property distributed by the Holding Company as a dividend to the extent that such distribution is paid out of the Holding Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, when such distribution is received by the Custodian, or by the U.S. holder in the case of a holder of Preferred Shares. The amount of any distribution will include the amount of Brazilian tax withheld on the amount distributed, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the Custodian, or by a U.S. holder in the case of a holder of Preferred Shares. If the Custodian, or U.S. holder in the case of a holder of Preferred Shares, does not convert such reais into U.S. dollars on the date it receives them, it is possible that the U.S. holder will recognize foreign currency loss or gain, which would be ordinary loss or gain, when the reais are converted into U.S. dollars. Dividends paid by the Holding Company will not be eligible for the dividends received deduction allowed to corporations under the Code.

Distributions out of earnings and profits with respect to the ADSs generally will be treated as dividend income from sources outside of the United States and generally will be treated separately along with other items of “passive” (or, in the case of certain U.S. holders, “financial services”) income for purposes of determining the credit for foreign income taxes allowed under the Code. Subject to certain limitations, Brazilian income tax withheld in connection with any distribution with respect to the ADSs may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder if such U.S. holder elects for that year to credit all foreign income taxes. Alternatively such Brazilian withholding tax may be taken as a deduction against taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of arrangements in which a U.S. holder’s expected economic profit is insubstantial. U.S. holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

Distributions of additional shares to holders with respect to their ADSs that are made as part of a pro rata distribution to all shareholders of the Holding Company generally will not be subject to U.S. federal income tax.

Holders of ADSs that are foreign corporations or nonresident alien individuals (“non-U.S. holders”) generally will not be subject to U.S. federal income tax or withholding tax on distributions with respect to ADSs that are treated as dividend income for U.S. federal income tax purposes unless such dividends are effectively connected with the conduct by the holder of a trade or business in the United States.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) the Holding Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”), foreign personal holding company (“FPHC”) or foreign investment company (“FIC”). The ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on the Holding Company’s audited financial statements and relevant market and shareholder data, the Holding Company believes that it was not treated as a PFIC, FPHC or FIC for U.S. federal income tax purposes with respect to its 2003 taxable year. In addition, based on the Holding Company’s audited financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, the Holding Company does not anticipate becoming a PFIC, FPHC or FIC for its 2004 taxable year.

Based on existing guidance, it is not entirely clear whether dividends received with respect to the preferred shares will be treated as qualified dividends, because the preferred shares are not themselves listed on a U.S. exchange. In addition, the U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or preferred stock and intermediaries though whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether the Holding Company will be able to comply with them. Holders of ADSs and preferred shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Taxation of Capital Gains

Upon the sale or other disposition of an ADS, a U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes. The amount of the gain or loss will be equal to the difference between the amount realized in consideration for the disposition of the ADS and the U.S. holder’s tax basis in the ADS. Such gain or loss generally will be subject to U.S. federal income tax and will be treated as capital gain or loss and will be long-term capital gain or loss if the ADS has been held for more than one year. The net amount of long-term capital gain recognized by an individual holder after May 5, 2003 and before January 1, 2009 generally is subject to taxation at a maximum rate of 15 percent. The net long-term capital gain recognized by an individual holder before May 6, 2003 or after December 31, 2008 generally is subject to taxation at a maximum rate of 20%. Capital losses may be deducted from taxable income, subject to certain limitations. Gain realized by a U.S. holder on a sale or disposition of ADSs generally will be treated as U.S. source income. Consequently, if Brazilian tax is imposed on such gain, the U.S. holder will not be able to use the corresponding foreign tax credit, unless the holder has other foreign source income of the appropriate type in respect of which the credit may be used.

A non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or other disposition of an ADS unless (1) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) such holder is an individual who is present in the United States of America for 183 days or more in the taxable year of the sale and certain other conditions are met.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the ADSs or Preferred Shares to a U.S. holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number or otherwise establishes an exemption. The amount of any backup withholding collected from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that certain required information is furnished to the Internal Revenue Service.

A non-U.S. holder generally will be exempt from these information reporting requirements and backup withholding tax, but may be required to comply with certain certification and identification procedures in order to establish its eligibility for such exemption.

Documents on Display

Statements contained in this annual report as to the contents of any contract or other document referred to are not necessarily complete, and each of these statements is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit hereto. Anyone may read and copy this report, including the exhibits hereto, at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Information on the operation of the public reference rooms is available by calling 1-800-SEC-0330.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the regional offices, public reference facilities of the SEC referred to above. As a foreign private issuer, we are exempt from certain provisions of the Exchange Act prescribing the furnishing and content of proxy statements and periodic reports and from Section 16 of the Exchange Act relating to short-swing profits reporting and liability.

We will furnish to JPMorgan Chase, as Depositary, copies of all reports we are required to file with the SEC under the Exchange Act, including our annual reports in English, containing a brief description of our operations and our audited annual Consolidated Financial Statements, which will be prepared in accordance with the Brazilian Corporate Law accounting method and include a reconciliation to U.S. GAAP. In addition, we are required under the Deposit Agreement to furnish the Depositary with copies of English translations to the extent required under the rules of the SEC of all notices of Tele Celular Sul Preferred Shareholders’ meetings and other reports and communications that are generally made available to holders of Preferred Shares. Under certain circumstances, the Depositary will arrange for the mailing to all ADR holders, at our expense, of these notices, reports and communications.

ITEM 11. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from changes in both foreign currency exchange rates and interest rates. We are exposed to foreign exchange rate risk principally because certain costs of ours are denominated in currencies (primarily U.S. dollars) other than those in which we earn revenues (primarily reais). Similarly, we are subject to market risk deriving from changes in interest rates, which may affect the cost of our financing. Prior to June 1999, we did not use derivative instruments, such as foreign exchange forward contracts, foreign currency options, interest rate swaps and forward rate agreements, to manage these market risks. In June 1999, we began entering into hedging agreements covering payments of principal on our U.S. dollar denominated indebtedness. We also have entered into arrangements to hedge market risk deriving from changes in interest rates for some of our debt obligations. We do not hold or issue derivative or other financial instruments for trading purposes.

Exchange Rate Risk

At December 31, 2003, approximately R$23.9 million of our indebtedness was denominated in U.S. dollars and fully hedged. In addition, on the same date, we owed approximately R$58.2 million, including accrued interest, under our credit facility with BNDES, of which R$18.7 million was linked to the “BNDES’s basket of currencies,” mostly based on the U.S. dollar/real exchange rate. On May 31, 2002, we swapped all our exposure to such “BNDES basket of currencies” to CDI. We do not hold or issue derivatives or other financial instruments for trading purposes.

Since we have hedged our exchange rate risk with respect to our borrowings denominated in foreign currency, we have limited our exchange rate exposure with respect to such borrowings. Our foreign-exchange hedging agreements establish a fixed rate at which we agree to purchase U.S. dollars at a future date to pay our U.S. dollar-denominated principal payment obligations, which protect us from devaluations of the real but expose us to potential losses in the event the U.S. dollar declines in value against the real. However, any such decline in the value of the dollar would reduce our costs in reais terms of planned capital expenditures, discussed below.

We also remain exposed to market risk from changes in exchange rates and their effect upon planned capital expenditures, a substantial portion of which are denominated in U.S. dollars. With respect to planned capital expenditures for 2004, the potential loss to us that would have resulted from a hypothetical, instantaneous and unfavorable 25% change in the real-U.S. dollar exchange rate as of December 31, 2003 would have been approximately R$29.9 million (assuming that we would have made capital expenditures as originally planned, despite such unfavorable change in rates). If we were to experience such a change, our cost of financing would increase in proportion to the change.

Interest Rate Risk

At December 31, 2003, our outstanding debt accrued interest at the CDI or the TJLP, and totaled R$39.5 million. On the same date, we had cash and cash equivalents, in the amount of R$418.7 million, of which approximately R$398.0 million were invested in short-term instruments accruing interest at the CDI rate.

Over a one year period, the potential loss to us, before accounting for tax expenses and minority interests, that would have resulted from a hypothetical, instantaneous and unfavorable change of 100 basis points in interest rates applicable to our financial assets and liabilities on December 31, 2003 would have been R$1.0 million (assuming that such unfavorable 100 basis point movement in interest rates uniformly applied to each “homogenous category” of our financial assets and liabilities and that such movement in interest rates were sustained over a period of one year). For purposes of this interest rate risk sensitivity analysis, financial assets and liabilities denominated in the same currency (e.g., U.S. dollars) are grouped in separate homogenous categories. This interest rate risk sensitivity analysis may therefore overstate the impact of interest rate fluctuations to us, as unfavorable movements of all interest rates are unlikely to occur consistently among different homogenous categories. See Note 15 to our Consolidated Financial Statements.

ITEM 12. DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

PART II

ITEM 13. DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14. MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

None.

ITEM 15. CONTROLS AND PROCEDURES

As of December 31, 2003, we carried out an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives. Based upon and as of the date of our evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required.

Furthermore, there were no significant changes in our internal controls over financial reporting during 2003 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 16A. AUDIT COMMITTEE FINANCIAL EXPERT

Audit Committee Requirements and Exceptions

Under Section 301 of Sarbanes-Oxley, which we call “Section 301”, listed companies are in general obligated to establish “audit committees” comprised of independent members of the Board of Directors to, among other things, provide independent oversight of their outside auditors and receive complaints regarding matters relating to accounting, internal controls and auditing. Under Rule 10A-3 promulgated by the Commission under Section 301, which we call “Rule 10A-3”, foreign private issuers are eligible for an exception from the rules relating to the establishment of audit committees if applicable local law provides for “alternative structures” that are independent of management for overseeing and supervising the work of outside auditors and satisfy certain other requirements. We have elected to avail ourselves of this exception and to structure our Fiscal Committee so as to permit it to qualify under rule 10A-3 as an “alternative structure” to the audit committee contemplated by Section 301.

Although under the terms of Section 301 and Rule 10A-3 we are not required to have an Audit Committee or alternative structure in place until July 2005, we have taken steps to satisfy this requirement ahead of schedule and, at our April 23, 2004 general shareholders’ meeting, elected five members of the Fiscal Committee, none of which has any relationship with the Company or any of its affiliates, whether as director, officer or employee or shareholder with the ability to affect the management or decisions of the Company. See “Item 6. Directors, Senior Management and Employees—Fiscal Committee.” Additionally, in order for our Fiscal Committee to satisfy the requirements of Rule 10A-3, we adopted at a shareholders’ meeting held on May 6, 2004, a committee charter to clarify that the Fiscal Committee has certain powers and duties, and the Fiscal Committee began functioning as our alternative structure to the audit committee immediately thereafter. The Fiscal Committee of Tim Sul, which is a listed company in Brazil, is also comprised entirely of members who are independent from the Company and its affiliates.

We do not expect that the Company’s reliance on the exception to the audit committee requirement provided for under Rule 10A-3 will materially adversely affect the ability of the Fiscal Committee to act independently of management and to satisfy the other requirements of Rule 10A-3 or Section 301. The Company understands that it is presently contemplated that the Fiscal Committee will in the future continue to be independent. However, since in the future the Fiscal Committee will continue to be elected and its budget will continue to be set by the general shareholders’ meeting, we can make no assurances regarding the independence from our controlling shareholder of the future members of the Fiscal Committee.

Audit Committee Financial Expert

Although we have determined that at least one of the newly elected members of the Fiscal Committee fulfills the requirements to be considered our “audit committee financial expert” as such term is defined for purposes of this Item 16A, we have not yet formally designated any member of the Fiscal Committee to fill this role. The Company expects to make this designation within the coming weeks.

ITEM 16B. CODE OF ETHICS

We have adopted a Code of Conduct and Transparency that applies to our Chief Executive Officer, Chief Financial Officer and persons performing similar functions, as well as to our other directors, officers, controlling shareholders and members of the Conselho Fiscal in accordance with CVM rules satisfying the requirements of Brazilian Law. Our code of ethics is filed as an exhibit to this annual report and available on our website at http://www.timsulri.com.br. The Code of Conduct and Transparency is also available free of charge upon request. Such request may be made by mail, telephone or fax at the address set forth in the second paragraph of “Item 4. Information on the Company—Basic Information.” During 2003 we adopted no amendments to and granted no waivers from our Code of Conduct and Transparency.

Our Code of Conduct and Transparency does not address all of the principles set forth by the Securities and Exchange Commission in Section 406 of the Sarbanes-Oxley Act. However, Brazilian Law no. 6.404 Article 156 specifies that an officer is prohibited from taking part in any corporate transaction in which he has an interest that conflicts with the interests of the company. This disqualification must be disclosed to the board. Moreover, an officer may only contract with the company under reasonable and fair conditions, identical to those that prevail in the market or under which the company would contract with third parties. Any contract entered into or performed in violation of this article is voidable and requires the offending officer to disgorge any benefits he received from such violation.

ITEM 16C. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table sets forth the fees billed to us by our independent auditors, Ernst & Young Auditores Independentes S.S., during the fiscal years ended December 31, 2002 and 2003:

	Year ended December 31,
	2002		2003
Audit fees	R$	528,237	R$	552,178
Audit-related fees		15,824		19,556
Tax fees		8,350		62,000
Other fees		—		—

Total fees	R$	552,411	R$	633,734

Audit fees in the above table are the aggregate fees billed by Ernst & Young Auditores Independentes S.S. in connection with the audit of our annual financial statements, limited reviews of our quarterly financial information for statutory purposes, and the audit of the financial statements prepared based on US GAAP.

Audit-related fees in the above table are the aggregate fees billed by Ernst & Young Auditores Independentes S.S. for a consolidated reporting package related to the company’s parent company.

Tax fees in the above table are fees billed by Ernst & Young Auditores Independentes S.S. for tax compliance reviews.

Audit Committee Pre-Approval Policies and Procedures

The general authority to pre-approve the engagement of our independent auditors to render non-audit services is under the purview of our Fiscal Committee. Accordingly, the Fiscal Committee has established pre-approval procedures to control the provision of all audit and non-audit services by our independent auditors (the “Pre-Approval Policy”). Under the Pre-Approval Policy, the engagement of our independent auditors to provide audit and non-audit services must be pre-approved by the Fiscal Committee, either in the form of a special approval or through the inclusion of the services in question in a list adopted by the Fiscal Committee of pre-approved services. The Pre-Approval Policy is detailed as to the particular services to be provided. Additionally, the Pre-Approval Policy affirms that the Fiscal Committee’s responsibilities under the Securities Exchange Act of 1934 are not delegated to management.

ITEM 16D. EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

See “Item 16A. Audit Committee Financial Expert.”

PART III

ITEM 17. FINANCIAL STATEMENTS

We have responded to Item 18 in lieu of responding to this Item.

ITEM 18. FINANCIAL STATEMENTS

See our audited consolidated financial statements beginning at page F-2.

ITEM 19. EXHIBITS

[Text deleted.]

TECHNICAL GLOSSARY

The following explanations are not intended as technical definitions, but to assist the general reader to understand certain terms as used in this annual report.

Analog: A mode of transmission or switching which is not digital, e.g., the representation of voice, video or other modulated electrical audio signals which are not in digital form.

Band A Service Provider: A former Telebrás operating subsidiary that has been granted a concession to provide cellular telecommunications services in a particular area within a radio spectrum frequency range referred to by Anatel as “Band A.”

Band B Service Provider: A cellular service provider that has been granted a concession to provide cellular telecommunications services in a particular area within a radio spectrum frequency range referred to by Anatel as “Band B.”

Broadband services: Services characterized by a transmission speed of 2 Mbit/s or more. According to international standards, these services are as follows: Interactive services, including video telephone/videoconferencing (both point-to-point and multipoint).

Cellular service: A mobile telecommunications service provided by means of a network of interconnected low-powered radio base stations, each of which covers one small geographic cell within the total cellular telecommunications system service area.

Channel: One of a number of discrete frequency ranges utilized by a radio base station.

Cloning fraud: Duplication of the cellular signal of a cellular phone client, enabling the perpetrator of such duplication to make telephone calls using the client’s signal.

Digital: A mode of representing a physical variable such as speech using digits 0 and 1 only. The digits are transmitted in binary form as a series of pulses. Digital networks allow for higher capacity and higher flexibility through the use of computer-related technology for the transmission and manipulation of telephone calls. Digital systems offer lower noise interference and can incorporate encryption as a protection from external interference.

GSM (Global System Mobile): A standard of digital cellular telecommunications technology.

Interconnection charge: Amount paid per minute charged by network operators for the use of their network by other network operators. Also known as an “access charge.”

Internet: A collection of interconnected networks spanning the entire world, including university, corporate, government and research networks from around the globe. These networks all use the IP (Internet Protocol) communications protocol.

Network: An interconnected collection of elements. In a telephone network, these consist of switches connected to each other and to customer equipment. The transmission equipment may be based on fiber optic or metallic cable or point-to-point radio connections.

Penetration: The measurement of the take-up of services. At any date, the penetration is calculated by dividing the number of clients by the population to which the service is available and multiplying the quotient by 100.

Roaming: A function that enables clients to use their cellular telephone on networks of service providers other than the one with which they signed their initial contract.

Subscription fraud: The use of identification documents of another individual, either real or forged, to obtain cellular services without paying for them.

Switch: These are used to set up and route telephone calls either to the number called or to the next switch along the path. They may also record information for billing and control purposes.

TDMA (Time Division Multiple Access): A standard of digital cellular telecommunications technology.

Trunking: Special mobile switching and intercommunication services undertaken for corporate clients.

Value Added Services: Value Added Services provide additional functionality to the basic transmission services offered by a telecommunications network.

Wireless Application Protocol: A specification for a set of telecommunications protocols to standardize the way that wireless devices, such as cellular telephones and radio transceivers, can be used to access the Internet.

WLL (Wireless Local Loop): A technology that permits access to fixed-line operators’ switching centers through radio base stations, operating in a frequency similar to those of cellular service providers.

ANNEX D

Information Derived from TND’s Annual Report

on Form 20-F for the Fiscal Year Ended December 31, 2003

Filed with the SEC on May 19, 2004, as Amended by TND’s Annual Report on Form 20-F/A Filed with the SEC on June 8, 2004

Page
Presentation of Information		D-3
Forward-Looking Information		D-4

PART I

Item 1.	Identity of Directors, Senior Management and Advisers	D-5
Item 2.	Offer Statistics and Expected Timetable	D-5
Item 3.	Key Information	D-5
Item 4.	Information on the Company	D-18
Item 5.	Operating and Financial Review and Prospects	D-45
Item 6.	Directors, Senior Management and Employees	D-62
Item 7.	Major Shareholders and Related-Party Transactions	D-67
Item 8.	Financial Information	D-68
Item 9.	The Offer and Listing	D-74
Item 10.	Additional Information	D-78
Item 11.	Quantitative and Qualitative Disclosures about Market Risk	D-91
Item 12.	Description of Securities Other Than Equity Securities	D-92

PART II

Item 13.	Defaults, Dividend Arrearages and Delinquencies	D-93
Item 14.	Material Modifications to the Rights of Security Holders and Use of Proceeds	D-93
Item 15.	Controls and Procedures	D-93
Item 16A.	Audit Committee Financial Expert	D-93
Item 16B.	Code of Ethics	D-94
Item 16C.	Principal Accountant Fees and Services	D-94
Item 16D.	Exemptions From The Listing Standards For Adult Committees	D-95

PART III

Item 17.	Financial Statements	D-95
Item 18.	Financial Statements	D-95
Item 19.	Exhibits	D-95
Index of Defined Terms		D-98
Technical Glossary		D-97

PRESENTATION OF INFORMATION

In this annual report, Tele Nordeste Celular Participações S.A. is referred to as the “Holding Company.” Its subsidiaries, Telpe Celular S.A. (“Telpe Celular”), Telpa Celular S.A. (“Telpa Celular”), Telern Celular S.A. (“Telern Celular”), Teleceará Celular S.A. (“Teleceará Celular”), Telepisa Celular S.A. (“Telepisa Celular”) and Telasa Celular S.A. (“Telasa Celular”), are collectively referred to as the “Subsidiaries.” The Holding Company and the Subsidiaries are referred to collectively as “we” or “us.” On January 15, 2004, a restructuring transaction involving the merger of all of our Subsidiaries was proposed to the shareholders of each Subsidiary (“Merger of the Subsidiaries”). The restructuring was approved by the shareholders of each of the Subsidiaries on January 30, 2004. As a result of the approval of the Merger of the Subsidiaries, the Subsidiaries began to merge into Telpe Celular, and Telpe Celular changed its name to TIM Nordeste Telecomunicações S.A. (“TIM Nordeste”). In order to complete the Merger of Subsidiaries, certain corporate steps remain to be completed. We expect such steps to be completed in 2004; however, failure to complete such steps is not expected to have a material adverse effect on our business. See “Item 4. Information on the Company—Recent Developments—Merger of the Subsidiaries.”

The Holding Company is one of the companies formed as a result of the breakup of Telecomunicações Brasileiras S.A.—Telebrás (“Telebrás”) by Brazil’s federal government (the “Federal Government”) in May 1998. Each of the Subsidiaries was formed in January 1998 by spinning off the cellular telecommunications operations of an operating company formerly controlled by Telebrás (collectively, the “Predecessor Companies”). References to operations of the Company prior to January 1998 are to the cellular operations of one or more Predecessor Companies. See “Item 4. Information on the Company—Our History and Development.”

References in this annual report to the “Preferred Shares” and the “Common Shares” are to the preferred shares and common shares, respectively, of Tele Nordeste Celular. References to the “American Depositary Shares” or “ADSs” are to Tele Nordeste Celular’s American Depositary Shares, each representing 20,000 Preferred Shares. The ADSs are evidenced by American Depositary Receipts (“ADRs”), which are listed on the New York Stock Exchange (“NYSE”).

We provide cellular telecommunications services in the Brazilian states of Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco and Alagoas (collectively, the “Region”) under authorizations obtained from the Federal Government.

Presentation of Financial Information

Brazilian Corporate Law accounting method and U.S. GAAP

Our audited consolidated financial statements for each of the years ended December 31, 1999, 2000, 2001, 2002 and 2003, are our consolidated financial statements, which were prepared in accordance with the Brazilian Corporate Law accounting method and in conformity with accounting requirements and procedures established by the Brazilian securities commission, the Comissão de Valores Mobiliários (“CVM”), and the related rules applicable to telecommunications service operators. The rules according to which our Consolidated Financial Statements (as defined in “Item 3. Key Information—Selected Financial Data”) were prepared differ in certain material respects from generally accepted accounting principles in the United States (“U.S. GAAP”). See Note 26 to our Consolidated Financial Statements for a summary of the differences between the Brazilian Corporate Law accounting method and U.S. GAAP, as well as a reconciliation to U.S. GAAP of our shareholders’ equity as of December 31, 2002 and 2003 and net income for the years ended December 31, 2001, 2002 and 2003.

References in this annual report to (i) the “real,” “reais” or “R$” are to the Brazilian real (singular) and Brazilian reais (plural) and (ii) “U.S. dollars,” “dollars” or “US$” are to United States dollars.

Certain terms are defined the first time they are used in this annual report. The “Index of Defined Terms” that begins on page 93 lists those terms and where they are defined. The “Technical Glossary” that begins on page 94 provides definitions of certain technical terms used herein.

FORWARD-LOOKING INFORMATION

This annual report contains forward-looking statements. We and our representatives also may make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about the beliefs and expectations of our management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “project” and “target,” and similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Known risks and uncertainties, some of which are discussed on pages 7 to 13 herein, include, but are not limited to, those resulting from the short history of our operations as an independent, private sector entity and the introduction of competition to, and the size of, the Brazilian telecommunications sector, as well as those relating to the cost and availability of financing, the performance of the Brazilian economy generally, the levels of exchange rates between Brazilian and foreign currencies and the Federal Government’s telecommunications policy. Accordingly, the actual results of our operations may be different from our current expectations, and the reader should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

PART I

Item 1. IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

Item 2. OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

Item 3. KEY INFORMATION

Selected Financial Data

The selected financial data presented below should be read in conjunction with our consolidated financial statements as of December 31, 2002 and 2003 and for the three years ended December 31, 2003 (our “Consolidated Financial Statements”). Our Consolidated Financial Statements as of and for the years ended December 31, 2001, 2002 and 2003, have been audited by Ernst & Young Auditores Independentes S.S. The report of Ernst & Young Auditores Independentes S.S. on the Consolidated Financial Statements that it audited appear elsewhere in this annual report. The following paragraphs discuss some important features of the presentation of the selected financial data and our Consolidated Financial Statements. These features should be kept in mind in evaluating the selected financial data and in reading “Item 5. Operating and Financial Review and Prospects.”

Brazilian Corporate Law Accounting Method, Brazilian GAAP and U.S. GAAP

Our Consolidated Financial Statements have been prepared in accordance with the Brazilian Corporate Law accounting method (the “Brazilian Corporate Law accounting method”), which differs in certain material respects from U.S. GAAP. For many years prior to 2000, we prepared our financial statements for purposes of filing reports with the Securities and Exchange Commission (the “Commission”) in accordance with specific guidance published by the Brazilian Institute of Accountants (“Brazilian GAAP”). The accounting principles embodied in Brazilian GAAP and the Brazilian Corporate Law accounting method are generally identical, except that Brazilian GAAP requires historical financial information to be restated in constant reais as of the end of the period presented, using the integral restatement method (correção monetária integral), except when, by determination of the Brazilian Institute of Accountants, the rate of inflation for the period is so low as to render insignificant the effect of any such restatement. Early in 2001, the Commission announced that Brazilian companies could present their financial information in accordance with the Brazilian Corporate Law accounting method, which has excluded monetary restatement of historical financial information since 1995, following the end of hyperinflation in Brazil in the early 1990’s. In connection with the change in accounting methods in fiscal year 2000, we restated our financial statements for all prior periods for consistent presentation. The Brazilian Corporate Law accounting method differs in certain material respects from U.S. GAAP. See Note 26 to our Consolidated Financial Statements for a summary of the differences between the Brazilian Corporate Law accounting method and U.S. GAAP, as well as a reconciliation to U.S. GAAP of our shareholders’ equity as of December 31, 2002 and 2003, and net income for the years ended December 31, 2001, 2002 and 2003.

Corporate Reorganization to Transfer Goodwill

On June 30, 2000, through a corporate restructuring, we transferred to our Subsidiaries the premium (“Goodwill”) paid by TIM Brasil S.A. (“TIM Brasil”), formerly Bitel Participações S.A. (“Bitel”), for the acquisition of control of Tele Nordeste Celular. The Goodwill was recorded as an asset. The transfer of Goodwill resulted in a potential tax benefit, increasing our ability to generate free cash flow. Commencing in 1998, the Goodwill was amortized by TIM Brasil using an amortization rate of 4% per annum. After the transfer of the Goodwill to our Subsidiaries, they began amortizing the balance of the Goodwill under the straight-line method over the remaining eight years of the applicable amortization period. See Note 1(b) to our Consolidated Financial Statements. The amortization of Goodwill is expected to reduce our consolidated operating income in future years, and to reduce TIM Nordeste’s income and social contribution taxes payable in those years, not affecting the consolidated net operating income.

Minority Interests

For 2001, 2002 and 2003, minority interests reflect the interest of shareholders other than Tele Nordeste Celular in each of Telpe Celular, Telpa Celular, Telern Celular, Teleceará Celular, Telepisa Celular and Telasa Celular. On December 31, 2003, minority shareholders owned 20.2% of Telpe Celular, 19.6% of Teleceará Celular, 27.3% of Telpa Celular, 23.1% of Telern Celular, 20.5% of Telasa Celular and 20.0% of Telepisa Celular. See Note 3(t) to our Consolidated Financial Statements.

Selected Financial Data

The following selected financial data for the five years ended December 31, 2003 are derived from our consolidated financial statements. In 2003, 2002 and 2001 our consolidated financial statements were audited by Ernst & Young Auditores Independentes S.S. The data should be read in conjunction with our Consolidated Financial Statements, related notes and other financial information included herein.

	Year ended December 31,
	1999		2000		2001		2002		2003
	(thousands of reais)(1)
Income Statement Data

Corporate Law Method
Net operating revenue	R$	674,853	R$	845,620	R$	826,250	R$	921,522	R$	999,453
Cost of services and goods		(369,214)		(380,702)		(362,289)		(389,383)		(481,579)

Gross profit		305,639		464,918		463,961		532,139		517,874

Operating expenses:
Selling expenses		(146,945)		(233,850)		(191,650)		(188,626)		(208,887)
General and administrative expenses		(68,631)		(87,892)		(95,986)		(95,298)		(95,679)
Other net operating income (expense)		3,381		(15,671)		(24,848)		(33,120)		(17,427)

Operating income before financial income (expense)		93,444		127,505		151,477		215,095		195,881
Net financial income (expenses)		(81,127)		(82,317)		(42,158)		(6,452)		62,350

Operating income		12,317		45,188		109,319		208,643		258,231
Net non-operating income (expense)		(4,646)		2,441		(2,155)		(3,120)		13,819

Income before taxes and minority interests		7,671		47,629		107,164		205,523		272,050
Income and social contribution taxes		4,375		(9,915)		(20,123)		(48,402)		(18,870)

Income before minority interests		12,046		37,714		87,041		157,121		253,180
Minority interests		(2,625)		(11,060)		(21,511)		(38,547)		(45,635)

Net income		9,421		26,654		65,530		118,574		207,545

Net income per 20,000 shares outstanding (reais)(2)		0.56		1.59		3.88		6.86		11.55
Dividends per 20,000 shares outstanding (reais)(3)		0.59		0.62		1.15		1.63		1.70
Dividends per 20,000 shares outstanding (U.S. dollars)(4)		0.33		0.28		0.50		0.48		0.58
Dividends(3)		9,882		10,319		19,438		28,161		30,454

U.S. GAAP
Operating income		77,080		144,893		164,054		237,639		235,657
Net income		355		30,060		61,365		102,466		222,876
Net income per 20,000 Common Shares outstanding, basic and diluted (reais)		0.02		1.80		3.65		5.99		12.61
Net income per 20,000 Preferred Shares outstanding, basic and diluted (reais)	R$	0.02	R$	1.80	R$	3.65	R$	5.99	R$	12.61

	At December 31,
	1999		2000		2001		2002		2003
	(thousands of reais)(1)(2)
Balance Sheet Data

Corporate Law Method
Property, plant and equipment, net	R$	644,020	R$	718,578	R$	687,747	R$	580,910	R$	689,243
Total assets		961,569		1,239,253		1,265,935		1,401,353		1,525,275
Loans and financing		323,864		407,043		348,311		333,689		80,699
Shareholders’ equity		354,091		575,884		621,976		710,145		877,042

U.S. GAAP
Property, plant and equipment, net		684,154		765,410		725,644		612,109		714,583
Total assets		1,001,703		1,284,347		1,299,982		1,428,348		1,561,629
Loans and financing		318,693		395,938		354,995		390,134		96,307
Shareholders’ equity	R$	364,709	R$	588,418	R$	630,345	R$	702,406	R$	892,929

(1)	Information from 1999 to 2003 is presented in nominal reais under both the Corporate Law Method and U.S. GAAP.
(2)	Net income per share is determined based upon the weighted average number of shares outstanding during the period. See Note 26(g) to our Consolidated Financial Statements.
(3)	Dividends per share have been computed as the sum of dividends and interest on shareholders’ equity (“juros sobre capital próprio,” according to Brazilian law), an alternative under Brazilian Corporate Law to the distribution of dividends to shareholders. The distribution of dividends and interest on shareholders’ equity, in each year, proceeded according to the terms set forth by our common shareholders, at the relevant annual ordinary meeting. Dividends per share have been determined as the sum of declared dividends and interest on shareholders’ equity, divided by the total number of Common Shares and Preferred Shares outstanding as of the common shareholders’ meeting date. See “Item 10. Additional Information—Taxation—Brazilian Tax Considerations—Distribution of Interest on Capital.”
(4)	Amounts expressed in U.S. dollars, calculated at the exchange rate in effect on the date of the common shareholders’ meeting at which the relevant dividend was distributed.

In 2002, in accordance with a new CVM rule, we began classifying employees’ profit sharing expense as general and administrative expense instead of as a separate line item below operating income before interest. All years prior to 2002 were restated for consistent presentation. Employees’ profit sharing expenses amounted to R$2.1 million, R$2.1 million, R$3.8 million, R$3.7 million and R$3.2 million in 1999, 2000, 2001, 2002 and 2003, respectively.

Brazilian Economic Environment

Our business, prospects, financial condition and results of operations are dependent on general economic conditions in Brazil.

Brazil experienced extremely high rates of inflation and devaluation of the Brazilian currency for years prior to the implementation of the Real Plan in 1994. Inflation and certain governmental measures to combat inflation have historically contributed to economic uncertainty in Brazil and to significant volatility in the Brazilian securities markets. The following tables set forth rates of inflation in Brazil, as measured by the IGP-M, and the depreciation or appreciation of the real against the dollar during the periods indicated.

	Year ended December 31,
	1999	2000	2001	2002	2003
	(percentages)
Inflation (IGP-M)	20.1%	9.9%	10.3%	25.3%	8.7%
Devaluation (real vs. US$)(1)	(48.0)%	(9.3)%	(18.6)%	(52.3)%	19.2%

	First Quarter of 2004
	Jan	Feb	Mar
	(percentages)
Inflation (IGP-M)	0.9%	0.7%	1.1%
Devaluation (real vs. US$)(1)	1.8%	(0.9)%	(0.2)%

(1)	Source: Central Bank and Fundação Getúlio Vargas.

Exchange Rates

We pay any cash dividends, interest on shareholders’ equity and any other cash distributions with respect to our Preferred Shares in reais. Accordingly, exchange rate fluctuations will affect the U.S. dollar amounts received by the holders of ADSs on conversion by the Depositary of dividends and other distributions in Brazilian currency on our Preferred Shares represented by the ADSs. Fluctuations in the exchange rate between Brazilian currency and the U.S. dollar will affect the U.S. dollar equivalent of the price of our Preferred Shares on the Brazilian stock exchanges. In addition, exchange rate fluctuations may also affect our dollar equivalent results of operations. See “Item 5. Operating and Financial Review and Prospects.”

There are two legal currency exchange markets in Brazil: the commercial rate currency exchange market (“Commercial Market”) and the floating rate currency exchange market (“Floating Market”). The Commercial Market is reserved primarily for currency exchange transactions in connection with foreign trade transactions, and transactions that generally require prior approval from Brazilian monetary authorities, such as the purchase and sale of foreign investments registered with the Brazilian Central Bank (“Central Bank”). Commercial Market transactions may be carried out exclusively through a Brazilian financial institution authorized to operate in this market. As used herein, the Floating Market applies to currency exchange transactions in connection with transactions other than the ones conducted through the Commercial Market.

Between March 1995 and January 1999, the Central Bank maintained a band within which the exchange rate between the real and the U.S. dollar fluctuated, and the Central Bank intervened in the foreign exchange markets from time to time to keep the currency exchange rate within these limits. In early January 1999, the Central Bank attempted a controlled devaluation of the real by widening the band within which the real/U.S. dollar rate was permitted to fluctuate, but subsequent Central Bank intervention failed to keep the exchange rate within the new band. On January 15, 1999, the Central Bank announced that the real would be permitted to float freely, with Central Bank intervention to take place only in times of extreme volatility. Since January 20, 1999, there has been no exchange rate band between the real and the U.S. dollar, and the real value of the dollar has been allowed to float. During this time, the Central Bank has intervened only occasionally to control unstable movements in foreign exchange rates, and the real-U.S. dollar exchange rate has experienced considerable fluctuations. From January 20, 1999 to October 31, 2002, the real depreciated by approximately 131.6% relative to the U.S. dollar. On the other hand, from October 31, 2002 to May 31, 2003, the real appreciated by approximately 18.6% relative to the U.S. dollar and has remained relatively stable since that time.

We cannot predict whether the Central Bank will continue to allow the real to float or whether real foreign-exchange rates will remain stable. See “—Risk Factors—Risks Relating to Brazil—Brazilian political and economic conditions have a direct impact on our business and the market price of the Preferred Shares and ADSs” and “—devaluation of the real may affect our ability to meet our foreign currency-denominated obligations and result in a decline in the market prices of the Preferred Shares and ADSs.”

The following table sets forth the Noon Buying Rate, published by the Federal Reserve Bank of New York, expressed in reais per U.S. dollar, for the periods indicated.

Period	Average for Period	High	Low
1999(1)	1.8640	2.2000	1.2074
2000(1)	1.8357	1.9840	1.7230
2001(1)	2.3530	2.7850	1.9380
2002(1)	2.9570	3.9450	2.3100
2003(1)	3.0586	3.6640	2.8230
November 2003	2.9150	2.9485	2.8550
December 2003	2.9255	2.9450	2.8700
January 2004	2.8533	2.9450	2.8070
February 2004	2.9342	2.9720	2.9040
March 2004	2.9067	2.9400	2.8680
April 2004	2.9062	2.9590	2.8925
May 2004 (through May 19, 2004)	3.0664	3.1265	2.9620

(1)	Average of the rates on the last day of each month in the period.

On May 19, 2004, the Noon Buying Rate, as published by the Federal Reserve Bank of New York, was R$3.1140 to US$1.00.

Brazilian law provides that, whenever there is a serious imbalance in Brazil’s balance of payments or serious reasons to foresee such imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. For approximately six months in 1989, and early 1990, for example, the Federal Government froze all dividend and capital repatriations that were owed to foreign equity investors. These amounts were subsequently released in accordance with Federal Government directives. There can be no assurance that similar measures will not be taken by the Federal Government in the future.

Risk Factors

Risks Relating to Us

The conversion of our SMC concessions into PCS authorizations may have a significant impact on our business.

In December 2002, our Subsidiaries converted their respective concessions to operate under Cellular Mobile Service (“SMC”) regulations into authorizations to operate under Personal Communications Services (“PCS”) regulations, which allowed us to provide local cellular service, and in July 2003 we received Serviço Telefônico Fixo Comutado (“STFC”) authorizations to provide national and international long distance telecommunications services. The SMC regulations differ significantly from the PCS and STFC regulations. We are currently working to meet our obligations under the PCS and STFC regulations, but there is no assurance that we will be able to do so. A failure to comply with the PCS and STFC regulations may have a material adverse effect on our business, financial condition and results of operations.

We operate under a new structure that may have uncertain effects on our revenues.

As a result of our conversion to PCS authorizations, we are subject to the PCS Regulations and a new rate structure for our services. The new rules to which we are subject also include the Código de Seleção de Prestadora (“CSP Program”) promulgated by Anatel as part of the PCS regulations. The CSP Program allows customers to choose long distance carriers on a per-call basis. We are now entitled to receive long distance revenues only when telecommunications service users, including our customers, choose TIM Nordeste to carry their long distance calls. However, our customers may select carriers other than TIM Nordeste for their long distance calls.

A portion of this loss in revenues is expected to be compensated by the revenues we may receive for providing long distance call services to customers of other telecommunications companies and, in addition, from charges we may make under the new VU-M fee, which may be charged by the cellular company interconnecting a long distance call carried by other telecommunication service provider. See “Item 4. Information on the Company—Sources of Revenues—Network Usage Charges and Monthly Subscription Charges” for further discussion of long distance rates.

We cannot say how much revenue we will receive from long distance calls we may carry for clients of other telecommunications companies or from the application of this new VU-M rate. See “Item 4. Information on the Company—Sources of Revenue,” for further discussion of long distance rates. As a result of these changes, our revenues from long distance services may decline, and our business, financial condition and results of operations may be adversely affected.

We may not receive as much interconnection revenue as we receive today.

Under the SMC regulations, we were entitled to receive an interconnection fee when a customer of another telecommunications service provider made and connected a call to one of our customers through our network. Similarly, we had to pay a fee to other telecommunications service providers for calls originating from our customers that used their networks. These fees were set by Anatel. Beginning in July 2004, interconnection charges will be freely negotiated, by telecommunications service providers in Brazil, according to rules to be issued by Anatel. As a result, we may receive less interconnection revenue than we presently do, which may have an adverse effect on our business, financial condition and results of operations.

Additionally, under the CSP Program, when TIM Nordeste is selected as the long distance carrier for a specific call, we are entitled to receive revenues for that long distance call; however, we are not entitled to receive interconnection fees for the use of our network.

We may face difficulties responding to new telecommunications technologies.

The Brazilian wireless telecommunications market is experiencing significant technological changes, as evidenced by:

•	the changing regulatory environment, as recently evidenced by Anatel’s introduction of the PCS regime, under which telecommunications service providers are allowed to use the advanced global system for mobile communication technology (“GSM”);

•	shorter time periods between the introduction of new telecommunication products and their required enhancements or replacements; and

•	ongoing improvements in the capacity and quality of digital technology available in Brazil.

We currently use time-division multiple access technology (“TDMA”) to provide cellular telecommunications services and have begun to offer GSM-based services as well. We plan to make GSM technology widely available to our customers in 2004, but there is no guarantee that we will be able to do so. If we are not able to expand our operations using GSM technology, we may experience adverse effects on our business, financial condition and results of operations.

We will no longer offer national and international long distance services after 2004.

Telecom Italia Mobile S.p.A. (“TIM”) controls us and several other companies (collectively the “Authorized Sister Companies”) operating in the Brazilian telecommunications market. One of the Authorized Sister Companies holds national and international long distance authorizations that overlap geographically with the authorizations we have received. Anatel granted us our national and international long distance authorizations subject to a commitment that this overlap be eliminated within 18 months of July 4, 2003, the date the authorizations were granted. Accordingly, by January 4, 2005, unless a change in the regulatory framework occurs, we will relinquish our national and international long distance authorizations, and the following will occur:

•	users of our cellular telecommunications services will continue to be able to make national and international long distance calls by selecting any long distance carrier code currently available on a per-call basis;

•	we will stop providing national and international long distance services and will no longer receive from customers the revenues associated with providing these services;

•	we will no longer bear the direct costs associated with the provision of national and international long distance services directly to customers; and

•	we will receive revenue in the form of VU-M fees charged to providers selected as long distance carriers for calls originating on our network.

We believe that the loss of revenues from long distance services will be partially offset by an increase in revenue from VU-M fees, and although we except our overall net revenues to decline, we do not believe that such decline will have a material adverse effect on our business, results of operations or financial condition, but we can make no assurances in this regard.

Our business is dependent on our ability to expand our services and to maintain the quality of the services provided.

Our business, as a cellular telecommunications services provider, depends on our ability to maintain and expand our cellular telecommunications services network. We believe our expected growth will require, among other things:

•	continuous development of our operational and administrative systems;

•	increasing marketing activities; and

•	attracting, training and retaining qualified management, technical and sales personnel.

These activities are expected to place significant demand on our managerial, operational and financial resources. Failure to manage successfully our expected growth could reduce the quality of our services, with adverse effects to our business, financial condition and results of operations.

We face increasing competition, which may adversely affect our results of operations.

The opening of the Brazilian market for cellular telecommunications services to competition in 1998 has adversely affected our results of operations. Several licenses have been granted for cellular telecommunications services in our areas of authorization, and the Federal Government auctioned additional PCS licenses on frequency ranges referred to as Bands C, D and E during 2001 and 2002. Due to the additional PCS providers that began operations in 2002, we are facing greater competition. Although we estimate our market share for the entire authorization area at 54% on December 31, 2003, the cost of maintaining this market share has increased while margins have decreased. In the future, we may incur higher advertising and other costs as we attempt to maintain or expand our presence in the market.

Competition from other wireless telecommunications services, such as digital trunking and paging services, may increase with certain changes in economic conditions, such as increases in unemployment, because these services are generally less expensive than cellular telecommunications services.

Technological changes in the telecommunications field, such as the development of GSM and mobile satellite services, are expected to introduce additional sources of competition.

This increasing competition may continue to adversely affect our market share and margins. Increased competition may also increase the rate of customer turnover or otherwise adversely affect our business, financial condition and results of operations. Our ability to compete successfully will depend on the effectiveness of our marketing and our ability to anticipate and respond to developments in the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. Additionally, we may face competitors with greater access to financial resources and capital markets than ours. We cannot predict which of many possible factors will be important in maintaining our competitive position or what expenditures will be required to develop and provide new technologies, products or services.

We may experience a high rate of customer turnover which could increase our costs of operations and reduce our revenue.

Churn reflects the number of customers who have their service terminated during a period, expressed as a percentage of the simple average of customers at the beginning and end of the period. Our rate of customer churn was 26.5% in 2000, 18.4% in 2001, 23.2% in 2002 and 18.3% in 2003. Our high churn rates are primarily a result of our competitors’ aggressive subsidization of handset sales, adverse macroeconomic conditions in Brazil, and our strict policy of terminating customers who do not pay their bills. As indicated by our past rates of customer churn, we may experience a high rate of customer turnover which could increase our cost of operations and reduce our revenue.

We are dependent on fourth quarter results.

We have experienced a trend of generating a significantly higher number of new clients and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. There can be no assurance that strong fourth quarter results from new clients and handset sales will continue in future years.

We may be unable to respond to the recent trend toward consolidation in the Brazilian wireless telecommunications market.

We believe there has been a trend of consolidation in the Brazilian telecommunications market. Additional joint ventures, mergers and acquisitions among telecommunications service providers are possible in the future. If such consolidation occurs, it may result in increased competition within our market. We may be unable to adequately respond to pricing pressures resulting from consolidation in our market, adversely affecting our business, financial condition and results of operations.

Our controlling shareholder may exercise its control in a manner that differs from the best interests of other shareholders.

TIM, a corporation organized under the laws of Italy, indirectly owned approximately 52.69% of our Common Shares and 22.52% of our total capital on December 31, 2003. This ownership interest allows TIM to determine our actions that require shareholder approval, including the election of a majority of our directors and, subject to Brazilian law, the payment of dividends and other distributions. TIM may exercise this control in a manner that differs from the best interests of other shareholders.

Risks Relating to the Brazilian Telecommunications Industry

We are subject to various obligations in the performance of our activities with which we may be unable to comply.

In the performance of our telecommunications services, we are subject to compliance with various legal and regulatory obligations including, but not limited to, the obligations arising from the following:

•	the rules set forth by Anatel;

•	the PCS authorizations under which TIM Nordeste operates its cellular telecommunications business;

•	the STFC authorizations to provide national and international long distance telecommunications services; and

•	the General Telecommunications Law (Lei no. 9,472/97, as amended).

We believe we are materially in compliance with our obligations arising out of such laws, regulations and authorizations, but we cannot give any assurance that we will be able to continue to do so in the future. See “Item 4. Information on the Company—Regulation of the Brazilian Telecommunications Industry—Obligations of Telecommunications Companies.” Additionally, we may be unable to comply with future changes in the laws and regulations to which we are subject, especially changes established in response to technological advances. These regulatory developments or our failure to comply with them could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Brazil

Brazilian political and economic conditions may have a material adverse effect on our business and a direct impact on the market price of the Preferred Shares and ADSs.

The Brazilian economy has been characterized by significant involvement on the part of the Brazilian government, which often changes monetary, credit and other policies to influence Brazil’s economy. The Brazilian government’s actions to control inflation and effect other policies have often involved, among other things, high interest rate environments, currency devaluations and exchange controls, tariff and import quotas, electricity consumption controls, and other measures, such as the freezing of bank accounts, which occurred in 1990.

Actions taken by the Brazilian government concerning the economy may have important effects on Brazilian corporations and other entities, including us, and on market conditions and prices of Brazilian securities, including our Preferred Shares and ADSs. Our financial condition and results of operations may be adversely affected by the following factors and the Brazilian government’s response to these factors:

•	devaluations and other exchange rate movements;

•	inflation;

•	exchange control policies;

•	social instability;

•	price instability;

•	energy shortages;

•	fluctuations in interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

In addition, we cannot predict the effect that the policies of the Lula administration, which took office in January 2003, may have on Brazilian economic conditions or on our financial condition or results of operations.

Since taking office, the Lula administration has obtained approval from the Brazilian Congress for the implementation of social security and tax reforms. The administration has also announced plans to reform legislation affecting other areas such as bankruptcy procedures, regulation of the power sector, public-private partnerships, infrastructure investment and the credit, capital and labor markets. Future developments or non-developments in the Brazilian economy and government policies may reduce demand for our services or products, adversely affect our financial condition and results of operations, and impact the market price of the Preferred Shares and ADSs.

Devaluation of the real may adversely affect Brazilian economic conditions and our financial condition.

Devaluation of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary governmental policies to curb inflation. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as dampen export-driven growth. The potential impact of the floating exchange rate and of measures by the Brazilian government aimed at stabilizing the real is uncertain.

A devaluation of the real may affect our ability to meet our foreign currency-denominated obligations and result in a decline in the market prices of our Preferred Shares and ADSs.

Brazilian currency historically has suffered frequent devaluations. As a result of inflationary pressures, the real and its predecessor currencies have been devalued periodically over the last four decades. During this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. From time to time, there have been significant fluctuations in the exchange rates between the real and the U.S. dollar and other currencies. See “—Selected Financial Data—Exchange Rates” for more information on exchange rates.

The real fell in value relative to the U.S. dollar by 18.7% and 52.3% in 2001 and 2002, respectively. During 2001, the real experienced a period of significant devaluation, due in part to the economic uncertainties in Argentina, the global economic slowdown and the energy crisis in Brazil. During 2002, the real experienced further devaluation, due in part to the continued global economic slowdown and speculation related to the Presidential election in October 2002. On the other hand, from January 1, 2003 to December 31, 2003, the real appreciated by approximately 19.2% relative to the U.S. dollar and has remained relatively stable since May 2003.

A depreciation of the real could significantly increase the cost in reais of dollar-denominated expenses, such as those that we may need to incur in connection with new investments (for example, for the maintenance of our current TDMA services, and the continuing implementation of GSM technology). Further devaluations of the real relative to the U.S. dollar would reduce the U.S. dollar value of distributions and dividends on the ADSs and also may reduce the U.S. dollar market prices of our Preferred Shares and the ADSs.

If Brazil experiences substantial inflation in the future, the market prices of our Preferred Shares and ADSs may be reduced.

In the past, Brazil has experienced extremely high rates of inflation. According to Brazil’s general price index (“IGP-M”), the inflation rate was 9.9% in 2000, 10.4% in 2001, 25.3% in 2002, 8.7% in 2003 and 2.7% for the three months ended March 31, 2004. Inflation itself and some governmental measures to combat inflation in the past have had significant negative effects on the Brazilian economy.

Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, during this period, there have been inflationary pressures and actions taken to curb inflation which, together with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities market. Brazil may experience high levels of inflation in the future. There can be no assurance that the lower levels of inflation experienced since 1994 will continue. Future governmental actions, including actions to adjust the value of the real, could trigger increases in inflation.

If Brazil experiences substantial inflation in the future, our costs may increase, and our operating and net margins may decrease. In addition, a substantial increase in inflation may weaken investor confidence in Brazil, and if investor confidence lags, the prices of our Preferred Shares and ADSs may fall. Inflationary pressures also could result in our inability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy. Future inflation could adversely affect our results of operations and financial condition.

Adverse changes in Brazilian economic conditions could cause an increase in customer defaults on their outstanding obligations to us, which could materially reduce our earnings.

Our operations are significantly dependent on our customers’ ability to make payments on their accounts. If the Brazilian economy worsens because of, among other factors, the level of economic activity, devaluation of the real, inflation or an increase in domestic interest rates, a greater portion of our customers may not be able to make timely payments for services, which would increase our past due accounts and could materially reduce our net earnings.

Developments in other emerging market countries may adversely affect the Brazilian economy, limit our access to international capital markets and negatively impact the market prices of our Common Shares, Preferred Shares and ADSs.

We believe international investors in general consider Brazil to be an emerging market. The Brazilian economy and the securities of Brazilian companies always have been, to varying degrees, influenced by economic and market conditions in other emerging market countries, particularly in Latin America, as well as investors’ responses to those conditions. Although economic conditions are different in each country, investors’ reactions to adverse developments in one country may affect the market prices of securities of issuers in other countries, including Brazil. For example, the 1997 Asian economic crisis and the 1998 Russian debt moratorium and the devaluation of the Russian currency triggered market volatility in Latin America and securities markets in other emerging market countries. Adverse developments in emerging market countries could lead to a reduction in demand for, and the market price of, our Preferred Shares and ADSs.

As a result of economic and market conditions in other emerging markets, Brazil in some periods has experienced a significant outflow of U.S. dollars, and Brazilian companies have faced higher costs for raising funds, both in Brazil and abroad, and have been impeded from accessing international capital markets. There can be no assurance that international capital markets will remain open to Brazilian companies or that prevailing interest rates in these markets will be advantageous to Brazilian companies.

Enforcement of rights in Brazil may be difficult.

Our officers and many of our advisors reside in Brazil, and a substantial portion of the assets of these persons and our assets are located in Brazil. We are not aware of any treaty between the United States and Brazil regarding the reciprocal enforcement of judgments. It may not be possible to effect service of process upon these persons within the United States or other jurisdictions outside of Brazil. Similarly, it may not be possible to enforce judgments of non-Brazilian courts in Brazil, including judgments predicated on civil liability under the U.S. securities laws against us or our directors and officers.

Risks Relating to Our ADSs

Holders of Preferred Shares have limited voting rights.

Of our two classes of capital stock outstanding, only our Common Shares have full voting rights. Except in certain limited circumstances, our Preferred Shares will be entitled to vote only in the event that we fail to pay the minimum dividends for a period of three consecutive years. As a result, holders of our Preferred Shares generally will not be able to influence any corporate decision requiring a shareholder vote, including the declaration of dividends.

Holders of ADSs are not entitled to attend shareholders’ meetings and may only vote through the Depositary.

Under Brazilian law, only shareholders registered as such in our corporate books may attend shareholders’ meetings. All Preferred Shares underlying the ADSs are registered in the name of the Depositary. A holder of ADSs, accordingly, is not entitled to attend shareholders’ meetings. A holder of ADSs is entitled to instruct the Depositary as to how to vote the Preferred Shares represented by ADSs, in accordance with procedures provided for in the Deposit Agreement, but a holder of ADSs will not be able to vote the underlying Preferred Shares directly at a shareholders’ meeting or to appoint a proxy to do so.

Holders of ADSs or Preferred Shares in the United States may not be entitled to participate in future preemptive rights of offerings.

Under Brazilian law, if we issue new shares for cash as part of a capital increase, we generally must grant our shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage. Rights to purchase shares in these circumstances are known as preemptive rights. We may not legally be permitted to allow holders of ADSs or Preferred Shares in the United States to exercise any preemptive rights in any future capital increase unless we file a registration statement with the Commission with respect to that future issuance of shares or the offering qualifies for an exemption from the registration requirements of the

U.S. Securities Act of 1933, as amended. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the Commission and any other factors that we consider important to determine whether to file such a registration statement. We cannot assure the holders of ADSs or Preferred Shares in the United States that we will file a registration statement with the Commission to allow them to participate in a preemptive rights offering. As a result, the equity interest of such holders in us may be diluted proportionately.

Restrictions on the movement of capital out of Brazil may hinder ADS investors’ ability to receive dividends and distributions on, and the proceeds of any sale of, our Preferred Shares.

The Federal Government may impose temporary restrictions on the conversion of reais into foreign currencies and on the remittance to foreign investors of proceeds from investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance.

Any restrictions by the Federal Government on capital outflow may hinder or prevent investors from converting the proceeds relating to our Preferred Shares into U.S. dollars and remitting those proceeds abroad. Investors could be adversely affected by delays in obtaining any required governmental approval for conversion of reais payments and remittances abroad in respect of our Preferred Shares underlying the ADSs.

Item 4. INFORMATION ON THE COMPANY

Basic Information

We provide cellular telecommunications services in the Brazilian States of Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco and Alagoas (the “Region”) under authorizations from the Federal Government. The operations of the Predecessor Companies related to us began to offer cellular telecommunications services in December 1991. In August 2003, we expanded our services to include national and international long distance services as well. We are the leading provider of cellular telecommunications services in the Region. As of December 31, 2003, we had 2,172,525 active cellular lines.

The Holding Company is a corporation (sociedade anônima) organized under the laws of Brazil and one of the New Holding Companies formed as a result of the breakup of Telebrás by the Federal Government in May 1998. The split-up of the Telebrás System into the New Holding Companies is referred to herein as the “Breakup” or the “Breakup of Telebrás.” On July 18, 2003, the Board of Directors approved the relocation of the Holding Company’s headquarters. We are now located at Avenida Ayrton Senna da Silva 1633, Piedade, 54410-240 Jaboatão dos Guararapes, PE, Brazil, and our telephone and fax numbers are (55 81) 3302-2591 and (55 81) 3302-2869, respectively. Upon final shareholder approval of the move, Article 5 of our by-laws will be amended to reflect this change.

Our History and Development

Prior to the incorporation of Telebrás in 1972, there were more than 900 telecommunications companies operating throughout Brazil. Between 1972 and 1975, Telebrás and its operating subsidiaries (collectively, the “Predecessor Companies”, comprising the “Telebrás System”) acquired almost all the other telephone companies operating in Brazil and controlled the public telecommunications services in almost all the Brazilian territory.

Beginning in 1995, the Federal Government undertook a comprehensive reform of Brazil’s telecommunications regulatory system. In July 1997, Brazil’s National Congress adopted the Lei Geral de Telecomunicações (the “General Telecommunications Law,” and together with the regulations, decrees, orders and plans in respect of telecommunications issued by Brazil’s Executive Branch, the “Telecommunications

Regulations”), which provided for the establishment of a new regulatory framework, the introduction of competition and the privatization of Telebrás. The General Telecommunications Law established an independent regulatory agency called Agência Nacional de Telecomunicações – ANATEL (“Anatel”).

In January 1998, in preparation for the Breakup of Telebrás System, the cellular telecommunications operations of Telebrás’ operating subsidiaries were spun off into separate companies. The Subsidiaries were created in connection with this corporate reorganization, along with other cellular companies that also started operating under the Telebrás System.

In May 1998, through the Breakup of Telebrás, 12 new holding companies (the “New Holding Companies”) were formed. The restructuring was conducted by means of a procedure under Brazilian Corporate Law called cisão or split up. Virtually all of the assets and liabilities of Telebrás, including the shares held by Telebrás in the operating companies of the Telebrás System, were allocated to the New Holding Companies. The split-up of the Telebrás System into the New Holding Companies is referred to herein as the “Breakup” or the “Breakup of Telebrás.” The New Holding Companies, together with their respective subsidiaries, consisted of:

•	eight cellular telecommunications service providers, each operating in one of eight regions (each a “Cellular Region”);

•	three fixed-line telecommunications service providers, each providing local service and intraregional long distance service in one of three regions (each a “Fixed-Line Region”); and

•	Embratel Participações S.A. – Embratel (“Embratel”), which provides national long distance telecommunications service (including intraregional and interregional) and international telecommunications service throughout Brazil.

The fixed-line service provider operating in the Fixed-Line Region that includes the Region is Tele Norte Leste Participações S.A. (together with its subsidiaries, “Telemar”). In this annual report, references to the operations of Telemar prior to January 1998 are to the fixed-line operations of the Predecessor Companies.

Tele Nordeste Celular is one of the New Holding Companies. In the Breakup of Telebrás, Tele Nordeste Celular was allocated all of the share capital held by Telebrás in the operating subsidiaries of the Telebrás System that provided cellular telecommunications service in the Region.

In July 1998, the Federal Government sold substantially all its shares of the New Holding Companies, including the Tele Nordeste Celular, to private-sector buyers. The Federal Government’s voting shares of Tele Nordeste Celular were purchased by a consortium comprised of UGB Participações Ltda. (“UGB”) and Bitel Participações S.A. (“Bitel”, both companies organized according to the Law of the Federative Republic of Brazil). In March 1999, Bitel purchased all shares of the Holding Company held by UGB, increasing its interest in the Holding Company to 51.78% of the voting capital. See “Item 7. Major Shareholders and Related-Party Transactions.” In September 2003, TIM Brasil S.A. merged into Bitel Participações S.A. and its corporate name was changed to TIM Brasil Serviços e Participações S.A., which we refer to as TIM Brasil.

In December 2002, our Subsidiaries converted their respective concessions to operate under Cellular Mobile Service (“SMC”) regulations into authorizations to operate under Personal Communications Services (“PCS”) regulations. As part of this conversion process, in July 2003 each of our Subsidiaries also received from Anatel a national long distance and an international authorization.

On January 15, 2004, a restructuring transaction involving the merger of all of our Subsidiaries was proposed to the shareholders of each Subsidiary (“Merger of the Subsidiaries”). The restructuring was approved by the shareholders of each of the Subsidiaries on January 30, 2004. As a result of the approval of the Merger of the Subsidiaries, the Subsidiaries began to merge into Telpe Celular, and Telpe Celular changed its name to TIM Nordeste Telecomunicações S.A., which we refer to as TIM Nordeste. In order to complete the Merger of the

Subsidiaries, certain corporate steps remain to be completed. We expect such steps to be completed in 2004; however, failure to complete such steps is not expected to have a material adverse effect on our business. See “—Recent Developments—Merger of the Subsidiaries.”

Recent Developments

Conversion from SMC concessions to PCS authorizations

On December 10, 2002, the Subsidiaries converted their SMC concessions into PCS authorizations. Our PCS authorizations provide services using transmission frequencies of 1800 and 900 Mhz and operate using advanced technologies, including GSM-based services. In order to remain competitive in the Brazilian telecommunications market, we also began offering, in addition to TDMA, GSM services in August of 2003. As regulated by Anatel, cellular telecommunications providers providing GSM services must do so under a 900 or 1800 MHz frequency band, reserved for those providers operating under PCS licenses auctioned by Anatel. Upon completion of the Merger of the Subsidiaries, the Subsidiaries’ PCS authorizations will be transferred to TIM Nordeste. We are only authorized to provide services under a 1800 MHz frequency band.

The migration to PCS authorizations created a new set of regulatory obligations for the Subsidiaries, including new quality of service standards and the introduction of the CSP Program, which allows customers to choose long distance carriers on a per call basis. In addition, under our PCS authorizations, we are allowed to set prices for our service plans, subject to approval by Anatel. After we set these prices, we expect them to be adjusted annually for inflation based on the IGP-DI. See “—Regulation of the Brazilian Telecommunications Industry—PCS Regulation,” “—Regulation of the Brazilian Telecommunications Industry—Rate Regulation” and “— Sources of Revenue—Interconnection.”

Reorganization to Transfer Goodwill

When TIM Brasil (formerly Bitel) and UGB purchased a majority of the Common Shares in connection with the Privatization, they paid a premium over the book value of the Common Shares for the Goodwill, which was accounted for at the Bitel level. The value of the Goodwill, net of amortization through April 2000, was R$602.3 million. In the first quarter of the year 2000, we and Bitel initiated a corporate reorganization to transfer the Goodwill to certain of the Subsidiaries so that the amortization of the Goodwill could be available as a deduction against income for purposes of calculating income taxes and social contribution tax on profits owed by the Subsidiaries. As of December 31, 2003, the remaining value of the deferred tax benefit related to the unamortized portion of the Goodwill was R$115.4 million.

Under Brazilian law, the tax benefit generated by the amortization of the Goodwill may revert to the benefit of our controlling shareholder. The Holding Company may therefore capitalize the tax benefit and issue new shares to its controlling shareholder, TIM Brasil Participações, provided that the remaining shareholders have the right to maintain their proportional participation in the Holding Company by acquiring such newly issued shares at their cost of issuance from TIM Brasil Participações. Accordingly, in return for the transfer of the Goodwill, the terms of the reorganization anticipated the annual issuance to TIM Brasil Participações of a number of shares in the Holding Company equal in value to the tax benefit realized from the amortization of the Goodwill, calculated on the basis of the prevailing market price for such shares. In connection with each such issuance of shares, minority shareholders in the Holding Company have a preemptive right to subscribe for such shares in a proportion equal to their percentage interest in the capital stock of the Holding Company. Such right is exercisable at a price equal to that used to calculate the number of shares to be issued to TIM Brasil Participações. Whenever a minority shareholder elects to exercise such right, it is required to pay to TIM Brasil Participações an amount equal to the value of the shares with respect to which the right is exercised. For fiscal years 2000, 2001, 2002 and 2003, we have realized a tax benefit of R$10.9 million, R$23.2 million, R$25.2 million and R$25.2 million, respectively, from the amortization of the Goodwill, and we have issued Common and Preferred Shares commensurate with the value of the tax benefit. Our minority shareholders have acquired some of those shares. For more detailed information about the corporate restructuring and the tax benefit arising therefrom, see Note 1(b) to the Consolidated Financial Statements.

Merger of the Subsidiaries

On January 15, 2004, a restructuring transaction involving the merger of all of our Subsidiaries was proposed to the shareholders of each Subsidiary (“Merger of the Subsidiaries”). The restructuring was approved by the shareholders of each of the Subsidiaries on January 30, 2004. As a result of the approval of the Merger of the Subsidiaries, the Subsidiaries began to merge into Telpe Celular, and Telpe Celular changed its name to TIM Nordeste Telecomunicações S.A. (“TIM Nordeste”). In order to complete the Merger of Subsidiaries, certain corporate steps remain to be completed. We expect such steps to be completed in 2004; however, failure to complete such steps is not expected to have a material adverse effect on our business.

TIM Brasil Recent Developments

The rules set forth by Anatel to prevent the controlling shareholders of Band A and Band B cellular service providers from holding more than one license, either in the form of an authorization or a concession, in a single PCS Region. Accordingly, a company controlling a Band A or Band B cellular service provider that acquired control of a PCS authorization resulting in a geographical overlap of its licenses had two alternatives:

•	it could have sold its controlling shares in the Band A or Band B cellular service providers within six months of purchasing the PCS authorization; or

•	it could have waived the right to operate under the PCS authorization in the areas where overlaps existed.

As a result, some companies controlled by TIM waived their rights to provide PCS services in certain areas. In 2001, Portale Rio Norte and TIM Centro Sul waived their rights to operate under PCS authorizations in areas currently served by Maxitel, Tele Celular Sul and us, because of geographical overlaps in the PCS authorizations awarded to Portale Rio Norte and TIM Centro Sul and the concessions held at that time by Maxitel, Tele Nordeste Celular and us.

Along with Tele Nordeste Celular, the Authorized Sister Companies have national and international long distance authorizations, and the authorizations of one of the Authorized Sister Companies overlap the authorizations we hold. Our national and international long distance authorizations were granted by Anatel subject to a commitment that this overlap be eliminated within 18 months of July 4, 2003, the date the authorizations were granted, under penalty of forfeiture and other sanctions provided by applicable law. Accordingly, by January 4, 2005, unless a change in the regulatory framework occurs, we will relinquish our national and international long distance authorizations. See “Item 3. Risk Factors—Risks Related to Us—We will no longer offer national and international long distance services after 2004.”

On December 31, 2002, TIM Centro Sul and Portale Rio Norte merged into Portale São Paulo S.A. On January 22, 2003, Portale São Paulo S.A. changed its name to TIM Celular S.A. and presently is headquartered in the city of São Paulo.

Organizational Structure

TIM Brasil (formerly Bitel) is a consolidated Brazilian subsidiary of TIM. TIM operates in the Italian, Latin American and Mediterranean basin markets, reaching a total of 44.5 million clients worldwide as of December 31, 2003, of which 26.1 million are in the Italian market. TIM’s parent company is Telecom Italia S.p.A. (“Telecom Italia”), one of the world’s largest fixed-line telecommunications operators, with approximately 26.6 million installed fixed lines (including ISDN equivalent lines). Telecom Italia’s business activities also include leasing its lines and providing data communications services, information technology software, and information technology services. Some of these services are provided through its subsidiaries Finsiel, Olivetti Technost, Telecom Italia Lab and Telecom Italia Media. In May 2003, the shareholders of Telecom Italia and Olivetti S.p.A. (“Olivetti”) approved the merger of Telecom Italia into Olivetti. Upon completion of this merger, the new entity was named “Telecom Italia S.p.A.” The group’s subsidiaries and its portfolio of investments include fixed-line and mobile telecommunications companies, which operate mainly in Latin America and certain European countries.

TIM began operating in Brazil in 1998 and is today one of the leading wireless operators in the country, reaching more than 8.0 million customers nationwide, as of December 31, 2003. TIM considers its operations in Brazil extremely important, both as a standalone business and as a fundamental part of its Pan-South American GSM strategy. In the 2001 auctions held by Anatel for Bands D and E, TIM was the only company to be awarded licenses covering the entirety of the Brazilian territory, becoming as a result the sole operator to offer services on a nationwide level under the same brand. In 2001, TIM formed TIM Brasil S.A., the former holding company of TIM’s operating companies in the country. These operating companies include, in addition to us, TIM Sul, a Band A operating company using TDMA and GSM technology to service the states of Paraná, Santa Catarina and the city of Pelotas in Rio Grande do Sul (“TIM Sul”); TIM Maxitel, a Band B operating company using TDMA technology to service the states of Bahia, Minas Gerais and Sergipe; and TIM Celular – PCS, a Band D operating company using Band D to provide GSM services to the states of São Paulo, Goiás, Mato Grosso, Mato Grosso do Sul and Rio Grande do Sul (except Pelotas) and in the Federal District and using Band E to provide GSM services to the states of Acre, Amapá, Amazonas, Pará, Rondônia, Roraima, Tocantins and Rio de Janeiro.

Blah! Sociedade Anônima de Serviços e Comércio (formerly timnet.com)

On June 13, 2000, we created timnet.com S.A. (“timnet.com”), an Internet services company. timnet.com had an initial capitalization of approximately R$18.0 million in common shares, held 50% by us and 50% by Tele Celular Sul. As of December 31, 2001, Blah!’s share capital was R$78.0 million and Blah!’s shareholders were the following companies, each holding a 20% interest:

•	Tele Nordeste Celular Participações S.A., the Holding Company;

•	Tele Celular Sul Participações S.A., the parent company of TIM Sul;

•	Maxitel S.A.;

•	TIM Celular S.A. (formerly known as Portale São Paulo S.A. and originally known as TIM Sao Paolo S.A.); and

•	TIM International N.V., (a company organized according to the laws of the Netherlands, and controlled by TIM).

On September 26, 2003, timnet.com’s name was changed to Blah! S.A. (“Blah!”).

In 2000, 2001 and 2002, our proportionate share of the results of Blah! were included in our Consolidated Financial Statements. In December 2003, we sold our 20% participation in the total capital of Blah! to TIM International N.V., an affiliated company under common control. We recognized a gain in this transaction in the amount of R$12.5 million for Brazilian GAAP purposes, which was reverted for US GAAP purposes. See Note 26(l) to our Consolidated Financial Statements.

Capital Expenditures

Our capital expenditure priorities for 2004 include adapting our network to comply with PCS regulations and the purchase of additional frequencies that we will use to offer GSM services. The Holding Company expects to make approximately R$263.0 million in capital expenditures during 2004. See “Item 4. Information on the Company—Our Network.” We set capital expenditure estimates yearly and base them on commercial, technical and economic factors such as service rates, service demand, price and availability of equipment. There is no assurance that our estimates of such commercial, technical and economic factors will prove to be correct or that we will actually spend our planned capital expenditures in 2004.

The following table sets forth our capital expenditures in each individual category for the three-year period ended December 31, 2003:

	Year ended December 31,
	2001	2002	2003
	(millions of reais)
Automatic switching equipment	11.4	7.3	137.9
Other equipment	73.1	30.4	40.9
Real estate	0.6	0.0	0.8
Other assets	46.9	39.1	114.1

Total capital expenditures	132.0	76.8	293.7

For a discussion of the methods we used to finance capital expenditures and the recent evolution of capital expenditures, see “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources.”

Business Overview

Our Services

We are the leading provider of cellular telecommunications services in the Region, supplying both TDMA and GSM services. Our digital cellular telecommunications service is based on the TDMA and GSM technologies. Our TDMA technology was launched in December 1998. We started providing GSM technology services to our customers in Pernambuco and Ceará in August 2003 and to the rest of our customers in December 2003. GSM technology is currently used by the TIM Group companies operating in Brazil and throughout the world. According to the GSM Association, by the end of 2003, GSM technology was used by more than 600 telecommunication service operators in more than 200 countries, reaching more than one billion users. In addition to voice, GSM technology provides users with additional functionality, as GSM devices use “SIM Cards” which store the user’s data and may be transferred to other handsets quickly and easily, with significant benefits in national and international roaming.

We offer our TDMA and GSM customers automatic roaming services throughout Brazil, allowing customers to obtain cellular telecommunications services while outside the Region. Our GSM customers benefit from international roaming services in approximately 76 countries. Similarly, we provide roaming services to customers of certain cellular telecommunications service providers while in the Region. See “—Our Contractual Obligations —Roaming Agreements.”

Through an arrangement with a third party, we also offer value-added services, including short message services, voicemail, caller identification, call forwarding, conference calling and selective and international call blocking and others. In addition, since February 1999, we have sold digital cellular handsets.

We also provide interconnection services to fixed-line and cellular service providers. See “—Our Contractual Obligations—Interconnection Agreements.”

The Region

Our Region

The portion of the Brazilian territory in which we operate is comprised of:

•	the state of Piauí;

•	the state of Ceará;

•	the state of Rio Grande do Norte;

•	the state of Paraíba;

•	the state of Pernambuco; and

•	the state of Alagoas.

The map below shows the location of our Region within Brazil.

The Region covers an area of approximately 635,486 square kilometers, representing approximately 7.4% of Brazil’s area. The Region has 55 metropolitan areas with populations in excess of 100,000, including the cities of Fortaleza and Recife, Brazil’s fifth and eighth largest cities, respectively. Set forth below is a map showing the location of the Region within Brazil.

The following table sets forth population, Gross Domestic Product (“GDP”) and per capita income statistics for each State in the Region at the dates and for the years indicated.

State	Population (millions)(1)	% of Brazil’s population(1)	% of Brazil’s GDP(2)	Per capita income in US$(2)
Pernambuco	7.9	4.7	2.6	1,437
Ceará	7.4	4.3	1.9	1,187
Paraíba	3.4	2.0	0.8	964
Rio Grande do Norte	2.9	1.7	0.8	1,575
Alagoas	2.8	1.6	0.8	1,482
Piauí	2.8	1.7	0.5	792

Region	27.2	16.1	7.3	1,239

(1)	Information from the Instituto Brasileiro de Geografia e Estatística (“IBGE”) based upon Censo Demográfico 2000.
(2)	Information from Almanaque Abril 2001.

On December 31, 2003, according to our estimates, we served approximately 54% of the total cellular lines in operation within our Region. Our business, financial condition, results of operations and prospects depend on the performance of the Brazilian economy, and the economy of the Region in particular. See “Item 3. Key Information—Risk Factors.”

The Holding Company and the Subsidiaries

As of December 31, 2003, substantially all of the Holding Company’s assets consisted of shares in the Subsidiaries. After the Merger of the Subsidiaries is complete, TIM Nordeste, formerly Telpe Celular, will be the only subsidiary of the Holding Company. Previously the Holding Company relied almost exclusively on dividends from the Subsidiaries to meet its needs for cash, including cash to pay dividends to its shareholders. As of January 30, 2004, the Holding Company has relied on TIM Nordeste to meet those needs. See “—Recent Developments—Merger of the Subsidiaries” and “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources.”

In March 1999, we commenced marketing our cellular telecommunications services under the brand “TIM,” which is also used by Tele Nordeste Celular, Maxitel and TIM.

Sources of Revenue

Our total gross revenue by category of activity for each of the last three fiscal years are as set forth below:

Category of Activity	2001	2002	2003
	(thousands of reais)
Cellular telephone services	1,006,577	1,129,642	1,191,731
Sales of handsets and accessories	47,976	68,834	123,545

Total	1,054,553	1,198,476	1,315,276

Revenue from cellular telephone services includes revenue from:

•	network usage charges for cellular calls;

•	usage charges for national and international long distance calls;

•	monthly subscription charges;

•	interconnection charges; and

•	value-added services, including charges for short messaging services, call forwarding, call waiting, voicemail, invoice control, conference calling, TIM Office services and value-added services provided by third parties through commercial agreements.

We stopped charging activation fees in December 1998 and have not resumed charging such fees.

Network Usage Charges and Monthly Subscription Charges

Local Services

Cellular Service Usage Rates. Unlike in North America, cellular telecommunications service in Brazil is offered on a “calling party pays” basis, under which the customer generally pays only for outgoing calls. Additional charges apply when a customer receives or places calls while outside of his Home Registration Area, as defined below.

We charge different rates for our services, which vary depending on the time of the day a call is made, the day of the week the call is made, the customer’s service plan, and the location of the parties on a call. While operating under the SMC regulations, we divided our Region into certain areas defined as home registration areas (“Home Registration Areas”). Each of our customers was registered as a user of one of our 29 Home Registration Areas, in which our Region was divided. Under the PCS authorizations, our Region is divided into 9 Home Registration Areas.

Our usage rate categories were not altered by our migration from the SMC to the PCS regime, which as of December 2003, were as follows:

•	VC1. The “VC1” rate is our lowest rate per minute and applies to calls made by a customer located in the customer’s Home Registration Area to a person registered in the same Home Registration Area.

•	AD. “AD” is a per-call surcharge applicable to all outgoing calls or incoming calls made or received by a customer while outside such customer’s Home Registration Area.

Long Distance Services

Our long distance usage rate categories were modified by our migration to the PCS authorizations. The following were our long distance rates applicable until July 2003:

•	VC2. The “VC2” rate applies to calls placed by a customer registered in one Home Registration Area to a customer registered in another Home Registration Area in the same Region.

•	VC3. The “VC3” rate applies to calls placed by a customer registered in one Home Registration Area to a user registered in another Home Registration Area located outside the Region.

•	DSL1. “DSL1” is a per-minute surcharge applicable to incoming calls received by a customer located outside the customer’s Home Registration Area, but within the Region; and

•	DSL2. “DSL2” is a per-minute surcharge applicable to incoming calls received by a customer located outside the Region.

Since July 2003, with the introduction of the CSP Program, customers can select long distance carriers on a per-call basis. In addition, Home Registration Areas are larger and fewer in number, compared to the ones existing under the SMC regulations. Under this new rate allocation structure, a customer is charged the VC-1 rate directly by us only for calls completed to a number registered within that customer’s Home Registration Area. Long distance calls, however, are charged to a customer by the chosen long distance carrier. Other long distance carriers, in turn, will pay us a new VU-M fee for any use of our network for such a long distance call.

Beginning July 2003, our long distance usage rate categories were as follows:

•	VC2. The “VC2” rate applies to calls placed by a customer located in one of our Home Registration Areas selecting us as the long distance carrier, on a per-call basis, to place a call to a customer registered in another Home Registration Area in the same Region;

•	VC3. The “VC3” rate applies to calls placed by a customer located in one of our Home Registration Areas selecting us as the long distance carrier, on a per-call basis, to place a call to a customer registered outside the Region; and

•	VU-M. “VU-M” is an interconnection fee we charge the other long distance carriers selected by our customers to carry their long distance calls.

It is also important to observe that, as a result of our migration to the PCS regime, we are allowed to provide national and international long distance services to customers of other telecommunications companies located in our Region. For example, we are able to provide long distance services to clients of other cellular companies, within or outside of their original Home Registration Areas, and to clients of fixed line companies.

Service Plans. We offer various service plans to our customers. We believe our plans provide features that address specific needs of groups of our customers. Our plans vary with respect to the different services available and applicable charges, and they vary based on the Home Registration Area of the user.

Cellular plans offered until July 2003

Until July 2003, the service plans exclusively to TDMA technology users were essentially as follows:

Plans	Monthly Fee (reais)	Minutes Included	Peak Time								AD
			VC1 & VC2 M-F(2)	VC1 & VC2 TIM-TIM(1)	VC1 & VC2 M-M(3)	VC3 M-F(2)	VC3 M-M(3)	DSL1 – within the state	DSL1 – outside of the state	DSL2
Pre-paid TDMA
Noite			0.74	0.74	0.74	0.74	0.74	0.00	0.30	0.48	0.31
Dia			0.56	0.56	0.56	0.56	0.56	0.00	0.30	0.48	0.31
Toda Hora			0.54	0.54	0.54	0.54	0.54	0.00	0.30	0.48	0.31
Post-paid TDMA
Básico	16.75	—	0.39	0.50	0.50	0.90	0.90	0.40	0.40	0.50	0.40
Fórmula 10	13.82	10	0.55	0.62	0.62	0.78	0.78	0.37	0.37	0.42	0.37
Fórmula 30	21.72	30	0.41	0.22	0.41	0.49	0.49	0.00	0.41	0.41	0.41
Fórmula 60	30.96	60	0.32	0.22	0.46	0.74	0.74	0.00	0.00	0.42	0.00
Fórmula 90	36.08	90	0.31	0.22	0.46	0.74	0.74	0.00	0.00	0.42	0.00
Fórmula 120	40.44	120	0.27	0.19	0.46	0.71	0.71	0.00	0.00	0.49	0.00
Fórmula 240	65.15	240	0.27	0.19	0.39	0.53	0.53	0.00	0.00	0.49	0.00
Fórmula 360	89.29	360	0.27	0.19	0.39	0.53	0.53	0.00	0.00	0.49	0.00
Fórmula 480	111.24	480	0.27	0.19	0.39	0.53	0.53	0.00	0.00	0.42	0.00
Fórmula 600	135.29	600	0.27	0.19	0.37	0.53	0.53	0.00	0.00	0.42	0.00
Fórmula 720	151.52	720	0.27	0.19	0.37	0.53	0.53	0.00	0.00	0.42	0.00
Fórmula 840	191.66	840	0.27	0.19	0.37	0.53	0.53	0.00	0.00	0.42	0.00
Fórmula 960	191.66	960	0.27	0.19	0.37	0.53	0.53	0.00	0.00	0.42	0.00
Fórmula 1,200	224.73	1,200	0.22	0.19	0.31	0.45	0.45	0.00	0.00	0.42	0.00
Empresarial 1,200	281.85	1,200	0.28	0.19	0.28	0.39	0.39	0.00	0.00	0.35	0.00
Empresarial 2,400	511.09	2,400	0.27	0.19	0.27	0.39	0.39	0.00	0.00	0.35	0.00
Empresarial 4,800	984.60	4,800	0.27	0.19	0.27	0.39	0.39	0.00	0.00	0.35	0.00
Empresarial 9,600	1,886.52	9,600	0.25	0.19	0.25	0.39	0.39	0.00	0.00	0.35	0.00

(1)	Applies to calls from one TIM Sul client to another TIM Sul client.
(2)	Applies to call from a cellular phone to a fixed line.
(3)	Applies to calls from one cellular client to another, to which TIM-TIM rates do not apply.

In connection with these plans, we provided additional revenue generating services such as, among others, call blocking, short messaging services, call forwarding, call waiting, voicemail, invoice control, and conference calling.

Local Service TMDA plans after July 2003

Beginning July 6, 2003, our TDMA plans were adapted to the PCS regime and our rates and plans are now structured essentially as follows:

Plans	Monthly Fee (reais)	Minutes Included	Peak Time		AD
			VC1 (MF) Rate	VC1 (MM) Rate
Pre-paid TDMA
Day plan	0.7500	—	0.7500	1.2333	0.39
Night plan	0.9900	—	0.3500	1.2333	0.39
Anytime	0.7200	—	0.7200	1.2333	0.39
Corporate plan	0.4800	—	0.4800	1.2333	0.39

Post-paid TDMA
Fórmula 10	22.28	10	0.7600	0.8600	0.39
Fórmula 30	33.20	30	0.5700	0.5700	0.39
Fórmula 60	45.30	60	0.4600	0.6700	0.39
Fórmula 90	52.80	90	0.4300	0.6700	0.39
Fórmula 120	60.20	120	0.3700	0.6700	0.39
Fórmula 240	95.30	240	0.3700	0.6200	0.39
Fórmula 360	130.10	360	0.3700	0.6200	0.39
Fórmula 480	162.10	480	0.3500	0.6200	0.39
Fórmula 600	192.50	600	0.3500	0.5700	0.39
Fórmula 720	219.80	720	0.3500	0.5700	0.39
Fórmula 960	276.70	960	0.3500	0.5700	0.39
Fórmula 1,200	322.80	1,200	0.3000	0.4800	0.39
Empresarial 1,200	434.00	1,200	0.3000	0.3000	0.39
Empresarial 1,800	609.00	1,800	0.3000	0.3000	0.39
Empresarial 2,400	764.00	2,400	0.3000	0.3000	0.39
Empresarial 3,000	929.00	3,000	0.3000	0.3000	0.39
Empresarial 4,800	1,340.00	4,800	0.3600	0.3600	0.39
Empresarial 6,000	1,769.00	6,000	0.3000	0.3000	0.39
Empresarial 9,600	2,540.00	9,600	0.3400	0.3400	0.39

GSM Plans

Beginning December 17, 2003, the GSM service plans we offered were essentially as follows:

Plans	Monthly Fee (reais)	Minutes Included	Peak Time			AD
			VC1 M-F	VC1 TIM-TIM	VC1 M-M & others
Pre-paid GSM
Meu Jeito Sempre	—	—	0.55	0.55	0.55	0.69
Meu Jeito Modulado	—	—	0.71	0.71	0.71	0.69
Post-paid GSM
Fórmula GSM 30	23.88	30	0.43	0.24	0.43	0.69
Fórmula GSM 60	32.52	60	0.43	0.24	0.43	0.69
Fórmula GSM 120	43.18	120	0.28	0.19	0.45	0.69
Fórmula GSM 240	68.34	240	0.28	0.19	0.45	0.69
Fórmula GSM 360	93.20	360	0.28	0.19	0.45	0.69
Fórmula GSM 480	116.18	480	0.28	0.19	0.45	0.69
Fórmula GSM 600	137.89	600	0.28	0.19	0.45	0.69
Fórmula GSM 720	157.49	720	0.28	0.19	0.45	0.69
Meu Sonho 125	47.46	125	0.23	0.23	0.23	0.69
Meu Sonho 250	71.19	250	0.22	0.22	0.22	0.69
Meu Sonho 500	125.20	500	0.21	0.21	0.21	0.69
Nosso Modo	129.90	500	0.36	0.36	0.36	0.00

In connection with these plans, we provide additional revenue generating services such as call blocking, short messaging services, call forwarding, call waiting, voicemail and conference calling. In connection with the GSM plans, we also provide additional services such as photo messaging and short voice messaging services.

National Long Distance Services

Our national long distance rates for calls varied according to a number of factors, such as the location of the parties to the call, the fixed or cellular services used by each party and the usage of our network for the relevant call.

The following tables provide some of the rates we charged our cellular customers for national long distance calls originated in the States of Pernambuco, Ceará, Alagoas, Rio Grande do Norte, Sergipe and Piauí as of December 31, 2003.

TDMA Plans

Plans	VC2 (MF) Rate	VC2 (MM) Rate	VC3 Rate
Pre-paid TDMA
Prepaid–Day plan	1.2333	1.2333	1.2333
Prepaid–Night plan	1.2333	1.2333	1.2333
Prepaid–Anytime	1.2333	1.2333	1.2333
Prepaid–Corporate plan	1.2333	1.2333	1.2333

Post-paid TDMA
Fórmula 10	0.9670	1.5276	1.5276
Fórmula 30	0.7754	1.3360	1.3360
Fórmula 60	0.6700	1.2306	1.2306
Fórmula 90	0.5992	1.2019	1.2019
Fórmula 120	0.5417	1.1444	1.1444
Fórmula 240	0.5417	1.1444	1.1444
Fórmula 360	0.5417	1.1444	1.1444
Fórmula 480	0.5226	1.1252	1.1252
Fórmula 600	0.5226	1.1252	1.1252
Fórmula 720	0.5226	1.1252	1.1252
Fórmula 960	0.5226	1.1252	1.1252
Fórmula 1,200	0.4651	1.0678	1.0678
Empresarial 1,200	0.3981	0.9867	0.9867
Empresarial 1,800	0.3981	0.9867	0.9867
Empresarial 2,400	0.3981	0.9867	0.9867
Empresarial 3,000	0.3981	0.9867	0.9867
Empresarial 4,800	0.4525	1.0411	1.0411
Empresarial 6,000	0.3981	0.9867	0.9867
Empresarial 9,600	0.4333	1.0220	1.0220

GSM Plans

Plans	VC2 M-F	VC2 TIM-TIM	VC2 others & VC3
Pre-paid GSM
Meu Jeito Sempre	0.93	0.93	0.93
Meu Jeito Modulado	0.93	0.93	0.93

Post-paid GSM
Fórmula GSM 30	0.59	0.52	1.01
Fórmula GSM 60	0.59	0.52	1.01
Fórmula GSM 120	0.41	0.34	0.86
Fórmula GSM 240	0.41	0.34	0.86
Fórmula GSM 360	0.41	0.34	0.86
Fórmula GSM 480	0.41	0.34	0.86
Fórmula GSM 600	0.41	0.34	0.86
Fórmula GSM 720	0.41	0.34	0.86
Meu Sonho 125	0.36	0.29	0.81
Meu Sonho 250	0.36	0.29	0.81
Meu Sonho 500	0.36	0.29	0.81
Nosso Modo	0.45	0.41	0.89

International Long Distance Services. Our international long distance rates for calls varied according to a number of factors, such as the location of the parties to the call, the fixed or cellular services used by each party and the usage of our network for the relevant call.

Roaming Fees. We receive revenue pursuant to roaming agreements with other cellular telecommunications service providers. When a call is made from within our Region by a client of another cellular service provider, that service provider pays us a roaming charge for the call which is charged at the applicable rate from the TIM Basic Plan approved by Anatel.

Similarly, when one of our clients makes a cellular call when that customer is outside of the Region, we must pay the charges associated with that call to the cellular communication service provider in whose region the call originates. See “—Our Contractual Obligations—Roaming Agreements.”

In addition, when a client places a long distance call while roaming, we may receive the respective long distance revenues if we are chosen as the long distance carrier.

Prepaid Service Fees. Beginning in April 1999, we started offering customers pre-paid cellular telecommunications services. Through our pre-paid plans, our customers acquire calling cards that provide a certain number of credits that can be used to place calls. Our customers may purchase calling cards at various points of sale throughout our Region, such as banks, grocery stores and gas stations. Our customers may also recharge their calling card at various points of sale throughout our Region without having to purchase a new card. We estimate that on December 31, 2003, these points of sale numbered approximately 26,550. In 2003, we shortened the period within which the credits from calling cards must be used by our customers to 90 days from the day it is activated, as compared to 180 days in previous years.

Interconnection Charges

Prior to July 2003, we charged a telecommunications service provider from whose network the call originated an interconnection charge for every minute our network was used in connection with such call. See “—Our Contractual Obligations—Interconnection Agreements.” As of July 2003, operating under the PCS authorizations, TIM Nordeste charges interconnection fees to other long distance companies chosen by our customers to carry their long distance calls. See “—Regulation of the Brazilian Telecommunications Industry—PCS Regulations” and “—Regulation of the Brazilian Telecommunications Industry—Long Distance Regulation.”

In February 2002, the interconnection rate was raised by Anatel to R$0.2963 per minute, net of taxes. In February 2003, Anatel authorized an interconnection rate of R$0.3614 per minute, net of taxes, and in February 2004, the interconnection rate was increased to R$0.38701 per minute, net of taxes.

Beginning in July 2004, interconnection charges will be negotiated among telecommunications service providers in Brazil within rules to be promulgated by Anatel. We are not able to anticipate the impact of the Anatel rules, if in fact issued before July 2004, on such negotiations.

Co-Billing Services

Co-billing occurs when we bill one of our clients on behalf of another long distance service provider for services rendered to our client by that carrier, or when another carrier bills its clients on our behalf for long distance services we render to its clients. Beginning July 2003, we started providing co-billing services to other telecommunication service providers operating in Brazil. The rates of such services are being negotiated between the companies under the supervision of Anatel.

Value-added Services

Through an agreement with a third party, we offer value-added services such as short messaging services, multimedia message services (MMS), voicemail, call waiting, call forwarding, and conference calling services, among others. We have also entered into agreements with our competitors related to our short messaging services. As a result of these agreements, beginning December 2001, our customers were able to receive and send short messages throughout Brazil.

We stopped providing Internet services in the second half of 2003 with the sale of Blah! to TIM International N.V. See “—Organizational Structure—Blah! Sociedade Anônima de Serviços e Comércio (formerly timnet.com).”

Cellular Telephone Sales

We started selling digital cellular telephones in December 1998, both directly and through our dealer network. The telephones are sometimes sold at or below cost as part of one of our packages that include cellular telecommunications services. Management believes that, while sales of cellular telephones may be, from time to time, a significant source of revenue, they are unlikely to become a significant source of income. At present, supplies of cellular handsets sufficient to satisfy demand in the Region are available in the market, making it unnecessary for us to engage in significant levels of handset sales. Additionally, no meaningful demand for us to supply handsets has developed, although our move to offer GSM technology by the second half of 2003 may result in increased demand. See “—Our Network.”

Sales and Marketing

We divide our market into three main categories: large business customers (businesses with four or more cellular lines), medium business customers (businesses with fewer than four cellular lines), and individual customers. These categories are divided further according to level of usage, distinguishing, for example, high-volume users from other categories of usage. We take these categories into account when developing service plans, sales strategies, customer service strategies and new products, as well as for billing and collection purposes. We also use market research reports and focus group studies to analyze our customer base.

We market our services through a network of stores, including general retail stores that sell our cellular telecommunications services and related goods on a non-exclusive basis and dedicated outlets that sell our services and goods exclusively. As of December 31, 2003, our services were marketed through 577 stores, of which 10 were operated by us and 567 were operated by independent dealers. This network enables us to market our services and provide after-sale service throughout the Region. We also market our cellular telecommunications service directly to certain large corporate customers.

We pay our dealers commissions that vary depending on whether the dealer operates a dedicated outlet or a general retail store. In 2002, because of increasing competition in the Region, we renegotiated our agreements with dealers operating dedicated outlets to allow them to sell more than one brand. We provide dealers with advertising and marketing materials and make contributions to their advertising costs on a case-by-case basis. Our dealers also receive product and customer service training.

Our personnel and authorized dealers receive ongoing training and marketing support. For example, in 2003, we spent more than 39,000 training hours training our dealers and sales workforce, preparing for the migration to the PCS regime and GSM technology services. We generally have the ability to terminate contracts with our personnel and authorized dealers for any reason by giving a written notice of termination. On December 31, 2003, services were marketed through 577 points of sale, out of which 10 were operated directly by our sales personnel and 567 through our authorized dealers. In addition, in 2003, we modernized and standardized our points of sale, in an effort to reflect the technological advances adopted by TIM in Brazil. This point of sale network enables us to market our services and to provide after-sale service throughout the Region.

Anatel regulations require cellular telecommunications companies to provide service to all individuals regardless of income level requesting their services. Nonetheless, we can recommend service plans that are suitable to each potential customer’s needs and credit history, such as our pre-paid service plan. If a customer fails to make timely payments, services can be interrupted. See “—Billing and Collection.”

Seasonality

We have experienced a trend of generating a significantly higher number of new clients and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increased use of retail distribution (in which sales volume increases significantly during the year-end holiday shopping season), the timing of new product and service announcements and introductions, aggressive marketing and promotions and greater tourism volume in the fourth quarter of each year.

Our Network

As of December 31, 2003, our TDMA cellular telecommunications network included 850 radio base stations, 81 signal amplifiers and approximately 51,865 voice channels and covered approximately 74.5% of the Region’s population. We continue to maintain and upgrade our network in response to customers needs and the PCS regulatory requirements. The network is connected primarily by a fiber-optic transmission system leased from Telemar and Embratel. Ericsson is our main supplier of TDMA cellular telecommunications equipment.

The following table sets forth information on our client base, coverage and related matters at the dates and for the years indicated. Unless otherwise indicated, all amounts are our estimates.

	At December 31,
	2001		2002		2003
Active cellular lines		1,757,660		1,925,843		2,172,525
Growth in active cellular lines during year		16.3%		9.6%		12.8%
Estimated population of Region (millions)(1)		27.2		27.2		27.2
Percentage of population covered(2)		75%		75%		75%
Penetration(3)		6.5%		6.9%		7.7%
Percentage of area of Region covered		29%		29%		29%
Average monthly incoming minutes of use per client during year		84		62		45
Average monthly outgoing minutes of use per client during year		48		51		62
Average monthly revenues per client during year(4)	R$	41.2	R$	42.1	R$	37.5

(1)	IBGE estimates from Censo Demográfico 2000.
(2)	Percentage of population of the Region that can access our cellular telephone signal.
(3)	Number of active cellular lines in service divided by the population of the Region.
(4)	In nominal reais, net of taxes.

Digitalization represents one of our key strategic initiatives. As of December 31, 2003, approximately 78% of our network was digital and 99% of its clients used digital handsets. Our management believes that digitalization offers certain advantages, including greater network capacity, reduced operating costs and additional revenues through the sale of value-added services. Digital cellular telecommunications service also offers clients greater security.

In December 2002, the Subsidiaries converted their respective concessions to operate under the SMC rules into authorizations to operate under PCS rules. Under the PCS regulations, we are allowed to use GSM technology. In 2003, we improved our network, in order to provide services through GSM technology.

On December 31, 2003, our GSM cellular telecommunications network consisted of 632 base transceiver station, 11 base station controllers and approximately 11,376 time slots and covered approximately 44.3% of the Region’s population. We continue to keep GSM network quality of service development and control in response to customers’ needs and regulatory requirements. The network is connected primarily by a fiber-optic transmission system leased from Telemar and Embratel. Nokia and Ericsson are our main suppliers of GSM network equipment.

Under the concessions, we were obligated to meet certain quality of service and annual network coverage obligations. All the Subsidiaries were in compliance with their quality of service obligations and reached all their network coverage obligations under the SMC regime through July 2003. In addition, prior to our conversion from SMC concessions to PCS authorizations, we also had quality of service under a Protocol for Mobile Cellular Service Providers, jointly adopted by Anatel and Brazilian cellular service providers. Through July 2003, all of the Subsidiaries were in compliance with their quality of service obligations, as required under the Protocol. The Protocol is not applicable to the Subsidiaries after the migration to the PCS regulations.

We were subject to the PCS quality of service indicators as of September 2003. As of December 2003, we have achieved the majority, but not all, of the service of quality requirements applicable to the PCS service operators. While there can be no assurances, we will continue to make efforts to meet all our quality of service obligations under the PCS authorizations. See “—Regulation of the Brazilian Telecommunications Industry.”

Dependence on Patents, Licenses or Contracts

Other than the authorizations of each Subsidiary, neither our business nor our profitability is materially dependent on patents, licenses or contracts.

Billing and Collection

Pursuant to Anatel’s regulations, we provide our clients with their bills at least five days before the due date. If a client’s payment is more than 15 days past due, either outgoing service or both outgoing and incoming services can be suspended until full payment for all outstanding charges is received. If a client’s payment is more than 90 days past due, service can be discontinued.

Towards the end of 1999, we completed the implementation of a new billing system from SEMA Group PLC (“SEMA”). This billing system has four main functions:

•	client registration;

•	client information management;

•	accounts receivable management; and

•	billing and collection.

The billing system gives us greater flexibility in developing service plans and billing options and enables us to monitor account balances in near real-time. In November 2001, we acquired from SEMA an updated billing system, which will increase flexibility, for example enabling us to offer and bill for new services in a short time-to-market. The system uses a standard UNIX platform and Oracle database, which will enable us to reduce our operational and maintenance costs. In August 2002, we installed a new module from SEMA for our prepaid billing system. This new module gives us greater flexibility in developing promotions, reducing implementation time, and enables us to give bonuses to prepaid subscribers within a shorter period of time. The new module uses a standard UNIX platform and Oracle database.

Prior to the initiation of our GSM overlay, TIM Brasil had developed an extensive GSM network and support system, including an effective GSM billing system. In connection with the launch of our GSM services, we upgraded a number our systems to interface with TIM Brasil’s central billing system. Utilizing TIM Brasil’s centralized system for our GSM billing needs makes our operations more efficient and relieves us of the need to create our own GSM billing system. After an initial trial period, the support given to us by TIM Brasil in relation to our GSM operations will be the subject of a specific agreement, the terms of which will conform to common market prices and practices.

Pursuant to Anatel regulations, we and other telephone service providers operating in Brazil periodically reconcile the interconnection and roaming charges owed among them and settle on a net basis. See “—Sources of Revenue—Interconnection Charges” and “—Sources of Revenue—Roaming Fees.” Currently, the reconciliation process is largely managed by Embratel Clearing House. For international and national long distance calls made by our clients, we forward the amount collected for such calls to Embratel and charge Embratel a per-minute fee for the use of its cellular telecommunications network.

Customer Services

We operate call centers that enable contract and prepaid clients to obtain customer service 24 hours a day, seven days a week. On December 31, 2003, 682 of our 1,654 employees, contractors and interns were customer service representatives. During 2003, we handled 23,412,661 customer service calls. We have 60 customer service centers that provide customer service and handle complaints that cannot be addressed over the telephone. These centers also sell cellular telephones, accessories and services offered by us. Since the implementation of a new billing system in 1999, our call and service centers have used the Clarify system, which holds a greater amount of client information and facilitates the work of the our customer service representatives. Customer services, such as copies of invoices, can be obtained through our website, which also allows customers to access other services and contains information regarding operations, new services, rate plans and corporate information.

In 2001, we created a customer relationship center (“CRC”), a pioneering client service concept, which is the center of our communications with customers and potential customers. In 2003, CRC telemarketing made over 517,514 proactive contacts. CRC answered over 8,846,227 million calls, all of which represented an opportunity for the sale of products and services.

The Internet is another important channel of communication between us and our post-paid clients. Online, our clients can make requests for plan changes, copies of invoices and activation of additional services, including call forwarding service, call waiting, conference calling, as well as timnet.com services.

Fraud Detection and Prevention

“Subscription fraud” and “cloning fraud” are common in parts of Brazil and are experienced by us. Subscription fraud occurs when the perpetrator of the fraud obtains identification documents of another individual, either real or forged, and utilizes them to obtain cellular services. Cloning fraud is less common than subscription fraud and currently is almost non-existent on GSM networks. Cloning fraud consists of duplicating the cellular signal of a client, enabling the perpetrator of the fraud to make telephone calls using the client’s signal. Such calls are billed to the client, but the receivable is written off when we discover it arose from a fraudulent call. If part of a fraudulent call is carried by the network of another service provider, we are obligated to pay that service provider the applicable interconnection fee, regardless of whether we ever collect the receivable associated with the call.

We have implemented fraud-prevention and fraud-detection measures in an effort to detect fraud as quickly as possible and thereby reduce costs associated with fraud. Fraud detection measures include the collection and review of call records to detect abnormal calling patterns. When abnormal patterns are found, the client or user is contacted by our fraud control staff and, if cloning has occurred, the client’s number, cellular telephone or both are changed. If subscription fraud has occurred, both the applicable number and the cellular telephone line are terminated. Fraud prevention measures include restrictions on international calls from a given number and restrictions on three-way calling by customers with international direct-dial access.

We have a nationwide fraud detection system licensed from Digital Equipment Corporation. This system analyzes various aspects of cellular service usage including simultaneous usage by a single client, call frequency and unusually high usage patterns. The system has been operational within the Region since July 1998.

Our Contractual Obligations

Interconnection Agreements

We have entered into interconnection agreements with Vésper S.A. (Telemar’s mirror company), Claro (a brand operated by BSE S.A.), Telemar PCS (“Oi”), Embratel and Intelig S.A. The terms of our interconnection agreements include provisions specifying the number of interconnection points, the method by which signals must be received and transmitted, and the costs and fees for interconnection services. Due to our migration to GSM service, we have adapted our interconnection to conform to the new SMP rules and submitted these revised contracts to Anatel. Our interconnection agreements currently are being discussed with Anatel in light of our migration to PCS. Nevertheless, even in the absence of approval by Anatel, the parties to these interconnection agreements are obligated to offer interconnection services to each other. See also “—Regulation of the Brazilian Telecommunications Industry—Interconnection Regulation.”

Roaming Agreements

We have entered into roaming agreements for automatic roaming with other cellular service providers operating outside our Region. Automatic roaming permits our clients to use their cellular telephones on the networks of other cellular service providers while traveling or “roaming” in Brazil outside the Region. Similarly, we provide cellular telecommunications service to customers of other cellular service providers when those customers place or receive calls while visiting the Region. The cellular service providers party to these agreements must provide service to roaming clients on the same basis that they provide service to their own clients and to carry out a monthly reconciliation of roaming charges. The agreements have a one-year term and automatically renew for additional one-year terms.

Through TIM Brasil, we are a member of the Roaming Management Committee, a group comprised of 21 cellular telecommunications service providers operating in Brazil (the “Roaming Management Committee”). The Roaming Management Committee was created to independently control the activities related to roaming services in Brazil and the international roaming agreements entered into by Brazilian companies with telecommunications service providers operating in the member countries of Mercosul.

The Roaming Management Committee requires the cellular service providers to service national roaming customers generally on the same basis as the service provided to their respective own customers, and to carry out a monthly reconciliation of roaming usage charges.

International Roaming Agreements

We have roaming agreements with other telecommunications service providers operating in countries all over the world, including the United States, and countries in Latin America, Europe and Asia. Our GSM customers have international roaming coverage in more than 70 countries.

Site-Sharing Agreement

With the objective of avoiding unnecessary duplication networks and infrastructures, and in accordance with trends in the international telecommunications industry, Anatel permitted that telecommunications service providers may use other providers’ networks as secondary support in providing telecommunication services. Therefore, we have allowed Embratel and Telemar to use our infrastructure, and we have used their infrastructure pursuant to site-sharing agreements we have with them. Amounts paid under these site-sharing agreements could help offset the costs of leasing such sites.

Co-billing

Co-billing occurs when we bill one of our clients on behalf of another long distance service provider for services rendered to our client by that carrier, or when another carrier bills its clients on our behalf for long distance services we render to its clients. Beginning July 2003, we started providing co-billing services to Embratel and Telemar. We charge these companies R$0.10 for each call placed by post-paid service customers, and R$0.07 for each call placed by pre-paid service customers, in connection with which we render co-billing services.

Competition in the Region

Our main competitors are BSE S.A., operating under the “Claro” brand and TNL PCS S.A., operating under the “Oi” brand. Anatel makes public the number of active lines operated by cellular service providers within the Region. Based on this information and other proprietary market research, we calculate our market share. At December 31, 2003, Claro and Oi had 1.0 million and 800 thousand lines, respectively, according to our estimates. Management believes it is likely that a certain number of people are clients of us, Claro and Oi.

Currently, there are four different frequency ranges within which cellular companies and PCS companies may operate in Brazil, as described below.

Band A Companies

Upon the Breakup of Telebrás, the Brazilian territory was initially divided by Anatel into eight separate cellular service regions (“Band A Regions”), each serviced by one of the New Holding Companies operating in the cellular telecommunications business. These eight New Holding Companies received control of the assets and liabilities held directly by the Predecessor Companies in connection with their operations of cellular telecommunications services. Tele Nordeste Celular is one of such New Holding Companies.

The New Holding Companies providing cellular service initially operated within a 25 MHz sub-band within the band of 800 MHz, and comprise the companies operating under the Band A (“Band A”), according to concessions granted and regulations issued by Anatel. See “—Our History and Development.”

Band B Competition

The General Telecommunications Law provides for the introduction of competition in telecommunication services in Brazil. Under the terms of Law 9,295, of July 19, 1996 (the “Minimum Law”), the Federal Government granted authorizations to new companies to provide cellular telecommunications service within a 25 MHz sub-band within the band of 800 to 850 MHz, which is referred to as Band B (“Band B”). Companies operating under the Band B are distributed throughout ten different regions, which generally overlap with the Band A Regions. See “—Regulation of the Brazilian Telecommunications Industry—Authorizations and Concessions.”

A license to provide cellular telecommunications services in the Region on Band B was granted in 1998 to BSE S.A., which was subsequently acquired by Telecom Americas S.A., a company controlled by America Móvil S.A. de C.V. and who began providing cellular telecommunications service based on the TDMA digital standard in the Region’s larger cities in June 1998. Claro operates by using its own network and therefore does not need to pay to use Embratel’s lines for interregional calls.

We anticipate that in 2004, América Móvil S.A. de C.V. will raise the level of competition in the Region by investing heavily in Claro. In addition to BSE S.A., América Móvil S.A. de C.V. also controls in Brazil the following telecommunications companies: (i) Americel S.A., (ii) BCP S.A., (iii) Algar – Telecom Leste S.A., (iv) Telet S.A. and (v) Tess S.A.

Band C Competition

There were no participants in the auctions for the Band C PCS authorizations held on February 1, 2001 and on August 16, 2001. On May 2, 2002, Anatel commenced a new auction process for Band C radio frequencies. This new auction process was open only to preexisting cellular telecommunications and telecommunications companies, but no party purchased a Band C authorization.

Accordingly, the Band C frequency range was removed by Anatel from the frequency spectrum allocable to telecommunication service providers and no additional competition entered the market.

Band D Competition

In 2001, Anatel awarded a license to a subsidiary of Telemar to offer GSM cellular telephone services throughout the area in which Telemar offers fixed-line telephone services. The new competitor, operates under the name “Oi”, and began offering services in June 2002. According to the terms of Oi’s authorization, Oi must achieve certain coverage targets within specified time periods. Within 12 months after receiving its authorization, Oi must offer services in areas covering at least 50% of all state capitals and municipalities with populations exceeding 500,000 in the region for which Oi is licensed. Within 60 months after receiving its authorization, Oi must offer services in areas covering all municipalities in its region with populations exceeding 100,000.

Band E Competition

Vésper S.A., a consortium with members including Bell Canada International, Velocom Incorporated and Qualcomm Incorporated, acquired a Band E license to offer cellular services in the Region.

Long Distance Services Competition

We started providing national and international long distance services in July 2003. The companies operating in long distance telecommunications market in our Region are Empresa Brasileira de Telecomunicações S.A., Intelig Telecomunicações Ltda., Telemar S.A. and Vésper S.A.

Other Competition

Management believes that fixed-line service providers may turn into a major competitor, it is possible that increased fixed-line penetration in areas where cellular telecommunications previously had been the only readily available telecommunications service could result in reduced usage of cellular telecommunications services in those areas. In addition, fixed-line service providers may acquire additional bands and begin providing cellular services. There are two fixed-line service providers in the Region: Telemar and Vésper S.A.

On April 27, 2000, Anatel issued Resolution No. 221/00, which applies the same rules to trunking as to other cellular telecommunications services. Because trunking service providers are not permitted to offer services to individual clients, such providers will only compete with us in the corporate segment.

We also compete to a limited extent with certain other wireless telecommunications services, such as Wireless Local Loop (“WLL”), mobile radio, and paging and beeper services, which are widely used in Brazil. These competing wireless telecommunications services are generally less expensive than cellular telecommunications services. WLL is a technology that permits access to fixed-line operators’ switching centers through radio base stations, operating in a frequency similar to those of cellular service providers. Vésper S.A. provides WLL services in the Region.

The opening to competition of the Brazilian market for cellular telecommunications services has adversely affected our results of operations, and there can be no assurance that the entry or growth of competitors will not have a material adverse effect on our business, financial condition, results of operations or prospects. Any adverse effects on our results and market share from competitive pressures will depend on a variety of factors that cannot now be assessed with precision and that are beyond our control. Among such factors are the identity of the competitors, their business strategies and capabilities, prevailing market conditions at the time, the regulations applicable to new entrants and us, and the effectiveness of our efforts to prepare for increased competition. One or more new competitors may have technical or financial resources greater than ours.

Research and Development

In connection with the Breakup, the Subsidiaries were required to enter into three-year contracts which obligated them to contribute an aggregate of R$2.4 million to the Centro de Pesquisa e Desenvolvimento da Telebrás (the “Center”), a research and development center formerly operated by Telebrás, during the period from May 1998 until July 2001.

Our research and development expenses during 2001, 2002 and 2003 were R$0.7 million, R$90 thousand and R$95 thousand, respectively. Our research and development expenses during 2001 and 2002 consisted of its contribution to the Center. Since 2002, although our obligation to make contributions to the Center had expired, we have made contributions to the Center to fund research and development of discrete projects. We do not independently develop new telecommunications hardware and depend upon the manufacturers of telecommunications products for the development of new hardware. Accordingly, we do not expect to incur material research and development expenses in the future.

Taxes on Telecommunications Goods and Services

The costs of telecommunications goods and services to clients are subject to a variety of federal, state and local taxes (in addition to taxes on income), the most significant of which are ICMS, ISS, COFINS, PIS, FUST Tax, FUNTTEL Tax and FISTEL Tax, which are described below.

•	ICMS. The principal tax applicable to telecommunications goods and services is a state value-added tax, the Imposto sobre Circulação de Mercadorias e Serviços (“ICMS”), which the Brazilian States impose at varying rates on certain revenues from the sale of goods and services, including certain telecommunications services. The ICMS tax rate in each state in the Region is 25% for domestic telecommunications services, except in the State of Pernambuco, where a 28% rate went into effect as of January 1, 2002, and the States of Ceará and Rio Grande do Norte, which increased their ICMS rate to 27% on January 1, 2004. The ICMS tax rate imposed on the sale of cellular telephones averages 17% throughout the Region. In June 1998, the governments of individual Brazilian States approved an agreement to interpret existing Brazilian tax law to apply ICMS, effective July 1, 1998, to certain services to which ICMS had not previously been applied, including cellular activation fees. See “Item 8. Financial Information—Legal Proceedings—Litigation Related to the Application of ICMS.”

•	ISS. The Imposto Sobre Serviços (“ISS”) taxes certain services listed in the List of Services prescribed by Decree-law No. 406/68. This list also includes certain services that have the purpose of providing goods. Municipalities impose this tax at varying rates, but in the majority of large cities, the ISS rate is around 5%. The tax basis of the ISS is the price of the service, minus certain exceptions (construction services). As provided by Constitutional Amendment No. 20, dated June 12, 2002, municipalities must charge the minimum rate of 2% and they must not directly or indirectly grant tax benefits that may result in and effective rate below 2%. In August 2003, the Lei Complementar a Constituição Federal do Brasil n. 116 (“LC 116”), established a new framework for the ISS. Municipalities are required to adapt their respective ISS legislation in order to comply with the rules set forth by LC 116. Such new rules are effective as from January 1, 2004.

•	COFINS. The Contribuição Social para o Financiamento da Seguridade Social (“COFINS”) is a social contribution tax on gross revenues (both operating and financial). On November 27, 1998, the Brazilian government increased the COFINS rate from 2% to 3% but permitted taxpayers to offset up to one-third of the amount of COFINS paid against the amount owed as Contribuição Sobre Lucro Líquido (“CSL”), a social contribution tax assessed on net income. The ability to offset COFINS against CSL was subsequently revoked for periods after January 1, 2000. On January 1, 2000, we began to include the COFINS tax in our bills at a rate of 3%. In October 2003, the COFINS legislation was further amended, making this tax to be non-cumulative, raising its rate to 7.6% to certain transactions, and expanding it to other taxable events, such as the sale of handsets. Telecommunications services, which were not included in transactions subject to the new 7.6% rate, will continue to be taxed at the rate of 3% after the introduction of such changes, which are effective beginning February 1, 2004.

In 2002, the Federal Government filed a lawsuit against Teleceará Celular and Telpe Celular to prevent this billing practice and to force Teleceará Celular and Telpe Celular to pay to each customer an amount equal to double the amount charged to such customer for COFINS. Although the lawsuit was filed only in the States of Ceará and Pernambuco, if Teleceará Celular or Telpe Celular lose the lawsuit, we may decide to discontinue our practice of passing charges for COFINS through to our customers in all the States in the Region, which would increase our costs. See “Item 8. Financial Information—Legal Proceedings—Litigation Related to the Application of PIS and COFINS.”

•	PIS. The Programa de Integração Social (“PIS”) is another social contribution tax, imposed prior to December 2002 at a rate of 0.65% on gross revenues from certain telecommunications service activities (both operating and financial) and handset sales. Beginning in December 2002, PIS has been levied at a rate of 1.65% on gross revenues from sales of handsets, according to Law 10,637/02.

In the same lawsuit filed against Teleceará Celular and Telpe Celular to prevent them from charging customers for COFINS through to their customers, the Federal Government also has demanded that

Teleceará Celular and Telpe Celular stop passing charges for PIS. In this lawsuit, the Federal Government has requested that Teleceará Celular and Telpe Celular pay to each customer an amount equal to double the amount charged to such customer for PIS. Although the lawsuit was filed only in the States of Ceará and Pernambuco, if TIM Nordeste lose the lawsuit, it may decide to discontinue this practice of passing charges for PIS through to its customers in all the States in the Region, which would increase TIM Nordeste’s costs. See “Item 8. Financial Information—Legal Proceedings—Litigation Related to the Application of PIS and COFINS.”

•	FUST. On August 17, 2000, the Brazilian government created the Fundo de Universalização dos Serviços de Telecomunicações (“FUST”), a fund that is supported by a social contribution tax applicable to all telecommunications services (“FUST Tax”). The purpose of the FUST is to reimburse a portion of the costs incurred by telecommunications service providers to meet the universal service targets required by Anatel throughout the Region (such as targets for rural and impoverished areas, schools, libraries and hospitals), in case these costs are not entirely recovered through the collection of telecommunications service fees and charges. The FUST Tax is imposed at a rate of 1% on gross operating revenues, net of ICMS, PIS and COFINS, and its cost may not be passed on to clients. Telecommunications companies can draw from the FUST upon meeting the universal service targets required by Anatel.

•	FUNTTEL. On November 28, 2000, the Brazilian government created the Fundo para Desenvolvimento Tecnológico das Telecomunicações (the “FUNTTEL”), a fund that is supported by a social contribution tax applicable to all telecommunications services (the “FUNTTEL Tax”). The FUNTTEL is a fund managed by BNDES and FINEP, a government research and development agency. The purpose of the FUNTTEL is to promote the development of telecommunications technology in Brazil and to improve competition in the industry by financing research and development in the area of telecommunications technology. The FUNTTEL Tax is imposed at a rate of 0.5% on gross operating revenues, net of ICMS, PIS and COFINS, and its cost may not be passed on to clients.

•	FISTEL. The Fundo de Fiscalização das Telecomunicações (the “FISTEL”), a fund supported by a tax applicable to telecommunications services (the “FISTEL Tax”), was established in 1966 to provide financial resources to the Brazilian government for its regulation and inspection of the sector. The FISTEL Tax consists of two types of fees: an installation inspection fee assessed on telecommunications stations upon the issuance of their authorization certificates, as well as every time we activate a new cellular number, and an annual operations inspection fee that is based on the number of authorized stations in operation at the end of the previous calendar year. The amount of the installation inspection fee is a fixed value, depending upon the kind of equipment installed in the authorized telecommunications station. Effective April 2001, the installation and inspection fee has been assessed based on net activations of cellular numbers (i.e., the number of new cellular activations reduced by the number of cancelled subscriptions), as well as based on the net additions of radio base stations. The operations inspection fee equals 50% of the total amount of installation inspection fees that would have been paid with respect to existing equipment.

Regulation of the Brazilian Telecommunications Industry

General

Our business is subject to comprehensive regulation under the General Telecommunications Law, a comprehensive regulatory framework for the provision of telecommunications services promulgated by Anatel in November 1998 and various administrative enactments thereunder. The Subsidiaries operated under concessions to provide services under the SMC regulations until December 2002, when their concessions were converted into authorizations to provide services under the PCS regulations. The PCS regulations set forth certain obligations further described below.

Anatel is the regulatory agency for telecommunications under the General Telecommunications Law and the October 1997 Regulamento da Agência Nacional de Telecomunicações (the “Anatel Decree”). Anatel is

administratively independent and financially autonomous. Anatel maintains a close relationship with the Ministry of Communications and is required to report its activities to the Ministry of Communications. It has authority to propose and to issue regulations that are legally binding on telecommunications service providers. Any proposed regulation or action by Anatel is subject to a period of public comment, which may include public hearings, and may be challenged in Brazilian courts.

Authorizations and Concessions

Pursuant to the 1996 Lei Mínima (the “Minimum Law”), Band A and Band B Service Providers were granted concessions under SMC regulations. Each concession was a specific grant of authority to supply cellular telecommunications services in a defined geographical area, subject to certain requirements contained in the applicable list of obligations appended to each concession. Through resolutions enacted in September 2000 and January 2001, Anatel also granted cellular service providers operating under concessions the right to convert their concessions into authorizations under PCS regulations.

Authorizations and concessions to provide telecommunications services are granted under either the public regime or the private regime. Only certain fixed-line service providers are currently operating under the public regime. Public regime companies are subject to certain requirements under the General Telecommunications Law and the May 1998 Decree establishing the General Fixed-Line Service Universalization Target Plan.

Services provided under the private regime are classified as either collective interest or restricted interest. Collective interest private regime services are subject to requirements imposed by Anatel under the applicable authorizations or concessions and the General Telecommunications Law. Restricted interest private regime services are subject to fewer requirements than public regime or collective interest private regime services. Under the authorizations, the Subsidiaries operated under the collective interest private regime.

In 1997, the Subsidiaries were granted SMC concessions. In December 2002, TIM Nordeste, as successor to the Subsidiaries converted its SMC concessions into PCS authorizations, with an option to renew the authorizations for an additional 15 years following the original expiration dates of the concessions. As a result of the conversion from concessions to authorizations, TIM Nordeste has subsequently been allowed to operate under the PCS regulations.

The following table sets forth the expiration date of the initial period of each of TIM Nordeste’s PCS authorizations:

Subsidiary	Authorization expiration date
Telpe Celular	May 15, 2009
Teleceará Celular	November 28, 2008
Telpa Celular	December 31, 2008
Telern Celular	December 31, 2008
Telasa Celular	December 15, 2008
Telepisa Celular	March 27, 2009

After migrating to the PCS regime, we received from Anatel authorizations to provide national and international long distance telecommunications services, which are renewable for an additional 20 years. The following table sets forth the expiration date of each of TIM Nordeste’s national and international long distance authorizations:

Subsidiary	Authorization expiration date

Telpe Celular	June 30, 2023
Teleceará Celular	June 30, 2023
Telpa Celular	June 30, 2023
Telern Celular	June 30, 2023
Telasa Celular	June 30, 2023
Telepisa Celular	June 30, 2023

Our national and international long distance authorizations overlap with similar authorizations held by one of our Authorized Sister Companies. Our national and international long distance authorizations were granted by Anatel subject to a commitment that this overlap be eliminated within 18 months of July 4, 2003, the date the authorizations were granted, under penalty of forfeiture and other sanctions provided by applicable law. Accordingly, by January 4, 2005, unless a change in the regulatory framework occurs, we will relinquish our national and international long distance authorizations. See “Item 3. Risk Factors. Risks Related to Us—We will no longer offer national and international long distance services after 2004.”

Obligations of Telecommunications Companies

In November 1999, Anatel and the Brazilian cellular service providers jointly adopted a “Protocol for Mobile Cellular Service Providers” (the “Protocol”). The Protocol established additional quality of service targets and rates, which SMC operators were required to achieve by June 2001. Although the General Telecommunications Law does not specify any penalties for failing to meet the targets required by the Protocol, Anatel was required to examine the performance of the Brazilian telecommunications companies under the Protocol’s standards. Despite migration to SMP in December 2002, from January to June 2003, we reported to Anatel regarding, and had complied with, all quality of service indicators applicable to SMC operators. The Protocol ceased to be applicable to TIM Nordeste after July 2003.

Beginning in September 2003, we became subject to the PCS quality of service indicators. Our quality of service obligations under our PCS authorizations differ substantially from those under the previous SMC concessions. See “—PCS Regulation.” Since December 2003, we have achieved the majority, but not all of the quality of service requirements applicable to the PCS service operators. Some of our PCS quality of service indicators are currently difficult to achieve due to, for example, our dependence on the performance of third parties and the need for clarification of some of the quality of service measurements under the PCS rules. We will continue to make efforts to meet all of our quality of service obligations under the PCS authorizations, but we can provide no assurance that we will be able to do so.

PCS Regulation

In September 2000, Anatel promulgated regulations regarding PCS wireless telecommunications services that are significantly different from the ones applicable to cellular companies operating under Band A and Band B. The new rules allow companies to provide wireless telecommunications services under PCS authorizations. The PCS authorizations allow new entrants in the Brazilian telecommunications market to compete with existing telecommunications service providers.

According to rules issued by Anatel, renewal of a concession to provide cellular services, as well as permission from Anatel to transfer control of cellular companies, are conditioned on agreement by such cellular service provider to operate under the PCS rules. The Subsidiaries converted their cellular concessions into PCS authorizations in December 2002. These PCS authorizations will be transferred to TIM Nordeste after the Merger of the Subsidiaries is complete. We expect, but cannot guarantee, that this transfer will occur prior to the end of 2004. TIM Nordeste is now subject to certain obligations under the PCS regulations. See “—Authorizations and Concessions.”

In connection with the PCS authorization auctions in 2001 and 2002, Anatel divided the Brazilian territory into three separate regions, each of which is coextensive with the regions applicable to the public regime fixed-line telephone service providers. PCS services may be provided within the 900 and 1800 MHz band, which contains Bands C, D and E in which licenses to operate were auctioned by Anatel in 2001 and 2002. An authorization to operate in Band D in the Region was acquired by Telmar, operating with the brand “Oi”, and the right to use the Band E frequency was purchased by a fixed-line provider offering PCS, services, Vesper S.A.

Obligations under the PCS regulations and TIM Nordeste’s authorizations differ from the obligations that were applicable to our Subsidiaries while operating under their concessions. For example, the obligations under the PCS regulations and TIM Nordeste’s authorizations include the requirement to comply with additional and more stringent service quality standards and to offer customers their choice of long distance carriers in long distance calls on a per-call basis. TIM Nordeste was required to comply with most of these PCS obligations beginning in September 2003. As of December 2003, we complied with the majority of PCS quality standards. See “—Obligations of Telecom Companies.” We will continue to make efforts to comply with all of our obligations under the PCS regulations, but we can provide no assurances that we will be able to do so.

In addition, the PCS regulations impose a rate structure on us which is significantly different from the one applicable to operations under our cellular concessions. Under the PCS regulations, we are generally free to determine the prices charged for our services, subject to certain limitations imposed by Anatel rules and the General Telecommunications Law. TIM Nordeste has been subject to such new rate structure since July 2003. We have no available data indicating how this rate structure could adversely affect fee considerations and results of operations. See “— Regulation of the Brazilian Telecommunications Industry—PCS Regulation.”

According to the new PCS regulations, we are required to adjust our operating processes and agreements to such new rules, including our interconnection agreements, as well as agreements with our customers. By April 2004, substantially all of our interconnection arrangements were covered by agreements that had been amended to reflect the PCS regulations.

Interconnection Regulation

Telecommunications service providers are required to provide interconnection according to the “General Interconnection Rules,” adopted by Anatel through Resolução 40/98. The terms and conditions of interconnection are to be negotiated by the parties, within certain limits, including a price-cap established by Anatel. For example, if a telecommunication service provider offers any party an interconnection fee below the Anatel price-cap, such telecommunications service provider must offer to provide interconnection to other parties at the same lower fee.

Long Distance Service Regulation

In connection with the PCS regulations, the CSP Program was introduced in July 2003. Under the CSP Program, our customers can choose their long distance carrier on a per-call basis. Together with the other TIM companies in Brazil, TIM Nordete was authorized to provide national and international long distance services.

Such changes mark the introduction of a new tariff structure. Before migrating to PCS, TIM Nordeste had the right to charge customers directly for all long distance calls. Under the PCS system, the carrier chosen by the user has the right to charge customers directly for such calls. In such cases, if our user chooses a carrier other than TIM Nordeste, TIM Nordeste is entitled to receive interconnection charges from the chosen long distance carrier; however it will be not entitled to receive any long distance fees for long distance calls it does not carry.

In addition, we are also subject to the STFC regulations, applicable to our national and international long distance services. The STFC regulations and our long distance authorizations impose obligations on us with respect to the quality of service. Some of our STFC quality of service obligations are difficult to achieve due to, for example, our dependence on third party to perform their respective quality of service obligations. We will continue to make our best efforts in order to comply with all our obligations under our STFC authorizations and the STFC regulations, but we can provide no assurance that we will be able to do so.

Rate Regulation

Our cellular concessions, applicable to us until July 2003, provided for a price-cap mechanism by which the rates we charged customers were adjusted on an annual basis. The price cap was a maximum weighted average rate for our basket of services. The basket consisted of the services we provided through our TIM Basic plan. See “—Sources of Revenue—Network Usage Charges and Monthly Subscription Charges” for a further description of the TIM Basic plan. The price-cap was adjusted annually to reflect the rate of inflation as measured by the Índice Geral de Preços—Disponibilidade Interna (“IGP-DI”), a price index created by the Fundação Getúlio Vargas, a Brazilian economic research organization. The weighted average rate for the entire basket of services could not have exceeded the price cap, but our rates for individual services within the basket could have been raised annually above the annual change in the IGP-DI.

Under our PCS authorizations, we are allowed to set prices for our service plans, subject to approval by Anatel. After we set these prices, we expect that they will be adjusted annually for inflation based on the IGP-DI.

Value-Added Services and Internet Regulation

Value-added services are not considered under Brazilian telecommunications regulations to be telecommunications services, but rather an activity that adds features to a telecommunications service supported by such value-added services. Regulations require all telecommunications service providers to grant network access to any party interested in providing value-added services, on a non-discriminatory basis, unless technically impossible. Telecommunications service providers also are allowed to render value-added services through their own networks. Internet access is considered by Brazilian legislation to be a value-added service, and its providers are not considered to be telecommunications companies. Current regulations allow us or any other interested party to offer Internet connection services through our network.

Property, Plant and Equipment

Our principal properties consist of transmission equipment, switching equipment which connects calls to and from customers, and radio base stations, comprised of certain signal transmission and reception equipment covering a defined service area. Our properties are located in the Brazilian States of Pernambuco, Paraíba, Rio Grande do Norte, Ceará, Piauí and Alagoas. As of December 31, 2003, we leased office space in Pernambuco (approximately 12,946 square meters), Paraíba (approximately 2,000 square meters), Rio Grande do Norte (approximately 1,820 square meters), Ceará (approximately 3,953 square meters) and Teresina (approximately 2,452 square meters), from which the majority of Telpe Celular, Telpa Celular, Telern Celular, Teleceará Celular and Telepisa Celular management activities are conducted, respectively.

On December 21, 2003, we had 931 radio base stations which provided TDMA services to 308 cities and towns, reaching approximately 74.5% of the population in our Region. As of the same date, we also had 632 base transceiver stations which provided GSM services to 71 cities and towns, reaching approximately 41.1% of the population.

We generally lease or buy the sites where our cellular telecommunications network equipment is installed. As of December 31, 2003, approximately 5.7% of our 11 large cellular switches, 10 of which are TDMA switches and the remaining switch is GSM, and 1,563 radio base stations were located on land owned by us and the remainder of which were located on land leased by us.

Most of these leases do not expire prior to 2004 and generally can be renewed at our option upon six months’ prior notice. If we exercise this right of renewal, the amounts under these leases would be subject to adjustment in accordance with prevailing market values. In addition, we lease 10 retail stores in the Region. There are no encumbrances that may affect our utilization of our property or equipment.

Item 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Overview

In 2003, the Brazilian cellular telecommunications sector experienced strong growth. In August 2003, the number of cellular telephones was higher than the number of fixed telephone lines. At the end of 2003, Brazil had 46.4 million cellular phones, as compared to 33.0 million in 2002. In the area where we provide our services, the total number of cellular phones was 4.0 million, as compared to 3.3 million in 2002.

On December 31, 2003, Tele Nordeste Celular had 2,172,525 customers, 13% more than in 2002. Of these customers, 1,467,251 used pre-paid services and 705,274, post-paid services. We added 246,682 customers in 2003, compared with 168,183 in 2002.

Our net income increased by 75.0% in 2003 to R$207.5 million, compared with R$118.6 million in 2002, due mainly to the increase of total revenues and decrease of financial expenses, which resulted from the decrease in the amount of total debt, expansion of net financial revenues and the gain of R$12.5 million we realized on the sale of Blah!, as well as the effects of income tax credits granted by ADENE (Agency for Development of the Northeast Region of Brazil).

Our operating revenues for 2003 increased by 8.5% to R$999.5 million from R$921.5 million in 2002. Net operating revenues form services increased 3.9% as compared to 2002, as a result of actions to retain post-paid plan customers (especially in the corporate segment), as well as strategies to increase revenues generated from pre-paid plan customers. Revenues from sales of cellular handsets and accessories reached R$94.5 million, an 87.5% increase from R$50.4 million in 2002. This increase was due to the change in the strategy of handset distribution in the market by the operating companies controlled by Tele Nordeste Celular.

One of the most important events for Tele Nordeste Celular in 2003 was our implementation of GSM technology and our migration to the PCS, which was carried out without impairing the growth of our customer base or our sales.

At December 31, 2003, the GSM network covered 41.1% of the population in our area where we provide services. One of the goals for 2004 is to continue to increase the coverage of our GSM network.

Due to the transition from SMC to PCS, we became subject to a new regulatory regime. The rules governing SMC are significantly different from those pertaining to PCS, which came into effect in July 2003. Since that date, we have focused on meeting the requirements and quality of service benchmarks established by the new PCS regulations.

As part of the PCS regulations, the CSP Program was implemented, under which the customer may choose the long distance carrier on a per-call basis. Together with other entities of the TIM in Brazil, Tele Nordeste Celular was authorized to provide long distance services.

These changes also introduced a new tariff structure. Before our migration to the PCS, we had the right to charge long distance fees for all long distance calls placed by our customers. With the introduction of the CSP Program, we lost the right to charge these fees for all of our customers’ long distance calls, since the CSP Program allows customers to choose long distance carriers on a per-call basis.

The area in which we provide long distance services overlaps with the areas in which certain of our affiliates provide such services, which is not permitted under applicable regulations. Accordingly, by January 2005, unless a change in the regulatory framework occurs, we will relinquish our domestic and international long distance authorizations. Upon such relinquishment, we will cease receiving long distance revenues from our customers but will instead receive VU-M revenues from long distance carriers selected by our customers. We anticipate that our overall net revenues will decline as a result of no longer providing long distance services but do not believe that such a decline will have a material adverse effect on our business, results of operations or financial condition.

The growth perspectives of Brazil and the outlook for the mobile telecommunications sector in 2004 are positive, but at the same time, we are facing increasing competition. As of December 31, 2003, there were two other cellular telecommunication service providers competing with us in the Region.

To meet this competition, we will take advantage of synergies arising from the fact that we are part of TIM. The Company will maintain its focus on customer retention and increasing its customer base while controlling costs. As part of this focus, we also plan to expand our GSM network and carefully transition our TDMA users to GSM technologies.

Critical Accounting Policies

Critical accounting policies are those that are both important to the portrayal of our financial condition and results and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the possible future resolution of the uncertainties increases, those judgments become more complex. We base our estimates and assumptions on historical experience, industry trends or other factors that we believe to be reasonable under the circumstances. Actual results may vary from what we anticipate, and different assumptions or estimates about the future could change our reported financial results. In order to provide an understanding about how our management has estimated the potential impact of certain uncertainties, including the variables and assumptions underlying the estimates, we have identified the critical accounting policies discussed below. We describe our significant accounting policies, including the ones discussed below, in Note 3 to our Consolidated Financial Statements.

Depreciation and Impairment of Long-Lived Assets

Property, plant and equipment is stated at cost of acquisition or construction. Depreciation is calculated using the straight-line method based on the estimated useful lives of the underlying assets. See Notes 3(i) and 9 to our Consolidated Financial Statements. We currently depreciate automatic switching, transmission and other equipment based on an estimated useful life of seven years. We disclose changes in the estimated useful lives of underlying assets with a significant impact on our financial statements. Our estimates of the useful lives of assets could change in response to various factors, including the introduction of new technologies, such as GSM; however, no such changes have occurred during the three years ending December 31, 2003.

We review our long-lived assets, such as the Goodwill, for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition.

However, asset impairment evaluations are, by nature, highly subjective. If our projections are not met, we may have to record impairment charges not previously recognized. In analyzing potential impairments, we use projections based on our view of growth rates for our business, anticipated future economic, regulatory and political conditions and changes in technology. See Notes 3(i) and 26(h) to our Consolidated Financial Statements.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the failure of our customers to make required payments. We revise our estimated percentage of losses on a regular basis, taking into account our most recent experience with non-payments. The provision for doubtful accounts for 2003 was based on the following estimates of percentages of receivables, classified by the number of days such receivables are overdue, that it projected to be uncollectible. These estimates were based on historical experience of write-offs and future expectations of conditions that might impact the collectibility of accounts. See Note 3(f) to our Consolidated Financial Statements. The amount of the loss, if any, that we actually experience with respect to these accounts may differ from the amount of the allowance maintained in connection with them.

Percentage estimated to be uncollectible
Receivables overdue 1 to 60 days	4
Receivables overdue 61 to 90 days	35
Receivables overdue 91 to 120 days	55
Receivables overdue 121 to 150 days	75
Receivables overdue more than 150 days	95

Contingent Liabilities

The accrual for a contingency involves considerable judgment on the part of management. As prescribed by SFAS 5, “Accounting for Contingencies,” a contingency is “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”

We are subject to various claims, legal and labor proceedings covering a wide range of matters that arise in the ordinary course of business activities. We adopted a policy of analyzing each such proceeding and making a judgment as to whether a loss in relation to such proceeding is probable, possible or remote. We make accruals for legal proceedings that we are party to when we determine that losses are probable and can be reasonably estimated. Our judgment is always based on the opinion of our legal advisors. Accrual balances are adjusted to account for changes in circumstances for ongoing matters and the establishment of additional accruals for new matters. While we believe that the current level of accruals is adequate, changes in the future could impact these determinations.

Revenue Recognition and Customer Incentive Programs

Revenues are recorded when services are rendered and customer incentives, including promotions to increase our customer base, are provided. As a result of our billing cycle cut-off times, we are required to make estimates for services revenue earned but not yet billed. These estimates, which are based primarily upon unbilled minutes of use, could differ from our actual experience. See Note 3(c) to our Consolidated Financial Statements.

Political, Economic, Regulatory and Competitive Factors

The following discussion also should be read in conjunction with “Item 4. Information on the Company.” As set forth in greater detail below, our financial condition and results of operations are significantly affected by Brazilian telecommunications regulation, including the regulation of tariffs. See “Item 4. Information on the Company—Regulation of the Brazilian Telecommunications Industry—Rate Regulation.” Our financial condition and results of operations also have been, and are expected to continue to be, affected by the political and economic environment in Brazil. See “Item 3. Key Information—Risk Factors—Risks Relating to Brazil.” In particular, our financial performance will be affected by:

•	economic growth and income distribution in the Region and their impact on demand for telecommunications services;

•	our ability to generate adequate cash from operations or, alternatively, the cost and availability of financing;

•	exchange rates between Brazilian and foreign currencies;

•	the growth and strength of competition;

•	the regulatory environment in which we operate; and

•	our ability to respond to changing telecommunication technologies.

Trend Information

Migration of Customers from Postpaid to Prepaid Plans

In May 1999, we launched our “Timmy Digital” prepaid services plans, under which clients purchase credits toward a certain number of call minutes. In February 2000, this trend accelerated when clients using prepaid services were able to receive calls when outside of the Region, within Brazil. Clients using prepaid services made up 65% of the customer base on December 31, 2003. Management expects that the proportion of clients using prepaid services will continue to increase. See “Item 4. Information on the Company—Sources of Revenue—Network Usage Charges and Monthly Subscription Charges.”

Increased Competition

Due to the opening of the Brazilian market for cellular telecommunications services to competition in 1998 and the commencement of services under PCS authorizations in 2002, we are facing greater competition from cellular service providers. The level of competition from fixed-line service providers also is increasing, following the Federal Government’s grant, in February 1999, of a second concession to provide fixed-line telecommunications services in a region that includes the Region where we provide cellular telecommunication services. Technological changes in the telecommunications field, such as the development of GSM and mobile satellite services, are expected to introduce additional sources of competition.

We have responded to the increased competition with various measures. In 1999, we took actions to increase penetration and market share, including providing subsidies and zero-interest financing on sales of handsets and free airtime to clients. In 2000, because we changed our focus from expanding our client base to retaining our heavy-use clients, we substantially reduced the subsidies directed to the attraction of new clients, but increased the subsidies directed to customer retention and developing customer loyalty. This pattern continued in 2001, 2002 and 2003, particularly since 2002, when our business strategy has emphasized growth with profitability. We will continue to respond with similar and other measures in the future.

Our results of operations have been adversely affected by the opening of the Brazilian market for cellular telecommunications services to competition in 1998. Our strongest competition has been from Oi, a cellular services provider controlled by Telemar. We also face significant competition from Claro, controlled by Telecom Américas.

Although the size of our client base increased in absolute terms during 2003, our market share for the entire concession area decreased from 59% on December 31, 2002 to 54% on December 31, 2003 due to this increased competition.

The scope of competition and any adverse effects on our results and market share will depend on a variety of factors that cannot be assessed with precision, some of which are beyond our control. See “Item 3. Key Information—Risk Factors—Risks Relating to Us—We face competition, which may adversely affect our results of operations” and “Item 4. Information on the Company—Competition.”

Long Distance Revenues

While operating under the concessions, we had the right to charge VC2 and VC3 rates for all long distance calls placed by our customers. As of July 2003, the CSP Program went into effect, under which we are required to enable our customers to choose a long distance carrier on a per call basis. Consequently, we no longer have the right to charge VC2 and VC3 rates for all long distance calls made by our clients. Instead, revenues from long distance calls are received only when we are chosen as the long distance carrier for such calls. In 2003, our revenues from long distance charges under the CSP Program were R$39.9 million. Our domestic and international long distance authorizations were granted by Anatel subject to a commitment that the ensuing geographic overlap with similar authorizations already held by one of our Brazilian affiliates be eliminated within 18 months after July 2003, the date when the authorizations were granted. Accordingly, by January 2005, unless a change in the regulatory framework occurs, we will relinquish our domestic and international long distance authorizations. Upon such relinquishment, we will cease receiving long distance revenues from our customers but will instead receive VU-M revenues from long distance carriers selected by our customers, which we will record in our financial statements as usage charges. We anticipate that our overall net revenues will decline as a result of no longer providing long distance services but do not believe that such a decline will have a material adverse effect on our business, results of operations or financial condition.

Increased Depreciation

As a part of our plan to implement a GSM system overlay, we expect to continue to make large capital expenditures for the necessary modernization of our telecommunications equipment. As a result of these planned capital expenditures for this equipment, we expect to record greater depreciation expense.

Cellular Telephone Sales

We started selling digital cellular telephones in December 1998, both directly and through our dealer network. Through the end of 2002, supplies of cellular handsets sufficient to satisfy demand in the Region were available in the market, making it unnecessary for us to engage in significant levels of handset sales. However, since January 2003, an increase in competition, coupled with the expected introduction of GSM technology, has led us to engage in higher levels of handset sales to our dealers. Management believes that, while sales of cellular telephones may be, from time to time, a significant source of revenue, they are unlikely to become a significant source of income. See “Item 4. Information on the Company—Sources of Revenue—Cellular Telephone Sales.”

Seasonality

We have experienced a trend of generating a significantly higher number of new clients and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. See “Item 4. Information on the Company—Seasonality.”

Foreign Exchange and Interest Rate Exposure

In April 1999, we began entering into hedging agreements covering payments of principal on our U.S. dollar-denominated indebtedness. Our foreign exchange hedging agreements establish a fixed rate at which we agree to purchase U.S. dollars at a future date to pay our U.S. dollar-denominated principal payment obligations, which protect us from devaluations of the real but expose us to potential losses in the event that the U.S. dollar declines in value against the real. Under these hedging arrangements, we pay an effective rate per annum of 16.04%. At December 31, 2003, we had principal outstanding in the amount of R$96.3 million on indebtedness denominated in U.S. dollars, consisting entirely of working capital loans. See Notes 14(b), 14(c) and 25 to our Consolidated Financial Statements. During the term of our hedging agreements, we experience foreign exchange gains and losses due to the accounting treatment of the hedge. Such gains and losses tend to offset each other such that their sum, over the life of the hedge, tends to be close to zero.

Devaluation of the real increases the cost, expressed in reais, of some of our foreign-currency-denominated capital expenditures. Our revenues are earned almost entirely in reais, and we have no material U.S. dollar-denominated assets. Thus, we also are exposed to foreign exchange risk arising from our need to make substantial dollar-denominated expenditures, particularly for imported components, equipment and handsets, that we have limited capacity to hedge.

We are exposed to interest rate risk as a consequence of our floating-rate debt. As of December 31, 2003, R$80.7 million, or 100%, of our interest-bearing liabilities bore interest at floating rates. See Note 25 to our Consolidated Financial Statements. Our floating-rate interest obligations are primarily at rates based on the rate for the Certificado de Depósito Interbancário, a benchmark Brazilian interest rate (“CDI”). As of December 31, 2003, we also were party to hedging arrangements under which we undertook floating-rate reais-denominated obligations in place of some of our U.S. dollar-denominated floating rate obligations in order to reduce our exposure to foreign interest rate risk. Under these financing arrangements, we paid interest in 2003 at an average effective rate per annum of 17.55%. See Notes 14 and 25 to our Consolidated Financial Statements. If market interest rates (principally CDI) rise, our financing expenses will increase. However, as of December 31, 2003, we had more assets than liabilities accruing interest at variable rates, which created a natural hedge against interest rate risk. Thus, an increase in CDI would increase our financial income by more than the increase in our financial expense. Conversely, a decrease in CDI would decrease our financial income more than our financial expense, resulting in a decrease in net financial income.

U.S. GAAP Reconciliation

Our Consolidated Financial Statements are prepared in accordance with the Brazilian Corporate Law Method, which differs in certain material respects from U.S. GAAP. See Note 26 to our Consolidated Financial Statements for a summary of the differences between the Brazilian Corporate Law accounting method and U.S. GAAP, as well as a reconciliation of our shareholders’ equity as of December 31, 2002 and 2003, and net income for the years ended December 31, 2001, 2002 and 2003 to U.S. GAAP. Net income for 2003 is R$218.6 million under U.S. GAAP, compared with net income of R$207.5 million under the Corporate Law Method. Shareholders’ equity at December 31, 2003 was R$892.9 million under U.S. GAAP, compared to R$877.0 million under the Corporate Law Method.

The differences between the Corporate Law Method and U.S. GAAP that have the most significant effects on net income for 2003 are the treatment of the gain from the sale of our interest in Blah! and the deferred tax effect on the differences between the Corporate Law Method and U.S. GAAP. The differences between the Corporate Law Method and U.S. GAAP that have the most significant effects on shareholders’ equity for 2003 are the rules regarding the indexation of property, plant and equipment, capital interest, amortization of capitalized interest, hedging and derivative financial instruments, the effects of the adjustment on deferred tax and minority interest.

Results of Operations for the Years Ended December 31, 2001, 2002 and 2003

Statement of Income

The following table sets forth certain components of our statement of income for each year in the three-year period ended December 31, 2003, as well as the percentage change from year to year.

Statement of Income Data:(1)	Year ended December 31,			% Change
Brazilian Corporate Law Method	2001	2002	2003	2001-2002	2002-2003
	(millions of reais)(1)
Net operating revenue	826.3	921.5	999.4	11.5	8.5
Cost of services and goods	(362.3)	(389.4)	(481.6)	7.5	23.7

Gross profit	464.0	532.1	517.9	14.7	(2.7)
Operating expenses:
Selling expenses	(191.7)	(188.6)	(208.9)	(1.6)	10.7

General and administrative expenses	(96.0)	(95.3)	(95.7)	(0.7)	0.4

Other operating expense, net	(24.8)	(33.1)	(17.4)	33.3	(47.4)

Total operating expenses	(312.5)	(317.0)	(322.0)	1.5	1.6

Operating income before interest	151.5	215.1	195.8	42.0	(9.0)
Net financial income (expense)	(42.2)	(6.5)	62.4	(84.7)	—
Net non-operating income (expense)	(2.2)	(3.1)	13.8	44.8	—

Income before taxes and minority interests	107.2	205.5	272.0	91.8	32.0
Income and social contribution taxes	(20.1)	(48.4)	(18.9)	140.5	(61.0)
Minority interests	(21.5)	(38.5)	(45.6)	79.2	—

Net income	65.5	118.6	207.5	80.9	75.0

(1)	Columns may not add due to rounding.

Net Income

Consolidated net income was R$207.5 million, an increase of 75.0% from R$118.6 million in 2002. This increase resulted primarily from an increase in net revenue, financial income and net non-operating expenses and a decrease in income and social contribution taxes and other operating expenses, which was partially offset by an increase in the costs of goods and services, selling expenses and costs related to minority interests.

Operating revenues

Our operating revenues consist of:

•	usage charges, which include measured service charges for outgoing calls and roaming charges;

•	long distance charges;

•	value-added services;

•	site sharing and infrastructure revenues that we charge from other telecommunications service providers;

•	monthly subscription charges;

•	interconnection charges, which are amounts we charge to other cellular and fixed-line service providers for use of our network;

•	other service revenues, including charges call forwarding and call blocking; and

•	proceeds from the sale of cellular telephones and accessories.

The composition of operating revenues by category of service is presented in Note 18 to our Consolidated Financial Statements and discussed below. We do not determine net operating revenues or allocate cost by category of service. The following table sets forth certain components of our operating revenues for each year in the three-year period ended December 31, 2003 as well as the percentage change from year to year.

Statement of Income Data:(1)	Year ended December 31,			% Change
Brazilian Corporate Law Method	2001	2002	2003	2001-2002	2002-2003
	(millions of reais)(1)
Usage charges	439.2	557.6	599.8	27.0	7.6
Long distance charges	—	—	39.9	—	—
Value-added service	4.3	12.4	21.7	188.4	75.0
Site sharing revenues	3.2	7.3	9.1	128.1	24.7
Monthly subscription charges	183.7	158.0	134.2	(14.0)	(15.1)
Interconnection charges	376.2	394.5	386.9	4.9	(1.9)
Other service revenues	0.0	0.0	0.1	—	—

Gross operating revenue from services	1,006.6	1,129.6	1,191.7	12.2	5.5
Value-added and other taxes relating to services	(203.1)	(240.5)	(264.6)	18.4	10.0

Discounts on services	(10.6)	(18.0)	(22.2)	(68.8)	(23.3)

Net operating revenues from services	792.7	871.1	904.9	9.9	3.9

Sales of cellular handsets and accessories	48.0	68.8	123.5	43.3	79.5
Value-added and other indirect taxes relating to sales of handsets	(14.5)	(18.1)	(28.9)	26.9	57.6

Discounts on handsets sales	0.0	(0.3)	(0.1)	—	66.7

Net operating revenues from sales of cellular handsets and accessories	33.5	50.4	94.5	50.4	87.5

Total net operating revenue	826.3	921.5	999.5	11.5	8.5

(1)	Columns may not add due to rounding.

Net operating revenues increased by 11.5% and 8.5% in 2002 and 2003, respectively. The increase in both years resulted primarily from:

•	an increase in the size of our customer base;

•	increases in sales of cellular telephone handsets;

•	increases in value-added services; and

•	tariff increases.

The increase of tariffs and average use per customer in 2002 were reflected in a 27.0% increase in usage charges and a 4.9% increase in interconnection charges, which were partially offset by a 14.0% decrease in monthly subscription charges and a 18.4% increase in value-added and other indirect taxes. The increases in tariffs and average use per customer in 2003 were reflected in a 7.6% increase in usage charges and in R$39.9 million in revenue from long distance charges, which we recorded for the first time in 2003, partially offset by a 15.1% decline in monthly subscription charges, a 1.9% decline in interconnection charges and a 10.0% increase in value-added and other taxes.

Our average number of clients, calculated as the simple mean of monthly averages, increased by 13.9%, from 1,624,909 in 2001 to 1,805,906 in 2002, and by 10.1%, to 2,037,512, in 2003. Our average number of customers using pre-paid services in 2003 was 1,339,289, representing a 21.6% increase from 1,101,100 in 2002, which in turn represented an increase of 35.4% from 813,208 customers in 2001.

Average monthly revenue per customer decreased 6.3% to R$37.5 in 2003, compared to R$40.0 in 2002, which represented a decrease of 0.8% from 2001, when the average was R$40.3. The decrease in 2003 as in 2002 was due principally to the increase in the number of customers using our pre-paid plans, which provided us lower average revenue per customer, and a revision in our post-paid plans, which provided us lower average usage charge revenues per post-paid plan customer.

Usage charges

Revenues from usage charges increased to R$599.8 million in 2003, an 7.6% increase compared to R$557.6 million in 2002, which represented a 27.0% increase from R$439.2 million in 2001. The increase in 2002 was due principally to an increase in rates, growth in our customer base, particularly corporate clients and heavy users attracted from competitors, and our increased success at retaining “quality” clients in terms of usage. The increase in 2003 resulted primarily from the growth in our customer base, increased quality of this base, increased retention of high-usage clients and a January 2003 average tariff increase, which was partially offset by the effects on usage charges of the alteration of our rate structure under the new CSP Program billing rules introduced in July 2003, as a result of which we no longer receive revenues for “VC2” and “VC3” calls. Revenues collected for long distance calls are now accounted for in the “Long distance charges” line. We expect not to offer long distance services beginning in January 2005. See “—Long distance charges.” However, we receive revenues, in the form of VU-M fees (which are recorded as usage charges) for each long distance call originating on our network for which we are not the long distance carrier. Accordingly, we expect to experience an increase in usage charges in the form of increased VU-M fees after we discontinue offering long distance services in early 2005.

Long distance charges

While operating under the concessions, we had the right to charge VC2 and VC3 rates for all long distance calls placed by our customers. As of July 2003, the CSP Program went into effect, under which we are required to enable our customers to choose a long distance carrier on a per call basis. Consequently, we no longer have the right to charge VC2 and VC3 rates for all long distance calls made by our clients. Instead, revenues from long distance calls are received only when we are chosen as the long distance carrier for such calls. In 2003, our revenues from long distance charges under the CSP Program were R$39.9 million. Our domestic and international long distance authorizations were granted by Anatel subject to a commitment that the ensuing geographic overlap with similar authorizations already held by one of our Brazilian affiliates be eliminated within 18 months after July 2003, the date when the authorizations were granted. Accordingly, by January 2005, unless a change in the regulatory framework occurs, we will relinquish our domestic and international long distance authorizations. Upon such relinquishment, we will cease receiving long distance revenues from our customers but will instead receive VU-M revenues from long distance carriers selected by our customers, which we will record in our financial statements as usage charges. We anticipate that our overall net revenues will decline as a result of no longer providing long distance services but do not believe that such a decline will have a material adverse effect on our business, results of operations or financial condition.

Site sharing revenues

To avoid unnecessary duplication networks and infrastructures, Anatel permits telecommunications service providers to use other providers’ networks, for a fee, as secondary support in providing telecommunications services. Consistent with this regulatory approach, we have allowed other telecommunications service providers in our Region to use our infrastructure, resulting in our receipt of site sharing revenues, which increased 24.7% to R$9.1 million in 2003, after increasing by 128.1% to R$7.3 million in 2002. The increase in both periods reflects increased sharing of infrastructure with third parties.

Value-added services

Revenues from value-added services increased by 188.4% and 75.0% in 2002 and 2003, respectively. The increase in value-added services revenue over the three-year period resulted primarily from increases in growth of value-added services. We registered approximately 435.3 million SMS messages in 2003, compared to approximately 260.4 million messages in 2002 and 51.4 million messages in 2001. In addition, we pioneered the launch of SMS interconnection services with competitors in the Brazilian market in 2002. In 2003 growth in SMS usage also resulted from increased use of the TIM service consisting of news sent via SMS.

Monthly subscription charges

Revenues from monthly subscription charges decreased by 14.0% and 15.1% in 2002 and 2003, respectively. The decrease in both years was due principally to the migration of existing clients from postpaid plans to prepaid plans.

	Year ended December 31,
	2001	2002	2003
Average number of customers using post-paid plans(1)	811,701	709,660	698,222
Average number of customers using pre-paid plans(1)	813,208	1,220,980	1,339,289
Total number of customers(1)	1,624,909	1,930,639	2,037,512

(1)	Average numbers are based on the number of customers at the end of each month during the relevant year.

Interconnection charges

We generate interconnection revenues by connecting calls originating from other service providers to our clients. Revenues from interconnection increased by 4.9% in 2002 and decreased by 1.9% in 2003. The increase in 2002 resulted primarily from an increase of 13.6% in interconnection rates and an increase in the number of prepaid clients and was partially offset by the continuation of the policies adopted by Telemar to block calls from its users to ours unless its users requested special authorization by Telemar for such calls to be made. The decrease in 2003 resulted primarily from the new structure for billing interconnection charges between mobile carriers introduced as part of the PCS regulations. See “Item 4. Information on the Company—Regulation of the Brazilian Telecommunications Industry—PCS Regulation.”

Other service revenues

Revenues from other services increased to R$100 thousand in 2003 principally due to an increase in roaming fees received for calls placed by other companies’ clients while in our Region.

Value-added and other taxes relating to services

The principal tax on telecommunications services is ICMS tax, which is imposed at rates between 25% and 28% in the Region. ICMS is also the principal tax on sales of handsets, which is imposed at a rate of 17% in the Region. See “Item 4. Information on the Company—Sources of Revenues—Taxes on Telecommunications Goods and Services.” Two federal social contribution taxes, PIS and COFINS, are imposed at combined rates of 3.65% on gross revenues (operating and financial) relating to telecommunications services and at combined rates of 4.65% on cellular telephone handset sales. The 18.4% increase in tax costs in 2002 was due to the increases in revenues from services and sales of handsets and an increase in the ICMS tax rate from 25% to 28% in the State of Pernambuco, which went into effect in January 2002. The 14.0% increase in tax costs in 2003 resulted from the increase in operating revenue from services and the increased sales of handsets.

Discounts on Handset Sales

We treat discounts in the form of free minutes and discounts on handset sales as deductions from gross revenue. Discounts amounted to R$100 thousand in 2003, representing a 66.7% decrease from R$300 thousand in 2002, which represented an increase compared to no discounts in 2001. The decrease in 2003 was due to the customer loyalty optimization program we implemented. The decrease in discounts provided to customers in 2002 resulted mainly from a reduction of competitive pressure to offer discounts during the year.

Sales of cellular telephone handsets and accessories

Revenues from sales of cellular telephones increased by 43.3% in 2002 and by 79.5% in 2003. The increase in 2002 was principally due to our decision to resume sales of handsets to independent dealers, as part of our strategy to protect our market share in the Region aggressively and proactively, and a reduction in subsidies offered by BSE, which eased competitive pressure and allowed us to reduce our subsidies and still pursue our strategy of protecting market share. The increase in 2003 resulted primarily from the increased promotion of handset sales, especially through the introduction of new handset models and dealer credit incentives. We undertook these efforts in response to a resumption of intense competition in the market, including offers of subsidies to customers, resulting largely from Claro’s purchase of BCP.

Cost of services and goods

Cost of services and goods increased by 7.5% and 23.7% in 2002 and 2003, respectively. The increase in 2002 was due to a 13.4% increase in interconnection expenses, an 11.3% increase in depreciation expenses and a 15.6% increase in cellular handset costs and was partially offset by a 15.8% decline in circuit leasing and related expenses. The increase in 2003 was due primarily to a 73.7% increase in the cellular handset costs, a 24.4% increase in interconnection expenses and a 37.1% increase in circuit leasing and related expenses. The following table sets forth the composition of our costs of services and goods for each of the years in the three-year period ended December 31, 2003, as well as the percentage changes in 2002 and 2003 from the prior year.

Statement of Income Data:(1)	Year ended December 31,			% Change
Brazilian Corporate Law Method	2001	2002	2003	2001-2002	2002-2003
	(millions of reais)(1)
Depreciation and amortization	127.7	142.1	141.5	11.3	(0.4)
Interconnection expenses	120.3	136.4	169.7	13.4	24.4
Circuit leasing and related expenses	41.8	34.6	47.9	(17.2)	38.4
Materials and services	14.5	11.4	17.5	(21.4)	53.5
Personnel	9.6	9.2	8.8	(4.2)	(4.3)
FISTEL tax and other	1.1	1.0	1.2	(9.1)	20.0

Total cost of services	315.0	334.7	386.6	6.3	15.5
Cost of cellular handsets and accessories sold	47.3	54.7	95.0	15.6	73.7

Cost of services and goods	362.3	389.4	481.6	7.5	23.7

(1)	Columns may not add due to rounding.

Depreciation and amortization

Depreciation and amortization expenses increased by 11.3% in 2002 and remained virtually unchanged from 2002 to 2003. The increase in 2002 was due principally to the expansion of the base of depreciable assets, part of which resulted in 2002 from the completion of a large amount of works-in-progress. During 2002, we increased the number of our base stations from 905 to 936, all operating under digital technology. In 2003, we increased the total number of base stations to 941 in our TDMA network and 645 base transceiver station to service our GSM network. We can expect our depreciation expense to increase in the future as our TMDA network equipment reaches the end of its useful life, and as depreciation of our new GSM investments begins, since many of these investments were not completed until near the and of 2003, and the depreciation effects related to this equipment will accordingly not be completely felt until 2004. For a discussion of the estimates used in calculating the amount of our depreciation expense, see “—Critical Accounting Policies.”

Interconnection expenses

Interconnection expenses consist of amounts paid to fixed-line and other cellular providers for completion on their networks of calls originating on our network. Interconnection expenses increased by 13.4% in 2002 and

24.4% in 2003. The increase in 2002 resulted principally from the increase in the size of our customer base, which led to a higher volume of calls originating from our network and completed on the networks of other telecommunications service providers. The increase in 2003 resulted principally from the increase in our customer base and increased tariffs, and was partially offset by the effects of the new CSP Program billing rules introduced in July 2003, under which a cellular operator is obligated to pay another cellular operator for interconnection services only when the first operator’s relative share of the total interconnection minutes rendered between the two operators falls below 45% of the total of such minutes in any given month. See “Item 4. Regulation of the Brazilian Telecommunications Industry—Interconnection Regulation.”

Circuit leasing and related expenses

Circuit leasing and related expenses represent primarily lease payments to Telemar and Embratel for use of circuits interconnecting our radio base stations and switching centers and connecting our network to the networks of Telemar and Embratel. Such expenses decreased by 17.2% in 2002 and increased by 38.4% in 2003. The decrease in 2002 resulted from a reduction of lease payments negotiated with Telemar. The increase in 2003 resulted primarily from increased traffic between our network and the networks of Telemar and Embratel (attributable in part to increased traffic resulting from the introduction of GSM technology) and also an increase in the rates we paid for circuit leasing and other related services.

Materials and services

Materials and services expense includes costs of materials and services purchased from third parties, including transportation, lodging and meals, telephone and other related services. Materials and services expense decreased by 21.4% and increased 53.5% in 2002 and 2003, respectively. The decrease in 2002 principally reflected the optimization of our expenses. The increase in 2003 was due primarily to the adaptation of our network to SMP.

Personnel

Personnel expenses included in cost of services and goods decreased by 4.2% and 4.3% in 2002 and 2003, respectively. The decrease in both years was due principally to staff reductions made possible by productivity increases.

FISTEL tax and other

FISTEL tax and other costs decreased from R$1.1 million in 2001 to R$1.0 million in 2002 and increased to R$1.2 million in 2003. FISTEL tax consists of a charge for the installation of new stations and a fee (equal to 50% of the new installation fee) for the maintenance of existing stations. As a result of continuing reductions in the installation of new equipment, FISTEL tax expense in 2002 consisted principally of fees charged for the maintenance of existing stations, and the amount recorded in this line item remained stable as compared to the prior year. The increase in 2003 resulted from an increase in the client base with the resultant increased FISTEL costs. See “Item 4. Information on the Company—Sources of Revenue—Taxes on Telecommunications Goods and Services.”

Cost of cellular handsets and accessories sold

The cost of acquiring cellular handsets increased by 15.6% and 73.7% in 2002 and 2003, respectively. The increase in cellular handset costs in 2002 was due primarily to the resumption of handset sales to independent dealers, which produced an increased volume of such sales. The increase in 2003 was due primarily to a substantial increase in cellular handset sales as a result of our increased promotional activities and increased competition, which resulted in an expansion of the sector.

Gross profit margins

The following table sets forth our gross profits for each of the years in the three-year period ended December 31, 2003.

Statement of Income Data:(1)	Year ended December 31,			% Change
Brazilian Corporate Law Method	2001	2002	2003	2001-2002	2002-2003
	(millions of reais)(1)
Net operating revenues from services	792.7	871.1	904.9	9.9	3.9
Cost of services	(315.0)	(334.7)	(386.6)	6.3	15.5

Gross profit from services	477.7	536.4	518.3	12.3	(3.4)

Net operating revenues from sales of cellular handsets and accessories	33.5	50.4	94.5	50.4	87.5
Cost of goods	(47.3)	(54.7)	(95.0)	15.6	74.3

Gross loss from sales of cellular handsets and accessories	(13.8)	(4.3)	(0.4)	(68.8)	(90.7)

Gross profit	464.0	532.1	517.9	14.7	(2.7)

(1)	Columns may not add due to rounding.

Our gross profit margin (gross profit as a percentage of net revenues) from services increased from 60.3% in 2001 to 61.6% in 2002 and decreased to 57.3% in 2003. In 2002, revenues from usage charges as a percentage of revenues from services increased to 49.4%, which was principally responsible for the increase in gross profit margin in 2002. The decrease in gross profit margin on services in 2003 resulted primarily from an increase in costs, principally interconnection and circuit leasing and related expenses.

Our overall gross profit margin increased from 56.2% in 2001 to 57.7% in 2002 and decreased to 51.8% in 2003. The increase in overall gross profit margin in 2002 was due primarily to the increase in gross profit margin for services and secondarily to reductions in gross loss margin on handset sales. The decrease in overall gross profit margin in 2003 resulted from the decrease in gross profit margin on services and was partially offset by a further reduction of our gross loss margin on handset sales.

Our negative gross margin for sales of cellular handsets and accessories decreased from 41.2% in 2001 to 8.5% in 2002 and to 0.4% in 2003. We engage in sales of handsets, often with special promotions at particular times of the year, to increase the number of customers and generate demand for our services. The decrease in negative gross margin in 2002 and 2003 was due primarily to a reduction in subsidies on a greater total volume of sales.

Operating expenses

The following table sets forth certain components of our operating expenses for each of the years in the three-year period ended December 31, 2003, together with the corresponding percentage changes.

Statement of Income Data:(1)	Year ended December 31,			% Change
Brazilian Corporate Law Method	2001	2002	2003	2001-2002	2002-2003
	(millions of reais)(1)
Operating expenses:
Selling expenses	(191.7)	(188.6)	(208.9)	(1.6)	10.7
General and administrative expenses	(96.0)	(95.3)	(95.7)	(0.7)	0.4
Other operating expense, net	(24.8)	(33.1)	(17.4)	33.5	(47.4)

Total operating expenses	(312.5)	(317.0)	(322.0)	1.5	1.6

(1)	Columns may not add due to rounding.

Our total operating expenses increased 1.6% to R$322.0 million in 2003 from R$317.0 million in 2002, which in turn represented a 1.5% increase from R$312.5 million in 2001. The increase in 2003 resulted from increases in selling expenses and was partially offset by a decline in other net operating expenses. The increase in 2002 was due mainly to an increase in other net operating expenses and was partially offset by a small decrease in selling expenses.

Selling expenses

Selling expenses increased 10.7% to R$208.9 million in 2003 from R$188.6 million in 2002, which in turn represented a 1.6% decrease from R$191.7 million in 2001. The increase in 2003 resulted principally from an increase in the amount of commission and FISTEL tax paid as a result of the greater number of handsets sold; we also had greater advertising costs. The decrease in selling expenses in 2002, compared to 2001, was mainly due to decreases in costs of third-party services resulting from lower advertising costs, which were partially offset by higher amounts of allowances for doubtful accounts in 2002 compared to 2001. See Note 3(p) to our Consolidated Financial Statements. See “Item 4. Information on the Company—Sales and Marketing” and “—Billing and Collection.” For a discussion of the estimates used in calculating our provisions for doubtful accounts, see “—Critical Accounting Policies.”

General and administrative expenses

General and administrative expenses remained virtually unchanged in the range of R$95 million throughout the period, decreasing by 0.7% in 2002 and increasing by 0.4% in 2003. In 2002, in accordance with a new CVM rule, we began classifying employees’ profit sharing as a general and administrative expense instead of as a separate line item below operating income before interest. Data for 2001 have been restated for consistent presentation.

Other operating expense, net

Other net operating expense increased by 33.5% in 2002 and declined by 47.4% in 2003. The increase in 2002 resulted principally from an increase of R$10.2 million in provisions for contingencies and secondarily from an increase of R$4.4 million in PIS and COFINS tax expense related to financial income. The increase in other net operating expense in 2002 was partially offset by R$4.7 million in other income recorded in 2002, as opposed to R$4.7 million in other expenses incurred in 2001. The decrease in 2003 was due principally to our recording other operating expense of R$2.4 million in 2003, compared with other operating income of R$4.6 million in 2002, and an increase of R$2.1 million in PIS/COFINS tax related to financial income, which was partially offset by an R$11.7 million increase in fines and expenses recovered and a reduction of R$11.6 million in provisions for contingencies, due to the change in our policy related to contingencies and the accounting thereof, as required by Ofício Circular CVM/SEP/SNC no 01/2002 and Pronunciamento IBRACON no 08.2002. We expect amortization expenses of approximately R$25.2 million each year from 2004 to 2007 and approximately R$14.7 million in 2008 as a result of the spin-off to us of the Goodwill paid in connection with the Privatization. See Note 1(b) to our Consolidated Financial Statements. For a discussion of the estimates used in calculating our provisions for contingencies, see “—Critical Accounting Policies.”

Net financial income (expense)

We had net financial expense of R$42.2 million in 2001 and R$6.5 million in 2002 and net financial income of R$62.4 million in 2003.

The decrease in net financial expense in 2002 was due primarily to an increase in interest income from R$22.0 million in 2001 to R$56.0 million in 2002 and a decrease in interest expense from R$56.0 million in 2001 to R$45.0 million in 2002 and was partially offset by an increase in foreign exchange losses from R$4.1 million to R$13.0 million. The increase in interest income in 2002 was due primarily to the increased cash resources available to us for investment. The decrease in interest expense resulted principally from the decrease in LIBOR and secondarily from the payment of principal on our equipment financing loans. We recorded a foreign exchange loss in 2002 primarily because we paid unhedged U.S. dollar-denominated interest obligations at unfavorable real-U.S. dollar exchange rates relative to the real-U.S. dollar exchange rates used to determine the notional principal amounts of the related debt under the applicable hedging instruments.

The net financial income earned in 2003 resulted mainly from the significant amounts of cash we placed into financial investments, gains of R$25.3 million recorded on our hedging arrangements and interest on tax credits from previous years that we earned in 2003. In addition, our financial expenses were much lower than in prior years. Although we recorded net foreign exchange losses of R$4.1 million, R$13.0 million and R$3.4 million in 2001, 2002 and 2003, respectively, these losses were completely offset by equal net gains from our hedging arrangements recorded as interest income.

A substantial portion of our capital expenditures have been financed through loans and financings, the outstanding principal amount of which were R$348.3 million, R$333.7 and R$80.7 million at December 31, 2001, 2002 and 2003, respectively. See “—Liquidity and Capital Resources—Sources of Funds—Financial Contracts,” “—Uses of Funds—Investments in Fixed Assets” and “Item 4. Information on the Company—Capital Expenditures.”

Net non-operating income (expense)

Net non-operating income and expenses consist mainly of gains and losses on the disposition of fixed assets and write-offs of fixed assets. We recorded net non-operating expenses of R$2.2 million and R$3.1 million in 2001 and 2002, respectively, and net non-operating income of R$13.8 million in 2003. The net non-operating expense in 2002 was due primarily to a loss on our equity interest in Blah! (formerly timnet.com) and sales of assets below cost. Our net non-operating income in 2003 resulted primarily from the gain realized on the sale of our interest in Blah!.

Income and social contribution taxes

We recorded income and social contribution tax expense of R$20.1 million, R$48.4 million and R$18.9 million in 2001, 2002 and 2003, respectively. The increase in income and social contribution taxes in 2002 resulted principally from the increase in our income before taxes from R$107.2 million in 2001 to R$205.5 million in 2002 and was partially offset by the recording of a deferred tax benefit of R$9.2 million, reflecting the effect of temporary differences between book values and tax bases of assets and liabilities. The decrease in tax expense in 2003 resulted from a R$50.5 million tax credit we received pursuant to a tax incentive made available to companies headquartered and having made investments in northeastern Brazil, which was partially offset by an increase in our income before taxes to R$272.1 million in 2003. The incentive provides for a 75% reduction of taxes on income earned from digital revenue, and it is scheduled to remain in effect through the 2011 fiscal year. At the operating company level, the tax benefit related to 2002, in the amount of R$50.5 million, was recorded in 2003, the period in which the benefit was granted. To be eligible for the credit, the company must invest its tax savings in infrastructure. See Note 22 to our Consolidated Financial Statements.

Minority interests

Minority interests reflect the participation of minority shareholders in the Subsidiaries in the net income or loss of such Subsidiaries, as the case may be. Minority interests in the Subsidiaries were R$21.5 million, R$38.6 million and R$45.6 million in 2001, 2002 and 2003, respectively. Minority interests represented 24.7%, 24.5% and 18.0% of income before minority interests in 2001, 2002 and 2003, respectively. The variation of minority interests as a percentage of consolidated net income resulted from the distribution of consolidated net income among the Subsidiaries, each of which has a different level of minority ownership.

Liquidity and Capital Resources

Tele Nordeste Celular’s principal assets are the shares of TIM Nordeste. Tele Nordeste Celular relies almost exclusively on dividends from TIM Nordeste to meet its needs for cash, including for the payment of dividends to its shareholders. Tele Nordeste Celular controls the payment of dividends by TIM Nordeste, subject to limitations set forth by Brazilian law. These limitations do not materially restrict the ability of TIM Nordeste to distribute dividends of income and reserves to Tele Nordeste Celular.

We expect to fund our capital expenditures and distributions to our shareholders in 2004 with cash from operating and investing activities. The significant reduction in 2003 of outstanding debt reduces the demands on our cash from operations to service debt. Our management expects cash from operations, combined with cash raised by debt placement, to be sufficient to satisfy our liquidity requirements. In the event that cash from such sources were to fall short of our expectations, we would seek to compensate for such shortfall through a combination of financing and reduction of both capital expenditures and distributions to shareholders. Distributions to our shareholders, however, cannot fall below minimum thresholds required by Brazilian Corporate Law. See “Item 8. Financial Information—Dividend Policy.”

Sources of Funds

Cash from operations

We generated cash flows from operating activities in the amounts of R$343.5 million, R$377.0 million and R$424.6 million in 2001, 2002 and 2003, respectively. At December 31, 2003, we had working capital of R$322.7 million, compared with working capital of R$229.6 million at December 31, 2002.

Financial Contracts

We and our Subsidiaries are parties to the following material financial contracts:

•	Credit Agreement, dated as of September 22, 2000, between TIM Nordeste, as borrower and the European Investment Bank, as lender, in the principal amount of US$50 million, of which US$33 million was outstanding as of December 31, 2003. We have hedged our risk of currency exchange rate fluctuations on our payments of principal and interest under this agreement, under which we pay interest at a variable rate of 1.775% per annum plus three-month LIBOR. This loan matures on September 15, 2005. On September 22, 2000, in connection with the loan agreement between TIM Nordeste and the European Investment Bank, Tele Nordeste Celular entered into a Guarantee and Indemnity Agreement with the European Investment Bank, and an Indemnification Agreement with Banque Sudameris, guarantying the due performance of TIM Nordeste under the loan agreement; and

•	On October 2, 2000, we issued nonconvertible debentures in the principal amount of R$200.0 million at a variable interest rate equal to 103.0% of the CDI. The debentures were repaid in full at maturity on October 2, 2003.

See Note 14 to our Consolidated Financial Statements for a further description of such financing agreements. See “Item 11. Quantitative and Qualitative Disclosures about Market Risk” for a discussion regarding our exposure to foreign currency fluctuations and our hedging activities.

On December 31, 2003, we had R$80.7 million outstanding in loans, financings and debentures compared to R$333.7 million on December 31, 2002 and R$348.3 million on December 31, 2001.

Intra-company financings

The Subsidiaries have entered into financing arrangements among themselves and with the Holding Company to address cash-flow needs. Such arrangements have been entered into on market terms on an arm’s-length basis. The total of such financing arrangements was R$4.2 million at December 31, 2003.

Uses of funds

Principal uses of funds during the three-year period ended December 31, 2003, were the purchase of fixed assets, the payment of distributions to our shareholders and loan repayments. Funds used for the purchase of fixed assets for the years ended December 2001, 2002 and 2003 totaled R$138.9 million, R$74.0 million and R$293.0 million, respectively. Dividend payments to Tele Celular Sul shareholders and subsidiary minority interest for the years ended December 31, 2001, 2002 and 2003 totaled R$7.6 million, R$14.2 million and R$31.7 million, respectively. Funds used for loan payments for the years ended December 31, 2001, 2002 and 2003 totaled, respectively, R$69.7 million, R$37.0 million and R$214.7 million.

Investments in Fixed Assets

In 2001, capital expenditures related primarily to optimizing the location of radio base stations, maintaining the technological quality of our network and improving our information technology infrastructure. In 2002, our capital expenditures related primarily to maintenance of the quality of our network. In 2003 our principal capital expenditures included R$241.5 million expended in connection with the initiation of delivery of GSM services, R$41.8 million to maintain our TDMA network and R$10.2 million for equipment related to our migration to PCS operations. See “Item 4. Information on the Company—Capital Expenditures.”

Our management has approved planned capital expenditures in 2004 in the total amount of R$263.2 million. All of our planned 2004 capital expenditures relate to the continued maintenance and optimization of our TDMA network and expansion of the GSM overlay. See “Item 4. Information on the Company—Capital Expenditures.” At December 31, 2003, we did not have material capital expenditure commitments.

Dividends

We are required to distribute 25% of our adjusted net income to our shareholders either as dividends or as tax-deductible interest on shareholders’ equity. We are also required to pay a non-cumulative preferred dividend on our preferred shares in an amount equal to the higher of: (i) 6% of our capital (“capital social”) divided by the total number of ordinary and preferred shares, and (ii) 3% of the net shareholders’ equity (“patrimônio líquido”), according to the most recent financial statements approved by the shareholders. See Note 13 to our Consolidated Financial Statements. TIM Nordeste is also subject to mandatory distribution requirements and is accordingly required to pay dividends to its shareholders, which include, in addition to Tele Nordeste Celular, TIM Nordeste’s minority shareholders.

The following table contains a breakdown of the dividends and interest on shareholders’ equity paid (net of income taxes) by Tele Nordeste Celular to its shareholders during the fiscal years ended December 31, 2001, 2002 and 2003.

	Year ended December 31,
Distribution	2001		2002		2003
	(in millions of reais)
Dividends	R$	11.4	R$	30.4	R$	40.7
Interest on shareholders’ equity		6.8		—		—

Total Distributions	R$	18.2	R$	30.4	R$	40.7

Tele Nordeste Celular’s common shareholders approved on April 22, 2004 the distribution of a total of R$40.7 million to its shareholders in respect of 2003 income, as dividends and interest on shareholders’ equity.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

The following table represents our contractual obligations and commercial commitments as of December 31, 2003:

	Payments Due by Period
Contractual Obligations(1)	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
	(millions of reais)
Long-term debt	80.7	40.9	39.8	—	—
Operating leases(2)	49.1	12.9	19.8	16.4	—

(1)	Other than as set forth herein, we have no capital lease obligations, unconditional purchase obligations, commercial commitments (i.e., lines of credit, standby letters of credit, standby repurchase obligations or other commercial commitments) or other long-term obligations.
(2)	The information regarding payments due by period under our operating leases reflects future payments due that are non-cancelable without payment of a penalty. See Note 15 to our Consolidated Financial Statements.

In 2004, the Holding Company expects to make approximately R$263.2 million in capital expenditures, to be funded by cash generated from our business. See “Item 4. Information on the Company—Our Network.” All of our planned capital expenditures for 2004 relate to the continued maintenance and optimization of our TDMA network and expansion of the GSM overlay. See “Item 4. Information on the Company—Capital Expenditures.” At December 31, 2002, we did not have material capital expenditure commitments.

Contingent Pension Liabilities

Until December 1999, we participated in a multi-employer defined benefit plan (the “Telebrás Pension Plan”) that covered the employees of the Telebrás System who retired before the Breakup as well as those who continued working for the operating companies after the Breakup. We are contingently liable, jointly and severally with the other New Holding Companies, for the unfunded obligations of the Telebrás Pension Plan with respect to all such employees who retired before January 30, 2000. In December 1999, we changed to a defined benefit plan (the “PBS-TNC Plan”) that covers only those former employees of Telebrás who continued to be employed by us after December 1999. We are also contingently liable for the unfunded obligations of the PBS-TNC Plan with respect to our employees participating in this plan. See Notes 16 and 27(c) to our Consolidated Financial Statements.

In November 2002, we created a separate defined contribution plan (the “TIMPREV-NORDESTE Pension Plan”). Migration to this plan was optional for employees linked to the PBS-TNC Plan. Migration to the TIMPREV-NORDESTE Pension Plan extinguishes the migrating participant’s rights under the PBS-TNC Plan. We are also contingently liable for the unfounded obligations of the TIMPREV-NORDESTE Pension Plan with respect to our employees participating in this plan. See Notes 16 and 27(c) to our Consolidated Financial Statements.

Item 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

Board of Directors

The Holding Company is administered by a Board of Directors (Conselho de Administração) and a Board of Executive Officers (Diretoria), which are overseen by a Fiscal Committee (Conselho Fiscal). The Board of Directors is comprised of three members serving for terms of three years each.

Our directors’ duties and responsibilities are set forth by Brazilian law, our Estatutos Sociais (“by-laws”) and our Política de Divulgação de Informações, as determined by CVM Instrução n. 358. All decisions taken by our board of directors are registered in the books of the Board of Directors’ meetings. The Board of Directors holds regular meetings once every quarter of the fiscal year and also holds special meetings when discretionarily called by the chair or two directors. The chair of the Board of Directors may also invite to the Board of Directors’ meetings, at his discretion, any of our key employees, in order to discuss any relevant corporate matter. Our Board of Directors does not have an independent directors’ committee or a compensation committee.

Management is required to comply with, and has agreed to comply with, the Manual of Securities Trade and Information Use and Disclosure Policy, issued by the Company.

The following are the current members the Board of Directors and their respective positions:

Name	Position	Date Assumed Office
Mario Cesar Pereira de Araujo	Chairman	May 3, 2004
Isaac Selim Sutton	Director	May 3, 2004
Franco Bertone	Director	May 3, 2004

The current members were elected to their respective offices at the Annual Shareholders’ Meeting in 2004. They are scheduled to be reelected or replaced at the Annual Shareholders’ Meeting in 2007. Set forth below are brief biographical descriptions of the members of the Board of Directors.

Mario Cesar Pereira de Araujo, 55 years old, has been a member of our Board of Directors and the Chairman of our Board since March 2003. He holds a degree in electrical engineering from Universidade Federal do Rio de Janeiro – UFRJ. Mr. Araujo has been Chief Executive Officer of TIM Brasil S.A., and Tim Celular S.A. since February 2003 and Chief Executive Officer and Technology Officer of Tele Nordeste Celular since April 2003. Additionally, he has been Chairman of the Board of Directors of Tele Nordeste Celular, Telpa Celular S.A., Telepisa Celular S.A., Teleceará Celular S.A. and Telasa Celular S.A. since May 2003. From 1999 to 2002, he served as Chief Executive Officer of Norte Brasil Telecom. From 1998 to 1999, he served as Chief Executive Officer of Tele Centro Oeste Celular. From 1997 to 1998, he served as a Manager of Services in the areas of paging, trunking and Internet services at Splice do Brasil S.A. From 1977 to 1997, he worked at Embratel as a Manager of Data Communications, an Assistant to the Director of Engineering and as a Manager of the Department of Corporate Clients. From 1973 to 1977, he worked in the data and text communications department of Telerj.

Isaac Selim Sutton, 43 years old, has been a member of our Board of Directors since March 2003. He holds a degree in economics from Unversidade de São Paulo – USP. Mr. Sutton is also an officer for Grupo Safra since 1994 and has been a member of the Board of Directors of other Brazilian companies such as Aracruz, Telemig, Celma and Gevisa. Mr. Sutton was also a member of our Fiscal Committee and the Fiscal Committee of Tele Nordeste Celular.

Franco Bertone, 51 years old, has been a member of our board of directors since December 2002. Mr. Bertone holds a degree in electronic engineering. Mr. Bertone is the Shareholders’ Relations Director for Telecom Italia Latin America. In 2001 and 2002, Mr. Bertone was the Director of International Operations for Telecom Italia Latin America and the Vice-President of Telecom Argentina. From 1997 to 2000, Mr. Bertone was the Chairman and Chief Executive Officer of Entel-Bolivia. From 1992 to 1997, Mr. Bertone was the Chief Executive Officer of Sirti Limited—UK and Sirti Limited Corp.—USA. From 1986 to 1991, Mr. Bertone was the Director of Systems at Sirti-Milano. From 1983 to 1985, Mr. Bertone was the Program Manager of the Sirti-Ericsson-Philips joint venture in Saudi Arabia.

The Holding Company does not have contracts with its directors providing benefits upon termination of their appointments.

Board of Executive Officers

The Board of Executive Officers consists of three members, holding five positions (four offices and the president). All of the Officers are elected by the Board of Directors for terms of three years each. An Executive Officer may be removed from office at any time.

The following are the current members of the Board of Executive Officers and their respective positions:

Name	Position	Date Appointed
Mario Cesar Peirera de Araujo	Chief Executive Officer and Chief Technology Officer	April 24, 2003
Rogério Lyra	Chief Commercial Officer	October 31, 2002
Walmir Urbano Kesseli	Chief Financial Executive Officer and Investor Relations Director	July 4, 2001
Walmir Urbano Kesseli	Chief Administrative Officer	April 24, 2003

Set forth below are brief biographical descriptions of the Executive Officers.

Mario Cesar Pereira de Araujo. See “—Board of Directors” for Mr. Araujo’s biography.

Walmir Urbano Kesseli, 43 years old, received his undergraduate and post-graduate degrees in Economics and Administrative Finance from the Catholic University of Paraná. He received his M.B.A in Finance and Capital Markets from the Brazilian Institute of Capital Markets-IBMEC and completed coursework specializing in Finance at the London School of Business. Mr. Kesseli has over thirteen years of experience in finance and management. From 1986 to 1993, he served as Manager of the Financial Division of Telecomunicações do Paraná S.A. – Telepar. From 1994 to 1998, he served as Manager of the Department of Administrative Finance of Telecomunicações do Paraná S.A. – Telepar. From 1999 to 2001, Mr. Kesseli was Director of the Department of Finance of Tele Celular Sul Participações S.A. Mr. Kesseli currently serves as the Chief Financial Officer, Chief Administrative Officer and Investor Relations Director of the Holding Company.

Rogério Lyra, 44 years old, holds a degree in engineering from Pernambuco Federal University. From 1983 to 1986, Mr. Lyra served as Technical and Commercial Assistant at Sul America Philips Telecomunicações S.A., where he developed several telecommunications projects for the North/Northeastern region of Brazil. From 1986 to 1998, he served as North/Northeastern Regional Manager of Philips Business Communications. Mr. Lyra was also the Business Communications Systems Development Engineer for Philips. From February 1998 to January 2000, Mr. Lyra served as Telecommunications Marketing Director for BSE S.A., and from February 2000 to August 2002, he served as Commercial Officer of BCP S.A. From August 2002 to February 2003, he served as Chief Commercial Officer and as General Director of TIM Nordeste. Currently, Mr. Lyra is Chief Commercial Officer of the Holding Company.

Fiscal Committee

The Fiscal Committee consists of five members, three of which are elected by the majority common shareholders, one by the minority common shareholders and one by the preferred shareholders.

The following are the current members of the Fiscal Committee:

Name	Date Assumed Office	Term
Mailson Ferreira da Nóbrega	April 28, 2004	1 year
Celso Clemente Giacometti	April 28, 2004	1 year
Josino de Almeida Fonseca	April 28, 2004	1 year
José Carlos de Brito	April 28, 2004	1 year
Antônio Audelino Correa Filho	April 28, 2004	1 year

Under Brazilian Corporate Law, the Fiscal Committee’s general duties and responsibilities include monitoring the actions of management and verifying its compliance with legal duties and appropriate statutes; providing opinions regarding management’s annual report, business plans and budgets; and performing reviews of, and opinions regarding, our financial statements. All members serve independently from the company in their capacities on the Fiscal Committee.

At our April 22, 2004 general shareholders’ meeting, we elected members of the Fiscal Committee who are independent from the Company and its affiliates and amended the internal by-laws of our Fiscal Committee in order for it to meet the requirements of an “alternative structure” to an audit committee in accordance with Rule 10A-3 under Section 301 of the Sarbanes-Oxley Act of 2002, which we call “Sarbanes Oxley.” See “Item 16.A Audit Committee Financial Export-Audit Committee Requirements and Exceptions.”

Compensation

For the year ended December 31, 2003, Tele Nordeste Celular approved, approximately R$1.3 million, in the aggregate, as compensation to its directors and executive officers. The officers and directors did not receive any benefit not included in the compensation referred to in this annual report. Accordingly, we did not set aside or accrue any amounts to provide pension, retirement or similar benefits to our officers and directors during 2003. See “—Stock Option Plan,” for a description of our plan to compensate our employees based on the results of operations.

Each member of the Fiscal Committee receives 10% of the average compensation of the Holding Company’s Executive Officers.

We are not required under Brazilian law to disclose, and has not otherwise disclosed, the compensation of our directors and officers on an individual basis.

Stock Option Plan

On May 4, 2001, the shareholders of the Holding Company approved the implementation of a stock option plan (the “Stock Option Plan”) initially covering our executive officers, managers and key employees. The Stock Option Plan was first offered in 2002 and has a duration of five years, expiring at the time of the Annual Shareholders’ Meeting in 2006. The purposes of the stock option plan are:

•	to retain the services and advice of our key directors and employees, upon whose judgment, initiative and efforts we depend;

•	to make available to our key directors and employees certain compensatory arrangements based on our market value increase; and

•	to align generally the interests of our key directors and employees and the interests of our shareholder

Options vest under the Stock Option Plan only if our earnings before interest and taxes meet certain targets, which are set for each year in the annual budgeting process. The holders of options under the Stock Option Plan will be able to exercise their options at certain prices established under the terms of the plan. In 2003, our employees exercised options resulting in the acquisition of 26,798 Preferred Shares. See Note 26(i) to the Consolidated Financial Statements for further information about the Stock Option Plan.

At December 31, 2003, we offered the Stock Option Plan to 29 of our employees. Of these 29 employees, 21 were managers, 6 were employees that were transferred to other entities of the TIM and the remaining 2 were considered strategic employees.

Share Ownership

The directors and members of the administrative, supervisory and management bodies of the Holding Company do not hold in the aggregate more than 1% of either the Common or Preferred Shares outstanding. As of March 31, 2004, the directors and executive officers of the Holding Company, owned, in the aggregate, 3 Common Shares.

Our Employees

At December 31, 2003, we had 1,023 full-time employees and 631 independent contractors, of whom approximately 58% were employed by TIM Nordeste and approximately 42% were employed by the Holding Company. The following table sets forth a breakdown of our employees at December 31, 2001, 2002 and 2003.

	Year ended December 31,
	2001	2002	2003
Total number of employees	1,367	1,231	1,654
Number of employees by category of activity
Network	206	195	190
Sales and marketing	414	359	340
Information technology	78	75	65
Customer care	511	466	682
Support and other	158	136	397
Number of employees by geographic location
Ceará	308	275	430
Pernambuco(1)	802	745	253
Rio Grande do Norte	71	57	78
Alagoas	64	49	65
Piauí	47	39	54
Paraíba	74	66	30

(1)	Includes employees of the Holding Company and of Telpe Celular.

All employees are represented by state labor unions associated with the Federação Interestadual dos Trabalhadores em Telecomunicações – Fittel (“Fittel”) and Sindicato dos Trabalhadores em Empresas de Ttelecomunicações e Operadores de Mesas Telefônicas—Sinttel (“Sinttel”). We negotiate a new collective labor agreement every year with each local union. The collective agreements currently in force will expire in November 2004, and the collective agreements have historically been renewed annually in December. Management considers our relations with our work force to be satisfactory. We have not experienced a work stoppage that had a material effect on our operations.

Employee Benefit Plans

Our employees at the time of the Breakup had the right to maintain their rights and benefits in the Telebrás Pension Plan, administered by Fundação Telebrás de Seguridade Social – Sistel (“Sistel”), a multi-employer defined benefit plan that supplements government-provided retirement benefits. We made monthly contributions to the Telebrás Pension Plan equal to 13.5% of the salary of each employee covered by the defined benefit plans administered by Sistel. Each covered employee also made a monthly contribution to Sistel based on age and salary. Members of the Telebrás Pension Plan qualified for full pension benefits after reaching age 57 provided they had been members of the Telebrás Pension Plan for at least ten uninterrupted years and have been affiliated with the social security system for at least 35 years. The Telebrás Pension Plan operated independently from us, and their assets and liabilities were fully segregated from ours; however, we were contingently liable for all of the unfunded obligations of the plan. Employees hired since the Privatization did not become members of the Telebrás Pension Plan, and we did not contribute to any defined benefit pension fund on behalf of such employees. See Note 16 to our Consolidated Financial Statements

In January 2000, we and the other companies that formerly belonged to the Telebrás System agreed to divide the existing Telebrás Pension Plan into 15 separate plans, resulting in the creation of private plans for the current employees of each of the former members of the Telebrás System. These new private pension plans are still administered by Sistel and have retained the same terms and conditions of the Telebrás Pension Plan. The division served to allocate liability among the companies that formerly belonged to the Telebrás system according to each company’s contributions in respect of its own employees. Joint liability among the Telebrás Pension Plan sponsors will continue with respect to retired employees who will necessarily remain members of the Telebrás Pension Plan. See Note 16 to the Consolidated Financial Statements.

During 2002, we created a new defined contribution pension plan (“TIMPREV”) that would bring us in line with current social security practices in the private sector and also allow for the migration of employees participating in our private plan created in 2000 (“Tele Nordeste Celular PBS Plan”). TIMPREV was approved by the Secretary of Complementary Pension on November 13, 2002 in Notification 1,917 CGAJ/SPC. TIMPREV sets forth new guidelines for the granting and maintenance of benefits and outlines new rights and obligations for Sistel, the plan administrator, sponsors, participants and their respective beneficiaries.

Migration from the Tele Nordeste Celular PBS Plan to TIMPREV is optional. In order to encourage migration to TIMPREV, we offered bonuses to those employees migrating before January 29, 2003. As of such date, approximately 89% of the participants in our private plan had migrated to TIMPREV. As of December 31, 2003, this percentage was approximately 92%. Upon electing to migrate to TIMPREV, a participant extinguishes all rights to benefits under the Tele Nordeste Celular PBS Plan.

As more employees participate in TIMPREV, we anticipate that the sponsor’s risk to eventual actuarial deficit will decrease, consistent with the characteristics of typical defined contribution plans. Under the rules of defined contribution plans, the sponsor normally contributes 100% of the basic contribution of the participant. In accordance with the terms and conditions of the approved rules, the administrator of TIMPREV will ensure the following benefits:

•	a regular retirement pension;

•	an anticipated retirement pension;

•	a disability pension;

•	a deferred proportional benefit; and

•	a death pension.

However, the administrator will not assume responsibility for granting any other benefit, even if social security officially grants it to its beneficiaries:

In accordance with Brazilian law, our employees also receive payments based on our financial performance. The amount of the payment is determined by negotiation between us and the unions representing our employees.

Item 7. MAJOR SHAREHOLDERS AND RELATED-PARTY TRANSACTIONS

Major Shareholders

Of the Holding Company’s two classes of capital stock outstanding, only the Common Shares have full voting rights. In June 1998, a consortium comprised of UGB and TIM Brasil (then Bitel) acquired 51.8% of the Common Shares. On December 15, 1998, UGB exercised a put option under the Shareholders Agreement between UGB and Bitel, dated as of July 24, 1998 (the “Shareholders Agreement”), under which UGB had the right to sell all of its shares of the Holding Company to Bitel, subject to the approval of Anatel and the Conselho Administrativo de Defesa Econômica – CADE (“CADE”), Brazil’s federal competition agency. The sale was finalized on October 6, 1999, following its approval by Anatel and CADE. Accordingly, TIM Brasil has the ability to control the election of the Holding Company’s Board of Directors and the direction of our future operations. The Shareholders Agreement was terminated following the sale, and TIM Brasil is no longer subject to any material obligations under such agreement.

The following table sets forth ownership information with respect to all shareholders that, to our knowledge, own 5% of the Common Shares or more as of February 29, 2004. The Common Shares held by TIM Brasil have the same voting rights as the other Common Shares.

Name of owner	Number of Common Shares Owned	Percentage of Outstanding Common Shares
TIM Brasil Serviços e Participações S.A.	71,308,768,902	52.69
Latinvest Holdings, LDC	8,600,420,281	6.36
Tanlay S.A.	8,576,700,000	6.34
Caixa de Previdência dos Funcionários do Banco do Brasil S.A.	6,848,411,963	5.06
All our officers and directors as a group	3	0.00

TIM Brasil Serviços e Participações S.A. is a Brazilian subsidiary of a group controlled by TIM. TIM is part of a group whose parent company is Telecom Italia. See “Item 4. Information on the Company—Organizational Structure.”

As of February 29, 2004, there were 125.9 billion Preferred Shares represented by ADSs. As of such date, the number of Preferred Shares represented by ADSs represented 56.24% of the total number of Preferred Shares outstanding and 35.05% of the total capital of the Holding Company.

Related-Party Transactions

Guarantees by the Holding Company of Obligations of the Subsidiaries

The Holding Company is the guarantor of certain obligations of the Subsidiaries. On September 22, 2000, Telpe Celular entered into a financing contract with the European Investment Bank, in the amount of US$50 million, guaranteed by the Holding Company. The loan bears interest at a rate of LIBOR plus 0.15% per annum, is payable in semi-annual installments and matures in September 2005. The total amount of the Subsidiaries’ outstanding indebtedness guaranteed by the Holding Company was R$80.7 million at December 31, 2003. See Note 14 to our Consolidated Financial Statements.

Support provided by TIM Brasil in connection with our GSM operations

Prior to the initiation of our GSM overlay, TIM Brasil had developed an extensive GSM network and support systems, including an effective GSM billing system. In connection with the launch of our GSM services, we upgraded a number of our systems to interface with TIM Brasil’s central billing system to take advantage of TIM Brasil’s preexisting infrastructure and expertise. Utilizing TIM Brasil’s centralized system for our GSM billing needs makes our operations more efficient and relieves us of the need to create our own GSM billing system. After an initial trial period, the support given to us by TIM Brasil in relation to our GSM operations will be the subject of a specific service agreement, the terms of which will conform to common market prices and practices.

Item 8. FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information

See “Item 18. Financial Statements.”

Legal Proceedings

We are subject to various claims, legal and labor proceedings covering a wide range of matters that arise in the ordinary course of business activities. We adopted a policy of analyzing each such proceeding and making a judgment as to whether a loss in relation to such proceeding is probable, possible or remote. We make accruals for legal proceedings that we are party to when we determine that losses are probable and can be reasonably estimated. Our judgment is always based on the opinion of our legal advisors. Accrual balances are adjusted to account for changes in circumstances for ongoing matters and the establishment of additional accruals for new matters. While we believe that the current level of accruals is adequate, changes in the future could impact these determinations.

Litigation Related to the Conversion of Our Concessions into Authorizations

In January 2003, a type of class action (“ação popular”) was brought by an individual against Anatel and all the companies controlled by TIM in Brazil, including us. The claim sought to suspend the effects of Resolução 318, of September 27, 2002, and other acts by Anatel, including Authorizations PVCP/SPV nos. 001/2002 to 011/2002, published on December 12, 2002, which authorized us to migrate from the SMC regime to the PCS regime.

The action specifically challenged the omission of provisions regulating the return of the assets (“bens reversíveis”) used by us in connection with the provision of telecommunication services by the time of the expiration of the Authorizations. By reason of such omission, argues the claimant, the Federal Government would suffer irreparable damage and, therefore, the Anatel acts allowing the migration from the SMC to PCS should be declared null and void.

We have challenged this action vigorously, and after some preliminary decisions by lower courts (“medidas liminares”), we have obtained a unanimous decision from the Regional Federal Court of Appeals (“Tribunal Regional Federal”) permitting the migration from SMC into PCS, reserving discussion about the return of the assets to the Federal Government for a later date.

We believe that migration from the SMC regime to the PCS regime, and the related acts by Anatel, will not be suspended or modified. We expect proceedings relating to the return (“reversão”) to the Federal Government of our assets used in connection with the provision of telecommunication services to continue. In 2003, Anatel and the Federal Government informed the Court that Authorizations PVCP/SVP nos. 001/2002 to 011/2002 are valid and should not be voided by the Court.

Litigation Related to the Application of PIS and COFINS

In 2001 and 2002, the Federal Government (“Ministério Público Federal”) filed lawsuits to prevent Teleceará Celular and Telpe Celular from passing along to its respective customers costs regarding PIS and COFINS. See “Item 4. Information on the Company—Taxes on Telecommunications Goods and Services.” The Federal Government (“Ministério Público Federal”) also claimed that Teleceará Celular and Telpe Celular should compensate their customers for these charges by paying each of them an amount equal to double the amount that individual paid.

In March 2003, a decision favorable to Telpe Celular, now TIM Nordeste, was rendered by the Court, denying the claims by the Federal Government against us. This decision may be subject to appeal and reversion by higher courts. We are also unable to predict whether a reversion of such decision unfavorably to us, or an unfavorable decision in the Teleceara Celular lawsuit, would have a material adverse effect on our business, results of operations, financial condition or prospects.

Litigation Related to the Application of ICMS

In June 1998, the governments of the individual Brazilian States agreed to interpret existing Brazilian tax law to apply ICMS in respect of certain revenues, including cellular activation fees and monthly subscription charges, that had not previously been subject to such taxes. Under Brazilian law, there is a risk that the state governments could seek to apply this interpretation retroactively to activation and subscription charged during the five years preceding June 30, 1998. Our management believes that the attempt by the state governments to extend the scope of ICMS to services that are supplementary to basic telecommunications services is unlawful because:

•	the state governments acted beyond the scope of their authority;

•	their interpretation would subject to taxation certain revenues, particularly activation fees, that are not considered to be payments for telecommunications services; and

•	new taxes may not be applied retroactively.

We are currently relieved from the payment of the ICMS tax on activation fees during the pendency of the lawsuits. We have deposited with the Court all such contested taxes since the beginning of the proceeding in June 1998. In view of the suspension of our activation fees in November 1998, management does not believe that application of ICMS to activation fees on a prospective basis will have a material impact on our results of operations.

It should be noted that few decisions issued by higher courts have addressed this issue.

Litigation Related to the Use of the Goodwill Arising Out of the Breakup of Telebrás

On April 4, 2002, a Congressman filed a lawsuit in federal court in Brasília, Federal District, against a number of governmental telecommunication entities and the New Holding Companies. The purpose of the lawsuit is to prevent the New Holding Companies from using the amortization of the goodwill paid by the New Holding Companies to the Brazilian government in the Breakup of Telebrás to generate tax benefits. We contested this claim before the relevant federal court, and no decision had been made on this lawsuit prior to the time of filing.

Even though we are unable to predict the final outcome of this lawsuit, we believe that a ruling favorable to the plaintiff is unlikely. Accordingly, we have not created a reserve in connection with this litigation. If an unfavorable ruling is issued against us, we will lose the tax benefit derived from the premiums paid, and our tax liability will increase. We believe that an unfavorable decision could have a material adverse effect on our business, results of operations, financial condition or prospects.

Litigation Arising Out of Events Prior to the Breakup of Telebrás

Telebrás and the Predecessor Companies, the legal predecessors of the Holding Company and the Subsidiaries, respectively, are defendants in a number of legal proceedings and subject to certain other claims and contingencies. Liability for any claims arising out of acts committed by the Predecessor Companies prior to the effective date of the spin-off of the cellular assets and liabilities of the Predecessor Companies to the Subsidiaries remains with the Predecessor Companies, except for those liabilities for which specific accounting provisions were assigned to the Subsidiaries. Any claims against the Predecessor Companies that are not satisfied by the Predecessor Companies could result in claims against the Subsidiaries, to the extent that the Subsidiaries have received assets that might have been used to settle such claims had such assets not been spun off from the Predecessor Companies.

Under the terms of the Breakup of the Telebrás, liability for any claims arising out of acts committed by Telebrás prior to the effective date of the Breakup remains with Telebrás, except for labor and tax claims (for which Telebrás and the New Holding Companies are jointly and severally liable by operation of law) and any liability for which specific accounting provisions were assigned to the Holding Company or one of the other New Holding Companies. Our management believes that the chances of claims of this nature materializing and having a material adverse financial effect on us are remote.

Other Litigation

We are a party to certain legal proceedings arising in the normal course of business. Nearly all of these legal proceedings may be divided into two main categories: consumer protection claims and labor law claims. The most common issue raised by claimants in the consumer protection cases against us is allegedly incorrect inclusion by us of their names on a public list of customers who have defaulted on their payments. The labor law claims against us have been brought by former employees for alleged infringement of labor laws during the duration of their employment contracts with us. As of December 31, 2003, we were a party to approximately 1,464 consumer protection claims and 128 labor law claims. We believe that such actions, if decided adversely to us, would not have a material adverse effect on our business, financial condition or results of operations.

Dividend Policy

Under our by-laws, we are required to distribute 25% of our adjusted net income to our shareholders, either as dividends or as tax-deductible interest on net worth. We are also required to pay a non-cumulative preferred dividend on our Preferred Shares in an amount equal to the greater of:

•	6% of our capital (“capital social”) divided by the total number of Common and Preferred Shares and

•	3% of our net shareholders’ equity (“patrimônio líquido”), according to the most recent financial statements approved by our shareholders.

To the extent there are additional distributable profits, the Holding Company is also required to distribute to all shareholders an amount equal to at least 25% of adjusted net income (the “General Dividend”) determined in accordance with the Corporate Law Method, including any realization of the unrealized net income reserve. The amount of General Dividend, if any, payable by us to the holders of Preferred Shares is offset by the amount of Preferred Dividend paid to such preferred shareholders.

As a result of these provisions, holders of the our Preferred Shares are entitled to receive in any year distributions of cash dividends prior to the holders of our Common Shares receiving any distribution of cash dividends in such year. In addition, distributions of cash dividends in any year are made:

•	first, to the holders of Preferred Shares, up to the amount of the dividend that must be paid to the holders of Preferred Shares for such year;

•	then, to the holders of Common Shares, until the amount distributed in respect of each Common Share is equal to the amount distributed in respect of each Preferred Share; and

•	thereafter, to the holders of Common Shares and Preferred Shares on a pro rata basis.

If the dividend to be paid to the holders of Preferred Shares is not paid for a period of three years, holders of Preferred Shares will be entitled to full voting rights until such time as that dividend is paid in full for any year.

The Holding Company may also make additional distributions to the extent of available distributable profits and reserves. TIM Nordeste is also subject to mandatory distribution requirements and, to the extent of distributable profits and reserves, is accordingly required to pay dividends to the minority shareholders as well as to the Holding Company. All of the aforementioned distributions may be made as dividends or as tax-deductible interest on capital.

Brazilian corporations may make payments to shareholders characterized as interest on the corporation’s capital (juros sobre capital próprio) as an alternative form of making dividend distributions to the shareholders. The rate of interest may not be higher than the Federal Government’s long-term interest rate as determined by the Central Bank of Brazil from time to time. Dividends are not subject to withholding income tax when paid, nor to corporate income tax or individual income tax with respect to the person receiving the dividend. On the other hand, interest on capital paid to shareholders is deductible from the corporation’s net profits for tax purposes, but the recipient of such distributions is subject to corporate or individual income tax with respect to such payments. See “Item 10. Additional Information—Taxation—Brazilian Tax Considerations—Distributions of Interest on Capital.”

For the purposes of Brazilian Corporate Law, and in accordance with our by-laws, adjusted net income is an amount equal to net profit adjusted to reflect allocations to and from:

•	the legal reserve; and

•	contingency reserves.

We are required to maintain a legal reserve, to which we must allocate 5% of net profits for each fiscal year until the amount for such reserve equals 20% of our paid-in capital. However, we are not required to make any allocations to our legal reserve in respect of any fiscal year in which our legal reserve, together with our other capital reserves, exceeds 30% of our capital. Net losses, if any, may be charged against the legal reserve. On December 31, 2003, the balance of our legal reserve was R$32.8 million, which was equal to 10.4% of our total capital.

Brazilian Corporate Law also provides for two discretionary allocations of net profits that are subject to approval by the shareholders at the annual meeting. First, a percentage of net profits may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years. Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur, or written off in the event that the anticipated loss occurs. Second, if the mandatory distributable amount exceeds the sum of realized net profits in a given year, such excess may be allocated to unrealized revenue reserve. Under Brazilian Corporate Law, realized net profits is defined as the amount of net profits that exceeds the net positive result of equity adjustments and profits or revenues from operations with financial results after the end of the next succeeding fiscal year.

Under Brazilian Corporate Law, any company may, as a term in its by-laws, create a discretionary reserve. By-laws which authorize the allocation of a percentage of a company’s net income to the discretionary reserve must also indicate the purpose, criteria for allocation and a maximum amount of the reserve.

We may also allocate a portion of our net profits for discretionary appropriations for plant expansion and other capital investment projects, the amount of which would be based on a capital budget previously presented by our management and approved by shareholders. Under Law No. 10,313 of October 3, 2001, capital budgets covering more than one year must be reviewed at each annual shareholders’ meeting. After completion of the relevant capital projects, we may retain the appropriation until the shareholders vote to transfer all or a portion of the reserve to capital or retained earnings. On December 31, 2003, we had an income reserve for expansion of R$112.4 million.

The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized. The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian Corporate Law Method.

The legal reserve is subject to approval by the shareholders voting at the annual meeting and may be transferred to capital but is not available for the payment of dividends in subsequent years. Our calculation of net profits and allocations to reserves for any fiscal year are determined on the basis of financial statements prepared in accordance with Brazilian Corporate Law.

Remaining amounts to be distributed are allocated first to the payment of a dividend to holders of Common Shares in an amount equal to the dividend paid to the preferred shareholders. The remainder is distributed equally among holders of Preferred Shares and Common Shares.

Under Brazilian Corporate Law, a company is permitted to suspend the mandatory dividend in respect of Common Shares and Preferred Shares not entitled to a fixed or minimum dividend if:

•	its board of directors and fiscal committee report to the shareholders’ meeting that the distribution would be incompatible with the financial circumstances of that company; and

•	the shareholders ratify this conclusion at the shareholder’s meeting.

In this case,

•	the board of directors must forward to the Brazilian securities commission within five days of the shareholders’ meeting an explanation justifying the information transmitted at the meeting; and

•	the profits which were not distributed are to be recorded as a special reserve and, if not absorbed by losses in subsequent fiscal years, are to be paid as dividends as soon as the financial situation permits.

Our Preferred Shares are each entitled to a minimum dividend and thus the mandatory dividend may be suspended only with respect to our Common Shares. Dividends may be paid by us out of retained earnings or accumulated profits in any given fiscal year.

For the purposes of Brazilian Corporate Law, accumulated profits are defined as net income after income tax and social contribution for such fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to warrants, and employees’ and management’s participation in a company’s profits.

Payment of Dividends

We are required by law and by our by-laws to hold an annual shareholders’ meeting by April 30 of each year, at which, among other things, an annual dividend may be declared by decision of our shareholders on the recommendation of our executive officers, as approved by our Board of Directors. The payment of annual dividends is based on the financial statements prepared for the fiscal year ending December 31. Under Brazilian Corporate Law, dividends are required to be paid within 60 days following the date the dividend is declared to shareholders of record on such declaration date, unless a shareholders’ resolution sets forth another date of payment, which in any event shall occur prior to the end of the fiscal year in which such dividend was declared.

A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which we have no liability for such payment. Because our shares are issued in book-entry form, dividends with respect to any share are credited to the account holding such share. We are not required to adjust the amount of paid-in capital for inflation. Annual dividends may be paid to shareholders on a pro rata basis according to the date when the subscription price is paid to us.

Our Preferred Shares underlying the ADSs are held in Brazil by a Brazilian custodian, Banco Itaú S.A., as the agent for the depositary, JPMorgan Chase Bank, which is the registered owner of our shares. Payments of cash dividends and distributions in respect of the ADRs, if any, will be made in Brazilian currency to the custodian on behalf of the depositary which will then convert those proceeds into dollars and will cause such dollars to be delivered to the depositary for distribution to holders of ADRs. In the event that the custodian is unable to immediately convert the Brazilian currency received as dividends into dollars, the amount of dollars payable to holders of ADRs may be adversely affected by devaluations of the Brazilian currency that occur before such dividends are converted and remitted. Dividends in respect of our Preferred Shares paid to resident and non-resident shareholders, including holders of ADSs, are not currently subject to Brazilian withholding tax.

Significant Changes

No significant change has occurred since December 31, 2003, the date of our Consolidated Financial Statements.

Item 9. THE OFFER AND LISTING

Price History of the Preferred Shares and ADSs

The principal trading market for the Preferred Shares is the Bolsa de Valores de São Paulo (the “Bovespa”). Until January 2000, the Preferred Shares were also traded on the Bolsa de Valores do Rio de Janeiro (the “Rio de Janeiro Stock Exchange”) and the seven other Brazilian stock exchanges. In January 2000, the nine Brazilian stock exchanges entered into an agreement pursuant to which trading of the Preferred Shares was concentrated on the Bovespa. See “—Markets—Trading on the Brazilian Stock Exchanges.” At December 31, 2003, the Holding Company had approximately 223.9 billion Preferred Shares outstanding.

The Preferred Shares commenced trading separately from any other security on the Brazilian stock exchanges on September 21, 1998. The following table sets forth the reported high and low closing sale prices for the Preferred Shares on the Bovespa for the periods indicated.

	Nominal reais per 1,000 Preferred Shares
	High	Low
1999	4.75	4.70
2000	4.20	4.00
2001	4.78	1.99
First quarter 2001	4.55	2.78
Second quarter 2001	4.78	2.75
Third quarter 2001	3.85	1.99
Fourth quarter 2001	3.53	2.21
2002	3.65	2.10
First quarter 2002	3.40	2.65
Second quarter 2002	3.20	2.70
Third quarter 2002	3.55	2.61
Fourth quarter 2002	3.80	2.21
2003	4.31	2.24
First quarter 2003	2.95	2.24
Second quarter 2003	2.68	2.27
Third quarter 2003	3.23	2.26
Fourth quarter 2003	4.31	3.08
Last six months
November 2003	4.12	3.69
December 2003	4.31	4.04
January 2004	4.68	4.00
February 2004	4.23	3.55
March 2004	4.00	3.50
April 2004	4.49	3.69
May 2004 (through May 18, 2004)	3.74	3.45

The Preferred Shares traded in the United States on the NYSE are represented by ADSs, each representing 20,000 Preferred Shares. The ADSs are issued by JPMorgan Chase Bank (the “Depositary” or “JPMorgan”), pursuant to a Deposit Agreement among the Holding Company, the Depositary and the registered holders and beneficial owners from time to time of ADRs. See “Item 10. Additional Information—Material Contracts.” The Holding Company’s ADSs commenced trading separately on the NYSE on November 16, 1998 under the symbol TND.

The following table sets forth the reported high and low closing sales prices for our ADSs on the NYSE for the periods indicated.

	U.S. dollars per ADS
	High	Low
1999	53.25	51.00
2000	42.25	41.13
2001	46.50	16.70
First quarter 2001	46.50	25.76
Second quarter 2001	39.35	24.93
Third quarter 2001	32.50	17.00
Fourth quarter 2001	29.50	16.70
2002	32.60	10.80
First quarter 2002	32.60	22.50
Second quarter 2002	23.84	16.50
Third quarter 2002	21.35	12.54
Fourth quarter 2002	15.90	10.80
2003	29.28	12.11
First quarter 2003	17.80	12.11
Second quarter 2003	18.43	13.90
Third quarter 2003	22.34	15.00
Fourth quarter 2003	29.28	21.70
Last Six Months
November 2003	28.70	25.03
December 2003	29.28	27.25
January 2004	33.64	27.98
February 2004	28.81	23.75
March 2004	27.63	24.00
April 2004	30.90	24.72
May 2004 (through May 18, 2004)	25.27	22.41

Markets

Trading on the Brazilian Stock Exchanges

The Bovespa is the only Brazilian Stock Exchange on which equity and debt securities issued by Brazilian companies are traded. The exclusive trading of such securities on the Bovespa is the result of several memoranda of understanding entered into by the Bovespa and the other Brazilian stock exchanges. The Rio de Janeiro stock exchange is now exclusively responsible for the electronic trading of public debt securities and for privatization auctions.

Each Brazilian stock exchange is a nonprofit entity owned by its member brokerage firms. Trading on each exchange is limited to member brokerage firms and a limited number of authorized nonmembers. The Bovespa has two open outcry trading sessions each day, from 11:00 a.m. to 1:30 p.m. and from 2:30 p.m. to 5:45 p.m., except during daylight savings time in the United States. During daylight savings time in the United States, the sessions are from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 4:45 p.m., to closely mirror NYSE trading hours. Trading is also conducted between 11:00 a.m. and 6:00 p.m., or between 10:00 a.m. and 5:00 p.m. during daylight savings time in the United States, on an automated system known as the Computer Assisted Trading System (Sistema de Negociação Assistida por Computador) on the Bovespa and on the National Electronic Trading System (Sistema Eletrônico de Negociação Nacional). These systems are computerized systems that link electronically with the seven smaller regional exchanges. The Bovespa also permits trading from 6:45 p.m. to 7:30 p.m. on an online system connected to traditional and Internet brokers called the “After Market.” Trading on the After Market is subject to regulatory limits on price volatility and on the volume of shares transacted through Internet brokers. There are no specialists or market makers for the Holding Company’s shares on the Bovespa. Beginning March 31, 2003, the Bovespa modified its trading practices with respect to its open outcry trading sessions and its electronic trading system. Under these revised trading practices, orders registered in an open outcry session will be matched through that open outcry session only, while orders registered through the electronic trading system may be matched both through the electronic system and through an open outcry session, if a matching order better by five centavos (R$0.05) is available.

In order to better control volatility, Bovespa adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the indexes of these stock exchanges fall below 10% or 15%, respectively, in relation to the index registered in the previous trading session.

Settlement of transactions is effected three business days after the trade date without adjustment of the purchase price for inflation. Delivery of and payment for shares are made through the facilities of the clearinghouse, or Companhia Brasileira de Liquidação e Custodia – CBLC (“CBLC”), which maintains accounts for member brokerage firms. The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date.

The Bovespa is less liquid than the NYSE or other major exchanges in the world. On March 31, 2004, the aggregate market capitalization of the 364 companies listed on Bovespa was approximately R$688.0 billion, and the 10 largest companies listed on Bovespa accounted for approximately 54.3% of the total value of market transactions. Although all the outstanding shares of a listed company may trade on a Brazilian stock exchange, in most cases less than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, by governmental entities or by one principal shareholder. For this reason, data showing the total market capitalization of Brazilian stock exchanges tend to overstate the liquidity of the Brazilian equity securities market.

Trading on Brazilian stock exchanges by a holder not deemed to be domiciled in Brazil, for Brazilian tax and regulatory purposes (a “non-Brazilian holder”), is subject to certain limitations under Brazilian foreign investment legislation. With limited exceptions, non-Brazilian holders may only trade on Brazilian stock exchanges in accordance with the requirements of Resolution No. 2,689, of January 26, 2000, of the National Monetary Council (“Conselho Monetário Nacional”). Resolution No. 2,689 requires that securities held by non-Brazilian holders be maintained in the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank of Brazil and the CVM. In addition, Resolution No. 2,689 requires non-Brazilian holders to restrict their securities trading to transactions on Brazilian stock exchanges or qualified over-the-counter markets. With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution No. 2,689 to other non-Brazilian holders through a private transaction. See “—Taxation—Brazilian Tax Considerations” for a description of certain tax benefits extended to non-Brazilian holders who qualify under Resolution No. 2,689.

Differentiated Levels of Corporate Governance and the New Market

In order to increase the transparency of the Brazilian capital markets and protect minority shareholders’ rights, the Bovespa has implemented, among others, two new initiatives:

•	a classification system referred to as “Differentiated Levels of Corporate Governance” applicable to the companies already listed on the Bovespa, and

•	a new separate listing segment for qualifying issuers referred to as the “New Market.”

The Differentiated Levels of Corporate Governance, Level 1 and Level 2, are applicable to listed companies that voluntarily comply with special disclosure and corporate governance practices established by the Bovespa. The companies may be classified into two different levels, depending on their degree of adherence to the Bovespa’s practices of disclosure and corporate governance.

To become a Level 1 company, an issuer must voluntarily satisfy the following requirements:

•	ensure that shares amounting to at least 25% of its capital are outstanding and available for trading in the market;

•	adopt procedures that favor the dispersion of shares into the market whenever making a public offering;

•	comply with minimum quarterly disclosure standards;

•	follow stricter disclosure policies with respect to transactions with controlling shareholders, directors and officers involving the issuer’s securities;

•	disclose any existing shareholders’ agreements and stock option plans; and

•	make a schedule of corporate events available to the minority shareholders.

The Holding Company is currently considering complying with these requirements for Level 1 of Corporate Governance.

To become a Level 2 company, an issuer must, in addition to satisfying the Level 1 criteria, satisfy the following requirements:

•	require all directors to serve unstaggered one-year terms;

•	prepare and publish annual financial statements in U.S. GAAP or IAS GAAP;

•	create tag-along rights for minority shareholders, ensuring holders of common shares of the right to sell on the same terms as a controlling shareholder, and ensuring preferred shareholders a price equal to at least 70% of that received by the selling controlling shareholder;

•	grant preferred shareholders the right to vote in certain cases, including the transformation, spin-off or merger of the company, approval of agreements with related parties or any other matters that may constitute a conflict of interest between controlling shareholders and the company;

•	make a tender offer for all outstanding shares, for a price equal to fair market value, in the event of delisting or withdrawal of the issuer from Level 2 qualification; and

•	agree to submit any corporate disputes to the Bovespa’s Market Arbitration Chamber.

The New Market is a separate listing segment for the trading of shares issued by companies that voluntarily adopt certain additional corporate governance practices and disclosure requirements which are more demanding than those required by the current law in Brazil. Companies may qualify to have their shares traded in the New Market, if, in addition to complying with the Level 2 corporate governance practices referred to above, their capital stock consists only of voting common shares.

Bovespa Market Administration Panel

Pursuant to Law No. 9,307/66, a Market Arbitration Panel (the “Panel”) has been established by the Bovespa. The Panel was established to settle certain types of disputes, including disputes relating to corporate governance, securities issues, financial regulatory issues and other capital market matters, with respect to Bovespa listed companies that have undertaken to voluntarily comply with Level 2 and New Market levels of corporate governance and disclosure. The Panel will provide a forum for dispute resolution to, among others, the Bovespa, the applicable listed company and the shareholders, directors and management of the applicable listed company.

Regulation of Brazilian Securities Markets

The Brazilian securities markets are principally governed by Law No. 6,385, of December 7, 1976, and the Brazilian Corporate Law, each as amended, and by regulations issued by the CVM, which has authority over stock exchanges and the securities markets generally, the National Monetary Council, and by the Central Bank of

Brazil, which has licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions. Both regulatory bodies are subordinate to the National Monetary Council, the highest regulatory entity within the National Financial System. These laws and regulations, among others, provide for disclosure requirements applicable to issuers of traded securities, protection of minority shareholders and criminal penalties for insider trading and price manipulation. They also provide for licensing and oversight of brokerage firms and governance of the Brazilian stock exchanges. Nevertheless, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets.

Under the Brazilian Corporate Law, a company is either public, a companhia aberta, like us, or private, a companhia fechada. All public companies, including us, are registered with the CVM and are subject to reporting requirements. A company registered with the CVM may have its securities traded on the Bovespa or in the Brazilian over-the-counter market. The shares of a public company may also be traded privately, subject to certain limitations. To be listed on the Bovespa, a company must apply for registration with the CVM and the Bovespa.

Trading in securities on the Bovespa may be suspended at the request of a company in anticipation of a material announcement. Trading may also be suspended on the initiative of Bovespa or the CVM, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries by the CVM or the Bovespa.

The Brazilian over-the-counter market consists of direct trades between individuals in which a financial institution registered with CVM serves as intermediary. Generally, no special application, other than registration with the CVM is necessary for securities of a public company to be traded in this market. The CVM requires that it be given notice of all trades carried out in the Brazilian over-the-counter market by the respective financial institution intermediary.

Trading on Bovespa by non-residents of Brazil is subject to limitations under Brazilian foreign investment and tax legislation. The Brazilian custodian for our Preferred Shares on behalf of the depositary for the ADSs, has obtained registration from the Central Bank of Brazil to remit U.S. dollars abroad for payments of dividends, any other cash distributions, or upon the disposition of the shares and sales proceeds thereto. In the event that a holder of ADSs exchanges Preferred Shares for ADSs, the holder will be entitled to continue to rely on the custodian’s registration for five business days after the exchange. Thereafter, the holder may not be able to obtain and remit U.S. dollars abroad upon the disposition of our Preferred Shares or upon distributions relating to our Preferred Shares, unless the holder obtains a new registration. See “Item 10. Additional Information—Memorandum and Articles of Associations.”

Brazilian regulations also require that any person or group of persons representing the same interest that has directly or indirectly acquired an interest corresponding to 10% of the common shares of a publicly traded company shall disclose its share ownership to the CVM and stock exchanges. In addition, a statement containing the required information shall be published in appropriate Brazilian newspapers. Regulations also require disclosure of any subsequent increase or decrease of five percent or more in ownership of common shares, including warrants and debentures convertible into common shares.

Item 10. ADDITIONAL INFORMATION

Memorandum and Articles of Association

The following summarizes certain material provisions of Tele Nordeste Celular’s by-laws and the Brazilian Corporate Law, the main bodies of regulation governing us. Copies of Tele Nordeste Celular’s by-laws have been filed as exhibits to this annual report on Form 20-F filed with the Securities and Exchange Commission on May 19, 2004. Except as described in this section, Tele Nordeste Celular’s by-laws do not contain provisions addressing the duties, authority or liabilities of the directors and senior management, which are instead established by Brazilian Corporate Law.

Registration

Tele Nordeste Celular’s by-laws have been registered with the Public Registry of the state of Pernambuco under company number (NIRE) 26.3.0001109-3.

Corporate Purpose

Article 2 of the Tele Nordeste Celular by-laws provides that our main corporate purpose is to exercise control over operating companies that provide mobile telephone and other services in the Region, as established by Anatel regulations. Other corporate purposes include:

•	promote, through our controlled or affiliated companies, the expansion of mobile telephone services in their respective concession or authorization areas;

•	procure funding from internal or external sources;

•	promote and foster study and research for the development of mobile telephone services;

•	perform, through our controlled or affiliated companies, specialized technical services related to the mobile telephone industry;

•	promote and coordinate, through our controlled or affiliated companies, the education and training of the staff required by the telephone services;

•	effect or order the importation of goods and services for our controlled and affiliated companies; and

•	hold interests in other companies.

Directors

Following is a description of some of the provisions of our by-laws concerning members of the Board of Directors:

•	Pursuant to Art. 23, paragraph XV, the Board of Directors has the power to approve loans, financing and lease agreements, as well as to issue promissory notes, for an amount exceeding 2% of the shareholders’ equity;

•	Pursuant to Art. 23, paragraph XXIII, the Board of Directors has the power to allocate the total budget for management remuneration approved by the shareholders’ meeting among the Directors and the Executive Officers; and

•	Pursuant to Art. 25, a member of the Board of Directors is not authorized to access information or to attend a meeting of the Board of Directors regarding subjects or proposals in respect of which such Director has a material interest.

Pursuant to the Brazilian Corporate Law, each member of the Board of Directors must have at least one share of our capital stock in order to qualify to be a director. There are no provisions in the by-laws with respect to:

•	a director’s power to vote compensation to him or herself in the absence of an independent quorum;

•	borrowing powers exercisable by the directors;

•	age limits for retirement of directors;

•	required shareholding for director qualification;

•	anti-takeover mechanisms or other procedures designed to delay, defer or prevent changes in our control; or

•	disclosure of share ownership.

Rights Relating to our Shares

Dividend Rights

See “Item 8. Financial Information—Dividend Policy.”

Voting Rights

Each Common Share entitles the holder to one vote at meetings of shareholders. Our Preferred Shares do not entitle the holder to vote except as set forth below. Holders of our Preferred Shares are each entitled to attend or to address meetings of shareholders.

One of the members of our Fiscal Committee and his or her alternate may be elected by majority vote of the holders of our Preferred Shares represented at the annual meeting of shareholders at which members of the Fiscal Committee are elected.

Brazilian Corporate Law provides that certain non-voting shares, such as our Preferred Shares, acquire voting rights in the event we fail for three consecutive fiscal years to pay the dividend to which such shares are entitled until such payment is made.

Our Preferred Shares are entitled to full voting rights with respect to:

•	the approval of any long-term contract between the Holding Company, TIM Nordeste or any of the Subsidiaries, on the one hand, and any controlling shareholder or affiliates or related parties thereof, on the other hand;

•	resolutions modifying certain provisions of our by-laws; and

•	any resolution submitted to the shareholders’ meeting for our delisting or liquidation.

Any change in the preference, benefits, conditions of redemption and amortization of our Preferred Shares, or the creation of a class of shares having priority or preference over our Preferred Shares, would require the approval of holders of a majority of our outstanding Preferred Shares at a special meeting of holders of our Preferred Shares. Such a meeting would be called by publication of a notice in two Brazilian official gazettes at least thirty days prior to the meeting but would not generally require any other form of notice. In any circumstances in which holders of our Preferred Shares are entitled to vote, each of our Preferred Shares will entitle the holder to one vote.

Meeting of Shareholders

According to Brazilian law, shareholders must be previously notified in order for a general or extraordinary shareholders’ meeting to be held. The notification must occur at least 15 days prior to the meeting scheduled date. If the first meeting is not held for any reason on first notice, a second notification must be issued at least five days before the second meeting date.

On the first notice, meetings may be held only if shareholders holding at least one-fourth of voting shares are represented. Extraordinary meetings for the amendment of the by-laws may be held on the first notice only if shareholders holding at least two thirds of the voting capital are represented. On a second call, the meetings are held regardless of quorum.

Preemptive Rights

Each of our shareholders has a general preemptive right to subscribe for shares in any capital increase, in proportion to its shareholding. A minimum period of 30 days following the publication of notice of the capital increase is allowed for the exercise of the right, and the right is transferable.

However, a shareholders’ meeting is authorized to eliminate preemptive rights with respect to the issuance of new share, debentures and warrants convertible into new shares up to the limit of the authorized share capital, provided that the distribution of these securities is effected:

•	on a stock exchange;

•	in a public offering;

•	through an exchange of shares in a public offering the purpose of which is to acquire control of another company; or

•	through the use of certain tax incentives.

In the event of a capital increase that would maintain or increase the proportion of capital represented by the Preferred Shares, holders of the ADSs, or of the Preferred Shares, would have preemptive rights to subscribe only to newly issued Preferred Shares. In the event of a capital increase that would reduce the proportion of capital represented by the Preferred Shares, holders of the ADSs or the Preferred Shares would have preemptive rights to subscribe to Preferred Shares in proportion to their shareholdings and to the Common Shares only to the extent necessary to prevent dilution of their interest in the Holding Company.

Preemptive rights to purchase shares may not be offered to U.S. holders of the ADSs unless a registration statement under the Securities Act of 1933 is effective with respect to the shares underlying those rights, or an exemption form the registration requirements of the Securities Act of 1933 is available. Consequently, if you are a holder of our ADSs who is a U.S. person or is located in the United States, you may be restricted in your ability to participate in the exercise of preemptive rights.

Right of Redemption

Subject to certain exceptions, the Common Shares and the Preferred Shares are redeemable by shareholders exercising dissenter’s withdrawal rights in the event that shareholders representing over 50% of the voting shares adopt a resolution at a duly convened shareholders’ meeting to:

•	change the preference of our Preferred Shares or to create a class of shares having priority or preference over our Preferred Shares;

•	reduce the mandatory distribution of dividends;

•	change our corporate purpose;

•	participate in group of companies;

•	transfer all of our shares to another company in order to make us a wholly-owned subsidiary of that company;

•	split up, subject to the conditions set forth by Brazilian Corporate Law;

•	change corporate form;

•	approve the acquisition of another company, the price of which exceeds certain limits set forth in the Brazilian Corporate Law; or

•	merge or consolidate ourselves with another company.

The redemption right expires 30 days after publication of the minutes of the relevant shareholders’ meeting or, whenever the resolution requires the approval of the holders of Preferred Shares in a special meeting of the holders of Preferred Shares affected by the resolution, within 30 days following the publication of the minutes of that special meeting. The shareholders would be entitled to reconsider any action giving rise to redemption rights within 10 days following the expiration of those rights if they determine that the redemption of shares of dissenting shareholders would jeopardize our financial stability.

The rights of withdrawal under Brazilian Corporate Law for dissenting shareholders to seek redemption of the shares in the case of a company’s decision to participate in a group of companies or to merge or consolidate itself with another company are not automatically available to holders of our Preferred Shares. This results from an exception under Brazilian Corporate Law that excludes dissenters’ rights in such cases for holders of shares that have a public float rate higher than 50% and are “liquid.” Shares are defined as being “liquid” for these purposes if they form part of the Bovespa Index or another stock exchange index (as defined by the CVM). Our Preferred Shares are currently included on the Bovespa Index. For as long as our shares are part of any qualifying market index, the right of redemption shall not be extended to our shareholders with respect to decisions regarding our merger or consolidation with another company, or the participation in a group of companies, as defined by Brazilian Corporate Law.

Unless otherwise provided in the by-laws, which is not the case with us, a shareholder exercising rights to redeem shares is entitled to receive the book value of such shares, determined on the basis of the last annual balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last annual balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such shareholders’ meeting.

Form and Transfer

Our shares are maintained in book-entry form with a transfer agent, Banco ABN AMRO Real S.A., and the transfer of our shares is made in accordance with the applicable provision of the Brazilian Corporate Law, which provides that a transfer of shares is effected by an entry made by the transfer agent on its books, debiting the share account of the seller and crediting the share account of the purchaser, against presentation of a written order of the seller, or judicial authorization or order, in an appropriate document which remains in the possession of the transfer agent. The Preferred Shares underlying our ADS are registered on the transfer agent’s records in the name of the Brazilian depositary.

Transfers of shares by a foreign investor are made in the same way and executed by such investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Central Bank of Brazil under the Brazilian foreign investment in capital markets regulations, the foreign investor should also seek amendment, if necessary, though its local agent, of the certificate of registration to reflect the new ownership.

The São Paulo stock exchange reports transactions in its market to CBLC, a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system. All shares elected to be put into the system will be deposited in custody with the relevant stock exchange, through a Brazilian institution duly authorized to operate by the Central Bank of Brazil and having a clearing account with the relevant stock exchange. The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our register of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders, as the case may be, maintained by the relevant stock exchange and will be treated in the same way as registered shareholders.

Material Contracts

The following is a summary of the material contracts to which we have been a party in the past two years, other than contracts entered into in the ordinary course of business:

•	Until December 2002, each of the Subsidiaries operated under a concession that authorized it to provide specified services and set forth certain obligations. In December 2002, the Subsidiaries converted their respective concessions to operate under SMC regulations into authorizations to operate under PCS regulations. In addition, in July 2003 our Subsidiaries received STFC authorizations to provide national and international long distance telecommunications services. See also “Item 4. Regulation of the Brazilian Telecommunications Industry—Authorizations and Concessions.”

•	Indenture for the First Public Issuance of Subordinated Single-Series Simple Debentures of Telpe Celular, dated as of October 2, 2000, in the principal amount of R$200.0 million. The debentures are nonconvertible and bear interest at a variable rate equal to 103.0% of CDI, which equalled an average of 19.1% per annum for the year ended December 31, 2002. The debentures matured on October 2, 2003 and the R$200.0 million principal amount plus R$24.1 million in outstanding interest was fully repaid on such date.

•	The Holding Company entered into a Management Assistance Agreement with TIM, dated October 1, 2000, under which TIM undertook to provide management and consulting services to us in consideration for a payment equal to 1% of the Holding Company’s consolidated net operating revenues. This Management Assistance Agreement entered into effect on October 1, 2000 and remained in effect until September 30, 2003.

•	The Holding Company also entered into a Management Agreement with the Subsidiaries, dated May 2, 2001, under which the Holding Company undertook to provide management and consulting services to the Subsidiaries in exchange for a payment equal to the sum of 1% of the net operating revenues of each of the Subsidiaries. This Management Agreement entered into effect on October 1, 2000 and remained in effect until September 30, 2003.

•	In the United States, the Preferred Shares traded, until June 24, 2002, in the form of ADSs, each representing 20,000 Preferred Shares, issued by The Bank of New York, as depositary (“BONY”), pursuant to a Deposit Agreement, dated July 27, 1998, among the Holding Company, BONY and the registered holders and beneficial owners from time to time of ADRs. Pursuant to an Amendment to the Deposit Agreement, dated June 24, 2002, among the Holding Company, BONY, JPMorgan, as depositary, and the holders from time to time of ADRs, JPMorgan replaced BONY as the depositary for the Holding Company’s ADS program. Since June 24, 2002, the Preferred Shares have traded in the United States in the form of ADSs, each representing 20,000 Preferred Shares, issued by JPMorgan. The rights of holders of ADRs are not materially affected by this change in depositaries, except that holders’ now have contractual rights against JPMorgan, instead of BONY, as depositary.

Exchange Controls

There are no restrictions on ownership of our Preferred Shares or Common Shares by individuals or legal entities domiciled outside Brazil.

The right to convert dividend payments and proceeds from the sale of shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the relevant investments have been registered with the Central Bank of Brazil. Such restrictions on the remittance of foreign capital abroad may hinder or prevent Banco Itaú S.A., as custodian for our Preferred Shares represented by ADSs, or holders who have exchanged ADRs for Preferred Shares, from converting dividends, distributions or the proceeds from any sale of such Preferred Shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad. Holders of ADSs could be adversely affected by delays in, or refusal to grant any, required government approval for conversions of Brazilian currency payments and remittances abroad of our Preferred Shares underlying the ADSs.

Under Annex IV to Resolution No. 1,289 of Brazil’s National Monetary Council, as amended, qualified foreign investors (which principally include foreign financial institutions, insurance companies, pension and investment funds, charitable foreign institutions and other institutions that meet certain minimum capital and other requirements) registered with the CVM and acting through authorized custody accounts managed by local agents may buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration for each transaction. Investors under the Annex IV regulations are also entitled to favorable tax treatment. See “—Taxation—Brazilian Tax Considerations.”

The Annex IV regulations were superseded as of March 31, 2000 by the rules of Resolution No. 2,689, of January 26, 2000, of the National Monetary Council, which sets forth new regulations for investments in capital markets. Foreign investments registered under the Annex IV regulations were required to conform to the new rules by June 30, 2000. These new rules allow foreign investors to invest in almost all of the financial assets and to engage in almost all transactions available in the Brazilian financial capital markets, provided that some conditions are fulfilled. In accordance with Resolution No. 2,689/00, foreign investors are individuals, corporations, mutual funds and collective investments domiciled or headquartered abroad.

Pursuant to these new rules, foreign investors must:

•	appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment;

•	fill in the appropriate foreign investment registration form;

•	obtain registration as a foreign investor with the CVM; and

•	register the foreign investment with the Central Bank of Brazil.

The securities and other financial assets held by the foreign investor pursuant to Resolution 2,689/00 must be:

•	registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank of Brazil or by the CVM or

•	registered in registration, clearing and custody systems authorized by the Central Bank of Brazil or by the CVM.

In addition, securities trading is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

On January 26, 2000, the Central Bank of Brazil enacted Circular No. 2,963, providing that beginning on March 31, 2000, all investments by a foreign investor under the Resolution No. 2,689/00 are subject to the electronic registration with the Central Bank of Brazil. Foreign investments registered under the Annex IV regulations were required to conform to the new registration rules by June 30, 2000.

Resolution No. 1,927 of the National Monetary Council, which is the restated and amended Annex V to Resolution No. 1,289 of the National Monetary Council, provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. The ADS program was approved under the Annex V regulations by the Central Bank of Brazil and the Brazilian securities commission prior to the issuance of the ADSs. Accordingly, the proceeds from the sale of ADSs by ADR holders outside Brazil are free of Brazilian foreign investment controls and holders of the ADSs will be entitled to favorable tax treatment. See “—Taxation—Brazilian Tax Considerations.” According to Resolution No. 2,689/00, foreign investments registered under Annex V Regulations may be converted into the new investment system and vice-versa, provided the conditions set forth by the Central Bank of Brazil and the CVM are complied with.

An electronic registration has been generated in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary. This electronic registration is carried on through the Central Bank of Brazil’s information system. Pursuant to the registration, the custodian and the depositary are able to convert dividends and other distributions with respect to our Preferred Shares represented by ADSs into foreign currency and remit the proceeds outside Brazil. In the event that a holder of ADSs exchanges such ADSs for Preferred Shares, such holder will be entitled to continue to rely on the depositary’s certificate of registration for five business days after such exchange, following which such holder must seek to obtain its own certificate of registration with the Central Bank of Brazil. Thereafter, any holder of Preferred Shares may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such Preferred Shares, unless such holder qualifies under the Annex IV or the Resolution 2,689/00 regulations, or obtains its own certificate of registration. A holder that obtains a certificate of registration will be subject to less favorable Brazilian tax treatment than a holder of ADSs. See “—Taxation—Brazilian Tax Considerations.” In addition, if the holder is a qualified investor under the Annex IV regulations but resides in a jurisdiction that does not impose income tax or where the income tax is imposed at a maximum rate of 20%, this holder will be subject to a less favorable tax treatment than a holder of ADSs.

Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Central Bank of Brazil that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. The imbalance in Brazil’s balance of payments increased during 1999, and there can be no assurance that the federal government will not impose similar restrictions on foreign repatriations in the future.

Taxation

The following summary contains a description of the principal Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of the Preferred Shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Preferred Shares or ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the tax laws of the United States and regulations thereunder as in effect on the date hereof, which are subject to change. Prospective purchasers of Preferred Shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of Preferred Shares or ADSs.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of Preferred Shares or ADSs. Prospective holders of Preferred Shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of Preferred Shares or ADSs in their particular circumstances.

Brazilian Tax Considerations

The following discussion summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of Preferred Shares or ADSs by a non-Brazilian holder. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of investing in Preferred Shares or ADSs.

Taxation of Dividends

Dividends paid by the Holding Company in cash or in kind from profits of periods beginning on or after January 1, 1996 (i) to the Depositary in respect of Preferred Shares underlying ADSs or (ii) to a non-Brazilian holder in respect of Preferred Shares will generally not be subject to Brazilian income tax withholding.

Taxation of Gains

Gains realized outside Brazil by a non-Brazilian holder on the disposition of ADSs or Preferred Shares to another non-Brazilian holder are not subject to Brazilian tax.

Gains realized by non-Brazilian holders on dispositions of Preferred Shares in Brazil or in transactions with Brazilian residents may be exempt from Brazilian income tax, taxed at a rate of 20% or taxed at a rate of 15%, depending on the circumstances. Gains on the disposition of Preferred Shares obtained upon cancellation of ADSs are not subject to income tax in Brazil if the disposition is made and the proceeds are remitted abroad within five business days after cancellation, unless the investor is a resident of a jurisdiction that, under Brazilian law, is deemed to be a “tax haven” (i.e., a country that does not impose any income tax or that imposes tax at a maximum rate of less than 20%). Gains realized through transactions with Brazilian residents or through transactions in Brazil off of the Brazilian stock exchanges are subject to tax at a rate of 15%. Gains realized through transactions on Brazilian stock exchanges are subject to tax at a rate of 20%, unless the investor is entitled to tax exempt treatment for the transaction under Resolution 2,689 of the National Monetary Council Regulations, described immediately below.

Non-Brazilian holders of Preferred Shares registered under Resolution 2,689, which as of March 31, 2000 superseded the Annex IV Regulations, may be subject to favorable tax treatment since the investor has

•	appointed a representative in Brazil with power to take action relating to the investment in Preferred Shares,

•	registered as a foreign investor with the CVM and

•	registered its investment in Preferred Shares with the Central Bank of Brazil.

Under Resolution 2,689, securities held by foreign investors must be maintained under the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank of Brazil and the CVM. In addition, securities trading is restricted under Resolution 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. The preferential treatment afforded under Resolution 2,689 and afforded to investors in ADSs is not available to investors resident or domiciled in tax havens.

There can be no assurance that the current preferential treatment for holders of ADSs and non-Brazilian holders of Preferred Shares under Resolution 2,689 will be maintained.

Gain on the disposition of Preferred Shares is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. The acquisition cost of shares registered as an investment with the Central Bank of Brazil is calculated on the basis of the foreign currency amount registered with the Central Bank of Brazil. See “—Exchange Controls.”

There is a possibility that gains realized by a non-Brazilian holder upon the redemption of Preferred Shares will be treated as gains from the disposition of such Preferred Shares to a Brazilian resident occurring off of a stock exchange and will accordingly be subject to tax at a rate of 15%.

Any exercise of preemptive rights relating to Preferred Shares or ADSs will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to Preferred Shares will be subject to the same tax treatment applicable to a sale or disposition of our Preferred Shares. The deposit of Preferred Shares in exchange for the ADSs may be subject to Brazilian income tax if the amount previously registered with the Central Bank of Brazil as a foreign investment in our Preferred Shares is lower than

•	the average price per Preferred Share on the Bovespa on the day of the deposit; or

•	if no Preferred Shares were sold on that day, the average price on the Bovespa during the fifteen preceding trading sessions.

In the latter case, the difference between the amount previously registered and the average price of the Preferred Shares, calculated as set forth above, will be considered a capital gain subject to income tax at a rate of 15% (unless the Preferred Shares were held in accordance with Resolution 2,689, in which case the exchange would be tax-free).

The withdrawal of Preferred Shares in exchange for ADSs is not subject to Brazilian income tax. On receipt of the underlying Preferred Shares, a non-Brazilian holder entitled to benefits under Resolution 2,689 will be entitled to register the U.S. dollar value of such shares with the Central Bank of Brazil as described above in “—Exchange Controls.” If such non-Brazilian holder does not qualify under Resolution 2,689, it will be subject to the less favorable tax treatment described above in respect of exchanges of Preferred Shares.

Distributions of Interest on Capital

A Brazilian corporation may make payments to its shareholders characterized as interest on the corporation’s capital as an alternative form of making dividend distributions. See “Item 8. Financial Information—Dividend Policy.” The rate of interest may not be higher than the TJLP, as determined by the Central Bank of Brazil from time to time, which for 2003 was set at 11.0%. The total amount distributed as interest on capital may not exceed, for tax purposes, the greater of

•	50% of net income for the year in respect of which the payment is made, after the deduction of social contribution or net profits and before

•	making any deduction for corporate income taxes paid and

•	taking such distribution into account or

•	50% of retained earnings for the year prior to the year in respect of which the payment is made.

Payments of interest on capital are decided by the shareholders on the basis of recommendations by the Holding Company’s Board of Directors.

Up to the limit mentioned above, distributions of interest on capital paid to Brazilian and non-Brazilian holders of Preferred Shares, including payments to the Depositary in respect of Preferred Shares underlying ADSs, are deductible by the Holding Company for Brazilian tax purposes. Such payments are subject to Brazilian income tax withholding at the rate of 15%, except for payments to beneficiaries who are exempt from tax in Brazil, which are free of Brazilian tax, and except for payments to beneficiaries situated in tax havens, which payments are subject to withholding at a 25% rate.

No assurance can be given that the Board of Directors of the Holding Company will not recommend that future distributions of profits will be made by means of interest on capital instead of by means of dividends.

Amounts paid as interest on capital (net of applicable income tax withholding) may be treated as payments in respect of the dividends that the Holding Company is obligated to distribute to its shareholders in accordance with its by-laws and Brazilian Corporate Law. Distributions of interest on capital in respect of the Preferred Shares, including distributions to the Depositary in respect of Preferred Shares underlying ADSs, may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of the Preferred Shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some States in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant State to individuals or entities that are resident or domiciled within such State in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of Preferred Shares or ADSs.

A financial transaction tax (the “IOF”) may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest) or the conversion of foreign currency into Brazilian currency. The IOF tax rate for most of these transactions is currently 0%, but the Minister of Finance has the legal power to increase the rate to a maximum of 25%. Any such increase will be applicable only prospectively.

The IOF may also be levied on transactions involving bonds or securities (“IOF/Títulos”) even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Títulos with respect to Preferred Shares and ADSs is currently 0%. The Minister of Finance, however, has the legal power to increase the rate to a maximum of 1.5% per day.

In addition to such taxes, the temporary contribution on financial transactions, or the CPMF tax, is currently levied at a rate of 0.38% on all funds transfers in connection with financial transactions in Brazil. The CPMF will be in effect until December 31, 2004. The current rate of 0.38% will be maintained until December 31, 2003, changing to 0.08% for the subsequent period. Since July 12, 2002, stock exchange transactions have been exempted from the CPMF tax.

U.S. Federal Income Tax Considerations

The statements regarding U.S. tax law set forth below are based on U.S. law as in force on the date of this annual report, and changes to such law subsequent to the date of this annual report may affect the tax consequences described herein. This summary describes the principal tax consequences of the ownership and disposition of Preferred Shares or ADSs, but it does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to hold or dispose of Preferred Shares or ADSs. This summary applies only to purchasers of Preferred Shares or ADSs who will hold Preferred Shares or ADSs as capital assets and does not apply to special classes of holders such as dealers in securities or currencies, holders whose functional currency is not the U.S. dollar, holders of 10% or more of the shares of the Holding Company (taking into account shares held directly or through depositary arrangements), tax-exempt organizations, financial institutions, holders liable for the alternative minimum tax, securities traders who elect to account for their investment in Preferred Shares or ADSs on a mark-to-market basis, and persons holding Preferred Shares or ADSs in a hedging transaction or as part of a straddle or conversion transaction.

Each holder should consult such holder’s own tax advisor concerning the overall tax consequences to it, including the consequences under laws other than U.S. federal income tax laws, of an investment in Preferred Shares or ADSs.

In this discussion, references to ADSs also refer to Preferred Shares, and references to a “U.S. holder” are to a holder of an ADS that is

•	a citizen or resident of the United States of America,

•	a corporation organized under the laws of the United States of America or any state thereof or

•	otherwise subject to U.S. federal income taxation on a net basis with respect to the ADS.

For purposes of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”) holders of ADSs will be treated as owners of the Preferred Shares represented by such ADSs.

Taxation of Distributions

The Preferred Shares will be treated as equity for U.S. federal income tax purposes. A U.S. holder will recognize ordinary dividend income for U.S. federal income tax purposes in an amount equal to the amount of any cash and the value of any property distributed by the Holding Company as a dividend to the extent that such distribution is paid out of the Holding Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, when such distribution is received by the Custodian, or by the U.S. holder in the case of a holder of Preferred Shares. The amount of any distribution will include the amount of Brazilian tax withheld on the amount distributed, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the Custodian, or by a U.S. holder in the case of a holder of Preferred Shares. If the Custodian, or U.S. holder in the case of a holder of Preferred Shares, does not convert such reais into U.S. dollars on the date it receives them, it is possible that the U.S. holder will recognize foreign currency loss or gain, which would be ordinary loss or gain, when the reais are converted into U.S. dollars. Dividends paid by the Holding Company will not be eligible for the dividends received deduction allowed to corporations under the Code.

Distributions out of earnings and profits with respect to the ADSs generally will be treated as dividend income from sources outside of the United States and generally will be treated separately along with other items of “passive” (or, in the case of certain U.S. holders, “financial services”) income for purposes of determining the credit for foreign income taxes allowed under the Code. Subject to certain limitations, Brazilian income tax withheld in connection with any distribution with respect to the ADSs may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder if such U.S. holder elects for that year to credit all foreign income taxes. Alternatively such Brazilian withholding tax may be taken as a deduction against taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of arrangements in which a U.S. holder’s expected economic profit is insubstantial. U.S. holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

Distributions of additional shares to holders with respect to their ADSs that are made as part of a pro rata distribution to all shareholders of the Holding Company generally will not be subject to U.S. federal income tax.

Holders of ADSs that are foreign corporations or nonresident alien individuals (“non-U.S. holders”) generally will not be subject to U.S. federal income tax or withholding tax on distributions with respect to ADSs that are treated as dividend income for U.S. federal income tax purposes unless such dividends are effectively connected with the conduct by the holder of a trade or business in the United States.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) the Holding Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”), foreign personal holding company (“FPHC”) or foreign investment company (“FIC”). The ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on the Holding Company’s audited financial statements and relevant market and shareholder data, the Holding Company believes that it was not treated as a PFIC, FPHC or FIC for U.S. federal income tax purposes with respect to its 2003 taxable year. In addition, based on the Holding Company’s audited financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, the Holding Company does not anticipate becoming a PFIC, FPHC or FIC for its 2004 taxable year.

Based on existing guidance, it is not entirely clear whether dividends received with respect to the preferred shares will be treated as qualified dividends, because the preferred shares are not themselves listed on a U.S. exchange. In addition, the U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or preferred stock and intermediaries though whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether the Holding Company will be able to comply with them. Holders of ADSs and preferred shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Taxation of Capital Gains

Upon the sale or other disposition of an ADS, a U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes. The amount of the gain or loss will be equal to the difference between the amount realized in consideration for the disposition of the ADS and the U.S. holder’s tax basis in the ADS. Such gain or loss generally will be subject to U.S. federal income tax and will be treated as capital gain or loss and will be long-term capital gain or loss if the ADS has been held for more than one year. The net amount of long-term capital gain recognized by an individual holder after May 5, 2003 and before January 1, 2009 generally is subject to taxation at a maximum rate of 15 percent. The net long-term capital gain recognized by an individual holder before May 6, 2003 or after December 31, 2008 generally is subject to taxation at a maximum rate of 20%. Capital losses may be deducted from taxable income, subject to certain limitations. Gain realized by a U.S. holder on a sale or disposition of ADSs generally will be treated as U.S. source income. Consequently, if Brazilian tax is imposed on such gain, the U.S. holder will not be able to use the corresponding foreign tax credit, unless the holder has other foreign source income of the appropriate type in respect of which the credit may be used.

A non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or other disposition of an ADS unless (1) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) such holder is an individual who is present in the United States of America for 183 days or more in the taxable year of the sale and certain other conditions are met.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the ADSs or Preferred Shares to a U.S. holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number or otherwise establishes an exemption. The amount of any backup withholding collected from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that certain required information is furnished to the Internal Revenue Service.

A non-U.S. holder generally will be exempt from these information reporting requirements and backup withholding tax, but may be required to comply with certain certification and identification procedures in order to establish its eligibility for such exemption.

Documents on Display

Statements contained in this annual report as to the contents of any contract or other document referred to are not necessarily complete, and each of these statements is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit hereto. Anyone may read and copy this report, including the exhibits hereto, at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Information on the operation of the public reference rooms is available by calling 1-800-SEC-0330.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports and other information with the Commission. These periodic reports and other information will be available for inspection and copying at the regional offices, public reference facilities of the Commission referred to above. As a foreign private issuer, we are exempt from certain provisions of the Exchange Act prescribing the furnishing and content of proxy statements and periodic reports and from Section 16 of the Exchange Act relating to short-swing profits reporting and liability.

We will furnish to JPMorgan Chase, as Depositary, copies of all reports we are required to file with the Commission under the Exchange Act, including our annual reports in English, containing a brief description of our operations and our audited annual Consolidated Financial Statements, which will be prepared in accordance with the Brazilian Corporate Law accounting method and include a reconciliation to U.S. GAAP. In addition, we are required under the Deposit Agreement to furnish the Depositary with copies of English translations to the extent required under the rules of the Commission of all notices of Tele Nordeste Celular Preferred Shareholders’ meetings and other reports and communications that are generally made available to holders of Preferred Shares. Under certain circumstances, the Depositary will arrange for the mailing to all ADR holders, at our expense, of these notices, reports and communications.

Item 11. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from changes in both foreign currency exchange rates and interest rates. We are exposed to foreign exchange rate risk principally because certain costs of ours are denominated in currencies (primarily U.S. dollars) other than those in which we earn revenues (primarily reais). Similarly, we are subject to market risk deriving from changes in interest rates which may affect the cost of our financing. Prior to April 1999, we did not use derivative instruments, such as foreign exchange forward contracts, foreign currency options, interest rate swaps and forward rate agreements, to manage these market risks. In April 1999, we began entering into hedging agreements covering payments of principal on our U.S. dollar denominated indebtedness. We also have entered into arrangements to hedge market risk deriving from changes in interest rates for some of our debt obligations. We do not hold or issue derivative or other financial instruments for trading purposes.

Exchange Rate Risk

At December 31, 2003, we had principal outstanding in the amount of R$96.3 million on indebtedness denominated in U.S. dollars consisting of working capital loans, all of which was covered by hedging arrangements. See Notes 14(b), 14(c) and 25 to the Consolidated Financial Statements.

Since we have hedged our exchange rate risk with respect to our borrowings denominated in foreign currency, we have limited our exchange rate exposure with respect to such borrowings. Our foreign-exchange hedging agreements establish a fixed rate at which we agree to purchase U.S. dollars at a future date to pay our U.S. dollar-denominated principal payment obligations, which protect us from devaluations of the real but expose us to potential losses in the event the U.S. dollar declines in value against the real. However, any such decline in the value of the dollar would reduce our costs in reais terms of planned capital expenditures, discussed below.

We also remain exposed to market risk from changes in exchange rates and their effect upon planned capital expenditures, a substantial portion of which are denominated in U.S. dollars. With respect to planned capital expenditures for 2004, the potential loss to us that would have resulted from a hypothetical, instantaneous and unfavorable 25% change in the real-U.S. dollar exchange rate as of December 31, 2003 would have been approximately R$34.7 million (assuming that we would have made capital expenditures as originally planned, despite such unfavorable change in rates). If we were to experience such a change, our cost of financing would increase in proportion to the change.

Interest Rate Risk

At December 31, 2003, R$96.3 million, or 100%, of our interest-bearing liabilities bore interest at floating rates. Our floating-rate interest obligations are primarily at CDI. We also have entered into hedging arrangements under which we have undertaken fixed-rate obligations in place of some of our floating rate obligations in order to reduce our exposure to interest rate risk. Our cash and cash equivalents (R$338.1 million at December 31, 2003) are held in bank accounts, which also bear interest at CDI.

Over a one year period, the potential loss to us, before accounting for tax expenses and minority interests, that would have resulted from a hypothetical, instantaneous and unfavorable change of 100 basis points in interest rates applicable to our financial assets and liabilities on December 31, 2003 would have been R$31.7 million (assuming that such unfavorable 100 basis point movement in interest rates uniformly applied to each “homogenous category” of our financial assets and liabilities and that such movement in interest rates were sustained over a period of one year). For purposes of this interest rate risk sensitivity analysis, financial assets and liabilities denominated in the same currency (e.g., U.S. dollars) are grouped in separate homogenous categories. This interest rate risk sensitivity analysis may therefore overstate the impact of interest rate fluctuations to us, as unfavorable movements of all interest rates are unlikely to occur consistently among different homogenous categories. See Note 25 to our Consolidated Financial Statements.

Item 12. DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

PART II

Item 13. DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

Item 14. MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

None.

Item 15. CONTROLS AND PROCEDURES

As of December 31, 2003, we carried out an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives. Based upon and as of the date of our evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required.

Furthermore, there were no significant changes in our internal controls over financial reporting during 2003 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 16A. AUDIT COMMITTEE FINANCIAL EXPERT

Audit Committee Requirements and Exceptions

Under Section 301 of Sarbanes-Oxley, which we call “Section 301”, listed companies are in general obligated to establish “audit committees” comprised of independent members of the Board of Directors to, among other things, provide independent oversight of their outside auditors and receive complaints regarding matters relating to accounting, internal controls and auditing. Under Rule 10A-3 promulgated by the Commission under Section 301, which we call “Rule 10A-3”, foreign private issuers are eligible for an exception from the rules relating to the establishment of audit committees if applicable local law provides for “alternative structures” that are independent of management for overseeing and supervising the work of outside auditors and satisfy certain other requirements. We have elected to avail ourselves of this exception and to structure our Fiscal Committee so as to permit it to qualify under rule 10A-3 as an “alternative structure” to the audit committee contemplated by Section 301.

Although under the terms of Section 301 and Rule 10A-3 we are not required to have an Audit Committee or alternative structure in place until July 2005, we have taken steps to satisfy this requirement ahead of schedule and, at our April 22, 2004 general shareholders’ meeting, elected five members of the Fiscal Committee, none of which has any relationship with the Company or any of its affiliates, whether as director, officer or employee or shareholder with the ability to affect the management or decisions of the Company. See “Item 6. Directors, Senior Management and Employees—Fiscal Committee.” Additionally, in order for our Fiscal Committee to satisfy the requirements of Rule 10A-3, we adopted, at the same general shareholders’ meeting, a committee charter to clarify that the Fiscal Committee has certain powers and duties, and the Fiscal Committee began functioning as our alternative structure to the audit committee immediately thereafter. The Fiscal Committee of Tim Nordeste, which is a listed company in Brazil, is also comprised entirely of members who are independent from the Company and its affiliates.

We do not expect that the Company’s reliance on the exception to the audit committee requirement provided for under Rule 10A-3 will materially adversely affect the ability of the Fiscal Committee to act independently of management and to satisfy the other requirements of Rule 10A-3 or Section 301. The Company understands that it is presently contemplated that the Fiscal Committee will in the future continue to be independent. However, since in the future the Fiscal Committee will continue to be elected and its budget will continue to be set by the general shareholders’ meeting, we can make no assurances regarding the independence from our controlling shareholder of the future members of the Fiscal Committee.

Audit Committee Financial Expert

Although we have determined that at least one of the newly elected members of the Fiscal Committee fulfills the requirements to be considered our “audit committee financial expert” as such term is defined for purposes of this Item 16A, we have not yet formally designated any member of the Fiscal Committee to fill this role. The Company expects to make this designation within the coming weeks.

Item 16B. CODE OF ETHICS

We have adopted a Code of Conduct and Transparency that applies to our Chief Executive Officer, Chief Financial Officer and persons performing similar functions, as well as to our other directors, officers, controlling shareholders and members of the Fiscal Committee in accordance with CVM rules satisfying the requirements of Brazilian Law. Our code of ethics is filed as an exhibit to this annual report and available on our website at www.timnordeste.com.br. The Code of Conduct Transparency is also available free of charge upon request. Such request may be made by mail, telephone or fax at the address set forth in the second paragraph of “Item 4. Information on the Company—Basic Information.” During 2003 we adopted no amendments to and granted no waivers from our Code of Conduct and Transparency.

Our Code of Conduct and Transparency does not address all of the principles set forth by the Securities and Exchange Commission in Section 406 of the Sarbanes-Oxley Act. However, Brazilian Law no. 6.404 Article 156 specifies that an officer is prohibited from taking part in any corporate transaction in which he has an interest that conflicts with the interests of the company. This disqualification must be disclosed to the board. Moreover, an officer may only contract with the company under reasonable and fair conditions, identical to those that prevail in the market or under which the company would contract with third parties. Any contract entered into or performed in violation of this article is voidable and requires the offending officer to disgorge any benefits he received from such violation.

Item 16C. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are:

	Year ended December 31,
	2002		2003
Audit fees	R$	310,000	R$	440,000
Audit-related fees		47,000		64,000
Tax fees		50,000		2,413,000
Other fees		—		—

Total fees	R$	407,000	R$	2,917,000

Audit fees in the above table are the aggregate fees billed by Ernst & Young Auditores Independentes S.S. in connection with the audit of our annual financial statements, limited reviews of our quarterly financial information for statutory purposes, and the audit of the financial statements prepared based on US GAAP.

Audit-Related fees in the above table are the aggregate fees billed by Ernst & Young Auditores Independentes S.S. for a consolidated reporting package related to the company’s parent company.

Tax fees in the above table are fees billed by Ernst & Young Auditores Independentes S.S. primarily for advice given in relation to income tax credits available from ADENE and also for tax compliance reviews. See “Item 5. Operating and Financial Review and Prospects—Overview” and “Item 5. Operating and Financial Review and Prospects—Results of Operations for the Years Ended December 31, 2001, 2002 and 2003—Operating Expenses—Income and social contribution taxes.”

Audit Committee Pre-Approval Policies and Procedures

The general authority to pre-approve the engagement of our independent auditors to render non-audit services is under the purview of our Fiscal Committee. Accordingly, the Fiscal Committee has established pre-approval procedures to control the provision of all audit and non-audit services by our independent auditors (the “Pre-Approval Policy”). Under the Pre-Approval Policy, the engagement of our independent auditors to provide audit and non-audit services must be pre-approved by the Fiscal Committee, either in the form of a special approval or through the inclusion of the services in question in a list adopted by the Fiscal Committee of pre-approved services. The Pre-Approval Policy is detailed as to the particular services to be provided. Additionally, the Pre-Approval Policy affirms that the Fiscal Committee’s responsibilities under the Securities Exchange Act of 1934 are not delegated to management.

Item 16D. EXEMPTIONS FROM THE LISTING STANDARDS FOR ADULT COMMITTEES

See “Item 16A. Audit Committee Financial Expert.”

PART III

Item 17. FINANCIAL STATEMENTS

The Holding Company has responded to Item 18 in lieu of responding to this Item.

Item 18. FINANCIAL STATEMENTS

See TND’s audited consolidated financial statements beginning at page F-54

Item 19. EXHIBITS

[Text deleted.]

INDEX OF DEFINED TERMS

Page
Anatel	14
Anatel Decree	36
Bitel	1
BONY	79
Bovespa	69
Brazilian GAAP	1
CADE	63
Cellular Region	14
Center	34
Central Bank	5
Code	84
Commercial Market	5
Commission	1
Company	ii
Concessions	14
Consolidated Financial Statements	1
Depositary	70
dollars	ii
Embratel	14
Federal Government	ii
Fixed-Line Region	14
Floating Market	5
FUNTTEL	35
FUNTTEL Tax	35
FUST	35
FUST Tax	35
GDP	19
General Dividend	66
General Telecommunications Law	14
Goodwill	1
Holding Company	ii
IBGE	20
ICMS	34
IGP-DI	39
IGPM	12
IOF	83
IOF/Títulos	83

Page
JPMorgan	70
non-U.S. holder	85
Panel	73
PIS	35
Predecessor Companies	ii
Protocol	37
R$	ii
reais	ii
real	ii
Region	14
Rio de Janeiro Stock Exchange	69
SEMA	29
Shareholders Agreement	63
Sistel	61
Stock Option Plan	60
Subsidiaries	ii
tax haven	81
Telasa Celular	ii
Tele Nordeste Celular PBS Plan	62
Telebrás	ii
Telebrás System	14
Teleceará Celular	ii
Telecommunications Regulations	14
Telepisa Celular	ii
Telern Celular	ii
Telpa Celular	ii
Telpe Celular	ii
TIM	10
timnet.com	17
TIMPREV	62
TNE	15
U.S. dollars	ii
U.S. GAAP	1
U.S. holder	84
UGB	15
US$	ii

TECHNICAL GLOSSARY

The following explanations are not intended as technical definitions, but to assist the general reader to understand certain terms as used in this annual report.

Analog: A mode of transmission or switching which is not digital, e.g., the representation of voice, video or other modulated electrical audio signals which are not in digital form.

Band A Service Provider: A former Telebrás operating subsidiary that has been granted a concession to provide cellular telecommunications services in a particular area within a radio spectrum frequency range referred to by Anatel as “Band A.”

Band B Service Provider: A cellular service provider that has been granted a concession to provide cellular telecommunications services in a particular area within a radio spectrum frequency range referred to by Anatel as “Band B.”

Broadband services: Services characterized by a transmission speed of 2 Mbit/s or more. According to international standards, these services are as follows: Interactive services, including video telephone/videoconferencing (both point-to-point and multipoint);

Cellular service: A mobile telecommunications service provided by means of a network of interconnected low-powered radio base stations, each of which covers one small geographic cell within the total cellular telecommunications system service area.

Channel: One of a number of discrete frequency ranges utilized by a radio base station.

Cloning fraud: Duplication of the cellular signal of a cellular phone client, enabling the perpetrator of such duplication to make telephone calls using the client’s signal.

Digital: A mode of representing a physical variable such as speech using digits 0 and 1 only. The digits are transmitted in binary form as a series of pulses. Digital networks allow for higher capacity and higher flexibility through the use of computer-related technology for the transmission and manipulation of telephone calls. Digital systems offer lower noise interference and can incorporate encryption as a protection from external interference.

GSM (Global System Mobile): A standard of digital cellular telecommunications technology.

Interconnection charge: Amount paid per minute charged by network operators for the use of their network by other network operators. Also known as an “access charge.”

Internet: A collection of interconnected networks spanning the entire world, including university, corporate, government and research networks from around the globe. These networks all use the IP (Internet Protocol) communications protocol.

Network: An interconnected collection of elements. In a telephone network, these consist of switches connected to each other and to customer equipment. The transmission equipment may be based on fiber optic or metallic cable or point-to-point radio connections.

Penetration: The measurement of the take-up of services. At any date, the penetration is calculated by dividing the number of clients by the population to which the service is available and multiplying the quotient by 100.

Roaming: A function that enables clients to use their cellular telephone on networks of service providers other than the one with which they signed their initial contract.

Subscription fraud: The use of identification documents of another individual, either real or forged, to obtain cellular services without paying for them.

Switch: These are used to set up and route telephone calls either to the number called or to the next switch along the path. They may also record information for billing and control purposes.

TDMA (Time Division Multiple Access): A standard of digital cellular telecommunications technology.

Trunking: Special mobile switching and intercommunication services undertaken for corporate clients.

Value-added Services: Value-added Services provide additional functionality to the basic transmission services offered by a telecommunications network.

Wireless Application Protocol: A specification for a set of telecommunications protocols to standardize the way that wireless devices, such as cellular telephones and radio transceivers, can be used to access the Internet.

WLL (Wireless Local Loop): A technology that permits access to fixed-line operators’ switching centers through radio base stations, operating in a frequency similar to those of cellular service providers.

ANNEX E

Confirmatory Letter of Banco ABN AMRO Real S.A.

São Paulo, June 1, 2004

To

The Board of Directors of

Tele Celular Sul Participações S.A.

Rua Comendador Araújo, 299 – 3° andar

Curitiba, Paraná

The Board of Directors of

Tele Nordeste Celular Participações S.A.

Av. Conde da Boa Vista, 800, 2° andar

50060-004, Boa Vista

Recife, Pernambuco

Dear Sirs:

Banco ABN AMRO Real S.A. (“BAAR”) has been retained by Tele Celular Sul Participações S.A. (“TSU”) and Tele Nordeste Celular Participações S.A. (“TND” and together with TSU, the “Companies”) (i) to render an analysis regarding the exchange ratio of the shares of TND for new shares of TSU, in connection with the merger of TND and TSU, which shall culminate in the dissolution of TND, pursuant to article 223 et sec of the Brazilian Corporate Law (Law no. 6.404/76, as amended) (the “Transaction”); and (ii) to express our view as to whether the proposed exchange ratio shall provide equitable treatment (tratamento equitativo) to the Companies for purposes of the Transaction subject to the terms hereof.

This letter is based upon an independent financial-economic valuation of TSU and TND, dated May 20, 2004 (the “Valuation” or Valuations”) rendered by BAAR. The Valuations have been prepared by BAAR for the exclusive use of the Boards of Directors of TSU and TND in assessing the Transaction and may not be used by third parties or for purposes other than such assessment. BAAR has not made and will not make any recommendation, and expresses no opinion, explicitly or implicitly, regarding the determination of the exchange ratio of the shares of TND for new shares of TSU in the Transaction. Such determination was made through negotiations held between TSU and TND.

The Valuations were based upon the quarterly financial statements of each of the Companies for the first quarter of 2004 (the “Financial Statements”), adjusted as to reflect changes in the net debt of TND resulting from the cash payment made on April 8, 2004 by TIM Nordeste Telecomunicações S.A. in connection with the exercise of withdrawal rights by minority shareholders of Teleceará Celular S.A., Telepisa Celular S.A., Telern Celular S.A., Telpa Celular S.A. and Telasa Celular S.A. The Financial Statements were reviewed by Ernst & Young Auditores Independentes S.S. (“Ernst & Young”). The reference date for the Valuations is March 31, 2004.

In our Valuations, for purposes of calculating the equity value of each of the Companies we have also considered cash and cash equivalent balances, financial investments, loans and financings, hedges and contingency provisions as of March 31, 2004, which best reflect the understanding of Ernst & Young, communicated in the letters of May 19, 2004, addressed to the Companies and provided to us by the latter.

Given the availability of 10-year management business plans for the Companies and their respective subsidiaries, which were prepared by and approved by their respective management, and our opportunity to review such plans with the management of the Companies, and given the limitations of other comparable transactions and precedents, BAAR selected the discounted cash flow methodology for rendering the Valuations.

The Companies were valued on a stand-alone basis and, therefore, the results do not include operational, tax or any other losses or gains, nor any synergies, which may result from the Transaction, nor costs arising out of or relating to the Transaction.

We were advised by the management of the Companies that the quarterly Financial Statements of each of the Companies for the first quarter of 2004 were prepared in accordance with the generally accepted accounting principles in Brazil, and were subject to a review by Ernst & Young, in accordance with the rules and requirements of the Brazilian Securities and Exchange Commission (CVM). BAAR did not perform any independent investigation of the Financial Statements and, therefore, does not assume any responsibility for their content, accuracy, veracity, integrity, consistency, sufficiency or precision.

In order to render the Valuations, BAAR relied on the assumptions, estimates and projections prepared and approved by the management of the Companies, and used only the information provided by the Companies, as well as public information, including the quarterly statements for the first quarter of 2004, and historic financial statements for the fiscal years ending December 31, 2001, 2002 and 2003, which were reviewed and/or audited by Ernst & Young (the “Information”). In addition, BAAR used financial projections and estimates prepared and approved by the management of the Companies.

As advised by the management of the Companies, we adopted the premise that the financial projections furnished to us reflect the best estimates at the time in which they were made available to us, as well as the best judgment of the management of TSU and TND as to the expected future financial performances of the Companies. In addition, the retaining of BAAR for purposes of this letter is based upon the premise that the proposed exchange ratio shall provide equitable treatment to the Companies should it fall within the range of values resulting from the Valuations made in accordance with the provisions hereof.

BAAR assumed all Information provided by the Companies to be accurate and complete, and performed no independent investigation and, therefore, assumes no responsibility for the accuracy or completeness of such information, including, without limitation, the projections of TSU and TND or the assumptions and estimates on which such projections were based. BAAR did not undertake (i) any appraisal of the assets and liabilities (whether contingent or not) of the Companies; (ii) any review or audit of the historical financial statements or of the Financial Statements of the Companies; (iii) any technical audit of the operations of the Companies; or (iv) any physical inspection of the property or assets of the Companies.

BAAR does not and will not, expressly or implicitly, make any representation or statement regarding the Information (including projections or forecasts of the Companies or assumptions and estimates on which such projections and forecasts were based) used in preparing the Valuations, nor assumes any responsibility or obligation to indemnify any party for the content, accuracy, veracity, completeness, consistency, sufficiency and precision of such Information, each of which is the sole and exclusive responsibility of the Companies.

There is no way to ensure that the estimates and projections used for purpose of the Valuations, especially those which depend on the occurrence of future and uncertain events beyond the control of the Companies, will effectively be achieved.

The actual future results of the Companies may differ significantly from the forecast results utilized in connection with the Valuations. Therefore, BAAR does not assume any responsibility should the future results be substantially different from those used in the Valuations.

For the purposes of the Valuations, BAAR assumed a stable macroeconomic scenario in Brazil.

The Valuations and this letter do not constitute a judgment, opinion or recommendation to the management of the Companies, the Companies or their shareholders as to the convenience and opportunity, or to the strategic decision of the Companies, to implement the Transaction. The Valuations and this letter do not constitute any recommendation to the shareholders of the Companies as to how they should vote their shares in connection with the Transaction, and are not intended to support any investment decision.

BARR has rendered, directly or through its related companies, certain financial and investment banking services to the Companies and their controlling shareholders, subsidiaries and affiliates, for which it received compensation, and it shall continue to render such services and may, at any time, render additional services. BAAR is and may become at any time, directly or through its related companies, a creditor of the Companies and their controlling shareholders, subsidiaries and affiliates in certain financial transactions. BAAR also acts as the transfer agent and registrar of the shares of TSU and TND, and therefore, shall perform certain administrative functions in connection with the Transaction.

During its regular course of business, BAAR may trade or hold, directly or through its related companies, on its behalf or on behalf of third parties, securities of the Companies and their controlling shareholders, subsidiaries and affiliates, and, as a consequence thereof, may hold, at any time, long or short positions in these securities. Additionally, the research departments as well as other divisions within BAAR, including its related companies, may use in their analysis, reports and estimates publications, projections and methodologies other than those used in the Valuations, and therefore, such analysis, reports and publications may contain results which may differ from those described in the Valuations.

BAAR shall receive compensation for the rendering of the services related to the Valuations and to this letter regardless of the completion of the proposed Transaction. TSU and TND have agreed to indemnify BAAR and its related companies for certain liabilities which may arise from the services related to the Valuations and this letter, and have agreed to reimburse BAAR for fees owed to legal advisors retained to prepare the Valuations and this letter.

The Valuations do not take into consideration any value which may be created by the consummation of the Transaction, or the costs resulting from, or incurred in connection with, the Transaction.

BAAR does not express any view as to the distribution of economic value among the various types and/or classes of shares of the Companies.

The Valuations as well as the content of this letter constitute proprietary information of BAAR and shall not be disclosed or referenced to third parties, nor distributed, reproduced or used for any other purpose without the prior, written consent of BAAR, except in the event of (i) any disclosure required by applicable law or regulation, including, without limitations, disclosures to the Securities and Exchange Commission of the United States of America and to the Brazilian Securities Commission and (ii) disclosures to the shareholders of the Companies, when requested, which disclosures are expressly authorized by BAAR.

BAAR is not bound to update, review or correct any information contained in the Valuations or in this letter.

The rendering of economic and financial evaluations is a complex process that involves subjective judgments and is not suitable for partial analyses or summarized descriptions. BAAR did not place special emphasis on certain factors considered in the Valuations, but rather performed a qualitative assessment of the importance and relevance of all factors considered therein. In this context, the Valuations should be considered as a whole and the review of selected portions, summaries or specific aspects of the Valuations, without acknowledging and analyzing the Valuations as a whole, may result in a misleading and incomplete understanding of the analysis and their conclusions.

In accordance with the discounted cash flow methodology (DCF) selected for rendering the valuations of the Companies as described in the Valuations, the value per lot of 1.000 shares range of the Companies may be summarized as follows:

in Reais (R$)	Value per lot of 1,000 shares
	Minimum	Maximum
TSU	6.6889	8.2547
TND	6.2210	7.6064

Based on such value ranges per shares, the exchange ratio of one share of TND for shares of TSU may be summarized as follows:

	Exchange Ratio
	Minimum	Maximum
TND/TSU	0.9215	0.9300

The Boards of Directors of TSU and TND, following the meeting held on the date hereof in the city of São Paulo, State of São Paulo, have proposed the exchange ratio of 0,9261 shares of TSU for each share of TND.

Subject to the qualifications above, as the exchange ratio proposed by the Boards of Directors of TSU and TND for purposes of implementation of the Transaction is within the value range indicated above, we are of the view that such exchange ratio provides equitable treatment to the Companies.

Sincerely,

/s/ Banco ABN AMRO Real S.A. Banco ABN AMRO Real S.A.

ANNEX F

Fairness Opinion of Morgan Stanley & Co. Incorporated

July 12th, 2004

Board of Directors

Tele Nordeste Celular Participações S.A.

Av. Ayrton Senna da Silva, 1633 – Jaboatao, PE

Members of the Board:

We understand that Tele Nordeste Celular Participações S.A. (“TND”) and Tele Celular Sul Participações S.A. (“TSU”) have entered into an Agreement and Justification of Merger, dated May 31st, 2004 (the “Merger Agreement”), which provides, among other things, for the Merger of TND into TSU. Pursuant to the Merger, each outstanding common and preferred share of TND (collectively, the “TND Shares”), other than Shares as to which withdrawal rights will be permitted pursuant to the terms of the Merger agreement and in accordance with applicable laws, will be converted into the right to receive 0.9261 common and preferred TSU Shares, respectively (collectively, the “TSU Shares”). In addition, each of the outstanding American Depositary Shares of TND (the “TND ADSs”) will be converted into the right to receive 1.8522 American Depositary Shares of TSU (the “TSU ADSs”). The TSU Shares and the TSU ADSs to be issued pursuant to the Merger shall be collectively referred to as the “Merger Consideration”. The terms and conditions of the share exchange mechanism and of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by holders of TND Shares and TND ADSs in the aggregate is fair from a financial point of view to such holders. For purposes of the opinion set forth herein, we have:

a)	reviewed certain publicly available financial statements and other information of TND and TSU;

b)	reviewed certain internal financial statements and other financial and operating data concerning TND and TSU prepared by the management of TND and TSU, respectively;

c)	reviewed certain financial projections prepared by the management of TND and TSU;

d)	discussed with TND management the terms and conditions of the Merger and the prospects of the combined company;

e)	reviewed the reported prices and trading activity for the TND Shares, the TND ADSs, the TSU Shares and the TSU ADSs;

f)	compared the financial performance of TND and TSU and the prices and trading activity of the TND Shares, the TND ADSs, the TSU Shares and the TSU ADSs with that of certain other comparable publicly-traded companies and their securities;

g)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

h)	reviewed the Merger Agreement;

i)	had access, for information purposes, to the results of the work conducted by ABN AMRO Bank, specifically to the Laudo de Avaliação dated May 20th, 2004, which served as basis for the Board of Directors of TND and TSU to determine the Merger Consideration; and

j)	considered such other factors and performed such other analysis as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of TND and TSU. We have not made any independent valuation or appraisal of the assets or liabilities of TND and TSU nor have we been furnished with any such appraisals other than as described above.

We have assumed that the Merger will be consummated in accordance to the terms set forth in the Merger Agreement. For purposes of our analysis you have not asked us to consider, and we have not considered, any strategic, financial or operational benefits anticipated from the Merger. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have been retained to provide this fairness opinion to the Board of Directors of TND in connection with this transaction and as a result we have not participated in any negotiations regarding the Merger and were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving TND. In connection with our engagement we will receive a fee for the delivery of this opinion. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for an affiliate of TND and TSU and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of TND and may not be used for any other purpose without our prior written consent except that a copy of this opinion may be included in its entirety in any filing made by TND in respect of the transaction with the U.S. Securities and Exchange Commission and the Brazilian Comissão de Valores Mobiliários. In connection with delivering this opinion, we have not considered the fairness of the Merger Consideration to be received among holders of classes of TND securities relative to other classes of TND securities. In addition, this opinion does not in any manner address the prices at which the TSU Shares or TSU ADSs will trade following consummation of the Merger or at any other time, and Morgan Stanley expresses no opinion or recommendation as to how the holders of TND Shares or TND ADSs should vote at the shareholders’ meetings held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by holders of TND Shares and TND ADSs in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ GUILLERMO JASSON
Guillermo Jasson Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Neither the laws of Brazil nor our constitutive documents provide for indemnification of directors and officers. However, our directors and officers and certain of our controlling persons benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 21. Exhibits and Financial Statements

(a) Exhibits.

The following documents are filed as exhibits to the registration statement:

Exhibit Number		Description
2.1	*	Merger Agreement (Protocolo e Justificação de Incorporação) dated May 31, 2004 (English translation) between Tele Celular Sul Participações S.A. and Tele Nordeste Celular Participações S.A. for the purpose of the latter’s merger with and into the former.

2.2	**	Amended and Restated Merger Agreement (Protocolo e Justificação de Incorporação) dated July 19, 2004 (English translation) between Tele Celular Sul Participações S.A. and Tele Nordeste Celular Participações S.A. for the purpose of the latter’s merger with and into the former.

3.1		By-laws (estatuto social) of Tele Celular Sul Participações S.A., as amended (English translation), incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F of Tele Celular Sul Participações S.A. for the fiscal year ended December 31, 2003 filed on May 20, 2004 (the “2003 TSU 20-F”) (SEC file number 001-14491).

4.1		Deposit Agreement dated as of June 24, 2002 among Tele Celular Sul Participações S.A., JPMorgan Chase Bank, as depositary, and Holders of American Depositary Receipts, incorporated by reference to the registration statement on Form F-6 of Tele Celular Sul Participações S.A. filed on February 28, 2002 (SEC file No. 333-83742).

4.2		Indenture dated as of November 9, 2000 for the First Public Issuance of Subordinated Single-Series Simple Debentures of Telepar Celular S.A. (English translation), incorporated by reference to Exhibit 4.5 to the Annual Report on Form 20-F of Tele Celular Sul Participações S.A. for the fiscal year ended December 31, 2000 filed on June 29, 2001 (the “2000 TSU 20-F”) (SEC file number 001-14491).

5.1	*	Opinion of Veirano Advogados regarding the preferred shares of TSU.

8.1	*	Opinion of Veirano Advogados regarding tax and certain other matters.

8.2	**	Opinion of Morgan, Lewis & Bockius LLP regarding U.S. tax matters.

10.1		Credit Agreement dated as of December 3, 1999 among Telepar Celular S.A., as borrower, Tele Celular Sul Participações S.A., as guarantor, and Export-Import Bank of the United States, as lender, incorporated by reference to Exhibit 4.1 to the 2000 TSU 20-F.

10.2		Credit Agreement dated as of December 22, 2000 among Banco Nacional de Desenvolvimento Econômico e Social – BNDES, Telepar Celular S.A., as borrower, and Tele Celular Sul Participações S.A., as guarantor (English translation), incorporated by reference to Exhibit 4.3 to the 2000 TSU 20-F.

10.3		Standard Concession Agreement for Mobile Cellular Service (English translation), incorporated by reference to Exhibit 10.2 to the registration statement on Form 20-F of Tele Celular Sul Participações S.A. filed on September 18, 1998 (SEC file number 001-14491).

Exhibit Number	Description
10.4	Authorization Agreement for Mobile Cellular Service for Telepar Celular (English translation), incorporated by reference to Exhibit 4.8 to the Annual Report on Form 20-F of Tele Celular Sul Participações S.A. for the fiscal year ended December 31, 2002 filed on June 18, 2003 (the “2002 TSU 20-F”) (SEC file number 001-14491).

10.5	Authorization Agreement for Mobile Cellular Service for CTMR Celular (English translation), incorporated by reference to Exhibit 4.9 to the 2002 TSU 20-F 3.

10.6	Authorization Agreement for Mobile Cellular Service for Telesc Celular (English translation), incorporated by reference to Exhibit 4.10 to the 2002 TSU 20-F.

10.7	Authorization Agreement for national long distance services for Telepar Celular S.A. (English translation), incorporated by reference to Exhibit 4.11 to the 2003 TSU 20-F.

10.8	Authorization Agreement for national long distance services for CTMR Celular S.A. (English translation), incorporated by reference to Exhibit 4.12 to the 2003 TSU 20-F.

10.9	Authorization Agreement for national long distance services for Telesc Celular S.A. (English translation), incorporated by reference to Exhibit 4.13 to the 2003 TSU 20-F.

10.10	Authorization Agreement for international national long distance services for Telepar Celular S.A. (English translation), incorporated by reference to Exhibit 4.14 to the 2003 TSU 20-F.

10.11	Authorization Agreement for international national long distance services for CTMR Celular S.A. (English translation), incorporated by reference to Exhibit 4.15 to the 2003 TSU 20-F.

10.12	Authorization Agreement for international national long distance services for Telesc Celular S.A. (English translation), incorporated by reference to Exhibit 4.16 to the 2003 TSU 20-F.

10.13	Interconnection Network Agreement relating to Long Distance Services dated as of June 1, 2003 between TIM Sul S.A. and Brasil Telecom S.A. (English translation), incorporated by reference to Exhibit 4.17 to the 2003 TSU 20-F.

10.14	Interconnection Network Agreement relating to Local Services dated as of June 1, 2003 between TIM Sul S.A. and Brasil Telecom S.A. (English translation), incorporated by reference to Exhibit 4.18 to the 2003 TSU 20-F.

10.15	Equipment Supply and Service Agreement relating to the implementation of a GSM Network dated as of November 2, 2002 among Siemens Ltda., DFV Telecomunicações e Informática S.A., Siemens Mobile Communications S.p.A., Siemens Engenharia e Service Ltda., TIM Sul S.A. and TIM Celular S.A. (English translation), incorporated by reference to Exhibit 4.19 to the 2003 TSU 20-F. Portions of this agreement have been omitted pursuant to a confidential treatment request made under Rule 24b-2 of the Securities Exchange Act of 1934, and “*” has been substituted for the omitted text.

10.16	Equipment Supply and Service Agreement relating to the implementation of a GSM Network dated as of October 2, 2003, among Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda., Maxitel S.A., TIM Celular S.A., TIM Sul S.A. and certain of subsidiaries of Tele Nordeste Celular Participações S.A. (English translation), incorporated by reference to Exhibit 4.20 to the 2003 TSU 20-F. Portions of this agreement have been omitted pursuant to a confidential treatment request made under Rule 24b-2 of the Securities Exchange Act of 1934, and “*” has been substituted for the omitted text.

21.1*	List of Subsidiaries.

23.1*	Consent of Ernst & Young Auditores Independentes S.S.

23.2*	Consent of Ernst & Young Auditores Independentes S.S.

Exhibit Number		Description

23.3	*	Consent of Banco ABN AMRO Real S.A.

23.4	*	Consent of Veirano Advogados.

23.5		Consent of Morgan, Lewis & Bockius LLP (included as part of Exhibit 8.2).

23.6	**	Consent of Morgan Stanley & Co. Incorporated.

24.1	*	Powers of attorney of certain officers and directors of Tele Celular Sul Participações S.A. (included in signature page).

* Previously filed.

** Filed herewith.

(b) Schedules.

None required.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

Rule 415 Offering

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material with respect to the plan of distribution and not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financials.

Filings Incorporating Subsequent Exchange Act Documents by Reference

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Request for Acceleration of Effective Date

(6) Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act of 1933 and will be governed by the final adjudication of such issue.

General

(7) (a) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (b) to arrange for a facility in the U.S. for the purpose of responding to such requests.

(8) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on July 23, 2004.

TELE CELULAR SUL PARTICIPAÇÕES S.A.

By:	/s/ ALVARO PEREIRA DE MORAES FILHO
Name:	Alvaro Pereira de Moraes Filho
Title:	Chief Executive Officer

By:	/s/ PAULO ROBERTO CRUZ COZZA
Name:	Paulo Roberto Cruz Cozza
Title:	Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Alvaro P. de Moraes Filho and Paulo Roberto C. Cozza, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his name and on his behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the United States Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities held on July 23, 2004.

Signature	Title
* Alvaro Pereira de Moraes Filho	Chief Executive Officer (Principal Executive Officer)

/s/ PAULO ROBERTO CRUZ COZZA Paulo Roberto Cruz Cozza	Chief Financial Officer (Principal Financial Officer)

* Alvaro Pereira de Moraes Filho	Chief Administrative Officer (Principal Accounting Officer)

* Mario Cesar Pereira de Araujo	Chairman of the Board of Directors

Isaac Selim Sutton	Director

* Franco Bertone	Director

/s/ EDUARDO VIDAL Eduardo Vidal	Authorized Representative in the United States
*	Executed by Paulo R. Cruz Cozza as attorney-in-fact on behalf of such person in accordance with Power of Attorney previously granted.